  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                     CALIFORNIA COMMUNITY BANCSHARES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          6021                  94-3339505
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

    ONE MARITIME PLAZA, SUITE 825, SAN FRANCISCO, CALIFORNIA (415) 434-1236

   (Address and Telephone Number of Registrant's Principal Executive Offices)

             RONALD W. BACHLI, PRESIDENT & CHIEF EXECUTIVE OFFICER
    One Maritime Plaza, Suite 825, San Francisco, California (415) 434-1236

               (Name, Address and Telephone of Agent for Service)
                            ------------------------

                                    COPY TO:

     R. BRENT FAYE, ESQ. and STEVEN M. PLEVIN, ESQ., Lillick & Charles LLP
  2 Embarcadero Center, 27(th) Floor, San Francisco, California (415) 984-8200
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
                AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE.
                            ------------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, $0.01 Par Value (1)..........    6,904,690 (2)       Not Applicable      Not Applicable      $10,982.95 (3)

------------------------

(1) This Registration Statement relates to shares of Common Stock of the Registrant issuable to holders of common stock, no par value, of California Financial Bancorp, a California corporation; to holders of common stock, no par value, of Security First Bank, a California corporation; and to holders of common stock, $5.00 par value, of National Business Bank, a national banking association, in the proposed mergers of California Financial Bancorp into Registrant; of Security First Bank into a subsidiary of Registrant; and of National Business Bank into a subsidiary of Registrant.

(2) Based upon the estimated maximum number of shares of Registrant's Common Stock required to be issued under agreements for the mergers described in footnote (1). This Registration Statement also includes any additional shares of Registrant's Common Stock which may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Pursuant to Rule 457(f)(2), the Registration Fee was computed on the basis of the sum of the book value of California Financial Bancorp common stock at June 30, 1999 ($35,510,000); the book value of Security First Bank common stock at June 30, 1999 ($2,479,000); and the book value of National Business Bank common stock at June 30, 1999 ($1,518,000).
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     CALIFORNIA COMMUNITY BANCSHARES, INC.
                         CROSS-REFERENCE SHEET ITEMS IN
                      FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM NO.                    FORM S-4 CAPTION                                  LOCATION IN PROSPECTUS
---------  ---------------------------------------------------  ---------------------------------------------------
       1.  Forepart of Registration Statement and Outside
           Front Cover Page of Prospectus                       Same

       2.  Inside Front and Outside Back Cover Pages of
           Prospectus                                           Same

       3.  Risk Factors, Ratio of Earnings to Fixed Charges,
           and Other Information                                RISK FACTORS

       4.  Terms of the Transaction                             SUMMARY; DESCRIPTION OF THE CALIFORNIA COMMUNITY/
                                                                CALIFORNIA FINANCIAL MERGER; DESCRIPTION OF THE
                                                                ORANGE/ SECURITY FIRST MERGER; and DESCRIPTION OF
                                                                THE CALWEST/ BUSINESS BANK MERGER

       5.  Pro Forma Financial Information                      SUMMARY; and UNAUDITED PRO FORMA COMBINED CONDENSED
                                                                FINANCIAL STATEMENTS

       6.  Material Contracts With the Company Being Acquired   THE CALIFORNIA COMMUNITY/ CALIFORNIA FINANCIAL
                                                                MERGER-- Interests of Certain Persons in the
                                                                California Community/California Financial Merger;
                                                                DESCRIPTION OF THE ORANGE/ SECURITY FIRST
                                                                MERGER--Interests of Certain Persons in the
                                                                Orange/Security First Merger and Material Contracts
                                                                with Security First and its Affiliates; and
                                                                DESCRIPTION OF THE CALWEST/ BUSINESS BANK
                                                                MERGER--Interests of Certain Persons in the
                                                                CalWest/Business Bank Merger and Material Contracts
                                                                with Business Bank and its Affiliates

       7.  Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters        Not Applicable

       8.  Interests of Named Experts and Counsel               DESCRIPTION OF THE ORANGE/ SECURITY FIRST
                                                                MERGER--Opinion of Security First's Financial
                                                                Advisors; DESCRIPTION OF THE CALWEST/ BUSINESS BANK
                                                                MERGER--Opinion of Business Bank's Financial
                                                                Advisor; and EXPERTS

       9.  Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities       Not Applicable

      10.  Information with Respect to S-3 Registrants          Not Applicable

ITEM NO.                    FORM S-4 CAPTION                                  LOCATION IN PROSPECTUS
---------  ---------------------------------------------------  ---------------------------------------------------
      11.  Incorporation of Certain Information by Reference    Not Applicable

      12.  Information with Respect to S-2 or S-3 Registrants   Not Applicable

      13.  Incorporation of Certain Information by Reference    Not Applicable

      14.  Information with Respect to Registrants Other Than
           S-2 or S-3 Registrants                               SUMMARY; DESCRIPTION OF CALIFORNIA COMMUNITY;
                                                                DESCRIPTION OF THE CAPITAL STOCK OF CALIFORNIA
                                                                COMMUNITY, CALIFORNIA COMMUNITY (CALIFORNIA),
                                                                SECURITY FIRST AND BUSINESS BANK; MARKET PRICES;
                                                                DIVIDENDS; PRO FORMA FINANCIAL STATEMENTS; and
                                                                INDEX TO FINANCIAL STATEMENTS

      15.  Information with Respect to Registrants Other Than
           S-3 Companies                                        Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies     Not Applicable

      17.  Information with Respect to Companies Other Than
           S-3 or S-2 Companies                                 SUMMARY; DESCRIPTION OF SECURITY FIRST; DESCRIPTION
                                                                OF CALIFORNIA FINANCIAL; DESCRIPTION OF BUSINESS
                                                                BANK; DESCRIPTION OF THE CAPITAL STOCK OF
                                                                CALIFORNIA FINANCIAL, CALIFORNIA COMMUNITY
                                                                (CALIFORNIA), SECURITY FIRST AND BUSINESS BANK;
                                                                MARKET PRICES; DIVIDENDS; PRO FORMA FINANCIAL
                                                                STATEMENTS; and INDEX TO FINANCIAL STATEMENTS

      18.  Information if Proxies, Consents or Authorizations
           are to be Solicited                                  SUMMARY; and INTRODUCTION

      19.  Information if Proxies, Consents or Authorizations
           are not to be Solicited, or in an Exchange Offer     Not Applicable

                   PROXY STATEMENT OF NATIONAL BUSINESS BANK,
                 INFORMATION STATEMENT OF SECURITY FIRST BANK,
            AND PROSPECTUS OF CALIFORNIA COMMUNITY BANCSHARES, INC.

We are proposing to merge California Financial Bancorp into California Community Bancshares, Inc., and to merge Security First Bank and National Business Bank into subsidiaries of California Financial.

- TO SECURITY FIRST SHAREHOLDERS: The Security First Board of Directors is notifying you that written consent of shareholders owning in excess of 50% of the outstanding shares will be obtained for approval of the merger between Security First and The Bank of Orange County, a subsidiary of California Financial. Since California Financial and its sole shareholder, the California Community Financial Institutions Fund Limited Partnership, together own in excess of 50% of Security First's common stock, the written consents of all shareholders will not be solicited. If the merger between Orange and Security First is completed, Security First shareholders who do not exercise dissenters' rights, will receive from California Community 0.0938 shares of California Community common stock for each share of Security First common stock.

- TO BUSINESS BANK SHAREHOLDERS: The Business Bank Board of Directors is asking you to vote on the merger between Business Bank and CalWest Bank (formerly Downey National Bank), a subsidiary of California Financial. As California Financial owns approximately 65% of the outstanding shares of Business Bank
  common stock and as Business Bank Directors owning approximately   % of the
  outstanding shares of Business Bank common stock have entered into Shareholders agreements to vote in favor of the CalWest/Business Bank merger, no additional shares are required to vote in favor of the proposal to approve CalWest Business Bank merger. If the merger between CalWest and Business Bank is completed, Business Bank shareholders who do not exercise dissenters' rights, will receive from California Community 1.5053 shares of California Community common stock for each share of Business Bank common stock.

THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. FOR A DISCUSSION OF FACTORS IMPORTANT TO THE DECISION TO
APPROVE THE ABOVE-REFERENCED MERGERS, SEE "RISK FACTORS" ON PAGE   . IN
ADDITION, THE SECURITIES OFFERED ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGERS DESCRIBED IN THIS PROXY
STATEMENT/PROSPECTUS, OR THE CALIFORNIA COMMUNITY COMMON STOCK TO BE ISSUED IN THE MERGERS, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER   , 1999, AND
      IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER   , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Questions and Answers About the Orange/Security First Merger and the CalWest/Business Bank Merger..........           1
Summary....................................................................................................           2
Organizational Chart.......................................................................................           8
Summary Financial Data of Placer Sierra, California Financial, Business Bank and Security First............          10
California Community Unaudited Pro Forma Combined Summary Financial Data...................................          14
Risk Factors...............................................................................................          16
  Merger-Related Risk Factors..............................................................................          16
  Risks Related to Companies' Business and Operations......................................................          17
  Risks Related to Specific Companies......................................................................          20
Beneficial Ownership of Principal Shareholders and Management of California Community and California                 22
  Financial................................................................................................
Introduction...............................................................................................          22
  Description of the Merger Transactions...................................................................          22
  Negotiation of the Merger Terms..........................................................................          23
  Effect of the Merger Transactions........................................................................          24
Description of the California Community/California Financial Merger........................................          24
  General..................................................................................................          24
  Interest of Certain Persons in California Community (California).........................................          25
  The California Financial Conversion Rate.................................................................          25
  Regulatory Approval and Completion of the California Community/California Financial Merger...............          25
  Federal and California Income Tax Consequences...........................................................          25
Information Statement for Security First Shareholders......................................................          27
  Outstanding Securities...................................................................................          27
  Approvals of the Boards of Directors.....................................................................          27
  Beneficial Ownership of Principal Shareholders and Management............................................          27
  Management...............................................................................................          28
  Review of California Community and Security First........................................................          28
Description of the Orange/Security First Merger............................................................          28
  General..................................................................................................          28
  Background and Reasons for the Orange/Security First Merger..............................................          29
  Security First's Analysis................................................................................          29
  Security First Conversion Rate and Exchange of Shares and Options........................................          30
  Capital Appreciation Rights..............................................................................          33
  Capital Reduction........................................................................................          33
  Interests of Certain Persons in the Orange/Security First Merger and Material Contracts with Security              33
    First and Its Affiliates...............................................................................
  Regulatory Approval and Completion of the Orange/Security First Merger...................................          34
  Conditions to the Orange/Security First Merger...........................................................          34
  Waiver, Amendment and Termination........................................................................          35
  Opinion of Security First's Financial Advisor............................................................          36
  Federal and California Income Tax Consequences...........................................................          41
  Rights of Dissenting Security First Shareholders.........................................................          42
Proxy Statement of Business Bank...........................................................................          45
  Matters to be Considered by Business Bank Shareholders Meeting...........................................          45
  Record Date..............................................................................................          45
  Outstanding Securities and Voting Rights.................................................................          45
  Recommendation of the Board of Directors.................................................................          45
  Revocability of Business Bank Proxies....................................................................          45
  Cost of Solicitation of Proxies..........................................................................          46
  Beneficial Ownership of Principal Shareholders and Management............................................          46
  Business Bank Principal Shareholders.....................................................................          46
  Business Bank Management.................................................................................          47
Description of the CalWest/Business Bank Merger............................................................          48
  General..................................................................................................          48
  Background and Reasons for the CalWest/Business Bank Merger..............................................          48
  Business Bank Conversion Rate and Exchange of Shares and Options.........................................          49
  Capital Reduction........................................................................................          51

                                                                                                                PAGE
                                                                                                                -----
  Interests of Certain Persons in the CalWest/Business Bank Merger and Material Contracts with Business              51
    Bank and Its Affiliates................................................................................
  Regulatory Approval and Completion of the CalWest/Business Bank Merger...................................          52
  Conditions to the CalWest/Business Bank Merger...........................................................          52
  Waiver, Amendment and Termination........................................................................          54
  Opinion of Business Bank's Financial Advisor.............................................................          54
  Federal and California Income Tax Consequences...........................................................          60
  Rights of Dissenting Business Bank Shareholders..........................................................          61
Description of the Capital Stock of California Community, California Community (California), Security First          62
  and Business Bank........................................................................................
  California Community.....................................................................................          62
  California Community (California)........................................................................          62
  Security First...........................................................................................          63
  Business Bank............................................................................................          64
  Comparison of Certain Differences of Holders of California Community Common Stock, Security First Common           65
    Stock and Business Bank Common Stock...................................................................
  California Community's Certificate of Incorporation......................................................          66
  Security First's Articles of Incorporation...............................................................          67
  Removal of Directors.....................................................................................          68
  Classified Board of Directors............................................................................          68
  Indemnification and Limitation of Liability..............................................................          68
  Inspection of Shareholder List...........................................................................          70
  Dividends and Repurchases of Shares......................................................................          70
  Shareholder Voting.......................................................................................          71
  Interested Director Transactions.........................................................................          72
  Shareholder Derivative Suits.............................................................................          72
  Appraisal Rights.........................................................................................          73
  Dissolution..............................................................................................          73
  Significant Differences Between the Corporation Laws of Delaware and Provisions of The National Bank               74
    Act....................................................................................................
  Removal of Directors.....................................................................................          74
  Supermajority Approval Requirements......................................................................          74
  Stock Dividends and Stock Splits.........................................................................          74
  Dividends................................................................................................          74
  Approval by Written Consent of Shareholders..............................................................          75
  Dissenters' Rights.......................................................................................          75
  Amendment to Articles....................................................................................          76
  California Community Following the California Community/California Financial, the Orange/Security First            76
    Merger, and the CalWest/Business Bank Merger...........................................................
Market Prices..............................................................................................          77
  California Community.....................................................................................          77
  Security First...........................................................................................          77
  Business Bank............................................................................................          77
  California Community Following the Orange/Security First Merger and the CalWest/Business Bank Merger.....          77
Resale of California Community Stock.......................................................................          78
Dividends..................................................................................................          79
  California Community.....................................................................................          79
  Security First...........................................................................................          79
  Business Bank............................................................................................          79
Pro Forma Financial Statements.............................................................................          80
Description of California Community........................................................................          94
  Business.................................................................................................          94
  Management...............................................................................................          94
Description of the California Fund and Belvedere Capital...................................................          96
  Business.................................................................................................          96
  Management...............................................................................................          97
Description of California Community (California)...........................................................          98
  Business.................................................................................................          98
  Employees................................................................................................          98

                                                                                                                PAGE
                                                                                                                -----
  Management...............................................................................................          98
Description of Placer Sierra...............................................................................          99
  Business.................................................................................................          99
  General..................................................................................................          99
  Lending and Deposit Taking Activities....................................................................          99
  Premises.................................................................................................         100
  Employees................................................................................................         100
  Management...............................................................................................         100
  Summary of Earnings......................................................................................         102
  Placer Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations....         103
Description of California Financial........................................................................         136
  Business.................................................................................................         136
  Lending and Deposit Taking Activities....................................................................         136
  Employees................................................................................................         136
  Management...............................................................................................         136
  Summary of Earnings......................................................................................         138
California Financial's Management's Discussion and Analysis of Financial Condition and Results of                   139
  Operations...............................................................................................
Orange's Management's Discussion and Analysis of Financial Condition and Results of Operations.............         169
CalWest's Management's Discussion and Analysis of Financial Condition and Results of Operations............         183
Description of Security First..............................................................................         199
  Business.................................................................................................         199
  Lending and Deposit Taking Activities....................................................................
  Premises.................................................................................................         199
  Employees................................................................................................         199
  Management...............................................................................................         199
  Summary of Earnings......................................................................................         203
Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations.....         204
  Description of Business Bank.............................................................................         230
  General..................................................................................................         230
  Lending and Deposit Taking Activities....................................................................         230
  Employees................................................................................................         230
  Premises.................................................................................................         230
  Legal Proceedings........................................................................................         231
  Management...............................................................................................         231
  Summary of Earnings......................................................................................         234
Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations......         235
Information Concerning California Community, Security First and Business Bank..............................         254
  Competition..............................................................................................         254
  Effect of Governmental Policies and Recent Legislation...................................................         254
  Current Accounting Developments..........................................................................         254
Supervision and Regulation.................................................................................         255
Independent Public Accountants.............................................................................         255
Experts....................................................................................................         256
Legal Matters..............................................................................................         257
Other Business.............................................................................................         257
Index to Financial Statements..............................................................................         F-1

Exhibit I    Plan of Reorganization and Merger Agreement by and between
             California Community and California Financial
Exhibit II   Plan of Reorganization and Merger Agreement by and among
             California Community, Orange, and Security First
Exhibit III  Plan of Reorganization and Merger Agreement by and among
             California Community, CalWest, and Business Bank
Exhibit IV August 26, 1999 Opinion of Carpenter & Company, Financial Advisor to Security First
Exhibit V September 14, 1999 Opinion of The Findley Group, Financial Advisor to Business Bank
Exhibit VI   Sections 1300-1312 of the California General Corporation Law
Exhibit VII  Section 214a(b) of the National Bank Act

                        QUESTIONS AND ANSWERS ABOUT THE
                          ORANGE/SECURITY FIRST MERGER
                      AND THE CALWEST/BUSINESS BANK MERGER

Q1.        Why is California Financial being merged into California Community, and why are
           Security First and Business Bank being merged into subsidiaries of California
           Community?

A.         California Community and California Financial are both 100% owned by the California
           Community Financial Institutions Fund Limited Partnership. We believe that combining
           California Community and California Financial and certain of their bank subsidiaries will contribute to the future performance of the combined companies by eliminating duplicate costs, and by creating larger banks that can better compete with other financial institutions in their respective communities.

Q2.        What am I being asked to vote on?

A.         If you are a Security First shareholder, you are being informed that approval of the merger between Orange and Security First will be obtained by written consent, but you are not being asked to vote.

           If you are a Business Bank shareholder, you are being asked to vote to approve the merger between CalWest and Business Bank. However, the shares held by California
           Financial along with proxies received from certain directors in their capacity as shareholders are sufficient to approve the CalWest/Business Bank merger.

Q3.        What do I need to do now?

A.         You need to read this proxy statement/prospectus.

           If you are a Security First shareholder, no further action is presently required.

           If you are a Business Bank shareholder, you need to complete and sign your proxy and mail it to Business Bank in the enclosed return envelope, as soon as possible.

Q4.        Should I send in my stock certificates now?

A.         No. If you are a Security First shareholder or a Business Bank shareholder, and your respective merger is completed, California Community will send you written instructions for exchanging your shares of common stock.

Q5.        Will I receive any cash if either or both of the mergers is completed?

A.         Yes. Even though both mergers will occur through a stock-for-stock exchange, a small amount of cash will be paid for fractional shares of California Community common stock that otherwise would be issued in the mergers. In addition, cash will be paid to
           Security First shareholders and to Business Bank shareholders who exercise and perfect dissenters' rights.

Q6.        When will the mergers be completed?

A.         It is anticipated that the California Community/California Financial merger, the
           Orange/Security First merger, and the CalWest/Business Bank merger will be completed in the last quarter of 1999.

                                    SUMMARY

This summary highlights selected information from this document and does not contain all of the information that is important. To understand the mergers fully and for a more complete description of the legal terms of the mergers, you should read this entire document and the documents to which we have referred
you. See also, "Who Can Help Answer Your Questions" on page   .

THE COMPANIES (PAGES   ,   ,   , AND   )

CALIFORNIA COMMUNITY
One Maritime Plaza, Suite 825
San Francisco, California 94111

(415) 434-1236

California Community is a newly-formed bank holding company headquartered in San Francisco, California. It is a wholly-owned subsidiary of the California Fund and is the bank holding company of California Community Bancshares (California), and its subsidiary, Placer Sierra Bank, in Auburn, California. Placer Sierra serves Placer, Sacramento, Nevada, El Dorado, Plumas, and Sierra counties. As of June 30, 1999, California Community had assets of $573.3 million.

CALIFORNIA FINANCIAL
10101 Slater Avenue
Fountain Valley, California 92728-87907
(714) 964-6607

California Financial is a bank holding company located in Fountain Valley, California. It is also a wholly-owned subsidiary of the California Fund, and is presently the bank holding company of Business Bank, Security First, Bank of Orange County, in Orange, California, and CalWest Bank (formerly Downey National
Bank), in Downey, California. As of June 30, 1999, Orange had total assets of $94.8 million and CalWest had total assets of $62.4 million.

SECURITY FIRST
141 West Bastanchury Road
Fullerton, California 90241
(714) 870-2100

Security First is a California state-chartered bank headquartered in Fullerton, California, serving Fullerton, Anaheim and surrounding communities. It is a majority-owned subsidiary of California Financial. As of June 30, 1999, Security First had $50.7 million in assets.

BUSINESS BANK
23550 Hawthorne Boulevard
Torrance, California 90505
(310) 791-9944

Business Bank is a national bank headquartered in Torrance, California. It is a majority-owned subsidiary of California Financial. It opened for business in November, 1998. As of June 30, 1999, Business Bank had assets of $13.3 million.

THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER (PAGE  )

The California Community/California Financial merger will combine the businesses of California Community and California Financial under California Community, with all bank subsidiaries of

California Financial becoming subsidiaries of California Community. The California Community/ California Financial merger is expected to be completed during the last quarter of 1999.

Upon completion of the California Community/California Financial merger, the California Fund, as the sole shareholder of California Financial, will receive from California Community 1.9099 shares of California Community common stock for each share of California Financial common stock.

After the California Community/California Financial merger, if the Orange/Security First merger and CalWest/ Business Bank merger are completed, the California Fund will own approximately 94.6% of California Community. If the Orange/Security First merger is completed but the CalWest/Business Bank merger is not completed, the California Fund will own approximately 95.9% of California Community. If the CalWest/Business Bank merger is completed but the Orange/Security First merger is not completed, the California Fund will own approximately 98.5% of California Community.

THE ORANGE/SECURITY FIRST MERGER (PAGE   )

The Orange/Security First merger will combine the businesses of Orange and Security First under Orange. Orange will continue after the Orange/Security First merger with the same name. The resulting bank will continue to serve Orange, Fullerton, Anaheim, and surrounding communities. After the California Community/California Financial merger, Orange will be a subsidiary of California Community.

Security First shareholders will, after completion of the Orange/Security First merger, receive from California Community 0.0938 shares of California Community common stock for each share of Security First common stock.

After the California Community/California Financial merger, if the Orange/Security First merger and the CalWest/Business Bank merger are completed, Security First shareholders will own approximately 4.0% of California Community, and if the Orange/Security First merger is completed but the CalWest/ Business Bank merger is not completed, Security First shareholders will own approximately 4.1% of California Community.

THE CALWEST/BUSINESS BANK MERGER (PAGE   )

The CalWest/Business Bank merger will combine the businesses of CalWest and Business Bank under CalWest. CalWest will continue after the CalWest/Business Bank merger. The resulting bank will continue to serve Downey, Torrance and surrounding communities. After the California Community/ California Financial Merger, CalWest will be a subsidiary of California Community.

Business Bank shareholders will, after completion of the CalWest/Business Bank merger, receive from California Community 1.5053 shares of California Community common stock for each share of Business Bank common stock.

After the California Community/California Financial merger, if the CalWest/Business Bank merger and the Orange/Security First merger are completed, Business Bank shareholders will own approximately 1.4% of California Community, and if the CalWest/Business Bank merger is completed but the Orange/ Security First merger is not completed, Business Bank shareholders will own approximately 1.5% of California Community.

SECURITY FIRST INFORMATION STATEMENT (PAGES   --  )

- The Security First Board of Directors unanimously approved the Orange/Security First merger. The Orange/Security First merger will also be approved by the California Fund and California Financial, which together own more than 50% of Security First's outstanding shares.

- No Security First shareholder meeting will be held.

- Financial Advisor Issues Opinion That the Orange/Security First Merger
  Consideration is Fair (pages   -  )

Seapower Carpenter Capital, Inc., dba Carpenter & Company has issued a fairness opinion that states that the terms of the Orange/Security First agreement are fair, from a financial point of view, to the Security First shareholders. Security First paid Carpenter $35,000 for its opinion. Carpenter also provided financial advice to the California Fund, California Community and California Financial. Security First was aware of Carpenter's role with these companies, and does not believe that there is a conflict. Carpenter is a well known investment-banking firm, and has provided fairness opinions in similar transactions.

We encourage you to read this opinion from Carpenter carefully.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE ORANGE/SECURITY FIRST
MERGER (PAGES   --  )

In considering the recommendation of the Security First Board of Directors for approval of the Orange/Security First merger, the shareholders of Security First should be aware that certain members of the Board of Directors of Security First may have a substantial interest in the Orange/Security First merger as described below.

Upon completion of the Orange/Security First merger, certain as yet unspecified Security First directors shall become directors of Orange, to serve until the next annual meeting of shareholders of Orange, and until their successors are elected and qualified. Additionally, Robert C. Campbell, Jr., President and Chief Executive Officer of Security First, will become President and Chief Operating Officer of Orange.

Also, all options to purchase Security First common stock, whether vested or not, became exercisable when the Orange/Security First agreement was executed. However, all Security First options must be exercised prior to completion of the Orange/Security First merger.

BUSINESS BANK PROXY STATEMENT (PAGES   --  )

- Recommendation to Business Bank Shareholders (pages   --  )

Business Bank's Board of Directors unanimously approved the CalWest/Business Bank merger.

- The Business Bank Meeting (page   )

The Business Bank meeting will be held at 23550 Hawthorne Boulevard, Torrance,
California, at       p.m., on               , 1999.

- Record Date, Voting Power and Vote Required (page   )

      The close of business on                   , 1999, has been fixed as the
      Business Bank record date for the determination of Business Bank shareholders entitled to notice of, and to vote at, the Business Bank Meeting. There were 572,775 shares of Business Bank common stock outstanding as of the Business Bank record date, held by approximately 104 record holders. Approval of the CalWest/Business Bank merger requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Business Bank common stock.

- Financial Advisor Issues Opinion That the CalWest/Business Bank Merger
  Consideration is Fair (pages   -  )

The Findley Group has issued a fairness opinion that states that the terms of the CalWest/Business Bank agreement are fair, from a financial point of view, to the Business Bank shareholders. Business Bank paid $25,000 for its opinion from Findley Group. Findley Group is a well known investment-banking firm, and has provided fairness opinions in similar transactions.

We encourage you to read this opinion from Findley Group carefully.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE CALWEST/BUSINESS BANK
MERGER (PAGES   -  )

In considering the recommendation of the Business Bank Board of Directors for approval of the CalWest/Business Bank merger, the Business Bank shareholders should be aware that certain members of the Business Bank Board of Directors may have conflicts of interest in the CalWest/Business Bank merger.

Required by the CalWest/Business Bank agreement, all directors of CalWest other than directors Byrom, Daglas, and Ferguson resigned from the CalWest Board. Among those persons elected to replace the resigned directors were Business Bank directors Karol Glover, Joseph Heitzler and Michael Herman. Upon completion of the CalWest/Business Bank merger, certain additional, but as yet unspecified, Business Bank directors will be appointed as directors of CalWest. All directors are appointed to serve until the next annual meeting of shareholders of CalWest and until their successors are elected and qualified. Also, Harvey Ferguson, Vice Chairman and interim Chief Executive Officer of Business Bank has been appointed Chairman and Chief Executive Officer of Cal West.

Additionally, upon execution of the CalWest/Business Bank agreement, each Business Bank director in office on the date of execution of the CalWest/Business Bank agreement received options to purchase 1,000 shares of California Financial common stock at an exercise price of $12.6889 per share. The options are fully vested, and are for a term of 3 years.

In addition, certain Business Bank directors, in their capacity as shareholders, have entered into shareholder agreements with California Community, which provide that the director agrees:

1. not to take any action that will alter or affect in any way the right to vote the shares of Business Bank common stock, except (a) with the prior written consent of California Community, or (b) to change that right from that of a shared right of the director to vote the shares of Business Bank common stock, to a sole right of the director to vote the shares of Business Bank common stock; and

2. to vote all shares of Business Bank common stock as to which the director has voting power in favor of the CalWest/Business Bank merger.

The agreements also provide that the directors shall not for a period of 2 years after the completion of the CalWest/Business Bank merger, or until the director is removed or not reelected to such position, directly or indirectly, without the prior written consent of California Community, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 30 miles of the head office of Business Bank.

THE BOARDS EXPECT THE MERGERS TO BE TAX FREE (PAGES   -  )

Lillick & Charles LLP of San Francisco, California, has issued separate opinions as to material federal and California income tax consequences for the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/Business Bank merger. The opinions state that the California Fund in the California Community/California Financial merger, Security First shareholders in the Orange/Security First merger, and Business Bank shareholders in the CalWest/Business Bank merger will not recognize gain or loss for federal or California income tax purposes as a result of the respective mergers, except to the extent that they receive cash for fractional shares or for dissenting shares.

REQUIREMENTS TO BE MET IN THE MERGERS (PAGES   -  AND   -  )

There are a number of requirements which must be met before the above-referenced mergers are completed. Among these requirements are the following:

- shareholders' approvals of the Orange/Security First agreement and the CalWest/Business Bank agreement must be obtained;

- all necessary bank regulatory agency approvals must be obtained, including approval of the mergers and certain capital reductions;

- opinions of counsel of the parties to the mergers must be issued;

- no lawsuit or threatened lawsuit regarding the respective mergers shall be pending; and

- the holders of no more than 10% of the outstanding shares of either Security First or Business Bank shall have exercised dissenters' rights in the respective mergers.

APPRAISAL RIGHTS IN THE MERGERS (PAGES   -  AND   -  ; EXHIBITS VI AND VII)

If you are a shareholder of either Security First or Business Bank, you may dissent from the respective mergers and demand payment in cash equal to the fair market value of your shares.

If you are a Security First shareholder, you may dissent by voting against, abstaining or not voting in favor of the Orange/Security First merger. You must also write a letter to Security First requesting the purchase of your dissenting shares and send the letter so that it is received within 30 days of the date of mailing of a notice that will be sent to you by Security First announcing the approval by Security First shareholders of the merger.

To obtain the rights of a dissenting shareholder, a Business Bank shareholder must either (a) vote against the CalWest/Business Bank merger, or (b) give notice of his or her dissent in writing to Business Bank at or prior to the Business Bank meeting. Once a shareholder has taken those steps, his or her dissenter's rights will be perfected and such shareholder will be entitled to receive the cash value of his or her shares of Business Bank common stock. Immediately upon the effectiveness of the CalWest/Business Bank merger, CalWest will forward to each shareholder who has perfected dissenter's rights a notice stating that the CalWest/Business Bank merger has been consummated and a form by which a dissenting shareholder may request a cash payment for his or her shares of Business Bank common stock. Dissenting Business Bank shareholders must return the cash payment request form to CalWest within 30 days of the consummation of the CalWest/Business Bank merger in order to receive the cash value of their shares.

Valid dissenting shares of Security First common stock or Business Bank common stock will not be converted into shares of California Community common stock.

DIFFERENCES IN RIGHTS OF SHAREHOLDERS (PAGES   -  )

The provisions of Delaware law and of California Community's Certificate of Incorporation contain provisions different than California law and Security First's Articles of Incorporation, or federal law and Business Bank's Articles of Association.

                       WHO CAN HELP ANSWER YOUR QUESTIONS
    If you have more questions about either the Orange/Security First merger or the CalWest/Business Bank merger, you should contact:

                    IF YOU ARE A SECURITY FIRST SHAREHOLDER:
                              Security First Bank
                           141 West Bastanchury Road
                          Fullerton, California 92835
              Attention: Robert C. Campbell, Jr., President & CEO
                         Telephone No.: (714) 870-2100

                    IF YOU ARE A BUSINESS BANK SHAREHOLDER:
                             National Business Bank
                           23550 Hawthorne Boulevard
                           Torrance, California 90905
                      Attention: Joseph Heitzler, Chairman
                         Telephone No.: (310) 791-9944

ORGANIZATIONAL CHART

                                 [CHART]

SUMMARY OF FINANCIAL INFORMATION

The tables on pages   ,   and   summarize the historical financial results of
Placer Sierra (provided because California Community, the sole shareholder of Placer Sierra, has no historical financial results for the periods presented), California Financial, Security First and Business Bank. The next tables summarize the pro forma financial information shown at "Pro Forma Financial Statements" as if the Orange/Security First merger, the CalWest/Business Bank merger, and both the Orange/Security First mergers and the CalWest/Business Bank mergers had taken place at the beginning of each period presented. The final pro forma financial information table combines the historical financial information shown in the first three tables to reflect what the results might have been, had the institutions merged in each of the earlier periods presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions, including merger expenses.

The management of California Community and the management of California Financial believe their merger expenses in the California Community/California Financial merger will be approximately $1.3 million. The management of California Community and the management of Security First believe their merger expenses in the Orange/Security First merger will be approximately 40% of those total expenses. The management of California Community and the management of Business Bank believe their merger expenses in the CalWest/Business Bank merger will also be approximately 40% of those total expenses. In addition, this pro forma information is not necessarily indicative of the results that would have been realized had the mergers been completed at the beginning of the periods presented.

The financial information presented includes the following sections:

- Summary of Income: This section shows the significant components of earnings.

- Summary of Financial Position: This section shows significant assets, liabilities and shareholders' equity.

- Per Share Data: This section shows net income, and book value on a per-share basis.

Basic income per share reflects net income divided by the weighted-average shares of common stock outstanding during the period. Diluted income per share reflects the potential reduction in income per share that could occur if stock options currently outstanding were exercised and resulted in the issuance of stock that also shared in net income.

Book value is determined by dividing total shareholders' equity by the number of shares outstanding at the end of the period presented.

In the pro forma financial information tables, book value per share equivalent is determined by multiplying the book value of the combined institutions by the conversion ratio used in the merger. This represents the equivalent book value of the shares held by the acquired institution's shareholders.

- Selected Performance, Asset Quality and Capital Ratios: This section includes ratios showing the return on average assets and return on average shareholders' equity, which are commonly used to evaluate the performance of companies, as well as several asset quality and capital ratios.

The ratios for the 6 months ended June 30, 1999 have been annualized.

This summary should be read with the Financial Statements and notes to the Financial Statements included at the end of this proxy statement/prospectus.

                             SUMMARY FINANCIAL DATA

                                 PLACER SIERRA
                                  (UNAUDITED)

The following summary financial data of Placer Sierra is derived from the Selected Financial Data appearing elsewhere in this proxy statement/prospectus, and should be read in conjunction with the audited financial statements of Placer Sierra and the notes thereto and the information contained in "Placer Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       AS OF AND FOR
                                                                                                      THE YEARS ENDED
                                                                               AS OF AND FOR THE        DECEMBER 31,
                                                                                SIX MONTHS ENDED   ----------------------
                                                                                 JUNE 30, 1999        1998        1997
                                                                               ------------------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses...............      $   11,655      $   21,771  $   19,376
Provision for loan and lease losses..........................................             319             775       1,100
                                                                                   ----------      ----------  ----------
Net interest income after provision for loan and lease losses................          11,336          20,996      18,276
Noninterest income...........................................................           2,189           5,278       3,893
Noninterest expense..........................................................          10,166          19,627      16,760
                                                                                   ----------      ----------  ----------
Income before income tax.....................................................           3,359           6,647       5,409
Income tax provision.........................................................           1,333           2,861       2,314
                                                                                   ----------      ----------  ----------
Net income...................................................................      $    2,026      $    3,786  $    3,095
                                                                                   ----------      ----------  ----------
                                                                                   ----------      ----------  ----------
PER SHARE DATA:
Weighted average shares outstanding
  Basic......................................................................       3,560,000       3,560,000   3,560,000
  Diluted....................................................................       3,560,000       3,560,000   3,560,000
Net income per share
  Basic......................................................................      $     0.57      $     1.06  $     0.87
  Diluted....................................................................      $     0.57      $     1.06  $     0.87
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets.................................................................      $  573,306      $  565,278  $  501,711
Loans and leases, net........................................................         374,067         356,879     367,966
Real estate acquired through foreclosure.....................................             420              79         308
Deposits.....................................................................         536,691         527,591     467,871
Shareholders' equity.........................................................          35,163          34,797      31,324
Average assets...............................................................         575,144         535,239     490,507
Average earning assets.......................................................         540,269         503,002     461,709
Average common equity........................................................          35,318          33,214      29,835
PER SHARE DATA:
Common shares outstanding....................................................       3,560,000       3,560,000   3,560,000
Diluted common shares outstanding............................................       3,560,000       3,560,000   3,560,000
Book value per share.........................................................      $     9.88      $     9.77  $     8.80
Diluted book value per share.................................................      $     9.88      $     9.77  $     8.80
SELECTED PERFORMANCE RATIOS
Return on average assets.....................................................            0.71%           0.71%       0.63%
Return on average common equity..............................................           11.57%          11.40%      10.37%
Dividend payout ratio........................................................              --%             --%         --%
Net yield on interest earning assets.........................................            4.35%           4.33%       4.20%
Efficiency ratio.............................................................           73.43%          72.56%      72.03%
Net interest income before provision for loan and lease losses to
  average assets.............................................................            4.09%           4.08%       3.94%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO................            0.22%           0.20%       0.35%
Nonperforming assets to total assets.........................................            0.15%           0.13%       0.26%
Allowance for loan and lease losses to gross loans and leases................            1.06%           1.01%       0.81%
Allowance for loan and lease losses to nonperforming loans and leases........          477.92%         516.95%     227.80%
Net charge-offs (recoveries) to average loans and leases.....................            (0.01)%         0.03%       0.10%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio........................................................             6.09%          5.90%       6.00%
Tier 1 Risk-Weighted Ratio...................................................             9.72%          9.80%       9.70%
Total Risk Weighted Ratio....................................................            10.81%         10.90%      10.60%
Average common equity to average assets......................................             6.14%          6.23%       6.08%


                                                                                  1996
                                                                               ----------

SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses...............  $   17,769
Provision for loan and lease losses..........................................         493
                                                                               ----------
Net interest income after provision for loan and lease losses................      17,276
Noninterest income...........................................................       3,083
Noninterest expense..........................................................      20,270
                                                                               ----------
Income before income tax.....................................................          89
Income tax provision.........................................................          38
                                                                               ----------
Net income...................................................................  $       51
                                                                               ----------
                                                                               ----------
PER SHARE DATA:
Weighted average shares outstanding
  Basic......................................................................   3,560,000
  Diluted....................................................................   3,560,000
Net income per share
  Basic......................................................................  $     0.01
  Diluted....................................................................  $     0.01
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets.................................................................  $  475,634
Loans and leases, net........................................................     354,408
Real estate acquired through foreclosure.....................................         695
Deposits.....................................................................     445,988
Shareholders' equity.........................................................      28,400
Average assets...............................................................     466,666
Average earning assets.......................................................     439,030
Average common equity........................................................      28,509
PER SHARE DATA:
Common shares outstanding....................................................   3,560,000
Diluted common shares outstanding............................................   3,560,000
Book value per share.........................................................  $     7.98
Diluted book value per share.................................................  $     7.98
SELECTED PERFORMANCE RATIOS
Return on average assets.....................................................        0.01%
Return on average common equity..............................................        0.18%
Dividend payout ratio........................................................          --%
Net yield on interest earning assets.........................................        4.05%
Efficiency ratio.............................................................       97.21%
Net interest income before provision for loan and lease losses to
  average assets.............................................................        3.48%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO................        0.31%
Nonperforming assets to total assets.........................................        0.23%
Allowance for loan and lease losses to gross loans and leases................        0.63%
Allowance for loan and lease losses to nonperforming loans and leases........      206.18%
Net charge-offs (recoveries) to average loans and leases.....................        0.11%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio........................................................        5.50%
Tier 1 Risk-Weighted Ratio...................................................        9.26%
Total Risk Weighted Ratio....................................................       10.10%
Average common equity to average assets......................................        5.56%

                             SUMMARY FINANCIAL DATA

                              CALIFORNIA FINANCIAL
                                  (UNAUDITED)

The following summary financial data of California Financial is derived from the Selected Financial Data appearing elsewhere in this proxy statement/prospectus, and should be read in conjunction with the audited financial statements of California Financial and the notes thereto and the information contained in "California Financial's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                              AS OF AND FOR THE  AS OF AND FOR THE
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                JUNE 30, 1999    DECEMBER 31, 1998
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME (LOSS)
Net interest income before provision for loan and lease losses..............      $   5,314          $   2,510
Provision for loan and lease losses.........................................            151                340
                                                                              -----------------  -----------------
Net interest income after provision for loan and lease losses...............          5,163              2,170
Noninterest income..........................................................            866                736
Noninterest expense.........................................................          6,768              5,643
                                                                              -----------------  -----------------
Loss before income tax......................................................           (739)            (2,737)
Income tax provison.........................................................              4                 15
Minority interests in loss of subsidiaries..................................           (142)              (103)
                                                                              -----------------  -----------------
Net loss....................................................................      $    (601)         $  (2,649)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.....................................................................      3,758,100            751,920
  Diluted...................................................................      3,758,100            751,920
Net loss per share
  Basic.....................................................................      $   (0.16)         $   (3.52)
  Diluted...................................................................      $   (0.16)         $   (3.52)

SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets................................................................      $ 222,931          $ 237,594
Loans and leases, net.......................................................        114,295             97,289
Other real estate owned.....................................................            269                372
Goodwill and other intangibles..............................................         17,197             17,771
Deposits....................................................................        182,662            192,563
Shareholders' equity........................................................         34,025             34,742
Average assets..............................................................        222,650             54,136
Average earning assets......................................................        190,574             49,138
Average common equity.......................................................         31,042              6,436

PER SHARE DATA:
Common shares outstanding...................................................      3,758,100          3,758,100
Diluted common shares outstanding...........................................      3,758,100          3,758,100
Book value per share........................................................      $    9.05          $    9.24
Diluted book value per share................................................      $    9.05          $    9.24
Tangible book value per share...............................................      $    4.40          $    4.52
Diluted tangible book value per share.......................................      $    4.40          $    4.52

SELECTED PERFORMANCE RATIOS
Return on average assets....................................................          (0.50)%            (4.89)%
Return on average common equity.............................................          (3.90)%           (41.16)%
Net yield on interest earning assets........................................           5.62%              5.11%
Efficiency ratio............................................................         100.16%             181.3%
Net interest income before provision for loan and lease losses to average
  assets....................................................................           4.81%              4.64%

SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO...............           0.33%              2.23%
Nonperforming assets to total assets........................................           0.17%              0.94%
Allowance for loan and lease losses to gross loans and leases...............           1.77%              2.00%
Allowance for loan and lease losses to nonperforming loans and leases.......       1,783.62%            106.95%
Net charge-offs to average loans and leases.................................           0.13%              2.04%

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.......................................................          10.88%              9.45%
Tier 1 Risk-Weighted Ratio..................................................          15.22%             13.73%
Total Risk Weighted Ratio...................................................          16.47%             14.98%
Average common equity to average assets.....................................          13.94%             11.89%

                             SUMMARY FINANCIAL DATA

                                 BUSINESS BANK
                                  (UNAUDITED)

The following summary financial data of Business Bank is derived from the Selected Financial Data appearing elsewhere in this proxy statement/prospectus, and should be read in conjunction with the audited financial statements of Business Bank and the notes thereto and the information contained in "Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                              AS OF AND FOR THE    AS OF AND FOR THE
                                                                              SIX MONTHS ENDED       PERIOD ENDED
                                                                                JUNE 30, 1999      DECEMBER 31, 1998
                                                                             -------------------  -------------------
                                                                                      (DOLLARS IN THOUSANDS,
                                                                                    EXCEPT PER SHARE AMOUNTS)
SUMMARY OF INCOME (LOSS)
Net interest income before provision for loan and lease losses.............       $     229            $      43
Provision for loan and lease losses........................................              24                   17
                                                                                    -------              -------
Net interest income after provision for loan and lease losses..............             205                   26
Noninterest income.........................................................               3                   --
Noninterest expense........................................................             853                  968
                                                                                    -------              -------
Loss before income tax.....................................................            (645)                (942)
Income tax provision.......................................................              --                    1
                                                                                    -------              -------
Net loss...................................................................       $    (645)           $    (943)
                                                                                    -------              -------
                                                                                    -------              -------
PER SHARE DATA:
Weighted average shares outstanding
  Basic....................................................................         572,775              572,775
  Diluted..................................................................         572,775              572,775
Net loss per share
  Basic....................................................................       $   (1.13)           $   (1.65)
  Diluted..................................................................       $   (1.13)           $   (1.65)

SUMMARY OF FINANCIAL POSITION
Total assets...............................................................       $  13,288            $   8,908
Loans and leases, net......................................................           5,254                  741
Deposits...................................................................           9,133                4,029
Stockholders' equity.......................................................           4,079                4,724
Average assets.............................................................           9,578                  978
Average earning assets.....................................................           8,483                  825
Average common equity......................................................           4,623                  624

PER SHARE DATA:
Common shares outstanding..................................................         572,775              572,775
Diluted common shares outstanding..........................................         572,775              572,775
Book value per share.......................................................       $    7.12            $    8.25
Diluted book value per share...............................................       $    7.12            $    8.25

SELECTED PERFORMANCE RATIOS
Return on average assets...................................................          (13.58)%             (96.42)%
Return on average common equity............................................          (28.14)%            (151.12)%
Net yield on interest earning assets.......................................            5.44%                5.21%
Efficiency ratio...........................................................          367.67%             2251.16%
Net interest income before provision for loan and lease losses to average
  assets...................................................................            4.82%                4.40%

SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO..............              --%                  --%
Nonperforming assets to total assets.......................................              --%                  --%
Allowance for loan and lease losses to gross loans and leases..............            0.77%                2.24%
Allowance for loan and lease losses to nonperforming loans and leases......              --%                  --%
Net charge-offs to average loans and leases................................              --%                  --%

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio......................................................           37.55%               60.40%
Tier 1 Risk-Weighted Ratio.................................................           56.04%              171.00%
Total Risk Weighted Ratio..................................................           56.60%              171.62%
Average common equity to average assets....................................           48.27%               63.80%

                             SUMMARY FINANCIAL DATA

                                 SECURITY FIRST
                                  (UNAUDITED)

The following summary financial data of Security First is derived from the Selected Financial Data appearing elsewhere in this proxy statement/prospectus, and should be read in conjunction with the audited financial statements of Security First and the notes thereto and the information contained in "Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                              AS OF AND FOR THE  AS OF AND FOR THE
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                JUNE 30, 1999    DECEMBER 31, 1998
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses..............     $     1,309        $     2,262
Provision for loan and lease losses.........................................              48                323
                                                                              -----------------  -----------------
Net interest income after provision for loan and lease losses...............           1,261              1,939
Noninterest income..........................................................             131                516
Noninterest expense.........................................................           1,216              1,965
                                                                              -----------------  -----------------
Income before income tax....................................................             176                490
Income tax provision........................................................               2                 17
                                                                              -----------------  -----------------
Net income..................................................................     $       174        $       473
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.....................................................................      17,130,640         16,865,800
  Diluted...................................................................      17,130,640         16,865,800
Net income per share
  Basic.....................................................................     $      0.01        $      0.03
  Diluted...................................................................     $      0.01        $      0.03

SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets................................................................     $    50,689        $    52,648
Loans and leases, net.......................................................          29,219             25,470
Other real estate owned.....................................................             269                372
Deposits....................................................................          45,295             47,424
Stockholders' equity........................................................           5,165              5,062
Average assets..............................................................          50,052             46,744
Average earning assets......................................................          46,070             43,040
Average common equity.......................................................           5,062              4,709

PER SHARE DATA:
Common shares outstanding...................................................      17,326,724         16,865,800
Diluted common shares outstanding...........................................      17,326,724         16,865,800
Book value per share........................................................     $      0.30        $      0.30
Diluted book value per share................................................     $      0.30        $      0.30

SELECTED PERFORMANCE RATIOS
Return on average assets....................................................            0.70%              1.01%
Return on average common equity.............................................            6.93%             10.04%
Net yield on interest earning assets........................................            5.73%              5.26%
Efficiency ratio............................................................           84.40%             78.00%
Net interest income before provision for loan and lease losses to average
  assets....................................................................            5.27%              4.84%

SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO...............            1.27%              8.35%
Nonperforming assets to total assets........................................            0.76%              4.23%
Allowance for loan and lease losses to gross loans and leases...............            2.56%              3.04%
Allowance for loan and lease losses to nonperforming loans and leases.......          662.93%             43.13%
Net charge-offs to average loans and leases.................................            0.60%              2.25%

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.......................................................           10.20%              9.57%
Tier 1 Risk-Weighted Ratio..................................................           14.30%             16.15%
Total Risk Weighted Ratio...................................................           15.56%             17.45%
Average common equity to average assets.....................................           10.11%             10.07%

                              CALIFORNIA COMMUNITY
              UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

The following unaudited pro forma combined summary financial data combines the historical consolidated condensed financial statements of Placer Sierra and California Financial, giving effect to the acquisition of Placer Sierra by California Community, the acquisition by California Financial in 1998 of Orange and CalWest (formerly Downey Bancorp), the merger of California Community with California Financial and the share exchanges between California Community and the minority shareholders of Business Bank and Security First as if the transactions had been effective on June 30, 1999 with respect to the Unaudited Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Unaudited Pro Forma Combined Condensed Statements of Operations. This information is presented under the purchase method of accounting with respect to the California Community acquisition of Placer Sierra and the share exchange offers to the minority interest of Business Bank and Security First. Pro forma information regarding the merger and share exchange offer between California Community and California Financial is presented under the "as if" pooling of interest method of accounting. The information for the six months ended June 30, 1999 is derived from the unaudited financial statements of Placer Sierra and California Financial, which includes, in the opinion of the management of California Community and California Financial all adjustments (consisting only of normal accruals) necessary to present fairly the historical consolidated financial statements of Placer Sierra and California Financial, including the respective notes thereto, which are included in this proxy statement/prospectus and the information for the year ended December 31, 1998 is derived from audited financial statements of Placer Sierra and California Financial including the respective notes thereto, which are included in this proxy statement/prospectus, and should be read in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this proxy statement/prospectus. The effect of estimated merger and share exchange costs expected to be incurred in connection with the merger and share exchange has been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations. The ratios for the six months ended June 30, 1999 have been annualized.

Accordingly the Unaudited Pro Forma Combined Condensed Statements of Operations are not necesarily indicative of the results that would have occurred had the merger been consummated on the dates indicated, or that may be achieved in the future. Assuming the consummation of the merger and share exchanges, the actual financial position and results of operation will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the merger and share exchanges take place.

                              CALIFORNIA COMMUNITY
              UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

                                                                              AS OF AND FOR THE  AS OF AND FOR THE
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                JUNE 30, 1999    DECEMBER 31, 1998
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses..............     $    16,231        $    29,857
Provision for loan and lease losses.........................................             470              1,235
                                                                              -----------------  -----------------
Net interest income after provision for loan and lease losses...............          15,761             28,622
Noninterest income..........................................................           3,055              7,128
Noninterest expense.........................................................          18,806             38,148
                                                                              -----------------  -----------------
Loss before income tax......................................................              10             (2,398)
Income tax provision........................................................             698              1,497
                                                                              -----------------  -----------------
Net loss....................................................................     $      (688)       $    (3,895)
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.....................................................................      21,585,668         21,585,668
  Diluted...................................................................      22,000,177         22,000,177
Net loss per share
  Basic.....................................................................     $     (0.03)       $     (0.18)
  Diluted...................................................................     $     (0.03)       $     (0.18)

SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets................................................................     $   846,157        $   852,980
Loans and leases, net.......................................................         487,188            452,994
Other real estate owned.....................................................           6,431              6,199
Goodwill and other intangibles..............................................          66,017             66,779
Deposits....................................................................         719,353            720,154
Shareholders' equity........................................................          99,283            100,000
Average assets..............................................................         847,714            639,483
Average earning assets......................................................         720,850            555,907
Average common equity.......................................................          98,939            101,441

PER SHARE DATA:
Common shares outstanding...................................................      21,585,668         21,585,668
Diluted common shares outstanding...........................................      22,000,177         22,000,177
Book value per share........................................................     $      4.60        $      4.63
Diluted book value per share................................................     $      4.51        $      4.55
Tangible book value per share...............................................     $      2.68        $      2.67
Diluted tangible book value per share.......................................     $      2.63        $      2.62

SELECTED PERFORMANCE RATIOS
Return on average assets....................................................           (0.08)%            (0.61)%
Return on average common equity.............................................           (0.69)%            (3.82)%
Efficiency ratio............................................................           97.51%            103.14%
Net interest income before provision for loan and lease losses to average
  assets....................................................................            1.91%              4.67%

SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO...............            0.24%              0.64%
Nonperforming assets to total assets........................................            0.14%              0.35%
Allowance for loan and lease losses to gross loans and leases...............            1.22%              1.22%
Allowance for loan and lease losses to nonperforming loans and leases.......          496.65%            187.20%
Net charge-offs to average loans and leases.................................            0.02%              0.14%

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.......................................................            7.44%              7.65%
Tier 1 Risk-Weighted Ratio..................................................           11.08%             11.83%
Total Risk Weighted Ratio...................................................           12.25%             12.99%
Average common equity to average assets.....................................           11.67%             15.94%

                                  RISK FACTORS

MERGER-RELATED RISK FACTORS

THE CALIFORNIA FUND WILL BE ABLE TO MAKE DECISIONS FOR CALIFORNIA COMMUNITY WITHOUT ADDITIONAL SHAREHOLDER APPROVAL AND ITS INTERESTS MAY NOT BE ALIGNED WITH YOUR INTERESTS. The California Fund will own a minimum of 94.5% of the outstanding shares of California Community common stock following the mergers. The California Fund will then be able to control, govern and manage California Community, as it will be in a position to elect all of the directors, as well as have the power to cause a change in control of California Community. In addition, the California Fund will be able to take other actions that might be favorable to the California Fund, but may not be favorable to the other shareholders.

THE CALIFORNIA FUND WILL CONTROL CALIFORNIA COMMUNITY AFTER THE MERGER AND THEREFORE, BIDDERS MAY NOT BE WILLING TO PAY A PREMIUM FOR YOUR SHARES OF CALIFORNIA COMMUNITY COMMON STOCK. The California Fund will have the power to prevent a change in control of California Community, even at a premium price, if it chooses to oppose it, and bidders might not be willing to pay a premium for the outstanding shares owned by other shareholders since the bidders will not be able to gain control of California Community.

LIMITED TRADING MARKET FOR CALIFORNIA COMMUNITY COMMON STOCK COULD MAKE IT DIFFICULT TO SELL SHARES AFTER THE MERGERS. California Community is presently 100% owned by the California Fund, and accordingly, there has been no trading market for California Community common stock. No assurances can be given that any trading market for the stock will develop subsequent to the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/Business Bank merger. California Community common stock is not listed on any stock exchange and is not included for quotation by NASDAQ. The limited trading market for California Community common stock may make the sale of shares of California Community common stock issued in the Orange/ Security First merger and in the CalWest/Business Bank merger difficult.

DIFFICULTIES OF INTEGRATING THREE COMPANIES COULD HURT CALIFORNIA COMMUNITY'S FUTURE PERFORMANCE. The earnings, financial condition and prospects of California Community after the California Community/California Financial merger, the Orange/Security First merger, and/or the CalWest/Business Bank merger depend in large part on California Community's ability to successfully integrate the operations and management of California Community and California Financial, Orange and Security First, and CalWest and Business Bank. In addition, we cannot guarantee that California Community will be able to realize any revenue improvement or cost savings as a result of the California Community/California Financial merger, the Orange/Security First merger and/or the CalWest/Business Bank merger. Furthermore, any cost savings which are realized could be offset by losses in revenues or other charges to earnings. In addition, existing customers may not be retained by the combined company or additional expenses could be incurred in retaining them. Failure to successfully integrate the operations of the merged companies could materially, adversely affect future results of operations of California Community following the California Community/California Financial merger, the Orange/ Security First merger, and/or the CalWest/Business Bank merger.

ADVERSE PERFORMANCE OF COMBINED LOAN PORTFOLIOS COULD HURT CALIFORNIA COMMUNITY'S FUTURE PERFORMANCE. California Community's performance and prospects after the California Community/ California Financial merger, the Orange/Security First merger, and/or the CalWest/Business Bank merger are largely dependent on the performance of the combined loan portfolios of Orange and Security First, of CalWest and Business Bank, and ultimately, on the financial condition of their respective borrowers and other customers. The existing loan portfolios of Orange, Security First, CalWest and Business Bank differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. Failure of California Community's management to effectively manage the combined loan portfolio could have a material, adverse effect on the business, financial condition and results of operations of California Community after the mergers. For information about Security First's loan portfolio, see "Description of Security First--Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Portfolio." For information about Business Bank's loan portfolio, see "Description of Business Bank--Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Portfolio."

LOSS OF DEPOSITS AFTER THE MERGERS COULD HURT CALIFORNIA COMMUNITY'S FUTURE PERFORMANCE. The amount of deposits at any of Orange's, Security First's, CalWest's and/or Business Bank's offices could decrease between the date of this proxy statement/prospectus, and the date the Orange/Security First merger, and/or the CalWest/Business Bank merger is completed, or at any time after the mergers may occur. If the amount of the deposits declines before or after the Orange/Security First merger, and/or the CalWest/Business Bank merger, California Community's return on equity may be reduced because the amount of leverage on California Community's capital will be less than currently anticipated by California Community's management. Achievement of the anticipated benefits of the Orange/Security First merger, and/or the CalWest/Business Bank merger is dependent upon a substantial portion of the deposits remaining with the respective banks after each of the mergers. The market for financial services is extremely competitive, and we cannot guarantee that Orange's, Security First's, CalWest's, and/or Business Bank's current deposit customers will remain depositors of Orange and/or CalWest after the Orange/Security First merger and/or the CalWest/Business Bank merger. See "Risk Factors-- Risk Factors Related to Companies' Businesses and Operations--Financial Services Business is Highly Competitive."

RISKS RELATED TO COMPANIES' BUSINESS AND OPERATIONS

DETERIORATION OF LOCAL ECONOMIC CONDITIONS COULD HURT PROFITABILITY OF
BANKS. The operations of Placer Sierra are primarily located in Placer and surrounding counties, and the operations of Orange, Security First, CalWest, and Business Bank are primarily located in Orange County and Los Angeles County. As a result of their geographic concentrations, Placer Sierra's, Orange's, Security First's, CalWest's and Business Bank's results depend largely upon economic conditions in these regional areas. Adverse local economic conditions in Orange County and Los Angeles County may have a material adverse effect on the financial condition and results of operations of California Community, Orange, Security First, CalWest and/or Business Bank. Adverse local economic conditions in Placer and surrounding counties may have a material, adverse effect on the financial condition and results of operations of California Community and Placer Sierra.

FINANCIAL SERVICES BUSINESS IS HIGHLY COMPETITIVE, WHICH COULD ADVERSELY AFFECT BANKS' EARNINGS AND PROFITABILITY, AND THE STOCK PRICE OF CALIFORNIA
COMMUNITY. The banking and financial services business in California generally, and Placer Sierra's, Orange's, Security First's, CalWest's and Business Bank's market areas specifically, is highly competitive. Placer Sierra, Orange, Security First, CalWest and Business Bank compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money-market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets, and offer a broader array of financial services than Placer Sierra, Orange, Security First, CalWest or Business Bank. There can be no assurance that Placer Sierra, Orange, Security First, CalWest or Business Bank will be able to compete effectively in their respective markets, and the results of operations of California Community, Placer Sierra, Orange, Security First, CalWest and Business Bank could be materially and adversely affected if circumstances affecting the nature or level of competition change. See "Information Concerning California Community, Security First and Business Bank--Competition."

LOAN AND LEASE LOSSES COULD HURT BANKS' OPERATING RESULTS. A significant source of risk for financial institutions like Placer Sierra, Orange, Security First, CalWest and Business Bank arises from the possibility that losses will be sustained because borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Placer Sierra, Orange, Security First, CalWest and Business Bank have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan and lease losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. These policies and procedures, however, may not prevent unexpected losses which could materially, adversely affect the respective companies' results of operations. For information about Placer Sierra's loan loss experience, see "Description of Placer Sierra--Placer Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Loss Experience." For information about Security First's loan loss experience, see "Description of Security First--Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Loss Experience." For information about Business Bank's loan loss experience, see "Description of Business Bank--Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Loss Experience."

DETERIORATION OF REAL ESTATE MARKET COULD HURT BANKS' PERFORMANCE. At June 30, 1999, approximately 79.6% of Placer Sierra's, Security First's, Business Bank's, Orange's, and CalWest's combined loans were secured by real estate. The ability of the banks to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, by increasing interest rates, or by acts of nature, including earthquakes and flooding, either of which may cause uninsured damage and other loss of value to real estate that secures Security First's, Orange's, CalWest's, Placer Sierra's and Business Bank's loans. Due to the concentration of real estate collateral, these events could have a material, adverse impact on the value of the collateral in which case Placer Sierra, Orange, CalWest, Security First or Business Bank may not recover adequate value from liquidation of collateral to cover the carrying value of the loans. For information about Placer Sierra's real estate loans, see "Description of Placer Sierra--Placer Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Loans" and "--Real Estate Loans." For information about Security First's real estate loans, see "Description of Security First--Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Loans" and "--Real Estate Loans." For information about Business Bank's real estate loans, see "Description of Business Bank--Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Loans" and "--Real Estate Loans."

INTEREST RATE FLUCTUATIONS COULD HURT OPERATING RESULTS. The income of California Community, Placer Sierra, Orange, Security First, CalWest and Business Bank depends to a great extent on "interest rate differentials" and the resulting net interest margins, that is, the difference between the interest rates earned on their respective interest-earning assets such as loans and investment securities, and the interest rates paid on their respective interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond their control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve. Generally, each of California Community, Placer Sierra, Orange, Security First, CalWest and Business Bank are adversely affected by declining interest rates. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits, and affect the rates received on loans and investment securities and paid on deposits, which could have a material adverse effect on each of California Community's, Placer Sierra's, Orange's, Security First's, CalWest's and Business Bank's business, financial condition and results of operations. For a discussion of Placer Sierra's interest rate sensitivity, see "Description of Placer Sierra--Placer Sierra's Management's Discussion and Analysis of Financial

Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk." For a discussion of Security First's interest rate sensitivity, see "Description of Security First--Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quantitative and Qualitative Disclosures About Market Risk." For a discussion of Business Bank's interest rate sensitivity, see "Description of Business Bank--Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk."

GOVERNMENT REGULATION AND LEGISLATION COULD HURT BUSINESS AND PROSPECTS OF BANKS. California Community, Placer Sierra, Orange, Security First, CalWest, and Business Bank are subject to extensive state and federal regulation, supervision and legislation, which govern almost all aspects of their respective operations. Their businesses are particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of either increasing or decreasing the cost of doing business, modifying permissible activities, or enhancing the competitive position of other financial institutions. These laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of California Community, Security First or Business Bank. California Community cannot predict what effect any presently contemplated or future changes in the laws or regulations, or their interpretations, would have on its business and prospects, but it could be material and adverse. For information about supervision and regulation of banks, bank holding companies and legislation, see "Information Concerning California Community, Security First and Business Bank."

ENVIRONMENTAL LIABILITY ASSOCIATED WITH COMMERCIAL LENDING COULD RESULT IN LOSSES. In the course of business, Placer Sierra, Orange, Security First, CalWest and Business Bank have each acquired, and may in the future acquire through foreclosure, properties securing loans they have originated or purchased which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties after acquisition by Placer Sierra, Orange, Security First, CalWest or Business Bank, as the case may be. In that event, Placer Sierra, Orange, Security First, CalWest or Business Bank, as the case may be, might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. Placer Sierra, Orange, Security First, CalWest or Business Bank, as the case may be, may not have adequate remedies against the prior owner or other responsible parties, or could find it difficult or impossible to sell the affected properties, the occurrence of any of which could have a material adverse effect on California Community's business, financial condition and operating results.

BANKS RELY HEAVILY ON TECHNOLOGY AND COMPUTER SYSTEMS, AND COMPUTER FAILURE COULD RESULT IN LOSS OF BUSINESS AND ADVERSELY AFFECT THE STOCK PRICE OF CALIFORNIA COMMUNITY. Advances and changes in technology can significantly impact the business and operations of Placer Sierra, Orange, Security First, CalWest or Business Bank. California Community, Placer Sierra, Orange, Security First, CalWest or Business Bank may face many challenges including increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. California Community's, Placer Sierra's, Orange's, Security First's, CalWest's or Business Bank's ability to compete depends on its ability to continue to adapt their respective technology on a timely and cost-effective basis to meet these demands. In addition, their respective businesses and operations are susceptible to negative impacts from computer system failures, communication and energy disruption, and unethical individuals with the technological ability to cause disruptions or failures of their respective data-processing systems.

Many computer programs were designed and developed utilizing only 2 digits in the date field, which means those computers are unable to recognize the year 2000, and the following years. This year 2000 issue creates risks for California Community, Placer Sierra, Orange, Security First, CalWest and Business Bank from unforeseen or unanticipated problems in their respective internal computer systems as well as from computer systems of the Federal Reserve Bank of San Francisco, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material adverse impact on California Community's, Placer Sierra's, Orange's, Security First's, CalWest's and Business Bank's ability to conduct their respective businesses and on their respective results of operations. For a discussion of Placer Sierra's Year 2000 readiness, see "Description of Placer Sierra--Placer Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure." For a discussion of Security First's Year 2000 readiness, see "Description of Security First--Security First's Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure." For a discussion of Business Bank's Year 2000 readiness, see "Description of Business Bank--Business Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

RISKS RELATED TO SPECIFIC COMPANIES

COMMON STOCK OF PLACER SIERRA IS PLEDGED TO SECURE DEBT OF CALIFORNIA COMMUNITY (CALIFORNIA) AND PLACER CAPITAL FUNDING LLC.

California Community (California) has 5,300,000 shares of common stock outstanding, all of which are held of record by the California Fund, and 1 share of non-cumulative preferred stock outstanding, which is held of record by Placer Capital Funding LLC. A portion of the financing for California Community (California)'s acquisition of Placer Sierra was the issuance of $18.5 million in subordinated debentures by California Community (California) to Placer Trust, which, in turn, issued $18.5 million in trust preferred securities to Placer Funding, and the issuance of 1 share of noncumulative preferred stock by California Community (California) to Placer Funding. The source of funding for Placer Funding's purchase of the trust preferred securities and the noncumulative preferred stock was a $22 million term loan from a commercial bank not affiliated with the California Fund, or any of its affiliated companies. Placer Funding is a California limited liability company, and Placer Trust is a Delaware statutory business trust, each of which was organized for the purpose of facilitating the acquisition of Placer Sierra by California Community (California). California Community (California) also obtained a $3 million revolving line of credit from the same commercial bank to facilitate the timing of its payments of dividends on the noncumulative preferred stock and interest on the subordinated debentures. The terms of the revolving line of credit provide that at no time can the aggregate principal amount of indebtedness outstanding under the revolving line of credit and the term loan exceed $22 million.

California Community (California) pledged all of the outstanding stock of Placer Sierra as collateral for the revolving line of credit and Placer Funding pledged the outstanding share of California Community (California) preferred stock and 100% of the trust preferred securities as collateral for the $22 million term loan. The credit agreements entered into between California Community (California) and Placer Funding, respectively, with the commercial bank lender each contain cross-default provisions.

Since dividends on the noncumulative preferred stock and interest on the subordinated debentures are intended to constitute the source of repayment of the $22 million term loan, California Community (California) will depend upon the payment of dividends by Placer Sierra in order for payments on the term loan to be made. In the event that Placer Sierra is unable to pay dividends to California Community (California) in an amount sufficient to fund such payments, and in the absence of any additional capital contributions to California Community (California) as an alternative funding source, the commercial bank lender will have the right to exercise its rights under the pledge agreements and to acquire control of Placer Sierra.

CALIFORNIA COMMUNITY (CALIFORNIA)'S ABILITY TO PAY DIVIDENDS MAY BE AFFECTED BY ITS DEBT SERVICE OBLIGATIONS.

The ability of California Community to pay dividends to its shareholders will be affected by the obligation of California Community (California) to use dividends paid to it by Placer Sierra first to fund the payments described above. This means that, depending upon the future operations of Placer Sierra, it may not have sufficient earnings to pay dividends to California Community (California) in amounts greater than the amounts needed to fund such payment obligations. In that event, California Community (California) may be unable to pay dividends to California Community which, in turn, would have an impact on the ability of California Community to pay dividends to its shareholders.

CAPITAL REDUCTIONS BY BANKS MAY AFFECT CALIFORNIA COMMUNITY'S ABILITY TO PAY DIVIDENDS

As conditions to the Orange/Security First merger and CalWest/Business Bank merger, Orange, Security First, CalWest and Business Bank shall each have obtained shareholder and regulatory approval to effectuate and upon consummation of the mergers shall effectuate, a reduction of capital through a distribution of cash to California Community in amounts approved by such regulatory authorities. Approval of the mergers will also include approval of the capital reductions. The capital reductions could impair the ability of Orange and CalWest, after the completion of the mergers, to pay dividends to California Community which, in turn, could inhibit California Community's ability to pay dividends to California Community's shareholders. See "Information Statement for Security First Shareholders--Description of Orange/Security First Merger--Capital Reduction" and "Proxy Statement of Business Bank--Description of CalWest/Business Bank Merger--Capital Reduction."

                           FORWARD-LOOKING STATEMENTS

WE HAVE MADE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS," "CONSIDERS" AND WORDS OF SIMILAR IMPORT. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS OF CALIFORNIA COMMUNITY OR THE MERGERS TO BE MATERIALLY DIFFERENT FROM THE FUTURE RESULTS EXPRESSED OR IMPLIED BY FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE
SECTION ENTITLED "RISK FACTORS" AT PAGES   -  OF THIS PROXY
STATEMENT/PROSPECTUS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. SHAREHOLDERS SHOULD NOT RELY HEAVILY ON THE FORWARD-LOOKING STATEMENTS.

The information contained in this proxy statement/prospectus concerning California Community and California Financial has been furnished by California Community and California Financial. The information contained in this proxy statement/prospectus concerning Security First has been furnished by Security First. The information contained in this proxy statement/prospectus concerning Business Bank has been furnished by Business Bank.

You should rely only on the information in this proxy statement/prospectus or other information referred to in this document. None of California Community, California Financial, Security First, or Business Bank has authorized anyone to provide you with other or different information. This proxy statement/prospectus
is dated October   , 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of California Community common stock in the mergers shall create any implication to the contrary.

The mailing of this proxy statement/prospectus commenced on or about October   ,
1999.

The completion of the Orange/Security First merger is not dependent upon the completion of the CalWest/Business Bank merger, and the completion of the CalWest/Business Bank merger is not dependent upon the completion of the Orange/Security First merger. Both the Orange/Security First merger and the CalWest/Business Bank merger are conditioned upon completion of the California Community/California Financial merger.

                                  INTRODUCTION

DESCRIPTION OF THE MERGER TRANSACTIONS

Two bank holding companies and four banks are participants in the mergers between California Community and California Financial, between Orange and Security First, and between CalWest and Business Bank. The two bank holding companies are California Community and California Financial. The four banks are Orange, Security First, CalWest (formerly Downey National Bank), and Business Bank.

The California Fund currently owns 100% of California Community and California Financial, and through those bank holding companies, owns 100% of three of the banks: Placer Sierra, Orange, and CalWest. California Financial owns 52% of Security First and 65% of Business Bank; the balance of the ownership of these two banks is held by other shareholders. Because the California Fund already owns 100% of California Community (California), which owns 100% of Placer Sierra, neither California Community (California) nor Placer Sierra will be a party to these mergers.

In these merger transactions, the California Fund will exchange its common stock in California Financial for common stock of California Community. Similarly, the minority shareholders of Security First and Business Bank will exchange the common stock they currently hold in those companies for common stock of California Community. As a result, California Community will then own 100% of all other banks involved in these merger transactions. The California Fund and the other shareholders will own shares only in California Community.

For operational reasons, at the time of the mergers, Orange and Security First will be merged, creating a single Orange County based bank subsidiary of California Community. Business Bank will merge into CalWest, creating a single Los Angeles County based subsidiary bank of California Community. California Community believes that the combination of these four small banks into two larger banks will increase their operating efficiency and market competitiveness going forward.

NEGOTIATION OF THE MERGER TERMS

Discussions that led to the mergers began in June of 1999, and continued through July and August. Representatives of the California Fund, California Community, California Financial, Orange, Security First, CalWest and Business Bank concluded that a combination of all the companies involved in the merger transactions would provide advantages to shareholders in reducing operating expenses of the combined companies. They also saw possible future advantages in marketplace competitiveness and market valuation for the larger combined parent company. In order to complete such a combination, however, it would be necessary to value each of the companies relative to the others. The parties therefore next considered how such values might be determined.

None of the companies has a trading market, so the use of trading market values to value the companies was not feasible. The use of a multiple of trailing earnings, frequently used in such valuations, was considered and rejected. The parties felt that a multiple of trailing earnings would unfairly depress the value of Business Bank and Security First. Business Bank experienced a loss in 1998 and the first half of 1999 due in part to its start-up costs. Security First earned only $174,000 in the six months ending June 30, 1999. However, its management was forecasting a sharp increase in its earnings for the second half of 1999 and for the year 2000.

Accordingly, the parties agreed that the best basis for relative valuation in the mergers was a multiple of projected bank earnings for the year 2000. They also agreed that because of the differing levels of goodwill amortization in the various banks, the parties would use forward cash earnings for valuation purposes. Cash earnings differ from GAAP earnings in adding back the amount of goodwill and core deposit intangible amortization, non-cash deductions from earnings.

Each party developed a forecast for year 2000 cash earnings for its bank on a stand-alone basis. The parties then reviewed and accepted each other's forecasts for valuation purposes. The parties also agreed on the amount of operating expense reductions likely to result from the mergers in the year 2000. In negotiation, the parties agreed that for valuation purposes the entire benefit of the expense reduction likely in the Orange/Security First merger would be added to Security First's forecast earnings, and the entire benefit of the CalWest/Business Bank merger savings would be credited to Business Bank.

The parties then analyzed the multiples of future earnings reported for publicly traded banks and bank holding companies, and selected 16 times forward earnings as a reasonable basis for valuation. The forecast earnings of each of the companies was multiplied by 16. The resulting values for each company were used in allocating the ownership of California Community after the mergers, in deriving valuations per share for purposes of the mergers, and in calculating the share exchange ratios provided for in the merger agreements.

By applying this methodology, Security First Bank was valued at $0.6229 per share for purposes of the Orange/Security First merger, Business Bank was valued at $10.00 per share for purposes of the CalWest/Business Bank merger, California Financial was valued at $12.69 per share for purposes of the California Financial/California Community merger and California Community was valued at $6.64 per share for purposes of all the mergers.

The per share values derived in this manner are not necessarily indicative of actual values or actual future values of California Community common stock, which might be substantially higher or lower. These values are not appraisals, and are not predictions of prices at which California Community shares might trade at the present time or at any time in the future. The forward earnings forecasts used in developing these values are unpredictable, and are not certain to occur as projected.

Additional information concerning the analyses by the Boards of Directors of Security First and Business Bank of the respective mergers and the opinions of their respective financial advisors can be found at "Description of the Orange/Security First Merger--Background and Reasons for the Orange/ Security First Merger", "Description of the Orange/Security First Merger--Opinion of Security First's Financial Advisor", "Description of the CalWest/Business Bank Merger--Background and Reasons for the CalWest/Business Bank Merger" and "Description of the CalWest/Business Bank Merger--Opinion of Business Bank's Financial Advisor".

EFFECT OF THE MERGER TRANSACTIONS

After the merger transactions described above, California Community will have three subsidiary banks: Placer Sierra in northern California, and Orange and CalWest in southern California. California Community intends to operate these three banks as separate entities, each having its own management and staff. Each bank will compete for banking business in its own market area.

Headquartered in Auburn, California, Placer Sierra has 25 banking offices. As of June 30, 1999, Placer Sierra had total assets of $573 million, loans totaling $374 million, and total deposits of $537 million. Following the merger transactions, Placer Sierra will continue to focus on growth in its historic service area, from the city of Sacramento, California to the Nevada border. Existing management will continue to lead Placer Sierra's efforts.

Orange and Security First will be combined in a merger and the resulting bank will operate under the Orange name. Management of the combined bank will be drawn from the existing executives of both Orange and Security First. As of June 30, 1999, these two banks had combined assets of $146 million, loans of $80 million, and deposits of $124 million. They operate three branches in Orange County, California, and as a combined company after the merger will continue to focus on Orange County as their primary market area.

The combined CalWest and Business Bank had assets of $76 million, loans of $36 million, and deposits of $59 million, as of June 30, 1999. The combined banks, under the new name of CalWest, will compete for business in Los Angeles County.

California Community believes that maintaining separate subsidiary banks that focus on discrete market areas can be an effective way to compete in the marketplace. Its subsidiary banks will benefit from some of the efficiency that a larger organization can provide, but will seek to maintain the local ties and affinities from which a community-based bank may benefit.

      DESCRIPTION OF THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER

GENERAL

California Community and California Financial are both 100%-owned subsidiaries of the California Fund. California Community owns 100% of California Community (California). The California Fund has determined that the California Community/California Financial merger will allow it to more economically manage its banking subsidiaries. The California Community/California Financial agreement sets out the terms of the California Community/California Financial merger. A copy of the California Community/ California Financial agreement is attached to this proxy statement/prospectus as Exhibit I, and is incorporated in this proxy statement/prospectus by this reference.

INTEREST OF CERTAIN PERSONS IN CALIFORNIA COMMUNITY (CALIFORNIA)

California Community (California) entered into an agreement in August, 1999 with the general partner of the California Fund, Belvedere Capital, under which California Community (California) engaged Belvedere Capital as California Community (California)'s exclusive financial advisor in connection with financing and acquisition transactions. With respect to the acquisition of Placer Sierra by California Community (California), and the debt financing completed by California Community (California) with an unaffiliated commercial bank lender in that transaction, or with respect to any debt financing completed by California Community (California) with any other lender in connection with any other acquisition transaction, and the provision by Belvedere Capital in any such transaction of financial advisory services, California Community (California) agreed to pay Belvedere Capital an amount equal to three percent (3%) of the aggregate amount financed in the transaction. Accordingly, the fee payable by California Community (California) to Belvedere Capital in connection with the acquisition of Placer Sierra was $660,000. See "Description of Capital Stock of California Community, California Community (California), Security First and Business Bank--California Community (California).

In the event of any acquisition of any other financial institution by California Community (California) in connection with which California Community (California) completes an equity financing with an investor other than the California Fund, California Community (California) will pay Belvedere Capital for any financial advisory services provided by Belvedere Capital, an amount equal to five percent (5%) of the aggregate amount financed in the transaction.

The agreement also provides that, regardless of whether a given transaction is completed, California Community (California) will reimburse Belvedere Capital for all reasonable out-of-pocket expenses incurred by Belvedere Capital in connection with the transaction. In connection with the agreement, California Community (California) also agreed to indemnify Belvedere Capital against certain liabilities.

THE CALIFORNIA FINANCIAL CONVERSION RATE. Pursuant to the California Community/California Financial agreement, each share of California Financial common stock which is outstanding immediately prior to the California Community/California Financial merger will automatically be canceled and will be converted into the right to receive from California Community 1.9099 shares of California Community common stock.

REGULATORY APPROVAL AND COMPLETION OF THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER

The California Community/California Financial merger is subject to approval by the California Department of Financial Institutions. The completion of the California Community/California Financial merger is anticipated to take place on a day which shall not be later than 30 days after the receipt of the last required regulatory approval and expiration of all applicable waiting periods.

It is presently anticipated that the California Community/California Financial merger will be completed during the last quarter of this year.

FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES

The following is a description of all material federal and California income tax consequences of the California Community/California Financial merger. The following is not a complete description of all tax consequences of the California Community/California Financial merger.

An opinion of Lillick & Charles LLP, counsel for California Community and California Financial, has been delivered to California Community which states that, for federal and related California income tax purposes, under current law, assuming that the California Community/California Financial merger and related transactions will take place as described in the California Community/California Financial agreement, the California Community/ California Financial merger will constitute a reorganization under Section 368 of the Internal Revenue Code. Assuming the opinion is not withdrawn or changed due to changes in laws, or otherwise, prior to the date of the California Community/California

Financial merger, material federal and related California income tax consequences of the California Community/California Financial merger, in the opinion of Lillick & Charles LLP, will be substantially as follows:

- no gain or loss will be recognized by California Community or California Financial in the California Community/California Financial merger;

- the basis and holding periods of the assets of California Financial will carry over to California Community;

- no gain or loss will be recognized by the holder of California Financial common stock upon the exchange of such stock solely for California Community common stock;

- the receipt of cash in lieu of fractional share interests of California Community common stock by the holder of California Financial common stock will result in gain or loss equal to the difference between the amount of cash received and the tax basis allocated to its fractional share interests;

- the tax basis of California Community common stock received by the holder of California Financial common stock will be the same as the tax basis of the California Financial common stock converted in the California
  Community/California Financial merger; and

- the holding period of California Community common stock in the hands of the shareholder of California Financial stock will include the period during which the California Financial common stock converted in the California Community/California Financial merger was held, provided that the California Financial common stock was held as a capital asset on the date of the California Community/California Financial merger.

In developing its opinion, Lillick & Charles LLP relied upon facts and representations provided to it by California Community's management and California Financial's management, and made no independent determination of the facts and representations. The representations that California Community's management and California Financial's management made were factual in nature. In addition, Lillick & Charles LLP's opinion was based upon the analysis of the current Internal Revenue Code, the California Revenue Taxation Code, the regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and any change may be retroactively effective. If so, Lillick & Charles LLP's opinion may be affected and may not be relied upon. Moreover, the opinions are not binding on the IRS, the California Franchise Tax Board, or the courts, but represent the best judgment of Lillick & Charles LLP as to the likely outcome of the issues involved. Lillick & Charles LLP assumes no responsibility to update its opinion after the date of the California Community/California Financial merger because of such change. Further, any variation or differences in the facts or representations, for any reason, may affect Lillick & Charles LLP's opinion, perhaps in an adverse manner, and make it inapplicable.

             INFORMATION STATEMENT FOR SECURITY FIRST SHAREHOLDERS

California Financial and the California Fund, which together own more than 50% of the outstanding shares of Security First common stock, will execute written consents approving the Orange/Security First merger. After the California Community/California Financial merger and the Orange/Security First merger, Orange will be the surviving bank, and will be a subsidiary of California Community.

SECURITY FIRST IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND SECURITY FIRST A PROXY.

OUTSTANDING SECURITIES

There were 17,326,724 shares of Security First common stock outstanding as of September 15, 1999 the Security First record date, held by approximately 341 record holders.

Approval of the Orange/Security First merger requires the affirmative vote of the holders of a majority of the outstanding shares of Security First common stock. As California Financial owns in excess of 50% of Security First's common stock, no further votes are required for approval of the Orange/ Security First merger.

APPROVALS OF THE BOARDS OF DIRECTORS

The Boards of Directors of Orange and Security First have each unanimously voted in favor of the proposals relating to the Orange/Security First merger.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of Security First common stock held by the principal shareholders of Security First. The beneficial owner of a security is a person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, the security, or (b) investment power which includes the power to dispose, or to direct the disposition, of the security. The beneficial owner of a security is also a person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting himself of beneficial ownership of a security or preventing the vesting of beneficial ownership.

Shares subject to options presently exercisable or exercisable within 60 days of September 15, 1999 are deemed to be beneficially owned by the holder, but are not treated as outstanding for computing the beneficial ownership of any other person.

SECURITY FIRST PRINCIPAL SHAREHOLDERS. Security First's Board of Directors knows of no person who owns beneficially more than 5% of the outstanding shares of Security First common stock as of September 15, 1999, except for the persons in the following table:

NAME AND ADDRESS                                                      AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                                   BENEFICIAL OWNERSHIP  PERCENTAGE OF CLASS (1)
--------------------------------------------------------------------  --------------------  -----------------------
California Financial................................................        11,200,000                 57.46%
10101 Slater Avenue
Fountain Valley, California 92728

The California Fund.................................................         2,450,000(2)              12.68%
One Maritime Plaza, Suite 825
San Francisco, California 94111

------------------------

(1) In 1996, Security First's former bank holding company, Pacific Inland Bancorp, Inc., issued to certain Security First directors and others, 5-year, 12% debentures in the principal amount of $1,050,000, which are convertible as to principal and unpaid interest into shares of common stock at the rate of $0.40 per share. In 1997 and 1998, the California Fund purchased from certain holders thereof (including directors) all of their right, title and interest in and to a total of $980,000 in debentures. The percentage of ownership shown here includes the effect of the conversion of the principal amount only ($1,050,000) of the debentures.

(2) Consists of the effect of the conversion of the principal amount only ($980,000) of the debentures.

MANAGEMENT

For information about the number of shares of Security First common stock beneficially owned by each director and executive officer and by all directors and executive officers as a group, see "Description of Security
First--Management" at page   of the proxy statement/prospectus.

PRINCIPAL SHAREHOLDER OF CALIFORNIA COMMUNITY FOLLOWING THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER AND THE ORANGE/SECURITY FIRST MERGER. The California Community and Security First Boards of Directors anticipate that if the California Community/California Financial merger and the Orange/Security First merger are completed, no one will own beneficially more than 5% of California Community common stock, except the California Fund, which will own approximately 95.9%. See "Description of the Orange/Security First Merger--Security First Conversion Rate and Exchange of Shares and Options."

PRINCIPAL SHAREHOLDER OF CALIFORNIA COMMUNITY FOLLOWING THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER, THE ORANGE/SECURITY FIRST MERGER, AND THE CALWEST/BUSINESS BANK MERGER. The California Community, Security First and Business Bank Boards of Directors anticipate that if the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/ Business Bank merger are completed, no one will own beneficially more than 5% of California Community common stock, except the California Fund, which will own approximately 94.5%.

                DESCRIPTION OF THE ORANGE/SECURITY FIRST MERGER

GENERAL

This section of the Security First information statement contains information furnished by the California Community and Security First Boards of Directors with respect to the Orange/Security First agreement. The Orange/Security First agreement sets out the terms of the merger of Security First with Orange.

Under the terms of the Orange/Security First agreement, Security First will be merged with Orange, and Orange will be the surviving corporation of the Orange/Security First merger. Upon completion of the Orange/Security First merger, each share of Security First common stock, other than shares held by shareholders who exercise and perfect dissenters' rights, shall be converted into the right to receive from California Community 0.0938 shares of California Community common stock. See "Description of the Orange/Security First Merger--Security First Conversion Rate and Exchange of Shares and Options." As a result of the California Community/California Financial merger, Orange will become a wholly-owned subsidiary of California Community.

A copy of the Orange/Security First agreement is attached to this proxy statement/prospectus as Exhibit II, and is incorporated in this proxy statement/prospectus by this reference.

BACKGROUND AND REASONS FOR THE ORANGE/SECURITY FIRST MERGER

The Orange/Security First Bank merger is part of an overall reorganization of the bank holding company and bank subsidiaries of the California Fund, in order to contribute to the future performance of the combined companies by eliminating duplicate costs and by creating larger banks that can better compete with other financial institutions in their respective communities. The first step is to merge California Community and California Financial, both of which are 100% owned by the California Fund. The second step is to concurrently merge Security First into Orange, and Business Bank into CalWest. Orange and CalWest are 100% owned by California Financial. California Financial owns approximately 52% of Security First, and California Financial owns approximately 65% of Business Bank.

The Security First Board of Directors, to protect its minority shareholders, engaged the services of Carpenter to advise it on financial aspects of the Orange/Security First merger, and to issue an opinion that the transaction was fair, from a financial point of view, to Security First and its shareholders. Carpenter issued its fairness opinion on August 26, 1999. The Security First Board of Directors met on August 26, 1999, and again on September 1, 1999. At the September 1 Security First Board of Directors meeting, the Board of Directors unanimously approved the Orange/Security First merger.

SECURITY FIRST'S ANALYSIS. In determining to approve the Orange/Security First agreement and recommend that Security First's shareholders approve and authorize the Orange/Security First agreement, the Security First Board of Directors consulted with Security First's senior management, its financial advisor, as well as its legal counsel, and considered the following material factors:

/ / the potential increased liquidity to be provided to Security First's shareholders by receiving shares of California Community common stock in exchange for their shares of Security First's common stock. The Board of Directors of Security First believed that because there would be a larger number of shareholders and outstanding shares of California Community after the California Community/ California Financial merger, the CalWest/Business Bank merger, and the Orange/Security First merger, the shareholders of Security First might receive the benefit of a more active market for their shares after completion of all three merger transactions;

/ / the economic conditions and prospects for the markets in which Security
    First operates, and competitive pressures in the financial services industry in general, and the banking industry in particular;

/ / the enhancement of Security First's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another Orange County bank such as Orange;

/ / information concerning the business, results of operations, asset quality and financial condition of Security First and Orange on a stand-alone and combined basis, and the future growth prospects of Orange following the Orange/Security First merger;

/ / the cost savings and operational synergies which may be achieved as a result of the Orange/Security First merger;

/ / the terms and conditions of the Orange/Security First agreement and related agreements;

/ / the potential disadvantages of the Orange/Security First merger. These were principally the possible adverse effect on employees of Security First, and the potential adverse effect on Security First's customers from being merged into Orange;

/ / Carpenter's analysis of the financial condition, results of operations, business, prospects and stock price of Security First and comparison of Security First to other banks and bank holding companies operating in its industry;

/ / an analysis of the terms of other acquisitions in the banking industry;

/ / the opinion of Carpenter to the effect that, as of the date of the opinion, the Security First conversion rate is fair, from a financial point of view, to the holders of Security First common stock; and

/ / the expectation that the Orange/Security First merger will constitute a tax-free reorganization for federal income tax purposes.

The above discussion of the factors considered by the Security First Board of Directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Security First Board of Directors, the Security First Board of Directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.

The Security First Board of Directors believes the Orange/Security First merger to be in the best interests of Security First, its shareholders and banking customers. Following the Orange/Security First merger, Security First will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Furthermore, it is believed that the Orange/Security First merger will result in a bank which will be a stronger and more viable financial institution, better able to compete with the major banks in the areas now served by Orange and Security First.

THE SECURITY FIRST BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ORANGE/SECURITY FIRST MERGER AGREEMENT.

SECURITY FIRST CONVERSION RATE AND EXCHANGE OF SHARES AND OPTIONS

SECURITY FIRST CONVERSION RATE. Each share of Security First common stock which is outstanding immediately prior to the Orange/Security First merger, other than shares as to which its holders have exercised and perfected dissenters' rights, will automatically be canceled and will be converted into the right to receive from California Community 0.0938 shares of California Community common stock.

No fractional shares of California Community common stock will be issued in the Orange/Security First merger. Instead, shareholders of Security First will receive an amount in cash equal to the product, rounded to the nearest hundredth, obtained by multiplying (a) $0.6229 per share by (b) the fraction of a share of California Community common stock to which the holder would otherwise be entitled.

EXCHANGE PROCEDURE. Each holder of a certificate representing shares of Security First common stock shall surrender the certificate, duly endorsed as California Community may require, to the Security First exchange agent. Each holder shall then receive from California Community in exchange for the certificate:

/ / a certificate representing the number of whole shares of California
    Community common stock to which the holder shall have become entitled based upon the Security First conversion rate; and

/ / a check for any fractional share.

Upon surrender for cancellation to the Security First exchange agent of one or more Security First certificates for shares of Security First common stock, accompanied by the transmittal letter which will be sent to the Security First shareholders, the Security First exchange agent shall, promptly after the completion of the Orange/Security First merger, deliver to each holder of surrendered Security First certificates, new certificates representing the appropriate number of shares of California Community common stock and checks for payment of fractional shares.

Until Security First certificates have been surrendered and exchanged, each outstanding Security First certificate shall be deemed for all corporate purposes to represent the number of shares of California Community common stock into which the number of shares of Security First common stock shown thereon have been converted. No dividends or other distributions which are declared on California Community common stock will be paid to persons otherwise entitled to receive the same, until the Security First certificates have been surrendered in exchange for new certificates in the manner provided in the Orange/Security First agreement, but upon the surrender, the dividends or other distributions, from and after the completion of the Orange/Security First merger, will be paid to those persons in accordance with the terms of the California Community common stock. In no event shall the persons entitled to receive the dividends or other distributions be entitled to receive interest on the dividends or other distributions.

No shareholder will be liable for any transfer taxes unless a certificate for California Community common stock is to be issued in a name other than the shareholder's. It shall be a condition of the issuance that the person requesting the issuance shall properly endorse the Security First certificates and shall pay to California Community or the Security First exchange agent any transfer taxes owed for that transfer or for any prior transfer or establish to the satisfaction of California Community or the Security First exchange agent that the taxes have been paid or are not payable.

If any holder of Security First common stock is unable to surrender his or her Security First certificates because the certificates have been lost or destroyed, the holder may instead deliver an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Security First exchange agent and California Community.

DIRECTORS AND MANAGEMENT OF ORANGE AFTER THE ORANGE/SECURITY FIRST MERGER

At the effective time of the Orange/Security First merger, the directors and management of Orange shall be as follows:

NAME                                  POSITION                             PRINCIPAL OCCUPATION
---------------------------  --------------------------  ---------------------------------------------------------
Ronald W. Bachli             Director                    Manager, Belvedere Capital Partners LLC
                                                         Director, President and Chief Executive Officer,
                                                         California Community

Larry Ballard                Director                    Attorney At Law

Robert Campbell              President,                  Banking Executive
                             Chief Operating Officer

Richard W. Decker, Jr.       Director                    Manager, Belvedere Capital Partners LLC
                                                         Chairman and Director, California Community

Harvey Ferguson              Chairman, Chief             President & Chief Executive Officer, Orange
                             Executive Officer and       Chief Executive Officer, Director, CalWest
                             Director                    Interim Chief Executive Officer, Director,
                                                         Business Bank

Frank T. Harrison            Director                    President, General Air Conditioning

Robert Kushner               Director                    Certified Public Accountant, Partner, Kushner, Smith,
                                                         Joanou & Gregson, LLP
                                                         Director, California Community

Robert M. Miller             Director                    Vice President, Computer Power Solutions, Inc.

Clifford R. Ronnenberg       Director                    Chairman, CR&R Incorporated

Philip C. Harford            Chief Financial Officer     Banking Executive

Roy Logsdon                  Chief Credit Officer        Banking Executive

TERMINATION OF OUTSTANDING STOCK OPTIONS FOR SHARES OF SECURITY FIRST COMMON STOCK. When the Orange/Security First agreement was executed, all outstanding rights to acquire Security First common stock pursuant to existing stock options for shares of Security First common stock became exercisable, whether or not they were previously vested. As of the effective date of the Orange/Security First merger, the Security First stock option plans will terminate and the right to exercise options to purchase Security First common stock will cease.

DEBENTURES CONVERTIBLE INTO SECURITY FIRST COMMON STOCK. The obligation of Security First to issue shares of its common stock upon conversion of outstanding debentures of Pacific Inland Bancorp, Security First's former bank holding company, will be assumed by California Community at the effective time of the Orange/Security First merger. Upon completion of the Orange/Security First merger, Security First common stock issuable pursuant to outstanding debentures shall be converted, without any action on the part of the holders, into the right to acquire California Community common stock upon payment of the adjusted conversion price (which will equal the conversion price per share for shares issuable under the debentures immediately prior to the merger, divided by the Security First conversion rate), in an amount equal to the number of shares of California Community common stock the debenture holder would have received pursuant to the merger, if he or she had exercised all his or her debentures immediately prior the merger.

CAPITAL APPRECIATION RIGHTS. The obligation, if any, of Security First to issue shares pursuant to capital appreciation rights described below will be assumed by California Community, after the Orange/ Security First merger. In connection with a 1996 public offering of common stock, Security First provided to shareholders of Pacific Inland the benefit of any recoveries Security First might experience as a result of the collection of certain specified judgments and other claims, after certain adjustments, in the form of capital appreciation rights. Prior to the 1996 offering, Pacific Inland owned 100% of Security First's outstanding common stock. The capital appreciation rights provide that as of December 31, 1997, 1998, and 1999 Security First's recovery, if any, net of collection and reasonable management costs and expenses, will be calculated. The capital appreciation rights provide that if there is a positive net recovery in any of 1997, 1998, or 1999, shares of common stock would be distributed to the holders of the capital appreciation rights in that year. The amount of Security First stock to be distributed in any covered year is calculated by dividing the net recovery amount by $0.40 and allocating the amount to capital appreciation rights holders on a pro rata basis.

The right, if any, of holders of capital appreciation rights to receive shares of Security First common stock pursuant to the capital appreciation rights will be converted into the right to receive shares of California Community common stock, as adjusted by the Security First conversion rate, in an amount equal to the number of shares of California Community common stock which holders of the capital appreciation rights would have received if shares of Security First common stock had been issued pursuant to the capital appreciation rights prior to the effective time of the Orange/Security First merger.

CAPITAL REDUCTION

As a condition to the Orange/Security First merger, each of Orange and Security First shall immediately prior to the effective time of the merger have obtained the approval of all appropriate regulators to effectuate, and upon completion of the merger shall effectuate, a reduction of capital through a distribution of cash to California Community in amounts approved by the regulatory authorities. Orange has applied for approval of a capital reduction of up to $3 million, and Security First has applied for approval of a capital reduction of up to $3.3 million. Since applicable state and federal law also requires shareholder approval of any capital reductions, shareholder approval of the Orange/Security First merger includes approval of such capital reductions.

INTERESTS OF CERTAIN PERSONS IN THE ORANGE/SECURITY FIRST MERGER AND MATERIAL CONTRACTS WITH SECURITY FIRST AND ITS AFFILIATES

In considering the recommendation of the Security First Board of Directors for approval of the Orange/Security First merger, the shareholders of Security First should be aware that certain members of the Board of Directors of Security First may have a substantial interest in the Orange/Security First merger as described below.

Upon completion of the Orange/Security First merger, certain as yet unspecified Security First directors shall become directors of Orange, to serve until the next annual meeting of shareholders of Orange, and until their successors are elected and qualified. Additionally, Robert Campbell, President and Chief Executive Officer of Security First, will become President and Chief Operating Officer of Orange.

Also, all options to purchase Security First common stock, whether vested or not, became exercisable when the Orange/Security First agreement was executed. However, all Security First options must be exercised prior to completion of the Orange/Security First merger.

REGULATORY APPROVAL AND COMPLETION OF THE ORANGE/SECURITY FIRST MERGER

The Orange/Security First merger is subject to approval by the California Department of Financial Institutions, and the Board of Governors of the Federal Reserve System. The completion of the Orange/Security First merger is anticipated to take place not later than 30 days after:

/ / the receipt of the last required regulatory approval and expiration of all applicable waiting periods; and

/ / satisfaction of the conditions precedent to the obligations of each of California Community, Orange and Security First, or the written waiver of the conditions by California Community or Security First, as applicable.

It is presently anticipated that the Orange/Security First merger will be completed during the last quarter of this year.

CONDITIONS TO THE ORANGE/SECURITY FIRST MERGER

The Orange/Security First agreement provides that the completion of the Orange/Security First merger is subject to various conditions which must be satisfied before the completion of the Orange/Security First merger, including the following:

1. The Orange/Security First agreement and the Orange/Security First merger shall have been approved by the vote of the holders of a majority of the outstanding stock of Security First.

2. All approvals or permits required to be obtained, and all waiting periods required to expire, for the Orange/Security First merger shall have been obtained or expired, without the imposition of any materially burdensome condition on any party to the Orange/Security First merger, as determined by the party affected.

3. There shall not be any action taken, or any law, regulation or order enacted, enforced or deemed applicable to the Orange/Security First merger, by any government entity which:

    / / makes the completion of the Orange/Security First merger illegal;

    / / requires the divestiture by California Community of any material asset or of a material portion of the business of California Community; or

    / / imposes any condition upon California Community or its subsidiaries which in the judgment of California Community would be materially burdensome.

4. California Community's registration statement shall have become effective under the Securities Act and no "stop order" suspending the effectiveness of the registration statement shall have been issued and shall remain in effect. No action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated in the Orange/Security First agreement.

5.  The Security First stock option plans shall have been terminated.

6. The representations and warranties of each of California Community, Orange and Security First set forth in the Orange/Security First agreement shall be true in all material respects as of the date of completion of the Orange/Security First merger. Each of California Community, Orange and Security First shall have duly performed and complied in all material respects with all agreements required by the Orange/Security First agreement, except where the failure to so perform and comply would not have or would not be reasonably likely to have a material adverse effect on Security First or Orange as the surviving corporation of the Orange/Security First merger. None of the events or conditions entitling either party to terminate the Orange/Security First agreement shall have occurred and be continuing.

7. California Community, Orange and Security First shall have received certificates of officers of the other parties stating that the representations and warranties as set forth in the Orange/Security First agreement are true and correct, and opinions of counsel for the other parties.

8. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by the Orange/ Security First agreement which presents a substantial risk that the transactions will be restrained or that either California Community, Orange or Security First may suffer material damages.

9. The holders of no more than 10% of the outstanding shares of Security First common stock shall have exercised dissenters' rights.

10. There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of Security First taken as a whole, from December 31, 1998 to the date of completion of the Orange/Security First merger, that results in a material adverse effect as to Security First, taken as a whole.

11. No event or circumstance shall have occurred which has had, or could reasonably be expected to have, a material adverse effect on Security First.

12. Security First shall have received a written opinion from Carpenter confirming the fairness of the terms of the Orange/Security First merger to Security First and its shareholders, from a financial point of view, and this opinion shall not have been withdrawn prior to the date of completion of the Orange/Security First merger.

13. Orange and Security First shall have obtained shareholder approval and the approval of all appropriate regulators to effectuate, upon completion of the Orange/Security First merger, a capital reduction through a distribution of cash to California Community in amounts approved by regulatory authorities.

On            , 1999, the Federal Reserve approved the Orange/Security First merger, subject to approval of the shareholders of Security First. The California Department of Financial Institutions approved the Orange/Security First merger subject to approval of the shareholders of Security First on
           , 1999. In addition, on August 26, 1999, Carpenter rendered its written opinion to the Security First Board of Directors, that the merger consideration to be received in the Orange/Security First merger is fair, from a financial point of view, to the Security First shareholders.

WAIVER, AMENDMENT AND TERMINATION

Any term or provision of the Orange/Security First agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time, by the party which is, or whose shareholders are, entitled to the benefits of the term or provision.

The Orange/Security First agreement provides that it may be terminated prior to the completion of the Orange/Security First merger:

1. By mutual consent of the California Community and Security First Boards of Directors.

2. By California Community, Orange or Security First upon the failure to satisfy any conditions specified in the Orange/Security First agreement, if the failure is not caused by any action or inaction of the party requesting termination.

3. By California Community, if the Security First Board of Directors approves a transaction in which any person or group of persons, other than California Community, acquires ownership or control of 5% or more of Security First's common stock.

4. By California Community, Orange or Security First if there shall have been a material breach of any of the representations or warranties of the other party, which breach, in the reasonable opinion of the terminating party, by its nature cannot be cured or is not cured prior to the closing of the Orange/Security First merger, and which breach would, in the reasonable opinion of the terminating party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party.

5. By California Community, Orange or Security First after the occurrence of a default by the other party and the continuance of the default for a period of 20 business days after written notice of the default, if the default, in the reasonable opinion of the terminating party, cannot be cured prior to the closing of the Orange/Security First merger.

6. By California Community, Orange or Security First upon the failure of any of the conditions specified in the Orange/Security First agreement to have been satisfied prior to January 31, 2000.

OPINION OF SECURITY FIRST'S FINANCIAL ADVISOR

GENERAL

Pursuant to an engagement letter dated July 8, 1999, Security First engaged Carpenter to provide financial advisory services and a fairness opinion with respect to the merger. Carpenter is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. Security First selected Carpenter to render the opinion on the basis of its experience and expertise in transactions similar to the merger, and its reputation in the banking and investment communities. No limitations were imposed by Security First on Carpenter with respect to the investigations made or procedures followed in rendering its opinion.

At a meeting of the Security First Board of Directors on August 26, 1999, Carpenter delivered its oral opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration pursuant to the Orange/Security First agreement was fair to Security First shareholders, from a financial point of view. Carpenter's oral opinion was subsequently confirmed in writing as of such date.

The full text of Carpenter's written opinion to the Security First Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Carpenter, is attached hereto and is incorporated herein by reference. The following summary of Carpenter's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter does not admit that it is an expert with respect to the registration statement of which this proxy statement/prospectus is a part within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor does Carpenter admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter's opinion is directed to the Security First Board of Directors, covers only the fairness of the consideration to be received by holders of Security First common stock, from a financial point of view, as of the date of the opinion, and does not constitute a recommendation to any holder of Security First common stock as to how such shareholder should vote.

In connection with its opinion, Carpenter, among other things:

- reviewed certain publicly-available financial and other data with respect to California Community, California Financial, Placer Sierra, Orange, Security First, Business Bank, and CalWest including the consolidated financial statements for recent years and interim periods to June 30, 1999, and certain other relevant financial and operating data relating to these companies made available to Carpenter from published sources and from the internal records and projections of Security First;

- reviewed the Orange/Security First merger agreement;

- reviewed certain information concerning the trading of, and the trading market for, Security First common stock and California Community common stock;

- compared Security First and California Community, from a financial point of view, with certain other companies in the banking industry which Carpenter deemed to be relevant;

- considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Carpenter deemed to be comparable, in whole or in part, to the Orange/Security First merger;

- reviewed and discussed with representatives of the management of Security First and California Community certain information of a business and financial nature regarding Security First and California Community, furnished to Carpenter by them;

- made inquiries regarding and discussed the Orange/Security First merger and the Orange/Security First agreement and other matters related thereto with Security First's counsel; and

- performed such other analyses and examinations as Carpenter deemed appropriate.

In connection with its review, Carpenter did not assume any obligation independently to verify the foregoing information, and relied on such information being accurate and complete in all material respects. Carpenter also assumed that there were no material changes in Security First's or California Community's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it.

Carpenter relied on advice of counsel to Security First as to all legal matters with respect to Security First, the Orange/Security First merger and the Orange/Security First agreement. Security First acknowledged that Carpenter did not discuss with Security First's independent accountants any financial reporting matters with respect to Security First, the Orange/Security First merger or the Orange/ Security First agreement. Security First informed Carpenter, and Carpenter assumed that the Orange/ Security First merger, with respect to the acquisition of the minority interests, would be accounted for as a purchase under generally accepted accounting principles or GAAP. Carpenter assumed that the Orange/Security First merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Carpenter assumed that the allowance for loan losses for each of Security First, Orange, CalWest, and Business Bank are in the aggregate adequate to cover such losses. In addition, Carpenter did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the companies involved in the Orange/Security First merger, nor was Carpenter furnished with any such appraisals. Finally, Carpenter's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter as of, the date of the opinion. Accordingly, although subsequent developments may affect Carpenter's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

Set forth below is a summary of Carpenter's analysis in connection with its opinion that is complete in all material respects.

REVIEW OF CALIFORNIA COMMUNITY AND SECURITY FIRST. Carpenter analyzed Security First, California Community, Placer Sierra, Orange, Business Bank, CalWest, and California Financial, as reported by the companies in their respective annual reports and regulatory filings, and by combining them on a pro-forma basis. In reviewing California Community, Carpenter combined the financial statements of California Community (California), Placer Sierra, Business Bank, CalWest and Orange.

TRADING ACTIVITY AND PRICES. Neither Security First nor California Community is publicly traded in any significant volume.

IMPUTED MARKET VALUE OF SECURITY FIRST AND CALIFORNIA COMMUNITY. Because of the absence of a trading market in Security First and California Community common stock, Carpenter calculated imputed stock values for both companies based on the trading prices of comparable companies. Because both Security First and California Community had trailing earnings that were substantially lower than their forecast forward earnings, Carpenter deemed that a forward earnings multiple rather than a trailing earnings multiple was appropriate in arriving at such an imputed valuation. To arrive at an appropriate forward earnings multiple, Carpenter took the following steps:

- Carpenter first compiled a list of publicly-traded California community banks with assets between $1 billion and $10 billion, comprising a total of 17 companies, and a list of publicly-traded small California community banks with assets less than $100 million comprising a total of 39 companies;

- Carpenter then derived an average price to trailing earnings ratio for these two groups of companies. As of August 27, 1999, the publicly traded community banks price to trailing earnings multiple was 18.0x, and the publicly traded small banks multiple was 17.7x. Based on its review of historical earnings growth in the period 1996 through 1998 for the applicable companies, and consensus forecast earnings growth rates for western banks for the year 2000, Carpenter then estimated a 12.0% average earnings growth rate for 2000. Carpenter used this growth rate to arrive at an estimate of future earnings of the publicly traded community banks and the publicly traded small banks as referenced above;

- Carpenter then derived from those projected future earnings a forward earnings multiple of 16.1x and 15.8x, respectively. Carpenter rounded these multiples to the nearest whole number, and on that basis selected a forward earnings multiple of 16x, the earnings multiple, to arrive at an imputed valuation for Security First and California Community common stock;

- Because of California Community's relatively high future level of goodwill amortization relative to the publicly traded community banks referenced above, Carpenter then determined that it was appropriate to base its imputed stock value on California Community's future cash earnings. Applying the earnings multiple to cash earnings projections for 2000 for each of Security First and California Community as furnished to Carpenter by their respective managements produced an imputed value for Security First and California Community of $0.5034 and $6.6436 per share, respectively;

- Carpenter then applied the imputed value of $6.6436 for California Community stock to the exchange ratio of 0.0938 shares of California Community for 1 share of Security First common stock provided for in the merger, deriving an actual imputed value of $0.6229 per share for Security First common stock in the merger.

ANALYSIS OF SELECTED MERGER TRANSACTIONS. Using publicly available information, Carpenter reviewed the consideration paid in recently announced transactions whereby certain banks and bank holding companies of various sizes were acquired. Specifically, Carpenter reviewed 44 transactions involving acquisitions of banks based in California announced since January 1, 1998, and 12 acquisitions of banks based in California with total assets less than $200 million since the same date, consisting of the following (acquirer/target):

- Washington Mutual/Industrial Bank,

- First Coastal Bancshares/American Independent Bank,

- Pacific Community Group/Valley Bank,

- California Financial Bancorp/The Bank of Orange County,

- California Financial Bancorp/Downey National Bank,

- Americorp/Channel Islands Bank,

- Western Sierra Bancorp/Lake Community Bank,

- Western Sierra Bancorp/Roseville 1(st) National,

- Scripps Bank/Pacific Commerce Bank,

- Summit Bank Corporation/California Security Bank,

- Greater Bay Bancorp/Pacific Rim Bancorporation, and

- BYL Bancorp/DNB Financial.

For each bank acquired or to be acquired in such transactions, Carpenter analyzed data illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, purchase price to book value and to tangible book value, and purchase price to last 12 months' earnings.

The figures for the California bank acquisitions, and small bank acquisitions produced, respectively:

- average percentage of premium to core deposits of 20.0%, and 16.8%;

- average multiple of purchase price to book value of 258.0%, and 244.1%;

- average multiple of purchase price to tangible book value of 280.1%, and 244.4%;

- average multiple of purchase price to last 12 months' earnings of 22.6x, and 24.3x; and

- average purchase price as a percentage of assets of 23.6% and 21.2%.

In evaluating the Orange/Security First merger, in comparison to these other transactions, Carpenter used the imputed value for California Community stock of $6.6436 per share, derived as described above. Based upon the imputed value of $6.6436 for each share of California Community common stock, Carpenter determined that the consideration to be received by the holders of Security First common stock in the Orange/Security First merger represented a percentage of premium to core deposits of 23.0%, a multiple of price to book value of 242.1%, a multiple of price to tangible book value of 242.1%, a multiple of price to Security First's last 12 months' earnings through June 30, 1999 of 70.1x, and a purchase price as a percentage of assets of 28.9%.

No other company or transaction used in the above analysis as a comparison is identical to Security First or to the Orange/Security First merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Security First, and the Orange/Security First merger are being compared.

MERGER AND CONTRIBUTION ANALYSIS. Carpenter analyzed the contribution of each of Security First and California Community to, among other things, total equity, assets, last 12 months' earnings and future net income and cash net income, and gross loans of the pro forma combined companies. For purposes of this analysis, the balance sheets and income statements for the period ending June 30, 1999, and the projected 2000 year-end income statements were used. This analysis showed, among other things, that based on combined balance sheets for Security First and California Community as of June 30, 1999, Security First would have contributed 7.3% of total equity, 6.3% of assets, and 6.1% of gross loans. Income statements analysis indicated that Security First would have contributed 5.5% of the after-tax cash net income of the combined companies for the 12 month period ending June 30, 1999, and 6.5% of GAAP net income through the same period. Based on projections for 2000, Security First is estimated to contribute 11.4% of GAAP after-tax net income and 10.2% of the after-tax cash net income. Based upon the exchange rate of 0.0938 California Community share for every 1 Security First share provided for in the Orange/Security First agreement, holders of Security First common stock would own approximately 10.2% of the combined companies based on fully diluted shares outstanding on the date of the opinion.

REGRESSION ANALYSIS. Carpenter undertook an analysis to determine the price to earnings and price to book multiple at which Security First might trade on a stand-alone basis. A regression analysis of publicly-available data on comparable banks and bank holding companies indicated a correlation between return on equity and price to last 12 months' earnings and price to book value. Based on Security First's last 12 months' earnings return on equity of 4.19% at June 30, 1999, this analysis yielded a price to last 12 months' earnings ratio at which Security First might trade of 45.35x and an implied value of $0.4031 per share for Security First, based on closing trading prices on August 13, 1999. Based on Security First's June 30, 1999 fully-diluted book value of $0.2573, this analysis yielded a price to book ratio at which Security First might trade of 1.28x and an implied value of $0.3296 per share for Security First, based on the same closing trading prices as above.

DISCOUNTED VALUE ANALYSIS. Carpenter estimated the present value (current share price) based on estimated earnings that (a) Security First could produce on a stand-alone basis through fiscal year 2004 without giving effect to, among other things, potential cost savings that could be realized in a sale to an in-market acquiror, and (b) that California Community and Security First combined could produce. Carpenter utilized Security First management's and California Community management's projections or the management plans, for the years 2000 through 2004. The range of estimated future prices was calculated by applying market multiples ranging from 14.0x to 22.0x to the projected 2004 cash earnings of Security First alone and of the combined companies. The estimated future share prices were then discounted to present values using discount rates ranging from 12% to 20%. This analysis indicated an implied per share price range today for Security First on a stand-alone basis of approximately $0.2592 to $0.5751. The corresponding range for the combined companies, including estimated consolidation savings provided by Security First and California Community management, is $0.4083 to $0.9059 in Security First equivalent shares. These analyses do not purport to be indicative of actual values or expected values of Security First common stock.

The summary set forth above does not purport to be a complete description of the presentation by Carpenter to the Security First Board of Directors, or of the analyses performed by Carpenter. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Security First Board of Directors. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter's view of the actual value of Security First, or the combined companies.

In performing its analyses, Carpenter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Security First or California Community. Material among those assumptions were that of a reasonably stable economic and interest rate environment, and no significant changes in the regulatory and statutory regime governing the businesses of both California Community and Security First sufficient to materially impact their results. The analyses performed by Carpenter are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter's analysis of the fairness of the consideration to be received by the holders of Security First common stock in the Orange/Security First merger and were provided to the Security First Board of Directors in connection with the delivery of Carpenter's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

In the ordinary course of its business, Carpenter represents acquirers and sellers of financial institutions, and has represented both Security First and affiliates of California Community in the past.

Under the terms of the engagement letter described above, Security First will pay Carpenter a fee of $35,000 for the fairness opinion. Security First has also agreed to reimburse Carpenter for its reasonable out-of-pocket expenses. Security First has agreed to indemnify Carpenter, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities. Carpenter is also providing services to California Community and California Financial in preparing regulatory and securities filings required to effect the Orange/Security First merger, and in providing consulting advice relating to the Orange/Security First merger, and will be compensated at its customary rates for such services. Carpenter estimates its compensation for those services will be approximately $150,000 to $175,000.

FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES

The following is a description of all material federal and California income tax consequences of the Orange/Security First merger. This is not a complete description of all tax consequences of the Orange/ Security First merger. Each shareholder's individual circumstances may affect the tax consequences of the Orange/Security First merger as to him or her. In addition, the following description does not address the tax consequences of the Orange/Security First merger under applicable state or local laws, other than California law. CONSEQUENTLY, EACH SECURITY FIRST SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE ORANGE/SECURITY FIRST MERGER TO HIM OR HER.

An opinion of Lillick & Charles LLP, counsel for California Community, Orange, and Security First, has been delivered to Security First which states that for federal and related California income tax purposes, under current law, assuming that the Orange/Security First merger and related transactions will take place as described in the Orange/Security First agreement, the Orange/Security First merger will constitute a reorganization under Section 368 of the Internal Revenue Code. Assuming the opinion is not withdrawn or changed due to changes in laws, or otherwise, prior to the date of the Orange/ Security First merger, material federal and related California income tax consequences of the Orange/ Security First merger, in the opinion of Lillick & Charles LLP, will be substantially as follows:

/ / no gain or loss will be recognized by Orange, Security First or California
    Community in the Orange/ Security First merger;

/ / the basis and holding periods of the assets of Security First will carry over to Orange;

/ / no gain or loss will be recognized by the holders of Security First common stock upon the exchange of such stock solely for California Community common stock;

/ / the receipt of cash in lieu of fractional share interests of California
    Community common stock by holders of Security First common stock will result in gain or loss equal to the difference between the amount of cash received and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for a particular shareholder will depend upon whether that shareholder's Security First common stock is held as a capital asset at the date of the Orange/ Security First merger;

/ / where shareholders of Security First dissent to the proposed transaction and receive cash for their Security First common stock, such cash will be treated as a distribution in redemption of such shares under the provisions and limitations of Section 302. Those shareholders who receive solely cash, and who hold no shares of California Community common stock directly or through the application of Section 318(a), will be treated as receiving a cash distribution in full payment for the Security First common stock as provided in Section 302(a). In that case, gain or loss will be measured by the difference between the amount of cash received and the adjusted basis of the Security First shares. Such gain or loss will be capital gain or loss if the shareholder held his or her Security First shares as a capital asset on the date of the Orange/Security First merger;

/ / the tax basis of California Community common stock received by the holders of Security First common stock will be the same as the tax basis of the Security First common stock converted in the Orange/Security First merger; and

/ / the holding period of California Community common stock in the hands of the shareholders of Security First will include the period during which the Security First common stock converted in the Orange/Security First merger was held, provided the Security First common stock was held as a capital asset on the date of the Orange/Security First merger.

In developing its opinion, Lillick & Charles LLP relied upon facts and representations provided to it by California Community's management and Security First's management, and made no independent determination of the facts and/or representations. The representations that California Community's management and Security First's management made were factual in nature. In addition, Lillick & Charles LLP's opinion was based upon the analysis of the current Internal Revenue Code, the California Revenue and Taxation Code, the regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and any change may be retroactively effective. If so, Lillick & Charles LLP's opinion may be affected and may not be relied upon.. Moreover, the opinions are not binding on the IRS, the California Franchise Tax Board, or the courts, but represent the best judgment of Lillick & Charles LLP as to the likely outcome of the issues involved. Lillick & Charles LLP assumes no responsibility to update its opinion after the date of the Orange/Security First merger because of such change. Further, any variation or differences in the facts or representations, for any reason, may affect Lillick & Charles LLP's opinion, perhaps in an adverse manner, and make it inapplicable.

RIGHTS OF DISSENTING SECURITY FIRST SHAREHOLDERS

Security First shareholders who do not vote in favor of the Orange/Security First merger either by voting against the Orange/Security First merger or by abstaining from voting, are entitled to certain rights under Chapter 13 of the California General Corporation Law. Chapter 13 is reprinted in Exhibit VI to this proxy statement/prospectus. Please note that all references in Chapter 13 and in this section to a "shareholder" are to the record holder of dissenting shares. A person having a beneficial interest in shares of Security First common stock held of record in the name of another person, like a broker or nominee, and wishing to exercise his or her dissenter's rights should act promptly to cause the shareholder of record to follow the steps summarized below properly, and in a timely manner to perfect his or her dissenter's rights.

The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by Exhibit VI which is incorporated herein by reference. This discussion and Exhibit VI should be reviewed carefully by any shareholders who wish to exercise dissenters' rights, or who wish to preserve the right to do so since failure to comply with the procedures set forth in Chapter 13 will result in the loss of dissenters' rights.

When the Orange/Security First merger is completed, those Security First shareholders who elect to exercise their dissenters' rights and who properly and timely perfect such rights, will be entitled to receive the "fair market value," in cash, of their shares. Pursuant to Section 1300(a) of the California General Corporation Law, "fair market value" would be
determined as of               , 1999, the day before the first announcement of
the terms of the Orange/Security First merger, excluding any appreciation caused by the Orange/Security First merger. See "Market Prices."

When the Orange/Security First agreement is approved by Security First shareholders, Security First will, within 10 days of the approval, mail a notice to the holders of record of shares of Security First common stock which were not voted in favor of the Orange/Security First agreement, stating that the required shareholder approval of the Orange Security First merger was obtained. The Security First notice of approval will set forth the price determined by Security First to represent the "fair market value" of any dissenting shares, and will set forth the procedures (which are also described below) to be followed by dissenting shareholders who wish to pursue further their statutory rights. The procedures include a timely written demand that must be made upon Security First in order to perfect the right to dissent. The Security First notice of approval will include a copy of Sections 1300 through 1304 of the California General Corporation Law.

Under Section 1301(a) of the California General Corporation Law, the statement in the Security First notice of approval of the determination of the fair market value of Security First common stock will constitute an offer by Security First to purchase from its shareholders any dissenting shares at the price stated, assuming the Orange/Security First merger is completed. However, the determination by Security First of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept that offer, he or she has the right during a period of 6 months following the mailing of the Security First notice of approval to commence a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value as determined by the court in those circumstances could be higher or lower than the amount offered by Security First in the Security First notice of approval and any such determination would be binding on both the dissenting shareholder or shareholders involved in the lawsuit and Security First, as applicable.

ANY HOLDER OF RECORD OF SECURITY FIRST COMMON STOCK WHO WISHES TO EXERCISE DISSENTERS' RIGHTS, OR TO PRESERVE THE RIGHT TO DO SO, MUST MAKE A WRITTEN DEMAND UPON SECURITY FIRST THAT SECURITY FIRST PAY THE SHAREHOLDER IN CASH THE FAIR MARKET VALUE OF HIS OR HER DISSENTING SHARES, AS DEFINED ABOVE.

The demand by holders of Security First common stock should be sent to Security First Bank, 141 West Bastanchury Road, Fullerton, California 92835, Attention:
President. The written demand must state the number of shares held of record by the shareholder, and the number of shares which the shareholder demands that Security First purchase for cash, and must also contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares, as of the day before the announcement of the proposed Orange/Security First merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Security First at that price. The certificates for shares of Security First common stock must also be included with the written demand.

A written consent directing a vote against the Orange/Security First merger is not sufficient to meet the requirements for a written demand. THE WRITTEN DEMAND AND THE DISSENTING SHAREHOLDER'S SHARE CERTIFICATE(S) MUST BE RECEIVED BY SECURITY FIRST WITHIN 30 DAYS AFTER THE DATE ON WHICH THE SECURITY FIRST NOTICE OF APPROVAL WAS MAILED TO THE SHAREHOLDER. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and returned to the dissenting shareholder.

IN ADDITION, THOSE SHAREHOLDERS MAY NOT HAVE VOTED IN FAVOR OF APPROVAL OF THE ORANGE/SECURITY FIRST AGREEMENT, EITHER IN PERSON OR BY PROXY. A shareholder may vote in favor of approval of the Orange/ Security First agreement as to part of his or her shares without jeopardizing the dissenting status of those shares not voted in favor of approval of the Orange/Security First agreement. However, a shareholder should clearly specify the number of shares not voted in favor of approval of the Orange/ Security First agreement.

If the shareholder votes in favor of approval of the Orange/Security First agreement, or if Security First does not receive his or her written demand within 30 days after the Security First notice of approval was mailed to the shareholder, or if the shareholder otherwise fails to comply in a timely manner with the procedures of Chapter 13 as described herein or contained in Exhibit VI, that shareholder shall be bound by the terms of the Orange/Security First agreement, and shall lose the right to receive the fair market value of his or her shares in cash.

Dissenting shares may lose their status as such if any of the following occurs: the Orange/Security First merger is abandoned; the shares are transferred before being submitted to Security First for endorsement; the shareholder withdraws his or her demand with the consent of Security First in the absence of an agreement between the shareholder, and Security First as to the price of his or her shares; or, the shareholder fails to file suit against Security First or otherwise fails to become a party to the suit within 6 months following the mailing of the Security First notice of approval.

Security First will pay the fair market value of dissenting shares at the later of 30 days following an agreement as to the amount to be paid, or within 30 days after all statutory and contractual conditions to the Orange/Security First merger are satisfied; provided, that in the event that the payment cannot be made due to the provisions set forth in California Financial Code Section 640 and following sections, or California General Corporation Law Section 500 and following sections, dealing with restrictions on a corporation's ability to distribute funds or assets to a shareholder, then those shareholders holding dissenting shares shall become creditors of Security First and their claims will be payable as soon as permissible under those provisions. See "Description of the Capital Stock of California Community, Security First and Business Bank," and "Market Prices."

The foregoing summarizes certain provisions of Chapter 13 of the California General Corporation Law, but shareholders of Security First considering the exercise of their rights under those sections should read in full Chapter 13, which is reproduced in Exhibit VI and should consult their own legal advisors. The receipt of cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by the dissenting shareholders. See "Description of the Orange/Security First Merger--Federal and California Income Tax Consequences," above.

                        PROXY STATEMENT OF BUSINESS BANK

MATTERS TO BE CONSIDERED BY BUSINESS BANK SHAREHOLDERS MEETING

The Business Bank meeting has been called so that the Business Bank shareholders can vote upon the CalWest/Business Bank agreement, including a capital reduction to be made in connection with the CalWest/Business Bank merger. The CalWest/Business Bank merger will be accomplished by the merger of Business Bank into CalWest. After the California Community/California Financial merger and the CalWest/Business Bank merger, CalWest will be a subsidiary of California Community.

RECORD DATES

The close of business on             , 1999, has been fixed as the Business Bank
record date for the determination of Business Bank shareholders entitled to notice of, and to vote at, the Business Bank Meeting.

OUTSTANDING SECURITIES AND VOTING RIGHTS

There were 572,775 shares of Business Bank common stock outstanding as of the Business Bank record date, held by approximately 104 record holders. Each holder of Business Bank common stock can cast one vote for each share of Business Bank common stock held as of the Business Bank record date, on any matter presented for a vote of the shareholders at the Business Bank meeting.

Approval of the CalWest/Business Bank merger requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Business Bank common stock. As California Financial owns approximately 65% of the outstanding shares of
Business Bank common stock, and Business Bank Directors owning approximately   %
of the outstanding shares of Business Bank common stock have entered into agreements to vote in favor of the CalWest/Business Bank merger, no additional shares are required to vote in favor of the proposal to approve the CalWest/Business Bank merger.

The effect of broker nonvotes is that these votes are not counted as being voted; however, these votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that the vote is not counted as a vote for or against the matter, but is counted as an abstention.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

The California Community, CalWest and Business Bank Boards of Directors have each unanimously voted in favor of the proposals relating to the CalWest/Business Bank merger, and certain individual members of Business Bank's Board of Directors, in their capacity as shareholders, have entered into agreements with California Community to vote all shares of Business Bank common stock as to which they have voting power "FOR" approval of the CalWest/Business Bank agreement. The Business Bank Board of Directors recommends that Business Bank shareholders also vote "FOR" approval of the CalWest/Business Bank agreement. See "Introduction--Beneficial Ownership of Principal Shareholders and Management."

REVOCABILITY OF BUSINESS BANK PROXIES

A proxy for use at the Business Bank meeting is enclosed. A shareholder executing and returning a proxy may revoke it at any time before the vote is taken by filing with the Secretary of Business Bank, an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended if the person executing the proxy is present at the Business Bank meeting, and elects to vote in person by advising the chairman of the Business Bank meeting of his or her election to vote in person, and voting in person at the Business Bank meeting. Subject to revocation or suspension, all shares represented by a properly executed proxy received in time for the Business Bank meeting will be voted by the proxy holders in accordance with the instructions specified on the proxy. If no directions are given to the contrary on the proxy, the shares of Business Bank represented by the proxy will be voted "FOR" approval of the CalWest/Business Bank agreement at the meeting. It is not anticipated that any matters will be presented at the Business Bank meeting other than as set forth in the notice of the meeting. If, however, other matters are properly presented at the meeting, the proxy will be voted in accordance with the best judgment and discretion of the proxy holders.

COST OF SOLICITATION OF PROXIES

Business Bank shall pay its expenses of preparing, assembling, printing and mailing this proxy statement/prospectus and the material used in this solicitation of proxies. It is contemplated that proxies will be solicited through the mail, but officers, directors and regular employees of Business Bank may solicit proxies personally. Although there is no formal agreement to do so, Business Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for its reasonable expenses in forwarding these proxy materials to their principals. In addition, Business Bank may pay for and utilize the services of individuals or companies not regularly employed by it, in the solicitation of proxies if the Business Bank Board of Directors determines that this is advisable.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of Business Bank common stock held by the principal Business Bank shareholders. The beneficial owner of a security is a person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(a) voting power which includes the power to vote, or to direct the voting of, the security, or (b) investment power which includes the power to dispose, or to direct the disposition, of the security. The beneficial owner of a security is also a person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting himself of beneficial ownership of a security or preventing the vesting of beneficial ownership.

BUSINESS BANK PRINCIPAL SHAREHOLDERS

Business Bank's Board of Directors knows of no person who owns beneficially more than 5% of the outstanding shares of Business Bank common stock as of the Business Bank record date, except for the persons in the following table:

                                                                                 AMOUNT AND NATURE OF   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP    OF CLASS
------------------------------------------------------------------------------  ----------------------  -----------
PETER D. HOCSON ..............................................................            53,094(1)           9.27%
  23550 Hawthorne Blvd.
  Torrance, California 90505

MICHAEL HERMAN ...............................................................            31,500(2)            5.5%
  23550 Hawthorne Blvd.
  Torrance, California 90505

CALIFORNIA FINANCIAL .........................................................           371,776              64.9%
  10101 Slater Avenue
  Fountain Valley, California 92728

------------------------

(1) Includes 52,594 shares owned by Huna Totem Corporation, of which Mr. Hocson is Chief Executive Officer.

(2) Includes 20,000 shares held in trust.

BUSINESS BANK MANAGEMENT

For information about the number of shares of Business Bank common stock beneficially owned by each director and named executive officer, and by all directors and executive officers as a group see "Description of Business
Bank--Management" at page   of the proxy statement/prospectus.

PRINCIPAL SHAREHOLDER OF CALIFORNIA COMMUNITY FOLLOWING THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER AND THE CALWEST/BUSINESS BANK MERGER. The California Community and Business Bank Boards of Directors anticipate that if the California Community/California Financial merger and the CalWest/Business Bank merger are completed, no one will own beneficially more than 5% of California Community common stock except the California Fund, which will own approximately 95.9%. See "Description of the CalWest/Business Bank Merger--Business Bank Conversion Rate and Exchange of Shares and Options."

PRINCIPAL SHAREHOLDER OF CALIFORNIA COMMUNITY FOLLOWING THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL MERGER, THE ORANGE/SECURITY FIRST MERGER, AND THE CALWEST/BUSINESS BANK MERGER. The California Community, Security First and Business Bank Boards of Directors anticipate that if the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/ Business Bank merger are completed, no one will own beneficially more than 5% of California Community common stock except the California Fund, which will own approximately 94.5%.

                DESCRIPTION OF THE CALWEST/BUSINESS BANK MERGER

GENERAL

This section of the proxy statement/prospectus contains information furnished by the Business Bank Board of Directors in its solicitation of proxies for the Business Bank meeting to approve the CalWest/ Business Bank agreement. The CalWest/Business Bank agreement sets out the terms of the merger of Business Bank with and into CalWest.

The Business Bank Board of Directors is asking its shareholders to vote upon the CalWest/Business Bank agreement, including a capital reduction to be made in connection with the CalWest/Business Bank merger. Under the terms of the CalWest/Business Bank agreement, Business Bank will be merged with CalWest, and CalWest will be the surviving corporation of the CalWest/Business Bank merger. Upon completion of the CalWest/Business Bank merger, each share of Business Bank common stock, other than shares held by shareholders who exercise and perfect dissenters' rights, shall be converted into the right to receive from California Community 1.5053 shares of California Community common stock. See "Description of the CalWest/Business Bank Merger--Business Bank Conversion Rate and Exchange of Shares and Options." As a result of the California Community/California Financial merger and CalWest/Business Bank merger, CalWest will become a wholly-owned subsidiary of California Community.

A copy of the CalWest/Business Bank agreement is attached to this proxy statement/prospectus as Exhibit III, and incorporated herein by this reference.

BACKGROUND AND REASONS FOR THE CALWEST/BUSINESS BANK MERGER

The CalWest/Business Bank merger is part of an overall reorganization of the bank holding company and bank subsidiaries of the California Fund, in order to contribute to the future performance of the combined companies by eliminating duplicate costs and by creating larger banks that can better compete with other financial institutions in their communities. The first step is to merge California Community and California Financial, both of which are 100% owned by the California Fund. The second step is to merge concurrently Security First into Orange and Business Bank into CalWest. Orange and Business Bank are 100% owned by California Financial. California Financial owns approximately 52% of Security First and California Financial owns approximately 65% of Business Bank.

The Business Bank Board of Directors, to protect its minority shareholders, engaged the services of Findley Group to advise it on financial aspects of the CalWest/Business Bank merger, and to issue an opinion that the transaction was fair, from a financial point of view, to Business Bank and its shareholders. The Business Bank Board of Directors also engaged Buchalter, Nemer, Fields & Younger, a professional corporation, as independent counsel. Findley Group issued its fairness opinion on August 31, 1999. The Business Bank Board of Directors met on July 28, 1999, again on August 25, 1999, and on August 30, 1999. The Findley group gave its verbal opinion at the August 25 and August 30 meetings. At the August 30 meeting, the Business Bank Board unanimously approved the CalWest/Business Bank merger.

BUSINESS BANK'S ANALYSIS. In determining to approve the CalWest/Business Bank agreement and recommend that Business Bank's shareholders approve and authorize the CalWest/Business Bank agreement, the Business Bank Board of Directors consulted with Business Bank's senior management, its financial advisor, as well as its legal counsel, and considered the following material factors:

/ / the potential increased liquidity to be provided to Business Bank's shareholders by receiving shares of California Community common stock in exchange for their shares of Business Bank common stock. The Business Bank Board of Directors believed that because there would be a larger number of shareholders and outstanding shares of California Community after the California Community/ California Financial merger, the CalWest/Business Bank merger, and the Orange/Security First merger, the shareholders of Business Bank might receive the benefit of a more active market for their shares after completion of all 3 mergers;

/ / the economic conditions and prospects for the markets in which Business Bank operates, and competitive pressures in the financial services industry in general and the banking industry, in particular;

/ / the enhancement of Business Bank's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another Los Angeles County bank, such as CalWest;

/ / information concerning the business, results of operations, asset quality and financial condition of Business Bank and CalWest on a stand-alone and combined basis, and the future growth prospects of CalWest and California Community following the CalWest/Business Bank merger;

/ / the cost savings and operational synergies which the management of Business
    Bank believes may be achieved as a result of the CalWest/Business Bank merger;

/ / the terms and conditions of the CalWest/Business Bank agreement and related agreements;

/ / the potential disadvantages of the CalWest/Business Bank merger. These were principally the possible adverse effect on employees of Business Bank and the potential adverse effect on Business Bank's customers of being merged into CalWest;

/ / Findley Group's analysis of the financial condition, results of operations, business, prospects and stock price of Business Bank, and comparison of Business Bank to other banks and bank holding companies operating in its industry;

/ / an analysis of the terms of other acquisitions in the banking industry;

/ / the opinion of Findley Group to the effect that, as of the date of the opinion, the Business Bank conversion rate is fair, from a financial point of view, to the holders of Business Bank common stock; and

/ / the expectation that the CalWest/Business Bank merger will constitute a tax-free reorganization for federal income tax purposes.

The above discussion of the factors considered by the Business Bank Board of Directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Business Bank Board of Directors, the Business Bank Board of Directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.

The Business Bank Board of Directors believes the CalWest/Business Bank merger to be in the best interests of Business Bank, its shareholders and banking customers. Following the CalWest/Business Bank merger, CalWest will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Furthermore, it is believed that the CalWest/Business Bank merger will result in a bank which will be a strong and viable financial institution, better able to compete with the major banks in the areas now served by Business Bank and CalWest.

THE BUSINESS BANK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE
CALWEST/BUSINESS BANK AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE CALWEST/BUSINESS BANK AGREEMENT.

BUSINESS BANK CONVERSION RATE AND EXCHANGE OF SHARES AND OPTIONS

BUSINESS BANK CONVERSION RATE. Each share of Business Bank common stock which is outstanding immediately prior to the CalWest/Business Bank merger (other than shares as to which its holders have exercised and perfected dissenters' rights) will automatically be canceled and will be converted into the right to receive from California Community 1.5053 shares of California Community common stock for each share of Business Bank common stock.

No fractional shares of California Community common stock will be issued in the CalWest/Business Bank merger. Instead, Business Bank shareholders will receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) $10.00 by (b) the fraction of a share of California Community common stock to which the holder would otherwise be entitled.

EXCHANGE PROCEDURE. Each holder of a certificate representing shares of Business Bank common stock shall surrender the certificate, duly endorsed as California Community may require, to the Business Bank exchange agent. Each holder shall then receive from California Community in exchange for the certificate:

/ / a certificate representing the number of whole shares of California
    Community common stock to which the holder shall have become entitled based upon the Business Bank conversion rate; and

/ / a check for any fractional share.

Upon surrender for cancellation to the Business Bank exchange agent of one or more Business Bank certificates for shares of Business Bank common stock, accompanied by the transmittal letter which will be sent to the Business Bank shareholders, the Business Bank exchange agent shall, promptly after the date of completion of the CalWest/Business Bank merger, deliver to each holder of the surrendered Business Bank certificates, new certificates representing the appropriate number of shares of California Community common stock and checks for payment of fractional shares.

Until Business Bank certificates have been surrendered and exchanged, each outstanding Business Bank certificate shall be deemed for all corporate purposes to represent the number of shares of California Community common stock into which the number of shares of Business Bank common stock shown thereon will be converted. No dividends or other distributions which are declared on California Community common stock will be paid to persons otherwise entitled to receive the same until Business Bank certificates have been surrendered in exchange for new certificates in the manner provided, in the CalWest/Business Bank agreement but upon the surrender, the dividends or other distributions, from and after the completion of the CalWest/Business Bank merger, will be paid to those persons in accordance with the terms of the California Community common stock. In no event shall the persons entitled to receive the dividends or other distributions be entitled to receive interest on the dividends or other distributions.

No shareholder will be liable for any transfer taxes unless a certificate for California Community common stock is to be issued in a name other than the shareholder's. It shall be a condition of the issuance that the person requesting the issuance shall properly endorse the Business Bank certificates and shall pay to California Community, or the Business Bank exchange agent, any transfer taxes owed for that transfer or for any prior transfer or establish to the satisfaction of California Community or the Business Bank exchange agent that the taxes have been paid or are not payable.

If any holder of Business Bank common stock is unable to surrender his or her Business Bank certificates because the certificates have been lost or destroyed, the holder may instead deliver an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Business Bank exchange agent and California Community.

DIRECTORS AND MANAGEMENT OF CALWEST AFTER THE CALWEST/BUSINESS BANK MERGER

At the effective time of the CalWest/Business Bank merger, the directors and management of CalWest shall be as follows:

NAME                                  POSITION                             PRINCIPAL OCCUPATION
---------------------------  --------------------------  ---------------------------------------------------------
Ronald W. Bachli             Director                    Manager - Belvedere Capital Partners LLC,
                                                         Director, President and Chief Executive Officer -
                                                         California Community

J. Thomas Byrom              Director                    Chief Financial Officer & Secretary -
                                                         Belvedere Capital Partners LLC
                                                         Director and Secretary - California Community

Chris Daglas                 Director                    Real estate investor

Harvey Ferguson              Director                    President, Chief Executive Officer & Director -
                             Chairman and                California Financial
                             Chief Executive Officer     President & Chief Executive Officer - Orange

Joseph Heitzler              Director                    Television Executive, Director Business Bank

Kenneth P. Hurley            Director,                   Banking Executive
                             President and
                             Chief Operating Officer

Michael Herman               Director                    Accountant, Director, Business Bank

Donald James Lee             Director                    Insurance Executive

Richard Gomez                Director                    Office Equipment Distributor

Karol Glover                 Director                    Real Estate Executive, Director, Business Bank

Louis Buitron                Chief Credit Officer        Banking Executive

Yvonne Cattell               Chief Financial Officer     Banking Executive

CAPITAL REDUCTION

As a condition to the CalWest/Business Bank merger, each of CalWest and Business Bank shall immediately prior to the effective time of the merger have obtained the approval of all appropriate regulators to effectuate, and upon completion of the merger shall effectuate, a reduction of capital through a distribution of cash to California Community in amounts approved by the regulatory authorities. CalWest has applied for approval of a capital reduction of up to $1,200,000 based upon the combined results of CalWest and Business Banks to take effect at the effective time of the CalWest/ Business Bank merger. Since applicable state and federal law also requires shareholder approval of capital reductions, shareholder approval of the CalWest/Business Bank merger, includes approval of such capital reductions.

INTERESTS OF CERTAIN PERSONS IN THE CALWEST/BUSINESS BANK MERGER AND MATERIAL CONTRACTS WITH BUSINESS BANK AND ITS AFFILIATES

In considering the recommendation of the Business Bank Board of Directors for approval of the CalWest/Business Bank merger, the Business Bank shareholders should be aware that certain members of the Business Bank Board of Directors may have conflicts of interest in the CalWest/Business Bank merger.

As required by the CalWest/Business Bank agreement, all directors of CalWest other than directors Byrom, Daglas, and Ferguson resigned from the CalWest Board. Among those persons elected to replace the resigned directors were Business Bank directors Karol Glover, Joseph Heitzler and Michael Herman. Upon completion of the CalWest/Business Bank merger, certain additional, but as yet unspecified, Business Bank directors will be appointed as directors of CalWest. All directors are appointed to serve until the next annual meeting of shareholders of CalWest and until their successors are elected and qualified. Also, Harvey Ferguson, Vice Chairman and Chief Executive Officer of Business Bank has been appointed Chairman and Chief Executive Officer of Cal West.

Additionally, upon execution of the CalWest/Business Bank agreement, each Business Bank director in office on the date of execution of the CalWest/Business Bank agreement received options to purchase 1,000 shares of California Financial common stock at an exercise price of $12.6889 per share. The options are fully vested, and are for a term of 3 years.

In addition, certain Business Bank directors in their capacity as shareholders, have entered into shareholder agreements with California Community, which provide that the director agrees:

1. not to take any action that will alter or affect in any way the right to vote the shares of Business Bank common stock, except (a) with the prior written consent of California Community, or (b) to change that right from that of a shared right of the director to vote the shares of Business Bank common stock, to a sole right of the director to vote the shares of Business Bank common stock; and

2. to vote all shares of Business Bank common stock as to which the director has voting power in favor of the CalWest/Business Bank merger.

The agreements also provide that the directors shall not for a period of two years after the completion of the CalWest/Business Bank merger, or until the director is removed or not reelected to such position, directly or indirectly, without the prior written consent of California Community, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 30 miles of the head office of Business Bank.

REGULATORY APPROVAL AND COMPLETION OF THE CALWEST/BUSINESS BANK MERGER

The CalWest/Business Bank merger is subject to approval by the California Department of Financial Institutions and the Federal Reserve. The completion of the CalWest/Business Bank merger is anticipated to take place on a day which shall not, however, be later than 30 days after:

/ / the receipt of the last required regulatory approval and expiration of all applicable waiting periods, and

/ / satisfaction of the conditions precedent to the obligations of each of California Community, CalWest and Business Bank or the written waiver of the conditions by California Community, CalWest or Business Bank, as applicable.

It is presently anticipated that the CalWest/Business Bank merger will be completed during the last quarter of this year.

CONDITIONS TO THE CALWEST/BUSINESS BANK MERGER

The CalWest/Business Bank agreement provides that the completion of the CalWest/Business Bank merger is subject to various conditions which must be satisfied before the completion of the CalWest/ Business Bank merger, including the following:

1. The CalWest/Business Bank agreement and the CalWest/Business Bank merger shall have been approved by the vote of the holders of 66 2/3% of the outstanding stock of Business Bank.

2. All approvals or permits required to be obtained, and all waiting periods required to expire, for the CalWest/Business Bank merger shall have been obtained or expired, without the imposition of any materially burdensome condition on any party to the CalWest/Business Bank merger as determined by the party affected.

3. There shall not be any action taken, or any law, regulation or order enacted, enforced or deemed applicable to the CalWest/Business Bank merger, by any government entity which:

    / / makes the completion of the CalWest/Business Bank merger illegal;

    / / requires the divestiture by California Community of any material asset, or of a material portion of the business of California Community; or

    / / imposes any condition upon California Community or its subsidiaries which in the judgment of California Community would be materially burdensome.

4. California Community's registration statement shall have become effective under the Securities Act, and no "stop order" suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated in the CalWest/Business Bank agreement.

5. The representations and warranties of each of California Community, CalWest and Business Bank set forth in the CalWest/Business Bank agreement shall be true in all material respects as of the date of completion of the CalWest/Business Bank merger; each of California Community, CalWest and Business Bank shall have duly performed and complied in all material respects with all agreements required by the CalWest/Business Bank agreement, except where the failure to so perform and comply would not have or would not be reasonably likely to have a material adverse effect on Business Bank or CalWest as the surviving corporation of the CalWest/Business Bank merger; and none of the events or conditions entitling either party to terminate the CalWest/ Business Bank agreement shall have occurred and be continuing.

6. California Community, CalWest and Business Bank shall have received certificates of officers of the other parties stating that the representations and warranties as set forth in the CalWest/ Business Bank agreement are true and correct, as well as opinions of counsel for the other party.

7. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by the CalWest/ Business Bank agreement which presents a substantial risk that the transactions will be restrained or that either California Community or CalWest, or Business Bank may suffer material damages.

8. The holders of no more than 10% of the outstanding shares of Business Bank common stock shall have exercised dissenters' rights.

9. There shall not have been any change in financial condition, aggregate net assets, shareholders' equity, business, or operating results of Business Bank from December 31, 1998 to the date of completion of the CalWest/Business Bank merger that results in a material adverse effect as to Business Bank.

10. No event or circumstance shall have occurred which has had or could reasonably be expected to have a material adverse effect on Business Bank.

11. Business Bank shall have received a written opinion from Findley Group confirming the fairness of the terms of the CalWest/Business Bank merger to Business Bank and its shareholders, from a financial point of view, and this opinion shall not have been withdrawn prior to the date of completion of the CalWest/Business Bank merger.

12. All directors of CalWest except J. Thomas Byrom, Chris Daglas, and Harvey Ferguson shall have tendered their resignations as CalWest directors prior to the effective time of the merger. The resignations occurred on September 8, 1999. See "Interest of Certain Persons in the CalWest/ Business Bank Merger."

13. CalWest and Business Bank shall have obtained shareholder approval and the approval of all appropriate regulators to effectuate, upon completion of the CalWest/Business Bank merger, a capital reduction through a distribution of cash to California Community in amounts approved by regulatory authorities.

On               , 1999, the Federal Reserve approved the CalWest/Business Bank merger subject to approval of the Business Bank shareholders. The California Department of Financial Institutions approved the CalWest/Business Bank merger
subject to approval of the Business Bank shareholders on               , 1999.
In addition, on September 14, 1999, Findley Group rendered its written opinion to Business Bank's Board of Directors that the merger consideration to be received in the CalWest/ Business Bank merger is fair, from a financial point of view, to the Business Bank shareholders.

WAIVER, AMENDMENT AND TERMINATION

Any term or provision of the CalWest/Business Bank agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits of the term or provision.

The CalWest/Business Bank agreement provides that it may be terminated prior to the completion of the CalWest/Business Bank merger:

1. By mutual consent of the California Community and Business Bank Boards of Directors.

2. By California Community or Business Bank upon the failure to satisfy any conditions specified in the CalWest/Business Bank agreement if the failure is not caused by any action or inaction of the party requesting termination.

3. By California Community if the Business Bank Board of Directors approves a transaction in which any person or group of persons, other than California Community, acquires ownership or control of 5% or more of Business Bank common stock.

4. By either California Community, CalWest or Business Bank if there shall have been a material breach of any of the representations or warranties of the other party, which breach, in the reasonable opinion of the terminating party, by its nature cannot be cured or is not cured prior to the closing of the CalWest/Business Bank merger, and which breach would, in the reasonable opinion of the terminating party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party, or upon the completion of the CalWest/ Business Bank merger.

5. By California Community, CalWest or Business Bank after the occurrence of a default by the other party and the continuance of the default for a period of 20 business days after written notice of the default, if the default, in the reasonable opinion of the terminating party, cannot be cured prior to the closing of the CalWest/Business Bank merger.

6. By California Community, CalWest or Business Bank upon the failure of any of the conditions specified in the CalWest/Business Bank agreement to have been satisfied prior to January 31, 2000.

OPINION OF BUSINESS BANK'S FINANCIAL ADVISOR

GENERAL

Business Bank has retained Findley Group to act as its financial advisor in connection with the merger pursuant to an engagement letter dated August 19, 1999. Findley Group initially rendered to the Business Bank Board of Directors an oral opinion on August 25, 1999, that the consideration to be received by the holders of Business Bank common stock pursuant to the merger was fair, from a financial point of view, to the holders of the Business Bank common stock. On September 14, 1999 Findley Group delivered its written opinion that pursuant to the terms of the merger agreement and subject to the assumptions and limitations set forth therein, the consideration to be received by the holders of Business Bank common stock was fair, from a financial point of view, to the holders of Business Bank common stock. A copy of the Findley Group opinion dated September 14, 1999, is attached as Exhibit V to this proxy statement/prospectus, and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the Business Bank Board of Directors, and does not constitute a recommendation to any Business Bank shareholder as to how such shareholder should vote at the special meeting.

In connection with its fairness opinion, Findley Group, among other things:

- reviewed certain publicly available financial and other data with respect to Business Bank, including the financial statements for 1998, Business Bank's first period of operation, and interim periods to June 30, 1999, and certain other relevant financial and operating data relating to Business Bank made available to Findley Group from published sources and from the internal records of Business Bank;

- reviewed certain publicly available financial, and other data with respect to California Community and the financial institutions affiliated with California Community, CalWest, Orange, Security First and Placer Sierra, for recent years and the interim periods to June 30, 1999, and certain other relevant financial and other operating data relating to California Community and the affiliated banks referenced above in this paragraph, made available from published sources and from California Community;

- reviewed the CalWest/Business Bank merger agreement;

- reviewed certain historical market prices and trading volumes of Business Bank common stock;

- compared Business Bank, California Community and the affiliated banks referenced above, from a financial point of view, with certain other banks and bank holding companies that Findley Group deemed to be relevant;

- considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley Group deemed to be comparable, in whole or in part, to the merger;

- reviewed and discussed with representatives of the management of Business Bank certain information of a business and financial nature regarding Business Bank, California Community and the affiliated banks referenced above furnished to Findley Group by Business Bank and California Community, including financial forecasts and related assumptions of Business Bank and California Community;

- made inquiries regarding and discussed the merger and the merger agreement, as amended, and other matters related to the merger and merger agreement with Business Bank's counsel; and

- performed such other analyses and examinations as Findley deemed appropriate.

For its evaluation, Findley Group used an exchange ratio under the terms of the CalWest/Business Bank agreement of 1.5053.

CONTRIBUTION ANALYSIS. Findley Group analyzed the contribution of each of Business Bank and California Community (which includes the affiliated banks referenced above) to, among other things, total deposits, demand deposits, total loans, shareholders' equity, gross income and net income through June 30, 1999, before taking into consideration the CalWest/Business Bank merger. The following table presents the results of this analysis with respect to the combined company's total deposits, demand deposits, total loans, shareholders' equity (before costs savings and revenue enhancements), gross income and net income as of June 30, 1999:

                                                                    CALIFORNIA
                                                                    COMMUNITY*     BUSINESS BANK
                                                                   -------------  ---------------
Total Deposits...................................................        98.73%           1.27%
Demand Deposits..................................................        98.88%           1.12%
Total Loans......................................................        98.93%           1.07%
Shareholders'equity..............................................        94.24%           5.76%
Gross Income.....................................................        98.27%           1.73%
Net Income.......................................................        100.0%            NEG

------------------------

* The totals for California Community are the combination of June 30, 1999 financial information for the affiliated banks.

Based upon the stock consideration to be paid in the CalWest/Business Bank merger as provided in the CalWest/Business Bank agreement, the Business Bank shareholders would own approximately 3.92% of the combined company. Findley Group determined that while Business Bank was providing a larger contribution of shareholders' equity, Business Bank has not achieved profitable operations and the affiliated banks referenced above of California Community were contributing more to the combined company than Business Bank in the area of deposits, loans and net income.

DISCOUNTED CASH FLOW ANALYSIS. Findley Group examined the results of a discounted cash flow analysis designed to compare the exchange ratio with the present value, under certain assumptions, that would be attained if Business Bank remained independent through 2003 and was at that time then acquired by a larger financial institution. The cash flows for the combined company assumed an exchange ratio of 1.5053 of a share of California Community common stock for each share of Business Bank common stock. The results produced in the analysis did not purport to be indicative of actual values or expected values of Business Bank or the combined company at such future date.

The discount rates used ranged from 10% to 14%. For the Business Bank stand-alone analysis, the terminal price multiples applied to the 2003 estimated cash earnings per share ranged from 12.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of Business Bank or the combined company, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Business Bank or the combined companies to a larger financial institution.

For the Business Bank stand-alone analysis, the cash flows were comprised of no projected stand-alone cash or stock dividends in years 1999 through 2003, plus the terminal value of Business Bank common stock at the year end 2003 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2003 projected Business Bank earnings per share).

Findley Group utilized this discounted cash flow analysis to make certain comparisons regarding future potential values for Business Bank common stock. Findley Group compares the equivalent per share value for a share of Business Bank common stock implied by an assumed exchange ratio of 1.5053, with values for a share of Business Bank common stock derived from the discounted cash flow analysis described above based on the following sets of assumptions:

- a conservative scenario, without giving effect to the announcement of the merger that assumed that projected conservative earnings for Business Bank would be achieved, a present value discount rate of 12% and a terminal price to earnings value multiple of 18.0x and that Business Bank remains independent through 2002 and is then acquired by a larger financial institution at an earnings value multiple of 18.x (Case I in the table below);

- an optimistic scenario, without giving effect to the announcement of the merger that assumed that projected optimistic earnings for Business Bank would be achieved, a present value discount rate of

  12% and a terminal price to earnings value multiple of 18.0x and that Business Bank remains independent through 2003 and is then acquired by a larger financial institution at an earnings multiple of 18.x (Case II in the table below); and

- a scenario that assumed that the merger is consummated, that the combined company remains independent through 2003, achieving the cash earnings projections provided by California Community, a present value discount of 12% and a terminal price to cash earnings multiple of 18.0x and California Community is then acquired by a larger financial institution at a multiple of 18.x (Case III in the table below).

The following table presents the results of that comparison:

                                                                                       IMPLIED VALUE BASED ON:
                                                                        ------------------------------------------------------
                                                                        EXCHANGE RATIO     CASE I       CASE II     CASE III
                                                                        ---------------  -----------  -----------  -----------
Value per share of Business Bank common stock.........................     $   10.00      $    3.35    $    6.63    $    7.90

These analyses do not purport to be indicative of actual values or expected values of the shares of Business Bank common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of Business Bank earnings, on a pro-forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values. With regard to Business Bank determining future earnings is not precise, due to the fact that Business Bank is a relatively young company, and Business Bank has yet to achieve profitable operations.

ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Findley Group reviewed the consideration paid in recently completed transactions in which banks and bank holding companies were acquired. Specifically, Findley Group reviewed 102 transactions involving acquisitions of banks in California completed since January 1, 1996. Findley Group also analyzed five California bank merger and acquisition transactions where the total target asset size was less than $50 million, for the period January 1, 1998 to June 30, 1999. The transactions analyzed were:

- Pacific Bay Bank, San Pablo, California by First Banks America, St. Louis, Missouri;

- California Security Bank, San Jose, California by Summit Bancorp, Atlanta, Georgia;

- Industrial Bank, Van Nuys, California by Washington Mutual Corp. Seattle, Washington;

- Monument National Bank, Ridgecrest, California by Monument Bankshares, San Francisco, California; and

- American Independent Bank, NA, Gardena, California by First Coastal Bankshares, El Segundo, California.

For each bank acquired in such transactions, Findley Group compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to deposits, purchase price to book value and purchase price to previous year's earnings. Findley Group compared the information with respect to those transactions to the ratios implied by the merger based on two sets of assumptions:

- that the exchange ratio would result in the receipt of a fraction of a share of California Community common stock with a value of $10.00 using a value for a share of California Community common stock of 16 times Year 2000 cash earnings (Case A in the table below); and

- that the exchange ratio would result in the receipt of a fraction of a share of California Community common stock with the equivalent book value per share value of $4.85, after the affect of the 1.5053 exchange ratio and based upon the combination of the shareholders' equity of the affiliated banks as of June 30, 1999, (Case B in the table below).

The following table presents the results of that analysis:

                                                                                                    5 SELECTED
                                                                 MEDIAN         MEDIAN      --------------------------
                                                                   ALL        CALIFORNIA    $10.00 VALUE   $4.85 VALUE
                                                              ACQUISITIONS   TRANSACTIONS      CASE A        CASE B
                                                              -------------  -------------  -------------  -----------
Premium to deposits.........................................         7.53           2.19          18.05          NEG.
Ratio of purchase price to book value.......................         1.67           1.22           1.40          0.68
Ratio of purchase price to previous years earnings..........        19.60          16.95           NEG.          NEG.

Findley Group determined that while the ratio of purchase price to book value for Case A and Case B was below the median ratios for all California acquisitions described above, and the purchase price to book value for Case B was below the median ratios for the California selected transactions identified above, the lack of profitable operation of Business Bank and the size of Business Bank would reduce Business Bank's overall value as compared to the five selected California transactions referenced above.

No other company or transaction used in the above analysis as a comparison is identical to Business Bank, California Community, the affiliated banks referenced above, or the CalWest/Business Bank merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which Business Bank, California Community, the affiliated banks referenced above and the CalWest/Business Bank merger are being compared.

COMPARABLE COMPANY ANALYSIS. Using public and other available information, Findley Group compared certain financial ratios of Business Bank, including the ratio of net income to average total assets (or return on average assets), the ratio of net income to average total equity (or return on average equity), the ratio of average equity to average assets and certain credit ratios for the year ending December 31, 1998 to a peer group consisting of 10 selected banks and bank holding companies located in California, which had opened for business as a new banking institution since January 1, 1998. No company used in the analysis is identical to Business Bank. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Business Bank performed significantly below the peer group level. Business Bank's return on average assets and return on average equity for 1998 and for the interim period through June 30, 1999 were significantly below peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). Business Bank's noninterest expense, inclusive of payroll expense, facilities expense and other related noninterest expenses was higher than the peer group level.

PICKUP ANALYSIS. Findley Group applied the exchange ratio of 1.5053 of a share of California Community common stock for each share of Business Bank common stock to the combined company's pro-forma projected cash earnings per share for 2000 and 2001 and the book value per share. The resulting values were then compared to Business Bank's figures on a stand alone basis. The pickup analysis indicated the following:

                                                                                   STAND-ALONE
                                                                                  CONSERVATIVE    PROFORMA
                                                                                      VALUE        VALUE*       PICKUP
                                                                                  -------------  -----------  -----------
Estimated Calendar Year 2000 Cash Earnings Per Share............................    $    0.33     $    0.63         87.4%
Estimated Calendar Year 2001 Cash Earnings Per Share............................    $    0.37     $    0.79        115.8%
Estimated Calendar Year 2000 Book Value Per Share...............................    $    7.17     $    6.56        (8.51%)

------------------------

(*) Adjusted to reflect the exchange ratio of 1.5053.

Findley Group determined that the pickup in cash earnings for year 2000 and year 2001 for Business Bank offset the dilution in book value due to the fact that Business Bank has not achieved profitable operation.

The foregoing summarizes the material portions of Findley Group's report, but does not purport to be a complete description of the presentation by Findley Group to Business Bank's Board of Directors or the analyses performed by Findley Group. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley Group believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Business Bank Board of Directors.

In performing its analyses, Findley Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Business Bank, California Community or the affiliated banks as referenced above. The analyses performed by Findley Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley Group's analysis of the fairness, from a financial standpoint, of the terms of the merger to Business Bank's shareholders and were provided to the Business Bank Board of Directors in connection with the delivery of Findley Group's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley Group used in its analyses various projections of future performance prepared by the management of Business Bank and by California Community. The projections are based on numerous variable and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

In rendering its fairness opinion, Findley Group relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley Group for purposes of its opinion. Findley Group did not make an independent evaluation or appraisal of the assets and liabilities of Business Bank, California Community or the affiliated banks referenced above or any of their respective subsidiaries, Business Bank did not impose any limitations or restrictions with respect to the scope of Findley Group's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley Group's rendering of the opinion regarding the fairness of terms of the CalWest/Business Bank merger. Findley Group did not participate in negotiations regarding the merger agreement.

Business Bank's Board of Directors selected and instructed Findley Group to render an opinion with respect to the fairness of the terms of the merger to Business Bank's shareholders, from a financial point of view, based on its belief that Findley Group is experienced and qualified in such matters. Findley Group has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley Group has been involved in the creation, development, merger and acquisition of hundreds of financial institutions.

Pursuant to its engagement letter with Findley, Business Bank agreed to pay Findley a fee of $25,000 for Findley Group's services rendered to Business Bank in connection with the fairness opinion, plus time and expenses identified with updates to the fairness opinion and commenting on applications or the registration statement of which this proxy statement/prospectus is a part. Business Bank has agreed to indemnify Findley Group against certain liabilities and expenses in connection with its services as financial advisor to Business Bank.

FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES

The following is a description of all material federal and California income tax consequences of the CalWest/Business Bank merger. This is not a complete description of all tax consequences of the CalWest/Business Bank merger. Each shareholder's individual circumstances may affect the tax consequences of the CalWest/Business Bank merger as to him or her. In addition, the following description does not address the tax consequences of the CalWest/Business Bank merger under applicable state or local laws, other than California law. CONSEQUENTLY, EACH BUSINESS BANK SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE CALWEST/ BUSINESS BANK MERGER TO THEM.

An opinion of Lillick & Charles LLP, counsel to California Community, has been delivered to California Community and Business Bank which states that for federal and related California income tax purposes, under current law, assuming that the CalWest/Business Bank merger and related transactions will take place as described in the CalWest/Business Bank agreement, the CalWest/Business Bank merger will constitute a reorganization under Section 368 of the Internal Revenue Code. Assuming the opinion is not withdrawn or changed due to changes in laws, or otherwise, prior to the date of the CalWest/Business Bank merger, material federal and related California income tax consequences of the CalWest/Business Bank merger, in the opinion of Lillick & Charles LLP will be substantially as follows:

/ / no gain or loss will be recognized by CalWest, Business Bank, or California
    Community in the CalWest/Business Bank merger;

/ / the basis and holding periods of the assets of Business Bank will carry over to CalWest;

/ / no gain or loss will be recognized by the holders of Business Bank common stock upon the exchange of such stock solely for California Community common stock;

/ / the receipt of cash in lieu of fractional share interests of California
    Community common stock by holders of Business Bank common stock will result in gain or loss equal to the difference between the payment and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for a particular shareholder will depend upon whether that shareholder's Business Bank common stock is held as a capital asset at the date of the CalWest/ Business Bank merger;

/ / where shareholders of Business Bank dissent to the proposed transaction and receive cash for their Business Bank common stock, such cash will be treated as a distribution in redemption of such shares under the provisions and limitations of Section 302. Those shareholders who receive solely cash, and who hold no shares of California Community common stock directly or through the application of Section 318(a), will be treated as receiving a cash distribution in full payment for the Business Bank common stock as provided in Section 302(a). In that case, gain or loss will be measured by the difference between the amount of cash received and the adjusted basis of the Business Bank shares. Such gain or loss will be capital gain or loss if the shareholder held his or her Business Bank shares as a capital asset on the date of the CalWest/Business Bank merger;

/ / the tax basis of California Community common stock received by the holders of Business Bank common stock will be the same as the tax basis of the Business Bank common stock converted in the CalWest/Business Bank merger; and

/ / the holding period of California Community common stock in the hands of the shareholders of Business Bank will include the period during which the Business Bank common stock converted in the CalWest/Business Bank merger was held, provided the Business Bank common stock was held as a capital asset on the date of the CalWest/Business Bank merger.

In developing its opinion, Lillick & Charles LLP relied upon facts and representations provided to it by California Community's management and Business Bank's management, and made no independent determination of the facts and representations. The representations that California Community's

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management and Business Bank's management made were factual in nature. In addition, Lillick & Charles LLP's opinion was based upon the analysis of the current Internal Revenue Code, the California Revenue and Taxation Code, the regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and any change may be retroactively effective. If so, Lillick & Charles LLP's opinion may be affected and may not be relied upon. Moreover, the opinions are not binding on the IRS, the California Franchise Tax Board, or the courts, but represent the best judgment of Lillick & Charles LLP as to the likely outcome of the issues involved. Lillick & Charles LLP assumes no responsibility to update its opinion after the date of the CalWest/Business Bank merger because of such change. Further, any variation or differences in the facts or representations, for any reason, may affect Lillick & Charles LLP's opinion, perhaps in an adverse manner, and make it inapplicable.

RIGHTS OF DISSENTING BUSINESS BANK SHAREHOLDERS

Business Bank shareholders who dissent from the CalWest/Business Bank merger may obtain the rights and remedies of dissenting shareholders by following the procedures set forth in Title 12 United States Code Section214a(b), set forth in full in Exhibit VII, hereto.

IMPORTANT DETAILS CONCERNING THESE PROCEDURES ARE SET FORTH BELOW. FAILURE TO TAKE THESE ACTIONS TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS OF APPRAISAL.

To obtain the rights of a dissenting shareholder, a shareholder must either (a) vote against the CalWest/ Business Bank merger, or (b) give notice of his or her dissent in writing to Business Bank at or prior to the Business Bank meeting. Once a shareholder has taken the foregoing steps, his or her dissenter's rights will be perfected and such shareholder will be entitled to receive the cash value of his or her shares of Business Bank Common Stock by following the procedures set forth below.

Immediately upon the effectiveness of the CalWest/Business Bank merger, CalWest will forward to each shareholder who has perfected dissenter's rights a notice stating that the CalWest/Business Bank merger has been consummated. A form requesting a cash payment for shares of Business Bank common stock will accompany the notice and must be signed by the dissenting shareholder and promptly returned to CalWest in order to receive such cash payment.

Dissenting Business Bank shareholders must return the cash payment request form to CalWest within 30 days of the consummation of the CalWest/Business Bank merger in order to receive the cash value of their shares.

The value of the dissenting shareholders' shares of Business Bank common stock
will be determined as of October   , 1999, the date of the Business Bank
meeting, and the valuation will be made by a committee of three persons elected by the dissenting shareholders and CalWest. Should a dissenting shareholder object to this valuation, he or she may appeal to the Office of Comptroller of the Currency for a reappraisal within five days of notification of the valuation. Such reappraisal by the OCC will be final and binding upon the dissenting shareholder. The expenses of any such reappraisal will be paid by CalWest.

The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by such dissenting shareholders. See "Description of CalWest/Business Bank Merger--Federal and California Income Tax Consequences" herein.

The foregoing purports only to summarize a complex area of law, and shareholders considering exercising dissenters' rights should read in full Exhibit VII hereto, and should consult their own legal and tax advisors.

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           DESCRIPTION OF THE CAPITAL STOCK OF CALIFORNIA COMMUNITY,
      CALIFORNIA COMMUNITY (CALIFORNIA), SECURITY FIRST AND BUSINESS BANK

CALIFORNIA COMMUNITY

The authorized capital stock of California Community consists of 75 million shares of California Community common stock, $0.01 par value per share and 25 million shares of California Community preferred stock, $0.01 par value per
share, of which             shares of California Community common stock and no
shares of California Community preferred stock were outstanding as of
              , 1999. In addition,             shares of California Community
common stock were reserved for issuance pursuant to stock options. Each share of California Community common stock has the same rights, privileges and preferences as every other share, and would share equally in California Community's net assets upon liquidation or dissolution. The shares of California Community common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote. All of the outstanding shares of California Community common stock are fully paid and nonassessable and each participates equally in dividends, which are payable when and as declared by California Community's Board of Directors out of funds legally available therefor.

CALIFORNIA COMMUNITY (CALIFORNIA)

The authorized capital stock of California Community (California) consists of 10,000,000 shares of no par value common stock, of which 5,300,000 are issued outstanding, all of which are held of record by the California Fund, and 10,000,000 shares of no par value preferred stock, of which one share is issued and outstanding and which is held of record by Placer Capital Funding LLC.

A portion of the financing for California Community (California)'s acquisition of Placer Sierra was the issuance of $18.5 million in subordinated debentures by California Community (California) to Placer Trust, which, in turn, issued $18.5 million in trust preferred securities to Placer Funding, and the issuance of 1 share of noncumulative preferred stock by California Community (California) to Placer Funding. The source of funding for Placer Funding's purchase of the trust preferred securities and the noncumulative preferred stock was a $22 million term loan from a commercial bank not affiliated with the California Fund, or any of its affiliated companies. Placer Funding is a California limited liability company, and Placer Trust is a Delaware statutory business trust, each of which was organized for the purpose of facilitating the acquisition of Placer Sierra by California Community (California). Further details on this portion of the financing of California Community (California)'s acquisition of Placer Sierra are set forth below.

The commercial bank loan to Placer Funding has a 5-year term and bears interest, at the option of Placer Funding, based on one or more of the following:

    (i) at a fixed rate per annum as agreed upon between Placer Funding and the lender;

    (ii) at LIBOR plus 260 basis points;

   (iii) at the lender's reference rate.

The loan will amortize with equal quarterly payments of $900,000 commencing as of March 31, 2001, and every quarter thereafter on June 30, September 30, December 31 and March 31, with the balance of the loan due at maturity.

Placer Trust issued $18.5 million in trust preferred securities to Placer Funding. Placer Trust used the proceeds from the sale of the trust preferred securities to acquire a like amount of subordinated debentures from California Community (California). California Community (California) used the proceeds from the sale of the subordinated debentures to fund $18.5 million of the cost of its acquisition of Placer Sierra.

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The trust preferred securities represent preferred, undivided beneficial interests in the assets of Placer Trust, which consist solely of the subordinated debentures and payments thereunder. The subordinated debentures bear interest at a fixed interest rate of 8%, and will mature at the expiration of 30 years after the date of issuance. The distributions on the trust preferred securities are fixed at a rate per annum of 8% of the liquidation value of the trust preferred securities.

The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. Subject to the approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the subordinated debentures are redeemable prior to maturity at the option of California Community (California) at the expiration of 5 years after issuance or, under certain circumstances relating to tax treatment or capital treatment of the trust preferred securities, within 90 days of the occurrence of such circumstances.

Placer Funding used the balance of the $22 million commercial bank loan financing to purchase $3.5 million of 8% noncumulative preferred stock issued by California Community (California) to Placer Funding.

California Community (California) also obtained a $3 million revolving line of credit bearing interest at rate of Libor plus 210 basis points from the same commercial bank to facilitate the timing of its payments of dividends on the noncumulative preferred stock and interest on the subordinated debentures. The terms of the revolving line of credit provide that at no time can the aggregate principal amount of indebtedness outstanding under the revolving line of credit and the term loan exceed $22 million.

California Community (California) pledged all of the shares of Placer Sierra stock to the commercial bank lender to secure payment of amounts drawn on the revolving line of credit. Placer Funding pledged all of the trust preferred securities and the noncumulative preferred stock to the commercial bank lender to secure payment of the term loan. The credit agreements entered into between California Community (California) and Placer Funding, respectively, with the commercial bank lender each contain cross-default provisions.

SECURITY FIRST

The authorized capital stock of Security First consists of 50,000,000 shares of Security First common stock, no-par value per share, and 5,000,000 shares of Security First preferred stock, of which 17,326,724 shares of Security First common stock and no shares of Security First preferred stock were outstanding as of June 30, 1999. In addition, 1,262,340 shares of Security First common stock were reserved for issuance pursuant to outstanding stock options under the Security First stock option plans. Holders of shares of Security First common stock are entitled to cast one vote for each share held of record on all matters to be voted on, except that holders are entitled to cumulate their votes in the election of directors upon compliance with certain conditions. The holders of Security First common stock are entitled to receive dividends, if any, as may be declared from time to time by Security First's Board of Directors, in its discretion from funds legally available. Upon liquidation or dissolution of Security First, the holders of Security First common stock are entitled to receive pro rata, all assets remaining available for distribution to shareholders. Security First common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All the outstanding shares of Security First common stock are fully paid and nonassessable.

DEBENTURES. For the sole purpose of assisting Security First to remain adequately capitalized, its then holding company, Pacific Inland Bancorp issued debentures in the principal amount of $1,050,000 to certain Security First directors and some of their associates.

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Under the terms of the debentures, Pacific Inland shall make payments of interest and principal on the debentures when, in the sole and absolute discretion of its Board of Directors, Pacific Inland has sufficient funds to make such a payment of interest and/or principal in accordance with law and all applicable regulatory requirements. Pacific Inland has no assets, and accordingly cannot pay interest on the debentures.

At maturity, any unpaid principal and/or interest due on the debentures shall automatically be payable and converted into Security First common stock. The conversion rate is $0.40 per share.

Additionally, at the sole option and discretion of the debenture holders, unpaid principal and accrued but unpaid interest may be converted into Security First common stock at the conversion price, subject to certain conditions.

The debentures provide that in the event any conversion, whether automatic or discretionary, would result in a change in control of Security First as defined by the Change of Bank Control Act of 1978, and/or Section 700 and following of the California Financial Code, no such conversion shall occur until the debenture holder shall have received a letter of intent not to disapprove such change in control from the Federal Reserve and shall have received the prior approval of the California Department of Financial Institutions with respect to such change in control.

BUSINESS BANK

The authorized capital stock of Business Bank consists of 10,000,000 shares of Business Bank common stock, $5.00 par value per share, of which 572,775 shares were outstanding as of the Business Bank record date. The shares of Business Bank common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote, except that in the election of directors, Business Bank shareholders may vote their shares cumulatively. All of the outstanding shares of Business Bank common stock are fully paid and, except as provided by Section 55 of the National Bank Act, nonassessable and each participates equally in dividends, which are payable when and as declared by the Business Bank Board of Directors, out of funds legally available therefor.

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COMPARISON OF CERTAIN DIFFERENCES OF HOLDERS OF CALIFORNIA COMMUNITY COMMON
STOCK, SECURITY FIRST COMMON STOCK AND BUSINESS BANK COMMON STOCK

California Community is a Delaware corporation, Security First is a California corporation, and Business Bank is a national banking association. Accordingly, the rights of Security First and Business Bank shareholders who receive California Community stock will be governed by Delaware law.

The following summarizes certain material differences between the corporation laws of Delaware and California, and between the corporation laws of Delaware and provisions of federal law applicable to national banks governing shareholder rights.

To the extent that the National Bank Act is silent on any issue, the provisions of California law apply. Thus Business Bank shareholders should read the comparisons of Delaware law to both California and federal law. This discussion is only a summary of certain provisions and is not a complete description of such similarities and differences.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND DELAWARE. The corporation laws of California and Delaware differ in many respects. Although all the differences are not set forth in this proxy statement/prospectus, certain provisions which could materially affect the rights of Security First shareholders who receive California Community common stock are discussed below.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS. In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a 3-year moratorium, unless specified conditions are met.

Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for 3 years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of 15% or more of such voting stock at any time within the previous 3 years, or is an affiliate or associate of any of the foregoing.

For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or of a director indirect majority-owned subsidiary equal in aggregate market value to 10% or more of the aggregate market value of either the corporation's consolidated assets, or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by, or through the corporation or a subsidiary.

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The 3-year moratorium imposed on business combinations by Section 203 does not apply if:

- prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination, or the transaction that resulted in the person or entity becoming an interested stockholder;

- upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation, and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

- on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Section 203 only applies to certain publicly held corporations that have a class of voting stock that is:

- listed on a national securities exchange;

- quoted on an interdealer quotation system of a registered national securities association; or

- held of record by more than 2,000 stockholders.

A Delaware corporation that is not publicly held as described above may nevertheless elect to be governed by Section 203. California Community has not so elected. Any future election by California Community to be governed by
Section 203 would require the approval of the stockholders of California Community. Section 203 is not applicable to the California Community/California Financial merger.

If it were applicable to California Community, Section 203 would encourage any potential acquiror to negotiate with the California Community Board of Directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for California Community in which all stockholders would not be treated equally. The application of Section 203 to California Community would confer upon the California Community Board of Directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for California Community's shares over the then-current market price.
Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

CALIFORNIA COMMUNITY'S CERTIFICATE OF INCORPORATION

California Community's Certificate of Incorporation incorporates provisions which may have the effect of delaying, deferring or preventing a change in control of California Community in certain circumstances. These provisions will be controlling upon completion of the Orange/Security First merger and/or the CalWest/Business Bank merger. Specifically, California Community's Certificate of Incorporation provides that the shareholder vote required to approve a Business Combination (as described below) shall be at least 66 2/3% of California Community's outstanding shares of voting stock, voting together as a single class. A Business Combination means any:

/ / merger or consolidation of California Community or a subsidiary of California Community where the shareholders of California Community immediately prior to the merger or consolidation will own immediately after the merger or consolidation (a) no equity securities of the surviving entity after the merger or consolidation, or (b) equity securities (excluding options, warrants and rights) of the surviving entity after the merger or consolidation with less than 50% of the voting power of the surviving entity after the merger or consolidation; or

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/ / any sale, exchange, transfer or other disposition of 50% or more of the assets of California Community or combined assets of California Community and its subsidiaries.

The amendment or repeal of this provision of California Community's Certificate of Incorporation requires the affirmative vote of the holders of 66 2/3% or more of the outstanding shares.

SECURITY FIRST'S ARTICLES OF INCORPORATION

Certain provisions of the Security First Articles of Incorporation and the Bylaws may also have the effect of delaying, deferring or preventing a change in control of Security First in certain circumstances. Certain of these provisions, which do not contemplate a specific or particular attempt to gain control of Security First, are described below.

CONSIDERATION OF FACTORS OTHER THAN PRICE

The Security First Articles of Incorporation provide that, when evaluating any proposed tender or exchange offer for the Security First's voting stock or any proposed transaction with any other person which would constitute a "Business Combination," the Board of Directors may consider the best interests of Security First as a whole, including without limitation: giving due consideration to the interests of Security First's shareholders; whether the proposed transaction might violate applicable laws; not only the consideration being offered in the proposed transaction in relation to the then current market price for Security First's stock, but also the market price for such stock over a period of years, the estimated price which might be achieved in a negotiated sale of Security First as a whole or in part or through liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and Security First's financial condition and future prospects; and the social, economic and legal effects on the employees, customers, suppliers and other constituents of Security First and on the communities in which Security First conducts its business.

This provision could, under certain circumstances, permit the Security First Board of Directors to disapprove a tender offer or other business combination transaction that might otherwise be beneficial to the Security First shareholders, particularly if such a transaction would have a strong adverse impact on the employees of Security First, or the communities in which Security First has operations. California Community's Certificate of Incorporation does not contain a comparable provision.

APPROVAL OF CERTAIN "BUSINESS COMBINATIONS"

The Security First Articles of Incorporation provide that certain business combinations be approved by holders of 66 2/3% of the outstanding shares of Security First, unless approved by a majority of disinterested directors, certain minimum price requirements are met, or state regulatory authorities having jurisdiction over the matter have approved the fairness of the proposed transaction. This provision can only be amended or repealed by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Security First.

ANTI-GREENMAIL PROVISION

The Security First Articles of Incorporation also provide that any direct or indirect repurchase by Security First of outstanding shares of voting stock of Security First from any person (or group of affiliated persons) known to Security First to be a beneficial owner of 5% or more of the voting stock, who has acquired beneficial ownership of any voting stock within a period of less than 2 years immediately prior to the date of the proposed repurchase (or the date of an agreement in respect thereof) at a per share price in excess of the fair market value (as defined) at the time of such repurchase by Security First shall require the approval of a majority of the shares of voting stock, excluding voting stock beneficially owned by such interested shareholder, except for (i) a tender or

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exchange offer by Security First for a class of capital stock (as defined) made available on the same terms to all holders of such class of capital stock, or
(ii) purchases made pursuant to an open market purchase program approved by a majority of continuing directors (as defined) provided that such purchases are effected on the open market and are not the result of a privately negotiated transaction. Additionally, any amendment or repeal of this provision, or the adoption of provisions inconsistent with this provision, must be approved by the affirmative vote of a majority of the shares of voting stock, excluding voting stock beneficially owned by any interested shareholder, voting together as a single class. California Community's Certificate of Incorporation does not contain a comparable provision.

REMOVAL OF DIRECTORS

Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause, if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation of California Community provides for a classified board of directors, but does not provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Pursuant to legislation that became effective on January 1, 1990, California law now permits certain qualifying corporations to provide for a classified board of directors by adopting amendments to their articles of incorporation or bylaws, which amendments must be approved by the shareholders. Neither Security First nor Business Bank is qualified to adopt a classified board of directors. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The California Community Certificate of Incorporation provides for a classified board of directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are, nonetheless, certain differences between the laws of the two states respecting indemnification and limitation of liability.

The Articles of Incorporation of Security First eliminated the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on:

- intentional misconduct or knowing and culpable violation of law;

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- acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

- receipt of an improper personal benefit;

- acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;

- acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

- interested transactions between the corporation and a director in which a director has a material financial interest; and

- liability for improper distributions, loans or guarantees.

The Certificate of Incorporation of California Community also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

- breaches of the director's duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

- the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

- transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve California Community or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions: (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnify for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

California law requires indemnification when the individual has defended successfully the action on the merits (as opposed to Delaware law, which requires indemnification relating to a successful defense on the merits or otherwise).

Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires

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indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

Expenses incurred by an officer or director in defending an action maybe paid in advance, under Delaware law and California law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions that make mandatory the permissive indemnification provided by California law. Under California law, there are 2 limitations on such additional rights to indemnification: (a) such indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal liability as described above, and (b) such indemnification is not permitted in circumstances where California law expressly prohibits indemnification, as described above. Security First's Articles of Incorporation permitted indemnification beyond that expressly mandated by the California Corporations Code and limited director monetary liability to the extent permitted by California law. However, Security First has not entered into indemnification agreements with its officers and directors.

Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to California law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances. Limitations on indemnification may be imposed by a court, however, based on principles of public policy.

INSPECTION OF SHAREHOLDER LIST

Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A under the SEC proxy rules. Under California law, such absolute inspection rights also apply to a corporation formed under the laws of any other state if its principal executive offices are in California or if it customarily holds meetings of its board in California. Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

DIVIDENDS AND REPURCHASES OF SHARES

California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchase of its shares, other than repurchase of its shares issued under employee stock plans contemplated by Section 408 of the California Corporations Code) unless either
(a) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution, or (b) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred

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income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

SHAREHOLDER VOTING

Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

- the merger agreement does not amend the existing certificate of incorporation;

- each share of the stock of the surviving corporations outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger; and

- either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

California law contains a similar exception to its voting requirements for reorganizations where shareholders of the corporation, the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 5/6 of the voting power of the surviving or acquiring corporation, or its parent entity.

Both California law and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. As a result, shareholder approval of such transactions may be easier to obtain under Delaware law for companies which have more than 1 class of shares outstanding.

California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California

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law in this respect, under some circumstances, Section 203 does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally. See "Significant Differences Between the Corporation Laws of California and Delaware--Stockholder Approval of Certain Business Combinations."

California law provides that, except in certain circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing person of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

INTERESTED DIRECTOR TRANSACTIONS

Under both California and Delaware law, certain contracts or transactions in which 1 or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law:

- either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation; or

- the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved.

In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Therefore, certain transactions that the Security First Board of Directors might not have been able to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of California Community, although less than a majority of a quorum. California Community has not proposed, and is not aware of any plans to propose, any transaction involving directors of California Community that could not be so approved under California law but could be so approved under Delaware law.

SHAREHOLDER DERIVATIVE SUITS

California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

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APPRAISAL RIGHTS

Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available:

- with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

- with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

- to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Federal Reserve generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 5/6 of the voting power of the surviving or acquiring corporation, or its parent entity. California law generally affords appraisal rights in sale of asset reorganizations.

DISSOLUTION

Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. California Community's Certificate of Incorporation contains no such supermajority requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of California Community that had previously been approved by its board.

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SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF DELAWARE AND PROVISIONS
OF THE NATIONAL BANK ACT

Certain provisions of the National Bank Act and the Articles of Association of Business Bank are different from both California and Delaware law.

REMOVAL OF DIRECTORS

The National Bank Act contains no provision with respect to removal of bank directors.

Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation of California Community provides for a classified board of directors, but does not provide for cumulative voting.

SUPERMAJORITY APPROVAL REQUIREMENTS

The National Bank Act contains several provisions which require a 2/3 vote of the outstanding shares in order to authorize a particular activity or event. For example, a national bank may only reduce or increase its capital upon the vote of 2/3 of the outstanding shares of the bank, assuming that regulatory approval is obtained. Similarly, a national bank may not merge with or into another financial institution without the approval of 2/3 of the outstanding shares of such national bank. A national bank may elect to go into voluntary liquidation and be closed only upon the vote of shareholders owning 2/3 of the outstanding shares of the bank.

By contrast, Delaware law allows a corporation to increase its authorized capital stock upon the vote of a majority of the outstanding shares of the corporation. Similarly, a Delaware corporation may elect to voluntarily wind up and dissolve upon the vote of the board of directors and majority of the outstanding shares of the corporation. Under Delaware law, a Delaware corporation may merge with another corporation upon the approval of a majority of the outstanding shares unless the corporation's certificate of incorporation provides otherwise. Delaware law allows a corporation to fix a higher approval requirement for any matter in the Certificate of Incorporation.

STOCK DIVIDENDS AND STOCK SPLITS

Under the National Bank Act, an increase in capital through the payment of a stock dividend requires the approval of 2/3 of the outstanding shares, assuming that other requirements are met. A stock split requires the approval of a majority of the bank's shareholders because of the reduction in par value which is effected thereby. By contrast, under Delaware General Corporation Law, a stock split may be approved by the Delaware corporation's board of directors alone. Similarly, the distribution of a stock dividend under Delaware does not require the approval of the shareholders.

DIVIDENDS

National banks are restricted from paying dividends until both a capital and earnings component are met. With respect to capital, no dividend may be paid if it results in a withdrawal of capital. In addition, a national bank may not pay a dividend if losses have been sustained which equal or exceed the bank's undivided profits then on hand. Similarly, cash dividends may not be paid in an amount greater than the net profits then on hand, after deducting from net profits the losses and bad debts of

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the bank. With respect to earnings requirements, no national bank may pay a quarterly or semi-annual cash dividend as an initial matter until its surplus account equals its common equity account, unless the bank carries to the surplus account an amount which is not less than one-tenth of its profits for the preceding half year. In the case of annual dividends, the bank may carry to surplus not less than one-tenth of its profits for the preceding year. OCC approval is required for cash dividends in an amount which exceeds a national bank's net profits of the current year combined with its retained net profits for the preceding two years less any required transfers to surplus.

Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

APPROVAL BY WRITTEN CONSENT OF SHAREHOLDERS

The shareholders of a national bank are not permitted to consent in writing to actions which may otherwise be taken at a meeting of shareholders. Under Delaware law, shareholder action can be taken by written consent unless otherwise provided in the Delaware corporation's certificate of incorporation. The California Community Certificate of Incorporation currently provides for shareholder action by written consent.

DISSENTERS' RIGHTS

Unlike both California and Delaware law, under the National Bank Act, shareholders must actually vote against the merger or provide written notice of intent to dissent prior to the shareholders meeting. to be entitled to dissenters' rights. Under Delaware and California law, shareholders can also take the initial step in exercising perfect dissenters' rights by abstaining or not voting at all.

Under the National Bank Act, the value of dissenters' rights of a national bank is determined by a committee of three independent appraisers based upon the fair value of the bank's shares at the time of the shareholders' meeting in the case of a merger into a state bank and at the effective time of the merger in the case of a merger with another national bank. Further, if the stockholder is not satisfied with the appraisal, he or she may request that the OCC conduct an independent appraisal which shall be binding on the parties. The cost of the OCC's appraisal shall be paid by the surviving bank.

Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available:

- with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

- with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

- to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

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AMENDMENT TO ARTICLES

Under the National Bank Act, the articles of association of a national bank may be amended by approval of shareholders owning a majority of the national bank's common stock. However, certain amendments, such as amendments increasing the national bank's authorized, but unissued common stock require the approval of shareholders owning 66 2/3% of the outstanding shares.

Under the Delaware General Corporation Law, any amendment to the certificate of incorporation of a Delaware corporation may be made with the approval of a majority of the outstanding voting shares of the corporation, unless the certificate of incorporation requires a greater vote. The Certificate of Incorporation of California Community contains a 75% supermajority provision with respect to amendments to several corporate governance articles.

CALIFORNIA COMMUNITY FOLLOWING THE CALIFORNIA COMMUNITY/CALIFORNIA FINANCIAL, THE ORANGE/SECURITY FIRST MERGER, AND THE CALWEST/BUSINESS BANK MERGER

The Certificate of Incorporation and Bylaws of California Community will continue as the Certificate of Incorporation and Bylaws of California Community following the completion of the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/Business Bank merger. The authorized capital stock of California Community following the California Community/California Financial merger, the Orange/Security First merger and the CalWest/Business Bank merger will consist of 75 million shares of California Community common stock, and 25 million shares of California Community preferred stock. The rights, preferences and privileges of California Community common stock following the California Community/California Financial merger, the Orange/Security First merger, and the CalWest/Business Bank merger will be the same as those described above for California Community common stock.

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                                 MARKET PRICES

CALIFORNIA COMMUNITY

As California Community is presently 100% owned by the California Fund, there is no market for California Community common stock.

SECURITY FIRST

There has been no trading in Security First common stock and accordingly there is no established public trading market for the stock. Security First common stock is not listed on any exchange, nor is it listed with NASDAQ. Management of Security First is not aware that any brokers facilitate trades in Security First common stock.

The only transactions of which Security First is aware are as follows: During 1997, 25,000 shares of Security First common stock were purchased at $0.40 per share. During 1998, there were no transactions in Security First common stock, of which management of Security First was aware. During the first quarter of 1999, 25,000 shares were sold at $0.40 per share. In April 1999, an insider purchased shares for $0.50 per share and there was one transaction for 2,500 shares in May 1999 for $0.40 per share.

The last sales price of Security First common stock on or before               ,
1999, the day prior to the date of the first public announcement of the proposed Orange/Security First merger, was $0.40 per share, which reflects a sale that occurred in May 1999. The last sales price of Security First common stock on or
before         , 1999, the last practicable date before printing of this proxy
statement/prospectus, was $      per share, which reflects a sale that occurred
on         , 1999. As of June 30, 1999, the outstanding shares of Security First common stock were held by approximately 341 record holders.

BUSINESS BANK

There has been no trading in Business Bank common stock and accordingly there is no established public trading market for the stock. Business Bank common stock is not listed on any exchange, nor is it included on NASDAQ. Business Bank completed its initial offering of common stock in November 1998 at an offering price of $10.00 per share. There were no trades in Business Bank common stock
during 1998 and there were only             trades in 1999 for       shares of
Business Bank common stock at a price of $      per share. The last sales price
of Business Bank common stock on or before September   , 1999, the day prior to
the date of the first public announcement of the proposed CalWest/Business Bank
merger, was $      per share, which reflects a sale that occurred on
              , 1999. The last sales price of Business Bank common stock on or
before               , 1999, the last practicable date before printing of this
proxy statement/ prospectus, was $            per share, which reflects a sale
that occurred on               , 1999. As of June 30, 1999, the outstanding
shares of Business Bank common stock were held by approximately 104 record holders.

CALIFORNIA COMMUNITY FOLLOWING THE ORANGE/SECURITY FIRST MERGER AND THE CALWEST/BUSINESS BANK MERGER

If either or both the Orange/Security First merger and the CalWest/Business Bank merger are completed, no assurance can be given that a trading market for California Community common stock will exist.

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                      RESALE OF CALIFORNIA COMMUNITY STOCK

All shares of California Community common stock received by the Security First and Business Bank shareholders in the Orange/Security First and/or the CalWest/Business Bank mergers will be freely transferable, except that shares of California Community common stock received by Security First or Business Bank shareholders who are deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135) of:

- Business Bank as of the date of the Business Bank meeting of shareholders, or

- Security First as of the date of receipt of written consents for in excess of 50% of Security First's outstanding shares of common stock,

may be resold by Business Bank or Security First affiliates only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Security First or Business Bank, generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as principal shareholders of such entities.

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                                   DIVIDENDS

CALIFORNIA COMMUNITY

California Community shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefor, as provided in the Delaware General Corporation Law. The Delaware General Corporation Law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

California Community has paid no dividends.

The amount and payment of dividends by California Community are set by California Community's Board of Directors with numerous factors involved including California Community's earnings, financial condition and the need for capital for expanded growth and general economic conditions.

Since the ability of California Community to pay dividend is dependent, to a great extent, on the receipt of dividends from its subsidiaries, the outstanding California Community (California) subordinated debentures and noncumulative preferred stock and financing obligations of California Community (California) as well as the capital reductions might negatively impact the payment of cash dividends by California Community. See "Risk Factors--Outstanding Debt and Preferred Securities of California Community (California)," and "--Capital Reductions."

SECURITY FIRST

The shareholders of Security First are entitled to cash dividends when and as declared by the Security First Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California Financial Code. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in an amount which exceeds the lesser of (1) the retained earnings or (2) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during that period; however, a bank may, with the approval of the California Department of Financial Institutions, make a distribution to its shareholders in an amount not exceeding the greatest of:

- the retained earnings of the bank,

- the net income of the bank for its last fiscal year, or

- the net income of the bank for its current fiscal year.

If the California Department of Financial Institutions finds that the shareholders' equity of a bank is not adequate, or that the payment of a dividend would be unsafe or unsound for the bank, the California Department of Financial Institutions may order the bank not to pay any dividend to the shareholders.

Security First has paid no cash dividends on shares of Security First common stock.

BUSINESS BANK

Business Bank has never paid any cash dividends and does not intend to do so at any time prior to the effective time of the CalWest/Business Bank merger.

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          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED BELOW. THEREFORE, THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF CALIFORNIA COMMUNITY, SECURITY FIRST AND/OR BUSINESS BANK ON AN INDIVIDUAL AND CONSOLIDATED BASIS.

The following unaudited pro forma combined summary financial data combines the historical consolidated condensed financial statements of Placer Sierra and California Financial, giving effect to the acquisition of Placer Sierra by California Community (California), the acquisition by California Financial in 1998 of Orange and CalWest (formerly Downey Bancorp) the merger of California Community with California Financial and the share exchanges between California Community and the minority shareholders of Business Bank and Security First as if the transactions had been effective on June 30, 1999 with respect to the Unaudited Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Unaudited Pro Forma Combined Condensed Statements of Operations. This information is presented under the purchase method of accounting with respect to the California Community (California) acquisition of Placer Sierra and the share exchange offers to the minority interests of Business Bank and Security First. Pro forma information regarding the merger and share exchange offer between California Community and California Financial is presented under the "as if" pooling of interest method of accounting. The information for the six months ended June 30, 1999 is derived from the unaudited financial statements of Placer Sierra and California Financial, which includes, in the opinion of the management of California Community and California Financial all adjustments (consisting only of normal accruals) necessary to present fairly the historical consolidated financial statements of Placer Sierra and California Financial, including the respective notes thereto, which are included in this proxy statement/ prospectus, and the information for the year ended December 31, 1998 is derived from the audited financials of California Community and California Financial and the respective notes thereto included in this proxy statement/prospectus and should be read in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this proxy statement-prospectus. The effect of estimated merger and share exchange costs expected to be incurred in connection with the merger and share exchange has been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations. See Notes 4 and 7 to the Unaudited Pro Forma Combined Condensed Financial Information.

The Unaudited Pro Forma Condensed Statements of Income are being presented as if the acquisition of Placer Sierra by California Community (California), the acquisition of Orange and CalWest by California Financial and the merger of California Community with California Financial took place at the beginning of each period presented. The financial impact related to the above referenced transactions include amortization of goodwill and loan deposit intangibles, amortization of premises, interest expenses associated with the issuance by California Community (California) of the subordinated debentures, foregone interest income related to post-closing dividends, adjustments to interest income related to mark to market adjustments associated with certain interest earning assets, and adjustments to the provision for income taxes which give effect to the aforementioned purchase accounting adjustments. These net decreases in income assumed for the purpose of this presentation aggregated $5,141,000 for the 12 months of 1998 and $2,114,000 for the six months of 1999. However, these adjustments will only be reflected at the effective time of the mergers and share exchanges.

Additionally, the unaudited pro forma combined condensed financial data does not give effect to any anticipated operating efficiencies in conjunction with the merger.

Accordingly the Unaudited Pro Forma Combined Condensed Statements of Operations are not necessarily indicative of the results that would have occurred had the mergers been consummated on the dates indicated, or that may be achieved in the future. Assuming the consummation of the mergers, the actual financial position and results of operation will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the mergers take place.

                   CALIFORNIA COMMUNITY-CALIFORNIA FINANCIAL

                 UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

                                                                                   SIX MONTHS      TWELVE MONTHS
                                                                                      ENDED            ENDED
                                                                                  JUNE 30, 1999  DECEMBER 31, 1998
                                                                                  -------------  -----------------
PER SHARE DATA PRO FORMA CALIFORNIA COMMUNITY
Income per share:
  Pro forma:
    Basic loss per share........................................................   $     (0.03)     $     (0.18)
    Diluted loss per share......................................................   $     (0.03)     $     (0.18)
Book Value (as of period end):
  Pro forma (basic).............................................................   $      4.60      $      4.63
Shares used for per share calculations:
  Pro forma (basic).............................................................    21,585,668       21,585,668
  Pro forma (diluted)...........................................................    22,000,177       22,000,177

PER SHARE DATA HISTORICAL CALIFORNIA FINANCIAL
(Loss) income per share:
  Historical:
    Basic (loss) per share......................................................   $     (0.16)     $     (3.52)
    Diluted (loss) per share....................................................   $     (0.16)     $     (3.52)
  Pro forma:
    Basic (loss) per share......................................................   $     (0.06)     $     (0.34)
    Diluted (loss) per share....................................................   $     (0.06)     $     (0.34)
Book Value (as of period end):
  Historical....................................................................   $      9.05      $      9.24
  Pro Forma.....................................................................   $      8.78      $      8.85
Shares used for per share calculations:
  Historical (basic)............................................................     3,758,100          751,920
  Historical (diluted)..........................................................     3,891,635          751,920
  Pro forma (basic).............................................................     7,177,595        1,436,092
  Pro forma (diluted)...........................................................     7,432,634        1,436,092

PER SHARE DATA HISTORICAL BUSINESS BANK
(Loss) income per share:
  Historical:
    Basic (loss) per share......................................................   $     (1.13)     $     (1.65)
    Diluted (loss) per share....................................................   $     (1.13)     $     (1.65)
  Pro forma:
    Basic (loss) per share......................................................   $     (0.05)     $     (0.27)
    Diluted (loss) per share....................................................   $     (0.05)     $     (0.27)
Book Value (as of period end):
  Historical....................................................................   $      7.12      $      8.25
  Pro Forma.....................................................................   $      6.92      $      6.97
Shares used for per share calculations:
  Historical (basic)............................................................       572,775          572,775
  Historical (diluted)..........................................................       572,775          572,775
  Pro forma (basic).............................................................       862,198          862,198
  Pro forma (diluted)...........................................................       862,198          862,198

PER SHARE DATA HISTORICAL SECURITY FIRST
Income per share:
  Historical:
    Basic net income per share..................................................   $      0.01      $      0.03
    Diluted net income per share................................................   $      0.01      $      0.03
  Pro forma:
    Basic net income (loss) per share...........................................   $     (0.00)     $     (0.02)
    Diluted net income (loss) per share.........................................   $     (0.00)     $     (0.02)
Book Value (as of period end):
  Historical....................................................................   $      0.30      $      0.30
  Pro Forma.....................................................................   $      0.43      $      0.43
Shares used for per share calculations:
  Historical (basic)............................................................    17,130,640       16,865,800
  Historical (diluted)..........................................................    21,169,100       16,865,800
  Pro forma (basic).............................................................     1,606,854        1,582,012
  Pro forma (diluted)...........................................................     1,985,662        1,582,012

                   CALIFORNIA COMMUNITY-CALIFORNIA FINANCIAL
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1999

                                                                                                   CALIFORNIA
                                            PLACER SIERRA   PRO FORMA   CALIFORNIA COMMUNITY        FINANCIAL         PRO FORMA
                                             HISTORICAL    ADJUSTMENTS        PRO FORMA            HISTORICAL        ADJUSTMENTS
                                            -------------  -----------  ---------------------  -------------------  -------------
                                                                               (IN THOUSANDS)
ASSETS:
Cash and due from banks...................    $  17,073     $  75,000a        $  16,253             $  18,391         $   1,000f
                                                                8,000c                                                   (1,044)g
                                                              (82,770)b
                                                               (1,050)d
Federal funds sold and securities
  purchased under agreement to resell.....        4,477                           4,477                27,505
Interest bearing deposits in other
  banks...................................                                                              4,567
Investment securities.....................      162,575        (8,000)c         153,756                34,708
                                                                 (819)d
Loans, net of allowance for loan losses...      374,067        (1,174)d         372,893               114,295
Real estate owned, net....................        1,221         4,941d            6,162                   269
Premises and equipment, net...............        7,296         6,736d           14,032                 1,599
Core deposit intangible...................                     10,816d           10,816                 3,784
Goodwill..................................                     33,399d           33,399                13,413             3,262h
                                                                                                                           (280)h
                                                                                                                            579i
                                                                                                                          1,044g
Accrued interest receivable and other
  assets..................................        6,597                           6,597                 4,400               280h
                                            -------------  -----------         --------              --------       -------------
    Total assets..........................      573,306        45,079           618,385               222,931             4,841
                                            -------------  -----------         --------              --------       -------------
                                            -------------  -----------         --------              --------       -------------
LIABILITIES AND STOCKHOLDER'S EQUITY
  LIABILITIES:
Deposits:
  Noninterest-bearing.....................       82,038                          82,038                77,889
  Interest-bearing........................      454,653                         454,653               104,773
                                            -------------  -----------         --------              --------       -------------
    Total deposits........................      536,691                         536,691               182,662
                                            -------------  -----------         --------              --------       -------------
Subordinated debentures...................                     18,500a           18,500
Accrued interest payable and other
  liabilities.............................        1,453         5,241d            6,694                 2,327
                                            -------------  -----------         --------              --------       -------------
    Total liabilities.....................      538,144        23,741           561,885               184,989
                                            -------------  -----------         --------              --------       -------------
MINORITY INTERESTS IN SUBSIDIARIES........                                                              3,917            (2,486)h
                                                                                                                         (1,431)i
STOCKHOLDERS' EQUITY
Preferred stock...........................                      3,500a            3,500
Common stock..............................          178          (178)e          53,000                37,581             5,748h
                                                               53,000a                                                    2,010i
                                                                                                                          1,000f
Additional paid-in capital................          133          (133)e
Accumulated other comprehensive income....       (1,204)        1,204e                                    (97)
Accumulated retained earnings (deficit)...       36,055       (36,055)e                                (3,459)
                                            -------------  -----------         --------              --------       -------------
  Total stockholders' equity..............       35,162        21,338            56,500                34,025             8,758
                                            -------------  -----------         --------              --------       -------------
  Total liabilities and stockholders'
    equity................................    $ 573,306     $  45,079         $ 618,385             $ 222,931         $   4,841
                                            -------------  -----------         --------              --------       -------------
                                            -------------  -----------         --------              --------       -------------

                                                                 CALIFORNIA COMMUNITY-
                                                CALIFORNIA       CALIFORNIA FINANCIAL
                                            FINANCIAL PRO FORMA        PRO FORMA
                                            -------------------  ---------------------

ASSETS:
Cash and due from banks...................       $  18,347             $  34,600

Federal funds sold and securities
  purchased under agreement to resell.....          27,505                31,982
Interest bearing deposits in other
  banks...................................           4,567                 4,567
Investment securities.....................          34,708               188,464

Loans, net of allowance for loan losses...         114,295               487,188
Real estate owned, net....................             269                 6,431
Premises and equipment, net...............           1,599                15,631
Core deposit intangible...................           3,784                14,600
Goodwill..................................          18,018                51,417

Accrued interest receivable and other
  assets..................................           4,680                11,277
                                                  --------              --------
    Total assets..........................         227,772               846,157
                                                  --------              --------
                                                  --------              --------
LIABILITIES AND STOCKHOLDER'S EQUITY
  LIABILITIES:
Deposits:
  Noninterest-bearing.....................          77,889               159,927
  Interest-bearing........................         104,773               559,426
                                                  --------              --------
    Total deposits........................         182,662               719,353
                                                  --------              --------
Subordinated debentures...................                                18,500
Accrued interest payable and other
  liabilities.............................           2,327                 9,021
                                                  --------              --------
    Total liabilities.....................         184,989               746,874
                                                  --------              --------
MINORITY INTERESTS IN SUBSIDIARIES........

STOCKHOLDERS' EQUITY
Preferred stock...........................               0                 3,500
Common stock..............................          46,339                99,339

Additional paid-in capital................
Accumulated other comprehensive income....             (97)                  (97)
Accumulated retained earnings (deficit)...          (3,459)               (3,459)
                                                  --------              --------
  Total stockholders' equity..............          42,783                99,283
                                                  --------              --------
  Total liabilities and stockholders'
    equity................................       $ 227,772             $ 846,157
                                                  --------              --------
                                                  --------              --------

                   CALIFORNIA COMMUNITY-CALIFORNIA FINANCIAL
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                                          CALIFORNIA  CALIFORNIA                 CALIFORNIA  CALIFORNIA COMMUNITY-
                            PLACER SIERRA    PRO FORMA    COMMUNITY   FINANCIAL     PRO FORMA    FINANCIAL   CALIFORNIA FINANCIAL
                             HISTORICAL     ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA         PRO FORMA
                            -------------   -----------   ---------   ----------   -----------   ---------   ---------------------
                                                                        (IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on
    loans.................     $15,248        $   130l     $15,378      $5,166        $           $5,166            $20,544
  Interest and dividends
    on other
    investments...........       4,736           (230)k      4,608       1,004                     1,004              5,612
                                                  102l
  Interest on federal
    funds sold and
    securities purchased
    under agreement to
    resell................         227                         227         913                       913              1,140
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Total interest
      income..............      20,211              2       20,213       7,083                     7,083             27,296
                            -------------   -----------   ---------   ----------      -----      ---------          -------
INTEREST EXPENSE:
  Deposits................       8,524                       8,524       1,769                     1,769             10,293
  Other borrowings........          32            740l         772                                                      772
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Total interest
      expenses............       8,556            740        9,296       1,769                     1,769             11,065
                            -------------   -----------   ---------   ----------      -----      ---------          -------
NET INTEREST INCOME.......      11,655           (738)      10,917       5,314                     5,314             16,231
  Less: provision for loan
    losses................         319                         319         151                       151                470
                            -------------   -----------   ---------   ----------      -----      ---------          -------
Net interest income after
  provision for loan
  losses..................      11,336           (738)      10,598       5,163                     5,163             15,761
                            -------------   -----------   ---------   ----------      -----      ---------          -------
NON-INTEREST INCOME:
  Service charges and
    fees..................       1,046                       1,046         352                       352              1,398
  Commissions on
    investment products...         376                         376                                                      376
  Gain on sale of loans...         384                         384         211                       211                595
  Other...................         383                         383         303                       303                686
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Total non-interest
      income..............       2,189                       2,189         866                       866              3,055
                            -------------   -----------   ---------   ----------      -----      ---------          -------
NON-INTEREST EXPENSE:
  Salaries and employee
    benefits..............       5,210                       5,210       2,845                     2,845              8,055
  Occupancy and
    equipment.............       1,513            132l       1,645         822                       822              2,467
  Telephone, courier and
    postage...............         690                         690         325                       325              1,015
  Professional fees.......         250                         250         765                       765              1,015
  Amortization of core
    deposit
    intangibles...........                        918l         918         291                       291              1,209
  Amortization of
    goodwill..............                        668l         668         283          117m         400              1,068
                                                                                         37n          37                 37
  Other...................       2,503                       2,503       1,437                     1,437              3,940
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Total non-interest
      expenses............      10,166          1,718       11,884       6,768          154        6,922             18,806
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Income (loss) before
      income taxes and
      minority interest...       3,359         (2,456)         903        (739)        (154)        (893)                10
    Provision (credit) for
      income taxes........       1,332            638l         694           4                         4                698
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Net (loss) income
      before minority
      interests...........       2,027         (1,818)         209        (743)        (154)        (897)              (688)
    Minority interests in
      (loss) of
      subsidiaries........                                                (142)         142o
                            -------------   -----------   ---------   ----------      -----      ---------          -------
    Net (loss) income.....     $ 2,027        $(1,818)     $   209      $ (601)       $(296)      $ (897)           $  (688)
                            -------------   -----------   ---------   ----------      -----      ---------          -------
                            -------------   -----------   ---------   ----------      -----      ---------          -------

                   CALIFORNIA COMMUNITY-CALIFORNIA FINANCIAL
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                      CALIFORNIA                                  CALIFORNIA
                                                          CALIFORNIA  FINANCIAL                  CALIFORNIA       COMMUNITY-
                            PLACER SIERRA    PRO FORMA    COMMUNITY   ORANGE-CALWEST  PRO FORMA  FINANCIAL   CALIFORNIA FINANCIAL
                             HISTORICAL     ADJUSTMENTS   PRO FORMA   PRO FORMA    ADJUSTMENTS   PRO FORMA        PRO FORMA
                            -------------   -----------   ---------   ----------   -----------   ---------   --------------------
                                                                       (IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on
    loans.................     $30,785        $   249l     $31,034     $ 9,027        $           $ 9,027          $40,061
  Interest and dividends
    on other
    investments...........       7,447           (460)k      7,192       2,384                      2,384            9,576
                                                  205l
  Interest on federal
    funds sold and
    securities purchased
    under agreement to
    resell................         777                         777       1,662                      1,662            2,439
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Total interest
      income..............      39,009             (6)      39,003      13,073                     13,073           52,076
                            -------------   -----------   ---------   ----------      -----      ---------         -------
INTEREST EXPENSE:
  Deposits................      17,238                      17,238       3,460                      3,460           20,698
  Other borrowings........                      1,480j       1,480          41                         41            1,521
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Total interest
      expense.............      17,238          1,480       18,718       3,501                      3,501           22,219
                            -------------   -----------   ---------   ----------      -----      ---------         -------
NET INTEREST INCOME.......      21,771         (1,486)      20,285       9,572                      9,572           29,857
  Less provision for loan
    losses................         775                         775         460                        460            1,235
                            -------------   -----------   ---------   ----------      -----      ---------         -------
Net interest income after
  provision for loan
  losses..................      20,996         (1,486)      19,510       9,112                      9,112           28,622
                            -------------   -----------   ---------   ----------      -----      ---------         -------
NON-INTEREST INCOME:
  Service charges.........       2,085                       2,085         676                        676            2,761
  Commissions on
    investment products...         859                         859                                                     859
  Gain on sale of loans...         676                         676          51                         51              727
  Other...................       1,658                       1,658       1,123                      1,123            2,781
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Total non-interest
      income..............       5,278                       5,278       1,850                      1,850            7,128
                            -------------   -----------   ---------   ----------      -----      ---------         -------
NON-INTEREST EXPENSE:
  Salaries and employee
    benefits..............       9,819                       9,819       6,255                      6,255           16,074
  Occupancy and
    equipment.............       3,167            264l       3,431       1,142                      1,142            4,573
  Telephone, courier and
    postage...............       1,232                       1,232         450                        450            1,682
  Professonal fees........         498                         498       2,276                      2,276            2,774
  Amortization of core
    deposit intangibles...                      1,782l       1,782         509          234m          743            2,525
  Amortization of
    goodwill..............                      1,336l       1,336         700           73n          773            2,109
  Other...................       4,911                       4,911       3,500                      3,500            8,411
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Total non-interest
      expense.............      19,627          3,382       23,009      14,832          307        15,139           38,148
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    (Loss) income before
      income taxes and
      minority interest...       6,647         (4,868)       1,779      (3,870)        (307)       (4,177)          (2,398)
    Provision (credit) for
      income taxes........       2,861         (1,260) l     1,601        (104)                      (104)           1,497
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Net (loss) income
      before minority
      interests...........       3,786         (3,608)         178      (3,766)        (307)       (4,073)          (3,895)
    Minority interest in
      (loss) of
      subsidiaries........                                                (103)         103o
                            -------------   -----------   ---------   ----------      -----      ---------         -------
    Net (loss) income.....     $ 3,786        ($3,608)     $   178     ($3,663)       ($410)      ($4,073)         ($3,895)
                            -------------   -----------   ---------   ----------      -----      ---------         -------
                            -------------   -----------   ---------   ----------      -----      ---------         -------

                      CALIFORNIA FINANCIAL-ORANGE-CALWEST
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                        CALIFORNIA           ORANGE           CALWEST
                                                                         FINANCIAL       PREACQUISITION-  PREACQUISITION-
                                                                        HISTORICAL         HISTORICAL       HISTORICAL
                                                                    -------------------  ---------------  ---------------
                                                                                       (IN THOUSANDS)
INTEREST INCOME:
  Interest and fees on loans......................................       $   2,523          $   3,888        $   2,577
  Interest and dividends on other investments.....................             724              1,317              470
  Interest on federal funds sold and securities purchased under                573                717              530
    agreement to resell...........................................
                                                                           -------             ------           ------
    Total interest income.........................................           3,820              5,922            3,577
                                                                           -------             ------           ------
INTEREST EXPENSES:
  Deposits........................................................           1,269              1,118            1,073
  Other borrowings................................................              41
                                                                           -------             ------           ------
    Total interest expenses.......................................           1,310              1,118            1,073
                                                                           -------             ------           ------
NET INTEREST INCOME...............................................           2,510              4,804            2,504
  Less: provision for loan losses.................................             340                120
                                                                           -------             ------           ------
Net interest income after provision for loan losses...............           2,170              4,684            2,504
                                                                           -------             ------           ------
NON-INTEREST INCOME:
  Service charges and fees........................................              98                409              169
  Commissions on investment products..............................
  Gain on sale of loans...........................................                                 51
  Other...........................................................             638                353              132
                                                                           -------             ------           ------
    Total non-interest income.....................................             736                813              301
                                                                           -------             ------           ------
NON-INTEREST EXPENSE:
  Salaries and employee benefits..................................           2,018              3,045            1,192
  Occupancy and equipment.........................................             489                339              314
  Telephone, courier and postage..................................             131                231               88
  Professonal fees................................................           1,184                654              438
  Amortization of core deposit intangibles........................               9
  Amortization of goodwill........................................             116
  Other...........................................................           1,696              1,570              234
                                                                           -------             ------           ------
    Total non-interest expenses...................................           5,643              5,839            2,266
                                                                           -------             ------           ------
    (Loss) income before income taxes and minority interest.......          (2,737)              (342)             539
    Provision (credit) for income taxes...........................              15               (137)             225
                                                                           -------             ------           ------
    Net (loss) income before minority interests...................          (2,752)              (205)             314
    Minority interests in (loss) of subsidiaries..................            (103)
                                                                           -------             ------           ------
    Net (loss) income.............................................       $  (2,649)         $    (205)       $     314
                                                                           -------             ------           ------
                                                                           -------             ------           ------

                                                                                   CALIFORNIA FINANCIAL-
                                                                      PRO FORMA       ORANGE-CALWEST
                                                                     ADJUSTMENTS         PRO FORMA
                                                                    -------------  ---------------------

INTEREST INCOME:
  Interest and fees on loans......................................    $      43p         $   9,027
                                                                             (4)q
  Interest and dividends on other investments.....................          (77)p            2,384
                                                                            (50)q
  Interest on federal funds sold and securities purchased under            (158)r            1,662
    agreement to resell...........................................
                                                                    -------------          -------
    Total interest income.........................................         (246)            13,073
                                                                    -------------          -------
INTEREST EXPENSES:
  Deposits........................................................                           3,460
  Other borrowings................................................                              41
                                                                    -------------          -------
    Total interest expenses.......................................                           3,501
                                                                    -------------          -------
NET INTEREST INCOME...............................................         (246)             9,572
  Less: provision for loan losses.................................                             460
                                                                    -------------          -------
Net interest income after provision for loan losses...............         (246)             9,112
                                                                    -------------          -------
NON-INTEREST INCOME:
  Service charges and fees........................................                             676
  Commissions on investment products..............................
  Gain on sale of loans...........................................                              51
  Other...........................................................                           1,123
                                                                    -------------          -------
    Total non-interest income.....................................                           1,850
                                                                    -------------          -------
NON-INTEREST EXPENSE:
  Salaries and employee benefits..................................                           6,255
  Occupancy and equipment.........................................                           1,142
  Telephone, courier and postage..................................                             450
  Professonal fees................................................                           2,276
  Amortization of core deposit intangibles........................          234p               509
                                                                            266q
  Amortization of goodwill........................................          427p               700
                                                                            157q
  Other...........................................................                           3,500
                                                                    -------------          -------
    Total non-interest expenses...................................        1,084             14,832
                                                                    -------------          -------
    (Loss) income before income taxes and minority interest.......       (1,330)            (3,870)
    Provision (credit) for income taxes...........................         (147)p             (104)
                                                                            (60)q
                                                                    -------------          -------
    Net (loss) income before minority interests...................       (1,123)            (3,766)
    Minority interests in (loss) of subsidiaries..................                            (103)
                                                                    -------------          -------
    Net (loss) income.............................................    $  (1,123)         $  (3,663)
                                                                    -------------          -------
                                                                    -------------          -------

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BASIS OF PRESENTATION

Certain historical data of Placer Sierra and California Financial have been reclassified on a pro forma basis to conform to the pro forma classifications. The unaudited pro forma number of shares outstanding, common stockholders' equity per share, number of shares (basic and diluted) and income (loss) per share (basic and diluted) are based on the share amounts for California Community plus the share amounts for California Financial, Business Bank and Security First multiplied by the respective conversion rates of 1.9099, 1.5053 and .0938.

NOTE 2: CALIFORNIA COMMUNITY (CALIFORNIA) ACQUISITION OF PLACER SIERRA-PURCHASE PRICE

The purchase price of Placer Sierra was $22.05 per share. Total consideration paid in connection with the acquisition is calculated as follows (in thousands); except per share amounts:

Shares of Placer Sierra outstanding at August 10, 1999...........  3,560,048
Price per share..................................................  $   22.05
                                                                   ---------
Amount paid to stockholders......................................  $  78,499
Amount paid to stock option holders..............................      1,266
Acquisition costs................................................      3,005
                                                                   ---------
Total consideration..............................................     82,770
Less: Placer Sierra dividend paid to California Community
  (California)...................................................     (8,000)
                                                                   ---------
Net investment in Placer Sierra..................................  $  74,770
                                                                   ---------
                                                                   ---------

For purposes of this pro forma combined condensed financial data, California Community (California) was capitalized as follows (in thousands):

Issuance of California Community (California) common stock for cash.............................................................  $  53,000
Issuance of non-cumulative preferred stock for cash................      3,500
Issuance of subordinated debentures for cash.......................     18,500
                                                                     ---------
Total..............................................................  $  75,000
                                                                     ---------
                                                                     ---------

Investment securities of Placer Sierra have been reduced on a pro forma basis by $8.0 million at June 30, 1999, representing a portion of the total pro forma cash purchase price. As a result, historical interest income on the accompanying Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 1999, and for the year ended December 31, 1998, has been reduced by $230 thousand and $460 thousand, respectively, representing the lost interest income on investment securities at 5.75%.

Subordinated debentures have been increased on a pro forma basis by $18.5 million at June 30, 1999. As a result, historical interest expense on the accompanying Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 1999, and the year ended December 31, 1998, has been increased by $740 thousand and $1.480 million, respectively, representing the additional interest expense on the subordinated debentures at 8.0%.

NOTE 3: ACQUISITION OF PLACER SIERRA BY CALIFORNIA COMMUNITY (CALIFORNIA)-- ALLOCATION OF PURCHASE PRICE

The California Community (California) acquisition of Placer Sierra will be accounted for as a purchase. Under this method of accounting, assets and liabilities of Placer Sierra were adjusted to their estimated fair values and combined with the recorded book values of the assets and liabilities of California Community (California). The acquisition by California Community (California) of Placer Sierra was effective on August 11, 1999. California Community's acquisition of Placer Sierra is presented as if it had been consummated as of June 30, 1999 with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Operations.

At June 30, 1999, California Community (California) had one hundred dollars ($100) in assets and one hundred dollars ($100) in equity.

The purchase price of Placer Sierra has been allocated on a pro forma basis as follow (in thousands):

Cash and due from banks..........................................  $  16,023
Federal funds sold and securities purchased under agreements to
  resell.........................................................      4,477
Securities.......................................................    153,756
Loans, net of allowance for loan losses..........................    372,893
Premises and equipment, net......................................     14,032
Other real estate owned..........................................      6,162
Accrued interest receivable and other assets.....................      6,597
Goodwill.........................................................     33,399
Core deposit intangible..........................................     10,816
Deposits.........................................................   (536,691)
Accrued interest payable and other liabilities...................     (6,694)
                                                                   ---------
  Total purchase price...........................................  $  74,770
                                                                   ---------
                                                                   ---------

Goodwill created of $33.399 million is amortized on a straight-line basis over 25 years. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, goodwill amortization of $668 thousand and $1.336 million, respectively, was recorded for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

Core Deposit Intangible created of $10.816 million is being amortized over the expected life of the related deposits using the effective yield method. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, core deposit intangible amortization expense of $918 thousand and $1.782 million, respectively, was recorded for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

Investment securities held to maturity mark to market adjustments totaling $819 thousand will be amortized using the effective yield method over the remaining lives of the related securities. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, interest income on investment securities was increased by approximately $102 thousand and $205 thousand, respectively, for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

Loan portfolio mark to market adjustments of $1.174 million are projected to be amortized using the effective yield method over the remaining lives of the related loans. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, interest and fees on loans was increased by approximately

NOTE 3: ACQUISITION OF PLACER SIERRA BY CALIFORNIA COMMUNITY (CALIFORNIA)-- ALLOCATION OF PURCHASE PRICE (CONTINUED)
$130 thousand and $249 thousand, respectively, for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

Premises mark to market adjustments of $6.736 million included an increase of $3.956 million attributable to depreciable assets which will be amortized on the straight-line method over remaining lives of the related assets. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, depreciation expense was increased by $132 thousand and $264 thousand, respectively, for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

Other real estate owned mark to market adjustments of $4.941 million was related solely to an increase in market value of non-depreciable assets.

Mark to market adjustments resulted in a net deferred tax liabilities totaling $5.241 million which will be amortized over remaining lives of the related assets. For purposes of the Unaudited Pro Forma Condensed Statements of Operations, the effective tax rate reflects adjustments to the provision for income taxes was by $335 thousand and $653 thousand, respectively, for the six month period ended June 30, 1999 and twelve month period ended December 31, 1998.

NOTE 4: ACQUISITION OF PLACER SIERRA BY CALIFORNIA COMMUNITY (CALIFORNIA)-- ACQUISITION COSTS

The unaudited pro forma combined condensed financial data reflects California Community (California) Management's current estimate, for purposes of pro forma presentation, of the aggregate estimated acquisition costs by California Community (California) of Placer Sierra totaling $3,005,000 which were incurred in connection with the acquisition. A proportion of these costs may be required to be recognized over time, and the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on California Community's (California) pro forma combined financial position. The estimated aggregate costs include the following (in thousands):

Professional fees...................................................  $   2,995
Other costs.........................................................         50
                                                                      ---------
ESTIMATED AGGREGATE COSTS...........................................  $   3,005
                                                                      ---------
                                                                      ---------

These costs represent California Community Management's current estimate of the total acquisition costs that will be incurred. The ultimate level and timing of recognition of such costs will be based upon information which remains outstanding.

NOTE 5: ACQUISITION BY CALIFORNIA COMMUNITY OF CALIFORNIA FINANCIAL-- PURCHASE PRICE

California Community will purchase 100% of the outstanding shares of California Financial for an exchange ratio of 1.9099 California Community shares for each California Financial share outstanding. California Community and California Financial's sole shareholder is the California Fund.

California Community's acquisition of California Financial will be accounted for as an "as if" pooling. California Community and California Financial's sole shareholder is the California Fund. Accordingly,

NOTE 5: ACQUISITION BY CALIFORNIA COMMUNITY OF CALIFORNIA FINANCIAL-- PURCHASE PRICE (CONTINUED) in the Unaudited Pro Forma Combined Condensed Balance Sheet the assets and liabilities of California Financial have been carried over at their historical amounts at June 30, 1999.

NOTE 6: ACQUISITION BY CALIFORNIA COMMUNITY OF CALIFORNIA FINANCIAL-- EXERCISE OF SECURITY FIRST PUT OPTION

On September 13, 1999 the Fund purchased $1 million (100,000 shares at $10 per share) of California Financial common stock. Using the proceeds of that issuance, California Financial purchased $1 million (2.5 million shares at $.40 per share) of Security First common stock. The purchase of Security First's common stock was the exercise of a put option established coincident to California Financial's investment in Security First in 1997. The exercise of this option and its effect on book value per share (basic and diluted) as well as earnings per share (basic and diluted) has been presented as if the option was exercised on June 30, 1999 with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated with respect to the Pro Forma Combined Condensed Statement of Operations.

NOTE 7: ACQUISITION BY CALIFORNIA COMMUNITY OF MINORITY INTERESTS OF BUSINESS BANK AND SECURITY FIRST--ACQUISITION COSTS

The unaudited pro forma combined condensed financial data reflects California Community management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and share exchange costs of $1,044,000 expected to be incurred by Business Bank and Security First in connection with the merger and share exchange. While a proportion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on California Community's pro forma combined financial position. The estimated aggregate costs include the following (in thousands):

Employee termination costs..........................................  $     240
Data system contract termination costs..............................        124
Professional fees...................................................        680
                                                                      ---------
ESTIMATED AGGREGATE COSTS...........................................  $   1,044
                                                                      ---------
                                                                      ---------

California Community's cost estimates are forward-looking. While the costs represent California Community management's current estimate of merger and share exchange costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and share exchange costs that are incurred.

NOTE 8: PRO FORMA ADJUSTMENTS RELATED TO CALIFORNIA COMMUNITY ACQUISITION OF CALIFORNIA FINANCIAL AND MINORITY INTERESTS OF BUSINESS BANK

California Community's acquisition of the minority interest in Business Bank will be accounted for as a purchase.

California Community's acquisition of Business Bank reflects receipt by Business Bank shareholders of 1 share of California Community common stock for each
1.5053 shares of Business Bank common stock held. Goodwill in the amount of $579 thousand is created in the transaction, and will be

NOTE 8: PRO FORMA ADJUSTMENTS RELATED TO CALIFORNIA COMMUNITY ACQUISITION OF CALIFORNIA FINANCIAL AND MINORITY INTERESTS OF BUSINESS BANK (CONTINUED) amortized on a straight-line basis over a period of 15 years. The impact thereof is reflected as if the transaction had been consummated as of June 30, 1999 with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Operations.

NOTE 9: PRO FORMA ADJUSTMENTS RELATED TO CALIFORNIA COMMUNITY ACQUISITION OF CALIFORNIA FINANCIAL AND MINORITY INTERESTS OF SECURITY FIRST

California Community's acquisition of the minority interest in Security First will be accounted for as a purchase.

California Community's acquisition of Security First reflects receipt by Security First shareholders of 0.093 share of California Community common stock for each share of Security First common stock held. Goodwill in the amount of $2.982 million ($3.263 million, net of deferred tax assets totaling $280 thousand related to reversal of net tax operating loss valuation allowances) is created in the transaction, and will be amortized on a straight-line basis over a period of 15 years. The impact thereof is reflected as if the transaction had been consummated as of June 30, 1999 with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Operations.

NOTE 10: ACQUISITION OF ORANGE AND CALWEST BY CALIFORNIA FINANCIAL-PRO FORMA IMPACT OF PURCHASE PRICE

The California Financial's acquisitions of Orange and CalWest were accounted for using the purchase method of accounting. Under this method of accounting, assets and liabilities of Orange and CalWest were adjusted to their estimated fair values. The acquisition dates by California Financial of Orange and CalWest, respectively, were December 31 and November 25, 1998. California Financial's acquisitions of Orange and CalWest have been presented as if they had been consummated as of the beginning of the period with respect to the Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1998.

Goodwill created in these transactions totaling $12.504 million is being amortized on a straight-line basis over 25 years. For purposes of the Unaudited Pro Forma Condensed Statement of Operations, goodwill amortization was recorded of $234 thousand and $266 thousand, respectively, for Orange and CalWest for the twelve month period ended December 31, 1998.

Core Deposit Intangibles created in these transactions totaling $4.089 million is being amortized over the expected life of the related deposits using the effective yield method. For purposes of the Unaudited Pro Forma Condensed Statement of Operations, core deposit intangible amortization expense was recorded of $427 thousand and $157 thousand, respectively, for Orange and CalWest for twelve-month period ended December 31, 1998.

Investment Securities' mark to market premium adjustments resulting from the transactions total $666 thousand and are being amortized using the effective yield method over the remaining lives of the related securities. For purposes of the Unaudited Pro Forma Condensed Statement of Operations, interest income on investment securities was decreased by approximately $77 thousand and $50 thousand, respectively, for Orange and CalWest for twelve month period ended December 31, 1998.

NOTE 10: ACQUISITION OF ORANGE AND CALWEST BY CALIFORNIA FINANCIAL-PRO FORMA IMPACT OF PURCHASE PRICE (CONTINUED)
Loan portfolio mark to market net discount adjustments resulting from the transactions totaling $159 thousand are being amortized using the effective yield method over the remaining lives of the related loans. For purposes of the Unaudited Pro Forma Condensed Statement of Operations, interest and fees on loans was increased (decreased) by approximately $43 thousand and ($4) thousand, respectively, for Orange and CalWest for the twelve month period ended December 31, 1998.

The above described mark to market adjustments resulted in a net deferred tax liability totaling $1.778 million which is being amortized over remaining lives of the related assets. For purposes of the Unaudited Pro Forma Condensed Statement of Operations, the effective tax rate reflects adjustments to the provision for income taxes of $147 thousand and $60 thousand, respectively, for Orange and CalWest for the twelve month period ended December 31, 1998.

NOTE 11: KEY TO PRO FORMA ADJUSTMENTS

Summarized below are the pro forma adjustments necessary to reflect the merger and share exchanges based on the purchase method of accounting with respect to the minority interests and Placer Sierra:

    (a) Record capitalization of California Community (California)

    (b) Reflect payments for:

       - Placer Sierra stockholders and optionees $79,765,000

       - Acquisition costs of $3,005,000

    (c) Reflect sale of investment securities to fund payment of post-closing dividend by Placer Sierra to California Community (California)

    (d) Reflect balance sheet mark to market adjustments related to acquisition of Placer Sierra (See NOTE 4):

       - Reflect payment of costs incurred by Placer Sierra related to sale to California Community (California)

       - Adjust held to maturity securities to estimated fair value

       - Adjust net loans to estimated fair value

       - Adjust real estate owned and premises and equipment to estimated fair value

       - Adjust deposits to estimated fair value

       - Reflect goodwill resulting from the purchase method of accounting

       - Reflect deferred tax assets and deferred tax liabilities related to the fair value adjustments for securities held to maturity, loans, premises and equipment, and deposits

    (e) Reflect elimination of Placer Sierra's additional paid-in capital, accumulated and other comprehensive income and accumulated retained earnings

    (f) Reflect California Financial exercise of $1 million put option at Security First

    (g) Reflect costs to be incurred by Business Bank and Security First related to merger and share exchanges

    (h) Reflect purchase of Security First minority interest

    (i) Reflect purchase of Business Bank minority interest

    (j) Reflect interest expense associated with issuance by California Community (California) of subordinated debentures ($740,000 for 6 months in 1999;
       $1,486,000 for 12 months in 1998)

    (k) Reflect forgone interest income associated with assumed sale of investment securities to fund capital reduction at Placer Sierra ($230,000 for 6 months in 1999;
       $460,000 for 12 months in 1998)

    (l) Reflect profit and loss impact of Placer Sierra mark to market adjustments related to:

       - Amortization of discount on loans

       - Amortization of discount on investment securities

       - Depreciation on premises and equipment mark to market

       - Amortization of core deposit intangible ($918,000 for 6 months in 1999; $1,780,000 for 12 months in 1998)

       - Amortization of goodwill ($668,000 for 6 months in 1999;
        $1,336,000 for 12 months in 1998)

       - Tax impact of mark to market adjustments

    (m) Reflect amortization of goodwill created in purchase of Security First minority interest.

    (n) Reflect amortization of goodwill created in purchase of Business Bank minority interest.

    (o) Eliminate minority interest in loss of subsidiaries in recognition of purchase of minority interests

    (p) Reflect income statement impact of mark to market adjustments related to the acquisition of Orange by California Financial.

       - Adjust net loans to estimated fair value

       - Adjust available for sale securities to estimated fair value

       - Adjust deposits to estimated fair value

       - Reflect goodwill resulting from the purchase method of accounting

       - Reflect deferred tax liabilities related to fair value adjustments of available for sale securities, loans and deposits

    (q) Reflect income statement impact of mark to market adjustments related to the acquisition of CalWest by California Financial.

       - Adjust net loans to estimated fair value

       - Adjust investment securities to estimated fair value

       - Adjust deposits to estimated fair value

       - Reflect goodwill resulting from the purchase method of accounting

       - Reflect deferred tax liabilities related to fair value adjustments of investment securities, loans and deposits

    (r) Reflect forgone interest income associated with assumed use of federal funds sold to fund $3,000,000 post closing dividend from CalWest to California Financial.

                      DESCRIPTION OF CALIFORNIA COMMUNITY

BUSINESS

California Community is a wholly-owned subsidiary of the California Fund and was organized for the purpose of becoming the holding company for the California Fund's investments in commercial banks in California. It is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is the sole shareholder and holding company of California Community (California) which, in turn, owns 100% of Placer Sierra. Assuming completion of the the California Community/ California Financial merger, Orange/Security First merger and the CalWest/Business Bank merger, it will be the sole shareholder and holding company of Orange and CalWest.

California Community's headquarters are located at One Maritime Plaza, Suite 825, San Francisco, California. California Community was incorporated on September 3, 1999, under the laws of the state of Delaware. As of the date of this proxy statement/prospectus, California Community has not engaged in any operations except for the steps necessary in order to complete the acquisition of the shares of California Community (California), the California Community/California Financial merger, the Orange/ Security First merger and the CalWest/Business Bank merger.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS.  The following table sets forth
certain information, as of September   , 1999, with respect to those persons who
are directors and executive officers of California Community:

                                                                             POSITIONS HELD WITH                  DIRECTOR
NAME                                                  AGE                    CALIFORNIA COMMUNITY                   SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
Ronald W. Bachli................................          58   President, Chief Executive Officer and Director         1999

Richard W. Decker, Jr...........................          55   Chairman and Director                                   1999

Robert J. Kushner...............................          49   Director                                                1999

J. Thomas Byrom.................................          52   Secretary and Director                                  1999

James M. McGann.................................          46   Chief Financial Officer                                 1999

RONALD W. BACHLI has been President, Chief Executive Officer and a director of California Community since its incorporation in September, 1999. He also has been a managing member of Belvedere Capital and Vice Chairman and director of its predecessor since December 1998, is the President, Chief Executive Officer and a director of California Community (California), Chairman of the Board of Directors of Placer Sierra and a director of California Financial, CalWest and Business Bank. Mr. Bachli received his B.S. in Finance from the University of San Francisco in 1962, his Juris Doctors degree from the University of San Francisco School of Law in 1972. From 1982, until joining Belvedere Capital in late 1998, Mr. Bachli was a Senior Banking Partner in the firm of Lillick & Charles LLP where he specialized in regulatory, corporate finance, mergers and acquisitions for financial institutions.

RICHARD W. DECKER, JR. Mr. Decker has over 29 years of banking experience. Mr. Decker is a managing member of Belvedere Capital and was the President and a co-founder of its predecessor. Mr. Decker is the Chairman of the respective Boards of Directors of California Community, California Community (California) and California Financial, and also serves on the Boards of Directors of Orange, Security First and Placer Sierra. Mr. Decker was co-founder and Vice Chairman of Independent Bancorp of Arizona. Mr. Decker assisted in the formation of Pan American Savings Bank, where he served for four years as a director and chairman of the audit committee. Previously, he served as President, CEO and director of WestAmerica Bank, headquartered in Marin County, California, and worked for 15 years in senior management positions at First Interstate Bank of California, leaving in 1988 as Executive Vice President, Chief Administrative Officer and a member of the bank's "managing committee."

Mr. Decker earned his BS degree from Long Beach State University in 1967 and an MBA in 1969. In 1970, he earned an additional graduate degree from the American Graduate School of International Management (Thunderbird). In addition, he completed the Graduate School of Credit and Financial Management at Stanford Business School and in 1986 completed the Advanced Management Program (AMP) at Harvard Business School.

ROBERT J. KUSHNER is a director of California Community, California Community (California), California Financial and Placer Sierra. Mr. Kushner is a certified public accountant, and has been a principal of the accounting firm of Kushner, Smith, Joanou & Gregson LLP since 1979. Mr. Kushner is also the Audit Chairman of the aforementioned institutions. Mr. Kushner received a B.S. degree in accounting and finance from the University of Southern California in 1973. Mr. Kushner's previous experience related to audit management positions with two different international accounting firms. He was an appointed member of the State Board of Accountancy's Administrative Committee and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

J. THOMAS BYROM has been Chief Financial Officer of Belvedere Capital and its predecessor since 1997. He is a director of California Community, California Community (California), Placer Sierra, and CalWest. Prior to joining Belvedere Capital. Mr. Byrom was President and Chief Financial Officer at Tracy Federal Bank, F.S.B., in Tracy, California. Earlier in his career, Mr. Byrom was Senior Vice President in the finance division at 1st Nationwide Bank, and Vice President in charge of profit planning at Wells Fargo Bank.

JAMES MCGANN is Chief Financial Officer of California Community, California Community (California), and Placer Sierra. He has been Executive Vice President, Chief Financial Officer and Treasurer of Placer Sierra since 1992. Prior to joining Placer Sierra Mr. McGann served as the CFO and Senior Vice President, and Corporate Secretary of Capital Bank Sacramento from 1982. From 1976 through 1982 Mr. McGann was employed by the California State Banking Department as a Bank Examiner and Training officer. Mr. McGann earned his B.S. degree in Finance from California State University, Sacramento and an MBA from Golden State University, Sacramento. He is a 1990 graduate of the Pacific Coast Banking School at the University of Washington.

            DESCRIPTION OF THE CALIFORNIA FUND AND BELVEDERE CAPITAL

BUSINESS

The California Fund is a limited partnership organized in 1997 under the laws of the state of California to take advantage of the significant decline in the number of locally owned and managed banks in California by investing in community oriented financial institutions allowing them to continue to operate as community oriented independent entities, and assisting them to move into markets that are no longer served by independent financial institutions. This decline resulted from the recent wave of consolidations both at the community bank level as well as the regional level with institutions such as First Interstate Bank disappearing into Wells Fargo, which then combined with Norwest. Belvedere Capital Partners LLC is the general partner of the California Fund.

The California Fund completed its offering of partnership interest on April 29, 1998, with capital commitments from its partners to contribute an aggregate of $160 million to the California Fund, including Belvedere Capital's commitment as general partner of not less that 1% of the aggregate capital contributions of all partners. Pursuant to its limited partnership agreement, limited partners in the California Fund are required to fund their respective capital commitments upon call by Belvedere Capital for, among other things, designated investments in portfolio companies.

Both Belvedere Capital and the California Fund are registered bank holding companies. The California Fund is the holding company of California Financial, which is the registered bank holding company of Security First, Orange, CalWest, and Business Bank, and is also the holding company of California Community (California), which is the registered bank holding company of Placer Sierra.

The California Fund through an investment in California Financial purchased approximately 52% of the outstanding shares of Security First. At June 30, 1999, Security First had assets of $50.7 million and as of June 30, 1998 (the latest date as of which deposit data for the relevant area was available), deposits in Security First represented approximately 1.60% of the total bank and thrift deposits in the Fullerton area (defined by Security First to include Fullerton, Brea and Yorba Linda, California).

In November 1998, the California Fund through an investment in California Financial purchased 65% of the outstanding shares of common stock of Business Bank. Business Bank opened for business on November 3, 1998, and at June 30, 1999, had assets of $13.3 million.

In November 1998, the California Fund through an investment in California Financial also acquired all of the outstanding shares of Downey Bancorp. Downey Bancorp was the sole shareholder and holding company of Downey National Bank (now CalWest). Immediately following completion of this acquisition, Downey Bancorp was merged with and into California Financial in a statutory short-form merger, with California Financial as the surviving corporation. At June 30, 1999, CalWest had assets of $62.4 million and as of June 30, 1998 (the latest date as of which deposit data for the relevant area was available) deposits in CalWest (formerly Downey National Bank) represented approximately 2.60% of total bank and thrift deposits in Downey, California.

In December 1998, the California Fund through an investment in California Financial acquired all of the outstanding shares of Orange. At June 30, 1999, Orange had assets of $94.8 million and as of June 30, 1998 (the latest date as of which deposit data for the relevant area was available), deposits in Orange represented approximately 1.63% of total bank and thrift deposits in the cities in which Orange operates branches (Fountain Valley, Mission Viejo and Orange, California).

In August 1999, the California Fund through an investment in California Community (California) acquired all of the outstanding shares of Placer Sierra. At June 30, 1999, Placer Sierra has assets of $573.3 million and as of June 30, 1998 (the latest date as of which deposit data for the relevant area was available), deposits in Placer Sierra represented approximately 12.7% of total bank and thrift deposits in the cities in which Placer Sierra operates branches.

In September 1999, the California Fund acquired approximately 54% of the outstanding shares of Cerritos Valley Bancorp, Norwalk, California; Cerritos Valley Bancorp owns 100% of Cerritos Valley Bank. As of June 30, 1999 Cerritos
Valley Bank had assets of $      .

Belvedere Capital is a California limited liability company whose articles of organization were filed with the California Secretary of State on January 4, 1999. Belvedere Capital was organized for the sole purpose of assuming the general partnership interest in the California Fund of Belvedere Capital Partners, Inc., a California corporation. Belvedere Capital succeeded to Belvedere Capital Partners, Inc.'s role as the sole general partner of the California Fund, pursuant to an assignment of general partnership interest and assumption of general partnership liability and an assignment of assets and assumption of liabilities both entered into, subject to receipt of regulatory approvals, as of January 4, 1999. Final regulatory approval was received on May 11, 1999.

MANAGEMENT

The managing members of Belvedere Capital are Richard W. Decker, Jr. and Ronald
W. Bachli. For biographical information, see "Description of California Community--Management--Information on Directors and Executive Officers."

                DESCRIPTION OF CALIFORNIA COMMUNITY (CALIFORNIA)

BUSINESS

California Community (California) is the sole shareholder of Placer Sierra, and is a wholly-owned subsidiary of California Community. California Community (California) is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It was organized for the purpose of acquiring Placer Sierra, which acquisition was completed on August 11, 1999. California Community (California) engages in no business operations other than those incidental to its ownership and serving as the holding company of Placer Sierra.

California Community (California) was incorporated on December 2, 1998, under the laws of the state of California and its headquarters are located at One Maritime Plaza, Suite 825, San Francisco, California.

As of June 30, 1999, Placer Sierra had assets of $573.3 million.

EMPLOYEES

As of June 30, 1999, Placer Sierra employed 259 persons on a full-time basis.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS.  The following table sets forth
certain information, as of September   , 1999, with respect to those persons who
are directors and executive officers of California Community (California):

                                                                        POSITIONS HELD WITH CALIFORNIA            DIRECTOR
NAME                                                  AGE                   COMMUNITY CALIFORNIA)                   SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------

Ronald W. Bachli................................          58   President, Chief Executive Officer and Director         1999

Richard W. Decker, Jr...........................          55   Chairman and Director                                   1999

Robert J. Kushner...............................          49   Director                                                1999

J. Thomas Byrom.................................          52   Assistant Secretary and Director                        1999

James M. McGann.................................          46   Chief Financial Officer                                 1999

For biographical information, see "Description of California
Community--Management--Information on Directors and Executive Officers."

                          DESCRIPTION OF PLACER SIERRA

BUSINESS

Placer Sierra was incorporated as a state-chartered savings and loan under the laws of the state of California on March 28, 1946. Its principal executive offices are located at 649 Lincoln Way, Auburn, California, 95603, and its telephone number is (530) 823-7777. Placer Sierra provides a full range of banking services to individual and corporate customers in Northern California, throughout 6 counties. Placer Sierra is subject to competition from other financial institutions and regulations from certain agencies and undergoes periodic examinations by those regulatory authorities.

In 1989, Placer Sierra formed a wholly-owned subsidiary, Central Square Company, Inc. Central Square was incorporated to function as a real estate holding entity for various Placer Sierra real estate properties. Additionally, all non-deposit investment services are offered through this subsidiary of Placer Sierra.

On August 10, 1999, Placer Sierra converted from a savings and loan association to a state-chartered commercial bank. On the same date, Placer Sierra was admitted as a member of the Federal Reserve. The following day, 100% of the outstanding stock of Placer Sierra was sold to California Community (California), a wholly-owned subsidiary of the California Fund. The transaction was accounted for under purchase accounting basis.

GENERAL

Placer Sierra is a community-oriented commercial bank headquartered in Auburn, California. The principal communities served are located in the Northern California counties of Sacramento, Placer, Nevada, El Dorado, Plumas, and Sierra. Since its inception in 1946, Placer Sierra operated as a traditional savings and loan association, focusing its lending activities on mortgage loans secured by single family residences. In 1995, Placer Sierra embarked on a business strategy to deliver a broader range of banking services to the foothill communities it had operated in for years. This expanded compliment of products and services were in response to the needs of the small to medium-sized businesses within the Placer Sierra's service area. This group of services has since become a significant component of Placer Sierra's product line. Reflective of this importance is the marked increase in non-interest bearing checking accounts from $30 million in June 1995, to $82 million in June 1999. As of June 30, 1999, non-interest bearing deposits represent 15.3% of total deposits. Commercial and industrial loans offered for the first time late in 1995 have grown to $32 million as of June 1999. The growth in these traditional commercial bank products was a major reason for the change to a commercial bank charter in August 1999.

LENDING AND DEPOSIT TAKING ACTIVITIES

PORTFOLIO COMPOSITION. As of December 31, 1998, Placer Sierra had total loans of $361.9 million, the total of Placer Sierra's installment and credit card loans outstanding was $22.9 million, the total of commercial loans outstanding was $22.7 million and the total of real estate loans outstanding was $316.3 million ($27.1 million in construction loans, and $289.2 million in residential and commercial real estate loans), representing 6%, 6%, 8% and 80%, respectively, of Placer Sierra's loan portfolio. As of June 30, 1999, total loans were $379.4 million, the total of installment and credit card loans outstanding was $22.9 million, the total of commercial loans outstanding was $31.9 million and the total of real estate loans outstanding was $324.6 million ($36.5 million in construction loans, and $288.1 million in residential and commercial real estate loans), representing 6%, 8%, 10% and 76%, respectively, of Placer Sierra's loan portfolio. Placer Sierra accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

DEPOSIT ACTIVITIES. Placer Sierra's deposits are attracted from individual and commercial customers. A material portion of Placer Sierra's deposits has not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of Placer Sierra, nor is a material portion of Placer Sierra's loans concentrated within a single industry or group of related industries. As of December 31, 1998, Placer Sierra had total deposits of $527.6 million. As of June 30, 1999 total deposits were $536.7 million.

PREMISES

Placer Sierra is engaged in the banking business through 25 offices in 6 counties in Northern California, including 13 in Placer County, 2 in Sacramento County, 2 in El Dorado County, 2 in Sierra County, 2 in Plumas County and 4 in Nevada County. Additionally, Placer Sierra operates one SBA Loan Center in Roseville, California, and the corporate headquarters facility in Auburn, California, both of which are in Placer County.

Placer Sierra owns 8 branch office locations, the SBA Center, and the administrative complex and leases 17 banking offices. Most of the leases contain multiple renewal options and provisions for rental increases, principally for changes in the cost of living index, property taxes, and maintenance.

EMPLOYEES

At June 30, 1999, Placer Sierra and its subsidiaries employed 259 full-time equivalent staff.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS.  The following table sets forth
certain information, as of September   , 1999, with respect to those persons who
are directors and executive officers of Placer Sierra:

                                                                                                                  DIRECTOR
NAME                                                  AGE             POSITIONS HELD WITH PLACER SIERRA             SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------

Ronald W. Bachli................................          58   Chairman of the Board and Director                      1999

Richard W. Decker, Jr...........................          55   Vice Chairman and Director                              1999

Robert C. Haydon................................          55   President, Chief Executive Officer and Director         1994

Robert J. Kushner...............................          49   Director                                                1999

Diane Bacon.....................................          48   Chief Banking Officer                                    N/A

J. Thomas Byrom.................................          52   Director                                                1999

Mark A. Lund....................................          50   Chief Credit Officer                                     N/A

James M. McGann.................................          46   Chief Financial Officer                                  N/A

W.E. Jansen, Jr.................................          66   Director                                                1999

Dwayne Shackelford..............................          55   Director                                                1999

Walter D. Skinner...............................          59   Director                                                1999

For biographical information on Ronald W. Bachli, Richard W. Decker, Jr., Robert
J. Kushner, J. Thomas Byrom and James M. McGann, see "Description of California Community--Management Information on Directors and Executive Officers."

ROBERT C. HAYDON has been President and Chief Executive Officer of Placer Sierra since 1994. In 1989 Mr. Haydon was elected to the Board of Directors and appointed Senior Executive Vice President and Chief Banking Officer. Mr. Haydon held various management positions since his employment with the bank in 1967. Mr. Haydon is a graduate of the University of California and the Graduate School of Savings and Loan at the University of Texas, Austin.

DIANE BACON has been Chief Banking Officer since May of 1996. From December 1994 Ms. Bacon served as Placer Sierra's Chief Lending Officer. Prior to to joining Placer Sierra in December 1994 Ms. Bacon was the Senior Vice President and Chief Credit Officer for American Liberty Mortgage from January 1994 through December 1998. From 1985 to January of 1994 Ms. Bacon was the Regional Vice President--Production/Operations for Western Financial Savings Bank. Ms. Bacon is a graduate of the Pacific Coast Banking School at the University of Washington.

MARK A. LUND joined Placer Sierra as the Chief Credit Officer in May 1996, with overall responsibility for credit activities. From May 1983 through May 1996 Mr. Lund held the position of Executive Vice President and Chief Credit Officer of the Bank of Commerce, Auburn, California. Mr. Lund holds a Bachelor of Science degree in Business Administration from California State University, Sacramento and is a graduate of the Pacific Coast Banking School at the University of Washington.

W.E. JANSEN, JR. is currently retired. He served as CEBA/Asset review officer for Placer Sierra from 1993 to 1998. From 1964 to 1993, Mr. Jansen served in various capacities in Placer Sierra's lending department, most recently as senior vice president, secondary marketing manager.

DWAYNE SHACKELFORD is vice president of Chartwell Holdings Management, Inc., a real estate development firm in Sacramento, California. Mr. Shackelford has held this position since 1990. Additionally, Mr. Shackelford has served as a consulting associate with Huntley Financial Group, Ltd. since 1996. Mr. Schackelford attended the University of Oregon and California State University Sacramento where he received B.S. and M.B.A. degrees. Mr. Schackelford is a Certified Public Accountant and a licensed real estate broker.

WALTER D. SKINNER, D.D.S. is a dentist in Auburn, California, having practiced in the community for 27 years. Dr. Skinner has served as a Director of Placer Sierra since 1996 and as chairman of the personnel committee of the Board. Dr. Skinner has served on numerous Dental Society boards within California.

                            SELECTED FINANCIAL DATA
                                 PLACER SIERRA
                                  (UNAUDITED)

The selected historical financial data as of and for the five years ended December 31, 1998 are derived from Placer Sierra's consolidated financial statements, which have been audited by independent public accountants. The selected historical financial data as of and for the six months ended June 30, 1999 have not been audited but, in the opinion of Placer Sierra's management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Placer Sierra as of such dates and for such period. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1999, or for any future period.

                                                                                        AS OF AND FOR THE YEARS ENDED
                                                                AS OF AND FOR THE               DECEMBER 31,
                                                                 SIX MONTHS ENDED   -------------------------------------
                                                                  JUNE 30, 1999        1998         1997         1996
                                                                ------------------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease loss..     $     11,655     $    21,771  $    19,376  $    17,769
Provision for loan and lease losses...........................              319             775        1,100          493
                                                                ------------------  -----------  -----------  -----------
Net interest income after provision for loan and lease
  losses......................................................           11,336          20,996       18,276       17,276
Noninterest income............................................            2,189           5,278        3,893        3,083
Noninterest expense...........................................           10,166          19,627       16,760       20,270
                                                                ------------------  -----------  -----------  -----------
Income before income tax......................................            3,359           6,647        5,409           89
Income tax provision..........................................            1,333           2,861        2,314           38
                                                                ------------------  -----------  -----------  -----------
Net income....................................................     $      2,026     $     3,786  $     3,095  $        51
                                                                ------------------  -----------  -----------  -----------
                                                                ------------------  -----------  -----------  -----------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.......................................................        3,560,000       3,560,000    3,560,000    3,560,000
  Diluted.....................................................        3,560,000       3,560,000    3,560,000    3,560,000
Net income per share
  Basic.......................................................     $       0.57     $      1.06  $      0.87  $      0.01
  Diluted.....................................................     $       0.57     $      1.06  $      0.87  $      0.01
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets..................................................     $    573,306     $   565,278  $   501,711  $   475,634
Loans and leases, net.........................................          374,067         356,879      367,966      354,408
Real estate acquired through foreclosure......................              420              79          308          695
Deposits......................................................          536,691         527,591      467,871      445,988
Shareholders' equity..........................................           35,163          34,797       31,324       28,400
Average assets................................................          575,144         535,239      490,507      466,666
Average earning assets........................................          540,269         503,002      461,709      439,030
Average common equity.........................................           35,318          33,214       29,835       28,509
PER SHARE DATA:
Common shares outstanding.....................................        3,560,000       3,560,000    3,560,000    3,560,000
Diluted common shares outstanding.............................        3,560,000       3,560,000    3,560,000    3,560,000
Book value per share..........................................     $       9.88     $      9.77  $      8.80  $      7.98
Diluted book value per share..................................     $       9.88     $      9.77  $      8.80  $      7.98
SELECTED PERFORMANCE RATIOS
Return on average assets......................................             0.71%           0.71%        0.63%        0.01%
Return on average common equity...............................            11.57%          11.40%       10.37%        0.18%
Dividend payout ratio.........................................               --%             --%          --%          --%
Net yield on interest earning assets..........................             4.35%           4.33%        4.20%        4.05%
Efficiency ratio..............................................            73.43%          72.56%       72.03%       97.21%
Net interest income before provision for loan and lease losses
  to average assets...........................................             4.09%           4.08%        3.94%        3.48%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and
  OREO........................................................             0.22%           0.20%        0.35%        0.31%
Nonperforming assets to total assets..........................             0.15%           0.13%        0.26%        0.23%
Allowance for loan and lease losses to gross loans and
  leases......................................................             1.06%           1.01%        0.81%        0.63%
Allowance for loan and lease losses to nonperforming loans and
  leases......................................................           477.92%         516.95%      227.80%      206.18%
Net charge-offs (recoveries)(annualized) to average loans and
  leases......................................................            (0.01)%          0.03%        0.10%        0.11%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.........................................             6.09%           5.90%        6.00%        5.50%
Tier 1 Risk-Weighted Ratio....................................             9.72%           9.80%        9.70%        9.26%
Total Risk Weighted Ratio.....................................            10.81%          10.90%       10.60%       10.10%
Average common equity to average assets.......................             6.14%           6.23%        6.08%        5.56%


                                                                   1995         1994
                                                                -----------  -----------

SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease loss..  $    15,864  $    16,679
Provision for loan and lease losses...........................          321          355
                                                                -----------  -----------
Net interest income after provision for loan and lease
  losses......................................................       15,543       16,324
Noninterest income............................................        3,170        2,772
Noninterest expense...........................................       16,716       17,191
                                                                -----------  -----------
Income before income tax......................................        1,997        1,905
Income tax provision..........................................          964          797
                                                                -----------  -----------
Net income....................................................  $     1,033  $     1,108
                                                                -----------  -----------
                                                                -----------  -----------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.......................................................    3,560,000    3,560,000
  Diluted.....................................................    3,560,000    3,560,000
Net income per share
  Basic.......................................................  $      0.29  $      0.31
  Diluted.....................................................  $      0.29  $      0.31
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets..................................................  $   451,771      457,728
Loans and leases, net.........................................      343,577      355,508
Real estate acquired through foreclosure......................           95        1,157
Deposits......................................................      421,236      425,298
Shareholders' equity..........................................       28,751       27,491
Average assets................................................      449,130      461,667
Average earning assets........................................      419,683      436,623
Average common equity.........................................       28,774       27,494
PER SHARE DATA:
Common shares outstanding.....................................    3,560,000    3,560,000
Diluted common shares outstanding.............................    3,560,000    3,560,000
Book value per share..........................................  $      8.08  $      7.72
Diluted book value per share..................................  $      8.08  $      7.72
SELECTED PERFORMANCE RATIOS
Return on average assets......................................         0.23%        0.24%
Return on average common equity...............................         3.59%        4.03%
Dividend payout ratio.........................................           --%          --%
Net yield on interest earning assets..........................         3.78%        3.82%
Efficiency ratio..............................................        87.82%       88.38%
Net interest income before provision for loan and lease losses
  to average assets...........................................         3.53%        3.61%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and
  OREO........................................................         0.06%        0.76%
Nonperforming assets to total assets..........................         0.04%        0.60%
Allowance for loan and lease losses to gross loans and
  leases......................................................         0.62%        0.64%
Allowance for loan and lease losses to nonperforming loans and
  leases......................................................      1058.13%       83.88%
Net charge-offs (recoveries)(annualized) to average loans and
  leases......................................................         0.13%        0.20%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.........................................         5.83%        5.55%
Tier 1 Risk-Weighted Ratio....................................        10.13%        9.87%
Total Risk Weighted Ratio.....................................        10.96%       10.74%
Average common equity to average assets.......................         6.41%        5.96%

              PLACER SIERRA'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

This information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Placer Sierra included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Placer Sierra's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets Placer Sierra serves, as well as the other risks detailed in this section and in "Risk Factors" above.

FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

OVERVIEW

Placer Sierra had net income of $2.0 million for the six months ended June 30, 1999 compared to net income of $1.7 million for the six months ended June 30, 1998. Both basic and fully diluted net income per share for the six months ended June 30, 1999 was $0.57 per share compared to $0.48 for the six months ended June 30, 1998. Placer Sierra's return on average assets was .70% and its return on average common equity was 11.48% for the six months ended June 30, 1999, as compared to .66% and 10.65%, respectively, for the six months ended June 30, 1998.

RESULTS OF OPERATIONS

Placer Sierra's results of operations depend primarily on Placer Sierra's net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. Placer Sierra's interest-earning assets consist primarily of loans, mortgage-backed securities and investment securities, while its interest-bearing liabilities are deposits and borrowings. Placer Sierra's results of operations are also affected by Placer Sierra's provisions for loan losses, resulting from management's assessment of the adequacy of Placer Sierra's allowance for loan losses, the level of its other income, the level of its other expenses, such as compensation and employee benefits, occupancy costs, expenses associated with the administration of problem assets, and income taxes.

Compared to the prior year results, the improvement in Placer Sierra's net income for the six months ended June 30, 1999 stems primarily from a combination of increased net interest income of approximately $1.0 million, decreased loan loss provision of $86,000 and a decrease in provision for taxes of $13,000, partially offset by a decrease in non-interest income of approximately $254,000 and increased non-interest expense of approximately $550,000. The improvement in 1999 net interest income is primarily attributable to significant increases in Placer Sierra's average investment portfolio balances. Placer Sierra's investment portfolio balance increased $60.5 million, or 57.3%, to an average balance of $166.1 million for the six months ended June 30, 1999 from $105.6 million for the six months ended June 30, 1998.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income was approximately $11.7 million for the six months ended June 30, 1999, an increase of $1.1 million, or 9.5%, over the $10.6 million for the same period in 1998. An increase in interest income to $20.2 million for the six months ended June 30, 1999 from $19.1 million for the same period in 1998, partially offset by increased interest expense of $8.6 million for the six months ended June 30, 1999 from $8.4 million for the same period in 1998, contributed to this earnings improvement. The increased net interest income in 1999 is primarily attributable to increased average interest-earning assets and lower cost of deposit liabilities, partially offset by a decline in yields on interest-earning assets.

Loans and leases, the largest component of earning assets, increased slightly to an average balance of $367.3 million for the six months ended June 30, 1999 from $366.0 million for the six months ended June 30, 1998, with an average yield of 8.37% and 8.54%, respectively. The increase in the volume of loans and leases was primarily attributable to an increase in commercial loans. Investments in securities and Federal funds sold increased to an average of $173.0 million for the six months ended June 30, 1999 from an average of $118.6 million for the six months ended June 30, 1998, with an average yield of 5.79% and 6.08%, respectively. The yield on earning assets was 7.5% for the six months ended June 30, 1999 compared to 7.9% for the same period in 1998.

Average interest-bearing liabilities increased 9.4% to $456.8 million for the six months ended June 30, 1999 from $417.7 million for the same period in 1998 primarily as a result of an increase in money market accounts. The cost of these funds decreased to 3.8% for the six months ended June 30, 1999 compared to 4.1% for the same period in 1998. Average interest-bearing deposits increased to $455.6 million for the six months ended June 30, 1999 from $417.7 million for the same period in 1998. The average rate paid on these deposits was 3.8% during the six months ended June 30, 1999 and 4.1% for the six months ended June 30, 1998. The decrease in the cost of deposits is attributable to a decrease in rates paid on certificates of deposit that decreased to 5.0% for the six months ended June 30, 1999 compared to 5.4% for the same period in 1998. The decrease in the cost of deposits also reflects a change in the mix of deposit liabilities, with increases in average interest bearing demand deposits and money market deposits of 17.9% and 39.7%, respectively, compared to the similar period of 1998.

Federal funds purchased averaged $1.3 million with an average rate of 5.2% for the six months ended June 30, 1999 compared to no federal funds purchased for the same period in 1998.

As a result of the foregoing factors, the average net yield on earning assets decreased to 4.35% for the six months ended June 30, 1999 compared to 4.43% for the same period in 1998.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                               SIX MONTHS ENDED
                                                 ----------------------------------------------------------------------------
                                                             JUNE 30, 1999                          JUNE 30, 1998
                                                 --------------------------------------  ------------------------------------
                                                               INTEREST       AVERAGE                 INTEREST      AVERAGE
                                                  AVERAGE      INCOME OR     YIELD OR     AVERAGE     INCOME OR    YIELD OR
                                                  BALANCE       EXPENSE        COST       BALANCE      EXPENSE       COST
                                                 ----------  -------------  -----------  ----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)...........................  $  367,288   $    15,248         8.37%  $  365,986   $  15,507         8.54%
Investment securities (2)......................     166,088         4,736         5.75      105,573       3,129         5.98
Federal funds sold.............................       6,893           227         6.66       13,022         445         6.89
                                                 ----------  -------------               ----------  -----------
    Total interest-earning assets..............     540,269        20,211         7.54      484,581      19,081         7.94

Non-earning assets:
Cash and demand deposits with banks............      20,674                                  16,822
Other assets...................................      14,201                                  15,169
                                                 ----------                              ----------
    Total assets...............................     575,144                                 516,572
                                                 ----------                              ----------
                                                 ----------                              ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand......................      53,873           328         1.23       45,691         265         1.17
  Money market.................................      46,464           737         3.20       33,249         517         3.13
  Savings......................................      93,692         1,027         2.21       87,614         963         2.22
  Time.........................................     261,557         6,432         4.96      251,141       6,697         5.38
                                                 ----------  -------------               ----------  -----------
    Total interest-bearing deposits............     455,586         8,524         3.77      417,695       8,442         4.08
Short-term borrowing...........................       1,250            32         5.19           --          --           --
                                                 ----------  -------------               ----------  -----------
    Total interest-bearing liabilities.........     456,836         8,556         3.78      417,695       8,442         4.08

Noninterest-bearing liabilities:
  Demand deposits..............................      79,736                                  63,527
  Other liabilities............................       3,254                                   3,086
                                                 ----------                              ----------
    Total liabilities..........................     539,826                                 484,308
Shareholders' equity...........................      35,318                                  32,264
                                                 ----------                              ----------
Total liabilities and shareholders' equity.....  $  575,144                              $  516,572
                                                 ----------                              ----------
                                                 ----------                              ----------
Net interest income............................               $    11,655                             $  10,639
                                                             -------------                           -----------
                                                             -------------                           -----------
Net yield on interest-earning assets...........                                   4.35%                                 4.43%

------------------------

(1) Loan fees of $223,000 and $251,000 are included in the computations for 1999 and 1998, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                    SIX MONTHS ENDED JUNE 30,
                                                                      1999 COMPARED TO 1998
                                                            ------------------------------------------
                                                               NET
                                                             CHANGE      RATE      VOLUME       MIX
                                                            ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Interest Income:
Loans and leases..........................................  $    (259) $    (313) $      55  $      (1)
Investment securities.....................................      1,607       (118)     1,793        (68)
Federal funds sold........................................       (218)       (15)      (209)         6
                                                            ---------  ---------  ---------        ---
    Total interest income.................................      1,130       (446)     1,639        (63)

Interest Expense:
Interest-bearing demand...................................         63         14         46          3
Money market..............................................        220         11        205          4
Savings...................................................         64         (2)        67         (1)
Time......................................................       (265)      (522)       279        (22)
Short-term borrowing......................................         32         --         --         32
                                                            ---------  ---------  ---------        ---
    Total interest expense................................        114       (499)       597         16
                                                            ---------  ---------  ---------        ---
Net interest income.......................................  $   1,016  $      53  $   1,042  $     (79)
                                                            ---------  ---------  ---------        ---
                                                            ---------  ---------  ---------        ---

PROVISION FOR LOAN AND LEASE LOSSES

During the six months ended June 30, 1999, a total of $319,000 was charged against operations and added to the allowance for loan and lease losses, as compared to $405,000 for the same period in 1998. The decreased provision is primarily attributable to Placer Sierra's decreasing charge-off trend combined with an increasing recovery trend. See "Financial Condition," below.

NONINTEREST INCOME

Noninterest income for the six months ended June 30, 1999 was $2.2 million compared to $2.4 million for the same period in 1998. The decrease in noninterest income is primarily attributable to reduced subsidiary income. Income from service charges on deposit accounts increased to $1.0 million for the six months ended June 30, 1999 compared to $956,000 for the same period in 1998. Other noninterest income decreased to $1.2 million for the six months ended June 30, 1999 compared to $1.5 million for the same period in 1998. This decrease was primarily attributable to reduced subsidiary income. Subsidiary income was reduced as a result of the discontinuance of two products, insurance agency activity and retail sales and services of personal computers.

The following table presents for the periods indicated the major categories of noninterest income:

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Service charges............................................................  $   1,046  $     956
Commissions investment product.............................................        376        459
Gain on sale of loans......................................................        384        446
Gain on sale of investment securities......................................         38        121
Other......................................................................        345        461
                                                                             ---------  ---------
    Total..................................................................  $   2,189  $   2,443
                                                                             ---------  ---------
                                                                             ---------  ---------

NONINTEREST EXPENSES

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of Placer Sierra. Also included are the costs of carrying and administering the OREO portfolio (as defined below) as well as the costs associated with problem assets, which include nonperforming and restructured loans. "OREO," or "other real estate owned," consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure.

Noninterest expense for the six months ended June 30, 1999 was $10.2 million, an increase of $550,000 from $9.6 million for the same period in 1998. Salaries and employee benefits increased to $5.2 million for the six months ended June 30, 1999 from $4.8 million for the same period in 1998, which increase is attributable to increased commercial and SBA lending salaries. Occupancy and equipment expense decreased to $1.5 million for the six months ended June 30, 1999 from $1.6 million for the six months ended June 30, 1998 and represents decreases in depreciation expense attributable to bank premises and equipment. Other noninterest expenses increased to $3.4 million for the six months ended June 30, 1999 from $3.2 million for the six months ended June 30, 1998, primarily attributable to increased Year 2000 expenses, postage expense, stationery and printing, insurance expense, and donations. Placer Sierra's efficiency ratio was 73.43% for the six months ended June 30, 1999, a decrease of .07% from 73.50% for the comparable period of 1998.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Salaries and employee benefits...........................................  $   5,210  $   4,802
Occupancy and equipment..................................................      1,513      1,605
Telephone, courier and postage...........................................        690        590
Loan expense.............................................................        459        542
Data processing..........................................................        380        375
Stationery and supplies..................................................        375        318
Advertising..............................................................        289        288
Professional fees........................................................        250        267
Regulatory assessments...................................................        206        198
Other....................................................................        794        631
                                                                           ---------  ---------
    Total................................................................  $  10,166  $   9,616
                                                                           ---------  ---------
                                                                           ---------  ---------

PROVISION FOR INCOME TAXES

As a result of earnings for the six months ended June 30, 1999 and 1998, a provision for income taxes of $1.3 million was made in both 1999 and 1998.

FINANCIAL CONDITION

Total assets of Placer Sierra at June 30, 1999 were $573.3 million compared to total assets of $565.3 million at December 31, 1998 and $528.2 million at June 30, 1998. Total earning assets of Placer Sierra at June 30, 1999 were $545.1 million compared to total earning assets of $535.0 million at December 31, 1998 and $500.2 million at June 30, 1998. The increase in total assets and total earning assets since June 30, 1998 is partially attributable to the increase in construction loans that increased $20.5 million, or 128.8%, to $36.5 million at June 30, 1999 from $15.9 million at June 30, 1998 and an increase in investments due to the funds provided by the increase in deposit liabilities.

LOANS AND LEASES

Total gross loans and leases at June 30, 1999 were $379.4 million, compared to $361.9 million at December 31, 1998 and $362.8 million at June 30, 1998. At June 30, 1999, the four largest lending categories were: (i) residential mortgage loans, including land and construction loans, (ii) commercial real estate loans,
(iii) commercial loans, and (iv) loans to individuals. At June 30, 1999, those categories accounted for $213.2 million, $111.4 million, $31.9 million and $22.9 million, or approximately 56.2%, 29.4%, 8.4% and 6.0% of total gross loans and leases, respectively.

The following table sets forth the amount of loans and leases outstanding for Placer Sierra as of the dates indicated, according to type of loan. Placer Sierra has no foreign loans or energy-related loans.

                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1999        1998
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Commercial............................................................  $   31,850  $   16,786
Real estate-commercial................................................     111,384     115,096
Real estate-construction..............................................      36,467      15,935
Real-estate-mortgage..................................................     176,738     191,415
Installment loans to individuals......................................      22,914      23,595
                                                                        ----------  ----------
Subtotal..............................................................     379,353     362,827
Less: allowance for loan and lease losses.............................      (4,005)     (3,401)
Unearned fees.........................................................      (1,281)     (1,201)
                                                                        ----------  ----------
Net loans and leases..................................................  $  374,067  $  358,225
                                                                        ----------  ----------
                                                                        ----------  ----------

The following table shows the amounts of certain categories of loans outstanding as of June 30, 1999, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                           JUNE 30, 1999
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------

                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $  14,366    $   6,665
After one year but within five years:
Interest rates are floating or adjustable...........................      26,291        6,558
Interest rates are fixed or predetermined...........................       8,555        8,206
After five years:
Interest rates are floating or adjustable...........................      56,528      151,850
Interest rates are fixed or predetermined...........................      37,494       39,926
                                                                      -----------  -----------
Total...............................................................   $ 143,234    $ 213,205
                                                                      -----------  -----------
                                                                      -----------  -----------

As of June 30, 1999, in management's judgment, a concentration of loans existed in commercial loans and commercial real estate loans. At that date, approximately 37.8% of Placer Sierra's loans were commercial loans or commercial real estate loans, representing 8.4% and 29.4% of total loans, respectively. Additionally, at June 30, 1999, approximately 56.2% of Placer Sierra's loans were real estate and construction loans, many of which are secured by residential mortgages. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility of real estate related loans, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Placer Sierra.

NONPERFORMING ASSETS

Non-performing assets include non-accrual loans, loans 90 or more days past due and still accruing and other real estate owned. Loans are placed on non-accrual status upon reaching 90 days or more delinquent, unless the loan is well secured or in the process of collection. Interest previously accrued on loans placed on non-accrual status is charged against interest income. When the ability to fully collect non-accrual loan principal is in doubt, payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected. Any additional interest payments received after that point are recorded as interest income on a cash basis. Non-accrual loans are reinstated to accrual status when improvements in credit quality eliminate the doubt as to the full collectibility of both interest and principal.

The following table summarizes nonperforming assets as of June 30, 1999 and June 30, 1998.

                                                                                     JUNE 30,
                                                                               --------------------
                                                                                 1999       1998
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Nonaccrual loans and leases, not restructured................................  $     418  $   1,482
Accruing loans and leases past due 90 days or more...........................         --         --
Restructured loans and leases................................................         --         --
                                                                               ---------  ---------
  Total nonperforming loans and leases ("NPLs")..............................        418      1,482
Other real estate owned ("OREO").............................................        420        323
                                                                               ---------  ---------
  Total nonperforming assets ("NPAs")........................................  $     838  $   1,805
                                                                               ---------  ---------
                                                                               ---------  ---------
Selected ratios:
  NPLs to total loans and leases.............................................       0.11%      0.41%
  NPAs to total loans and leases and OREO....................................       0.22       0.50
  NPAs to total assets.......................................................       0.15       0.35

Placer Sierra would have recorded additional interest income of approximately $4,000 for the six months ended June 30, 1999 on nonperforming loans if such loans had been current in accordance with their original terms. Interest income recorded on nonperforming loans for the six months ended June 30, 1999 was approximately $3,000.

Loans aggregating $51,000 at June 30, 1999 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. Placer Sierra's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $13,000 at June 30, 1999. The average balance of impaired loans during the six months ended June 30, 1999 was $65,000.

As of the end of the most recent period, management was not aware of any loans that had not been placed on nonaccrual status as to which there were serious doubts as to the ability of the respective borrowers to comply with present loan repayment terms.

At June 30, 1999, Placer Sierra had OREO properties with an aggregate carrying value of $420,000. During the six months ended June 30, 1999, properties with a total carrying value of $630,000 were added to OREO, and properties with a total carrying value of $288,000 were sold. All of the OREO properties are recorded by Placer Sierra at amounts that are equal to or less than the fair market value based on current independent appraisals reduced by estimated selling costs.

At June 30, 1999, none of Placer Sierra's loans had previously been restructured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan and lease losses represents the amounts that have been set aside for the specific purpose of absorbing losses inherent in Placer Sierra's loan and lease portfolio. The provision for loan and lease losses is an expense charged against operating income and added to the allowance for loan and lease losses.

In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, known problem loans, evaluations made by regulatory agencies and Placer Sierra's outside loan reviewer, assessment of economic conditions and other appropriate data to identify the risks in the portfolio. In determining the amount of the allowance, a specific allowance amount is assigned to those loans with identified special risks, and the remaining loan portfolio is reviewed by category and assigned an allowance percentage for inherent losses. The allocation process does not necessarily measure anticipated future credit losses; rather, it reflects management's assessment at a certain date of perceived credit risk exposure and the impact of current and anticipated economic conditions, which may or may not result in future credit losses. While management believes the allowance to be adequate, it should be noted that it is based on estimates, and ultimate losses may vary from such estimates if future conditions differ materially from the assumptions used in making the evaluation. Although management believes the level of the allowance as of June 30, 1999 is adequate to absorb losses inherent in the loan portfolio, decline in the local economy may result in increasing losses that cannot reasonably be predicted at this date. The possibility of increased costs of collection, nonaccrual of interest on those loans that are or may be placed on nonaccrual, and charge-offs could have an adverse impact on Placer Sierra's financial condition in the future.

The Federal Reserve and the Department of Financial Institutions, as an integral part of their respective supervisory functions, periodically review Placer Sierra's allowance for loan and lease losses. Such regulatory agencies may require Placer Sierra to increase its provision for loan lease losses or to recognize further loan charge-offs, based upon judgments different from those of management.

In December 1993, the federal banking agencies issued an inter-agency policy statement on the allowance for loan and lease losses that, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (i) assets classified loss; (ii) 50% of assets classified doubtful; (iii) 15% of assets classified substandard; and (iv) estimated credit losses on other assets over the upcoming 12 months. At June 30, 1999, Placer Sierra's allowance constituted over 436% of the benchmark amount suggested by the federal banking agencies' policy statement.

Placer Sierra's allowance for loan and lease losses was $4.0 million at June 30, 1999 compared to $3.4 million at June 30, 1998. During the six months ended June 30, 1999, the provision for loan and lease losses was $319,000, or 0.17% (annualized) to average loans at June 30, 1999, loan and lease charge-offs were $28,000 and recoveries were $54,000, which compares to a provision for loan and lease losses of $405,000, or 0.22% (annualized) to average loans at June 30, 1998, loan and lease charge-offs of $42,000 and recoveries of $31,000 during the same period in 1998. Placer Sierra's allowance for loan and lease losses represented 1.06% of net loans at June 30, 1999 and 0.94% at June 30, 1998. With the increasing level of commercial lending taking place at Placer Sierra during the preceding 12-month period ended June 30, 1999, management increased the allowance for loan and lease losses to adjust to the increased risk associated with commercial lending.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense as of and for the periods ending June 30, 1999 and June 30, 1998:

                                                                       SIX MONTHS ENDED JUNE
                                                                                30,
                                                                       ----------------------
                                                                          1999        1998
                                                                       ----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
Average loans and leases outstanding.................................  $  367,288  $  365,986
Gross loans and leases...............................................     379,353     362,827
Nonperforming loans and leases.......................................         418       1,482
  Allowance for loan and lease losses:
    Balance at beginning of period...................................       3,660       3,007
    Loans charged off during period
      Commercial.....................................................           3          --
      Real estate....................................................          24          37
      Installment....................................................           1           5
                                                                       ----------  ----------
        Total........................................................          28          42
    Recoveries during period
      Commercial.....................................................           8          --
      Real estate....................................................          14          --
      Installment....................................................          32          31
                                                                       ----------  ----------
        Total........................................................          54          31
                                                                       ----------  ----------
      Net loans charged off during period............................         (26)         11
      Provision for loan and lease losses............................         319         405
                                                                       ----------  ----------
        Balance at end of period.....................................  $    4,005  $    3,401
                                                                       ----------  ----------
                                                                       ----------  ----------
Selected ratios:
  Net charge-offs to average loans and leases (1)....................       (0.01)%       0.01%
  Provision for loan and lease losses to average loans (1)...........        0.17        0.22
  Allowance at end of period to gross loans and leases outstanding at
    end of period....................................................        1.06        0.94
Allowance as percentage of nonperforming loans and leases............      958.13      229.49

------------------------

(1) Annualized

The following table indicates management's allocation of the allowance as of the dates indicated:

                                                                      JUNE 30,
                                               ------------------------------------------------------
                                                          1999                        1998
                                               --------------------------  --------------------------
                                                            PERCENT OF                  PERCENT OF
                                                           LOANS IN EACH               LOANS IN EACH
                                                            CATEGORY TO                 CATEGORY TO
                                                AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS
                                               ---------  ---------------  ---------  ---------------
                                                               (DOLLARS IN THOUSANDS)
Commercial and financial.....................  $   1,313           8.4%    $   1,054           4.6%
Real estate and construction.................        912          85.6         1,030          88.9
Consumer.....................................        393           6.0           405           6.5
Unallocated..................................      1,387            --           912            --
                                               ---------         -----     ---------         -----
    Total....................................  $   4,005         100.0%    $   3,401         100.0%
                                               ---------         -----     ---------         -----
                                               ---------         -----     ---------         -----

In allocating Placer Sierra's allowance for loan and leases losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENTS AND INVESTMENT SECURITIES

Placer Sierra maintains a portion of its assets in investment securities to balance risk and to ensure liquidity. See "Liquidity," below.

Total investments at June 30, 1999 were $167.1 million compared to $174.4 million at December 31, 1998 and $138.5 million at June 30, 1998. At June 30, 1999, the investments of Placer Sierra included overnight Federal funds investments of $4.5 million and investment securities of $162.6 million. Investments increased primarily as a result of significant positive cash flows from rapid deposit growth with only minimal net increases in loan balances. At June 30, 1999, the investment portfolio primarily consisted of U.S. treasury and agency securities, mortgage backed securities, and municipal investments. At June 30, 1999, $114.0 million of Placer Sierra's portfolio of investment securities was classified as available for sale while $48.6 million was classified as held to maturity. On August 10, 1999 Placer Sierra's investment portfolio that was classified as available for sale with amortized cost of $48.3 million and estimated market value of $47.5 million was reclassified as held to maturity in conjunction with the acquisition by California Community (California). Placer Sierra does not hold any investment securities in a trading account.

The objective of the investment securities held to maturity is to strengthen the portfolio yield, and to provide collateral to pledge for federal, state and local government deposits and other borrowing facilities. Investment securities available for sale are generally used to supplement Placer Sierra's liquidity. Unrealized net gains and losses on securities available for sale are recorded as an adjustment to equity, net of taxes, and are not reflected in the current earnings of Placer Sierra. If a security is sold, any gain or loss is recorded as a charge to earnings and the equity adjustment is reversed.

The following table presents the amortized cost of securities and their approximate fair values at June 30, 1999:

                                                      JUNE 30, 1999
                                     -----------------------------------------------
                                                   GROSS        GROSS      ESTIMATED
                                     AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                       COST         GAIN         LOSS        VALUE
                                     ---------   ----------   ----------   ---------
                                                     (IN THOUSANDS)
Available for sale:
U.S. Treasury......................  $   5,020      $15        $    --     $   5,035
U.S. Government Agencies...........     45,662       --           (778)       44,884
Mortgage-backed securities.........     62,528       --         (1,349)       61,179
Federal Home Loan Bank stock.......      2,899       --             --         2,899
                                     ---------      ---       ----------   ---------
  Total available for sale.........    116,109       15         (2,127)      113,997
                                     ---------      ---       ----------   ---------
Held to Maturity:
U.S. Treasury......................     12,585       --            (17)       12,568
U.S. Government Agencies...........     10,612       --           (233)       10,379
State and municipal securities.....     12,434       --           (482)       11,952
Mortgage-backed securities.........     12,946       --           (211)       12,735
                                     ---------      ---       ----------   ---------
  Total held to maturity...........     48,577       --           (943)       47,634
                                     ---------      ---       ----------   ---------
  Total............................  $ 164,686      $15        $(3,070)    $ 161,631
                                     ---------      ---       ----------   ---------
                                     ---------      ---       ----------   ---------

The following tables show the maturities of investment securities, excluding Federal Home Loan Bank stock that has no stated maturity, at June 30, 1999 and the weighted average yields of such securities:

                                                               JUNE 30, 1999
                                     -----------------------------------------------------------------
                                                                          AFTER FIVE
                                                      AFTER ONE YEAR        YEARS
                                       WITHIN ONE       BUT WITHIN        BUT WITHIN       AFTER TEN
                                          YEAR          FIVE YEARS        TEN YEARS          YEARS
                                     --------------   ---------------   --------------   -------------
                                     AMOUNT   YIELD    AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT  YIELD
                                     -------  -----   --------  -----   -------  -----   ------  -----
                                                          (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasuries..................  $ 5,035  5.82%   $     --      %   $    --      %   $   --      %
  U.S. Government agencies.........    4,503  5.22      40,381  5.48         --              --
  Mortgage-backed securities.......    1,059  5.79      37,610  6.14     22,510  5.94        --
                                     -------          --------          -------          ------
  Total available for sale.........   10,597  5.56      77,991  5.80     22,510  5.94        --
                                     -------          --------          -------          ------
Held to Maturity:
  U.S. Treasuries..................    5,604  6.10       6,981  5.17         --              --
  U.S. Government agencies.........    1,007  6.03       9,605  5.08         --              --
  State and municipal bonds........      168  1.32         393  4.04      5,620  4.29     6,253  4.45
  Mortgage-backed securities.......       --             9,860  6.37      3,086  6.40        --
                                     -------          --------          -------          ------
  Total held to maturity...........    6,779  5.97      26,839  5.56      8,706  5.04     6,253  4.45
                                     -------          --------          -------          ------
  Total............................  $17,376  5.72%   $104,830  5.74%   $31,216  5.69%   $6,253  4.45%
                                     -------          --------          -------          ------
                                     -------          --------          -------          ------

Prior to August 10, 1999 Placer Sierra was a state chartered savings and loan association. As such the association was required to maintain at a minimum 65% of all assets in mortgage backed loans and or securities--Qualified Thrift Lender Test (QTL). Therefore, in order to satisfy the requirements of the QTL, Placer Sierra actively purchased mortgage pass-through certificates as a significant component of the investment portfolio.

There are certain inherent risks associated with mortgage-backed securities ("MBS") including volatility, credit risk, interest rate risk and average life extension risk. Placer Sierra's MBS portfolio has limited credit risk as the entire portfolio consists of U.S. Government agency obligations which carry the highest ratings by nationally recognized rating bureaus. MBS price volatility is similar to U.S. Government or corporate bond obligations, in that as interest rates increase the value of the MBS decreases and, conversely, as interest rates decrease the value of the MBS increases. In addition, the interest rate risk associated with MBS can be exacerbated by extension or prepayment risk, particularly with respect to fixed-rate instruments. With fixed-rate MBS, as interest rates move upward, the probability of the average life extending increases as a result of prepayments generally slowing on the underlying collateral of the MBS. With the extension of average life in a rising rate environment, Placer Sierra would own a security that has a below market yield for a longer period of time than was previously anticipated which also affects the market price negatively. If interest rates were to decline, the weighted average life of the fixed-rate MBS portfolio would shorten, prepayments would rise and the market value would decrease. At June 30, 1999, the weighted average life of Placer Sierra's fixed-rate MBS portfolio was approximately 4.2 years. With adjustable-rate or floating-rate MBS, the extension risk is reduced compared with fixed-rate MBS, as interest rates on variable-rate MBS tend to adjust with those of the current treasury curve and include stated indices, margins and caps. With the variable rate MBS products, there tends to be less fluctuation and volatility of market values as yields on variable rate MBS normally approximate current market yields unless interim or lifetime caps inhibit full repricing.

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $536.7 million at June 30, 1999 compared to $527.6 million at December 31, 1998 and $492.8 million at June 30, 1998. An increase in non-interest bearing demand deposits, money market accounts, regular savings deposits and interest-bearing transaction accounts, offset by a minor decrease in certificates of deposits, contributed to the increase in total deposits. The increase in deposits reflects Placer Sierra's ability to attract stable low-cost funds through its retail branch network. Total noninterest-bearing demand deposits were $82.0 million, or approximately 15.3% of total deposits, at June 30, 1999 compared to $70.5 million, or approximately 14.3% of total deposits, at June 30, 1998. Interest-bearing deposits were $454.7 million, or approximately 84.7% of total deposits, at June 30, 1999 compared to $422.3 million, or approximately 85.7% of total deposits, at June 30, 1998.

Placer Sierra draws its funding source almost exclusively from the diverse retail branch network of 25 offices in six counties. Accordingly Placer Sierra has no singular deposit entity with more than 2% of total deposits.

The following table shows the distribution of deposit liabilities and the associated cost for each deposit category as of the periods indicated:

                                                            FOR SIX MONTHS ENDED JUNE 30,
                                                   ------------------------------------------------
                                                            1999                     1998
                                                   -----------------------  -----------------------
                                                    AVERAGE      AVERAGE     AVERAGE      AVERAGE
                                                    BALANCE       RATE       BALANCE       RATE
                                                   ----------  -----------  ----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.......................  $   79,736          --%  $   63,527          --%
Interest-bearing demand..........................      53,873        1.23       45,691        1.17
Money market.....................................      46,464        3.20       33,249        3.13
Savings..........................................      93,692        2.21       87,614        2.22
Time.............................................     261,557        4.96      251,141        5.38
                                                   ----------               ----------
  Total..........................................  $  535,322        3.21%  $  481,222        3.54%
                                                   ----------               ----------
                                                   ----------               ----------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at June 30, 1999:

                                          JUNE 30, 1999
                                          --------------
                                          (IN THOUSANDS)
Due in three months or less.............     $ 28,180
Due in over three months through six
  months................................       14,766
Due in over six months through twelve
  months................................       15,136
Due in over twelve months...............        9,454
                                              -------
  Total.................................     $ 67,536
                                              -------
                                              -------

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

OVERVIEW

Placer Sierra achieved earnings of $3.8 million in 1998, representing a 22.3% increase from the $3.1 million earned in 1997 and 74 times more than 1996 earnings of $51,000. The following table summarizes the components of net income and returns on average assets and equity for the periods indicated:

                                               YEARS ENDED DECEMBER 31,
                                               -------------------------
                                                1998     1997     1996
                                               -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
Net interest income..........................  $21,771  $19,376  $17,769
Provision for loan losses....................      775    1,100      493
Non-interest income..........................    5,278    3,893    3,083
Non-interest expense.........................   19,627   16,760   20,270
Income taxes.................................    2,861    2,314       38
Net income...................................    3,786    3,095       51

Return on average assets.....................      .71%     .63%     .01%
Return on average equity.....................    11.40%   10.37%     .18%

Placer Sierra's basic and diluted earnings per share in 1998 were $1.06, compared to $0.87 and $0.01 in 1997 and 1996, respectively. During 1998, Placer Sierra benefited from higher net interest income resulting from increased average securities balances and higher yielding loan balances. The higher yielding loan balances reflect a continued migration in Placer Sierra's loan portfolio composition from primarily residential lending products to commercial lending products. During 1998, Placer Sierra also benefited from higher non-interest income balances primarily as the result of increases in gains on asset sales, increases in financial service commissions and increases in service charges on deposit accounts. Placer Sierra also benefited in 1998 from an overall lower loan loss provision.

Earnings in 1997 were favorably affected compared to 1996 by increased net interest income, increased non-interest income and a significant reduction in non-interest expense, as a result of Placer Sierra not incurring the Federal Deposit Insurance Corporation (FDIC) one-time Savings Association Insurance Fund
(SAIF) assessment incurred during 1996.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Placer Sierra's primary source of revenue is net interest income, which is the difference between interest income on earning assets and interest expense on interest-bearing liabilities. Net interest income in 1998 increased $2.4 million, or 12.4%, to $21.8 million from $19.4 million in 1997. Comparing 1997 to 1996, net interest income increased $1.6 million. The following table summarizes interest income and expense and the net yield on earning assets for the years indicated:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Interest income..............................................  $  39,009  $  35,786  $  33,626
Interest expense.............................................     17,238     16,410     15,857
                                                               ---------  ---------  ---------
Net interest income..........................................  $  21,771  $  19,376  $  17,769
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

Net yield on earning assets..................................        4.3%       4.2%       4.1%

Interest income increased $3.2 million from 1997, primarily due to a 33 basis point increase in loan yields, resulting from Placer Sierra's continued migration into commercial lending products and a $37.9 million increase in average investment securities balances. The increase in interest income in 1998 was partially offset by an $828,000 increase in interest expense. This increase was primarily due to a $12.9 million increase in average time deposit balances, partially offset by a 9 basis points decrease in time deposit rates and an $5.1 million increase in average interest bearing demand deposit account balances, combined with a 5 basis points increase in demand deposit account rates.

Interest income increased $2.2 million from 1996 to 1997, primarily due to a $14.9 million increase in average loan balances, combined with an 11 basis point increase in loan yields and increases in the average federal funds sold and investment securities balances of $4.2 million and $3.9 million, respectively. The increase in interest income in 1997 was partially offset by a $553,000 increase in interest expense. This increase was primarily due to a $5.3 million increase in average time deposit balances, combined with a 14 basis point increase in time deposit rates.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                   YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                              1998                                1997                           1996
                                ---------------------------------  -----------------------------------  ----------------------
                                            INTEREST     AVERAGE               INTEREST      AVERAGE                INTEREST
                                 AVERAGE    INCOME OR   YIELD OR    AVERAGE    INCOME OR    YIELD OR     AVERAGE    INCOME OR
                                 BALANCE     EXPENSE      COST      BALANCE     EXPENSE       COST       BALANCE     EXPENSE
                                ---------  -----------  ---------  ---------  -----------  -----------  ---------  -----------
                                                                    (DOLLARS IN THOUSANDS)

ASSETS

Interest-earning assets:
Loans and leases (1)..........  $ 363,311   $  30,785        8.47% $ 362,726   $  29,521         8.14%  $ 347,827   $  27,934
Investment securities (2).....    125,877       7,524        5.98     88,025       5,568         6.33      84,123       5,266
Federal funds sold............     13,797         699        5.07     10,881         694         6.38       6,712         413
Other earning assets..........         17           1        5.88         77           3         3.90         368          13
                                ---------  -----------             ---------  -----------               ---------  -----------
    Total interest-earning
      assets..................    503,002      39,009        7.76    461,709      35,786         7.75     439,030      33,626
Non-earning assets:
Cash and demand deposits with
  banks.......................     17,468                             13,757                               12,279
Other assets..................     14,769                             15,041                               15,357
                                ---------                          ---------                            ---------
    Total assets..............    535,239                            490,507                              466,666
                                ---------                          ---------                            ---------
                                ---------                          ---------                            ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand.....     48,077         563        1.17     43,003         482         1.12      42,380         788
  Money market................     35,925       1,123        3.13     29,325         835         2.85      25,867         316
  Savings.....................     89,331       1,987        2.22     90,033       2,007         2.23      94,507       2,271
  Time........................    255,392      13,565        5.31    242,471      13,086         5.40     237,204      12,474
                                ---------  -----------             ---------  -----------               ---------  -----------
    Total interest-bearing
      deposits................    428,725      17,238        4.02    404,832      16,410         4.05     399,958      15,849
Short-term borrowing..........         --          --          --         --          --           --         559           8
                                ---------  -----------  ---------  ---------  -----------         ---   ---------  -----------
    Total interest-bearing
      liabilities.............    428,725      17,238        4.02    404,832      16,410         4.05     400,517      15,857
Noninterest-bearing
  liabilities:
  Demand deposits.............     69,704                             52,949                               35,950
  Other liabilities...........      3,596                              2,891                                1,690
                                ---------                          ---------                            ---------
    Total liabilities.........    502,025                            460,672                              438,157
Shareholders' equity..........     33,214                             29,835                               28,509
                                ---------                          ---------                            ---------
Total liabilities and
  shareholders' equity........  $ 535,239                          $ 490,507                            $ 466,666
                                ---------  -----------             ---------  -----------               ---------  -----------
                                ---------                          ---------  -----------               ---------
Net interest income...........              $  21,771                          $  19,376                            $  17,769
                                           -----------                        -----------                          -----------
                                           -----------                        -----------                          -----------
Net yield on interest-earning
  assets......................                               4.33%                               4.20%


                                  AVERAGE
                                 YIELD OR
                                   COST
                                -----------

ASSETS
Interest-earning assets:
Loans and leases (1)..........        8.03%
Investment securities (2).....        6.26
Federal funds sold............        6.15
Other earning assets..........        3.53

    Total interest-earning
      assets..................        7.66
Non-earning assets:
Cash and demand deposits with
  banks.......................
Other assets..................

    Total assets..............

LIABILITIES AND SHAREHOLDERS'
Interest-bearing liabilities:
Deposits
  Interest-bearing demand.....        1.86
  Money market................        1.22
  Savings.....................        2.40
  Time........................        5.26

    Total interest-bearing
      deposits................        3.96
Short-term borrowing..........        1.43

    Total interest-bearing
      liabilities.............        3.96
Noninterest-bearing
  liabilities:
  Demand deposits.............
  Other liabilities...........

    Total liabilities.........
Shareholders' equity..........

Total liabilities and
  shareholders' equity........

Net interest income...........

Net yield on interest-earning
  assets......................        4.05%

------------------------------

(1) Loan fees of $469,000, $209,000 and $112,000 are included in the computations for 1998, 1997 and 1996, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                   YEARS ENDED DECEMBER 31,                    YEARS ENDED DECEMBER 31,
                                                    1998 COMPARED TO 1997                       1997 COMPARED TO 1996
                                          ------------------------------------------  ------------------------------------------
                                             NET                                         NET
                                           CHANGE      RATE      VOLUME       MIX      CHANGE      RATE      VOLUME       MIX
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS)
Interest Income:
Loans and leases........................  $   1,264  $   1,214  $      48  $       2  $   1,587  $     374  $   1,197  $      16
Investment securities...................      1,956       (307)     2,394       (131)       302         55        244          3
Federal funds sold......................          5       (143)       186        (38)       281         15        257          9
Other earning assets....................         (2)         2         (2)        (2)       (10)         1        (10)        (1)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------        ---
  Total interest income.................      3,223        766      2,626       (169)     2,160        445      1,688         27
Interest Expense:
Interest-bearing demand.................         81         22         57          2       (306)      (313)        12         (5)
Money market............................        288         82        188         18        519        421         42         56
Savings.................................        (20)        (4)       (16)         0       (264)      (164)      (108)         8
Time....................................        479       (207)       697        (11)       612        328        277          7
Short-term borrowing....................         --         --         --         --         (8)        (8)        (8)         8
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------        ---
  Total interest expense................        828       (107)       926          9        553        264        215         74
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------        ---
Net interest income.....................  $   2,395  $     873  $   1,700  $    (178) $   1,607  $     181  $   1,473  $     (47)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------        ---
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------        ---

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan losses was $775,000 for 1998, compared to $1.1 million for 1997 and $493,000 for 1996. Provisions for loan losses are charged to income to bring Placer Sierra's allowance for loan losses to a level deemed appropriate by management based on the factors discussed below.

NONINTEREST INCOME

Noninterest income was $5.3 million in 1998, $1.4 million higher than 1997. Gains realized on asset sales were $493,000 higher than the prior year. Financial services commissions were $313,000 higher than 1997, primarily due to higher sales volume. Service charges on deposit accounts were $224,000 higher than 1997, primarily due to fees related to a higher volume of account maintenance activity.

Noninterest income was $3.9 million in 1997, $810,000 higher than 1996. Gains realized on asset sales were $562,000 higher than 1996. In addition, service charges on deposit accounts were $141,000 higher than 1996. Partially offsetting these changes, financial services commissions were $65,000 lower, primarily due to lower sales volume.

The following table details the components of noninterest income for the years indicated:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Service charges..................................................  $   2,085  $   1,861  $   1,720
Commissions investment product...................................        859        546        611
Gain on sale of loans............................................        676        238         51
Gain on sale of investment securities............................        223         34        201
Gain on sale of properties.......................................        409        543         --
Other............................................................      1,026        671        500
                                                                   ---------  ---------  ---------
  Total..........................................................  $   5,278  $   3,893  $   3,083
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of Placer Sierra. Also included are the costs of carrying and administering the OREO portfolio (as defined below) as well as the costs associated with problem assets, which include nonperforming and restructured loans. OREO, or other real estate owned, consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure.

Non-interest expense was $19.6 million in 1998, $2.9 million higher than 1997. Salaries and employee benefits were $1.5 million higher than the prior year. This increase is primarily due to additional staffing in the commercial lending products area as part of Placer Sierra's planned migration from a traditional thrift institution offering primarily lower yielding residential lending products to a full service community bank balancing residential lending products with higher yielding commercial lending products. In addition, occupancy and equipment was $633,000 higher than the prior year. This increase is primarily due to a new branch opening, relocation of an existing branch, branch remodeling projects and opening of Placer Sierra's new Small Business Administration (SBA) office.

Non-interest expense was $16.8 million in 1997, $3.5 million lower than 1996. This decrease was primarily due to the non-recurrence in 1997 of the Federal Deposit Insurance Corporation's (FDIC's) one-time special assessment on savings and loan deposit accounts to re-capitalize the Savings Association Insurance Fund (SAIF). This one-time SAIF assessment amounted to $2.8 million in 1996. Also, as a result of the FDIC's re-capitalization of the SAIF, Placer Sierra realized a $695,000 decrease in FDIC assessed SAIF rates in 1997.

The following table details the components of noninterest expense for the years indicated:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Salaries and employee benefits...............................  $   9,819  $   8,347  $   8,136
Occupancy and equipment......................................      3,167      2,534      2,644
Telephone, courier and postage...............................      1,232      1,090      1,123
Loan expense.................................................        981        614        403
Data processing..............................................        929        608        972
Stationery and supplies......................................        688        678        684
Advertising..................................................        577        397        457
Professional fees............................................        498        366        446
Regulatory assessments.......................................        399        337      1,032
SAIF assessment..............................................         --         --      2,797
Other........................................................      1,337      1,789      1,576
                                                               ---------  ---------  ---------
  Total......................................................  $  19,627  $  16,760  $  20,270
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

PROVISION FOR INCOME TAXES

The provision for income tax increased by $547,000 in 1998 as a direct result of higher pretax income. The 1998 provision of $2.9 million reflects an effective tax rate of 43.0% compared to provisions of $2.3 million in 1997 and $38,000 in 1996, representing effective tax rates of 42.8% and 42.5%, respectively.

FINANCIAL CONDITION

Total assets of Placer Sierra at December 31, 1998 were $565.3 million compared to total assets of $501.7 million at December 31, 1997. Total earning assets of Placer Sierra at December 31, 1998 were $535.0 million compared to total earning assets of $476.1 million at December 31, 1997. The increase in total assets and total earning assets since December 31, 1997 is primarily due to an increase in Placer Sierra's investments, funded by an increase in deposit liabilities, partially offset by a decrease in loans.

LOANS AND LEASES

Total gross loans and leases of Placer Sierra at December 31, 1998 were $361.9 million compared to $372.3 million at December 31, 1997. At December 31, 1998, the four largest lending categories were: (i) residential mortgage loans, including land and construction loans, (ii) commercial real estate loans, (iii) commercial loans, and (iv) loans to individuals. At December 31, 1998, those categories accounted for $203.3 million, $113.0 million, $22.7 million and $22.9 million, or approximately 56.2%, 31.2%, 6.3% and 6.3% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for Placer Sierra at the end of each of the years indicated, according to type of loan. Placer Sierra has no foreign loans or energy-related loans as of the dates indicated.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
Commercial...........................................  $   22,696  $    8,352  $    2,522  $       --  $       --
Real estate-commercial...............................     112,995     110,078      99,680      91,483      41,494
Real estate-construction.............................      27,082      15,575      17,307      12,612       8,876
Real-estate-mortgage.................................     176,192     214,241     218,219     224,336     294,236
Installment loans to individuals.....................      22,937      24,101      20,487      18,889      15,624
                                                       ----------  ----------  ----------  ----------  ----------
Subtotal.............................................     361,902     372,347     358,215     347,320     360,230
Less: allowance for loan and lease losses............      (3,660)     (3,007)     (2,268)     (2,148)     (2,289)
Unearned fees........................................      (1,363)     (1,373)     (1,539)     (1,596)     (2,434)
                                                       ----------  ----------  ----------  ----------  ----------
Net loans and leases.................................  $  356,879  $  367,967  $  354,408  $  343,576  $  355,507
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                         DECEMBER 31, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $  13,934    $   6,106
After one year but within five years:
Interest rates are floating or adjustable...........................      31,573        6,733
Interest rates are fixed or predetermined...........................       4,087        7,913
After five years:
Interest rates are floating or adjustable...........................      53,977       98,923
Interest rates are fixed or predetermined...........................      32,120       83,599
                                                                      -----------  -----------
  Total.............................................................   $ 135,691    $ 203,274
                                                                      -----------  -----------
                                                                      -----------  -----------

As of December 31, 1998, in management's judgment, a concentration of loans existed in commercial loans and commercial real estate loans. At that date, approximately 37.5% of Placer Sierra's loans were commercial loans or commercial real estate loans, representing 6.3% and 31.2% of total loans, respectively. Additionally, at December 31, 1998, approximately 56.2% of Placer Sierra's loans were real estate and construction loans, many of which are secured by residential mortgages. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Placer Sierra.

NONPERFORMING ASSETS

The following table summarizes nonperforming assets as of the dates indicated:

                                                                                           DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                         1998       1997       1996       1995       1994
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                                          (IN THOUSANDS)
Nonaccrual loans and leases, not restructured........................  $     708  $   1,320  $   1,100  $     203  $   2,729
Accruing loans and leases past due 90 days or more...................         --         --         --         --         --
Restructured loans and leases........................................         --         --         --         --         --
                                                                       ---------  ---------  ---------  ---------  ---------
  Total nonperforming loans and leases ("NPLs")......................        708      1,320      1,100        203      2,729
Other real estate owned ("OREO").....................................         79        308        695         95      1,157
                                                                       ---------  ---------  ---------  ---------  ---------
  Total nonperforming assets ("NPAs")................................  $     787  $   1,628  $   1,795  $     298  $   3,886
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Selected ratios:
  NPLs to total loans and leases.....................................       0.20%      0.35%      0.31%      0.06%      0.76%
  NPAs to total loans and leases and OREO............................       0.22       0.44       0.50       0.09       1.08
  NPAs to total assets...............................................       0.14       0.32       0.38       0.07       0.85

The following table summarizes Placer Sierra's impaired loans for the periods indicated:

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                                                                          1998       1997       1996
                                                                        ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Total impaired loans..................................................  $      --  $     285  $     200
Specific reserves.....................................................         --         26         20
Average impaired loans................................................        176        735        267

In general, Placer Sierra does not recognize any interest income on loans that are classified as non-accrual. For other impaired loans, interest income may be recorded as cash is received, provided that Placer Sierra's recorded investment in such loans is deemed collectible.

At December 31, 1998, Placer Sierra had OREO properties with an aggregate carrying value of $79,000. During 1998, properties with a total carrying value of $548,000 were added to OREO as a result of foreclosures, properties with a total carrying value of $671,000 were sold and properties were written down by approximately $106,000. At December 31, 1997, Placer Sierra had OREO properties with an aggregate carrying value of $308,000. During 1997, properties with a total carrying value of $1.2 million were added to OREO as a result of foreclosure, properties with a total carrying value of $1.4 million were sold and properties were written down by approximately $234,000 during 1997. All of the OREO properties are recorded by Placer Sierra at amounts that are equal to or less than the fair market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

Placer Sierra's allowance for loan losses is maintained at a level estimated to be adequate to provide for losses that can be reasonably anticipated based upon specific conditions, credit loss experience, the amount of past due, non-performing loans and classified loans, recommendations of regulatory authorities, prevailing economic conditions and other factors. The allowance is allocated to segments of the loan portfolio based in part on quantitative analyses of historical credit loss experience, in which criticized and classified loan balances are analyzed. The results of this analysis are applied to current criticized and classified loan balances to allocate the allowance to the respective segments of the loan portfolio. Loans with similar characteristics not usually criticized using regulatory guidelines due to their small balances and numerous accounts are analyzed based on the historical rate of net losses and delinquency trends grouped by the number of days the payments on those loans are delinquent.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                                         (DOLLARS IN THOUSANDS)
Average loans and leases outstanding.................  $  363,311  $  362,726  $  347,827  $  351,761  $  360,376
Gross loans and leases...............................     361,902     372,347     358,215     347,320     360,230
Nonperforming loans and leases.......................         708       1,320       1,100         203       2,729
  Allowance for loan and lease losses:
    Balance at beginning of period...................       3,007       2,268       2,148       2,289       2,643
    Loans charged off during period
      Commercial.....................................          50          32          --          --          --
      Real estate....................................         106         106         365         546         720
      Installment....................................          22         262          35          14          --
                                                       ----------  ----------  ----------  ----------  ----------
        Total........................................         178         400         400         560         720
    Recoveries during period
      Commercial.....................................          --          14          --          66          --
      Real estate....................................          --           4          23          28          11
      Installment....................................          56          21           4           4          --
                                                       ----------  ----------  ----------  ----------  ----------
        Total........................................          56          39          27          98          11
                                                       ----------  ----------  ----------  ----------  ----------
      Net loans charged off during period............         122         361         373         462         709
      Provision for loan and lease losses............         775       1,100         493         321         355
                                                       ----------  ----------  ----------  ----------  ----------
        Balance at end of period.....................  $    3,660  $    3,007  $    2,268  $    2,148  $    2,289
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Selected ratios:
  Net charge-offs to average loans and leases........        0.03%       0.10%       0.11%       0.13%       0.20%
  Provision for loan and lease losses to average
    loans............................................        0.21        0.30        0.14        0.09        0.10
  Allowance at end of period to gross loans and
    leases outstanding at end of period..............        1.01        0.81        0.63        0.62        0.64
  Allowance as percentage of nonperforming loans and
    leases...........................................      516.95      227.80      206.18    1,058.13       83.88

The following table indicates management's allocation of the allowance for each of the following years:

                                                                              DECEMBER 31,
                                           ----------------------------------------------------------------------------------
                                                      1998                        1997                        1996
                                           --------------------------  --------------------------  --------------------------

                                                        PERCENT OF                  PERCENT OF                  PERCENT OF
                                                       LOANS IN EACH               LOANS IN EACH               LOANS IN EACH
                                                        CATEGORY TO                 CATEGORY TO                 CATEGORY TO
                                            AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS
                                           ---------  ---------------  ---------  ---------------  ---------  ---------------
                                                                         (DOLLARS IN THOUSANDS)
Commercial and financial.................  $   1,204           6.3%    $     876           2.2%    $     773           0.7%
Real estate and construction.............      1,025          87.4           983          91.3           817          93.6
Consumer.................................        417           6.3           395           6.5           435           5.7
Unallocated..............................      1,014             -           753             -           243             -
                                           ---------         -----     ---------         -----     ---------         -----
Total....................................  $   3,660         100.0%    $   3,007         100.0%    $   2,268         100.0%
                                           ---------         -----     ---------         -----     ---------         -----
                                           ---------         -----     ---------         -----     ---------         -----

In allocating Placer Sierra's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENTS AND INVESTMENT SECURITIES

Total investments at December 31, 1998 were $174.4 million compared to $105.1 million at December 31, 1997, which increased primarily due to the funds provided by the increase in deposit liabilities during 1998. At December 31, 1998, the investments of Placer Sierra included overnight Federal funds investments of $32.9 million and investment securities of $141.5 million. Placer Sierra maintains a securities portfolio consisting of U. S. Treasury, Government agencies and corporations, state and political subdivisions, asset-backed and other securities. At December 31, 1998, $98.8 million of Placer Sierra's portfolio of investment securities was classified as available for sale while $42.7 million was classified as held to maturity. Placer Sierra does not hold any investment securities in a trading account.

The amortized cost and estimated market value of investment securities at December 31, 1998 and 1997 consisted of the following:

                                                                                  DECEMBER 31, 1998
                                                                   ------------------------------------------------
                                                                                  GROSS        GROSS     ESTIMATED
                                                                   AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                                                                      COST        GAIN         LOSS        VALUE
                                                                   ----------  -----------  -----------  ----------

                                                                                    (IN THOUSANDS)
Available for sale:
U.S. Treasury....................................................  $    8,553   $      79    $      --   $    8,632
U.S. Government Agencies.........................................      27,596          33          (77)      27,552
Mortgage-backed securities.......................................      58,969         530          (47)      59,452
Federal Home Loan Bank stock.....................................       3,209          --           --        3,209
                                                                   ----------  -----------       -----   ----------
  Total available for sale.......................................      98,327         642         (124)      98,845
                                                                   ----------  -----------       -----   ----------
Held to Maturity:
U.S. Treasury....................................................      11,615          58           --       11,673
U.S. Government Agencies.........................................       6,459          25          (26)       6,458
State and municipal securities...................................       9,906         159          (33)      10,032
Mortgage-backed securities.......................................      14,732         186           (1)      14,917
                                                                   ----------  -----------       -----   ----------
  Total held to maturity.........................................      42,712         428          (60)      43,080
                                                                   ----------  -----------       -----   ----------
  Total..........................................................  $  141,039   $   1,070    $    (184)  $  141,925
                                                                   ----------  -----------       -----   ----------
                                                                   ----------  -----------       -----   ----------

                                                                                   DECEMBER 31, 1997
                                                                   --------------------------------------------------
                                                                                   GROSS         GROSS     ESTIMATED

                                                                   AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                      COST         GAIN          LOSS        VALUE
                                                                   ----------  -------------  -----------  ----------
                                                                                     (IN THOUSANDS)
Available for sale:
U.S. Treasury....................................................  $   21,557    $      50     $     (11)  $   21,596
U.S. Government Agencies.........................................       7,255            8            (1)       7,262
Mortgage-backed securities.......................................      44,046          332           (22)      44,356
Mutual fund......................................................       1,024            -            (7)       1,017
Federal Home Loan Bank stock.....................................       3,184            -             -        3,184
                                                                   ----------        -----    -----------  ----------
Total available for sale.........................................      77,066          390           (41)      77,415
                                                                   ----------        -----    -----------  ----------
Held to Maturity:
U.S. Treasury....................................................      13,563           40           (40)      13,563
U.S. Government Agencies.........................................       2,100            5             -        2,105
State and municipal securities...................................       1,603           24             -        1,627
Mortgage-backed securities.......................................       5,902          121            (8)       6,015
                                                                   ----------        -----    -----------  ----------
Total held to maturity...........................................      23,168          190           (48)      23,310
                                                                   ----------        -----    -----------  ----------
Total............................................................  $  100,234    $     580     $     (89)  $  100,725
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------

The following tables show the maturities of investment securities, excluding Federal Home Loan Bank stock that has no stated maturity, at December 31, 1998, and the weighted average yields of such securities:

                                                                            DECEMBER 31, 1998
                                            ---------------------------------------------------------------------------------
                                                                        AFTER ONE YEAR         AFTER FIVE YEARS
                                                                       BUT WITHIN FIVE          BUT WITHIN TEN      AFTER TEN
                                               WITHIN ONE YEAR              YEARS                   YEARS             YEARS
                                            ----------------------  ----------------------  ----------------------  ---------

                                             AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                            ---------     -----     ---------     -----     ---------     -----     ---------
                                                                         (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasuries.........................  $   5,563        6.06%  $   3,069        5.66%  $      --          --%  $      --
  U.S. Government agencies................      1,011        5.91      26,541        5.69          --          --          --
  Mortgage-backed securities..............        787        6.44      50,177        6.23       6,199        6.26       2,289
                                            ---------               ---------               ---------               ---------
  Total available for sale................      7,361        6.08      79,787        6.03       6,199        6.26       2,289
                                            ---------               ---------               ---------               ---------
Held to Maturity:
  U.S. Treasuries.........................     11,515        5.59         100        4.99          --          --          --
  U.S. Government agencies................         --          --       6,459        5.26          --          --          --
  State and municipal bonds...............        168        1.32         393        4.04       4,899        4.31       4,614
  Mortgage-backed securities..............         --          --      10,135        6.45       4,597        6.33          --
                                            ---------               ---------               ---------               ---------
  Total held to maturity..................     11,683        5.53      17,087        5.94       9,496        5.29       4,614
                                            ---------               ---------               ---------               ---------
  Total...................................  $  19,044        5.74%  $  96,874        6.01%  $  15,695        5.67%  $   6,903
                                            ---------               ---------               ---------               ---------
                                            ---------               ---------               ---------               ---------

                                               YIELD
                                               -----
Securities available for sale:
  U.S. Treasuries.........................          --%
  U.S. Government agencies................          --
  Mortgage-backed securities..............        5.78
  Total available for sale................        5.78
Held to Maturity:
  U.S. Treasuries.........................          --
  U.S. Government agencies................          --
  State and municipal bonds...............        4.50
  Mortgage-backed securities..............          --
  Total held to maturity..................        4.50
  Total...................................        4.92%

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $527.6 million at December 31, 1998 compared to $467.9 million at December 31, 1997. The increase in total deposits since December 31, 1997 is attributed to strong growth in Placer Sierra's core deposit base, particularly in noninterest bearing deposits. Noninterest-bearing demand accounts were $77.2 million, or 14.6% of total deposits, at December 31, 1998 compared to $57.5 million, or 12.3% of total deposits, at December 31, 1997. Interest-bearing deposits were $450.4 million, or 85.4% of total deposits, at December 31, 1998 compared to $410.4 million, or 87.7% of total deposits, at December 31, 1997.

The following table shows the distribution of deposit liabilities and the associated cost for each deposit category as of the periods indicated:

                                                                 FOR TWELVE MONTHS ENDED DECEMBER 31,
                                               ------------------------------------------------------------------------
                                                        1998                     1997                     1996
                                               -----------------------  -----------------------  ----------------------

                                                AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE     AVERAGE
                                                BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                               ----------  -----------  ----------  -----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Noninterest-bearing demand...................  $   69,704          --%  $   52,949          --%  $   35,950          --%
Interest-bearing demand......................      48,077        1.17       43,003        1.12       42,380        1.86
Money market.................................      35,925        3.13       29,325        2.85       25,867        1.22
Savings......................................      89,331        2.22       90,033        2.23       94,507        2.40
Time.........................................     255,392        5.31      242,471        5.40      237,204        5.26
                                               ----------               ----------               ----------  ----------
  Total......................................  $  498,429        3.46%  $  457,781        3.58%  $  435,908        3.64%
                                               ----------               ----------               ----------  ----------
                                               ----------               ----------               ----------  ----------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000, or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $  27,467
Due in over three months through six months................................         17,922
Due in over six months through twelve months...............................         13,164
Due in over twelve months..................................................         10,080
                                                                                   -------
    Total..................................................................      $  68,633
                                                                                   -------
                                                                                   -------

Placer Sierra offers certificates of deposit of $100,000 and over at market rates of interest. Many of these certificates are issued to customers, both public and private, who have done business with Placer Sierra for an extended period. Although no assurances can be given, management expects that as these deposits come due, the majority will continue to be renewed at market rates of interest.

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor that ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together. See "Supervision and Regulation--Capital Adequacy Requirements."

Placer Sierra was well capitalized as of June 30, 1999 and at December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of Placer Sierra as of June 30, 1999. See the Notes to Consolidated Financial Statements contained herein for details of the regulatory capital ratios of Placer Sierra as of December 31, 1998.

                                                                                                     WELL
                                                                      CAPITAL ADEQUACY              CAPITALIZED
                                                                    --------------------            -------
                                          ACTUAL CAPITAL                REQUIREMENT                 REQUIREMENT
                                          --------------            --------------------            -------
                                          AMOUNT   RATIO  AMOUNT                RATIO               AMOUNT
                                          -------  -----  -------  -------------------------------  -------
                                                               (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital Ratio...........  $35,504   6.09% $17,490        greater than/equal to 3.0% $29,149
Tier 1 Risk-Based Capital Ratio.........   35,504   9.72%  14,611        greater than/equal to 4.0%  21,916
Total Risk-Based Capital Ratio..........   39,509  10.81%  29,239        greater than/equal to 8.0%  36,549


                                                      RATIO
                                          -----------------------------

Tier 1 Leverage Capital Ratio...........      greater than/equal to 5.0%
Tier 1 Risk-Based Capital Ratio.........      greater than/equal to 6.0%
Total Risk-Based Capital Ratio..........     greater than/equal to 10.0%

LIQUIDITY

Placer Sierra relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 68.6% for the six months ended June 30, 1999, 72.9% in 1998 and 79.2% in 1997. The average liquidity ratio was 36.2% for the six months ended June 30, 1999, 31.5% in 1998 and 24.6% in 1997. At June 30, 1999, Placer Sierra's loan-to-deposit ratio was 69.7% and the liquidity ratio was 34.3%. The average loan-to-deposit ratio was 72.9% for the year ended December 31, 1998 and the average liquidity ratio was 31.5% for the same period. At December 31, 1998, Placer Sierra's loan-to-deposit ratio was 67.6% and the liquidity ratio was 36.8%.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of Placer Sierra, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and borrowing from the Federal Home Loan Bank, could be employed. Placer Sierra has relied primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for its secondary source of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Placer Sierra's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Placer Sierra does not have any market risk sensitive instruments entered into for trading purposes. Placer Sierra manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Placer Sierra guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

The management of market risk is governed by policies reviewed and approved annually by Placer Sierra's Board of Directors. The Board delegates responsibility for market risk management to the Asset and Liability Management Committee (ALCO), which reports to the Board on activities related to the management of market risk. As part of the management of market risk, the ALCO may direct changes in the mix of assets and liabilities. The ALCO also reviews and approves market risk-management programs and market risk limits. Placer Sierra's Chief Financial Officer is responsible for the bank-wide management of market risk. The Chief Financial Officer is responsible for implementing funding and investment strategies designed to manage this risk. On a day-to-day basis, the oversight of market risk management takes place at a centralized level within the Accounting Department of the Finance Division. Placer Sierra's Controller is responsible for measuring risks to ensure compliance with all market risk limits and guidelines incorporated within the policies and procedures established by the ALCO. The Chief Financial Officer reports quarterly to the Board of Directors on the effectiveness of Placer Sierra's activities, exposures, and on compliance with policy limits. In addition, periodic reviews by internal auditors and regulators provide further evaluation of controls over the risk management process.

Placer Sierra engages in asset and liability management activities with the objective of reducing adverse changes in earnings as a result of changes in interest rates. The management of interest rate risk relates to the timing and magnitude of the repricing of assets compared to liabilities and has, as its objective, the control of risks associated with movement in interest rates.

The Asset and Liability Policy approved by the Board requires quarterly analysis of interest rate risk by the ALCO. As part of the management of interest rate risk, the ALCO may direct changes in the composition of the balance sheet and, if it is necessary, to utilize off-balance sheet derivative instruments such as interest rate swaps, floors, and caps. A Board of Directors approved hedging policy statement governs use of these instruments. As of June 30, 1999, Placer Sierra had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of Placer Sierra for the period measured in a declining interest rate environment since Placer Sierra's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since Placer Sierra's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of Placer Sierra's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of

Placer Sierra. There has not been a material change in the interest rate risk profile of Placer Sierra since December 31, 1998.

                                                                                  JUNE 30, 1999
                                                    --------------------------------------------------------------------------
                                                                         AMOUNTS MATURING OR REPRICING IN
                                                    --------------------------------------------------------------------------

                                                    3 MONTHS   OVER 3 MONTHS   OVER 1 YEAR     OVER        NON-
                                                    OR LESS    TO 12 MONTHS    TO 5 YEARS    5 YEARS   SENSITIVE(1)    TOTAL
                                                    --------   -------------   -----------   --------  ------------   --------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...........................  $    --      $     --       $     --     $     --   $    17,073   $ 17,073
Federal funds sold................................    4,477            --             --           --            --      4,477
Investment securities.............................    5,731        16,196        100,662       39,198         2,899    164,686
Loans and leases..................................   71,241        79,820         30,916      197,376            --    379,353
Other assets (2)..................................       --            --             --           --         7,717      7,717
                                                    --------   -------------   -----------   --------  ------------   --------

  Total assets....................................   81,449        96,016        131,578      236,574        27,689    573,306
                                                    --------   -------------   -----------   --------  ------------   --------
                                                    --------   -------------   -----------   --------  ------------   --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits..............       --            --             --           --        82,038     82,038
Interest-bearing demand, money market and
  savings.........................................       --            --             --           --       197,652    197,652
Time certificates of deposit......................   89,493       123,633         42,435        1,439            --    257,000
Other liabilities.................................       --            --             --           --         1,453      1,453
Shareholders' equity..............................       --            --             --           --        35,163     35,163
                                                    --------   -------------   -----------   --------  ------------   --------

  Total liabilities &
    shareholders' equity..........................  $89,493      $123,633       $ 42,435     $  1,439   $   316,306   $573,306
                                                    --------   -------------   -----------   --------  ------------   --------
                                                    --------   -------------   -----------   --------  ------------   --------

Period Gap........................................  $(8,044)     $(27,617)      $ 89,143     $235,135   $  (288,617)
Cumulative interest earning assets................  $81,449      $177,465       $309,043     $545,617
Cumulative interest earning liabilities...........  $89,493      $213,126       $255,561     $257,000
Cumulative Gap....................................  $(8,044)     $(35,661)      $ 53,482     $288,617
Cumulative interest earning assets to cumulative
  interest bearing liabilities....................     0.91          0.83           1.21         2.12
Cumulative gap as a percent of:
  Total assets....................................    (1.40)%       (6.22)%         9.33%       50.34%
  Interest earning assets.........................    (1.47)%       (6.50)%         9.75%       52.62%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $4.0 Million as of June 30, 1999 is included in other assets.

At June 30, 1999, Placer Sierra had $177.5 million in assets and $213.1 million in liabilities repricing within one year. This means that $35.6 million more in interest rate sensitive liabilities than interest rate sensitive assets will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at June 30, 1999 is
 .83 and management tries to maintain this ratio as close to zero as possible while remaining in a range between .80 and 1.20. Interest expense is likely to be affected to a greater extent than interest income for any changes in interest rates within one year from June 30, 1999. If rates were to fall during this period, interest expense would decline by a greater amount than interest income and net income would increase. Conversely, if rates were to rise, the reverse would apply.

Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate Placer Sierra's interest rate sensitivity position. To supplement traditional gap analysis, Placer Sierra performs simulation modeling to estimate the potential effects of changing interest rates. The process allows Placer Sierra to explore the complex relationships within the gap over time and various interest rate environments. This analysis calculates the difference between a net interest income forecast over a 12-month period using a flat interest rate scenario and net interest income forecast using a rising (or falling) rate scenario, where the federal funds rate, serving as a "driver," is made to rise (or fall) evenly by 200 basis points over the 12-month forecast interval triggering a response in the other rates. Placer Sierra's policy requires that such simulated changes in net interest income should always be less than 40 percent or steps must be taken to reduce interest rate risk. The following table summarizes the simulated change in net interest income, based on the 12-month period ending June 30, 2000:

                                                         ESTIMATED INCREASE (DECREASE) IN NET
                                                                    INTEREST INCOME
                                                        ---------------------------------------
                                                         ESTIMATED    AMOUNT OF    PERCENTAGE
CHANGE IN INTEREST RATES (BASIS POINTS)                   AMOUNT       CHANGE        CHANGE
------------------------------------------------------  -----------  -----------  -------------
                                                                 (DOLLARS IN MILLIONS)
-200..................................................   $    21.7    $     2.0          10.1%
Flat..................................................  $     19.7           --            --
+ 200.................................................  $     18.5   $     (1.2 )        (6.1  )%

The preceding sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including the yield curve shape, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, Placer Sierra cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

Management has taken several steps to reduce the negative gap of Placer Sierra by shortening the maturities in its investment portfolio and originating more variable rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

The following table sets forth the distribution of the expected maturities of Placer Sierra's interest-earning assets and interest-bearing liabilities as well as the fair value of these instruments as of June 30, 1999. Expected maturities are based on contractual payments without effect being given for the estimated effect of prepayments. Savings accounts and interest-bearing transaction account, that have no stated maturity, are included in the one year or less maturity category. There has not been a material change in the expected maturities of Placer Sierra's interest-earning assets and interest-bearing liabilities or related fair values since December 31, 1998.

                                                                         JUNE 30, 1999
                                      ------------------------------------------------------------------------------------
                                                                       EXPECTED MATURITY
                                      ------------------------------------------------------------------------------------
                                          1999           2000          2001          2002          2003       THEREAFTER
                                      -------------  ------------  ------------  ------------  ------------  -------------
                                                                     (DOLLARS IN THOUSANDS)
Investment Securities...............  $      10,532  $     17,046  $     18,292  $     19,414  $     16,723  $      79,780
  Weighted average rate.............           6.38          5.53          5.81          5.68          5.94           5.88
Fixed Rate Loans....................  $       2,973  $      2,908  $      2,347  $      3,887  $      3,661  $     151,684
  Weighted average rate.............           8.42          7.71          8.17          8.83          8.66           7.97
Variable Rate Loans.................  $       5,416  $     11,503  $      2,105  $      2,499  $      5,468  $     184,902
  Weighted average rate.............           7.32          7.26          7.27          7.30          7.32           7.89
                                      -------------  ------------  ------------  ------------  ------------  -------------
Total interest earning assets.......  $      18,921  $     31,457  $     22,744  $     25,800  $     25,852  $     416,366
                                      -------------  ------------  ------------  ------------  ------------  -------------
                                      -------------  ------------  ------------  ------------  ------------  -------------
Interest bearing demand, money
  market and savings................  $     197,652  $          -  $          -  $          -  $          -  $           -
  Weighted average rate.............           2.22          0.00          0.00          0.00          0.00           0.00
Time deposits.......................  $     158,786  $     72,651  $     10,688  $      8,623  $      3,900  $       2,352
  Weighted average rate.............           4.69          4.92          5.25          5.73          5.38           4.84
                                      -------------  ------------  ------------  ------------  ------------  -------------
Total interest-bearing
  liabilities.......................  $     356,438  $     72,651  $     10,688  $      8,623  $      3,900  $       2,352
                                      -------------  ------------  ------------  ------------  ------------  -------------
                                      -------------  ------------  ------------  ------------  ------------  -------------


                                          TOTAL       FAIR VALUE
                                      -------------  -------------

Investment Securities...............  $     161,787  $     158,732
  Weighted average rate.............           5.85
Fixed Rate Loans....................  $     167,460  $     166,287
  Weighted average rate.............           8.01
Variable Rate Loans.................  $     211,893  $     211,843
  Weighted average rate.............           7.81
                                      -------------  -------------
Total interest earning assets.......  $     541,140  $     536,912
                                      -------------  -------------
                                      -------------  -------------
Interest bearing demand, money
  market and savings................  $     197,652  $     205,764
  Weighted average rate.............           2.22
Time deposits.......................  $     257,000  $     259,705
  Weighted average rate.............           4.83
                                      -------------  -------------
Total interest-bearing
  liabilities.......................  $     454,652  $     465,469
                                      -------------  -------------
                                      -------------  -------------

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years ending in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The potential impact of the Year 2000 compliance issue on the financial services industry could be material, as virtually every aspect of the industry and processing of transactions will be affected. Due to the size of the task facing the financial services industry and the interdependent nature of its transactions, Placer Sierra may be adversely affected by this problem, depending on whether it and the entities with which it does business address this issue successfully. The impact of Year 2000 issues on Placer Sierra will then depend not only on corrective actions that Placer Sierra takes, but also on the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, Placer Sierra, or whose financial condition or operational capability is important to Placer Sierra.

The Year 2000 issue may adversely affect Placer Sierra's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as microprocessors that control Placer Sierra's security systems and telecommunication equipment. Because Placer Sierra's day-to-day operations are heavily dependent on its ability to communicate information amongst its locations, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on Placer Sierra.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect Placer Sierra's operations, liquidity, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, Placer Sierra is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Placer Sierra's operations, liquidity, or financial condition.

Placer Sierra had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by June 30, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to Placer Sierra by third-party vendors. Additionally, all commercial and industrial borrowers were contacted with assessments made as to the potential impact of Year 2000 readiness by the borrower. Based upon Placer Sierra's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on Placer Sierra's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on Placer Sierra. Placer Sierra does not intend to obtain insurance against any Year 2000 risks.

Placer Sierra's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue and Placer Sierra estimates its total costs over the period from January 1, 1998 through December 31, 1999 will be approximately $1.4 million. Approximately $1.1 million of these costs were expended through the first six months of 1999. None of those costs, however, are expected to materially affect Placer Sierra's results of operations in any one reporting period. In addition, a significant portion of those costs are not expected to be incremental to Placer Sierra but instead will constitute a reassignment of existing internal systems technology resources. In light of the complexity of the Year 2000 problem and its potential effect on both Placer Sierra and third parties that interact with Placer Sierra, however, there can be no assurance that Placer Sierra's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures Placer Sierra undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from Placer Sierra or whose financial condition or operational capability is important to Placer Sierra such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

Placer Sierra is also preparing contingency plans to try to minimize the harm to Placer Sierra in the event that Placer Sierra or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, Placer Sierra will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by Placer Sierra to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on Placer Sierra and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by Placer Sierra and the contingency plans that have been developed include the following:

OCCURRENCE                                     POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                Placer Sierra is currently analyzing the
                                               option of the installation of generators at
                                               key locations to ensure uninterrupted power
                                               in order to provide critical customer
                                               services.
Telecommunications is unavailable              Placer Sierra is preparing contingency plans
                                               to run the branches without connection to
                                               Placer Sierra's systems including ground
                                               transportation to move work and information
                                               between locations
Substantial withdrawal of deposits by          Placer Sierra is putting various contingency
customers                                      funding mechanisms in place including federal
                                               funds lines, shortening the maturity of
                                               securities, FHLB advances and the use of the
                                               Federal Reserve discount window
Substantial increased cash needs by customers  Placer Sierra is analyzing customer deposit history to estimate additional customer cash
                                               needs, if any.
Miscellaneous occurrences which require        Placer Sierra is ensuring that key personnel
additional personnel to remedy.                are available before and after January 1,
                                               2000.

Although Placer Sierra believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Placer Sierra's other Year 2000 remedial and contingency plans will fully protect Placer Sierra from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that Placer Sierra's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of Placer Sierra, vendors of Placer Sierra or customers of Placer Sierra are disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on Placer Sierra.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as Placer Sierra, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions that could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which Placer Sierra expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of Placer Sierra, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and Placer Sierra undertakes no obligation to update any forward-looking statements to reflect the occurrence of unanticipated events.

Placer Sierra's disclosures and announcements herein concerning its Year 2000 planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of Placer Sierra's assets and liabilities are monetary items held by Placer Sierra, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on Placer Sierra that was felt in many other industries. The small fixed asset investment of Placer Sierra minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of Placer Sierra, making collection more difficult for Placer Sierra. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

                      DESCRIPTION OF CALIFORNIA FINANCIAL

BUSINESS

California Financial is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with headquarters located at 10101 Slater Avenue, Fountain Valley, California. California Financial was incorporated on September 11, 1997, under the laws of the state of California. It is the bank holding company of Security First, Orange, CalWest and Business Bank. As of June 30, 1999, Security First had assets of $50.7 million; Orange had assets of $94.8 million; CalWest had assets of $62.4 million; and Business Bank had assets of $13.3 million.

LENDING AND DEPOSIT TAKING ACTIVITIES

PORTFOLIO COMPOSITION. As of December 31, 1998, California Financial had total loans of $99.5 million, the total of California Financial's installment and credit card loans outstanding was $14.0 million, the total of commercial loans outstanding was $37.9 million and the total of real estate loans outstanding was $47.5 million, representing 14%, 38% and 48%, respectively, of California Financial's loan portfolio. As of June 30, 1999, total loans were $116.7 million, the total of installment and credit card loans outstanding was $16.5 million, the total of commercial loans outstanding was $41.3 million and the total of real estate loans outstanding was $58.9 million, representing 14%, 35% and 51%, respectively, of California Financial's loan portfolio. California Financial accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

DEPOSIT ACTIVITIES. California Financial's deposits are attracted from individual and commercial customers. A material portion of California Financial's deposits has not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of California Financial, nor is a material portion of California Financial's loans concentrated within a single industry or group of related industries. As of December 31, 1998, California Financial had total deposits of $192.6 million. As of June 30, 1999 total deposits were $182.7 million.

EMPLOYEES

As of June 30, 1999, California Financial employed 91 persons on a full-time basis.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS.  The following table sets forth
certain information, as of               , 1999, with respect to those persons
who are directors and executive officers of California Financial:

                                                                             POSITIONS HELD WITH                  DIRECTOR
NAME                                                  AGE                    CALIFORNIA FINANCIAL                   SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
Ronald W. Bachli................................          58   Director                                                1999
Richard W. Decker, Jr...........................          55   Chairman and Director                                   1997
Robert J. Kushner...............................          49   Director                                                1999
J. Thomas Byron.................................          52   Secretary and Director                                  1997
Clifford R. Ronnenberg..........................          62   Director                                                1997
Harvey Ferguson.................................          62   President, Chief Executive Officer and Director         1999
David E. Hooston................................          43   Chief Financial Officer

David E. Hooston is the acting Chief Financial Officer. From 1998 through May of 1999 Mr. Hooston served as President, Chief Operating Officer and Director of California Financial. Mr. Hooston also served as a member of the Boards of Directors of Orange, Security First, CalWest and Business Bank. Prior to that, he was the Chief Operating Officer of Security First from 1995 to 1998 and from 1991 to 1995 he was a financial consultant. Mr. Hooston received his B.A. degree in Business Economics from the University of California, Santa Barbara in 1979 and is a member of the American Institute of Certified Public Accountants and the California State Society of Certified Public Accountants.

For other biographical information, see "Description of California Community--Management-- Information on Directors and Executive Officers" and "Description of Security First--Management-- Information on Directors and Executive Officers."

                            SELECTED FINANCIAL DATA
                              CALIFORNIA FINANCIAL
                                  (UNAUDITED)

The selected historical financial data as of and for the year ended December 31, 1998 are derived from California Financial's consolidated financial statements, which have been audited by independent public accountants. The selected historical financial data as of and for the six months ended June 30, 1999 have not been audited but, in the opinion of California Financial's management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of California Financial as of such dates and for such period. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1999, or for any future period.

                                                                         AS OF AND FOR     AS OF AND FOR THE
                                                                            THE SIX              YEAR
                                                                          MONTHS ENDED           ENDED
                                                                         JUNE 30, 1999     DECEMBER 31, 1998
                                                                        ----------------   -----------------
                                                                               (DOLLARS IN THOUSANDS,
                                                                             EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses........    $      5,314       $      2,510
Provision for loan and lease loss.....................................             151                340
                                                                        ----------------   -----------------
Net interest income after provision for loan and lease losses.........           5,163              2,170
Noninterest income....................................................             866                736
Noninterest expense...................................................           6,768              5,643
                                                                        ----------------   -----------------
Loss before income tax................................................            (739)            (2,737)
Income tax provison...................................................               4                 15
Minority interests in loss of subsidiaries............................            (142)              (103)
                                                                        ----------------   -----------------
Net (loss)............................................................    $       (601)      $     (2,649)
                                                                        ----------------   -----------------
                                                                        ----------------   -----------------
PER SHARE DATA:
Weighted average shares outstanding
  Basic...............................................................       3,758,100            751,920
  Diluted.............................................................       3,758,100            751,920
Net loss per share
  Basic...............................................................    $      (0.16)      $      (3.52)
  Diluted.............................................................    $      (0.16)      $      (3.52)
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets..........................................................         222,931            237,594
Loans and leases, net.................................................         114,295             97,289
Other real estate owned...............................................             269                372
Goodwill and other intangibles........................................          17,197             17,771
Deposits..............................................................         182,662            192,563
Shareholders' equity..................................................          34,025             34,742
Average assets........................................................         222,650             54,136
Average earning assets................................................         190,574             49,138
Average common equity.................................................          31,042              6,436
PER SHARE DATA:
Common shares outstanding.............................................       3,758,100          3,758,100
Diluted common shares outstanding.....................................       3,758,100          3,758,100
Book value per share..................................................    $       9.05       $       9.24
Diluted book value per share..........................................    $       9.05       $       9.24
Tangible book value per share.........................................    $       4.40       $       4.52
Diluted tangible book value per share.................................    $       4.40       $       4.52
SELECTED PERFORMANCE RATIOS
Return on average assets..............................................           (0.50)%            (4.89)%
Return on average common equity.......................................           (3.90)%           (41.16)%
Net yield on interest earning assets..................................            5.62%              5.11%
Efficiency ratio......................................................          100.16%            181.33%
Net interest income before provision for loan and lease losses to
  average assets......................................................            4.81%              4.64%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO.........            0.33%              2.23%
Nonperforming assets to total assets..................................            0.17%              0.94%
Allowance for loan and lease losses to gross loans and leases.........            1.77%              2.00%
Allowance for loan and lease losses to nonperforming loans and
  leases..............................................................        1,783.62%            106.95%
Net charge-offs to average loans and leases...........................            0.13%              2.04%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.................................................           10.88%              9.45%
Tier 1 Risk-Weighted Ratio............................................           15.22%             13.73%
Total Risk Weighted Ratio.............................................           16.47%             14.98%
Average common equity to average assets...............................           13.94%             11.89%

          CALIFORNIA FINANCIAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

This information should be read in conjunction with the audited consolidated financial statements and the notes thereto of California Financial included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. California Financial's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets California Financial serves, as well as the other risks detailed in this section and in "Risk Factors" above.

The consolidated financial statements of California Financial include the accounts of California Financial Bancorp and its wholly owned and majority-owned subsidiaries and the results of their operations since their respective acquisition dates as follows:

               Security First, 52% owned since November 14, 1997
               Business Bank, 65% owned since November 3, 1998
               CalWest, 100% owned since November 25, 1998
               Orange, 100% owned since December 31, 1998

All significant intercompany accounts and transactions have been eliminated in consolidation.

Contained within this document are various measures of financial performance that have been calculated excluding the amortization of intangibles. These measures are identified as "excluding goodwill amortization" and have been provided to assist the reader in evaluating the core performance of California Financial. This presentation is not defined by Generally Accepted Accounting Principles ("GAAP"), but management believes it to be beneficial to gaining an understanding of California Financial's financial performance.

FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

OVERVIEW

California Financial had a net loss of $601,000 for the six months ended June 30, 1999 compared to a net loss of $418,000 for the six months ended June 30, 1998. Basic and diluted net loss per share for the six months ended June 30, 1999 was $0.16 per share compared to a net loss of $0.91 per share for the six months ended June 30, 1998. California Financial's annualized return on average assets was (0.5)% and its annualized return on average common equity was (3.9)% for the six months ended June 30, 1999, as compared to (2.0)% and (22.6)%, respectively, for the six months ended June 30, 1998. Annualized return on average assets excluding goodwill amortization was (0.02)% and annualized return on average common equity excluding goodwill amortization was (0.18)% for the six months ended June 30, 1999, as compared to (1.8)% and (20.6)%, respectively, for the six months ended June 30, 1998.

RESULTS OF OPERATIONS

California Financial's results of operations depend primarily on California Financial's net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. California Financial's interest-earning assets consist primarily of loans, mortgage-backed securities and investment securities, while its interest-bearing liabilities are deposits and borrowings. California Financial's results of operations are also affected by California Financial's provisions for loan losses, resulting from management's assessment of the adequacy of the California Financial's allowance for loan losses, the level of its other income and the level of its other expenses, such as compensation and employee benefits, occupancy costs, expenses associated with the administration of problem assets, and income taxes.

Compared to the prior year results, the decrease in California Financial's pre-tax losses before amortization of intangible assets for the six months ended June 30, 1999 stems primarily from a combination of increased net interest income of approximately $4.3 million and noninterest income of approximately $407,000, partially offset by an increase in loan loss provision of $115,000 and increased noninterest expense of approximately $5.1 million. The improvement in 1999 operating earnings is primarily attributable to the acquisitions completed in 1998.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income was approximately $5.3 million for the six months ended June 30, 1999, an increase of $4.3 million, or 405.1%, over the $1.0 million for the same period in 1998. An increase in interest income to $7.1 million for the six months ended June 30, 1999 from $1.7 million for the same period in 1998, partially offset by increased interest expense of $1.8 million for the six months ended June 30, 1999 from $603,000 for the same period in 1998 contributed to this earnings improvement. The increase in net interest income in 1999 is primarily attributable to increased earning assets and interest-bearing liabilities resulting from the acquisitions completed in 1998.

Loans and leases, the largest component of earning assets, increased 348.6% to an average balance of $104.3 million for the six months ended June 30, 1999 from $23.3 million for the six months ended June 30, 1998, with an average yield of 10.0% and 9.9%, respectively. The increase in the volume of loans and leases was primarily attributable to the loans acquired in the acquisitions completed in 1998. The average balance of investments in securities and Federal funds sold increased 925.9% to an average of $71.7 million for the six months ended June 30, 1999 from an average of $7.0 million for the six months ended June 30, 1998, with an average yield of 4.5% and 5.2%, respectively. The yield on earning assets was 7.5% for the six months ended June 30, 1999 compared to 8.3% for the same period in 1998. The decrease in the yield on earning assets is primarily due to the decline in yield on investment securities and Federal funds combined with a shift in the mix of earning assets where average loans comprised approximately 54.7% of average earning assets for the six months ended June 30, 1999 compared to 57.6% for the same period in 1998.

Average interest-bearing liabilities increased 269.9% to $104.5 million for the six months ended June 30, 1999 from $28.3 million for the same period in 1998 primarily as a result of deposit liabilities acquired in the acquisitions completed in 1998. The cost of these funds decreased to 3.4% for the six months ended June 30, 1999 compared to 4.3% for the same period in 1998. Average interest-bearing deposits increased 270.5% to $104.4 million for the six months ended June 30, 1999 from $28.2 million for the same period in 1998. The average rate paid on these deposits decreased to 3.4% during the six months ended June 30, 1999 compared to 4.3% during the same period in 1998. The decrease in the cost of deposits is attributable to a decrease in rates paid on certificates of deposit that decreased to 4.8% for the six months ended June 30, 1999 compared to 5.4% for the same period in 1998, and a decrease in rates paid on interest bearing transaction accounts and savings accounts that in the aggregate was 2.2% for the six months ended June 30, 1999 compared to 2.7% for the same period in 1998. The decrease in the cost of deposits also reflects a change in the mix of deposit liabilities, where average certificates of deposit comprised approximately 46.1% of average interest-bearing deposits for the six months ended June 30, 1999 compared to 60.7% for the same period in 1998.

As a result of the foregoing factors, the average net yield on earning assets increased to 5.6% for the six months ended June 30, 1999 compared to 5.3% for the same period in 1998.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                      SIX MONTHS ENDED
                                                          -------------------------------------------------------------------------
                                                                     JUNE 30, 1999                         JUNE 30, 1998
                                                          ------------------------------------  -----------------------------------

                                                                       INTEREST      AVERAGE                INTEREST      AVERAGE
                                                           AVERAGE     INCOME OR    YIELD OR     AVERAGE    INCOME OR    YIELD OR
                                                           BALANCE      EXPENSE       COST       BALANCE     EXPENSE       COST
                                                          ----------  -----------  -----------  ---------  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)....................................  $  104,331   $   5,166         9.99%  $  23,257   $   1,140         9.88%
Investment securities (2)...............................      31,067         796         5.17       3,718         114         6.18
Federal funds sold......................................      40,682         793         3.93       3,276          65         4.00
Other earning assets....................................      14,494         328         4.56      10,148         336         6.68
                                                          ----------  -----------               ---------  -----------
      Total interest-earning assets.....................     190,574       7,083         7.49      40,399       1,655         8.26
Non-earning assets:
Cash and demand deposits with banks.....................      15,835                                2,360
Other assets............................................      16,241                                  (37)
                                                          ----------                            ---------
      Total assets......................................     222,650                               42,722
                                                          ----------                            ---------
                                                          ----------                            ---------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand...............................      14,818          91         1.24       3,185          21         1.34
  Money market..........................................      32,754         432         2.66       7,238         117         3.26
  Savings...............................................       8,699          96         2.23         639           8         2.52
  Time..................................................      48,129       1,150         4.82      17,118         455         5.36
                                                          ----------  -----------               ---------  -----------
      Total interest-bearing deposits...................     104,400       1,769         3.42      28,180         601         4.30
Short-term borrowing....................................         142          --           --          82           2         4.92
                                                          ----------  -----------               ---------  -----------
      Total interest-bearing liabilities................     104,542       1,769         3.41      28,262         603         4.30
Noninterest-bearing liabilities:
  Demand deposits.......................................      82,378                               10,451
  Other liabilities.....................................       4,688                                  286
                                                          ----------                            ---------
      Total liabilities.................................     191,608                               38,999
Shareholders' equity....................................      31,042                                3,723
                                                          ----------                            ---------
Total liabilities and shareholders' equity..............  $  222,650                            $  42,722
                                                          ----------  -----------               ---------  -----------
                                                          ----------                            ---------
Net interest income.....................................               $   5,314                            $   1,052
                                                                      -----------                          -----------
                                                                      -----------                          -----------
Net yield on interest-earning assets....................                                 5.62%                                5.25%

------------------------

(1) Loan fees of $275,000 and $24,000 are included in the computations for 1999 and 1998, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                         SIX MONTHS ENDED JUNE 30,
                                                                                           1999 COMPARED TO 1998
                                                                                 ------------------------------------------
                                                                                    NET
                                                                                  CHANGE      RATE      VOLUME       MIX
                                                                                 ---------  ---------  ---------  ---------

                                                                                               (IN THOUSANDS)
Interest Income:
Loans and leases...............................................................  $   4,026  $      12  $   3,974  $      40
Investment securities..........................................................        681        (19)       838       (138)
Federal funds sold.............................................................        728         (1)       738         (9)
Other earning assets...........................................................         (7)      (106)       144        (45)
                                                                                 ---------        ---  ---------        ---
  Total interest income........................................................      5,428       (114)     5,694       (152)
Interest Expense:
Interest-bearing demand........................................................         70         (2)        77         (5)
Money market...................................................................        315        (22)       412        (75)
Savings........................................................................         88         (1)       101        (12)
Time...........................................................................        695        (46)       824        (83)
Short-term borrowings..........................................................         (2)        (2)         2         (2)
                                                                                 ---------        ---  ---------        ---
  Total interest expense.......................................................      1,166        (73)     1,416       (177)
                                                                                 ---------        ---  ---------        ---
Net interest income............................................................  $   4,262  ($     41) $   4,278  $      25
                                                                                 ---------        ---  ---------        ---
                                                                                 ---------        ---  ---------        ---

PROVISION FOR LOAN AND LEASE LOSSES

During the six months ended June 30, 1999, a total of $151,000 was charged against operations and added to the allowance for loan and lease losses, as compared to $36,000 for the same period in 1998. The increased provision is primarily attributable to the increase in the loan portfolio due to the acquisitions completed in 1998. See "--Financial Condition," below.

NONINTEREST INCOME

Noninterest income for the six months ended June 30, 1999 was $866,000 compared to $459,000 for the same period in 1998. The increase in noninterest income is primarily attributable to an increase in service charges and other fees associated with the operations acquired in 1998. Income from service charges on deposit accounts increased $310,000, or 738.1%, to $352,000 for the six months ended June 30, 1999 compared to $42,000 for the same period in 1998. Other noninterest income increased $97,000, or 23.3%, to $514,000 for the six months ended June 30, 1999 compared to $417,000 for the same period in 1998. Both of these increases in income are primarily attributable to the operations acquired in 1998.

The following table presents for the periods indicated the major categories of noninterest income:

                                                                                 SIX MONTHS
                                                                               ENDED JUNE 30,
                                                                            --------------------
                                                                              1999       1998
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Service charges and fees..................................................  $     352  $      42
Referral fees.............................................................        104         --
Gain on sale of SBA loans.................................................        211         --
Net other real estate owned income (expense)..............................         (4)        19
Other income..............................................................        203        398
                                                                            ---------  ---------
    Total.................................................................  $     866  $     459
                                                                            ---------  ---------
                                                                            ---------  ---------

NONINTEREST EXPENSES

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of California Financial. Also included are the costs associated with problem assets, which include nonperforming and restructured loans.

Noninterest expense for the six months ended June 30, 1999 was $6.8 million, an increase of $5.1 million, or 302.1%, from $1.7 million for the same period in 1998. Salaries and employee benefits increased $2.1 million, or 305.8%, to $2.8 million for the six months ended June 30, 1999 from $701,000 for the same period in 1998, which increase is attributable to the additional personnel and associated staffing expense resulting from the acquisitions completed in 1998. Occupancy and equipment expense increased $651,000, or 380.7%, to $822,000 for the six months ended June 30, 1999 from $171,000 for the six months ended June 30, 1998 and represents the additional cost associated with operating the facilities acquired in the acquisitions completed in 1998. Other noninterest expenses increased $2.3 million, or 282.4%, to $3.1 million for the six months ended June 30, 1999 from $811,000 for the six months ended June 30, 1998, primarily attributable to the acquisitions completed in 1998. Also included in noninterest expense for the six months ended June 30, 1999 is amortization of goodwill and other intangibles of $574,000 compared to $38,000 for the same period last year, the increase primarily attributable to an increase in the amount of intangible assets being amortized resulting from the acquisitions completed in 1998. California Financial's efficiency ratio (defined as noninterest expense, before the amortization of goodwill, to total revenue before income or losses related to other real estate owned less interest expense) was 100.16% for the six months ended June 30, 1999, a decrease of 10.09% from 110.25% for the comparable period of 1998.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                                  SIX MONTHS
                                                                                ENDED JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Salaries and employee benefits.............................................  $   2,845  $     701
Occupancy and equipment....................................................        822        171
Professional fees..........................................................        765        446
Data and item processing...................................................        565         66
Communications.............................................................        325         57
Business development and promotions........................................        167         25
Year 2000..................................................................        129         --
Amortization of intangibles................................................        574         38
Other......................................................................        576        179
                                                                             ---------  ---------
  Total....................................................................  $   6,768  $   1,683
                                                                             ---------  ---------
                                                                             ---------  ---------

PROVISION FOR INCOME TAXES

For the six months ended June 30, 1999, a provision for income taxes of $4,000 was made compared to a $1,000 provision made for the same period in 1998, in each case representing the minimum state franchise taxes for California Financial and its subsidiaries.

FINANCIAL CONDITION

Total assets of California Financial at June 30, 1999 were $222.9 million compared to total assets of $237.6 million at December 31, 1998 and $50.0 million at June 30, 1998. Total earning assets of California Financial at June 30, 1999 were $181.1 million compared to total earning assets of $196.1 million at December 31, 1998 and $39.3 million at June 30, 1998. The increases in total assets and in earning assets since June 30, 1998 are substantially attributable to the acquisitions completed in 1998.

LOANS AND LEASES

Total gross loans and leases at June 30, 1999 were $116.7 million compared to $99.5 million at December 31, 1998 and $24.1 million at June 30, 1998. At June 30, 1999, the four largest lending categories were: (i) real estate loans, (ii) commercial loans, (iii) loans to individuals and (iv) SBA loans. At June 30, 1999, those categories accounted for $58.9 million, $36.4 million, $16.5 million and $4.9 million, or approximately 50.5%, 31.2%, 14.1% and 4.2% of total gross loans and leases, respectively.

The following table sets forth the amount of loans and leases outstanding for California Financial as of the dates indicated, according to type of loan. California Financial has no foreign loans or energy-related loans.

                                                                               JUNE 30,
                                                                         ---------------------
                                                                            1999       1998
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
Real estate loans......................................................  $   58,893  $   9,438
Commercial.............................................................      36,386      8,152
Consumer loans.........................................................      16,466      5,683
SBA loans..............................................................       4,920        836
Other loans............................................................          38         28
                                                                         ----------  ---------
Subtotal...............................................................     116,703     24,137
Less: allowance for loan and lease losses..............................      (2,069)      (968)
Deferred loan fees.....................................................        (339)       (52)
                                                                         ----------  ---------
Net loans and leases...................................................  $  114,295  $  23,117
                                                                         ----------  ---------
                                                                         ----------  ---------

The following table shows the amounts of certain categories of loans outstanding as of June 30, 1999, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. Residential mortgage loans held for sale are reported as due after five years.

                                                                           JUNE 30, 1999
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $  17,654    $   9,252
After one year but within five years:
Interest rates are floating or adjustable...........................       6,865        8,061
Interest rates are fixed or predetermined...........................       8,415       11,271
After five years:
Interest rates are floating or adjustable...........................         932        9,515
Interest rates are fixed or predetermined...........................       2,520       20,794
                                                                      -----------  -----------
  Total.............................................................   $  36,386    $  58,893
                                                                      -----------  -----------
                                                                      -----------  -----------

As of June 30, 1999, in management's judgment, a concentration of loans existed in commercial loans and real estate loans. At that date, approximately 81.7% of California Financial's loans were real estate or commercial loans, primarily in southern California, representing 50.5% and 31.2% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility of real estate related loans a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of California Financial.

NONPERFORMING ASSETS

The following table summarizes nonperforming assets as of June 30, 1999 and June 30, 1998.

                                                                                    JUNE 30,
                                                                              --------------------
                                                                                1999       1998
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Nonaccrual loans and leases, not restructured...............................  $     116  $     579
Accruing loans and leases past due 90 days or more..........................         --         --
Restructured loans and leases...............................................         --        149
                                                                              ---------  ---------
    Total nonperforming loans and leases ("NPLs")...........................        116        728
Other real estate owned ("OREO")............................................        269        395
                                                                              ---------  ---------
    Total nonperforming assets ("NPAs").....................................  $     385  $   1,123
                                                                              ---------  ---------
                                                                              ---------  ---------
Selected ratios:
  NPLs to total loans and leases............................................       0.10%      3.02%
  NPAs to total loans and leases and OREO...................................       0.33       4.58
  NPAs to total assets......................................................       0.17       2.25

California Financial's current policy is to stop accruing interest on loans which are past due as to principal or interest 90 days or more, except in circumstances where the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual, previously accrued and unpaid interest is generally reversed out of income.

California Financial would have recorded additional interest income of approximately $23,000 for the six months ended June 30, 1999 on nonperforming loans if such loans had been current in accordance with their original terms. Interest income recorded on nonperforming loans for the six months ended June 30, 1999 was approximately $8,000.

Loans aggregating $123,000 at June 30, 1999 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. California Financial's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $18,000 at June 30, 1999. The average balance of impaired loans during the six months ended June 30, 1999 was $123,000.

As of the end of the most recent period, management was not aware of any loans that had not been placed on nonaccrual status as to which there were serious doubts as to the ability of the respective borrowers to comply with present loan repayment terms.

At June 30, 1999, California Financial had OREO properties with an aggregate carrying value of $269,000. During the six months ended June 30, 1999, properties with a total carrying value of $103,000 were sold. All of the OREO properties are recorded by California Financial at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

California Financial's policy requires that a loan be performing for six consecutive months in order for a restructured loan to be restored to fully performing status. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for California Financial to make further concessions or to transfer the loan to nonaccrual status or OREO. Restructured loans as to which the payment of interest or principal is 90 days or more overdue are reported as nonaccrual loans. At June 30, 1999, none of California Financial's nonaccrual loans had previously been restructured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan and lease losses represents the amounts which have been set aside for the specific purpose of absorbing losses which may occur in California Financial's loan and lease portfolio. The provision for loan and lease losses is an expense charged against operating income and added to the allowance for loan and lease losses.

In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, known problem loans, evaluations made by regulatory agencies and California Financial's outside loan reviewers, assessment of economic conditions and other appropriate data to identify the risks in the portfolio. In determining the amount of the allowance, a specific allowance amount is assigned to those loans with identified special risks, and the remaining loan portfolio is reviewed by category and assigned an allowance percentage for inherent losses. The allocation process does not necessarily measure anticipated future credit losses; rather, it reflects management's assessment at a certain date of perceived credit risk exposure and the impact of current and anticipated economic conditions, which may or may not result in future credit losses. While management believes the allowance to be adequate, it should be noted that it is based on estimates, and ultimate losses may vary from such estimates if future conditions differ materially from the assumptions used in making the evaluation.California Financial's lending is concentrated in Southern California, which has in the recent past experienced adverse economic conditions, including declining real estate values. Those factors have in the past adversely affected borrowers' ability to repay loans. Although management believes the level of the allowance as of June 30, 1999 is adequate to absorb losses inherent in the loan portfolio, a decline in the local economy may result in increasing losses that cannot reasonably be predicted at this date. The possibility of increased costs of collection, nonaccrual of interest on those loans that are or may be placed on nonaccrual, and further charge-offs could have an adverse impact on California Financial's financial condition in the future.

The Federal Reserve, the Department of Financial Institutions and the Office of the Comptroller of the Currency, as an integral part of their respective supervisory functions, periodically review California Financial's allowance for loan and lease losses. Such regulatory agencies may require California Financial to increase its provision for loan and lease losses or to recognize further loan charge-offs, based upon judgments different from those of management.

In December 1993, the federal banking agencies issued an inter-agency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (i) assets classified loss; (ii) 50% of assets classified doubtful; (iii) 15% of assets classified substandard; and (iv) estimated credit losses on other assets over the upcoming 12 months. At June 30, 1999, California Financial's allowance constituted over 117% of the benchmark amount suggested by the federal banking agencies' policy statement.

California Financial's allowance for loan and lease losses was $2.1 million at June 30, 1999 compared to $1.0 million at June 30, 1998. During the six months ended June 30, 1999, the provision for loan and lease losses was $151,000, or
 .29% (annualized) to average loans at June 30, 1999, loan and lease charge-offs were $98,000 and recoveries were $30,000, which compares to a provision for loan and lease losses of $36,000, or .31% (annualized) to average loans at June 30, 1998, loan and lease charge-offs of $137,000 and recoveries of $56,000 during the same period in 1998. California Financial's allowance for loan and lease losses represented 1.77% of gross loans at June 30, 1999 and 4.01% at June 30, 1998 while the allowance for loan and lease losses represented 1,783.62% of nonperforming loans and leases at June 30, 1999 and 132.97% at June 30, 1998.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense as of and for the periods ending June 30, 1999 and June 30, 1998:

                                                                         SIX MONTHS ENDED JUNE
                                                                                  30,
                                                                         ---------------------
                                                                            1999       1998
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
Average loans and leases outstanding...................................  $  104,331  $  23,257
Gross loans and leases.................................................     116,703     24,137
Nonperforming loans and leases.........................................         116        728
  Allowance for loan and lease losses:
    Balance at beginning of period.....................................       1,986      1,013
    Loans charged off during period
      Commercial.......................................................          64          1
      Real estate......................................................          15        132
      Installment......................................................          19          4
                                                                         ----------  ---------
        Total..........................................................          98        137
    Recoveries during period
      Commercial.......................................................          16         13
      Real estate......................................................          10          8
      Installment......................................................           4         35
                                                                         ----------  ---------
        Total..........................................................          30         56
                                                                         ----------  ---------
      Net loans charged off during period..............................          68         81
      Provision for loan and lease losses..............................         151         36
                                                                         ----------  ---------
        Balance at end of period.......................................  $    2,069  $     968
                                                                         ----------  ---------
                                                                         ----------  ---------
Selected ratios:
    Net charge-offs to average loans and leases (1)....................        0.13%      0.70%
    Provision for loan and lease losses to average loans (1)...........        0.29       0.31
    Allowance at end of period to gross loans and leases outstanding at
      end of period....................................................        1.77       4.01
    Allowance as percentage of nonperforming loans and leases..........    1,783.62     132.97

------------------------

(1) Annualized

The following table indicates management's allocation of the allowance as of the dates indicated:

                                                                      JUNE 30,
                                              --------------------------------------------------------
                                                         1999                         1998
                                              --------------------------  ----------------------------
                                                           PERCENT OF                    PERCENT OF
                                                          LOANS IN EACH                 LOANS IN EACH
                                                           CATEGORY TO                   CATEGORY TO
                                               AMOUNT      TOTAL LOANS      AMOUNT       TOTAL LOANS
                                              ---------  ---------------  -----------  ---------------
                                                            (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural......  $     974          35.4%     $     332           37.2%
Real estate and construction................        625          50.5            381           39.1
Consumer....................................        355          14.1            255           23.7
Unallocated.................................        115             -              -              -
                                              ---------         -----          -----          -----
    Total                                     $   2,069         100.0%     $     968          100.0%
                                              ---------         -----          -----          -----
                                              ---------         -----          -----          -----

In allocating California Financial's allowance for loan and leases losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced in each of the subsidiary banks. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENTS AND INVESTMENT SECURITIES

California Financial maintains a portion of its assets in investments and investment securities to balance risk and to ensure liquidity. See "--Liquidity," below.

Total investments at June 30, 1999 were $66.8 million compared to $98.8 million at December 31, 1998 and $16.2 million at June 30, 1998, which increased primarily as a result of the acquisitions completed in 1998. At June 30, 1999, the investments of California Financial included overnight Federal funds sold and securities purchased under agreements to resell investments of $27.5 million, interest-bearing deposits with other banks of $4.6 million, investment securities of $33.6 million and Federal Reserve Bank stock of $1.1 million. California Financial's portfolio of investment securities primarily consisted of U.S. treasury and agency securities, corporate bonds and municipal securities. At June 30, 1999, $23.8 million of California Financial's portfolio of investment securities was classified as available for sale while $9.8 million was classified as held to maturity. California Financial does not held any investment securities in a trading account.

The following table presents the amortized cost of securities and their approximate fair values at June 30, 1999:

                                                                                     JUNE 30, 1999
                                                                --------------------------------------------------------
                                                                                 GROSS           GROSS        ESTIMATED
                                                                 AMORTIZED    UNREALIZED      UNREALIZED       MARKET
                                                                   COST          GAIN            LOSS           VALUE
                                                                -----------  -------------  ---------------  -----------
                                                                                     (IN THOUSANDS)
Available-for-sale:
U.S. and state government and its agencies....................   $  20,660     $       1       $    (150)     $  20,511
Municipal obligations.........................................         489             5              --            494
Corporate bonds...............................................       2,797            --             (49)         2,748
                                                                -----------          ---           -----     -----------
  Total.......................................................      23,946             6            (199)        23,753
                                                                -----------          ---           -----     -----------
Held-to-Maturity:
U.S. and state government and its agencies....................       3,110            10             (37)         3,083
Municipal obligations.........................................       1,932            --             (70)         1,862
Corporate bonds...............................................       4,785            --             (73)         4,712
                                                                -----------          ---           -----     -----------
  Total held to maturity......................................       9,827            10            (180)         9,657
                                                                -----------          ---           -----     -----------
  Total.......................................................   $  33,773     $      16       $    (379)     $  33,410
                                                                -----------          ---           -----     -----------
                                                                -----------          ---           -----     -----------

The following tables show the maturities of investment securities at June 30, 1999 and the weighted average yields of such securities:

                                                                                            JUNE 30, 1999
                                                                   ----------------------------------------------------------------
                                                                                    AFTER ONE YEAR    AFTER FIVE
                                                                                      BUT WITHIN       YEARS BUT
                                                                     WITHIN ONE          FIVE         WITHIN TEN       AFTER TEN
                                                                        YEAR            YEARS            YEARS           YEARS
                                                                   --------------   --------------   -------------   --------------
                                                                   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT  YIELD   AMOUNT   YIELD
                                                                   -------  -----   -------  -----   ------  -----   ------   -----
                                                                                        (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. and state government and its agencies.....................  $11,043  4.68%   $ 9,468  4.97%   $   --    --%    $ --      --%
  Municipal obligations..........................................       --    --        494  7.67        --    --       --      --
  Corporate bonds................................................       --    --      2,748  5.67        --    --       --      --
                                                                   -------          -------          ------          ------
  Total securities available for sale............................   11,043  4.68     12,710  5.23        --    --       --      --
                                                                   -------          -------          ------          ------
Held to maturity:
  U.S. and state government and its agencies.....................      852  4.91      1,418  6.06       401  6.38      439    7.01
  Municipal obligations..........................................      291  7.50        310  7.08     1,331  7.24       --      --
  Corporate bonds................................................      300  6.47      4,485  6.09        --    --       --      --
                                                                   -------          -------          ------          ------
  Total held to maturity.........................................    1,443  5.76      6,213  6.13     1,732  7.04      439    7.01
                                                                   -------          -------          ------          ------
    Total........................................................  $12,486  4.80%   $18,923  5.52%   $1,732  7.04%    $439    7.01%
                                                                   -------          -------          ------          ------
                                                                   -------          -------          ------          ------

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $182.7 million at June 30, 1999 compared to $192.6 million at December 31, 1998 and $42.6 million at June 30, 1998. An increase in all categories of deposit accounts contributed to the increase in total deposits, primarily attributable to the deposit liabilities acquired in the acquisitions completed in 1998. Total noninterest bearing demand deposits were $77.9 million, or approximately 42.6% of total deposits, at June 30, 1999 compared to $13.9 million, or approximately 32.6% of total deposits, at June 30, 1998. Interest bearing deposits were $104.8 million, or approximately 57.4% of total deposits, at June 30, 1999 compared to $28.7 million, or approximately 67.4% of total deposits, at June 30, 1998.

The following table shows the distribution of deposit liabilities and the associated cost for each deposit category as of June 30, 1999 and 1998:

                                                                SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------------
                                                              1999                     1998
                                                     -----------------------  ----------------------
                                                      AVERAGE      AVERAGE     AVERAGE     AVERAGE
                                                      BALANCE       RATE       BALANCE      RATE
                                                     ----------  -----------  ---------  -----------
                                                                 (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.........................  $   82,378          --%  $  10,451          --%
Interest-bearing demand............................      14,818        1.23       3,185        1.33
Money market.......................................      32,754        2.66       7,238        3.26
Savings............................................       8,699        2.22         639        2.52
Time...............................................      48,129        4.82      17,118        5.36
                                                     ----------               ---------
  Total............................................  $  186,778        1.91%  $  38,631        3.14%
                                                     ----------               ---------
                                                     ----------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at June 30, 1999:

                                                                                JUNE 30, 1999
                                                                                --------------
                                                                                (IN THOUSANDS)
Due in three months or less...................................................    $   16,216
Due in over three months through six months...................................         7,310
Due in over six months through twelve months..................................         3,902
Due in over twelve months.....................................................           123
                                                                                     -------
  Total.......................................................................    $   27,551
                                                                                     -------
                                                                                     -------

The following table shows the distribution of deposit liabilities and the associated cost for each deposit category as of June 30, 1999 and 1998:

                                                                SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------------
                                                              1999                     1998
                                                     -----------------------  ----------------------
                                                      AVERAGE      AVERAGE     AVERAGE     AVERAGE
                                                      BALANCE       RATE       BALANCE      RATE
                                                     ----------  -----------  ---------  -----------
                                                                 (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.........................  $   82,378          --%  $  10,451          --%
Interest-bearing demand............................      14,818        1.23       3,185        1.33
Money market.......................................      32,754        2.66       7,238        3.26
Savings............................................       8,699        2.22         639        2.52
Time...............................................      48,129        4.82      17,118        5.36
                                                     ----------               ---------
  Total............................................  $  186,778        1.91%  $  38,631        3.14%
                                                     ----------               ---------
                                                     ----------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at June 30, 1999:

                                                                                JUNE 30, 1999
                                                                                --------------
                                                                                (IN THOUSANDS)
Due in three months or less...................................................    $   16,216
Due in over three months through six months...................................         7,310
Due in over six months through twelve months..................................         3,902
Due in over twelve months.....................................................           123
                                                                                     -------
  Total.......................................................................    $   27,551
                                                                                     -------
                                                                                     -------

FOR THE YEAR ENDED DECEMBER 31, 1998 AND PERIOD ENDED DECEMBER 31, 1997

OVERVIEW

The consolidated financial statements of California Financial include the accounts of the California Financial Bancorp and its wholly owned and majority-owned subsidiaries and the results of their operations since their respective acquisition dates as follows:

    Security First, 51.88% owned since November 14, 1997

    Business Bank, 64.91% owned since November 3, 1998

    CalWest, 100% owned since November 25, 1998

    Orange, 100% owned since December 31, 1998

All significant intercompany accounts and transactions have been eliminated in consolidation.

California Financial had a net loss of $2.7 million for the year ended December 31, 1998 compared to a net loss of $209,000 for the year ended December 31, 1997. Basic and diluted net loss per share in 1998 and 1997 was $3.52 per share. Excluding goodwill amortization, basic and diluted loss per share for the year ended December 31, 1998 was $3.36 as compared to basic and diluted loss per share of $3.35 for the year ended December 31, 1997. California Financial's return on average assets was (4.9)% and its return on average common equity was (41.2)% for the period ended December 31, 1998, as compared to (4.1)% and (75.7)%, respectively, for the year ended December 31, 1997. Return on average assets excluding goodwill amortization was (4.7)% and return on average common equity excluding goodwill amortization was (39.2)% for the year ended December 31, 1998, as compared to (3.9)% and (72.1)%, respectively, for the period ended December 31, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

California Financial's net interest income increased $2.2 million, or 790.1%, in 1998 due to an increase of $3.4 million in interest income partially offset by increased interest expense of $1.2 million. Interest income and interest expense increased primarily due to a full year of operations of Security First in 1998 versus only one month in 1997 and the results of operations from acquired institutions at the end of 1998. Lower yields on earning assets partially offset increased interest income due to the higher volume of earning assets while the cost of interest bearing liabilities remained approximately constant. The yield on interest-earning assets declined to 7.8% in 1998 from 8.6% in 1997 and the cost of average interest-bearing liabilities decreased to 4.0% in 1998 from 4.1% in 1997. As a result of those factors, the net yield on earning assets declined to 5.1% in 1998 from 5.7% in 1997.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                         PERIODS ENDED
                                                            ------------------------------------------------------------------------
                                                                     DECEMBER 31, 1998                    DECEMBER 31, 1997
                                                            -----------------------------------  -----------------------------------
                                                                        INTEREST      AVERAGE                INTEREST      AVERAGE
                                                             AVERAGE    INCOME OR    YIELD OR     AVERAGE    INCOME OR    YIELD OR
                                                             BALANCE     EXPENSE       COST       BALANCE     EXPENSE       COST
                                                            ---------  -----------  -----------  ---------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)......................................  $  26,275   $   2,523         9.60%  $   2,832   $     311        10.98%
Investment securities (2).................................      4,700         291         6.20         501          29         5.79
Federal funds sold........................................      6,002         307         5.11         738          42         5.69
Other earning assets......................................     12,161         699         5.75         909          47         5.17
                                                            ---------  -----------               ---------       -----
    Total interest-earning assets.........................     49,138       3,820         7.77       4,980         429         8.61
Non-earning assets:
Cash and demand deposits with banks.......................      3,101                                  268
Other assets..............................................      1,897                                 (141)
                                                            ---------                            ---------
    Total assets..........................................     54,136                                5,107
                                                            ---------                            ---------
                                                            ---------                            ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand.................................      3,772          47         1.25         419           7         1.67
  Money market............................................      9,512         285         3.00         914          35         3.83
  Savings.................................................        977          24         2.46          84           2         2.38
  Time....................................................     18,134         913         5.03       2,188         103         4.71
                                                            ---------  -----------               ---------       -----
    Total interest-bearing deposits.......................     32,395       1,269         3.92       3,605         147         4.08
Short-term borrowing......................................        374          41        10.96           2          --           --
                                                            ---------  -----------               ---------       -----
    Total interest-bearing liabilities....................     32,769       1,310         4.00       3,607         147         4.08
Noninterest-bearing liabilities:
  Demand deposits.........................................     14,333                                1,201
  Other liabilities.......................................        598                                   23
                                                            ---------                            ---------
    Total liabilities.....................................     47,700                                4,831
Shareholders' equity......................................      6,436                                  276
                                                            ---------                            ---------
Total liabilities and shareholders' equity................  $  54,136                            $   5,107
                                                            ---------  -----------               ---------       -----
                                                            ---------                            ---------
Net interest income.......................................              $   2,510                            $     282
                                                                       -----------                               -----
                                                                       -----------                               -----
Net yield on interest-earning assets......................                                5.11%                                5.66%

------------------------

(1) Loan fees of $74,000 and $71,000 are included in the computations for 1998 and 1997, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                     YEAR ENDED DECEMBER 31,
                                                            1998 COMPARED TO PERIOD ENDED DECEMBER 31,
                                                                               1997
                                                            ------------------------------------------
                                                               NET
                                                             CHANGE      RATE      VOLUME       MIX
                                                            ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Interest Income:
Loans and leases..........................................  $   2,212  ($     39) $   2,574  ($    323)
Investment securities.....................................        262          2        243         17
Federal funds sold........................................        265         (4)       300        (31)
Other earning assets......................................        652          5        584         63
                                                            ---------        ---  ---------  ---------
  Total interest income...................................      3,391        (36)     3,701       (274)
Interest Expense:
Interest-bearing demand...................................         40         (2)        56        (14)
Money market..............................................        250         (8)       329        (71)
Savings...................................................         22         --         21          1
Time......................................................        810          7        751         52
Short-term borrowing......................................         41         --         37          4
                                                            ---------        ---  ---------  ---------
  Total interest expense..................................      1,163         (3)     1,194        (28)
                                                            ---------        ---  ---------  ---------
Net interest income.......................................  $   2,228  ($     33) $   2,507  ($    246)
                                                            ---------        ---  ---------  ---------
                                                            ---------        ---  ---------  ---------

NONINTEREST INCOME

Noninterest income increased by $680,000, or 1,214.3%, to $736,000 in 1998 from $56,000 in 1997. The increase was primarily due to income from an entire year of operations in 1998 for Security First versus two months in 1997 and results of operations from acquisitions completed at the end of 1998.

The following table presents for the periods indicated the major categories of noninterest income:

                                                                                      YEAR ENDED
                                                                                     DECEMBER 31,
                                                                                ----------------------
                                                                                  1998        1997
                                                                                ---------     -----
                                                                                (IN THOUSANDS)
Service charges and fees......................................................  $      98   $       7
Net other real estate owned income (expense)..................................        203          (7)
Other income..................................................................        435          56
                                                                                                   --
                                                                                ---------
  Total.......................................................................  $     736   $      56
                                                                                                   --
                                                                                                   --
                                                                                ---------
                                                                                ---------

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of California Financial. Also included are the costs associated with problem assets, which include nonperforming and restructured loans.

Noninterest expense increased $5.1 million, or 954.8%, to $5.6 million in 1998 from $535,000 in 1997. The increase in expense is largely attributable to the cost of operations for an entire year versus one month for Security First and those of operations acquired in the acquisitions completed at the end of 1998. Also included in this increase is the amortization of goodwill, which for 1998 was $125,000 compared to $10,000 in 1997. California Financial's efficiency ratio (defined as noninterest expense, before the amortization of goodwill, to total revenue before income or losses related to other real estate owned less interest expense) was 181.3% for the year ended December 31, 1998, an increase of 26.0%, from 155.3% for 1997, primarily attributable to the cost of the 1998 acquisitions recognized in 1998 without the full benefit of earnings and expected cost savings.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                                  PERIODS ENDED
                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1998       1997
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Salaries and employee benefits...............................................  $   2,018  $     197
Occupancy and equipment......................................................        489         39
Professional fees............................................................      1,184        199
Data and item processing.....................................................        246          8
Communications...............................................................        131         14
Business development and promotions..........................................        136          7
Year 2000....................................................................        227     --
Amortization of intangibles..................................................        125         10
Pre-opening costs............................................................        605     --
Other........................................................................        482         61
                                                                               ---------  ---------
  Total......................................................................  $   5,643  $     535
                                                                               ---------  ---------
                                                                               ---------  ---------

PROVISION FOR INCOME TAXES

California Financial recorded a tax provision of $15,000 in 1998 compared to a provision of $2,000 recorded in 1997. This increase in taxes resulted from higher taxable earnings in 1998 compared to 1997.

FINANCIAL CONDITION

Total assets of California Financial at December 31, 1998 were $237.6 million compared to total assets of $42.4 million at December 31, 1997. Total earning assets of California Financial at December 31, 1998 were $196.1 million compared to total earning assets of $32.4 million at December 31, 1997. The increases in total assets and total earning assets since December 31, 1997 are substantially attributable to the acquisitions completed in 1998.

LOANS AND LEASES

Total loans and leases of California Financial at December 31, 1998 were $99.5 million compared to $22.2 million at December 31, 1997. At December 31, 1998, the four largest lending categories were: (i) real estate loans, (ii) commercial loans, (iii) loans to individuals and (iv) SBA loans. At December 31, 1998, those categories accounted for $47.5 million, $34.5 million, $14.0 million and $3.5 million, or approximately 47.7%, 34.7%, 14.1% and 3.5% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for California

Financial at the end of each of the years indicated, according to type of loan. California Financial has no foreign loans or energy-related loans as of the dates indicated.

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Real estate loans.................................................................  $  47,502  $   6,131
Commercial........................................................................     34,503      9,243
Consumer loans....................................................................     14,027      5,852
SBA loans.........................................................................      3,433        930
Other loans.......................................................................         26         17
                                                                                    ---------  ---------
Subtotal..........................................................................     99,491     22,173
Less: allowance for loan and lease losses.........................................     (1,986)    (1,013)
Deferred loan fees................................................................       (216)       (55)
                                                                                    ---------  ---------
Net loans and leases..............................................................  $  97,289  $  21,105
                                                                                    ---------  ---------
                                                                                    ---------  ---------

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                         DECEMBER 31, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $  18,198    $   5,813
After one year but within five years:
Interest rates are floating or adjustable...........................       6,356        6,870
Interest rates are fixed or predetermined...........................       6,074        8,627
After five years:
Interest rates are floating or adjustable...........................         956        7,006
Interest rates are fixed or predetermined...........................       2,919       19,186
                                                                      -----------  -----------
  Total.............................................................   $  34,503    $  47,502
                                                                      -----------  -----------
                                                                      -----------  -----------

As of December 31, 1998, in management's judgment, a concentration of loans existed in commercial loans and real estate loans. At that date, approximately 82.4% of California Financial's loans were real estate or commercial loans, representing 47.7% and 34.7% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility of real estate related loans, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of California Financial.

NONPERFORMING ASSETS

The following table summarizes the loans for which the accrual of interest has been discontinued and loans more than 90 days past due and still accruing interest, including those loans that have been restructured and other real estate owned:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Nonaccrual loans and leases, not restructured..............................  $   1,654  $     415
Accruing loans and leases past due 90 days or more.........................         --         14
Restructured loans and leases..............................................        203        663
                                                                             ---------  ---------
  Total nonperforming loans and leases ("NPLs")............................      1,857      1,092
Other real estate owned ("OREO")...........................................        372        564
                                                                             ---------  ---------
  Total nonperforming assets ("NPAs")......................................  $   2,229  $   1,656
                                                                             ---------  ---------
                                                                             ---------  ---------
Selected ratios:
  NPLs to total loans and leases...........................................       1.87%      4.92%
  NPAs to total loans and leases and OREO..................................       2.23       7.28
  NPAs to total assets.....................................................       0.94       4.01

California Financial's impaired loans pursuant to SFAS 114 as amended by SFAS 118 are loans that are nonaccrual and those that have been restructured. For the twelve months ended December 31, 1998 additional gross interest income of $162,000 would have been recorded on impaired loans, and for calendar year 1997 additional gross interest income of $193,000 would have been recorded on impaired loans, in each case had the loans been current. No accrued but unpaid interest income on such loans was in fact included in California Financial's net income as of December 31, 1998 and 1997.

Loans aggregating $825,000 at December 31, 1998 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. Substantially all of California Financial's impaired loans are collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $109,000 at December 31, 1998. At December 31, 1997, loans aggregating $415,000 were designated as impaired and the total allowance for loan losses related to these loans was $85,000. The average balance of impaired loans during 1998 and 1997 was $812,000 and $415,000, respectively.

At December 31, 1998, California Financial had OREO properties with an aggregate carrying value of $372,000. During 1998, properties with a total carrying value of $306,000 were added to OREO as a result of foreclosures, properties with a total carrying value of $467,000 were sold and properties were written down by approximately $31,000. At December 31, 1997, California Financial had OREO properties with an aggregate carrying value of $564,000. During the period ended December 31, 1997, properties with a total carrying value of $601,000 were added to OREO as a result of the acquisition of Security First and properties with a total carrying value of $37,000 were sold. All of the OREO properties are recorded by California Financial at amounts which are equal to or less than the fair market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses was $2.0 million, or 2.0% of gross loans at December 31, 1998, compared to $1.0 million or 4.6% of gross loans, at December 31, 1997. The provision for loan and lease losses for the year ended December 31, 1998 was $340,000 and no provision was recorded for the period ended December 31, 1997.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                             PERIODS ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Average loans and leases outstanding....................................  $  26,275  $   2,832
Gross loans and leases..................................................     99,491     22,173
Nonperforming loans and leases..........................................      1,857      1,092
  Allowance for loan and lease losses:
    Balance at beginning of period......................................      1,013         --
    Balance acquired during period......................................      1,168      1,013
    Loans charged off during period
      Commercial........................................................          2         --
      Real estate.......................................................        623         --
      Installment.......................................................         57         --
                                                                          ---------  ---------
        Total...........................................................        682         --
    Recoveries during period
      Commercial........................................................         14         --
      Real estate.......................................................         75         --
      Installment.......................................................         58         --
                                                                          ---------  ---------
        Total...........................................................        147         --
                                                                          ---------  ---------
      Net loans charged off during period...............................        535         --
      Provision for loan and lease losses...............................        340         --
                                                                          ---------  ---------
        Balance at end of period........................................  $   1,986  $   1,013
                                                                          ---------  ---------
                                                                          ---------  ---------
Selected ratios:
  Net charge-offs to average loans and leases...........................       2.04%        --%
  Provision for loan and lease losses to average loans..................       1.29         --
Allowance at end of period to gross loans and leases outstanding at end
  of period.............................................................       2.00       4.57
Allowance as percentage of nonperforming loans and leases...............     106.95      92.77

The following table indicates management's allocation of the allowance for each of the following periods:

                                                                    DECEMBER 31,
                                               ------------------------------------------------------
                                                          1998                        1997
                                               --------------------------  --------------------------
                                                            PERCENT OF                  PERCENT OF
                                                           LOANS IN EACH               LOANS IN EACH
                                                            CATEGORY TO                 CATEGORY TO
                                                AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS
                                               ---------  ---------------  ---------  ---------------
                                                               (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.......  $     945          38.1%    $     455          45.9%
Real estate and construction.................        720          47.7           279          27.7
Consumer.....................................        269          14.2           197          26.4
Unallocated..................................         52            --            82            --
                                               ---------         -----     ---------         -----
  Total......................................  $   1,986         100.0%    $   1,013         100.0%
                                               ---------         -----     ---------         -----
                                               ---------         -----     ---------         -----

In allocating California Financial's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced in each of the subsidiary banks. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT SECURITIES

Total investments at December 31, 1998 were $98.8 million compared to $11.3 million at December 31, 1997, which increased primarily as a result of the acquisitions completed in 1998. At December 31, 1998, the investments of California Financial included overnight Federal funds sold and securities purchased under agreements to resell investments of $63.7 million, interest-bearing deposits with other banks of $4.4 million, investment securities of $30.2 million and Federal Reserve Bank stock of $452,000. California Financial's portfolio of investment securities primarily consisted of U.S. treasury and agency securities, corporate bonds and municipal securities. At December 31, 1998, $21.7 million of California Financial's portfolio of investment securities was classified as available for sale while $8.5 million was classified as held to maturity. California Financial does not hold any investment securities in a trading account.

The amortized cost and estimated market value of California Financial's portfolio of investment securities at December 31, 1998 and December 31, 1997 were as follows:

                                                                  DECEMBER 31, 1998
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Available for sale:
U.S. and state government and its agencies....   $  20,375     $      35      $      --     $  20,410
Municipal obligations.........................         487            --             --           487
Corporate bonds...............................         780             1             --           781
                                                -----------          ---            ---    -----------
  Total available for sale....................      21,642            36             --        21,678
                                                -----------          ---            ---    -----------
Held-to-Maturity:
U.S. and state government and its agencies....       4,241            10             --         4,251
Municipal obligations.........................       1,630            --             --         1,630
Corporate bonds...............................       2,640            --             --         2,640
                                                -----------          ---            ---    -----------
  Total held to maturity......................       8,511            10             --         8,521
                                                -----------          ---            ---    -----------
  Total.......................................   $  30,153     $      46      $      --     $  30,199
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------

                                                                  DECEMBER 31, 1997
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Available for sale:
U.S. and state government and its agencies....   $     301     $      --      $      (2)    $     299
Municipal obligations.........................         482            22             --           504
                                                -----------          ---            ---    -----------
  Total available for sale....................         783            22             (2)          803
                                                -----------          ---            ---    -----------
Held-to-Maturity:
U.S. and state government and its agencies....       3,000            --             --         3,000
                                                -----------          ---            ---    -----------
  Total held to maturity......................       3,000            --             --         3,000
                                                -----------          ---            ---    -----------
  Total.......................................   $   3,783     $      22      $      (2)    $   3,803
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------

The following tables show the maturities of investment securities at December 31, 1998, and the weighted average yields of such securities:

                                                                             DECEMBER 31, 1998
                                                  ------------------------------------------------------------------------
                                                                              AFTER ONE YEAR          AFTER FIVE YEARS
                                                     WITHIN ONE YEAR      BUT WITHIN FIVE YEARS          BUT WITHIN
                                                                                                         TEN YEARS
                                                  ----------------------  ----------------------  ------------------------
                                                   AMOUNT       YIELD      AMOUNT       YIELD       AMOUNT        YIELD
                                                  ---------     -----     ---------     -----     -----------     -----
                                                                           (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. and state government and its agencies....  $   8,159        4.68%  $  12,251        4.66%   $      --           --%
  Municipal obligations.........................         --          --         487        7.67           --           --
  Corporate bonds...............................         --          --         781        5.93           --           --
                                                  ---------               ---------                    -----
  Total available for sale......................      8,159        4.68%     13,519        4.84%          --           --%
                                                  ---------               ---------                    -----

Held to maturity:
  U.S. and state government and its agencies....        401          --       3,318        6.21           --           --
  Municipal obligations.........................        294        7.50         961          --          375         5.77
  Corporate bonds...............................        603        6.13       2,037        6.48           --           --
                                                  ---------               ---------                    -----
  Total held to maturity........................      1,298        4.55       6,316        5.35          375         5.77
                                                  ---------               ---------                    -----
    Total.......................................  $   9,457        4.66%  $  19,835        5.00%   $     375         5.77%
                                                  ---------               ---------                    -----
                                                  ---------               ---------                    -----


                                                      AFTER TEN YEARS
                                                  ------------------------
                                                    AMOUNT        YIELD
                                                  -----------     -----

Securities available for sale:
  U.S. and state government and its agencies....   $      --           --%
  Municipal obligations.........................          --           --
  Corporate bonds...............................          --           --
                                                       -----
  Total available for sale......................          --           --%
                                                       -----
Held to maturity:
  U.S. and state government and its agencies....         522         7.21
  Municipal obligations.........................          --           --
  Corporate bonds...............................          --           --
                                                       -----
  Total held to maturity........................         522         7.21
                                                       -----
    Total.......................................   $     522         7.21%
                                                       -----
                                                       -----

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $192.6 million at December 31, 1998 compared to $35.7 million at December 31, 1997. The increase in total deposits since December 31, 1997 is attributed to the acquisitions completed in 1998. Noninterest bearing demand accounts were $93.1 million, or 48.4% of total deposits, at December 31, 1998. Interest bearing deposits are comprised of money market accounts, regular savings accounts, time deposits of under $100,000 and time deposits of $100,000 or more which were $44.4 million, $8.7 million, $19.0 million and $27.3 million, respectively, or 23.1%, 4.5%, 9.9%, and 14.1% of total deposits, respectively, at December 31, 1998. See "Business--Deposits."

The following table shows the average amount and average rate paid on the categories of deposits for each of years indicated:

                                                                 PERIODS ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                                1998                    1997
                                                       ----------------------  ----------------------
                                                        AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                        BALANCE      RATE       BALANCE      RATE
                                                       ---------  -----------  ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing demand...........................  $  14,333          --%  $   1,201          --%
Interest-bearing demand..............................      3,772        1.25         419        1.67
Money market.........................................      9,512        2.99         914        3.83
Savings..............................................        977        2.47          84        2.38
Time.................................................     18,134        5.04       2,188        4.71
                                                       ---------               ---------
Total................................................  $  46,728        2.72%  $   4,806        3.06%
                                                       ---------               ---------
                                                       ---------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $  14,379
Due in over three months through six months................................          5,268
Due in over six months through twelve months...............................          7,433
Due in over twelve months..................................................            202
                                                                                   -------
Total......................................................................      $  27,282
                                                                                   -------
                                                                                   -------

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor which ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together. See "Supervision and Regulation--Capital Adequacy Requirements."

California Financial and each of its subsidiary banks were well capitalized as of June 30, 1999 and December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of California Financial and each of the subsidiary banks as of June 30, 1999. See the Notes to Consolidated Financial Statements for California Financial contained herein for the details of regulatory capital of California Financial as of December 31, 1998.

                                                            CAPITAL ADEQUACY                       WELL CAPITALIZED
                                ACTUAL CAPITAL                REQUIREMENT                             REQUIREMENT
                                ---------------           --------------------           -------------------------------------
                                AMOUNT   RATIO    AMOUNT              RATIO              AMOUNT              RATIO
                                -------  ------   -------            ------              -------            -------
                                                                    (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital Ratio:
  California Financial........  $22,460   10.88%  $ 6,193    greater than/equal to 3.0%  $10,322     greater than/equal to 5.0%
  Security First..............    5,201   10.20%    1,530    greater than/equal to 3.0%    2,550     greater than/equal to 5.0%
  Business Bank...............    4,079   37.55%      326    greater than/equal to 3.0%      543     greater than/equal to 5.0%
  CalWest.....................    3,912    7.07%    1,660    greater than/equal to 3.0%    2,767     greater than/equal to 5.0%
  Orange......................    7,663    8.71%    2,639    greater than/equal to 3.0%    4,399     greater than/equal to 5.0%
Tier 1 Risk-Based Capital
  Ratio
  California Financial........   22,460   15.22%    5,903    greater than/equal to 4.0%    8,854     greater than/equal to 6.0%
  Security First..............    5,201   14.30%    1,455    greater than/equal to 4.0%    2,182     greater than/equal to 6.0%
  Business Bank...............    4,079   56.04%      291    greater than/equal to 4.0%      437     greater than/equal to 6.0%
  CalWest.....................    3,912   10.32%    1,516    greater than/equal to 4.0%    2,274     greater than/equal to 6.0%
  Orange......................    7,663   12.32%    2,488    greater than/equal to 4.0%    3,732     greater than/equal to 6.0%
Total Risk-Based Capital Ratio
  California Financial........   24,308   16.47%   11,807    greater than/equal to 8.0%   14,759    greater than/equal to 10.0%
  Security First..............    5,659   15.56%    2,910    greater than/equal to 8.0%    3,637    greater than/equal to 10.0%
  Business Bank...............    4,120   56.60%      582    greater than/equal to 8.0%      728    greater than/equal to 10.0%
  CalWest.....................    4,197   11.07%    3,033    greater than/equal to 8.0%    3,791    greater than/equal to 10.0%
  Orange......................    8,440   13.57%    4,976    greater than/equal to 8.0%    6,220    greater than/equal to 10.0%

LIQUIDITY

The banks rely on deposits as their principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 55.9% for the six months ended June 30, 1999, 56.2% for the period ended in 1998 and 58.9% for the period ended in 1997. The average liquidity ratio was 46.7% for the six months ended June 30, 1999, 29.5% for the period ended in 1998 and 31.4% for the period ended in 1997. At June 30, 1999, California Financial's loan-to-deposit ratio was 62.6% and the liquidity ratio was 43.5%. The average loan-to-deposit ratio was 56.2% for the year ended December 31, 1998 and the average liquidity ratio was 29.5% for the same period. At December 31, 1998, California Financial's loan-to-deposit ratio was 50.5% and the liquidity ratio was 57.7%. While fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, California Financial has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of California Financial, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and the discount window borrowing from the Federal Reserve Bank, could be employed. California Financial has relied primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for its secondary source of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. California Financial's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. California Financial does not have any market risk sensitive instruments entered into for trading purposes. California Financial manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within California Financial guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of June 30, 1999, California Financial had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of California Financial for the period measured in a declining interest rate environment since California Financial's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since California Financial's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of California Financial's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net interest margins of California Financial. There has not been a material change in the interest rate risk profile of California Financial since December 31, 1998.

                                                                         JUNE 30, 1999
                                            ------------------------------------------------------------------------
                                                                AMOUNTS MATURING OR REPRICING IN
                                            ------------------------------------------------------------------------
                                                           OVER 3
                                                           MONTHS      OVER 1
                                             3 MONTHS      TO 12      YEAR TO       OVER        NON-
                                              OR LESS      MONTHS     5 YEARS     5 YEARS    SENSITIVE(1)   TOTAL
                                            -----------  ----------  ----------  ----------  -----------  ----------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...................   $   1,104   $    3,369  $      100  $       --   $  17,687   $   22,260
Federal funds sold........................      23,505           --          --          --          --       23,505
Investment securities.....................       4,099        8,425      19,079       3,298        (193)      34,708
Loans and leases..........................      57,009        9,019      24,122      26,451        (237)     116,364
Other assets(2)...........................       4,698           --          --          --      21,396       26,094
                                            -----------  ----------  ----------  ----------  -----------  ----------
  Total assets............................      90,415       20,813      43,301      29,749      38,653      222,931
                                            -----------  ----------  ----------  ----------  -----------  ----------
                                            -----------  ----------  ----------  ----------  -----------  ----------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits......          --           --          --          --      77,889       77,889
Interest-bearing demand, money market and
  savings.................................      57,042           --          --          --          --       57,042
Time certificates of deposit..............      24,420       22,178       1,133          --          --       47,731
Other liabilities.........................          --           --          --          --       2,327        2,327
Shareholders' equity......................          --           --          --          --      37,942       37,942
                                            -----------  ----------  ----------  ----------  -----------  ----------
  Total liabilities & shareholders'
    equity................................   $  81,462   $   22,178  $    1,133  $       --   $ 118,158   $  222,931
                                            -----------  ----------  ----------  ----------  -----------  ----------
                                            -----------  ----------  ----------  ----------  -----------  ----------
Period Gap................................   $   8,953   $   (1,365) $   42,168  $   29,749   $ (79,505)
Cumulative interest earning assets........   $  90,415   $  111,228  $  154,529  $  184,278
Cumulative interest earning liabilities...   $  81,462   $  103,640  $  104,773  $  104,773
Cumulative Gap............................   $   8,953   $    7,588  $   49,756  $   79,505
Cumulative interest earning assets to
  cumulative interest bearing
  liabilities.............................        1.11         1.07        1.47        1.76
Cumulative gap as a percent of:
  Total assets............................        4.02%        3.40%      22.32%      35.67%
  Interest earning assets.................        4.86%        4.12%      27.00%      43.14%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $2.1 Million as of June 30, 1999 is included in other assets.

At June 30, 1999, California Financial had $111.2 million in assets and $103.6 million in liabilities repricing within one year. This means that $7.6 million more in interest rate sensitive assets than interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at June 30, 1999 is 1.07 and management tries to maintain this ratio as close to one as possible while remaining in a range between .80 and 1.20. Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates within one year from June 30, 1999. If rates were to fall during this period, interest income would decline by a greater amount than interest expense and net income would be reduced. Conversely, if rates were to rise, the reverse would apply.

Management has taken several steps to reduce the positive gap of California Financial by lengthening the maturities in its investment portfolio and originating more fixed rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years that end in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The Year 2000 issue may adversely affect California Financial's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as the microprocessors that control California Financial's security systems and telecommunication equipment.

California Financial had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by December 31, 1998 and all remediation completed by March 31, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to California Financial by third-party vendors. Based upon California Financial's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on California Financial's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on California Financial. California Financial does not intend to obtain insurance against any Year 2000 risks.

In addition, because California Financial's day-to-day operations are heavily dependent on its ability to communicate information amongst its locations, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on California Financial.

California Financial's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue and California Financial estimates its total costs over the period from January 1, 1998 through December 31, 1999 will be less than $500,000. None of those costs, however, are expected to materially affect California Financial's results of operations in any one reporting period.. In addition, a significant portion of those costs are not expected to be incremental to California Financial but instead will constitute a reassignment of existing internal systems technology resources. In light of the complexity of the Year 2000 problem and its potential effect on both California Financial and third parties that interact with California Financial, however, there can be no assurance that California Financial's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures California Financial undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from California Financial or whose financial condition or operational capability is important to California Financial such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

California Financial is also preparing contingency plans to try to minimize the harm to California Financial in the event that California Financial or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/ or applications fail by or at the Year 2000, California Financial will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by California Financial to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on California Financial and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by California Financial and the contingency plans that have been developed include the following:

OCCURRENCE                                     POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                California Financial is currently analyzing
                                               the option of the installation of generators
                                               at key locations to ensure uninterrupted
                                               power in order to provide critical customer
                                               services.
Telecommunications is unavailable              California Financial is preparing contingency
                                               plans to run the branches without connection
                                               to California Financial's systems including
                                               ground transportation to move work and
                                               information between locations
Substantial withdrawal of deposits by          California Financial is putting various
customers                                      contingency funding mechanisms in place
                                               including federal funds lines, shortening the
                                               maturity of securities, FHLB advances and the
                                               use of the Federal Reserve discount window
Substantial increased cash needs by customers  California Financial is analyzing customer deposit history to estimate additional
                                               customer cash needs, if any.
Miscellaneous occurrences which require        California Financial is ensuring that key
additional personnel to remedy.                personnel are available before and after
                                               January 1, 2000.

Although California Financial believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and California Financial's other Year 2000 remedial and contingency plans will fully protect California Financial from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that California Financial's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of California Financial, vendors of California Financial or customers of California Financial are disrupted as a result of the Year 2000problem, such disruption could have a material adverse effect on California Financial.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as California Financial, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions which could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which California Financial expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of California Financial, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and California Financial undertakes no obligation to update any forward-looking statements to reflect the occurrence of unanticipated events.

California Financial's disclosures and announcements herein concerning its Year 2000 planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of California Financial's assets and liabilities are monetary items held by the California Financial, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on California Financial that was felt in many other industries. The small fixed asset investment of California Financial minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of California Financial's bank subsidiaries, making collection more difficult for California Financial. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

                 ORANGE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Orange was acquired by California Financial on December 31, 1998 and was accounted for using the purchase method of accounting for business combinations. Hence, the statement of condition of Orange was included in the statement of condition of California Financial at December 31, 1998 and the results from operations since the purchase are included in the results of California Financial. The following management discussion for Orange is only for the years ended December 31, 1998 and 1997 since the statement of condition and results of operations are included in those of California Financial at and for the six months ended June 30, 1999.

This information should be read in conjunction with the audited financial statements and the notes thereto of Orange included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Orange's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets Orange serves, as well as the other risks detailed in this section and in "Risk Factors" above.

FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

OVERVIEW

Orange had a net loss of $205,000 for the year ended December 31, 1998 compared to net income of $372,000 for the year ended December 31, 1997. The decrease in net income is due to an increase in noninterest expense of $1.8 million, partially offset by increased net interest income and noninterest income of $651,000 and $186,000, respectively, and decreased provisions for loan and lease losses and income taxes of $15,000 and $360,000, respectively. Basic and diluted net loss per share in 1998 was $0.59 per share compared to basic income per share of $1.16 and diluted income per share of $1.05 in 1997. Orange's return on average assets was (0.2)% and its return on average common equity was (2.4)% for the year ended December 31, 1998, as compared to 0.6% and 5.5%, respectively, for the year ended December 31, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Orange's net interest income increased $651,000, or 15.7%, in 1998 due to an increase of $944,000 in interest income, partially offset by increased interest expense of $293,000. Interest income increased primarily due to the higher volume of earning assets partially offset by decreased yields. Interest expense increased due to an increase in the cost of interest-bearing liabilities combined with an increase in the volume of interest-bearing deposit liabilities. The yield on interest-earning assets declined to 8.1% in 1998 from 8.7% in 1997 and the cost of average interest-bearing liabilities increased to 3.5% in 1998 from 3.0% in 1997. As a result of those factors, the net yield on earning assets increased to 6.6% in 1998 from 7.2% in 1997.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                     YEARS ENDED
                                                       ------------------------------------------------------------------------
                                                                DECEMBER 31, 1998                    DECEMBER 31, 1997
                                                       -----------------------------------  -----------------------------------

                                                                   INTEREST      AVERAGE                INTEREST      AVERAGE
                                                        AVERAGE    INCOME OR    YIELD OR     AVERAGE    INCOME OR    YIELD OR
                                                        BALANCE     EXPENSE       COST       BALANCE     EXPENSE       COST
                                                       ---------  -----------  -----------  ---------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1).................................  $  38,043   $   3,888        10.22%  $  32,135   $   3,429        10.67%
Investment securities (2)............................     19,918       1,203         6.04      16,090       1,024         6.36
Federal funds sold...................................     13,239         717         5.42       7,584         431         5.68
Other earning assets.................................      1,954         114         5.83       1,576          94         5.96
                                                       ---------  -----------               ---------  -----------
    Total interest-earning assets....................     73,154       5,922         8.10      57,385       4,978         8.67
Non-earning assets:
Cash and demand deposits with banks..................      7,941                                6,085
Other assets.........................................      3,845                                1,409
                                                       ---------                            ---------
    Total assets.....................................     84,940                               64,879
                                                       ---------                            ---------
                                                       ---------                            ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand............................      3,599          49         1.36       3,559          48         1.35
  Money market.......................................     14,856         387         2.61      13,125         266         2.03
  Savings............................................      4,368         164         3.75       3,826         151         3.95
  Time...............................................      9,486         518         5.46       6,547         342         5.22
                                                       ---------  -----------               ---------  -----------
    Total interest-bearing deposits..................     32,309       1,118         3.46      27,057         807         2.98
Other borrowings.....................................         --          --           --         241          18         7.47
                                                       ---------  -----------               ---------  -----------
    Total interest-bearing liabilities...............     32,309       1,118         3.46      27,298         825         3.02

Noninterest-bearing liabilities:
  Demand deposits....................................     42,735                               30,244
  Other liabilities..................................      1,190                                  624
                                                       ---------                            ---------
    Total liabilities................................     76,234                               58,166
Shareholders' equity.................................      8,706                                6,713
                                                       ---------                            ---------
Total liabilities and shareholders' equity...........  $  84,940                            $  64,879
                                                       ---------  -----------               ---------  -----------
                                                       ---------                            ---------
Net interest income..................................              $   4,804                            $   4,153
                                                                  -----------                          -----------
                                                                  -----------                          -----------
Net yield on interest-earning assets.................                                6.57%                                7.24%

------------------------

(1) Loan fees of $163,000 and $138,000 are included in the computations for 1998 and 1997, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                      YEARS ENDED DECEMBER 31,
                                                                       1998 COMPARED TO 1997
                                                            --------------------------------------------
                                                                NET
                                                              CHANGE       RATE      VOLUME       MIX
                                                            -----------  ---------  ---------  ---------

                                                                           (IN THOUSANDS)
Interest Income:
Loans and leases..........................................   $     459   $    (145) $     630  $     (26)
Investment securities.....................................         179         (51)       243        (13)
Federal funds sold........................................         286         (20)       321        (15)
Other earning assets......................................          20          (2)        23         (1)
                                                                 -----   ---------  ---------        ---
    Total interest income.................................         944        (218)     1,217        (55)

Interest Expense:
Interest-bearing demand...................................           1          --          1         --
Money market..............................................         121          76         35         10
Savings...................................................          13          (7)        21         (1)
Time......................................................         176          15        154          7
Other borrowing...........................................         (18)         (9)        (9)        --
                                                                 -----   ---------  ---------        ---
    Total interest expense................................         293          75        201         15
                                                                 -----   ---------  ---------        ---
Net interest income.......................................   $     651   $    (293) $   1,016  $     (70)
                                                                 -----   ---------  ---------        ---
                                                                 -----   ---------  ---------        ---

NONINTEREST INCOME

Noninterest income increased by $186,000, or 30.0%, to $813,000 in 1998 from $627,000 in 1997. The increase was primarily due to an increase of $114,000 in loan referral fees Orange received from another bank and a $65,000 increase due to the increased cash surrender value of life insurance. The following table presents for the periods indicated the major categories of noninterest income:

                                                                                  YEARS ENDED
                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1998       1997
                                                                              ---------  ---------

                                                                                 (IN THOUSANDS)
Service charges and fees....................................................  $     409  $     435
Loan referral fees received from an unrelated bank..........................        142         28
Increase in cash surrender value of life insurance..........................        121         56
Other real estate owned income, net.........................................         --         15
Gain on sale of SBA loans...................................................         51         48
Other operatng income.......................................................         90         45
                                                                              ---------  ---------
    Total...................................................................  $     813  $     627
                                                                              ---------  ---------
                                                                              ---------  ---------

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of Orange. Also included are the costs of carrying and administering problem assets, which include nonperforming and restructured loans.

Noninterest expense increased $1.8 million, or 44.2%, to $5.8 million in 1998 from $4.0 million in 1997. The increase in expense is largely attributable to compensation expense and professional fees related to the acquisition by California Financial. Orange's efficiency ratio (defined as noninterest expense to total revenue before income related to other real estate owned less interest expense) was 104.0% for the year ended December 31, 1998, an increase of 19.0%, from 85.0% for 1997.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                           YEARS ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------

                                                                              (IN THOUSANDS)
Salaries and employee benefits...........................................  $   3,045  $   1,839
Data and item processing.................................................        862        732
Professional fees........................................................        654        336
Occupancy................................................................        339        261
Equipment................................................................        234        159
Other operating expenses.................................................        705        723
                                                                           ---------  ---------
    Total................................................................  $   5,839  $   4,050
                                                                           ---------  ---------
                                                                           ---------  ---------

PROVISION FOR INCOME TAXES

Orange recorded a tax benefit of $137,000 in 1998 compared to a provision of $223,000 recorded in 1997. This decrease in taxes resulted from an operating loss in 1998 over taxable income in 1997 that was attributable to tax deductible acquisition related expenses in 1998 not incurred in 1997.

FINANCIAL CONDITION

Total assets of Orange at December 31, 1998 were $103.0 million compared to total assets of $73.4 million at December 31, 1997. Total earning assets of Orange at December 31, 1998 were $92.8 million compared to total earning assets of $65.2 million at December 31, 1997. The increase in total assets and total earning assets since December 31, 1997 is substantially attributable to the increase in gross loans that increased $5.1 million, or 13.4%, to $43.1 million at December 31, 1998 from $38.0 million at December 31, 1997.

LOANS AND LEASES

Total gross loans and leases of Orange at December 31, 1998 were $43.1 million compared to $38.0 million at December 31, 1997. At December 31, 1998, the four largest lending categories were: (i) commercial loans, (ii) real estate loans,
(iii) loans to individuals and (iv) SBA loans. At December 31, 1998, those categories accounted for $18.6 million, $13.4 million, $8.1 million and $3.0 million, or approximately 43.2%, 31.0%, 18.8% and 7.0% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for Orange at the end of each of the years indicated, according to type of loan. Orange has no foreign loans or energy-related loans as of the dates indicated.

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Commercial..............................................................  $  18,605  $  17,541
Real estate loans.......................................................     13,409      9,700
Consumer Loans..........................................................      8,057      8,910
SBA Loans...............................................................      3,045      1,875
                                                                          ---------  ---------
Subtotal................................................................     43,116     38,026
Less: allowance for loan and lease losses...............................       (903)      (737)
Deferred loan fees......................................................        (76)       (77)
                                                                          ---------  ---------
Net loans and leases....................................................  $  42,137  $  37,212
                                                                          ---------  ---------
                                                                          ---------  ---------

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                         DECEMBER 31, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------

                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
  Within one year...................................................   $   8,058    $   1,236
After one year but within five years:
  Interest rates are floating or adjustable.........................       4,259        1,010
  Interest rates are fixed or predetermined.........................       3,258        1,513

After five years:
  Interest rates are floating or adjustable.........................         930        1,293
  Interest rates are fixed or predetermined.........................       2,100        8,357
                                                                      -----------  -----------
    Total...........................................................   $  18,605    $  13,409
                                                                      -----------  -----------
                                                                      -----------  -----------

As of December 31, 1998, in management's judgment, a concentration of loans existed in commercial and SBA loans and real estate loans. At that date, approximately 81.2% of Orange's loans, primarily in southern California, were commercial and SBA loans or real estate loans, representing 50.2% and 31.0% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Orange.

NONPERFORMING ASSETS

The following table summarizes the loans for which the accrual of interest has been discontinued and loans more than 90 days past due and still accruing interest, including those loans that have been restructured and other real estate owned:

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1998       1997
                                                                              ---------  ---------

                                                                                 (IN THOUSANDS)
Nonaccrual loans and leases, not restructured...............................  $      --  $     120
Accruing loans and leases past due 90 days or more..........................         --         --
Restructured loans and leases...............................................         --         --
                                                                              ---------  ---------
  Total nonperforming loans and leases ("NPLs").............................         --        120
Other real estate owned ("OREO")............................................         --         --
                                                                              ---------  ---------
Total nonperforming assets ("NPAs").........................................  $      --  $     120
                                                                              ---------  ---------
                                                                              ---------  ---------
Selected ratios:
  NPLs to total loans and leases............................................         --%      0.32%
  NPAs to total loans and leases and OREO...................................         --       0.32
  NPAs to total assets......................................................         --       0.16

Orange's impaired loans pursuant to SFAS 114 as amended by SFAS 118 are generally loans that are nonaccrual and those that have been restructured. For the twelve months ended December 31, 1998 no additional gross interest income would have been recorded on impaired loans, and for calendar year 1997 an immaterial amount of additional gross interest income would have been recorded on impaired loans, in each case had the loans been current. No accrued but unpaid interest income on such loans was in fact included in Orange's net income as of December 31, 1998 and 1997.

Loans aggregating $22,000 at December 31, 1998 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. Orange's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $5,000 at December 31, 1998. At December 31, 1997, there were no loans designated as impaired. The average balance of impaired loans during 1998 and 1997 was $26,000 and $0, respectively.

At December 31, 1998 and 1997, Orange had no OREO properties recorded and there was no foreclosure or sale activity for either year. It is the policy of Orange to record OREO properties at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses was $903,000, or 2.1% of gross loans at December 31, 1998, compared to $737,000, or 1.9% of gross loans, at December 31, 1997. The provision for loan losses for the year ended December 31, 1998 was $120,000 compared to $135,000 for the same period in 1997.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                        YEARS ENDED DECEMBER
                                                                                31,
                                                                        --------------------
                                                                          1998       1997
                                                                        ---------  ---------

                                                                            (DOLLARS IN
                                                                             THOUSANDS)
Average loans and leases outstanding..................................  $  38,043  $  32,135
Gross loans and leases................................................     43,116     38,026
Nonperforming loans and leases........................................         --        120
  Allowance for loan and lease losses:
    Balance at beginning of period....................................        737        781
    Loans charged off during period
      Commercial......................................................        148        223
      Real estate.....................................................         --         --
      Installment.....................................................         21         --
                                                                        ---------  ---------
        Total.........................................................        169        223
    Recoveries during period
      Commercial......................................................        199         40
      Real estate.....................................................         --         --
      Installment.....................................................         16          4
                                                                        ---------  ---------
        Total.........................................................        215         44
                                                                        ---------  ---------
      Net loans charged off (recovered) during period.................        (46)       179
      Provision for loan and lease losses.............................        120        135
                                                                        ---------  ---------
        Balance at end of period......................................  $     903  $     737
                                                                        ---------  ---------
                                                                        ---------  ---------

Selected ratios:
  Net (recoveries) charge-offs to average loans and leases............      (0.12)%      0.56%
  Provision for loan and lease losses to average loans................       0.32       0.42
  Allowance at end of period to gross loans and leases outstanding at
    end of period.....................................................       2.09       1.94
  Allowance as percentage of nonperforming loans and leases...........         NM     614.17

The following table indicates management's allocation of the allowance for each of the following years:

                                                                      DECEMBER 31,
                                               ----------------------------------------------------------
                                                           1998                          1997
                                               ----------------------------  ----------------------------
                                                              PERCENT OF                    PERCENT OF
                                                               LOANS IN                      LOANS IN
                                                             EACH CATEGORY                 EACH CATEGORY
                                                                  TO                            TO
                                                 AMOUNT       TOTAL LOANS      AMOUNT       TOTAL LOANS
                                               -----------  ---------------  -----------  ---------------
                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.......   $     682           50.2%     $     492           51.1%
Real estate and construction.................         147           31.0            157           25.5
Consumer.....................................          74           18.8             88           23.4
Unallocated..................................          --             --             --             --
                                                    -----          -----          -----          -----
    Total....................................   $     903          100.0%     $     737          100.0%
                                                    -----          -----          -----          -----
                                                    -----          -----          -----          -----

In allocating Orange's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT AND INVESTMENT SECURITIES

Total investments of Orange at December 31, 1998 were $49.8 million compared to $27.3 million at December 31, 1997. At December 31, 1998, the investments of Orange included overnight Federal funds sold of $27.5 million, interest-bearing deposits with other banks of $2.0 million and investment securities of $20.3 million. At December 31, 1998, the portfolio of investment securities consisted of U.S. Treasury securities all classified as available for sale. Orange does not have any investment securities held for trading.

The following table presents the amortized cost of securities and their approximate fair values at December 31, 1998 and 1997:

                                                                  DECEMBER 31, 1998
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------

                                                                    (IN THOUSANDS)
Available for sale:
  U.S. Treasury securities....................   $  20,035     $     240      $      --     $  20,275
                                                -----------        -----            ---    -----------

                                                                  DECEMBER 31, 1997
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------

                                                                    (IN THOUSANDS)
Available for sale:
  U.S. Treasury securities....................   $  17,022     $      66      $      (5)    $  17,083
  Mortgage-backed securities..................         204             1             --           205
                                                                                     --
                                                -----------          ---                   -----------
    Total.....................................   $  17,226     $      67      $      (5)    $  17,288
                                                                                     --
                                                                                     --
                                                -----------          ---                   -----------
                                                -----------          ---                   -----------

The following tables show the maturities of investment securities at December 31, 1998, and the weighted average yields of such securities:

                                                                         DECEMBER 31, 1998
                                         ---------------------------------------------------------------------------------
                                                                  AFTER ONE YEAR         AFTER FIVE YEARS
                                                                    BUT WITHIN              BUT WITHIN          AFTER TEN
                                           WITHIN ONE YEAR          FIVE YEARS              TEN YEARS             YEARS
                                         --------------------  --------------------  ------------------------  -----------

                                          AMOUNT      YIELD     AMOUNT      YIELD      AMOUNT        YIELD       AMOUNT
                                         ---------  ---------  ---------  ---------  -----------     -----     -----------
                                                                      (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasury securities.............  $   8,059       4.66% $  12,216       4.66%  $      --           --%   $      --



                                            YIELD
                                            -----

Securities available for sale:
  U.S. Treasury securities.............          --%

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $93.4 million at December 31, 1998 compared to $65.1 million at December 31, 1997. The increase in total deposits since December 31, 1997 is primarily attributed to growth in Orange's core deposit base of noninterest-bearing accounts. Noninterest-bearing demand accounts were

$61.2 million, or 65.5% of total deposits, at December 31, 1998 compared to $35.2 million, or 54.1% of total deposits, at December 31, 1997.
Interest-bearing deposits were $32.2 million, or 34.5% of total deposits, at December 31, 1998 compared to $29.9 million, or 45.9% of total deposits, at December 31, 1997.

                                                            FOR TWELVE MONTHS ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                                1998                    1997
                                                       ----------------------  ----------------------

                                                        AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                        BALANCE      RATE       BALANCE      RATE
                                                       ---------  -----------  ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing demand...........................  $  42,735          --%  $  30,244          --%
Interest-bearing demand..............................      3,599        1.36       3,559        1.35
Money market.........................................     14,856        2.61      13,125        2.03
Savings..............................................      4,368        3.75       3,826        3.95
Time.................................................      9,486        5.46       6,547        5.22
                                                       ---------               ---------
    Total............................................  $  75,044        1.49%  $  57,301        1.41%
                                                       ---------               ---------
                                                       ---------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $   2,496
Due in over three months through six months................................            580
Due in over six months through twelve months...............................          1,535
Due in over twelve months..................................................            102
                                                                                    ------
    Total..................................................................      $   4,713
                                                                                    ------
                                                                                    ------

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor that ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together. See "Supervision and Regulation--Capital Adequacy Requirements."

Orange was well capitalized at December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of Orange as December 31, 1998.

                                             ACTUAL               CAPITAL ADEQUACY
                                             CAPITAL                 REQUIREMENT
                                          -------------   ---------------------------------
                                          AMOUNT  RATIO   AMOUNT            RATIO
                                          ------  -----   ------          --------
                                                       (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital Ratio...........  $7,585   8.8%   $2,586  greater than/equal to 3.0%
Tier 1 Risk-Based Capital Ratio.........   7,585  13.6%    2,231  greater than/equal to 4.0%
Total Risk-Based Capital Ratio..........   8,282  14.9%    4,447  greater than/equal to 8.0%

                                                     WELL CAPITALIZED
                                                       REQUIREMENT
                                           ------------------------------------
                                           AMOUNT              RATIO
                                           ------           -----------

Tier 1 Leverage Capital Ratio...........   $4,310    greater than/equal to 5.0 %
Tier 1 Risk-Based Capital Ratio.........    3,346    greater than/equal to 6.0 %
Total Risk-Based Capital Ratio..........    5,558    greater than/equal to 10.0%

LIQUIDITY

Orange relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 50.7% in 1998 and 56.1% in 1997. The average liquidity ratio was 54.8% in 1998 and 51.9% in 1997. At December 31,1998, Orange's loan-to-deposit ratio was 46.1% and the liquidity ratio was 58.9%. While fluctuations in the balances of a few large depositors cause temporary increases and decreases in liquidity from time to time, Orange has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of Orange, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and the discount window borrowing from the Federal Reserve Bank, could be employed. Orange places reliance primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for its secondary source of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Orange's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Orange does not have any market risk sensitive instruments entered into for trading purposes. Orange manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Orange guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of December 31, 1998, Orange had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of Orange for the period measured in a declining interest rate environment since Orange's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since Orange's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of Orange's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of December 31, 1998. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Orange.

                                                                            DECEMBER 31, 1998
                                                 -----------------------------------------------------------------------
                                                                    AMOUNTS MATURING OR REPRICING IN
                                                                OVER 3      OVER 1
                                                  3 MONTHS     MONTHS TO    YEAR TO     OVER        NON-
                                                   OR LESS     12 MONTHS    5 YEARS    5 YEARS   SENSITIVE(1)   TOTAL
                                                 -----------  -----------  ---------  ---------  -----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks........................   $      99    $   1,877   $      --  $      --   $   7,226   $    9,202
Federal funds sold.............................      27,500           --          --         --          --       27,500
Investment securities..........................       2,003        6,056      12,216         --          --       20,275
Loans and leases...............................      19,676        5,181      10,019      8,240         (76)      43,040
Other assets (2)...............................          --           --          --         --       3,005        3,005
                                                 -----------  -----------  ---------  ---------  -----------  ----------
  Total assets.................................      49,278       13,114      22,235      8,240      10,155      103,022
                                                 -----------  -----------  ---------  ---------  -----------  ----------
                                                 -----------  -----------  ---------  ---------  -----------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits...........          --           --          --         --      61,182       61,182
Interest-bearing demand, money market and
  savings......................................      21,111           --          --         --          --       21,111
Time certificates of deposit...................       4,068        6,044         948         --          --       11,060
Other liabilities..............................          --           --          --         --       1,940        1,940
Shareholders' equity...........................          --           --          --         --       7,729        7,729
                                                 -----------  -----------  ---------  ---------  -----------  ----------
  Total liabilities & shareholders' equity.....   $  25,179    $   6,044   $     948  $      --   $  70,851   $  103,022
                                                 -----------  -----------  ---------  ---------  -----------  ----------
                                                 -----------  -----------  ---------  ---------  -----------  ----------

Period Gap.....................................   $  24,099    $   7,070   $  21,287  $   8,240   $ (60,696)
Cumulative interest earning assets.............   $  49,278    $  62,392   $  84,627  $  92,867
Cumulative interest earning liabilities........   $  25,179    $  31,223   $  32,171  $  32,171
Cumulative Gap.................................   $  24,099    $  31,169   $  52,456  $  60,696
Cumulative interest earning assets to
  cumulative interest bearing liabilities......        1.96         2.00        2.63       2.89
Cumulative gap as a percent of:
  Total assets.................................       23.39%       30.25%      50.92%     58.92%
  Interest earning assets......................       25.95%       33.56%      56.49%     65.36%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $903,000 as of December 31, 1998 is included in other assets.

At December 31, 1998, Orange had $62.4 million in assets and $31.2 million in liabilities repricing within one year. This means that $31.2 million more in interest rate sensitive assets than interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at December 31, 1998 of 2.00 is due to the high level of noninterest bearing deposits at that date and management tries to maintain this ratio as close to one as possible while remaining in a range between .80 and 1.20. Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates within one year from December 31, 1998. If rates were to fall during this period, interest income would decline by a greater amount than interest expense and net income would decrease. Conversely, if rates were to rise, the reverse would apply.

Management has taken several steps to reduce the positive gap through one year of Orange by lengthening the maturities in its investment portfolio and originating more fixed rate assets that mature or reprice in balance with its interest-bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest-bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years ending in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The Year 2000 issue may adversely affect Orange's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as microprocessors that control Orange's security systems and telecommunication equipment.

Orange had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by December 31, 1998 and all remediation was completed by March 31, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to Orange by third-party vendors. Based upon Orange's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on Orange's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on Orange. Orange does not intend to obtain insurance against any Year 2000 risks.

In addition, because Orange's day-to-day operations are heavily dependent on its ability to communicate with the Federal Reserve and its customers, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on Orange.

Orange's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue and Orange estimates its total costs over the period from January 1, 1998 through December 31, 1999 will be less than $200,000. None of those costs, however, are expected to materially affect Orange's results of operations in any one reporting period. In addition, a significant portion of those costs are not expected to be incremental to Orange but instead will constitute a reassignment of existing internal systems technology resources. In light of the complexity of the Year 2000 problem and its potential effect on both Orange and third parties that interact with Orange, however, there can be no assurance that Orange's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures Orange undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from Orange or whose financial condition or operational capability is important to Orange such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

Orange is also preparing contingency plans to try to minimize the harm to Orange in the event that Orange or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, Orange will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by Orange to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on Orange and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by Orange and the contingency plans that have been developed include the following:

                 OCCURRENCE                             POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                Orange is currently analyzing the option of
                                               the installation of generators at key
                                               locations to ensure uninterrupted power in
                                               order to provide critical customer services.
Telecommunications is unavailable              Orange is preparing contingency plans to run
                                               the branches without connection to Orange's
                                               systems including ground transportation to
                                               move work and information between locations
Substantial withdrawal of deposits by          Orange is putting various contingency funding
customers                                      mechanisms in place including federal funds
                                               lines, shortening the maturity of securities,
                                               FHLB advances and the use of the Federal
                                               Reserve discount window
Substantial increased cash needs by customers  Orange is analyzing customer deposit history to estimate additional customer cash needs,
                                               if any.
Miscellaneous occurrences which require        Orange is ensuring that key personnel are
additional personnel to remedy.                available before and after January 1, 2000.

Although Orange believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Orange's other Year 2000 remedial and contingency plans will fully protect Orange from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that Orange's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of Orange, vendors of Orange or customers of Orange are disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on Orange.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as Orange, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions that could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which Orange expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of Orange, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and Orange undertakes no obligation to update any forward-looking statements to reflect the occurrence of unanticipated events.

Orange's disclosures and announcements herein concerning its Year 2000 planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of Orange's assets and liabilities are monetary items held by Orange, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on Orange that was felt in many other industries. The small fixed asset investment of Orange minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of Orange, making collection more difficult for Orange. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

                 CALWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

CalWest was acquired by California Financial on November 25, 1998 and was accounted for using the purchase method of accounting for business combinations. Hence, the statement of condition of CalWest is included in the statement of condition of California Financial at December 31, 1998 and the results from operations since the purchase are included in the results of California Financial. The following management discussion for CalWest is only for the two years ended December 31, 1998 and 1997 since the statement of condition and results of operations are included in those of California Financial at and for the six months ended June 30,1999. Information for 1998 in this discussion has been presented at December 31, 1998 and results of operations on a pro forma basis for the entire year of 1998, with push-down accounting applied, in order to provide a comparison of the two years. The following unaudited tables present a comparison of the statement of condition at December 31, 1998 and November 25, 1998 and pro forma results of operations for the twelve months ended December 31, 1998 and for the period ended November 25, 1998.

                                                                                       DECEMBER 31,  NOVEMBER 25,
                                                                                           1998          1998
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
ASSETS
Cash and due from banks..............................................................   $    2,625    $    4,929
Federal funds sold...................................................................       15,600        23,300
Interest-bearing deposits with other banks...........................................          293           293
Investment securities available for sale.............................................          780           795
Investment securities held to maturity...............................................        5,514         5,566
Investment in Federal Reserve Bank stock.............................................           90            90
Loans receivable, net................................................................       29,107        29,246
Intangible assets....................................................................        7,696            --
Other assets.........................................................................          692           835
                                                                                       ------------  ------------
                                                                                        $   62,397    $   65,054
                                                                                       ------------  ------------
                                                                                       ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Interest-bearing deposits............................................................       36,682        37,212
Noninterest-bearing deposits.........................................................       13,296        20,137
                                                                                       ------------  ------------
  Total deposits.....................................................................       49,978        57,349
Other liabilities....................................................................        1,051           349
                                                                                       ------------  ------------
  Total liabilities..................................................................       51,029        57,698

STOCKHOLDERS' EQUITY:
Common stock.........................................................................       11,428         6,010
Surplus..............................................................................           --            14
Accumulated other comprehensive income...............................................            1             6
Retained earnings (deficit)..........................................................          (61)        1,326
                                                                                       ------------  ------------
  Total stockholders' equity.........................................................       11,368         7,356
                                                                                       ------------  ------------
                                                                                        $   62,397    $   65,054
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                                                                           PERIOD FROM
                                                                       PRO FORMA         JANUARY 1, 1998
                                                                  TWELVE MONTHS ENDED    TO NOVEMBER 25,
                                                                   DECEMBER 31, 1998          1998
                                                                 ---------------------  -----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income................................................        $   3,911            $   3,577
Interest expense...............................................            1,189                1,073
                                                                          ------               ------
Net interest income before provision for loan loss.............            2,722                2,504
Provision for loan losses......................................               --                   --
                                                                          ------               ------
Net interest income after provision for loan loss..............            2,722                2,504
Noninterest income.............................................              317                  301
Noninterest expense............................................            2,565                2,266
                                                                          ------               ------
Income before provision for income taxes.......................              474                  539
Provision for income taxes.....................................              221                  225
                                                                          ------               ------
Net income.....................................................        $     253            $     314
                                                                          ------               ------
                                                                          ------               ------

Basic earnings per share.......................................        $    0.44            $    0.55
Diluted earnings per share.....................................        $    0.43            $    0.54

This information should be read in conjunction with the audited consolidated financial statements and the notes thereto of CalWest included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. CalWest's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets CalWest serves, as well as the other risks detailed in this section and in "Risk Factors" above.

FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

OVERVIEW

CalWest had net income of $253,000 for the year ended December 31, 1998 compared to $768,000 for the year ended December 31, 1997. The decrease in net income is due to a decrease in net interest income of $112,000 and an increased in noninterest expense of $819,000, partially offset by increased noninterest income of $108,000 and decreased provisions for loan and lease losses and income taxes of $8,000 and $300,000, respectively. Basic and diluted net income per share in 1998 were $0.44 and $0.43 per share, respectively, compared to a $1.41 and $1.40 per share, respectively, in 1997. CalWest's return on average assets was 0.5% and its return on average common equity was 3.3% for the year ended December 31, 1998, as compared to 1.6% and 12.2%, respectively, for the year ended December 31, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

CalWest's net interest income decreased $112,000, or 4.0%, in 1998 due to a decrease of $11,000 in interest income and by increased interest expense of $101,000. Interest income decreased primarily due to a decrease in the yield on earning assets, partially offset by the higher volume of earning assets. Interest expense increased due to an increase in the cost of interest-bearing liabilities and an increase in the volume of interest-bearing deposit liabilities. The yield on interest-earning assets declined to 8.2% in 1998 from 8.6% in 1997 and the cost of average interest-bearing liabilities increased to 3.6% in

1998 from 3.4% in 1997. As a result of those factors, the net yield on earning assets decreased to 5.7% in 1998 from 6.2% in 1997.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                  YEARS ENDED
                                                   --------------------------------------------------------------------------
                                                            DECEMBER 31, 1998                     DECEMBER 31, 1997
                                                   ------------------------------------  ------------------------------------
                                                               INTEREST      AVERAGE                 INTEREST      AVERAGE
                                                    AVERAGE    INCOME OR     YIELD OR     AVERAGE    INCOME OR     YIELD OR
                                                    BALANCE     EXPENSE        COST       BALANCE     EXPENSE        COST
                                                   ---------  -----------  ------------  ---------  -----------  ------------
                                                                             (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases(1)..............................  $  28,855   $   2,808         9.73%   $  29,946   $   2,941         9.82%
Investment securities(2).........................      7,416         486         6.55        9,220         602         6.53
Federal funds sold...............................     10,988         601         5.47        6,225         368         5.91
Other earning assets.............................        278          16         5.76          190          11         5.79
                                                   ---------  -----------                ---------  -----------
    Total interest-earning assets................     47,537       3,911         8.23       45,581       3,922         8.60

Non-earning assets:
Cash and demand deposits with banks..............      2,444                                 2,741
Other assets.....................................      1,726                                   771
                                                   ---------                             ---------
    Total assets.................................     51,707                                49,093
                                                   ---------                             ---------
                                                   ---------                             ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand........................      6,006          79         1.32        5,762          73         1.27
  Money market...................................      6,053         160         2.64        6,307         161         2.55
  Savings........................................      3,602          78         2.17        4,127          93         2.25
  Time...........................................     17,451         872         5.00       15,498         761         4.91
                                                   ---------  -----------                ---------  -----------
    Total interest-bearing deposits..............     33,112       1,189         3.59       31,694       1,088         3.43

Noninterest-bearing liabilities:
  Demand deposits................................     10,748                                10,880
  Other liabilities..............................        269                                   203
                                                   ---------                             ---------
    Total liabilities............................     44,129                                42,777
Shareholders' equity.............................      7,578                                 6,316
                                                   ---------                             ---------
Total liabilities and shareholders' equity.......  $  51,707                             $  49,093
                                                   ---------  -----------                ---------  -----------
                                                   ---------                             ---------
Net interest income..............................              $   2,722                             $   2,834
                                                              -----------                           -----------
                                                              -----------                           -----------
Net yield on interest-earning assets.............                                5.73%                                 6.22%

------------------------

(1) Loan fees of $73,000 and $83,000 are included in the computations for 1998 and 1997, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                         YEARS ENDED DECEMBER 31,
                                                                          1998 COMPARED TO 1997
                                                              ----------------------------------------------
                                                              NET CHANGE     RATE       VOLUME        MIX
                                                              -----------  ---------  -----------  ---------
                                                                              (IN THOUSANDS)
Interest Income:
Loans and leases............................................   $    (133)  $     (27)  $    (107)  $       1
Investment securities.......................................        (116)          2        (118)         --
Federal funds sold..........................................         233         (28)        282         (21)
Other earning assets........................................           5          --           5          --
                                                                   -----         ---       -----         ---
    Total interest income...................................         (11)        (53)         62         (20)

Interest Expense:
Interest-bearing demand.....................................           6           3           3          --
Money market................................................          (1)          6          (6)         (1)
Savings.....................................................         (15)         (4)        (12)          1
Time........................................................         111          13          96           2
                                                                   -----         ---       -----         ---
    Total interest expense..................................         101          18          81           2
                                                                   -----         ---       -----         ---
Net interest income.........................................   $    (112)  $     (71)  $     (19)  $     (22)
                                                                   -----         ---       -----         ---
                                                                   -----         ---       -----         ---

NONINTEREST INCOME

Noninterest income increased by $108,000 to $317,000 in 1998 from $209,000 in 1997. The increase was primarily due to net income realized from other real estate owned that CalWest had acquired through foreclosure that is nonrecurring.

The following table presents for the periods indicated the major categories of noninterest income:

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                              1998         1997
                                                                           -----------  -----------
                                                                                (IN THOUSANDS)
Service charges and fees.................................................   $     185    $     201
Other real estate owned income, net......................................         118           --
Gain on sale of premises and equipment...................................          13           --
Other income.............................................................           1            8
                                                                                -----        -----
    Total................................................................   $     317    $     209
                                                                                -----        -----
                                                                                -----        -----

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of CalWest. Also included are the costs of carrying and administering problem assets, which include nonperforming and restructured loans.

Noninterest expense increased $819,000, or 46.9%, to $2.6 million in 1998 from $1.7 million in 1997. The increase in expense is largely attributable to an increase in compensation expenses and professional fees attributable to the acquisition by California Financial. Additionally, the increase in noninterest expense is due to other expenses attributable to the acquisition by California Financial that are reflected in other operating expenses. Also included in noninterest expense is the amortization of intangible assets that resulted from the acquisition by California Financial. CalWest's efficiency ratio (defined as noninterest expense before amortiztion of intangibles to total revenue before income related to other real estate owned less interest expense) was 86.2% for the year ended December 31, 1998, an increase of 22.7%, from 57.4% for 1997.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                             YEARS ENDED DECEMBER
                                                                                     31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Salaries and employee benefits.............................................  $   1,261  $     865
Professional fees..........................................................        476        205
Occupancy and equipment....................................................        337        314
Data and item processing...................................................        113        101
Business development and promotions........................................         70         77
Office supplies and communications.........................................         92         78
Insurance..................................................................         50         45
Amortization of intangibles................................................         47         --
Other operating expenses...................................................        119         61
                                                                             ---------  ---------
    Total..................................................................  $   2,565  $   1,746
                                                                             ---------  ---------
                                                                             ---------  ---------

PROVISION FOR INCOME TAXES

CalWest recorded a tax provision of $221,000 in 1998 compared to a provision of $521,000 recorded in 1997. This decrease in taxes resulted from lower taxable earnings in 1998. The effective tax rate in 1998 (46.6%) is higher than the statutory rate (42%) due to acquisition related expenses and amortization of intangible assets that are not deductible for Federal income tax purposes.

FINANCIAL CONDITION

Total assets of CalWest at December 31, 1998 were $62.4 million compared to total assets of $48.0 million at December 31, 1997. Total earning assets of CalWest at December 31, 1998 were $51.6 million compared to total earning assets of $44.7 million at December 31, 1997. The increase in total assets and total earning assets since December 31, 1997 is substantially attributable to the increase in Federal funds sold that increased $9.1 million, or 140.0%, to $15.6 million at December 31, 1998 from $6.5 million at December 31, 1997. The increase in Federal funds sold was a result in increased funds available for investment provided by an increase in deposit liabilities.

LOANS AND LEASES

Total gross loans and leases of CalWest at December 31, 1998 were $29.5 million compared to $29.7 million at December 31, 1997. At December 31, 1998, the three largest lending categories were: (i) real estate loans, (ii) commercial loans and (iii) loans to individuals. At December 31, 1998, those categories accounted for $23.2 million, $5.2 million and $1.1 million, or approximately 78.6%, 17.6% and 3.7% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for CalWest at the end of each of the years indicated, according to type of loan. CalWest has no foreign loans or energy-related loans as of the dates indicated.

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Real estate loans.......................................................  $  23,157  $  24,913
Commercial..............................................................      5,198      3,487
Consumer Loans..........................................................      1,111      1,299
                                                                          ---------  ---------
Subtotal................................................................     29,466     29,699
Less: allowance for loan and lease losses...............................       (265)      (265)
Deferred loan fees......................................................        (94)      (100)
                                                                          ---------  ---------
Net loans and leases....................................................  $  29,107  $  29,334
                                                                          ---------  ---------
                                                                          ---------  ---------

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                         DECEMBER 31, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
  Within one year...................................................   $   3,860    $   4,242
After one year but within five years:
  Interest rates are floating or adjustable.........................         784        4,753
  Interest rates are fixed or predetermined.........................         382        3,329
After five years:
  Interest rates are floating or adjustable.........................          --        3,491
  Interest rates are fixed or predetermined.........................         172        7,342
                                                                      -----------  -----------
    Total...........................................................   $   5,198    $  23,157
                                                                      -----------  -----------
                                                                      -----------  -----------

As of December 31, 1998, in management's judgment, a concentration of loans existed in real estate loans. At that date, approximately 78.6% of CalWest's loans were real estate loans, primarily in southern California. Although management believes such concentration to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of CalWest.

NONPERFORMING ASSETS

At December 31, 1998 and 1997 CalWest did not have any loans for which the accrual of interest has been discontinued, loans more than 90 days past due and still accruing interest, restructured loans or other real estate owned.

CalWest's impaired loans pursuant to SFAS 114 as amended by SFAS 118 include loans that are nonaccrual and those that have been restructured. For the twelve months ended December 31, 1998 and 1997 no additional gross interest income would have been recorded on impaired loans. No accrued but unpaid interest income on such loans was in fact included in CalWest's net income as of December 31, 1998 and 1997.

Loans aggregating $264,000 at December 31, 1998 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. CalWest's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $23,000 at December 31, 1998. CalWest did not have any impaired loans for the year ended December 31, 1997. The average balance of impaired loans during 1998 was $265,000 and interest income on impaired loans of $28,000 was recognized for cash payments received.

At December 31, 1998, CalWest did not have OREO properties. During 1998, properties with a total carrying value of $91,000 were sold for which CalWest recognized a net gain of $118,000. At December 31, 1997, CalWest had OREO properties with an aggregate carrying value of $91,000. During 1997, properties with a total carrying value of $91,000 were added to OREO as a result of foreclosure. All of the OREO properties are recorded by CalWest at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses was $265,000, or 0.9% of gross loans at December 31, 1998 and 1997. CalWest did not record a provision for loan losses for the year ended December 31, 1998 compared to a provision of $8,000 for the year ended December 31, 1997.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                                    YEARS ENDED DECEMBER
                                                                                            31,
                                                                                    --------------------
                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Average loans and leases outstanding..............................................  $  28,855  $  29,946
Gross loans and leases............................................................     29,466     29,699
Nonperforming loans and leases....................................................         --         --
  Allowance for loan and lease losses:
    Balance at beginning of period................................................        265        251
    Loans charged off during period
      Commercial..................................................................         --         --
      Real estate.................................................................         --         --
      Installment.................................................................         --         --
                                                                                    ---------  ---------
        Total.....................................................................         --         --
    Recoveries during period
      Commercial..................................................................         --          6
      Real estate.................................................................         --         --
      Installment.................................................................         --         --
                                                                                    ---------  ---------
        Total.....................................................................         --          6
                                                                                    ---------  ---------
      Net loans charged off (recovered) during period.............................         --         (6)
      Provision for loan and lease losses.........................................         --          8
                                                                                    ---------  ---------
        Balance at end of period..................................................  $     265  $     265
                                                                                    ---------  ---------
                                                                                    ---------  ---------

Selected ratios:
  Net charge-offs (recoveries) to average loans and leases........................         --%     (0.02)%
  Provision for loan and lease losses to average loans............................         --       0.03
  Allowance at end of period to gross loans and leases outstanding at end of
    period........................................................................       0.90       0.89
  Allowance as percentage of nonperforming loans and leases.......................         NM         NM

The following table indicates management's allocation of the allowance for each of the following years:

                                                                     DECEMBER 31,
                                               --------------------------------------------------------
                                                          1998                         1997
                                               ---------------------------  ---------------------------
                                                              PERCENT OF                   PERCENT OF
                                                            LOANS IN EACH                LOANS IN EACH
                                                             CATEGORY TO                  CATEGORY TO
                                                 AMOUNT      TOTAL LOANS      AMOUNT      TOTAL LOANS
                                               -----------  --------------  -----------  --------------
                                                                (DOLLARS IN THOUSANDS)
Real estate and construction.................   $     193         78.6%      $     206         83.9%
Commercial, financial and agricultural.......          16         17.6              14         11.7
Consumer.....................................           3         3.78               3          4.4
Unallocated..................................          53           --              42           --
                                                    -----        -----           -----        -----
    Total....................................   $     265        100.0%      $     265        100.0%
                                                    -----        -----           -----        -----
                                                    -----        -----           -----        -----

In allocating CalWest's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENTS AND INVESTMENT SECURITIES

Total investments of CalWest at December 31, 1998 were $22.3 million compared to $15.1 million at December 31, 1997. At December 31, 1998, the investments of CalWest included overnight Federal funds sold and securities purchased under agreements to resell of $15.6 million, interest-bearing deposits with other banks of $293,000, investment securities of $6.3 million and Federal Reserve Bank stock of $90,000. At December 31, 1998, the portfolio of investment securities primarily consisted of U.S. government agency securities, municipal obligations and corporate bonds. At December 31, 1998, $780,000 of CalWest's portfolio of investment securities was classified as available for sale while $5.5 million was classified as held to maturity. CalWest does not have any investment securities held for trading.

The following table presents the amortized cost of securities and their approximate fair values at December 31, 1998 and 1997:

                                                                            DECEMBER 31, 1998
                                                          ------------------------------------------------------
                                                                           GROSS          GROSS       ESTIMATED
                                                           AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                             COST          GAIN           LOSS          VALUE
                                                          -----------  -------------  -------------  -----------
                                                                              (IN THOUSANDS)
Available for sale:
  Corporate debt securities.............................   $     779     $       1      $      --     $     780
                                                          -----------        -----            ---    -----------
Held to Maturity:
  U.S. and state government and its agencies............       1,245            --             --         1,245
  Municipal obligations.................................       1,629            --             --         1,629
  Corporate debt securities.............................       2,640            --             --         2,640
                                                          -----------        -----            ---    -----------
    Total held to maturity..............................       5,514            --             --         5,514
                                                          -----------        -----            ---    -----------
      Total.............................................   $   6,293     $       1      $      --     $   6,294
                                                          -----------        -----            ---    -----------
                                                          -----------        -----            ---    -----------

                                                                            DECEMBER 31, 1997
                                                          ------------------------------------------------------
                                                                           GROSS          GROSS       ESTIMATED
                                                           AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                             COST          GAIN           LOSS          VALUE
                                                          -----------  -------------  -------------  -----------
                                                                              (IN THOUSANDS)
Available for sale:
  U.S. and state government and its agencies............   $     200     $       1      $      --     $     201
  Corporate debt securities.............................         400            --             (2)          398
                                                          -----------        -----            ---    -----------
    Total available for sale............................         600             1             (2)          599
                                                          -----------        -----            ---    -----------
Held to Maturity:
  U.S. and state government and its agencies............       1,199            --             (2)        1,197
  Corporate debt securities.............................       4,001            35             (1)        4,035
  Mortgage-backed securities............................         668            11             (8)          671
  Municipal obligations.................................       1,845            85             --         1,930
                                                          -----------        -----            ---    -----------
    Total held to maturity..............................       7,713           131            (11)        7,833
                                                          -----------        -----            ---    -----------
      Total.............................................   $   8,313     $     132      $     (13)    $   8,432
                                                          -----------        -----            ---    -----------
                                                          -----------        -----            ---    -----------

The following tables show the maturities of investment securities at December 31, 1998, and the weighted average yields of such securities:

                                                                     DECEMBER 31, 1998
                               ----------------------------------------------------------------------------------------------
                                                       AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
                                  WITHIN ONE YEAR       WITHIN FIVE YEARS       WITHIN TEN YEARS          AFTER TEN YEARS
                               ---------------------  ---------------------  -----------------------  -----------------------
                                AMOUNT      YIELD      AMOUNT      YIELD       AMOUNT       YIELD       AMOUNT       YIELD
                               ---------  ----------  ---------  ----------  -----------  ----------  -----------  ----------
                                                                   (DOLLARS IN THOUSANDS)
Securities available for
  sale:
  Corporate debt
    securities...............         --         --%        780       5.94%          --          --%          --          --%
                               ---------              ---------                   -----                    -----
Held to Maturity:
  U.S. and state government
    and its agencies.........        401       6.38         324       8.00           --          --          520        7.24
  Corporate debt
    securities...............        603       6.13       2,037       6.48           --          --           --          --
  Municipal obligations......        294       7.50         960       7.24          375        7.24           --          --
                               ---------              ---------                   -----                    -----
    Total held to maturity...      1,298       6.52       3,321       6.85          375        7.24          520        7.24
                               ---------              ---------                   -----                    -----
      Total..................  $   1,298       6.52%  $   4,101       6.68%   $     375        7.24%   $     520        7.24%
                               ---------              ---------                   -----                    -----
                               ---------              ---------                   -----                    -----

Additional information concerning investment securities is provided in the notes to the accompanying consolidated financial statements.

DEPOSITS

Total deposits were $50.0 million at December 31, 1998 compared to $40.7 million at December 31, 1997. The increase in total deposits since December 31, 1997 is primarily attributed to growth in CalWest's core deposit base of interest and noninterest-bearing accounts. Noninterest-bearing demand accounts were $13.3 million, or 26.6% of total deposits, at December 31, 1998 compared to $11.1 million, or 27.3% of total deposits, at December 31, 1997. Interest-bearing deposits were

$36.7 million, or 73.4% of total deposits, at December 31, 1998 compared to $29.6 million, or 72.7% of total deposits, at December 31, 1997.

                                                 FOR TWELVE MONTHS ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                     1998                    1997
                                            ----------------------  ----------------------
                                             AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                             BALANCE      RATE       BALANCE      RATE
                                            ---------  -----------  ---------  -----------
                                                        (DOLLARS IN THOUSANDS)
Noninterest-bearing demand................  $  10,748          --%  $  10,880          --%
Interest-bearing demand...................      6,006        1.32       5,762        1.27
Money market..............................      6,053        2.64       6,307        2.55
Savings...................................      3,602        2.17       4,127        2.25
Time......................................     17,451        5.00      15,498        4.91
                                            ---------               ---------
  Total...................................  $  43,860        2.71%  $  42,574        2.56%
                                            ---------               ---------
                                            ---------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $   6,490
Due in over three months through six months................................          3,063
Due in over six months through twelve months...............................          2,691
Due in over twelve months..................................................             --
                                                                                   -------
  Total....................................................................      $  12,244
                                                                                   -------
                                                                                   -------

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor that ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together. See "Supervision and Regulation--Capital Adequacy Requirements."

CalWest was well capitalized as of December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of CalWest as of December 31, 1998.

                                             ACTUAL               CAPITAL ADEQUACY                     WELL CAPITALIZED
                                             CAPITAL                 REQUIREMENT                          REQUIREMENT
                                          -------------   ---------------------------------   -----------------------------------
                                          AMOUNT  RATIO   AMOUNT            RATIO             AMOUNT             RATIO
                                          ------  -----   ------          --------            ------          -----------
                                                                          (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital Ratio...........  $4,119  8.10%   $1,526  greater than/equal to 3.0%  $2,543   greater than/equal to 5.0 %
Tier 1 Risk-Based Capital Ratio.........   4,119  10.90%   1,512  greater than/equal to 4.0%   2,267   greater than/equal to 6.0 %
Total Risk-Based Capital Ratio..........   4,384  11.60%   3,023  greater than/equal to 8.0%   3,779   greater than/equal to 10.0%

LIQUIDITY

CalWest relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 65.8% in 1998 and 70.3% in 1997. The average liquidity ratio was 47.5% in 1998 and 42.7% in 1997. At December 31, 1998, CalWest's loan-to-deposit ratio was 58.2% and the liquidity ratio was 49.1%. While fluctuations in the balances of a few large depositors cause temporary increases and decreases in liquidity from time to time, CalWest has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of CalWest, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and the discount window borrowing from the Federal Reserve Bank, could be employed. CalWest places reliance primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for its secondary source of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. CalWest's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. CalWest does not have any market risk sensitive instruments entered into for trading purposes. CalWest manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within CalWest guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of December 31, 1998, CalWest had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of CalWest for the period measured in a declining interest rate environment since CalWest's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since CalWest's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of CalWest's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of December 31, 1998. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of CalWest. There has not been a material change in the interest rate risk profile of CalWest since December 31, 1998.

                                                                        DECEMBER 31, 1998
                                              ----------------------------------------------------------------------
                                                     AMOUNTS MATURING OR REPRICING IN
                                              ----------------------------------------------
                                                             OVER 3      OVER 1
                                              3 MONTHS OR   MONTHS TO   YEAR TO 5   OVER 5       NON-
                                                 LESS       12 MONTHS     YEARS      YEARS    SENSITIVE(1)   TOTAL
                                              -----------  -----------  ---------  ---------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....................   $      --    $     293   $      --  $      --   $   2,625   $   2,918
Federal funds sold..........................      15,600           --          --         --          --      15,600
Investment securities.......................         300          998       4,101        895          90       6,384
Loans and leases............................      14,172        2,142       5,545      7,513          --      29,372
Other assets(2).............................          --           --          --         --       8,123       8,123
                                              -----------  -----------  ---------  ---------  -----------  ---------
    Total assets............................      30,072        3,433       9,646      8,408      10,838      62,397
                                              -----------  -----------  ---------  ---------  -----------  ---------
                                              -----------  -----------  ---------  ---------  -----------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits........          --           --          --         --      13,296      13,296
Interest-bearing demand, money market and
  savings...................................      16,668           --          --         --          --      16,668
Time certificates of deposit................       9,389       10,200         425         --          --      20,014
Other liabilities...........................          --           --          --         --       1,051       1,051
Shareholders' equity........................          --           --          --         --      11,368      11,368
                                              -----------  -----------  ---------  ---------  -----------  ---------
    Total liabilities & shareholders'
      equity................................   $  26,057    $  10,200   $     425  $      --   $  25,715   $  62,397
                                              -----------  -----------  ---------  ---------  -----------  ---------
                                              -----------  -----------  ---------  ---------  -----------  ---------

Period Gap..................................   $   4,015    $  (6,767)  $   9,221  $   8,408   $ (14,877)
Cumulative interest earning assets..........   $  30,072    $  33,505   $  43,151  $  51,559
Cumulative interest earning liabilities.....   $  26,057    $  36,257   $  36,682  $  36,682
Cumulative Gap..............................   $   4,015    $  (2,752)  $   6,469  $  14,877
Cumulative interest earning assets to
  cumulative interest bearing liabilities...        1.15         0.92        1.18       1.41
Cumulative gap as a percent of:
  Total assets..............................        6.43%       (4.41)%     10.37%     23.84%
  Interest earning assets...................        7.77%       (5.34)%     12.55%     28.85%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $265,000 as of December 31, 1998 is included in other assets.

At December 31, 1998, CalWest had $33.1 million in assets and $36.3 million in liabilities repricing within one year. This means that $3.2 million more in interest rate sensitive liabilities than interest rate sensitive assets will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at December 31, 1998 is .91 and management tries to maintain this ratio as close to one as possible while remaining in a range between .80 and 1.20. Interest expense is likely to be affected to a greater extent than interest income for any changes in interest rates within one year from December 31, 1998. If rates were to fall during this period, interest expense would decline by a greater amount than interest income and net income would increase. Conversely, if rates were to rise, the reverse would apply.

Management has taken several steps to reduce the negative gap through one year of CalWest by shortening the maturities in its investment portfolio and originating more variable rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest-bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years ending in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The Year 2000 issue may adversely affect CalWest's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as microprocessors that control CalWest's security systems and telecommunication equipment.

CalWest had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by December 31, 1998 and all remediation was completed by March 31, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to CalWest by third-party vendors. Based upon CalWest's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on CalWest's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on CalWest. CalWest does not intend to obtain insurance against any Year 2000 risks.

In addition, because CalWest's day-to-day operations are heavily dependent on its ability to communicate with the Federal Reserve and its customers, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on CalWest.

CalWest's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue and CalWest estimates its total costs over the period from January 1, 1998 through December 31, 1999 will be less than $200,000. None of those costs, however, are expected to materially affect CalWest's results of operations in any one reporting period. In addition, a significant portion of those costs are not expected to be incremental to CalWest but instead will constitute a reassignment of existing internal systems technology resources. In light of the complexity of the Year 2000 problem and its potential effect on both CalWest and third parties that interact with CalWest, however, there can be no assurance that CalWest's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures CalWest undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from CalWest or whose financial condition or operational capability is important to CalWest such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

CalWest is also preparing contingency plans to try to minimize the harm to CalWest in the event that CalWest or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, CalWest will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by CalWest to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on CalWest and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by CalWest and the contingency plans that have been developed include the following:

                 OCCURRENCE                             POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                CalWest is currently analyzing the option of
                                               the installation of generators at key
                                               locations to ensure uninterrupted power in
                                               order to provide critical customer services.
Telecommunications is unavailable              CalWest is preparing contingency plans to run
                                               the branches without connection to CalWest's
                                               systems including ground transportation to
                                               move work and information between locations
Substantial withdrawal of deposits by          CalWest is putting various contingency
customers                                      funding mechanisms in place including federal
                                               funds lines, shortening the maturity of
                                               securities, FHLB advances and the use of the
                                               Federal Reserve discount window
Substantial increased cash needs by customers  CalWest is analyzing customer deposit history to estimate additional customer cash needs,
                                               if any.
Miscellaneous occurrences which require        CalWest is ensuring that key personnel are
additional personnel to remedy.                available before and after January 1, 2000.

Although CalWest believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and CalWest's other Year 2000 remedial and contingency plans will fully protect

CalWest from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that CalWest's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of CalWest, vendors of CalWest or customers of CalWest are disrupted as a result of the Year 2000problem, such disruption could have a material adverse effect on CalWest.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as CalWest, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions that could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which CalWest expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of CalWest, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and CalWest undertakes no obligation to update any forward-looking statements to reflect the occurrence of unanticipated events.

CalWest's disclosures and announcements herein concerning its Year 2000 planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of CalWest's assets and liabilities are monetary items held by CalWest, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on CalWest that was felt in many other industries. The small fixed asset investment of CalWest minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of CalWest, making collection more difficult for CalWest. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

                         DESCRIPTION OF SECURITY FIRST

BUSINESS

Security First is a California state-chartered commercial bank headquartered in Fullerton, California and is a member of the Federal Reserve. The bank commenced operations in 1984 under the name Pacific Inland Bank, and is engaged in the general commercial banking business providing a wide range of commercial banking services, depository services, and loans to individuals and small, medium, and large businesses. Deposits in Security First are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

In 1996, Pacific Inland Bank changed its name to Security First Bank and moved its banking office from Anaheim, California to Fullerton, California. Security First focuses its banking activities in the cities of both Fullerton and Anaheim, California.

Since Security First began operations in 1984, its lending activities have been centered in commercial real estate loans and loans to small and medium-sized businesses in the cities of Anaheim and Fullerton, and other cities in Orange, Riverside, and San Bernardino counties, California.

LENDING AND DEPOSIT TAKING ACTIVITIES

PORTFOLIO COMPOSITION. As of December 31, 1998, Security First had total loans of $26.3 million, the total of Security First's installment and credit card loans outstanding was $4.8 million, the total of commercial loans outstanding was $10.6 million and the total of real estate loans outstanding was $10.9 million, representing 18%, 40% and 42%, respectively, of Security First's loan portfolio. As of June 30, 1999, total loans were $30.0 million, the total of installment and credit card loans outstanding was $6.5 million, the total of commercial loans outstanding was $11.0 million and the total of real estate loans outstanding was $12.5 million, representing 21.6%, 36.7% and 41.7%, respectively, of Security First's gross loan portfolio. Security First accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

DEPOSIT ACTIVITIES. Security First's deposits are attracted from individual and commercial customers. A material portion of Security First's deposits has not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of Security First, nor is a material portion of Security First's loans concentrated within a single industry or group of related industries. As of December 31, 1998, Security First had total deposits of $47.4 million. As of June 30, 1999 total deposits were $45.3 million.

PREMISES

Security First's banking office is located in Fullerton, California, in a branch previously operated as a branch office of El Camino Bank. Security First has entered into a 10 year lease for approximately 5,800 rentable square feet. The lease term commenced October 1, 1996. The base annual rent is approximately $69,000. The base rent is adjusted annually on a scheduled basis through 2001 and then to the fair rental value of the premises as of January 1, 2002. Security First has three 60-month options to renew at the then fair value of the premises.

EMPLOYEES

At June 30, 1999, Security First employed 15 persons consisting of all full-time employees.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information with respect to the directors of Security First well as with respect to the executive officers and all directors and executive officers as a group. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table.

                                                                                               SHARES BENEFICIALLY OWNED
                                                                                               AS OF SEPTEMBER 15, 1999
                                                   POSITIONS HELD WITH       DIRECTOR    -------------------------------------
NAME                                   AGE            SECURITY FIRST           SINCE        NUMBER     PERCENTAGE OF CLASS(1)
---------------------------------      ---      --------------------------  -----------  ------------  -----------------------
Larry Ballard....................          62   Director                          1996        432,222(2)             2.49%

Robert C. Campbell, Jr...........          57   President, Chief Executive
                                                Officer and Director              1997        141,390(3)             0.81%

Edward A. Cronick................          53   Director                          1997         82,222(2)             0.47%

Richard W. Decker, Jr............          55   Director                          1997     11,200,000(4)            56.63%

Harvey Ferguson..................          62   Director                          1999            -0-                --

Richard A. Foster................          63   Director                          1998         82,500(5)             0.48%

Maynard Kambak...................          69   Director                          1996        211,722(2)             1.22%

Warren H. Kelsey.................          61   Director                          1984        440,863(7)             2.48%

Charles W. Metzner...............          44   Director                          1998         70,000(5)             0.40%

Clifford R. Ronnenberg...........          62   Director and Chairman of
                                                the Board                         1984        593,397(6)             3.42%

John Ulrich......................          51   Director                          1992         59,001(6)             0.34%

All Directors and Executive
  Officers of Security First as a
  Group (11 in number):..........                                                          13,377,761(7)            75.22%

------------------------

(1) Includes the effect of the conversion of the principal amount only ($1,050,000) of the debentures.

(2) Includes 32,222 shares subject to presently exercisable options granted pursuant to Security First's 1996 Directors' Stock Option Plan.

(3) Includes 128,890 shares subject to presently exercisable options granted pursuant to Security First's 1996 Employee Stock Option Plan.

(4) Consists of 8,750,000 shares owned by California Financial and 2,450,000 shares issuable upon the conversion of the principal amount of the debentures held by the California Fund. Mr. Decker is a manager and co-founder of Belvedere Capital, the general partner of the California Fund.

(5) Includes 20,000 shares subject to presently-exercisable options granted pursuant to Security First's 1996 Directors' Plan.

(6) Includes 42,963 shares subject to presently exercisable options granted pursuant to the Security First Directors' Plan. With respect to Mr. Ronnenberg, Mr. Ronnenberg serves as a director of California Financial, described above. See biographical information above.

(7) Includes 265,555 shares and 193,334 shares subject to presently exercisable options under Security First's 1996 Directors' Stock Option Plan and Security First's 1996 Employee Plan, respectively.

The following table sets forth certain information with respect to the executive officers of Security First:

                                                                           POSITIONS HELD                     EXECUTIVE
NAME                                               AGE                   WITH SECURITY FIRST               OFFICER* SINCE
---------------------------------------------      ---      ---------------------------------------------  ---------------
Robert C. Campbell, Jr.......................          57   President and Chief Executive Officer                  1997

David A. Duarte..............................          50   Executive Vice President and Chief Credit              1997
                                                            Officer

------------------------

* Each executive officer serves on an annual basis and must be selected annually by the Security First Board of Directors pursuant to the Security First Bylaws.

The following information with respect to the principal occupation and employment of each nominee and executive officer, the principal business of the corporation or other organization in which such occupation and employment is carried on, and in regard to other affiliations and business experience during the past 5 years, has been furnished to Security First by the respective nominees and executive officers. None of the corporations or organizations discussed or referred to below is an affiliate of Security First, except for California Financial, the California Fund, Belvedere Capital, Orange, Placer Sierra, California Community (California), Business Bank and CalWest.

LARRY BALLARD--Director of Security First. Mr. Ballard, a resident of Fullerton for 35 years, is an attorney in Fullerton, certified by the California Board of Legal Specialization as a specialist in taxation law and in estate planning, trust and probate law, and has passed the CPA exam. He has been practicing law since 1964, primarily in real estate, estate planning and transactional law. He served on the Fullerton Planning Commission from 1968-1973, including two years as Chairman, was reappointed to that Commission in 1991, and was its Chairman during 1994 and 1995. From 1973 until its sale to Wells Fargo Bank N.A. in 1990, Mr. Ballard was a director of El Camino Bank.

ROBERT C. CAMPBELL, JR.--President, Chief Executive Officer and Director of Security First since January, 1997. Mr. Campbell has almost 37 years of experience in the banking industry. Prior to joining Security First, Mr. Campbell was a Senior Vice President with California State Bank from September 1994 until January 1997. Before that he was Executive Vice President with Bank of Anaheim from 1984 to 1994. From 1975 to 1984, Mr. Campbell was Executive Vice President of Valencia Bank, starting his career with First Western Bank.

EDWARD A. CRONICK--Director of Security First. Mr. Cronick has 27 years' experience as a Certified Public Accountant, including 6 years' experience with Price Waterhouse & Co., an international CPA firm. Mr. Cronick conducts his accounting practice in Fullerton, California, and for the last 5 years he has been a partner with Munson, Cronick & Associates. For 10 years prior to that he was a partner with Anderson, Lynn, Bezich, Munson & Cronick. Mr. Cronick has been active in community groups and for the last 3 years has served as the Vice Chairman--Finance of the Fullerton Chamber of Commerce.

RICHARD W. DECKER, JR.--Director of Security First. See "Description of California Community-- Management--Information on Directors and Executive Officers."

DAVID A. DUARTE--Executive Vice President and Chief Credit Officer. Prior to joining Security First in 1997, Mr. Duarte was the Chief Credit Officer at Home Bank, a 15-branch community bank headquartered in Long Beach, California. Mr. Duarte joined Home Bank after graduating from UCLA in 1973. Mr. Duarte served on the Board of Directors for the Community Bankers of Southern California during 1995 and 1996.

HARVEY FERGUSON--has been President, Chief Executive Officer, and a Director of Orange since 1993. He is also President, Chief Executive Officer, and a Director of California Financial, Vice Chairman, Chief Executive Officer and a Director of CalWest and of Business Bank, and he is a Director of Security First.

RICHARD A. FOSTER--Director of Security First. Mr. Foster retired in 1991 as the President of Interstate Electronics Corporation, a military electronics company which designed and manufactured missile tracking systems, test instrumentation systems, cathode-ray-tube and flat panel displays, acoustic and electronic intelligence processing systems and Global Positioning System navigation receivers. Most recently, Mr. Foster served as a director of Allied Research Corporation, McLean, Virginia, and Datametrics Corporation, Chatsworth, California. A lifelong resident of Fullerton, Mr. Foster serves as a director of the Fullerton Public Library Foundation and El Doradans at California State University, Fullerton and from 1993 to 1996 served on the Fullerton Arboretum Development Committee. Mr. Foster was active in the United Way of Orange County from 1979 to 1995, serving on the Campaign Cabinet for 2 years, the Board of Directors for 12 years, as the Treasurer for 2 years, the Chairman of the Board for 2 years and was the founder and Chair of the North County Regional Council for 3 years.

MAYNARD KAMBAK--Director of Security First. Mr. Kambak is the owner of Kambak Consulting, a company specializing in the areas of Health Care, Real Estate Development/Management and Investments and has been a resident of Fullerton, California since 1964. Mr. Kambak is also the Managing General Partner of Morelia Real Estate Company. Until its sale to Wells Fargo Bank N.A. in 1990, Mr. Kambak was a director of El Camino Bank. Mr. Kambak has also served as the Administrator and Chief Executive Officer of Fullerton Internal Medicine Center, Chief Executive Officer of St. Jude Medical Group, Inc., President of Core Care, Inc., General Partner of CoreCare II, and the founder of Morningside of Fullerton, Continuing Care Retirement Community.

WARREN H. KELSEY--Director of Security First. Mr. Kelsey is President and owner of American Resource Management, which acquires, develops and manages investment real estate for its own portfolio and for others. Mr. Kelsey is also a director and part owner of Seven Oaks Academy, a group of private schools in the state of Colorado.

CHARLES W. METZNER--Director of Security First. Mr. Metzner has been a practicing Certified Public Accountant for the past 16 years, for the past 10 years with the firm of Ferguson, Metzner & Company in Brea, California. Mr. Metzner has been a resident of Fullerton for over 13 years, and is active in community groups, including serving as a director of the Fullerton School District Educational Foundation.

CLIFFORD R. RONNENBERG--Director and Chairman of the Board of Security First. Mr. Ronnenberg is Chairman, CEO and sole shareholder of CR&R, Incorporated, a leading environmental management, hauling and recycling company serving Southern California. Mr. Ronnenberg also owns Haulaway Storage Containers and serves as Vice President of Ronnenberg Inc., a family owned mobile home park management company. Mr. Ronnenberg is a director of California Financial.

JOHN ULRICH--Director of Security First. Since 1994, Mr. Ulrich has been a financial consultant in connection with business and strategic planning for early-stage companies. During 1993, Mr. Ulrich was a General Partner of Innocal, Costa Mesa, California, a venture capital partnership. From 1991-1993, he was President of Optimotion, Inc., a development company involved in advancements in paper sorters for photocopiers. From 1987-1991, he was Senior Vice President of 3i Capital Corporation, an international investment company.

No director or executive officer of Security First has any family relationship with any other director or executive officer of Security First.

No director of Security First is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act of 1934, or subject to the requirements of Section 15(d) of the Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

                            SELECTED FINANCIAL DATA
                                 SECURITY FIRST
                                  (UNAUDITED)

The selected historical financial data as of and for the year ended December 31, 1998 are derived from Security First's consolidated financial statements, which have been audited by independent public accountants. The selected historical financial data as of and for the six months ended June 30, 1999 have not been audited but, in the opinion of Security First's management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Security First as of such dates and for such period. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1999, or for any future period.

                                                                              AS OF AND FOR THE  AS OF AND FOR THE
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                JUNE 30, 1999    DECEMBER 31, 1998
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease losses..............     $     1,309        $     2,262
Provision for loan and lease losses.........................................              48                323
                                                                              -----------------  -----------------
Net interest income after provision for loan and lease losses...............           1,261              1,939
Noninterest income..........................................................             131                516
Noninterest expense.........................................................           1,216              1,965
                                                                              -----------------  -----------------
Income before income tax....................................................             176                490
Income tax provision........................................................               2                 17
                                                                              -----------------  -----------------
Net income..................................................................     $       174        $       473
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.....................................................................      17,130,640         16,865,800
  Diluted...................................................................      17,130,640         16,865,800
Net income per share
  Basic.....................................................................     $      0.01        $      0.03
  Diluted...................................................................     $      0.01        $      0.03
SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets................................................................     $    50,689        $    52,648
Loans and leases, net.......................................................          29,219             25,470
Other real estate owned.....................................................             269                372
Deposits....................................................................          45,295             47,424
Stockholders' equity........................................................           5,165              5,062
Average assets..............................................................          50,052             46,744
Average earning assets......................................................          46,070             43,040
Average common equity.......................................................           5,062              4,709
PER SHARE DATA:
Common shares outstanding...................................................      17,326,724         16,865,800
Diluted common shares outstanding...........................................      17,326,724         16,865,800
Book value per share........................................................     $      0.30        $      0.30
Diluted book value per share................................................     $      0.30        $      0.30
SELECTED PERFORMANCE RATIOS
Return on average assets....................................................            0.70%              1.01%
Return on average common equity.............................................            6.93%             10.04%
Net yield on interest earning assets........................................            5.73%              5.26%
Efficiency ratio............................................................           84.40%             78.04%
Net interest income before provision for loan and lease losses to average
  assets....................................................................            5.27%              4.84%
SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO...............            1.27%              8.35%
Nonperforming assets to total assets........................................            0.76%              4.23%
Allowance for loan and lease losses to gross loans and leases...............            2.56%              3.04%
Allowance for loan and lease losses to nonperforming loans and leases.......          662.93%             43.13%
Net charge-offs to average loans and leases.................................            0.60%              2.25%
SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.......................................................           10.20%              9.57%
Tier 1 Risk-Weighted Ratio..................................................           14.30%             16.15%
Total Risk Weighted Ratio...................................................           15.56%             17.45%
Average common equity to average assets.....................................           10.11%             10.07%

             SECURITY FIRST'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

This information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Security First included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Security First's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets Security First serves, as well as the other risks detailed in this section and in "Risk Factors" above.

FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

OVERVIEW

Security First had net income of $174,000 for the six months ended June 30, 1999 compared to net income of $434,000 for the six months ended June 30, 1998. Basic and diluted net income per share for the six months ended June 30, 1999 was $0.01 per share compared to $0.03 for the six months ended June 30, 1998. Security First's annualized return on average assets was .7% and its annualized return on average common equity was 6.9% for the six months ended June 30, 1999, as compared to 2.0% and 19.5%, respectively, for the six months ended June 30, 1998

RESULTS OF OPERATIONS

Security First's results of operations depend primarily on Security First's net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. Security First's interest-earning assets consist primarily of loans and investment securities, while its interest-bearing liabilities are deposits. Security First's results of operations are also affected by Security First's provision for loan and lease losses, resulting from management's assessment of the adequacy of Security First's allowance for loan and lease losses, the level of its other income and the level of its other expenses, such as compensation and employee benefits, occupancy costs, expenses associated with the administration of problem assets, and income taxes.

Compared to the prior year results, the reduction in Security First's net income for the six months ended June 30, 1999 stems primarily from a combination of decreased noninterest income by approximately $309,000, increased loan loss provision by $12,000, increased noninterest expense by approximately $209,000 and provision for taxes of $2,000 partially offset by increased net interest income of approximately $272,000. The decrease in noninterest income is primarily attributable to a one-time settlement with the California Department of Transportation in 1998 of $369,000 that is non-recurring.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income was approximately $1.3 million for the six months ended June 30, 1999, an increase of $272,000, or 26.2%, over the $1.0 million for the same period in 1998. An increase in interest income to $1.8 million for the six months ended June 30, 1999 from $1.6 million for the same period in 1998, combined with decreased interest expense of $443,000 for the six months ended June 30, 1999 from $601,000 for the same period in 1998 contributed to this earnings improvement. The increase in net interest income in 1999 is primarily attributable to an increase in earning assets combined with a decrease in the cost of deposit liabilities partially offset by a decline in the yield on earning assets.

Loans and leases, the largest component of earning assets, increased to an average balance of $26.8 million for the six months ended June 30, 1999 from $23.3 million for the six months ended June 30, 1998, with an average yield of 9.7% and 9.9%, respectively. The 15.3% increase in the average balance of loans and leases was primarily attributable to increased loan demand and the strengthening business climate in the area served by Security First. Investments in securities and Federal funds sold also increased to an average of $8.3 million for the six months ended June 30, 1999 from an average of $7.0 million for the six months ended June 30, 1998, with an average yield of 5.5% and 5.2%, respectively. The yield on earning assets was 7.7% for the six months ended June 30, 1999 compared to 8.3% for the same period in 1998.

Average interest-bearing deposit liabilities decreased 1.0% to $27.9 million for the six months ended June 30, 1999 from $28.2 million for the same period in 1998. The cost of these funds decreased to 3.2% for the six months ended June 30, 1999 compared to 4.3% for the same period in 1998. The decrease in the cost of deposits is attributable to a decrease in rates paid on all categories of deposits. The rates paid on certificates of deposit decreased to 4.6% for the six months ended June 30, 1999 compared to 5.4% for the same period in 1998, and the decrease in rates paid on interest bearing transaction accounts and savings accounts declined to 2.0% for the six months ended June 30, 1999 compared to 2.7% for the same period in 1998. The decrease in the cost of deposits also reflects a change in the mix of deposit liabilities, with average certificates of deposit representing 46% of average interest bearing deposits for the six months ended June 30, 1999 compared to 61% for the same period in 1998. Furthermore, noninterest-bearing deposit liabilities represented 38% of average total deposits for the six months ended June 30, 1999 compared to 27% for the same period in 1998.

As a result of the foregoing factors, the average net yield on earning assets increased to 5.7% for the six months ended June 30, 1999 compared to 5.3% for the same period in 1998.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                       SIX MONTHS ENDED
                                                           ------------------------------------------------------------------------
                                                                      JUNE 30, 1999                        JUNE 30, 1998
                                                           -----------------------------------  -----------------------------------
                                                                       INTEREST      AVERAGE                INTEREST      AVERAGE
                                                            AVERAGE    INCOME OR    YIELD OR     AVERAGE    INCOME OR    YIELD OR
                                                            BALANCE     EXPENSE       COST       BALANCE     EXPENSE       COST
                                                           ---------  -----------  -----------  ---------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1).....................................  $  26,809   $   1,283         9.65%  $  23,257   $   1,140         9.88%
Investment securities (2)................................      4,452         151         6.84       3,718         114         6.18
Federal funds sold.......................................      3,815          74         3.91       3,276          65         4.00
Other earning assets.....................................     10,994         244         4.48       9,474         319         6.79
                                                           ---------  -----------               ---------  -----------
      Total interest-earning assets......................     46,070       1,752         7.67      39,725       1,638         8.32
Non-earning assets:
Cash and demand deposits with banks......................      3,272                                2,344
Other assets.............................................        710                                1,185
                                                           ---------                            ---------
      Total assets.......................................     50,052                               43,254
                                                           ---------                            ---------
                                                           ---------                            ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand................................      3,954          23         1.17       3,185          21         1.33
  Money market...........................................     10,281         122         2.39       7,238         118         3.29
  Savings................................................        917           9         1.98         639           8         2.52
  Time...................................................     12,737         289         4.58      17,118         454         5.35
                                                           ---------  -----------               ---------  -----------
      Total interest-bearing deposits....................     27,889         443         3.20      28,180         601         4.30
Noninterest-bearing liabilities:
  Demand deposits........................................     16,906                               10,451
  Other liabilities......................................        195                                  178
                                                           ---------                            ---------
      Total liabilities..................................     44,990                               38,809
Shareholders' equity.....................................      5,062                                4,445
                                                           ---------                            ---------
Total liabilities and shareholders' equity...............  $  50,052                            $  43,254
                                                           ---------  -----------               ---------  -----------
                                                           ---------                            ---------
Net interest income......................................              $   1,309                            $   1,037
                                                                      -----------                          -----------
                                                                      -----------                          -----------
Net yield on interest-earning assets.....................                                5.73%                                5.26%

------------------------

(1) Loan fees of $21,000 and $24,000 are included in the computations for 1999 and 1998, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                       SIX MONTHS ENDED JUNE 30,
                                                                         1999 COMPARED TO 1998
                                                             ----------------------------------------------
                                                                 NET
                                                               CHANGE       RATE       VOLUME        MIX
                                                             -----------  ---------  -----------  ---------
                                                                             (IN THOUSANDS)
Interest Income:
Loans and leases...........................................   $     143   $     (27)  $     174   $      (4)
Investment securities......................................          37          12          22           3
Federal funds sold.........................................           9          (1)         11          (1)
Other earning assets.......................................         (75)       (109)         51         (17)
                                                                  -----   ---------       -----         ---
  Total interest income....................................         114        (125)        258         (19)
Interest Expense:
Interest-bearing demand....................................           2          (3)          5          --
Money market...............................................           4         (32)         50         (14)
Savings....................................................           1          (2)          3          --
Time.......................................................        (165)        (65)       (116)         16
                                                                  -----   ---------       -----         ---
  Total interest expense...................................        (158)       (102)        (58)          2
                                                                  -----   ---------       -----         ---
Net interest income........................................   $     272   $     (23)  $     316   $     (21)
                                                                  -----   ---------       -----         ---
                                                                  -----   ---------       -----         ---

PROVISION FOR LOAN AND LEASE LOSSES

During the six months ended June 30, 1999, a total of $48,000 was charged against operations and added to the allowance for loan and lease losses, as compared to $36,000 for the same period in 1998. The increased provision is primarily attributable to the increase in the loan portfolio. See "--Financial Condition," below.

NONINTEREST INCOME

Noninterest income for the six months ended June 30, 1999 was $131,000 compared to $440,000 for the same period in 1998. The decrease in noninterest income is primarily attributable to a one-time settlement with the California Department of Transportation in 1998 of $369,000 that is non-recurring. Income from service charges on deposit accounts increased to $55,000 for the six months ended June 30, 1999 compared to $42,000 for the same period in 1998 and other noninterest income decreased to $76,000 for the six months ended June 30, 1999 compared to $398,000 for the same period in 1998.

The following table presents for the periods indicated the major categories of noninterest income:

                                                                                    SIX MONTHS
                                                                                  ENDED JUNE 30,
                                                                               --------------------
                                                                                 1999       1998
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Service charges and fees.....................................................  $      55  $      42
Other income.................................................................         76        398
                                                                               ---------  ---------
  Total......................................................................  $     131  $     440
                                                                               ---------  ---------
                                                                               ---------  ---------

NONINTEREST EXPENSES

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of Security First. Also included are the costs of carrying and administering the OREO portfolio (as defined below) as well as the costs associated with problem assets, which include nonperforming and restructured loans. "OREO," or "other real estate owned," consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure.

Noninterest expense for the six months ended June 30, 1999 was $1.2 million, an increase of $209,000, or 20.8%, from $1.0 million for the same period in 1998. Salaries and employee benefits increased to $561,000 for the six months ended June 30, 1999 from $481,000 for the same period in 1998, which increase is attributable to increased staffing levels. Occupancy and equipment expense increased to $150,000 for the six months ended June 30, 1999 from $139,000 for the six months ended June 30, 1998. Other noninterest expenses increased to $505,000 for the six months ended June 30, 1999 from $387,000 for the six months ended June 30, 1998 largely attributable to increased data processing and Year 2000 related expenses. Security First's efficiency ratio (defined as noninterest expense before income or losses related to other real estate owned to total revenue less interest expense) was 84.4% for the six months ended June 30, 1999, a decrease of 15.9% from 68.5% for the comparable period of 1998.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                                  SIX MONTHS
                                                                                ENDED JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Salaries and employee benefits.............................................  $     561  $     481
Occupancy and equipment....................................................        150        139
Professional fees..........................................................        130        119
Data and item processing...................................................         89         66
Communications.............................................................         51         45
Business development and promotions........................................         39         20
Year 2000..................................................................         43         --
Net other real estate owned (income) expense...............................          4        (19)
Other loan expense.........................................................         20         21
Insurance..................................................................         26         35
Other......................................................................        103        100
                                                                             ---------  ---------
  Total....................................................................  $   1,216  $   1,007
                                                                             ---------  ---------
                                                                             ---------  ---------

PROVISION FOR INCOME TAXES

As a result of increased taxable earnings for the six months ended June 30, 1999, Security First made a provision for income taxes of $2,000 while no provision was made for the same period in 1998. Security First's minimal tax provision results from the ability to offset current year earnings with prior years' losses to the extent allowable by state and federal tax law.

FINANCIAL CONDITION

Total assets of Security First at June 30, 1999 were $50.7 million compared to total assets of $52.6 million at December 31, 1998 and $47.8 million at June 30, 1998. Total earning assets of Security First at June 30, 1999 were $45.1 million compared to total earning assets of $45.1 million at December 31, 1998 and $38.8 million at June 30, 1998. The increase in total assets and total earning assets since June 30, 1998 is substantially attributable to the increase in loans that increased $5.9 million, or 24.4%, to $30.0 million at June 30, 1999 from $24.1 million at June 30, 1998.

LOANS AND LEASES

Total gross loans and leases at June 30, 1999 were $30.0 million compared to $26.3 million at December 31, 1998 and $24.1 million at June 30, 1998. At June 30, 1999, the four largest lending categories were: (i) real estate loans, (ii) commercial loans, (iii) loans to individuals and (iv) SBA loans. At June 30, 1999, those categories accounted for $12.5 million, $10.6 million, $6.5 million and $443,000, or approximately 41.7%, 35.3%, 21.6% and 1.4% of total gross loans and leases, respectively.

The following table sets forth the amount of loans and leases outstanding for Security First as of the dates indicated, according to type of loan, inclusive of mortgage loans held for sale. Security First has no foreign loans or energy-related loans.

                                                                                JUNE 30,
                                                                          --------------------
                                                                            1999       1998
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Real estate loans.......................................................  $  12,539  $   9,438
Commercial..............................................................     10,587      8,152
Consumer loans..........................................................      6,431      5,683
SBA loans...............................................................        443        836
Other loans.............................................................         34         28
                                                                          ---------  ---------
Subtotal................................................................     30,034     24,137
Less: allowance for loan and lease losses...............................       (769)      (968)
Deferred loan fees......................................................        (46)       (52)
                                                                          ---------  ---------
Net loans and leases....................................................  $  29,219  $  23,117
                                                                          ---------  ---------
                                                                          ---------  ---------

The following table shows the amounts of certain categories of loans outstanding as of June 30, 1999, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. Residential mortgage loans held for sale are reported as due after five years.

                                                                           JUNE 30, 1999
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $   5,563    $      31
After one year but within five years:
Interest rates are floating or adjustable...........................       1,240        1,056
Interest rates are fixed or predetermined...........................       3,538        4,151
After five years:
Interest rates are floating or adjustable...........................          --        3,025
Interest rates are fixed or predetermined...........................         246        4,276
                                                                      -----------  -----------
  Total.............................................................   $  10,587    $  12,539
                                                                      -----------  -----------
                                                                      -----------  -----------

As of June 30, 1999, in management's judgment, a concentration of loans existed in commercial loans and real estate loans. At that date, approximately 77.0% of Security First's loans were commercial loans or real estate loans, representing 41.7% and 35.3% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Security First.

NONPERFORMING ASSETS

The following table summarizes nonperforming assets as of June 30, 1999 and June 30, 1998.

                                                                                    JUNE 30,
                                                                              --------------------
                                                                                1999       1998
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Nonaccrual loans and leases, not restructured...............................  $     116  $     579
Accruing loans and leases past due 90 days or more..........................         --         --
Restructured loans and leases...............................................         --        149
                                                                              ---------  ---------
  Total nonperforming loans and leases ("NPLs").............................        116        728

Other real estate owned ("OREO")............................................        269        395
                                                                              ---------  ---------

  Total nonperforming assets ("NPAs").......................................  $     385  $   1,123
                                                                              ---------  ---------
                                                                              ---------  ---------
Selected ratios:
  NPLs to total loans and leases............................................       0.39%      3.02%
  NPAs to total loans and leases and OREO...................................       1.27       4.58
  NPAs to total assets......................................................       0.76       2.48

Security First's current policy is to stop accruing interest on loans which are past due as to principal or interest 90 days or more, except in circumstances where the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual, previously accrued and unpaid interest is generally reversed out of income.

Security First would have recorded additional interest income of approximately $23,000 for the six months ended June 30, 1999 on nonperforming loans if such loans had been current in accordance with their original terms. Interest income recorded on nonperforming loans for the six months ended June 30, 1999 was approximately $8,000.

Loans aggregating $123,000 at June 30, 1999 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. Security First's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $18,000 at June 30, 1999. The average balance of impaired loans during the six months ended June 30, 1999 was $123,000.

As of the end of the most recent period, management was not aware of any loans that had not been placed on nonaccrual status as to which there were serious doubts as to the ability of the respective borrowers to comply with present loan repayment terms.

At June 30, 1999, Security First had OREO properties with an aggregate carrying value of $269,000. During the six months ended June 30, 1999, properties with a total carrying value of $103,000 were sold. All of the OREO properties are recorded by Security First at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

Security First's policy requires that a loan be performing for six consecutive months in order for a restructured loan to be restored to fully performing status. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for Security First to make further concessions or to transfer the loan to nonaccrual status or OREO. Restructured loans as to which the payment of interest or principal is 90 days or more overdue are reported as nonaccrual loans. At June 30, 1999, none of Security First's nonaccrual loans had previously been restructured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan and lease losses represents the amounts which have been set aside for the specific purpose of absorbing losses which may occur in Security First's loan and lease portfolio. The provision for loan and lease losses is an expense charged against operating income and added to the allowance for loan and lease losses.

In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, known problem loans, evaluations made by regulatory agencies and Security First's outside loan reviewer, assessment of economic conditions and other appropriate data to identify the risks in the portfolio. In determining the amount of the allowance, a specific allowance amount is assigned to those loans with identified special risks, and the remaining loan portfolio is reviewed by category and assigned an allowance percentage for inherent losses. The allocation process does not necessarily measure anticipated future credit losses; rather, it reflects management's assessment at a certain date of perceived credit risk exposure and the impact of current and anticipated economic conditions, which may or may not result in future credit losses. While management believes the allowance to be adequate, it should be noted that it is based on estimates, and ultimate losses may vary from such estimates if future conditions differ materially from the assumptions used in making the evaluation. Security First's lending is concentrated in Southern California, which has experienced adverse economic conditions, including declining real estate values. Those factors have adversely affected borrowers' ability to repay loans. Although management believes the level of the allowance as of June 30, 1999 is adequate to absorb losses inherent in the loan portfolio, additional declines in the local economy may result in increasing losses that cannot reasonably be predicted at this date. The possibility of increased costs of collection, nonaccrual of interest on those loans that are or may be placed on nonaccrual, and further charge-offs could have an adverse impact on Security First's financial condition in the future.

The Department of Financial Institutions and the Federal Reserve, as an integral part of their respective supervisory functions, periodically review Security First's allowance for loan and lease losses. Such regulatory agencies may require Security First to increase its provision for loan and lease losses or to recognize further loan charge-offs, based upon judgments different from those of management.

In December 1993, the federal banking agencies issued an inter-agency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (i) assets classified loss; (ii) 50% of assets classified doubtful; (iii) 15% of assets classified substandard; and (iv) estimated credit losses on other assets over the upcoming 12 months. At June 30, 1999, Security First's allowance constituted over 123% of the benchmark amount suggested by the federal banking agencies' policy statement.

Security First's allowance for loan and lease losses was $769,000 at June 30, 1999 compared to $968,000 at June 30, 1998. During the six months ended June 30, 1999, the provision for loan and lease losses was $48,000, or .36% (annualized) to average loans at June 30, 1999, loan and lease charge-offs were $92,000 and recoveries were $12,000, which compares to a provision for loan and lease losses of $36,000, or .31% (annualized) to average loans at June 30, 1998, loan and lease charge-offs of $137,000 and recoveries of $56,000 during the same period in 1998. Security First's allowance for loan and lease losses represented 2.56% of gross loans at June 30, 1999 and 4.01% at June 30, 1998 while the allowance for loan and lease losses represented 662.93% of nonperforming loans and leases at June 30, 1999 and 132.97% at June 30, 1998.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense as of and for the periods ending June 30, 1999 and June 30, 1998:

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         --------------------
                                                                           1999       1998
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Average loans and leases outstanding...................................  $  26,809  $  23,257
Gross loans and leases.................................................     30,034     24,137
Nonperforming loans and leases.........................................        116        728
  Allowance for loan and lease losses:
    Balance at beginning of period.....................................        801      1,013
    Loans charged off during period
      Commercial.......................................................         58          1
      Real estate......................................................         15        132
      Installment......................................................         19          4
                                                                         ---------  ---------
        Total..........................................................         92        137
    Recoveries during period
      Commercial.......................................................          2         13
      Real estate......................................................         10          8
      Installment......................................................         --         35
                                                                         ---------  ---------
        Total..........................................................         12         56
                                                                         ---------  ---------
      Net loans charged off during period..............................         80         81
      Provision for loan and lease losses..............................         48         36
                                                                         ---------  ---------
        Balance at end of period.......................................  $     769  $     968
                                                                         ---------  ---------
                                                                         ---------  ---------
Selected ratios:
  Net charge-offs to average loans and leases (1)......................       0.60%      0.70%
  Provision for loan and lease losses to average loans (1).............       0.36       0.31
  Allowance at end of period to gross loans and leases outstanding at
    end of period......................................................       2.56       4.01
  Allowance as percentage of nonperforming loans and leases............     662.93     132.97

------------------------

(1) Annualized

The following table indicates management's allocation of the allowance as of the dates indicated:

                                                                                  JUNE 30,
                                                         ----------------------------------------------------------
                                                                     1999                          1998
                                                         ----------------------------  ----------------------------

                                                                        PERCENT OF                    PERCENT OF
                                                                       LOANS IN EACH                 LOANS IN EACH
                                                                        CATEGORY TO                   CATEGORY TO
                                                           AMOUNT       TOTAL LOANS      AMOUNT       TOTAL LOANS
                                                         -----------  ---------------  -----------  ---------------
                                                                           (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.................   $     247           36.7%     $     332           37.2%
Real estate and construction...........................         238           41.7            381           39.1
Consumer...............................................         224           21.6            255           23.7
Unallocated............................................          60             --             --             --
                                                              -----          -----          -----          -----
  Total................................................   $     769          100.0%     $     968          100.0%
                                                              -----          -----          -----          -----
                                                              -----          -----          -----          -----

In allocating Security First's allowance for loan and leases losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT SECURITIES

Security First maintains a portion of its assets in investment securities to balance risk and to ensure liquidity. See "--Liquidity," below.

Total investments at June 30, 1999 were $15.8 million compared to $19.7 million at December 31, 1998 and $15.7 million at June 30, 1998. At June 30, 1999, the investments of Security First included overnight Federal funds sold and securities purchased under agreement to resell of $5.9 million, interest-bearing deposits with other banks of $1.8 million, investment securities of $7.9 million and Federal Reserve Bank stock of $191,000. At June 30, 1999, the portfolio of investment securities primarily consisted of U.S. government agency securities, municipal obligations and corporate bonds. At June 30, 1999, $5.4 million of Security First's portfolio of investment securities was classified as available for sale while $2.5 million was classified as held to maturity. Security First does not hold any investment securities in a trading account.

The following table presents the amortized cost of securities and their approximate fair values at June 30, 1999:

                                                                                        JUNE 30, 1999
                                                                    ------------------------------------------------------
                                                                                     GROSS          GROSS       ESTIMATED
                                                                     AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                                       COST          GAIN           LOSS          VALUE
                                                                    -----------  -------------  -------------  -----------
                                                                                        (IN THOUSANDS)
Available for sale:
U.S. and state government and its agencies........................   $   2,995     $      --      $     (36)    $   2,959
Municipal obligations.............................................         489             5             --           494
Corporate bonds...................................................       2,018            --            (30)        1,988
                                                                    -----------          ---            ---    -----------
  Total available for sale........................................       5,502             5            (66)        5,441
                                                                    -----------          ---            ---    -----------
                                                                    -----------          ---            ---    -----------
Held to Maturity:
U.S. and state government and its agencies........................       1,000            --            (10)          990
Corporate bonds...................................................       1,495            --            (19)        1,476
                                                                    -----------          ---            ---    -----------
  Total held to maturity..........................................       2,495            --            (29)        2,466
                                                                    -----------          ---            ---    -----------
  Total...........................................................   $   7,997     $       5      $     (95)    $   7,907
                                                                    -----------          ---            ---    -----------
                                                                    -----------          ---            ---    -----------

The following tables show the maturities of investment securities at June 30, 1999 and the weighted average yields of such securities:

                                                                                 JUNE 30, 1999
                                                   --------------------------------------------------------------------------
                                                                                 AFTER ONE YEAR          AFTER FIVE YEARS
                                                       WITHIN ONE YEAR       BUT WITHIN FIVE YEARS          BUT WITHIN
                                                                                                            TEN YEARS
                                                   ------------------------  ----------------------  ------------------------
                                                     AMOUNT        YIELD      AMOUNT       YIELD       AMOUNT        YIELD
                                                   -----------     -----     ---------     -----     -----------     -----
                                                                             (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. and state government and its agencies.....   $      --           --   $   2,959        5.62%   $      --           --
  Municipal obligations..........................          --           --         494        7.67           --           --
  Corporate bonds................................          --           --       1,988        5.56           --           --
                                                          ---                ---------                      ---
    Total available for sale.....................          --           --       5,441        5.78           --           --
                                                          ---                ---------                      ---
Held to Maturity:
  U.S. and state government and its agencies.....          --           --       1,000        5.53           --           --
  Corporate bonds................................          --           --       1,495        5.79           --           --
                                                          ---                ---------                      ---
    Total held to maturity.......................          --           --       2,495        5.69           --           --
                                                          ---                ---------                      ---
    Total........................................   $      --           --   $   7,936        5.75%   $      --           --
                                                          ---                ---------                      ---
                                                          ---                ---------                      ---


                                                       AFTER TEN YEARS
                                                   ------------------------
                                                     AMOUNT        YIELD
                                                   -----------     -----

Securities available for sale:
  U.S. and state government and its agencies.....   $      --           --
  Municipal obligations..........................          --           --
  Corporate bonds................................          --           --
                                                          ---
    Total available for sale.....................          --           --
                                                          ---
Held to Maturity:
  U.S. and state government and its agencies.....          --           --
  Corporate bonds................................          --           --
                                                          ---
    Total held to maturity.......................          --           --
                                                          ---
    Total........................................   $      --           --
                                                          ---
                                                          ---

Additional information concerning investment securities is provided in the notes to the accompanying consolidated financial statements.

DEPOSITS

Total deposits were $45.3 million at June 30, 1999 compared to $47.4 million at December 31, 1998 and $42.6 million at June 30, 1998. The increase in total deposits since June 30, 1998 is largely attributable to an increase in noninterest bearing deposits partially offset by a decrease in interest bearing deposits. Total noninterest bearing demand deposits were $18.3 million, or approximately 40.4% of total deposits, at June 30, 1999 compared to $13.9 million, or approximately 32.6% of total deposits, at June 30, 1998. Interest bearing deposits were $27.0 million, or approximately 59.6% of total deposits, at June 30, 1999 compared to $28.7 million, or approximately 67.4% of total deposits, at June 30, 1998.

                                                                    SIX MONTHS ENDED JUNE 30,
                                                          ----------------------------------------------
                                                                   1999                    1998
                                                          ----------------------  ----------------------
                                                           AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                           BALANCE      RATE       BALANCE      RATE
                                                          ---------  -----------  ---------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Noninterest-bearing demand..............................  $  16,906          --%  $  10,451          --%
Interest-bearing demand.................................      3,954        1.16       3,185        1.33
Money market............................................     10,281        2.39       7,238        3.29
Savings.................................................        917        1.94         639        2.46
Time....................................................     12,737        4.58      17,118        5.35
                                                          ---------               ---------
  Total.................................................  $  44,795        1.99%  $  38,631        3.14%
                                                          ---------               ---------
                                                          ---------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at June 30, 1999:

                                                           JUNE 30, 1999
                                                          ---------------
                                                          (IN THOUSANDS)
Due in three months or less.............................     $   5,638
Due in over three months through six months.............         1,024
Due in over six months through twelve months............           540
Due in over twelve months...............................            --
                                                                ------
  Total.................................................     $   7,202
                                                                ------
                                                                ------

FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

OVERVIEW

Security First had net income of $473,000 for the year ended December 31, 1998 compared to a net loss of $1.8 million for the year ended December 31, 1997. The increase in net income is due to an increase in net interest income and noninterest income of $843,000 and $383,000, respectively, and decreased provision for loan and lease losses and noninterest expense of $57,000 and $1.0 million, respectively, partially offset by an increased provision for income taxes of $15,000. Basic and diluted net income per share in 1998 was $0.03 per share compared to a loss per share of $0.19 in 1997. Security First's return on average assets was 1.0% and its return on average common equity was 10.0% for the year ended December 31, 1998, as compared to (5.6)% and (67.7)%, respectively, for the year ended December 31, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Security First's net interest income increased $843,000, or 59.4%, in 1998 due to an increase of $837,000 in interest income and by decreased interest expense of $6,000. Interest income increased primarily due to the higher volume of earning assets partially offset by decreased yields. Interest expense decreased due to a decline in the cost of interest bearing liabilities partially offset by an increase in the volume of interest bearing deposit liabilities. The yield on interest-earning assets declined to 7.9% in 1998 from 8.9% in 1997 and the cost of average interest-bearing liabilities decreased to 4.0% in 1998 from 4.9% in 1997. As a result of those factors, the net yield on earning assets increased to 5.3% in 1998 from 4.9% in 1997.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                          YEARS ENDED
                                                            ------------------------------------------------------------------------
                                                                     DECEMBER 31, 1998                    DECEMBER 31, 1997
                                                            -----------------------------------  -----------------------------------
                                                                        INTEREST      AVERAGE                INTEREST      AVERAGE
                                                             AVERAGE    INCOME OR    YIELD OR     AVERAGE    INCOME OR    YIELD OR
                                                             BALANCE     EXPENSE       COST       BALANCE     EXPENSE       COST
                                                            ---------  -----------  -----------  ---------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)......................................  $  23,743   $   2,280         9.60%  $  20,519   $   2,019         9.84%
Investment securities (2).................................      4,131         258         6.25       2,202         165         7.49
Federal funds sold........................................      3,680         190         5.16       4,839         283         5.85
Other earning assets......................................     11,486         689         6.00       1,468         113         7.70
                                                            ---------  -----------               ---------  -----------
    Total interest-earning assets.........................     43,040       3,417         7.94      29,028       2,580         8.89
Non-earning assets:
Cash and demand deposits with banks.......................      2,670                                1,112
Other assets..............................................      1,034                                1,736
                                                            ---------                            ---------
    Total assets..........................................     46,744                               31,876
                                                            ---------                            ---------
                                                            ---------                            ---------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand.................................      3,189          41         1.29       2,086          38         1.82
  Money market............................................      8,905         271         3.04       3,277         160         4.88
  Savings.................................................        671          17         2.53         371          11         2.96
  Time....................................................     16,191         826         5.10      17,830         952         5.34
                                                            ---------  -----------               ---------  -----------
    Total interest-bearing deposits.......................     28,956       1,155         3.99      23,564       1,161         4.93
Short-term borrowing......................................         --          --           --          13          --           --
                                                            ---------  -----------               ---------  -----------
    Total interest-bearing liabilities....................     28,956       1,155         3.99      23,577       1,161         4.92
Noninterest-bearing liabilities:
  Demand deposits.........................................     12,893                                5,391
  Other liabilities.......................................        186                                  256
                                                            ---------                            ---------
    Total liabilities.....................................     42,035                               29,224
Shareholders' equity......................................      4,709                                2,652
                                                            ---------                            ---------
Total liabilities and shareholders' equity................  $  46,744                            $  31,876
                                                            ---------  -----------               ---------  -----------
                                                            ---------                            ---------
Net interest income.......................................              $   2,262                            $   1,419
                                                                       -----------                          -----------
                                                                       -----------                          -----------
Net yield on interest-earning assets......................                                5.26%                                4.89%

------------------------

(1) Loan fees of $62,000 and $71,000 are included in the computations for 1998 and 1997, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                    YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------
                                                                     1998 COMPARED TO 1997
                                                          --------------------------------------------
                                                              NET
                                                            CHANGE       RATE      VOLUME       MIX
                                                          -----------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Interest Income:
Loans and leases........................................   $     261   $     (49) $     317  $      (7)
Investment securities...................................          93         (27)       145        (25)
Federal funds sold......................................         (93)        (33)       (68)         8
Other earning assets....................................         576         (25)       771       (170)
                                                               -----   ---------  ---------  ---------
  Total interest income.................................         837        (134)     1,165       (194)
Interest Expense:
Interest-bearing demand.................................           3         (12)        20         (5)
Money market............................................         111         (60)       274       (103)
Savings.................................................           6          (2)         9         (1)
Time....................................................        (126)        (42)       (87)         3
                                                               -----   ---------  ---------  ---------
  Total interest expense................................          (6)       (116)       216       (106)
                                                               -----   ---------  ---------  ---------
Net interest income.....................................   $     843   $     (18) $     949  $     (88)
                                                               -----   ---------  ---------  ---------
                                                               -----   ---------  ---------  ---------

NONINTEREST INCOME

Noninterest income increased by $383,000 to $516,000 in 1998 from $133,000 in 1997. The increase was primarily due to a one-time settlement with the California Department of Transportation in 1998 of $369,000 that is non-recurring.

The following table presents for the periods indicated the major categories of noninterest income:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                             (IN THOUSANDS)
Service charges and fees................................  $      82  $      73
Other income............................................        434         60
                                                          ---------  ---------
  Total.................................................  $     516  $     133
                                                          ---------  ---------
                                                          ---------  ---------

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of Security First. Also included are the costs of carrying and administering the OREO portfolio (as defined below) as well as the costs associated with problem assets, which include nonperforming and restructured loans. "OREO" or "other real estate owned," consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure.

Noninterest expense decreased $1.0 million, or 33.7%, to $2.0 million in 1998 from $3.0 million in 1997. The decrease in expense is largely attributable to a decrease in personnel and professional expenses partially offset by an increase in data processing and other expenses. Security First's efficiency ratio

(defined as noninterest expense before income or losses related to other real estate owned to total revenue less interest expense) was 78.0% for the year ended December 31, 1998, a decrease of 86.6%, from 164.6% for 1997.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                             YEARS ENDED DECEMBER
                                                                                     31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Salaries and employee benefits.............................................  $     914  $   1,192
Professional fees..........................................................        237        385
Occupancy and equipment....................................................        307        247
Data and item processing...................................................        142        131
Communications.............................................................         88         93
Business development and promotions........................................         58         74
Year 2000..................................................................        103         --
Other real estate owned (income) expense...................................       (203)       411
Other......................................................................        319        433
                                                                             ---------  ---------
  Total....................................................................  $   1,965  $   2,966
                                                                             ---------  ---------
                                                                             ---------  ---------

PROVISION FOR INCOME TAXES

Security First recorded a tax provision of $17,000 in 1998 compared to a provision of $2,000 recorded in 1997. This increase in taxes resulted from higher taxable earnings in 1998 partially offset by the carry forward of prior year net operating losses.

FINANCIAL CONDITION

Total assets of Security First at December 31, 1998 were $52.6 million compared to total assets of $41.3 million at December 31, 1997. Total earning assets of Security First at December 31, 1998 were $45.1 million compared to total earning assets of $37.4 million at December 31, 1997. The increase in total assets and total earning assets since December 31, 1997 is substantially attributable to the increase in gross loans that increased $4.1 million, or 18.7%, to $26.3 million at December 31, 1998 from $22.2 million at December 31, 1997.

LOANS AND LEASES

Total gross loans and leases of Security First at December 31, 1998 were $26.3 million compared to $22.2 million at December 31, 1997. At December 31, 1998, the four largest lending categories were: (i) real estate loans, (ii) commercial loans, (iii) loans to individuals and (iv) SBA loans. At December 31, 1998, those categories accounted for $10.9 million, $10.1 million, $4.7 million and $555,000, or approximately 41.6%, 38.2%, 18.1% and 2.1% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for Security First at the end of each of the years indicated, according to type of loan. Security First has no foreign loans or energy-related loans as of the dates indicated.

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Real estate loans.......................................................  $  10,936  $   6,131
Commercial..............................................................     10,059      9,243
Consumer Loans..........................................................      4,742      5,852
SBA Loans...............................................................        555        930
Other loans.............................................................         25         17
                                                                          ---------  ---------
Subtotal................................................................     26,317     22,173
Less: allowance for loan and lease losses...............................       (801)    (1,013)
Deferred loan fees......................................................        (46)       (55)
                                                                          ---------  ---------
Net loans and leases....................................................  $  25,470  $  21,105
                                                                          ---------  ---------
                                                                          ---------  ---------

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                         DECEMBER 31, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $   5,892    $     335
After one year but within five years:
Interest rates are floating or adjustable...........................       1,163        1,107
Interest rates are fixed or predetermined...........................       2,357        3,785
After five years:
Interest rates are floating or adjustable...........................          --        2,222
Interest rates are fixed or predetermined...........................         647        3,487
                                                                      -----------  -----------
    Total...........................................................   $  10,059    $  10,936
                                                                      -----------  -----------
                                                                      -----------  -----------

As of December 31, 1998, in management's judgment, a concentration of loans existed in commercial loans and real estate loans. At that date, approximately 81.9% of Security First's loans were commercial and SBA loans or real estate loans, representing 40.3% and 41.6% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Security First.

NONPERFORMING ASSETS

The following table summarizes the loans for which the accrual of interest has been discontinued and loans more than 90 days past due and still accruing interest, including those loans that have been restructured and other real estate owned:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Nonaccrual loans and leases, not restructured..............................  $   1,654  $     415
Accruing loans and leases past due 90 days or more.........................         --         14
Restructured loans and leases..............................................        203        663
                                                                             ---------  ---------
    Total nonperforming loans and leases ("NPLs")..........................      1,857      1,092
Other real estate owned ("OREO")...........................................        372        564
                                                                             ---------  ---------
    Total nonperforming assets ("NPAs")....................................  $   2,229  $   1,656
                                                                             ---------  ---------
                                                                             ---------  ---------
Selected ratios:
    NPLs to total loans and leases.........................................       7.06%      4.92%
    NPAs to total loans and leases and OREO................................       8.35       7.28
    NPAs to total assets...................................................       4.23       4.01

Security First's impaired loans pursuant to SFAS 114 as amended by SFAS 118 are loans that are nonaccrual and those that have been restructured. For the twelve months ended December 31, 1998 additional gross interest income of $162,000 would have been recorded on impaired loans, and for calendar year 1997 additional gross interest income of $193,000 would have been recorded on impaired loans, in each case had the loans been current. No accrued but unpaid interest income on such loans was in fact included in Security First's net income as of December 31, 1998 and 1997.

Loans aggregating $540,000 at December 31, 1998 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. Security First's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. The total allowance for loan losses related to these loans was $81,000 at December 31, 1998. At December 31, 1997, loans aggregating $415,000 were designated as impaired and the total allowance for loan losses related to these loans was $85,000. The average balance of impaired loans during 1998 and 1997 was $543,000 and $451,000, respectively.

At December 31, 1998, Security First had OREO properties with an aggregate carrying value of $372,000. During 1998, properties with a total carrying value of $306,000 were added to OREO as a result of foreclosures, properties with a total carrying value of $467,000 were sold and properties were written down by approximately $31,000. At December 31, 1997, Security First had OREO properties with an aggregate carrying value of $564,000. During 1997, properties with a total carrying value of $202,000 were added to OREO as a result of foreclosure, properties with a total carrying value of $355,000 were sold and properties were written down by approximately $338,000 during 1997. All of the OREO properties are recorded by Security First at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses was $801,000, or 3.0% of gross loans at December 31, 1998, compared to $1.0 million or 4.6% of gross loans, at December 31, 1997. The provision for loan losses for the year ended December 31, 1998 was $323,000 compared to $380,000 for the same period in 1997.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1998       1997
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Average loans and leases outstanding...................................  $  23,743  $  20,519
Gross loans and leases.................................................     26,317     22,173
Nonperforming loans and leases.........................................      1,857      1,092
  Allowance for loan and lease losses:
    Balance at beginning of period.....................................      1,013      1,272
    Loans charged off during period
      Commercial.......................................................          2        509
      Real estate......................................................        624         78
      Installment......................................................         56         82
                                                                         ---------  ---------
        Total..........................................................        682        669
    Recoveries during period
      Commercial.......................................................         14         30
      Real estate......................................................         76         --
      Installment......................................................         57         --
                                                                         ---------  ---------
        Total..........................................................        147         30
                                                                         ---------  ---------
      Net loans charged off during period..............................        535        639
      Provision for loan and lease losses..............................        323        380
                                                                         ---------  ---------
        Balance at end of period.......................................  $     801  $   1,013
                                                                         ---------  ---------
                                                                         ---------  ---------
Selected ratios:
  Net charge-offs to average loans and leases..........................       2.25%      3.11%
  Provision for loan and lease losses to average loans.................       1.36       1.85
  Allowance at end of period to gross loans and leases outstanding at
    end of period......................................................       3.04       4.57
  Allowance as percentage of nonperforming loans and leases............      43.13      92.77

The following table indicates management's allocation of the allowance for each of the following years:

                                                                     DECEMBER 31,
                                               --------------------------------------------------------
                                                           1998                         1997
                                               ----------------------------  --------------------------
                                                              PERCENT OF                  PERCENT OF
                                                             LOANS IN EACH               LOANS IN EACH
                                                              CATEGORY TO                 CATEGORY TO
                                                 AMOUNT       TOTAL LOANS     AMOUNT      TOTAL LOANS
                                               -----------  ---------------  ---------  ---------------
                                                                (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.......   $     233           40.3%    $     455          45.9%
Real estate and construction.................         380           41.6           279          27.7
Consumer.....................................         189           18.1           197          26.4
Unallocated..................................           -              -            82             -
                                                    -----          -----     ---------         -----
  Total......................................   $     801          100.0%    $   1,013         100.0%
                                                    -----          -----     ---------         -----
                                                    -----          -----     ---------         -----

In allocating Security First's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan and lease losses are based upon the average aggregate historical net loan losses experienced. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT SECURITIES

Total investments of Security First at December 31, 1998 were $19.7 million compared to $16.3 million at December 31, 1997. At December 31, 1998, the investments of Security First included overnight Federal funds sold and securities purchased under agreements to resell of $13.5 million, interest-bearing deposits with other banks of $2.3 million, investment securities of $3.6 million and Federal Reserve Bank stock of $191,000. At December 31, 1998, the portfolio of investment securities primarily consisted of U.S. government agency securities, municipal obligations and corporate bonds. At December 31, 1998, $622,000 of Security First's portfolio of investment securities was classified as available for sale while $3.0 million was classified as held to maturity. Security First does not hold any investment securities in a trading account.

The following table presents the amortized cost of securities and their approximate fair values at December 31, 1998 and 1997:

                                                                  DECEMBER 31, 1998
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Available for sale:
U.S. and state government and its agencies....   $     100     $      35      $      --     $     135
Municipal obligations.........................         487            --             --           487
                                                -----------        -----          -----    -----------
  Total available for sale....................         587            35             --           622
                                                -----------        -----          -----    -----------

Held to Maturity:
U.S. and state government and its agencies....       2,996            10             --         3,006
                                                -----------        -----          -----    -----------
Total held to maturity........................       2,996            10             --         3,006
                                                -----------        -----          -----    -----------
Total.........................................   $   3,583     $      45      $      --     $   3,628
                                                -----------        -----          -----    -----------
                                                -----------        -----          -----    -----------

                                                                  DECEMBER 31, 1997
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Available for sale:
U.S. and state government and its agencies....   $     301     $      --      $      (2)    $     299
Municipal obligations.........................         482            22             --           504
                                                -----------        -----          -----    -----------
  Total available for sale....................         783            22             (2)          803
                                                -----------        -----          -----    -----------
Held to Maturity:
U.S. and state government and its agencies....       3,000            --             --         3,000
                                                -----------        -----          -----    -----------
  Total held to maturity......................       3,000            --             --         3,000
                                                -----------        -----          -----    -----------
  Total.......................................   $   3,783     $      22      $      (2)    $   3,803
                                                -----------        -----          -----    -----------
                                                -----------        -----          -----    -----------

The following tables show the maturities of investment securities at December 31, 1998, and the weighted average yields of such securities:

                                                                               DECEMBER 31, 1998
                                                   --------------------------------------------------------------------------
                                                                                 AFTER ONE YEAR          AFTER FIVE YEARS
                                                       WITHIN ONE YEAR       BUT WITHIN FIVE YEARS          BUT WITHIN
                                                                                                            TEN YEARS
                                                   ------------------------  ----------------------  ------------------------
                                                     AMOUNT        YIELD      AMOUNT       YIELD       AMOUNT        YIELD
                                                   -----------     -----     ---------     -----     -----------     -----
                                                                             (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. and state government and its agencies.....   $     135         5.77%  $      --          --%   $      --           --
  Municipal obligations..........................          --           --         487        7.67           --           --
                                                        -----                ---------                      ---
    Total available for sale.....................         135         5.77         487        7.67           --           --
                                                        -----                ---------                      ---

Held to Maturity:
  U.S. and state government and its agencies.....          --           --       2,996        6.01           --           --
                                                        -----                ---------                      ---
    Total held to maturity.......................          --           --   $   2,996        6.01           --           --
                                                        -----                ---------                      ---
    Total........................................   $     135         5.77%  $   3,483        6.24%   $      --           --
                                                        -----                ---------                      ---
                                                        -----                ---------                      ---


                                                       AFTER TEN YEARS
                                                   ------------------------
                                                     AMOUNT        YIELD
                                                   -----------     -----

Securities available for sale:
  U.S. and state government and its agencies.....   $      --           --%
  Municipal obligations..........................          --           --
                                                                        --
                                                          ---
    Total available for sale.....................          --           --
                                                                        --
                                                          ---
Held to Maturity:
  U.S. and state government and its agencies.....          --           --
                                                          ---
    Total held to maturity.......................          --           --
                                                          ---
    Total........................................   $      --           --%
                                                          ---
                                                          ---

Additional information concerning investment securities is provided in the notes to the accompanying consolidated financial statements.

DEPOSITS

Total deposits were $47.4 million at December 31, 1998 compared to $36.7 million at December 31, 1997. The increase in total deposits since December 31, 1997 is primarily attributed to growth in Security First's core deposit base of noninterest-bearing accounts. Noninterest-bearing demand accounts were $19.7 million, or 41.6% of total deposits, at December 31, 1998 compared to $9.6 million, or 26.1% of total deposits, at December 31, 1997. Interest-bearing deposits were $27.7 million, or 58.4% of total deposits, at December 31, 1998 compared to $27.1 million, or 73.9% of total deposits, at December 31, 1997. See "Business--Deposits."

                                                            FOR TWELVE MONTHS ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                                1998                    1997
                                                       ----------------------  ----------------------
                                                        AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                        BALANCE      RATE       BALANCE      RATE
                                                       ---------  -----------  ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing demand...........................  $  12,893          --%  $   5,391          --%
Interest-bearing demand..............................      3,189        1.29       2,086        1.82
Money market.........................................      8,905        3.04       3,277        4.88
Savings..............................................        671        2.53         371        2.96
Time.................................................     16,191        5.10      17,830        5.34
                                                       ---------               ---------
  Total..............................................  $  41,849        2.76%  $  28,955        4.01%
                                                       ---------               ---------
                                                       ---------               ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $   5,293
Due in over three months through six months................................          1,123
Due in over six months through twelve months...............................          2,007
Due in over twelve months..................................................            100
                                                                                    ------
  Total....................................................................      $   8,523
                                                                                    ------
                                                                                    ------

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor that ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together.

Security First was well capitalized as of June 30, 1999 and December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of Security First as of June 30, 1999. See the Notes to Consolidated Financial Statements for Security First contained herein for details of regulatory capital ratios of Security First as of December 31, 1998.

                                   ACTUAL                 CAPITAL ADEQUACY                          WELL CAPITALIZED
                                   CAPITAL                   REQUIREMENT                              REQUIREMENT
                                -------------           --------------------                       ------------------
                                AMOUNT  RATIO  AMOUNT               RATIO                AMOUNT              RATIO
                                ------  -----  ------              -------               ------              ------
                                                                    (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital
  Ratio.......................  $5,201  10.20% $1,530       greater than/equal to 3.0%   $2,550       greater than/equal to 5.0%
Tier 1 Risk-Based Capital
  Ratio.......................   5,201  14.30%  1,455       greater than/equal to 4.0%    2,182       greater than/equal to 6.0%
Total Risk-Based Capital
  Ratio.......................   5,659  15.56%  2,909       greater than/equal to 8.0%    3,637      greater than/equal to 10.0%

LIQUIDITY

Security First relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 59.8% for the six months ended June 30, 1999, 56.7% in 1998 and 70.9% in 1997. The average liquidity ratio was 25.8% for the six months ended June 30, 1999, 25.0% in 1998 and 28.2% in 1997. At June 30, 1999, Security First's loan-to-deposit ratio was 64.5% and the liquidity ratio was 44.1%. At December 31, 1998, Security First's loan-to-deposit ratio was 53.7% and the liquidity ratio was 48.7%. While fluctuations in the balances of a few large depositors cause temporary increases and decreases in liquidity from time to time, Security First has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of Security First, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and the discount window borrowing from the Federal Reserve Bank, could be employed. Security First has relied primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for its secondary source of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Security First's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Security First does not have any market risk sensitive instruments entered into for trading purposes. Security First manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Security First guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of June 30, 1999, Security First had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of Security First for the period measured in a declining interest rate environment since Security First's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since Security First's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of Security First's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Security First. There has not been a material change in the interest rate risk profile of Security First since December 31, 1998.

                                                                          JUNE 30, 1999
                                               --------------------------------------------------------------------
                                                                 AMOUNTS MATURING OR REPRICING IN
                                               --------------------------------------------------------------------
                                                             OVER 3
                                                             MONTHS     OVER 1
                                                3 MONTHS      TO 12     YEAR TO     OVER        NON-
                                                 OR LESS     MONTHS     5 YEARS    5 YEARS   SENSITIVE(1)   TOTAL
                                               -----------  ---------  ---------  ---------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks......................   $     999   $     699  $     100  $      --   $   4,314   $   6,112
Federal funds sold...........................       1,910          --         --         --          --       1,910
Investment securities........................          --          --      7,997        191         (61)      8,127
Loans and leases.............................      13,488         996      5,509      9,880         115      29,988
Other assets (2).............................       4,000          --         --         --         552       4,552
                                               -----------  ---------  ---------  ---------  -----------  ---------
  Total assets...............................      20,397       1,695     13,606     10,071       4,920      50,689
                                               -----------  ---------  ---------  ---------  -----------  ---------
                                               -----------  ---------  ---------  ---------  -----------  ---------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits.........          --          --         --         --      18,310      18,310
Interest-bearing demand, money market and
  savings....................................      15,240          --         --         --          --      15,240
Time certificates of deposit.................       7,653       4,021         71         --          --      11,745
Other liabilities............................          --          --         --         --         229         229
Shareholders' equity.........................          --          --         --         --       5,165       5,165
                                               -----------  ---------  ---------  ---------  -----------  ---------
  Total liabilities & shareholders' equity...   $  22,893   $   4,021  $      71  $      --   $  23,704   $  50,689
                                               -----------  ---------  ---------  ---------  -----------  ---------
                                               -----------  ---------  ---------  ---------  -----------  ---------
Period Gap...................................   $  (2,496)  $  (2,326) $  13,535  $  10,071   $ (18,784)
Cumulative interest earning assets...........   $  20,397   $  22,092  $  35,698  $  45,769
Cumulative interest earning liabilities......   $  22,893   $  26,914  $  26,985  $  26,985
Cumulative Gap...............................   $  (2,496)  $  (4,822) $   8,713  $  18,784
Cumulative interest earning assets to
  cumulative interest bearing liabilities....        0.89        0.82       1.32       1.70
Cumulative gap as a percent of:
  Total assets...............................       (4.92)%     (9.51)%     17.19%     37.06%
  Interest earning assets....................       (5.45)%    (10.53)%     19.04%     41.04%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $769,000 as of June 30, 1999 is included in other assets.

At June 30, 1999, Security First had $22.1 million in assets and $26.9 million in liabilities repricing within one year. This means that $4.8 million more in interest rate sensitive liabilities than interest rate sensitive assets will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at June 30, 1999 is
 .82 and management tries to maintain this ratio as close to one as possible while remaining in a range between .80 and 1.20. Interest expense is likely to be affected to a greater extent than interest income for any changes in interest rates within one year from June 30, 1999. If rates were to fall during this period, interest expense would decline by a greater amount than interest income and net income would increase. Conversely, if rates were to rise, the reverse would apply.

Management has taken several steps to reduce the negative gap through one year of Security First by shortening the maturities in its investment portfolio and originating more variable rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest-bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years ending in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The Year 2000 issue may adversely affect Security First's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as microprocessors that control Security First's security systems and telecommunication equipment.

Security First had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by December 31, 1998 and all remediation was completed by March 31, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to Security First by third-party vendors. Based upon Security First's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on Security First's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on Security First. Security First does not intend to obtain insurance against any Year 2000 risks.

In addition, because Security First's day-to-day operations are heavily dependent on its ability to communicate with the Federal Reserve and its customers, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on Security First.

Security First's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue and Security First estimates its total costs over the period from January 1, 1998 through December 31, 1999 will be less than $200,000. None of those costs, however, are expected to materially affect Security First's results of operations in any one reporting period. In addition, a significant portion of those costs are not expected to be incremental to Security First but instead will constitute a reassignment of existing internal systems technology resources. In light of the complexity of the Year 2000 problem and its potential effect on both Security First and third parties that interact with Security First, however, there can be no assurance that Security First's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures Security First undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from Security First or whose financial condition or operational capability is important to Security First such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

Security First is also preparing contingency plans to try to minimize the harm to Security First in the event that Security First or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, Security First will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by Security First to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on Security First and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by Security First and the contingency plans that have been developed include the following:

OCCURRENCE                                     POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                Security First is currently analyzing the
                                               option of the installation of generators at
                                               key locations to ensure uninterrupted power
                                               in order to provide critical customer
                                               services.
Telecommunications is unavailable              Security First is preparing contingency plans
                                               to run the branches without connection to
                                               Security First's systems including ground
                                               transportation to move work and information
                                               between locations
Substantial withdrawal of deposits by          Security First is putting various contingency
customers                                      funding mechanisms in place including federal
                                               funds lines, shortening the maturity of
                                               securities, FHLB advances and the use of the
                                               Federal Reserve discount window
Substantial increased cash needs by customers  Security First is analyzing customer deposit history to estimate additional customer cash
                                               needs, if any.
Miscellaneous occurrences which require        Security First is ensuring that key personnel
additional personnel to remedy.                are available before and after January 1,
                                               2000.

Although Security First believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Security First's other Year 2000 remedial and contingency plans will fully protect Security First from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that Security First's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of Security First, vendors of Security First or customers of Security First are disrupted as a result of the Year 2000problem, such disruption could have a material adverse effect on Security First.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as Security First, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions that could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which Security First expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of Security First, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and Security First undertakes no obligation to update any forward-looking statements to reflect the occurrence of unanticipated events.

Security First's disclosures and announcements herein concerning its Year 2000 planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of Security First's assets and liabilities are monetary items held by Security First, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on Security First that was felt in many other industries. The small fixed asset investment of Security First minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of Security First, making collection more difficult for Security First. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

                          DESCRIPTION OF BUSINESS BANK

GENERAL

Business Bank commenced operations on November 3, 1998 at its headquarters office located at 23550 Hawthorne Boulevard, Suite 100, Torrance, California. On February 24, 1998, Business Bank completed its initial capital offering, having sold 572,775 shares of its $5.00 par value per share common stock. Business Bank provides provide banking services to the greater South Bay area of Los Angeles County, California, which includes all or a portion of Torrance, Redondo Beach, Palos Verdes, San Pedro and Long Beach. Business Bank offers checking and savings accounts, money market accounts and time certificates of deposit, as well as commercial real estate, automobile and other installment and term loans and other customary banking services for consumers, homeowners and local businesses.

Business Bank faces competition in its market area for all of its banking products and services from branches of most of the major California banks, as well as other community banks and savings and loans. Business Bank also faces competition for deposits from large securities firms. Business Bank appeals to a diverse group of people as business customers as well as individuals.

Business Bank relies substantially on local promotional activity, personal contacts by its officers, directors and employees, referrals by its shareholders, extended hours, personalized service and its reputation in the communities it serves to compete effectively.

Business Bank is a national banking association regulated by the OCC and a member of the Federal Reserve.

LENDING AND DEPOSIT TAKING ACTIVITIES

PORTFOLIO COMPOSITION. As of December 31, 1998, Business Bank had total loans of $758,000, the total of Business Bank's installment and credit card loans outstanding was $117,000 and the total of commercial loans outstanding was $641,000, representing 15% and 85%, respectively, of Business Bank's gross loan portfolio. As of June 30, 1999, total loans were $5.3 million, the total of Business Bank's installment and credit card loans outstanding was $1.0 million, the total of commercial loans outstanding was $2.9 million, and the total of real estate loans outstanding was $1.4 million, representing 20%, 53% and 27%, respectively, of Business Bank's gross loan portfolio. Business Bank accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

DEPOSITS. Business Bank's deposits are attracted from individual and commercial customers. A material portion of Business Bank's deposits has not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of Business Bank, nor is a material portion of Business Bank's loans concentrated within a single industry or group of related industries. As of December 31, 1998, Business Bank had total deposits of $4.0 million. As of June 30, 1999, total deposits were $9.1 million.

EMPLOYEES

At June 30, 1999, Business Bank employed 10 persons on a full-time basis. Business Bank believes its employee relations are good.

PREMISES

Business Bank has entered into a 5-year lease for approximately 5,707 rentable square feet on the first floor of a free-standing building located at 23550 Hawthorne Boulevard, Suite 100, Torrance, California. The lease term commenced September 15, 1997. The base annual rent is approximately $123,271. The base rental may be adjusted beginning in the 13(th) month of the lease and annually thereafter to reflect changes in the Consumer Price Index for the greater Los Angeles area. The cost of living increase is a minimum of 3% per year, up to a maximum of 6% per year. Business Bank has one 5-year option to renew the lease at the rental rate and rental adjustments then being quoted by the landlord for the premises.

LEGAL PROCEEDINGS

In the normal course of business, Business Bank is occasionally made a party to actions seeking to recover damages from Business Bank. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Business Bank's financial condition.

MANAGEMENT

INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information, as of the Business Bank record date, with respect to those persons who are directors and executive officers of Business Bank:

                                                                                              SHARES
                                                                                           BENEFICIALLY
           NAME AND                               POSITION & OFFICES HELD      DIRECTOR    OWNED AS OF     PERCENTAGE OF
       BUSINESS ADDRESS              AGE            WITH BUSINESS BANK           SINCE        , 1999           CLASS
-------------------------------      ---      -------------------------------  ---------  --------------  ---------------
Jeffrey L. Barker..............          49   Director                              1998         5,000            0.87%
Harvey Ferguson................          62   Vice Chairman and Chief
                                              Executive Officer                     1999       371,576           64.87%(2)
Karol A. Glover................          54   Director and Secretary                1998         6,000            1.05%
Richard Gomez..................          45   Director                              1999
Joseph P. Heitzler.............          55   Chairman of the Board                 1998         2,000            0.35%
Michael Herman.................          42   Director                              1998        31,500            5.50%(3)
Peter D. Hocson................          60   Director                              1998        53,094            9.27%(1)
Donald James Lee...............          41   Director                              1998         1,000            0.17%
Thomas J. Lieb.................          53   Director                              1998         2,500            0.44%
James R. Ratcliff..............          41   Director                              1998        10,000            1.75%
All directors and officers of
Business Bank as a group:......                                                                482,670           84.27%

------------------------

(1) Includes 52,594 shares owned by Huna Totem Corporation of which Mr. Hocson is Chief Executive Officer.

(2) Includes 371,576 shares owned by California Financial, of which Mr. Ferguson is President.

(3) Includes 20,000 shares held in trust.

The following discussion provides information concerning the background and business experience of the named individuals, all of whom are serving as directors of Business Bank, as well as in such additional capacities as may be described below:

JEFFREY L. BARKER is the owner of Barker & Associates, a real estate investment and management firm, since 1987. His firm is active in real estate investment and development in the South Bay area. Prior to forming Barker & Associates, Mr. Barker worked for 10 years for Commercial Alliance Company which specialized in asset-based lending.

HARVEY FERGUSON is Vice Chairman and interim Chief Executive Officer of Business Bank. For other biographical information about Mr. Ferguson, see "Description of Security First--Management-- Information on Directors and Executive Officers."

KAROL A. GLOVER is a real estate broker with the firm of Remax Palos Verdes Realty. Active in the real estate business for more than 15 years, she has been affiliated with Remax since 1988. A member of the prestigious Remax Hall of Fame and the 100% Club, she ranks in the top 10% of realtors nationwide, based upon commissions earned. Ms. Glover has attended Los Angeles City College and is a graduate of the University of Southern California's Real Estate Institute. Ms. Glover also serves as the Secretary of Business Bank, and is a Director of CalWest.

RICHARD GOMEZ has been the sole owner of Contact Office Solutions, an office equipment distributor located in Torrance, California, since 1998. Previously, he had been the President of Operations for Danka Industries Western Region from 1995 and had been the sole owner of Digital Business Automation from 1988 until its sale to Danka Industries in 1995. Mr. Gomez received his B.A. degree in political science from the California Polytechnic University at Pomona in 1977.

JOSEPH P. HEITZLER is Chairman of the Board of Business Bank and a resident of Rolling Hills, California. Mr. Heitzler is president of National Mobile Television, Inc., a worldwide and the nation's largest provider of mobile broadcasting facilities. Until July of 1997 when he sold the business to National Mobile Television, Inc., Mr. Heitzler was president of VTE Mobile Television, Inc. a major provider of mobile broadcasting facilities, primarily for sporting events. Prior to becoming involved with VTE Mobile Television, Inc., Mr. Heitzler was senior executive producer for CBS Sports, Inc. and Emmy winning producer of NFL Football. Subsequently, Mr. Heitzler was president of Forum Sports Entertainment, Inc. the then parent company of the Los Angeles Lakers, Los Angeles Kings and the Forum. Mr. Heitzler is also a Director of CalWest.

MICHAEL HERMAN is a private investor. Mr. Herman served as Executive Vice President of Fieldcrest Property Corp., Redondo Beach, California, until December 1996. Mr. Herman is an active member of the community in the Redondo Beach and greater South Bay area. Mr. Herman has a bachelor's degree in Business Administration with an emphasis in Management and Marketing from the University of Nebraska, Lincoln, Nebraska. Mr. Herman is also a Director of CalWest.

PETER D. HOCSON is Chief Executive Officer of Huna Totem Corporation, with asserts consisting of stocks, bonds, apartment complexes, and office buildings. He has held this position since July 1996. He has also managed a trust fund for economic development, and during 1983 managed the State of Alaska Trade Office in Tokyo. From January 1965 through January 1983, Mr. Hocson was employed by the National Bank of Alaska, serving as Senior Vice President from June 1976 until January 1983.

DONALD J. LEE is a long-time resident of Torrance, California. Since 1977 he has served as the President/ Agent Broker of Don Lee Insurance Services, Inc., a State Farm Insurance Company agency. Mr. Lee is currently serving his final term as a member of the Torrance City Council.

THOMAS J. LIEB is a resident of Rolling Hills, California. Mr. Lieb graduated from Loyola University in 1966 with a Bachelor's Degree in Business Administration and became a Certified Public Accountant in 1968. Since that time Mr. Lieb has served as the President and owner of the Thomas J. Lieb & Company, CPAs, Inc. accountancy practice.

JAMES R. RATCLIFF is the former president and chief operating officer of RHO-Company, Inc. RHO-Company is headquartered in Seattle with offices in Irvine, the South Bay area of Los Angles County, San Jose and several other cities. RHO is engaged in the contract placement of personnel to large firms, including Boeing and Microsoft. Mr. Ratcliff joined RHO-Company in 1984 and became president and chief operating officer in 1987, serving in that capacity until early 1997. Mr. Ratcliff graduated from Cal-Poly Pomona in 1980 with a degree in marketing.

The following table sets forth certain information with respect to the executive officers of Business Bank:

                                                                                                       OFFICER OF BUSINESS
NAME                                             AGE          POSITION(S) HELD WITH BUSINESS BANK          BANK SINCE
-------------------------------------------      ---      -------------------------------------------  -------------------
Harvey Ferguson............................          62   Chief Executive Officer, Vice Chairman                 1999

Each executive officer serves on an annual basis and must be selected by the Board of Directors annually pursuant to its Bylaws.

                            SELECTED FINANCIAL DATA
                                 BUSINESS BANK
                                  (UNAUDITED)

The selected historical financial data as of and for the period ended December 31, 1998 are derived from Business Bank's consolidated financial statements, which have been audited by independent public accountants. The selected historical financial data as of and for the six months ended June 30, 1999 have not been audited but, in the opinion of Business Bank's management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Business Bank as of such dates and for such period. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1999, or for any future period.

                                                                              AS OF AND FOR THE  AS OF AND FOR THE
                                                                              SIX MONTHS ENDED     PERIOD ENDED
                                                                                JUNE 30, 1999    DECEMBER 31, 1998
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONSOLIDATED INCOME
Net interest income before provision for loan and lease loss................      $     229          $      43
Provision for loan and lease loss...........................................             24                 17
                                                                                   --------           --------
Net interest income after provision for loan and lease loss.................            205                 26
Noninterest income..........................................................              3                 --
Noninterest expense.........................................................            853                968
                                                                                   --------           --------
Loss before income tax......................................................           (645)              (942)
Income tax provision........................................................             --                  1
                                                                                   --------           --------
Net loss....................................................................      $    (645)         $    (943)
                                                                                   --------           --------
                                                                                   --------           --------
PER SHARE DATA:
Weighted average shares outstanding
  Basic.....................................................................        572,775            572,775
  Diluted...................................................................        572,775            572,775

Net loss per share
  Basic.....................................................................      $   (1.13)         $   (1.65)
  Diluted...................................................................      $   (1.13)         $   (1.65)

SUMMARY OF CONSOLIDATED FINANCIAL POSITION
Total assets................................................................      $  13,288          $   8,908
Loans and leases, net.......................................................          5,254                741
Deposits....................................................................          9,133              4,029
Stockholders' equity........................................................          4,079              4,724

Average assets..............................................................          9,578                978
Average earning assets......................................................          8,483                825
Average common equity.......................................................          4,623                624

PER SHARE DATA:
Common shares outstanding...................................................        572,775            572,775
Diluted common shares outstanding...........................................        572,775            572,775
Book value per share........................................................      $    7.12          $    8.25
Diluted book value per share................................................      $    7.12          $    8.25

SELECTED PERFORMANCE RATIOS
Return on average assets....................................................         (13.58)%           (96.42)%
Return on average common equity.............................................         (28.14)%          (151.12)%
Net yield on interest earning assets........................................           5.44%              5.21%
Efficiency ratio............................................................         367.67%           2251.16%
Net interest income before provision for loan and lease losses to average
  assets....................................................................           4.82%              4.40%

SELECTED ASSET QUALITY RATIOS
Nonperforming assets to total gross loans and leases and OREO...............             --%                --%
Nonperforming assets to total assets........................................             --%                --%
Allowance for loan and lease losses to gross loans and leases...............           0.77%              2.24%
Allowance for loan and lease losses to nonperforming loans and leases.......             --%                --%
Net charge-offs (annualized) to average loans and leases....................             --%                --%

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio.......................................................          37.55%             60.40%
Tier 1 Risk-Weighted Ratio..................................................          56.04%            171.00%
Total Risk Weighted Ratio...................................................          56.60%            171.62%
Average common equity to average assets.....................................          48.27%             63.80%

              BUSINESS BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Business Bank commenced operation on November 3, 1998. Hence, the following discussion is limited to the six months of operations in 1999 and the two months of operations in 1998. This information should be read in conjunction with the audited financial statements and the notes thereto of Business Bank included with this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Business Bank's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets Business Bank serves, as well as the other risks detailed in this section and in "Risk Factors" above.

FOR THE SIX MONTHS ENDED JUNE 30, 1999

OVERVIEW

Business Bank had a net loss of $645,000 for the six months ended June 30, 1999. Basic and diluted net loss per share for the six months ended June 30, 1999 was $1.13 per share. Business Bank's return on average assets was (13.6)% and its return on average common equity was (28.0)% for the six months ended June 30, 1999.

RESULTS OF OPERATIONS

Business Bank's results of operations depend primarily on the bank's net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. The bank's interest-earning assets consist primarily of loans, mortgage-backed securities and investment securities, while its interest-bearing liabilities are deposits and borrowings. Business Bank's results of operations are also affected by the bank's provision for loan losses, resulting from management's assessment of the adequacy of the bank's allowance for loan losses, the level of its other income and the level of its other expenses, such as compensation and employee benefits, occupancy costs, expenses associated with the administration of problem assets, and income taxes.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income was approximately $229,000 for the six months ended June 30, 1999. Interest income was approximately $330,000 for the six months ended June 30, 1999 while interest expense was approximately $101,000 for the same period.

Investments in securities and Federal funds sold, the largest component of earning assets, had an average balance of $6.4 million for the six months ended June 30, 1999 with an average yield of 4.6%. Loans and leases had an average balance of $2.0 million for the six months ended June 30, 1999 with an average yield of 18.1%. The yield on earning assets was 7.8% for the six months ended June 30, 1999.

Average interest-bearing deposits were $3.7 million for the six months ended June 30, 1999 and the average rate paid on these deposits was 5.5%. Business Bank also had an average balance of noninterest-bearing deposits of $1.2 million, or 23.8% of total average deposits, for the six months ended June 30, 1999.

As a result of the foregoing factors, the average net yield on earning assets was 5.4% for the six months ended June 30, 1999.

The following table presents, for the period indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                                JUNE 30, 1999
                                                                                     -----------------------------------
                                                                                                 INTEREST      AVERAGE
                                                                                      AVERAGE    INCOME OR    YIELD OR
                                                                                      BALANCE     EXPENSE       COST
                                                                                     ---------  -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)...............................................................  $   2,028   $     182        18.10%
Investment securities (2)..........................................................        481          18         7.55
Federal funds sold.................................................................      5,928         127         4.32
Other earning assets...............................................................         46           3        13.15
                                                                                     ---------       -----
    Total interest-earning assets..................................................      8,483         330         7.84
Non-earning assets:
Cash and demand deposits with banks................................................        549
Other assets.......................................................................        546
                                                                                     ---------
    Total assets...................................................................      9,578
                                                                                     ---------
                                                                                     ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand..........................................................        164           3         3.69
  Money market.....................................................................        752          21         5.63
  Savings..........................................................................        255           5         3.95
  Time.............................................................................      2,547          72         5.70
                                                                                     ---------       -----
    Total interest-bearing deposits................................................      3,718         101         5.48
Noninterest-bearing liabilities:
  Demand deposits..................................................................      1,161
  Other liabilities................................................................         76
                                                                                     ---------
    Total liabilities..............................................................      4,955
Shareholders' equity...............................................................      4,623
                                                                                     ---------
Total liabilities and shareholders' equity.........................................  $   9,578
                                                                                     ---------       -----
                                                                                     ---------
Net interest income................................................................              $     229
                                                                                                     -----
                                                                                                     -----
Net yield on interest-earning assets...............................................                                5.44%

------------------------

(1) Loan fees of $45,000 are included in the computations for 1999.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

PROVISION FOR LOAN AND LEASE LOSSES

During the six months ended June 30, 1999, a total of $24,000 was charged against operations and added to the allowance for loan and lease losses. The need for the provision was primarily attributable to the increase in the loan portfolio discussed below. See "--Financial Condition," below.

NONINTEREST INCOME

Noninterest income for the six months ended June 30, 1999 was $3,000 that consisted of $2,000 in service charges and fees and $1,000 in other income.

NONINTEREST EXPENSES

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of the bank. Noninterest expense for the six months ended June 30, 1999 was $853,000. The following table presents for the six months ended June 30, 1999 the major categories of noninterest expense:

                                                                               SIX MONTHS ENDED
                                                                                 JUNE 30, 1999
                                                                              -------------------
                                                                                (IN THOUSANDS)
Salaries and employee benefits..............................................       $     357
Occupancy and equipment.....................................................             133
Professional fees...........................................................              95
Data and item processing....................................................              46
Communications..............................................................              33
Business development and promotions.........................................              42
Year 2000...................................................................              32
Shareholders expense........................................................               3
Other.......................................................................             112
                                                                                       -----
  Total.....................................................................       $     853
                                                                                       -----
                                                                                       -----

PROVISION FOR INCOME TAXES

For the six months ended June 30, 1999, Business Bank made no provision for income taxes.

FINANCIAL CONDITION

Total assets of Business Bank at June 30, 1999 were $13.3 million compared to $8.9 million at December 31, 1998. Total earning assets of Business Bank at June 30, 1999 were $12.6 million compared to $8.0 million at December 31, 1998.

LOANS AND LEASES

Total gross loans and leases at June 30, 1999 were $5.3 million compared to $758,000 at December 31,1998. At June 30, 1999, the three largest lending categories were: (i) real estate loans, (ii) commercial loans and (iii) loans to individuals. At June 30, 1999, those categories accounted for $1.4 million, $2.9 million and $1.0 million, or approximately 27.0%, 53.4% and 19.6% of total gross loans and leases, respectively.

The following table sets forth the amount of loans and leases outstanding for Business Bank as of June 30, 1999, according to type of loan. Business Bank has no foreign loans or energy-related loans.

                                                                                 JUNE 30, 1999
                                                                                ---------------
                                                                                (IN THOUSANDS)
Real estate...................................................................     $   1,435
Commercial....................................................................         2,841
Consumer......................................................................         1,036
Other loans...................................................................             4
                                                                                      ------
Subtotal......................................................................         5,316
Less: allowance for loan and lease losses.....................................           (41)
Deferred loan fees............................................................           (21)
                                                                                      ------
Net loans and leases..........................................................     $   5,254
                                                                                      ------
                                                                                      ------

The following table shows the amounts of certain categories of loans outstanding as of June 30, 1999, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                           JUNE 30, 1999
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................   $   1,460    $     137
After one year but within five years:
Interest rates are floating or adjustable...........................         549           --
Interest rates are fixed or predetermined...........................         690          949
After five years:
Interest rates are floating or adjustable...........................         102           --
Interest rates are fixed or predetermined...........................          40          349
                                                                      -----------  -----------
  Total.............................................................   $   2,841    $   1,435
                                                                      -----------  -----------
                                                                      -----------  -----------

As of June 30, 1999, in management's judgment, a concentration of loans existed in commercial loans and real estate loans. At that date, approximately 80.5% of Business Bank's loans were commercial loans or real estate loans, representing 53.5% and 27.0% of total loans, respectively. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Business Bank.

NONPERFORMING ASSETS

As of June 30, 1999 Business Bank did not have any nonperforming assets nor did it have any loans that were deemed to be impaired in accordance with SFAS 114 as amended by SFAS 118.

Business Bank's current policy is to stop accruing interest on loans which are past due as to principal or interest 90 days or more, except in circumstances where the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual, previously accrued and unpaid interest is generally reversed out of income.

As of the end of the most recent period, management was not aware of any loans that had not been placed on nonaccrual status as to which there were serious doubts as to the ability of the respective borrowers to comply with present loan repayment terms.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan and lease losses represents the amounts which have been set aside for the specific purpose of absorbing losses which may occur in the bank's loan and lease portfolio. The provision for loan and lease losses is an expense charged against operating income and added to the allowance for loan and lease losses.

In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, known problem loans, evaluations made by regulatory agencies and Business Bank's outside loan reviewer, assessment of economic conditions and other appropriate data to identify the risks in the portfolio. In determining the amount of the allowance, a specific allowance amount is assigned to those loans with identified special risks, and the remaining loan portfolio is reviewed by category and assigned an allowance percentage for inherent losses. The allocation process does not necessarily measure anticipated future credit losses; rather, it reflects management's assessment at a certain date of perceived credit risk exposure and the impact of current and anticipated economic conditions, which may or may not result in future credit losses. While management believes the allowance to be adequate, it should be noted that it is based on estimates, and ultimate losses may vary from such estimates if future conditions differ materially from the assumptions used in making the evaluation. Business Bank's lending is concentrated in Southern California, which has experienced adverse economic conditions, including declining real estate values. Those factors have adversely affected borrowers' ability to repay loans. Although management believes the level of the allowance as of June 30, 1999 is adequate to absorb losses inherent in the loan portfolio, additional decline in the local economy may result in increasing losses that cannot reasonably be predicted at this date. The possibility of increased costs of collection, nonaccrual of interest on those that are or may be placed on nonaccrual, and further charge-offs could have an adverse impact on Business Bank's financial condition in the future.

The Office of the Comptroller of the Currency, as an integral part of its supervisory functions, periodically reviews Business Bank's allowance for loan and lease losses. The Office of the Comptroller of the Currency may require Business Bank to increase its provision for loan and lease losses or to recognize further loan charge-offs, based upon judgments different from those of management.

In December 1993, the federal banking agencies issued an inter-agency policy statement on the allowance for loan and lease losses that, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (i) assets classified loss; (ii) 50% of assets classified doubtful; (iii) 15% of assets classified substandard; and (iv) estimated credit losses on other assets over the upcoming 12 months. At June 30, 1999, Business Bank's allowance constituted over 103% of the benchmark amount suggested by the federal banking agencies' policy statement.

Business Bank's allowance for loan and lease losses was $41,000 at June 30, 1999. During the six months ended June 30, 1999, the provision for loan and lease losses was $24,000, or 2.4% (annualized) of average loans at June 30, 1999 while Business Bank did not charge-off any loans or recover any previous loan charge-offs. Business Bank's allowance for loan and lease losses represented .8% of net loans at June 30, 1999.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense as of and for the period ending June 30, 1999.

                                                                          SIX MONTHS ENDED JUNE
                                                                                30, 1999
                                                                          ---------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Average loans and leases outstanding....................................        $   2,028
Gross loans and leases..................................................            5,316
Nonperforming loans and leases..........................................               --
  Allowance for loan and lease losses:
    Balance at beginning of period......................................               17
    Loans charged off during period
      Commercial........................................................               --
      Real estate.......................................................               --
      Installment.......................................................               --
                                                                                   ------
        Total...........................................................               --
    Recoveries during period
      Commercial........................................................               --
      Real estate.......................................................               --
      Installment.......................................................               --
                                                                                   ------
        Total...........................................................               --
      Net loans charged off during period...............................               --
      Provision for loan and lease losses...............................               24
                                                                                   ------
        Balance at end of period........................................        $      41
                                                                                   ------
                                                                                   ------
Selected ratios:
  Net charge-offs to average loans and leases (1).......................               --%
  Provision for loan and lease losses to average loans (1)..............             2.37
  Allowance at end of period to gross loans and leases outstanding at
    end of period.......................................................             0.77
  Allowance as percentage of nonperforming loans and leases.............               --

------------------------

(1) Annualized

The following table indicates management's allocation of the allowance as of June 30, 1999:

                                                                             JUNE 30, 1999
                                                                      ----------------------------
                                                                                     PERCENT OF
                                                                                    LOANS IN EACH
                                                                                     CATEGORY TO
                                                                        AMOUNT       TOTAL LOANS
                                                                      -----------  ---------------
                                                                         (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural..............................   $      22           53.4%
Real estate and construction........................................          11           27.0
Consumer............................................................           8           19.6
Unallocated.........................................................           -
                                                                             ---          -----
  Total                                                                $      41          100.0%
                                                                             ---          -----
                                                                             ---          -----

In allocating Business Bank's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT SECURITIES

The bank maintains a portion of its assets in investment securities to balance risk and to ensure liquidity. See "--Liquidity," below.

Total investments at June 30, 1999 were $7.3 million compared to $7.2 million at December 31, 1998. At June 30, 1999, the investments of Business Bank included overnight Federal funds investments of $6.0 million, interest-bearing deposits with other banks of $199,000, investment securities of $1.0 million and Federal Reserve Bank stock of $142,000. At June 30, 1999, the portfolio of investment securities consisted of U.S. government agency securities and was classified as held to maturity. Business Bank does not hold any investment securities in a trading account.

The following table presents the amortized cost of securities and their approximate fair values at June 30, 1999:

                                                                    JUNE 30, 1999
                                                ------------------------------------------------------
                                                                 GROSS          GROSS       ESTIMATED
                                                 AMORTIZED    UNREALIZED     UNREALIZED      MARKET
                                                   COST          GAIN           LOSS          VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Held-to-Maturity:
U.S. and state government and its agencies....   $     952     $      --      $      (6)    $     946
                                                     -----         -----             --         -----
Total.........................................   $     952     $      --      $      (6)    $     946
                                                     -----         -----             --         -----
                                                     -----         -----             --         -----

The following tables show the maturities of investment securities at June 30, 1999 and the weighted average yields of such securities:

                                                                              JUNE 30, 1999
                                               ----------------------------------------------------------------------------
                                                                            AFTER ONE YEAR BUT       AFTER FIVE YEARS BUT
                                                   WITHIN ONE YEAR
                                                                            WITHIN FIVE YEARS          WITHIN TEN YEARS
                                               ------------------------  ------------------------  ------------------------
                                                 AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                                               -----------     -----     -----------     -----     -----------     -----
                                                                          (DOLLARS IN THOUSANDS)
Held to Maturity:
  U.S. and state government and its
    agencies.................................   $     852         4.91%   $     100         5.12%   $      --           --%
                                                    -----                     -----                     -----
    Total investment portfolio...............   $     852         4.91%   $     100         5.12%   $      --           --%
                                                    -----                     -----                     -----
                                                    -----                     -----                     -----


                                                   AFTER TEN YEARS
                                               ------------------------
                                                 AMOUNT        YIELD
                                               -----------     -----

Held to Maturity:
  U.S. and state government and its
    agencies.................................   $      --           --%
                                                    -----
    Total investment portfolio...............   $      --           --%
                                                    -----
                                                    -----

Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

Total deposits were $9.1 million at June 30, 1999 compared to $4.0 million at December 31, 1998. Total noninterest bearing demand deposits were $1.8 million, or approximately 19.8% of total deposits while interest bearing deposits were $7.3 million, or approximately 80.2% of total deposits, at June 30, 1999.

The following table shows the average amount and average rate paid on the categories of deposits for the six months ended June 30, 1999:

                                                                                          SIX MONTHS
                                                                                     ENDED JUNE 30, 1999
                                                                                    ----------------------
                                                                                     AVERAGE     AVERAGE
                                                                                     BALANCE      RATE
                                                                                    ---------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Noninterest-bearing demand........................................................  $   1,161          --%
Interest-bearing demand...........................................................        164        3.69
Money market......................................................................        752        5.63
Savings...........................................................................        255        3.95
Time..............................................................................      2,547        5.70
                                                                                    ---------
Total.............................................................................  $   4,879        4.17%
                                                                                    ---------
                                                                                    ---------

Additionally, the following table shows the maturities of time certificates of deposits and other time deposits of $100,000 or more at June 30, 1999:

                                                                                 JUNE 30, 1999
                                                                                ---------------
                                                                                (IN THOUSANDS)
Due in three months or less...................................................     $     204
Due in over three months through six months...................................         1,718
Due in over six months through twelve months..................................           731
Due in over twelve months.....................................................            --
                                                                                      ------
  Total.......................................................................     $   2,653
                                                                                      ------
                                                                                      ------

FOR THE PERIOD ENDED DECEMBER 31, 1998

OVERVIEW

Business Bank commenced operations on November 3, 1998, hence the following discussion only relates to two months of operation during the year. Further, much of the costs incurred during 1998 are related to startup and organization activity and do not represent recurring costs of doing business.

Business Bank had a net loss of $943,000 for the period ended December 31, 1998. Basic and diluted net loss per share in 1998 was $1.65 per share.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Business Bank's net interest income was $43,000 in 1998. Interest income for 1998 was $60,000 with interest expense of $17,000. The yield on interest-earning assets was 7.3% and the cost of average interest-bearing liabilities was 6.5%. As a result of those factors, the net yield on earning assets was 5.2% in 1998.

The following table presents, for the period indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                         PERIOD ENDED DECEMBER 31, 1998
                                                                                     ---------------------------------------
                                                                                                    INTEREST       AVERAGE
                                                                                       AVERAGE      INCOME OR     YIELD OR
                                                                                       BALANCE       EXPENSE        COST
                                                                                     -----------  -------------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
Loans and leases (1)...............................................................   $      49     $      12         24.49%
Investment securities (2)..........................................................          21             2          9.52
Federal funds sold.................................................................         755            46          6.09
                                                                                          -----           ---
  Total interest-earning assets....................................................         825            60          7.27
Non-earning assets:
Cash and demand deposits with banks................................................          69
Other assets.......................................................................          84
                                                                                          -----
  Total assets.....................................................................         978
                                                                                          -----
                                                                                          -----
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits
  Interest-bearing demand..........................................................           6            --            --
  Money market.....................................................................          23             1          4.35
  Savings..........................................................................          11             1          9.09
  Time.............................................................................         222            15          6.76
                                                                                          -----           ---
    Total interest-bearing deposits................................................         262            17          6.49
Noninterest-bearing liabilities:
  Demand deposits..................................................................          85
  Other liabilities................................................................           7
                                                                                          -----
    Total liabilities..............................................................         354
Shareholders' equity...............................................................         624
                                                                                          -----
Total liabilities and shareholders' equity.........................................   $     978
                                                                                          -----           ---
                                                                                          -----
Net interest income................................................................                 $      43
                                                                                                          ---
                                                                                                          ---
Net yield on interest-earning assets...............................................                                    5.21%

------------------------

(1) Loan fees of $6,000 are included in the computations for 1998.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

NONINTEREST INCOME

Business Bank did not recognize any noninterest income in 1998.

NONINTEREST EXPENSE

Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of the bank. Additionally, Business Bank incurred significant startup and organization costs during 1998 that do not represent recurring costs of conducting business. Noninterest expense was $968,000 in 1998.

The following table presents for the period ended December 31, 1998 the major categories of noninterest expense:

                                                                                PERIOD ENDED
                                                                              DECEMBER 31, 1998
                                                                             -------------------
                                                                               (IN THOUSANDS)
Salaries and employee benefits.............................................       $     127
Occupancy and equipment....................................................              49
Pre-opening expenses.......................................................             605
Data and item processing...................................................              21
Business development and promotions........................................              32
Year 2000..................................................................              65
Other......................................................................              69
                                                                                      -----
  Total....................................................................       $     968
                                                                                      -----
                                                                                      -----

PROVISION FOR INCOME TAXES

Business Bank recorded a tax provision of $1,000 in 1998.

FINANCIAL CONDITION

Total assets of Business Bank at December 31, 1998 were $8.9 million while total earning assets of Business Bank at December 31, 1998 were $8.0 million.

LOANS AND LEASES

Total loans and leases of Business Bank at December 31, 1998 were $758,000. At December 31, 1998, the two largest lending categories were: (i) commercial loans and (ii) loans to individuals. At December 31, 1998, those categories accounted for $641,000 and $117,000, or approximately 84.6% and 15.4% of total gross loans and leases, respectively. The following table sets forth the amount of loans and leases outstanding for Business Bank at the end of 1998, according to type of loan. Business Bank has no foreign loans or energy-related loans as of the dates indicated.

                                                                                DECEMBER 31,
                                                                                    1998
                                                                             -------------------
                                                                               (IN THOUSANDS)
Real estate................................................................       $      --
Commercial.................................................................             641
Consumer...................................................................             117
Other loans................................................................              --
                                                                                      -----
Subtotal...................................................................             758
Less: allowance for loan and lease losses..................................             (17)
Deferred loan fees.........................................................              --
                                                                                      -----
Net loans and leases.......................................................       $     741
                                                                                      -----
                                                                                      -----

The following table shows the amounts of certain categories of loans outstanding as of December 31, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less.

                                                                           DECEMBER 31, 1998
                                                                      ----------------------------
                                                                       COMMERCIAL     REAL ESTATE
                                                                      -------------  -------------
                                                                             (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
Within one year.....................................................    $     388      $      --
After one year but within five years:
Interest rates are floating or adjustable...........................          150             --
Interest rates are fixed or predetermined...........................           77             --
After five years:
Interest rates are floating or adjustable...........................           26             --
Interest rates are fixed or predetermined...........................           --             --
                                                                            -----          -----
  Total.............................................................    $     641      $      --
                                                                            -----          -----
                                                                            -----          -----

As of December 31, 1998, in management's judgment, a concentration of loans existed in commercial loans. At that date, approximately 84.6% of Business Bank's loans were commercial loans. Although management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in the economy could have an adverse impact on collectibility, increase the level of nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of Business Bank.

NONPERFORMING ASSETS

As of December 31, 1998 Business Bank did not have any nonperforming assets nor did it have any loans that were deemed to be impaired in accordance with SFAS 114 as amended by SFAS 118.

Business Bank's current policy is to stop accruing interest on loans which are past due as to principal or interest 90 days or more, except in circumstances where the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual, previously accrued and unpaid interest is generally reversed out of income.

As of the end of the most recent period, management was not aware of any loans that had not been placed on nonaccrual status as to which there were serious doubts as to the ability of the respective borrowers to comply with present loan repayment terms.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses was $17,000 at December 31, 1998. A provision for loan losses for the period ended December 31, 1998 was $17,000 which was made to establish the allowance for loan and lease losses. No loans were charged off or recovered in 1998.

The table below summarizes average loans outstanding, gross loans, nonperforming loans and changes in the allowance for loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1998
                                                                          ---------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Average loans and leases outstanding....................................        $      49
Gross loans and leases..................................................              758
Nonperforming loans and leases..........................................               --
  Allowance for loan and lease losses:
    Balance at beginning of period......................................               --
    Loans charged off during period
      Commercial........................................................               --
      Real estate.......................................................               --
      Installment.......................................................               --
                                                                                   ------
        Total...........................................................               --
    Recoveries during period
      Commercial........................................................               --
      Real estate.......................................................               --
      Installment.......................................................               --
                                                                                   ------
        Total...........................................................               --
                                                                                   ------
      Net loans charged off during period...............................               --
      Provision for loan and lease losses...............................               17
                                                                                   ------
        Balance at end of period........................................        $      17
                                                                                   ------
                                                                                   ------
Selected ratios:
  Net charge-offs to average loans and leases...........................             0.00%
  Provision for loan and lease losses to average loans..................            34.69
  Allowance at end of period to gross loans and leases outstanding at
    end of period.......................................................             2.24
  Allowance as percentage of nonperforming loans and leases.............               --

The following table indicates management's allocation of the allowance for 1998:

                                                                             DECEMBER 31, 1998
                                                                        ----------------------------
                                                                                       PERCENT OF
                                                                                      LOANS IN EACH
                                                                                       CATEGORY TO
                                                                          AMOUNT       TOTAL LOANS
                                                                        -----------  ---------------
                                                                           (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural................................   $      14           84.6%
Real estate and construction..........................................          --             --
Consumer..............................................................           3           15.4
Unallocated...........................................................          --             --
                                                                               ---          -----
    Total.............................................................   $      17          100.0%
                                                                               ---          -----
                                                                               ---          -----

In allocating Business Bank's allowance for loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist.

INVESTMENT SECURITIES

Total investments of Business Bank at December 31, 1998 were $7.2 million that consisted of overnight Federal funds sold of $7.0 million and Federal Reserve Bank stock of $172,000. At December 31, 1998 Business Bank did not have any investment securities.

DEPOSITS

Total deposits were $4.0 million at December 31, 1998. Noninterest-bearing demand deposits were $761,000, or 18.9% of total deposits, while interest-bearing deposits were $3.3 million, or 81.1% of total deposits, at December 3, 1998.

The following table shows the average amount and average rate paid on the categories of deposits for the period indicated:

                                                                                   PERIOD ENDED
                                                                                DECEMBER 31, 1998
                                                                             ------------------------
                                                                               AVERAGE      AVERAGE
                                                                               BALANCE       RATE
                                                                             -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.................................................   $      85           --%
Interest-bearing demand....................................................           6           --
Money market...............................................................          23         4.35
Savings....................................................................          11         9.09
Time.......................................................................         222         6.76
                                                                                  -----
  Total....................................................................   $     347         4.90%
                                                                                  -----
                                                                                  -----

Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more at December 31, 1998:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $     100
Due in over three months through six months................................            502
Due in over six months through twelve months...............................          1,200
Due in over twelve months..................................................             --
                                                                                    ------
  Total....................................................................      $   1,802
                                                                                    ------
                                                                                    ------

CAPITAL RESOURCES

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 3% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor which ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together.

Business Bank was well capitalized as of June 30, 1999 and December 31, 1998 for federal regulatory purposes. The following table details the regulatory capital ratios of Business Bank as of June 30, 1999. See the Notes to Consolidated Financial Statements for Business Bank contained herein for details of regulatory capital of Business Bank as of December 31, 1998.

                                                    CAPITAL ADEQUACY REQUIREMENT
                                   ACTUAL                                                     WELL CAPITALIZED REQUIREMENT
                                   CAPITAL
                                -------------             -----------------                        ------------------
                                AMOUNT  RATIO  AMOUNT               RATIO                AMOUNT              RATIO
                                ------  -----  ------               -----                ------              ------
                                                        (DOLLARS IN THOUSANDS)
Tier 1 Leverage Capital
  Ratio.......................  $4,079  37.55% $ 326        greater than/equal to 3.0%   $ 543        greater than/equal to 5.0%
Tier 1 Risk-Based Capital
  Ratio.......................   4,079  56.04%   291        greater than/equal to 4.0%     437        greater than/equal to 6.0%
Total Risk-Based Capital
  Ratio.......................   4,120  56.60%   582        greater than/equal to 8.0%     728       greater than/equal to 10.0%

LIQUIDITY

Business Bank relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities to deposits) of approximately 25%. The average loan-to-deposit ratio was 41.6% for the six months ended June 30, 1999 and 14.1% for the period ended December 31 1998. The average liquidity ratio was 142.6% for the six months ended June 30, 1999, and 243.5% for the period ended December 31, 1998. At June 30, 1999, Business Bank's loan-to-deposit ratio was 57.5% and the liquidity ratio was 79.1%. The average loan-to-deposit ratio was 14.1% for the period ended December 31, 1998 and the average liquidity ratio was 243.5% for the same period. At December 31, 1998, Business Bank's loan-to-deposit ratio was 18.4% and the liquidity ratio was 185.6%. While fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, Business Bank has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Should the level of liquid assets (primary liquidity) not meet the liquidity needs of Business Bank, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, and the discount window borrowing from the Federal Reserve Bank, could be employed.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Business Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Business Bank does not have any market risk sensitive instruments entered into for trading purposes. Business Bank manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Company guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of June 30, 1999, Business Bank had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of Business Bank for the period measured in a declining interest rate environment since Business Bank's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since Business Bank's assets would reprice to higher market interest rates before its liabilities would.

The following table sets forth the distribution of repricing opportunities of Business Bank's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of

Business Bank. There has not been a material change in the interest rate risk profile of Business Bank since December 31, 1998.

                                                                         JUNE 30, 1999
                                         -----------------------------------------------------------------------------
                                                               AMOUNTS MATURING OR REPRICING IN
                                         -----------------------------------------------------------------------------
                                                        OVER 3
                                         3 MONTHS OR   MONTHS TO   OVER 1 YEAR    OVER 5          NON-
                                            LESS       12 MONTHS   TO 5 YEARS      YEARS      SENSITIVE(1)     TOTAL
                                         -----------  -----------  -----------  -----------  --------------  ---------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks................   $      --    $     199    $      --    $      --     $      249    $     448
Federal funds sold.....................       6,025           --           --           --             --        6,025
Investment securities..................         501          351          100          142             --        1,094
Loans and leases.......................       2,602           80        2,079          555            (21)       5,295
Other assets (2).......................          --           --           --           --            426          426
                                         -----------  -----------  -----------  -----------       -------    ---------
  Total assets.........................       9,128          630        2,179          697            654       13,288
                                         -----------  -----------  -----------  -----------       -------    ---------
                                         -----------  -----------  -----------  -----------       -------    ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing demand deposits...          --           --           --           --          1,811        1,811
Interest-bearing demand, money market
  and savings..........................       3,561           --           --           --             --        3,561
Time certificates of deposit...........         457        3,304           --           --             --        3,761
Other liabilities......................          --           --           --           --             76           76
Shareholders' equity...................          --           --           --           --          4,079        4,079
                                         -----------  -----------  -----------  -----------       -------    ---------
  Total liabilities & shareholders'
    equity.............................   $   4,018    $   3,304    $      --    $      --     $    5,966    $  13,288
                                         -----------  -----------  -----------  -----------       -------    ---------
                                         -----------  -----------  -----------  -----------       -------    ---------
Period Gap.............................   $   5,110    $  (2,674)   $   2,179    $     697     $   (5,312)
Cumulative interest earning assets.....   $   9,128    $   9,758    $  11,937    $  12,634
Cumulative interest earning
  liabilities..........................   $   4,018    $   7,322    $   7,322    $   7,322
Cumulative Gap.........................   $   5,110    $   2,436    $   4,615    $   5,312
Cumulative interest earning assets to
  cumulative interest bearing
  liabilities..........................        2.27         1.33         1.63         1.73
Cumulative gap as a percent of:
  Total assets.........................       38.46%       18.33%       34.73%       39.98%
  Interest earning assets..............       40.45%       19.28%       36.53%       42.05%

------------------------

(1) Assets or liabilities which are not interest rate-sensitive.

(2) Allowance for possible loan losses of $41,000 as of June 30, 1999 is included in other assets.

At June 30, 1999, Business Bank had $9.8 million in assets and $7.3 million in liabilities repricing within one year. This means that $2.8 million more in interest rate sensitive assets than interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at June 30, 1999 is
1.33 and management tries to maintain this ratio as close to zero as possible while remaining in a range between .80 and 1.20. Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates within one year from June 30, 1999. If rates were to fall during this period, interest income would decline by a greater amount than interest expense and net income would be reduced. Conversely, if rates were to rise, the reverse would apply.

Management has taken several steps to reduce the positive gap of Business Bank by lengthening the maturities in its investment portfolio and originating more fixed rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. In order to minimize the length of data fields, most computers programs eliminated the first two digits in the year date field. This problem could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years that end in "00" are not leap years, except for the anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The Year 2000 issue may adversely affect the bank's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as that microprocessors that control the bank's security systems and telecommunication equipment.

Business Bank had determined that some of its computer software applications needed to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a comprehensive plan was developed, with system conversions and testing substantially completed by December 31, 1998 and remediation completed by March 31, 1999. The plan included the assessment of all internal systems, programs and data processing applications as well as those provided to the Bank by third-party vendors. Based upon the Bank's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology will have a material adverse effect on the Bank's business, financial condition or results of operations. There can be no assurance, however, that third party vendors' efforts will be successful and any such failure could have a material adverse effect on Business Bank. Business Bank does not intend to obtain insurance against any Year 2000 risks.

In addition, because the bank's day-to-day operations are heavily dependent on its ability to communicate with the Federal Reserve and its customers, it would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines. Any interruption or malfunction of such systems could have a material adverse effect on the Bank.

Business Bank estimates its total costs over the period from November 3, 1998 through December 31, 1999 will be less than $150,000. None of those costs, however, are expected to materially affect Business Bank's results of operations in any one reporting period. In light of the complexity of the Year 2000 problem and its potential effect on both Business Bank and third parties that interact with Business Bank, however, there can be no assurance that Business Bank's costs associated with the Year 2000 issue will be as estimated.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures Business Bank undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from the bank or whose financial condition or operational capability is important to Business Bank such as suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer and/or vendor remediation efforts are not resolved in a timely manner.

Business Bank is also preparing contingency plans to try to minimize the harm to Business Bank in the event that Business Bank or any or all of the third parties with which it interacts is unable to attain Year 2000 readiness. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fail by or at the Year 2000, Business Bank will be able to engage in its core business functions in spite of such failure. Among the efforts undertaken by Business Bank to prepare for the occurrence of Year 2000 is an analysis of the most reasonably likely worst case scenarios for the Year 2000. These scenarios have been analyzed in terms of impact on Business Bank and steps that can be taken to mitigate the potential problems. While not an exhaustive list, the scenarios that have been analyzed by Business Bank and the contingency plans that have been developed include the following:

OCCURRENCE                                     POTENTIAL CONTINGENCY PLAN
Failure of core accounting systems             All core accounting systems have been and
                                               will continue to be tested throughout 1999 to
                                               ensure their viability at the century date
                                               changes. Hard copies of key reports will be
                                               produced prior to January 1, 2000.
Power failure at the operations                Business Bank is currently analyzing the
                                               option of the installation of generators at
                                               key locations to ensure uninterrupted power
                                               in order to provide critical customer
                                               services.
Telecommunications is unavailable              Business Bank is preparing contingency plans
                                               to run the branches without connection to
                                               Business Bank's systems including ground
                                               transportation to move work and information
                                               between locations
Substantial withdrawal of deposits by          Business Bank is putting various contingency
customers                                      funding mechanisms in place including federal
                                               funds lines, shortening the maturity of
                                               securities, FHLB advances and the use of the
                                               Federal Reserve discount window
Substantial increased cash needs by customers  Business Bank is analyzing customer deposit history to estimate additional customer cash
                                               needs, if any.
Miscellaneous occurrences which require        Business Bank is ensuring that key personnel
additional personnel to remedy.                are available before and after January 1,
                                               2000.

Although Business Bank believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Business Bank's other Year 2000 remedial and contingency plans will fully protect Business Bank from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that Business Bank's management has accurately predicted such future events or that their remedial and contingency plans will adequately address such future events. In the event that the businesses of Business Bank, vendors of Business Bank or customers of Business Bank are disrupted as a result of the Year 2000problem, such disruption could have a material adverse effect on Business Bank.

In addition, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as Business Bank, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions which could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which Business Bank expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of year 2000 testing, adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties who are service providers, suppliers, borrowers or customers of Business Bank, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and Business Bank undertakes no obligation to update any forward-statements to reflect the occurence of unanticipated events.

Business Bank's disclosures and announcements herein concerning its Y2K planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the recently enacted Year 2000 Information and Readiness Disclosure Act. The Year 2000 Information and Readiness Disclosure Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

INFLATION

The majority of Business Bank's assets and liabilities are monetary items held by Business Bank, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The small fixed asset investment of Business Bank minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of the Business Bank, making collection more difficult for Business Bank. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

 INFORMATION CONCERNING CALIFORNIA COMMUNITY, SECURITY FIRST AND BUSINESS BANK

COMPETITION

The banking business in California generally, and in the market areas served by California Community, California Financial, Security First and Business Bank specifically, is highly competitive with respect to both loans and deposits. California Community, Security First and Business Bank all compete for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than any of California Community, California Financial, Security First or Business Bank. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Additionally, with the recent enactment of interstate banking legislation in California, bank holding companies headquartered outside of California may enter the California market and provide further competition for California Community, California Financial, Security First and Business Bank. See "Effect of Governmental Policies and Recent Legislation" below. Many of the major commercial banks operating in California Community's, Security First's and Business Bank's market areas offer certain services, such as trust and international banking services, which California Community, Security First and Business Bank do not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by Security First and Business Bank on their deposits and their other borrowings and the interest rate received by Security First and Business Bank on loans extended to their customers and securities held in Security First's and Business Bank's portfolio comprise the major portion of Security First's and Business Bank's earnings. These rates are highly sensitive to many factors which are beyond the control of Security First and Business Bank. Accordingly, the earnings and growth of Security First and Business Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The earnings and growth of California Community, Security First and Business Bank are also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as to curb inflation and combat recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowing by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future change in monetary policies cannot be predicted.

CURRENT ACCOUNTING DEVELOPMENTS

In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In July 1999, the FASB issued Statement No. 137, "Accounting for Derivative Insturments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133." This statement has delayed the effective date of Statement 133 for one year. For California Community, Security First and Business Bank, this new standard is effective for the first quarter in 2001 and is not to be applied retroactively to financial statements of prior periods. The impact of htis statement, if any, is yet to be determined.

In October 1998, the FASB issued Statement 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement establishes accounting and reporting standards for securitization of mortgage loans. For California Community, Security First, and Business Bank, this new standard is effective for the first quarter in 1999 and the impact of this statement on any of them was not material.

                           SUPERVISION AND REGULATION

The operations of California Community, California Community (California), California Financial, Orange, CalWest, Security First, Placer Sierra and Business Bank are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. California Community, California Community (California), California Financial, Orange, CalWest, Security First, Placer Sierra and Business Bank each believe that it is in substantial compliance in all material respects with applicable federal, state, and local laws, rules and regulations. Because the business of each of California Community, California Community (California), California Financial, Orange, CalWest, Security First, Placer Sierra and Business Bank is highly regulated, the laws, rules and regulations applicable to each of them are subject to regular modification and change.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major change and the impact such change may have on California Community, California Community (California), California Financial, Orange, CalWest, Placer Sierra, Security First and Business Bank is impossible to predict.

                         INDEPENDENT PUBLIC ACCOUNTANTS

It is anticipated that KPMG LLP will continue to provide accounting services to California Community, such services to include audits of year end financial statements and other services as required.

                                    EXPERTS

The financial statements of Placer Sierra as of and for the year ending December 31, 1998, has been included herein and in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, which was dated February 9, 1999 except as to note 16 which is as of March 19, 1999, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Placer Savings Bank as of December 31, 1997 and for the two year period then ended, included in this proxy statement/prospectus, have been audited by Perry-Smith & Co., LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of California Financial Bancorp and subsidiaries as of and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of California Financial as of and for the year ended December 31, 1997, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of Security First Bank and subsidiary as of and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Security First as of December 31, 1997 and for the years ended December 31, 1997 and 1996, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The balance sheet of National Business Bank as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the period from November 3, 1998 (commencement of operations) to December 31, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of The Bank of Orange County as of and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of The Bank of Orange County as of December 31, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended included in this proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants.

The consolidated balance sheet of Downey Bancorp and Subsidiary as of November 25, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from January 1, 1998 to November 25, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Downey Bancorp and Subsidiary as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period for the year then ended included in this proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants.

                                 LEGAL MATTERS

The validity of the securities to be issued by California Community in connection with each of the California Community/California Financial merger, the CalWest/Business Bank merger, and the Orange/Security First merger, is being passed upon by Lillick & Charles LLP, San Francisco, California.

                                 OTHER BUSINESS

The Business Bank Board of Director does not know of any other matters to be presented at the Business Bank meeting, except the proposal concerning the CalWest/Business Bank merger set forth above. If other matters properly come before the Business Bank meeting, however, it is the intention of the persons named in the accompanying proxy card to vote the shares covered by valid proxies in accordance with their best judgment and in their sole discretion.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
PLACER SIERRA BANK AND SUBSIDIARY AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED CONSOLIDATED
  INTERIM FINANCIAL STATEMENTS

Independent Auditors' Reports............................................................................        F-3

Consolidated Balance Sheet, June 30, 1999 (Unaudited) and December 31, 1998 and 1997.....................        F-5

Consolidated Statement of Income for the Six Months Ended June 30, 1999 and 1998 (Unaudited) and for the
  Years Ended December 31, 1998, 1997 and 1996...........................................................        F-6

Consolidated Statement of Stockholders' Equity for the Six Months Ended June 30, 1999 (Unaudited) and for
  the Years Ended December 31, 1998, 1997 and 1996.......................................................        F-7

Consolidated Statement of Cash Flows for the Six Month Periods Ended June 30, 1999 and 1998 (Unaudited)
  and for the Years Ended December 31, 1998, 1997 and 1996...............................................        F-8

Notes to Consolidated Financial Statements...............................................................       F-10

CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AND
  AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Reports............................................................................       F-29

Consolidated Balance Sheets, June 30, 1999 (Unaudited) and December 31, 1998 and 1997....................       F-31

Consolidated Statements of Operations for the Six Months Ended June 30, 1999 and 1998 (Unaudited) and for
  the Year Ended December 31, 1998 and Period from inception (September 11, 1997 to December 31, 1997)...       F-32

Consolidated Statement of Changes in Stockholders' Equity for the Six Months Ended June 30, 1999
  (Unaudited) and for the Year Ended December 31, 1998, and Period from inception (September 11, 1997 to
  December 31, 1997).....................................................................................       F-33

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1999 and 1998 (Unaudited) and for
  the Year Ended December 31, 1998 and Period from inception (September 11, 1997 to December 31, 1997)...       F-34

Notes to Consolidated Financial Statements...............................................................       F-36

NATIONAL BUSINESS BANK UNAUDITED INTERIM FINANCIAL STATEMENTS AND AUDITED FINANCIAL STATEMENTS

Independent Auditors' Report.............................................................................       F-61

Balance Sheet, June 30, 1999 (Unaudited) and December 31, 1998...........................................       F-62

Statement of Operations for the Six Months Ended June 30, 1999 (Unaudited) and for the Period from
  inception (November 3, 1998 to December 31, 1998)......................................................       F-63

Statement of Stockholders' Equity for the Six Months Ended June 30, 1999 (Unaudited) and for the Period
  from inception (November 3, 1998 to December 31, 1998).................................................       F-64

Statement of Cash Flows for the Six Months Ended June 30, 1999 (Unaudited) and for the Period from
  inception (November 3, 1998 to December 31, 1998)......................................................       F-65

Notes to Financial Statements............................................................................       F-66

SECURITY FIRST BANK UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AND AUDITED CONSOLIDATED
  FINANCIAL STATEMENTS

Independent Auditors' Reports............................................................................       F-74

Consolidated Balance Sheets, June 30, 1999 (Unaudited) and December 31, 1998 and 1997....................       F-76

                                                                                                             PAGE
                                                                                                           ---------
Consolidated Statements of Operations for the Six Months Ended June 30, 1999 and 1998 (Unaudited) and for
  the Years Ended December 31, 1998, 1997 and 1996.......................................................       F-77

Consolidated Statements of Changes in Stockholders' Equity for the Six Months Ended June 30, 1999
  (Unaudited) and for the Years Ended December 31, 1998, 1997 and 1996...................................       F-78

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1999 and 1998 (Unaudited) and for
  the Years Ended December 31, 1998, 1997 and 1996.......................................................       F-79

Notes to Consolidated Financial Statements...............................................................       F-80

THE BANK OF ORANGE COUNTY AUDITED FINANCIAL STATEMENTS

Independent Auditors' Reports............................................................................       F-98

Balance Sheets, December 31, 1998 and 1997...............................................................      F-100

Statements of Operations for the Years Ended December 31, 1998 and 1997..................................      F-101

Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1998 and 1997.............      F-102

Statements of Cash Flows for the Years Ended December 31, 1998 and 1997..................................      F-103

Notes to Financial Statements............................................................................      F-104

DOWNEY BANCORP AND SUBSIDIARY AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Reports............................................................................      F-121

Consolidated Balance Sheets, November 25, 1998 and December 31, 1997.....................................      F-123

Consolidated Statements of Income, Period from January 1, 1998 to November 25, 1998 and Year Ended
  December 31, 1997......................................................................................      F-124

Consolidated Statements of Changes in Stockholders' Equity, Period from January 1, 1998 to November 25,
  1998 and Year Ended December 31, 1997..................................................................      F-125

Consolidated Statements of Cash Flows, Period from January 1, 1998 to November 25, 1998 and Year Ended
  December 31, 1997......................................................................................      F-126

Notes to Consolidated Financial Statements...............................................................      F-127

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Placer Savings Bank and Subsidiary:

    We have audited the accompanying consolidated statement of financial condition of Placer Savings Bank and subsidiary as of December 31, 1998 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Placer Savings Bank and subsidiary as of December 31, 1997, and for the years ended December 31, 1997 and 1996, were audited by other auditors whose report dated February 20, 1998, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Placer Savings Bank and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Sacramento, California
February 9, 1999
except as to Note (16),
which is as of March 19, 1999

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
  Placer Savings Bank and Subsidiary

    We have audited the accompanying consolidated statement of financial condition of Placer Savings Bank and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Placer Savings Bank and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

            [SIGNATURE]

February 20, 1998

                       PLACER SAVINGS BANK AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

            JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998 AND 1997

                                                         JUNE 30, 1999       1998          1997
                                                         -------------   ------------  ------------
                                                           UNAUDITED
                        ASSETS

Cash and due from banks................................  $  17,073,337   $ 19,495,890  $ 14,000,560
Federal funds sold.....................................      4,476,625     32,869,273     4,503,960
Investment securities available for sale, at fair value
  (Note 2).............................................    113,997,481     98,845,300    77,415,200
Investment securities held to maturity, at cost (Note
  2)...................................................     48,577,623     42,711,379    23,167,682
Loans, less allowance for loan losses of $3,659,996 in
  1998 and $3,006,573 in 1997 (Note 3).................    374,066,948    356,878,504   367,966,909
Real estate owned, net (Note 4)........................      1,220,785        885,860     1,449,025
Bank premises and equipment, net (Note 5)..............      7,296,063      7,414,790     7,309,062
Accrued interest receivable and other assets...........      6,597,332      6,177,358     5,898,461
                                                         -------------   ------------  ------------
                                                         $ 573,306,194   $565,278,354  $501,710,859
                                                         -------------   ------------  ------------
                                                         -------------   ------------  ------------

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Non-interest bearing.................................  $  82,038,142   $ 77,158,560  $ 57,518,962
  Interest bearing (Note 6)............................    454,652,671    450,432,311   410,352,083
                                                         -------------   ------------  ------------
    Total deposits.....................................    536,690,813    527,590,871   467,871,045

Accrued interest payable and other liabilities.........      1,452,817      2,890,546     2,516,279
                                                         -------------   ------------  ------------
    Total liabilities..................................    538,143,630    530,481,417   470,387,324
                                                         -------------   ------------  ------------

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY (Note 10):
  Common stock, no par value; 6,000,000 shares
    authorized; issued and outstanding--3,560,000
    shares in 1998 and 1997............................        178,000        178,000       178,000
  Additional paid-in capital...........................        133,255        133,255       133,255
  Accumulated other comprehensive income...............     (1,203,724)       243,144       164,103
  Retained earnings....................................     36,055,033     34,242,538    30,848,177
                                                         -------------   ------------  ------------
    Total stockholders' equity.........................     35,162,564     34,796,937    31,323,535
                                                         -------------   ------------  ------------
                                                         $ 573,306,194   $565,278,354  $501,710,859
                                                         -------------   ------------  ------------
                                                         -------------   ------------  ------------

        See accompanying notes to the consolidated financial statements.

                       PLACER SAVINGS BANK AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                AND YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                              6 MONTHS ENDING JUNE 30,
                                             --------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                     UNAUDITED
INTEREST INCOME:
  Interest and fees on loans...............  $ 15,247,896  $ 15,507,125  $ 30,784,936  $ 29,520,717  $ 27,933,531
  Interest on Federal funds sold...........       227,482       445,559       776,855       718,356       413,113
  Interest and dividends on investment
    securities.............................     4,735,764     3,128,745     7,447,484     5,547,042     5,279,224
                                             ------------  ------------  ------------  ------------  ------------
    Total interest income..................    20,211,142    19,081,429    39,009,275    35,786,115    33,625,868
                                             ------------  ------------  ------------  ------------  ------------
INTEREST EXPENSE:
  Interest on deposits (Note 6)............     8,524,317     8,441,846    17,238,323    16,410,130    15,848,911
  Interest on short-term borrowings........        32,165             0            --            --         8,133
                                             ------------  ------------  ------------  ------------  ------------
    Total interest expense.................     8,556,482     8,441,846    17,238,323    16,410,130    15,857,044
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income....................    11,654,660    10,639,583    21,770,952    19,375,985    17,768,824
PROVISION FOR LOAN LOSSES (Note 3).........       319,000       405,000       775,000     1,100,000       492,500
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income after provision for
      loan losses..........................    11,335,660    10,234,583    20,995,952    18,275,985    17,276,324
NON-INTEREST INCOME:
  Service charges..........................     1,045,689       956,440     2,084,731     1,860,509     1,719,581
  Commissions, Investment products.........       376,247       459,068       858,572       545,624       610,611
  Gain on sale of loans....................       383,932       445,718       676,341       237,529        51,456
  Gain on sale of securities, net..........        38,349       121,016       222,645        34,372       201,421
  Gain on sale of properties (Note 13).....            --            --       409,322       542,838            --
  Other....................................       344,030       461,094     1,026,428       671,679       499,905
                                             ------------  ------------  ------------  ------------  ------------
                                                2,188,247     2,443,336     5,278,039     3,892,551     3,082,974
                                             ------------  ------------  ------------  ------------  ------------
OTHER EXPENSES:
  Salaries and employee benefits (Note 3
    and 11)................................     5,210,167     4,801,458     9,818,770     8,347,165     8,136,109
  Occupancy and equipment..................     1,512,566     1,605,193     3,167,084     2,534,444     2,643,946
  Other (Note 12)..........................     3,443,279     3,209,246     6,640,976     5,878,294     6,692,820
  One-time SAIF assessment (Note 14).......            --            --            --            --     2,796,954
                                             ------------  ------------  ------------  ------------  ------------
    Total other expenses...................    10,166,012     9,615,897    19,626,830    16,759,903    20,269,829
                                             ------------  ------------  ------------  ------------  ------------
    Income before income taxes.............     3,357,895     3,062,022     6,647,161     5,408,633        89,469
INCOME TAXES (Note 7)......................     1,331,800     1,344,500     2,861,200     2,314,000        38,000
                                             ------------  ------------  ------------  ------------  ------------
    Net income.............................     2,026,095     1,717,522     3,785,961     3,094,633        51,469
OTHER COMPREHENSIVE INCOME, NET OF TAX:
  Unrealized holding gains (losses) arising
    during the period......................    (1,636,710)       41,079       137,783       148,843      (110,672)
  Less: Reclassification adjustment for
    gains included in net income...........       189,842       (83,719)      (58,742)      (34,774)      (78,130)
                                             ------------  ------------  ------------  ------------  ------------
  Other comprehensive income (loss)........    (1,446,868)      (42,640)       79,041       114,069      (188,802)
                                             ------------  ------------  ------------  ------------  ------------
  Comprehensive income (loss)..............  $    579,227  $  1,674,882  $  3,865,002  $  3,208,702  $   (137,333)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
BASIC AND DILUTED EARNINGS PER SHARE.......  $       0.57  $       0.48  $       1.06  $       0.87  $       0.01
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING..............................     3,560,000     3,560,000     3,560,000     3,560,000     3,560,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                AND YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                  COMMON STOCK      ADDITIONAL                    OTHER           TOTAL
                                               -------------------   PAID-IN      RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                                                SHARES     AMOUNT    CAPITAL      EARNINGS       INCOME          EQUITY
                                               ---------  --------  ----------   -----------  -------------   -------------
BALANCE, DECEMBER 31, 1995...................  1,780,000  $178,000   $133,255    $28,200,475   $   238,836     $28,750,566
  Cash dividend ($.06 per share).............         --        --         --       (106,800)           --        (106,800)
  Two-for-one stock split....................  1,780,000        --         --             --            --              --
  Cash dividend ($.03 per share).............         --        --         --       (106,800)           --        (106,800)
  Net change in unrealized gain on
    available-for-sale investment securities,
    net of taxes.............................         --        --         --             --      (188,802)       (188,802)
  Net income.................................         --        --         --         51,469            --          51,469
                                               ---------  --------  ----------   -----------  -------------   -------------
BALANCE, DECEMBER 31, 1996...................  3,560,000   178,000    133,255     28,038,344        50,034      28,399,633
  Cash dividends ($.08 per share)............         --        --         --       (284,800)           --        (284,800)
  Net change in unrealized gain on
    available-for-sale investment securities,
    net of taxes.............................         --        --         --             --       114,069         114,069
  Net income.................................         --        --         --      3,094,633            --       3,094,633
                                               ---------  --------  ----------   -----------  -------------   -------------
BALANCE, DECEMBER 31, 1997...................  3,560,000   178,000    133,255     30,848,177       164,103      31,323,535
  Cash dividends ($.11 per share)............         --        --         --       (391,600)           --        (391,600)
  Net change in unrealized gain on
    available-for-sale investment securities,
    net of taxes (note 2)....................         --        --         --             --        79,041          79,041
  Net income.................................         --        --         --      3,785,961            --       3,785,961
                                               ---------  --------  ----------   -----------  -------------   -------------
BALANCE, DECEMBER 31, 1998...................  3,560,000  $178,000   $133,255    $34,242,538   $   243,144     $34,796,937
  Cash dividends ($0.06 per share)
    (unaudited)..............................                                       (213,600)                     (213,600)
  Net change in unrealized gain/(loss) on
    available-for-sale investment securities
    (unaudited)..............................                                                   (1,446,868)     (1,446,868)
  Net income (unaudited).....................                                      2,026,095                     2,026,095
                                               ---------  --------  ----------   -----------  -------------   -------------
Balance June 30, 1999 (unaudited)............  3,560,000  $178,000   $133,255    $36,055,033   $(1,203,724)    $35,162,564
                                               ---------  --------  ----------   -----------  -------------   -------------
                                               ---------  --------  ----------   -----------  -------------   -------------

          See accompanying notes to consolidated financial statements.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                AND YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                     SIX MONTHS     SIX MONTHS
                                                       ENDING         ENDING
                                                    JUNE 30, 1999  JUNE 30, 1998      1998         1997         1996
                                                    -------------  -------------  ------------  -----------  -----------
                                                            (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $ 2,026,095    $ 1,717,523   $  3,785,961  $ 3,094,633  $    51,469
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses.....................       319,000        405,000        775,000    1,100,000      492,500
    Provision for losses on other real estate.....            --             --             --       28,262       74,961
    Depreciation and amortization.................       663,699        683,687      1,321,765    1,403,277    1,596,988
    Decrease (increase) in net unearned fees and
      discounts on loans..........................       (35,944)      (171,271)         1,320     (165,870)     (56,146)
    Gain on sale of loans.........................      (383,932)      (445,718)      (676,341)    (237,529)     (51,456)
    Gain on sale of investment securities.........       (38,349)      (121,016)      (222,645)     (34,372)    (201,421)
    Gain on sale of branch........................            --             --             --     (542,838)          --
    Provision for valuation allowance for premises
      and equipment...............................            --             --             --      127,302           --
    Gain on sale of properties....................       (20,029)       (28,398)      (409,322)    (318,106)    (164,789)
    Dividends received on Federal Home Loan Bank
      stock.......................................       (86,100)       (93,700)      (185,900)    (190,400)    (183,400)
    Net decrease in real estate held for sale.....        26,903         68,563        173,948           --           --
    (Increase) decrease in accrued interest
      receivable and other assets.................      (611,174)        (6,573)       236,358      113,642      410,009
    Decrease (increase) in accrued interest
      payable and other liabilities...............      (433,128)       113,700         73,996    1,259,260     (534,982)
    Deferred taxes................................       191,200             --        173,000     (401,000)     126,000
                                                    -------------  -------------  ------------  -----------  -----------
      Net cash provided by operating activities...     1,618,241      2,121,797      5,047,140    5,236,261    1,559,733
                                                    -------------  -------------  ------------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash disbursed in the sale of selected assets
    and liabilities of a branch...................            --             --             --  (13,591,196)          --
  Purchases of investment securities:
    Available-for-sale............................   (49,172,296)   (51,293,955)  (101,481,254) (57,243,792) (44,604,113)
    Held-to-maturity..............................   (13,718,514)   (14,082,853)   (28,078,488)  (1,049,626) (18,287,390)
  Proceeds from calls and maturities of investment
    securities:
    Available-for-sale............................    10,000,000     10,997,705     24,745,791    8,500,000    6,498,490
    Held-to-maturity..............................     6,000,000      5,000,000      5,000,000      170,139   20,200,000
  Proceeds from sales of investment securities:
    Available for sale............................    12,864,015     15,123,696     42,551,196   15,263,301   26,650,897
  Proceeds from principal repayments on
    mortgage-backed securities:
    Available for sale............................     8,251,424      4,172,265     13,171,304    4,661,549    2,879,621
    Held to maturity..............................     1,852,270      1,735,234      3,451,537    1,765,512    1,429,945
  Proceeds from sale of loans.....................    16,015,223     24,586,050     41,101,000   16,511,650    8,241,590
  Net increase in loans...........................   (33,650,094)   (15,161,043)   (30,658,958) (32,984,185) (21,220,485)
  Proceeds from redemption of Federal Home Loan
    Bank stock....................................       400,000        160,800        160,800           --      900,000
  Purchases of premises and equipment.............      (544,972)      (776,682)    (1,369,483)  (1,512,158)  (2,988,953)
  Proceeds from sales of premises and equipment...            --             --         91,237           --    2,061,330
  Proceeds from sales of other real estate........       169,560        312,272        764,995    2,209,863           --
  Purchase of life insurance policies.............            --             --             --   (1,285,000)          --
                                                    -------------  -------------  ------------  -----------  -----------
      Net cash used in investing activities.......   (41,533,384)   (19,226,511)   (30,550,323) (58,583,943) (18,239,068)
                                                    -------------  -------------  ------------  -----------  -----------

                       PLACER SAVINGS BANK AND SUBSIDIARY

              SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                AND YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                     SIX MONTHS     SIX MONTHS
                                                       ENDING         ENDING
                                                    JUNE 30, 1999  JUNE 30, 1998      1998         1997         1996
                                                    -------------  -------------  ------------  -----------  -----------
                                                            (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand, interest-bearing and
    savings deposits..............................    15,337,206     18,051,346     43,319,779   20,896,683    9,657,987
  Net increase (decrease) in time deposits........    (6,237,264)     6,892,242     16,400,047   15,237,965   15,094,792
  Cash dividends paid.............................            --             --       (356,000)    (320,400)    (213,600)
                                                    -------------  -------------  ------------  -----------  -----------
      Net cash provided by financing activities...     9,099,942     24,943,588     59,363,826   35,814,248   24,539,179
                                                    -------------  -------------  ------------  -----------  -----------
      (Decrease) increase in cash and cash
        equivalents...............................   (30,815,201)     7,838,874     33,860,643  (17,533,434)   7,859,844

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....    52,365,163     18,504,520     18,504,520   36,037,954   28,178,110
                                                    -------------  -------------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........   $21,549,962    $26,343,394   $ 52,365,163  $18,504,520  $36,037,954
                                                    -------------  -------------  ------------  -----------  -----------
                                                    -------------  -------------  ------------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest expense..............................   $ 8,523,858    $ 8,436,109   $ 16,864,056  $17,234,270  $16,449,920
    Income taxes..................................     1,384,152        866,945      2,655,000    2,250,000      683,907

NONCASH INVESTING ACTIVITIES:
  Real estate acquired through foreclosure........       511,359        357,987        547,704    1,284,600    1,863,657
  Real estate transferred to premises and
    equipment.....................................            --             --        124,818           --           --
  Net change in unrealized gain (loss) on
    available-for-sale investment securities......    (2,629,125)       (90,723)       169,392      241,441     (319,385)
  Loan made to facilitate sale of real estate.....            --             --        432,000           --           --

NONCASH FINANCING ACTIVITIES:
  Dividends declared, $.03 per share in 1998, $.02
    per share in 1997 and $.03 share in 1996......       213,600        178,000        106,800       71,200      106,800
  On May 30, 1997, the Bank sold certain assets
    and liabilities of one of its branches (Note
    13):
    Deposits sold.................................            --             --             --  (14,252,094)          --
    Premium on deposits...........................            --             --             --      145,665           --
    Fair value of assets and liabilities sold.....            --             --             --      515,233           --
                                                    -------------  -------------  ------------  -----------  -----------
    Cash remitted.................................            --             --   $         --  $(13,591,196) $        --
                                                    -------------  -------------  ------------  -----------  -----------
                                                    -------------  -------------  ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

    Placer Savings Bank (the "Bank") is a State chartered savings bank. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and prevailing practices within the banking industry. Summarized below are certain accounting policies of the Bank and its subsidiary.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, Central Square Corporation. Central Square Corporation was formed in 1989 and engages in computer sales and insurance and securities brokerage activities. The subsidiary also holds title to various real property assets. All significant intercompany balances and transactions have been eliminated in consolidation.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior years' balances to conform to classifications used in 1998.

    CASH AND CASH EQUIVALENTS

    For the purpose of reporting cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

    INVESTMENT SECURITIES

    Investments are classified into one of the following categories:

    - Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of stockholders' equity.

    - Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

    Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value. Gains or losses on the sale of securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

    LOANS

    Loans are recorded at cost, net of discounts or premiums, unearned fees and deferred fees. Discounts and premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio adjusted for anticipated prepayments. The Bank measures an

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) impaired loan based upon the present value of future cash flows discounted at the loan's effective rate, the loans observable market price, or fair value of the collateral if the loan is collateral dependent.

    Generally, the factors utilized to determine impairment include delinquency, borrower financial weaknesses and collateral value deterioration. Interest is normally accrued to income as earned. All loans defined as impaired and all loans 90 days or more delinquent, record interest income on a cash basis. Since substantially all of the Bank's loans are collateral-dependent, losses are charged-off at the point of foreclosure and the asset is written down to fair market value. The Bank does not apply the above standard of measurement to large groups of homogeneous loans under $500,000 that are collectively evaluated for impairment, consisting of primarily residential loans.

    ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan losses which is charged to expense. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

    LOAN SALES AND SERVICING

    The Bank, as part of its operations, originates loans that are sold to Freddie Mac (FHLMC) and Fannie Mae (FNMA). Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is either retained, with the Bank earning future servicing income, or released in exchange for a one-time servicing released premium. The Bank serviced loans for FHLMC totaling approximately $46,548,000 and $60,359,000 as of December 31, 1998 and 1997, respectively.
Loans serviced for FNMA totaled approximately $1,993,000 and $2,606,000 as of December 31,1998 and 1997, respectively.

    The Bank applies the provisions of the Financial Accounting Standards Board Statement No. 125 (SFAS 125), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. Under SFAS 125, sales of financial assets are recognized when the transferred assets are put beyond the reach of the transferor and its creditors, even in bankruptcy or receivership.

    Under SFAS 125, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value. Servicing rights acquired during the year ended December 31, 1998 and 1997, were not considered material for disclosure purposes.

    REAL ESTATE OWNED

    Real estate owned is comprised of property acquired through foreclosure proceedings or acceptance of deeds-in-lieu of foreclosure. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan losses. Other real estate is recorded at the lower of the related loan balance of fair value, less estimated disposition costs. Fair value of other real estate is generally based on an independent appraisal of the property. Any subsequent costs or losses are recognized as noninterest expense when incurred.

    BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be twenty to thirty years. The useful lives of office furniture and equipment are estimated to be two to ten years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

    INCOME TAXES

    The bank accounts for income taxes under the asset and liability method. Deferred assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    EARNINGS PER SHARE

    Basic EPS, which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and replaces the presentation of primary EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. Diluted EPS is computed similarly to, and replaces the presentation of, fully diluted EPS. The treasury stock method has been applied to determine the diluted effect of stock options in computing diluted EPS.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK BASED COMPENSATION

    In 1997, the Bank established a Stock Option Plan for employees and directors. Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the exercise price. However, if the fair value of stock based compensation computed under a fair value based method, as prescribed in SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, is material to the financial statements, proforma net income and earnings per share are disclosed as if the fair value method had been applied. At December 31, 1998, potential common stock had no dilutive effect on earnings per share calculations.

    NEW ACCOUNTING PRONOUNCEMENTS

    SFAS 130, REPORTING COMPREHENSIVE INCOME, was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components, which include net income and changes in equity during the period except those resulting from investments by, or distributions to stockholders. As of January 1, 1998, the Company adopted the provisions of SFAS 130, which have been applied retroactively to all periods presented in these consolidated financial statements.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2) INVESTMENT SECURITIES

    The amortized cost and estimated market value of investment securities at December 31, 1998 and 1997 consisted of the following:

    AVAILABLE-FOR-SALE

                                                                                      1998
                                                              -----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                  COST          GAINS       LOSSES     MARKET VALUE
                                                              -------------  -----------  -----------  ------------
U.S. Treasury Notes.........................................  $   8,552,559      79,441           --      8,632,000
U.S. Government agencies....................................     27,595,925      33,047      (76,972)    27,552,000
Mortgage-backed securities..................................     58,969,329     529,319      (46,648)    59,452,000
Federal Home Loan Bank Stock................................      3,209,300          --           --      3,209,300
                                                              -------------  -----------  -----------  ------------
                                                              $  98,327,113     641,807     (123,620)    98,845,300
                                                              -------------  -----------  -----------  ------------
                                                              -------------  -----------  -----------  ------------

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(2) INVESTMENT SECURITIES (CONTINUED)
    Net unrealized gains on available-for-sale investment securities totaling $518,187 were recorded net of $275,043 in tax liabilities as a separate component of stockholders' equity at December 31, 1998.

                                                                                      1997
                                                              -----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                  COST          GAINS       LOSSES     MARKET VALUE
                                                              -------------  -----------  -----------  ------------
U.S. Treasury Notes.........................................  $  21,557,549      49,933      (11,482)    21,596,000
U.S. Government agencies....................................      7,255,385       8,067       (1,452)     7,262,000
Mortgage-backed securities..................................     44,045,510     332,035      (21,545)    44,356,000
Mutual Fund.................................................      1,023,761          --       (6,761)     1,017,000
Federal Home Loan Bank Stock................................      3,184,200          --           --      3,184,200
                                                              -------------  -----------  -----------  ------------
                                                              $  77,066,405     390,035      (41,240)    77,415,200
                                                              -------------  -----------  -----------  ------------
                                                              -------------  -----------  -----------  ------------

    Net unrealized gains on available-for-sale investment securities totaling $348,795 were recorded net of $184,692 in tax liabilities as a separate component of stockholders' equity at December 31, 1997.

    HELD-TO-MATURITY

                                                                                      1998
                                                              -----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                  COST          GAINS       LOSSES     MARKET VALUE
                                                              -------------  -----------  -----------  ------------
U.S. Treasury Notes.........................................  $  11,614,885      58,115           --     11,673,000
U.S. Government agencies....................................      6,458,750      24,820      (25,570)     6,458,000
Mortgage-backed securities..................................     14,731,566     186,653       (1,219)    14,917,000
Obligations of states and political subdivisions............      9,906,178     159,248      (33,426)    10,032,000
                                                              -------------  -----------  -----------  ------------
                                                              $  42,711,379     428,836      (60,215)    43,080,000
                                                              -------------  -----------  -----------  ------------
                                                              -------------  -----------  -----------  ------------

                                                                                      1997
                                                              -----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                  COST          GAINS       LOSSES     MARKET VALUE
                                                              -------------  -----------  -----------  ------------
U.S. Treasury Notes.........................................  $  13,563,179      39,655      (39,834)    13,563,000
U.S. Government agencies....................................      2,100,372       4,628           --      2,105,000
Mortgage-backed securities..................................      5,901,577     121,525       (8,102)     6,015,000
Obligations of states and political subdivisions............      1,602,554      24,534          (88)     1,627,000
                                                              -------------  -----------  -----------  ------------
                                                              $  23,167,682     190,342      (48,024)    23,310,000
                                                              -------------  -----------  -----------  ------------
                                                              -------------  -----------  -----------  ------------

    There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 1998, 1997 or 1996.

    The amortized cost and estimated market value of investment securities at December 31, 1998 by contractual maturities are shown below. The contractual maturities of mortgage-backed securities range

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(2) INVESTMENT SECURITIES (CONTINUED)
from 1999 through 2028. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AVAILABLE FOR SALE            HELD TO MATURITY
                                                          ---------------------------  --------------------------
                                                            AMORTIZED     ESTIMATED     AMORTIZED     ESTIMATED
                                                              COST       MARKET VALUE      COST      MARKET VALUE
                                                          -------------  ------------  ------------  ------------
Due in one year or less.................................  $   6,522,041     6,574,000    11,514,885    11,574,000
Due after one year through five years...................     29,626,442    29,610,000     6,951,856     6,954,000
Due after five years through ten years..................             --            --     4,899,156     4,959,000
Due after ten years.....................................             --            --     4,613,917     4,677,000
                                                          -------------  ------------  ------------  ------------
                                                             36,148,483    36,184,000    27,979,814    28,164,000
Investment securities not due at a single maturity date:
  Mortgage-backed securities............................     58,969,330    59,452,000    14,731,565    14,916,000
  Federal Home Loan Bank stock..........................      3,209,300     3,209,300            --            --
                                                          -------------  ------------  ------------  ------------
                                                          $  98,327,113    98,845,300    42,711,379    43,080,000
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

    Investment securities with amortized costs totaling $11,386,000 and $10,569,000 and market values totaling $11,430,000 and $10,559,000 were pledged to secure public deposits and Treasury, Tax and Loan accounts at December 31, 1998 and 1997, respectively. In addition, investment securities with amortized costs of $408,000 and $617,000 and market values of $433,000 and $659,000 were pledged to secure a readily available borrowing line at the Federal Home Loan Bank of San Francisco at December 31, 1998 and 1997, respectively (see Note 8).

(3) LOANS

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                         1998           1997
                                                                                    --------------  -------------
Residential real estate...........................................................  $  173,453,180    211,243,895
Commercial real estate............................................................     112,995,480    110,077,973
Real estate construction..........................................................      57,091,886     31,105,874
Land..............................................................................       2,738,537      2,996,673
Commercial........................................................................      22,695,534      8,352,247
Equity line.......................................................................      17,692,856     19,046,745
Consumer..........................................................................       5,244,523      5,054,079
                                                                                    --------------  -------------
    Total loans...................................................................     391,911,996    387,877,486
Less:
  Undisbursed construction loan proceeds..........................................     (30,010,300)   (15,531,104)
  Unearned fees and discounts.....................................................      (1,363,196)    (1,372,900)
  Allowance for loan losses.......................................................      (3,659,996)    (3,006,573)
                                                                                    --------------  -------------
                                                                                    $  356,878,504    367,966,909
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(3) LOANS (CONTINUED)

    Changes in the allowance for loan losses were as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                                1998         1997        1996
                                                                            ------------  ----------  ----------
Balance, beginning of year................................................  $  3,006,573   2,268,138   2,148,202
Provision charged to operations...........................................       775,000   1,100,000     492,500
Losses charged to allowance...............................................      (177,876)   (400,018)   (400,028)
Recoveries................................................................        56,299      38,453      27,464
                                                                            ------------  ----------  ----------
Balance, end of year......................................................  $  3,659,996   3,006,573   2,268,138
                                                                            ------------  ----------  ----------
                                                                            ------------  ----------  ----------

    The recorded investment in loans that were considered to be impaired totaled $0 and $284,900 at December 31, 1998 and 1997, respectively. The related allowance for loan losses on these loans at December 31, 1998 and 1997 was $0 and $25,869, respectively. The average recorded investment in impaired loans for the years ended December 31, 1998, 1997 and 1996 was $176,000, $735,000 and
$267,000, respectively. No interest income was recognized on impaired loans during the years ended December 31, 1998, 1997 and 1996.

    Loans on nonaccrual status totaled $708,000 and $1,320,000 at December 31, 1998 and 1997, respectively. Interest foregone on these loans totaled $37,000, $59,000 and $50,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Management does not expect to experience any material losses in the process of collecting these loans.

    Salaries and employee benefits expense totaling $1,884,786, $1,374,511 and $1,161,626 have been deferred as loan origination costs during the years ended December 31, 1998, 1997 and 1996, respectively.

    The Bank grants real estate, commercial and consumer loans to customers located primarily within Northern California. A significant factor affecting the repayment of these loans is the overall health of the economy in its lending region, especially in the residential and commercial real estate sectors. Generally, real estate and commercial loans are secured by properties with loan-to-value ratios of 50% to 80%. Residential real estate, equity line and consumer loans are expected to be repaid from the earnings of the borrower, while commercial real estate and construction loans are expected to be repaid from business cash flow, permanent financing or proceeds from the sale of selected assets of the borrower.

(4) REAL ESTATE OWNED

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1998        1997
                                                                                           ----------  ----------
Real estate owned consisted of the following:
  Acquired in settlement of loan obligations, net of valuation allowance for losses of
    $20,468 and $38,421 in 1998 and 1997, respectively...................................  $   78,508     307,511
  Acquired for investment and development and former Bank premises, net of valuation allowance for losses of $42,206 and $42,206 and accumulated depreciation of $100,275
    and $285,495 in 1998 and 1997, respectively..........................................     807,352   1,141,514
                                                                                           ----------  ----------
                                                                                           $  885,860   1,449,025
                                                                                           ----------  ----------
                                                                                           ----------  ----------

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(4) REAL ESTATE OWNED (CONTINUED)
    Changes in the valuation allowance for losses on real estate owned were as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1998        1997        1996
                                                                                ----------  ----------  ----------
Balance, beginning of year....................................................  $   80,627     462,065     575,582
Provision charged to operations...............................................          --      28,262      74,961
Losses charged to allowance...................................................     (17,953)   (409,700)   (188,478)
                                                                                ----------  ----------  ----------
Balance, end of year..........................................................  $   62,674      80,627     462,065
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    Proceeds from the sale of real estate acquired in settlement of loans totaled $629,092, $1,413,982 and $2,056,321 for the years ended December 31, 1998, 1997 and 1996, respectively. Net (loss) gain on these sales totaled $(16,583), $97,000 and $160,000 in 1998, 1997 and 1996, respectively. Gain from the sale of real estate acquired for investment and development totaled $401,764 and $220,800 in 1998 and 1997, respectively. There was no gain or loss in 1996.

(5) BANK PREMISES AND EQUIPMENT

    Bank premises and equipment consisted of the following:

                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                          1998           1997
                                                                                     --------------  -------------
Bank premises......................................................................  $    7,582,648      7,594,426
Leasehold improvements.............................................................         751,982        646,580
Office furniture and equipment.....................................................       9,804,275      8,951,979
Automobiles........................................................................         142,313        111,197
                                                                                     --------------  -------------
                                                                                         18,281,218     17,304,182
Less accumulated depreciation and amortization.....................................     (10,866,428)    (9,995,120)
                                                                                     --------------  -------------
                                                                                     $    7,414,790      7,309,062
                                                                                     --------------  -------------
                                                                                     --------------  -------------

    Depreciation and amortization included in occupancy and equipment expense totaled $1,321,765, $1,213,496 and $1,273,192 for the years ended December 31, 1998, 1997 and 1996, respectively.

(6) INTEREST BEARING DEPOSITS

    Interest bearing deposits consisted of the following:

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                         1998           1997
                                                                                    --------------  -------------
Interest-bearing checking.........................................................  $   95,733,047     76,778,930
Savings...........................................................................      91,461,273     86,735,209
Time deposits.....................................................................     263,237,991    246,837,944
                                                                                    --------------  -------------
                                                                                    $  450,432,311    410,352,083
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(6) INTEREST BEARING DEPOSITS (CONTINUED)
    Interest expense recognized on interest bearing deposits consisted of the following:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                            1998           1997          1996
                                                                        -------------  ------------  ------------
Interest bearing checking.............................................  $   1,686,324     1,316,538     1,103,753
Savings...............................................................      1,986,682     2,007,097     2,271,263
Time deposits.........................................................     13,565,317    13,086,495    12,473,895
                                                                        -------------  ------------  ------------
                                                                        $  17,238,323    16,410,130    15,848,911
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

    Time deposits greater than $100,000 totaled $68,633,872 and $59,104,694 at December 31, 1998 and 1997, respectively.

    Aggregate annual maturities of time deposits are as follows:

                           YEAR ENDING DECEMBER 31,
                                -------------
1999..........................................................................  $  216,938,820
2000..........................................................................      27,065,663
2001..........................................................................       7,171,805
2002..........................................................................       8,173,825
2003..........................................................................       3,669,751
Thereafter....................................................................         218,127
                                                                                --------------
                                                                                $  263,237,991
                                                                                --------------
                                                                                --------------

(7) INCOME TAXES

    The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                                                                              FEDERAL       STATE        TOTAL
                                                                            ------------  ----------  ------------
1998
  Current.................................................................  $  2,000,200     688,000     2,688,200
  Deferred................................................................       170,000       3,000       173,000
                                                                            ------------  ----------  ------------
    Income tax expense....................................................  $  2,170,200     691,000     2,861,200
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------
1997
  Current.................................................................  $  2,005,000     710,000     2,715,000
  Deferred................................................................      (356,000)    (45,000)     (401,000)
                                                                            ------------  ----------  ------------
    Income tax expense....................................................  $  1,649,000     665,000     2,314,000
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------
1996
  Current.................................................................  $   (110,000)     22,000       (88,000)
  Deferred................................................................        67,000      59,000       126,000
                                                                            ------------  ----------  ------------
    Income tax expense....................................................  $    (43,000)     81,000        38,000
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(7) INCOME TAXES (CONTINUED)
    Deferred tax assets (liabilities) at December 31, 1998 and 1997 consisted of the following:

                                                                                           1998          1997
                                                                                       -------------  -----------
Deferred tax assets:
  Allowance for loan losses..........................................................  $   1,601,000    1,268,000
  Interest on nonaccrual loans.......................................................         17,000       25,000
  Valuation allowance for losses on real estate owned................................         28,000       36,000
  Accrued vacation liability.........................................................        133,000       59,000
  Future benefit of State income tax deduction.......................................        289,000      224,000
  Salary continuation expense........................................................         55,000           --
  Other..............................................................................         13,000       14,000
                                                                                       -------------  -----------
    Total deferred tax assets........................................................      2,136,000    1,626,000
                                                                                       -------------  -----------
Deferred tax liabilities:
  Deferred loan fees.................................................................       (591,000)    (116,000)
  Federal Home Loan Bank stock dividends.............................................     (1,208,000)  (1,076,000)
  Unrealized gain on available-for-sale investment securities........................       (274,000)    (185,000)
  Bank premises and equipment........................................................        (26,000)     (21,000)
  Prepaid expenses...................................................................       (186,000)    (112,000)
  Other..............................................................................        (13,000)     (16,000)
                                                                                       -------------  -----------
    Total deferred tax liabilities...................................................     (2,298,000)  (1,526,000)
                                                                                       -------------  -----------
    Net deferred tax (liabilities) assets............................................  $    (162,000)     100,000
                                                                                       -------------  -----------
                                                                                       -------------  -----------

    Management believes that the realization of the deferred tax assets is "more likely than not," based on the expectation that the Bank will generate sufficient taxable income in future periods.

    The provision for income taxes differs from amounts computed by applying the statutory Federal tax rates to operating income before income taxes. The significant items comprising these differences for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Statutory Federal income tax rate....................................................       34.0%      34.0%      34.0%
State franchise tax, net of Federal tax effect.......................................        7.1%       7.2%       8.0%
Municipal investment income..........................................................      (1.0)%        --         --
Officers life insurance..............................................................      (0.6)%        --         --
Other, net...........................................................................        3.6%       1.6%       0.5%
                                                                                       ---------  ---------  ---------
                                                                                            43.1%      42.8%      42.5%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

(8) COMMITMENTS AND CONTINGENCIES

    REVOLVING CREDIT LINE

    At December 31, 1998, the Bank had pledged approximately $170,634,700 in mortgage loans and FHLMC mortgage related securities with a carrying value of $408,000 and estimated market value of $433,000 to Federal Home Loan Bank of San Francisco to maintain a readily available borrowing

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(8) COMMITMENTS AND CONTINGENCIES (CONTINUED) capacity of $142,492,250. The Bank has the ability to borrow from Federal Home Loan Bank of San Francisco on an as needed basis. There were no borrowings outstanding as of December 31, 1998 and 1997.

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

    The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans included on the balance sheet.

    The following financial instruments represent off-balance-sheet credit risk:

                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1998           1997
                                                                                       -------------  ------------
Commitments to extend credit.........................................................  $  62,148,000    40,443,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income producing commercial properties and residential real estate.

    At December 31, 1998, home equity and other consumer loan commitments represent 39% of total commitments and are generally secured by junior liens on residential real estate. Real estate construction loan commitments represent 40% of total commitments and are generally secured by residential and commercial real estate with a loan to value ratio not to exceed 80%. Commercial loan commitments represent the remaining 21% of total commitments and are generally secured by various assets of the borrower.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

    LEASES

    The Bank leases premises under noncancellable operating leases which expire at various dates through 2011. These leases include various renewal and termination options and generally provide that increases in insurance and maintenance costs are the responsibility of the Bank.

    Future minimum lease payments as of December 31, 1998 are as follows:

1999..............................................  $  519,264
2000..............................................     434,558
2001..............................................     277,588
2002..............................................     211,545
2003..............................................     156,377
Thereafter........................................     920,566
                                                    ----------
                                                    $2,519,898
                                                    ----------
                                                    ----------

    Rental expense included in occupancy and equipment expense totaled $561,185, $532,309 and $580,615 for the years ended December 31, 1998, 1997 and 1996, respectively.

    CORRESPONDENT BANKING AGREEMENTS

    The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $14,374,000 at December 31, 1998.

    FEDERAL RESERVE REQUIREMENTS

    Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank totaled $4,304,040 as of December 31, 1998.

    CONTINGENCIES

    The Bank is a defendant in legal actions arising in the ordinary course of business which, in the opinion of management, are either adequately covered by insurance or will not materially affect the consolidated financial position or results of operations of the Bank.

    YEAR 2000

    In 1996, the Bank initiated a plan (Plan) to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Bank has divided the Plan into five major phases-- assessment, planning, conversion, implementation and testing. After completing the assessment and planning phases earlier this year, the Bank is currently in the conversion, implementation and testing phases. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Plan anticipates that by mid-1999 the conversion, implementation and testing phases will be completed. The current budget for

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

the total cost of remediation (including replacement software and hardware) and testing, as set forth in the Plan, is $1,396,000.

    The Bank is in the process of identifying and contacting critical suppliers and customers whose computerized systems interface with the Bank's systems, regarding their plans and progress in addressing their Year 2000 issues. The Bank has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

    The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Bank's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Bank is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Bank's operations, liquidity of financial condition.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

    Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

    The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments at December 31, 1998 and 1997:

    CASH AND CASH EQUIVALENTS: For cash and cash equivalents, the carrying amount is estimated to be fair value.

    INVESTMENT SECURITIES: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

    LOANS: For variable rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    LIFE INSURANCE POLICIES: The fair values of life insurance policies are based on cash surrender values at each reporting date provided by the insurers.

    DEPOSITS: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

    COMMITMENTS TO EXTEND CREDIT: Fair values of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present counterparties' credit standing. Fair values of standby letters of credit are based on fees currently charged for similar agreements.

                                                                            DECEMBER 31,
                                                     -----------------------------------------------------------
                                                                 1998                           1997
                                                     -----------------------------  ----------------------------
                                                        CARRYING                      CARRYING
                                                         VALUE        FAIR VALUE        VALUE       FAIR VALUE
                                                     --------------  -------------  -------------  -------------
Assets:
  Cash and due from banks..........................  $   19,495,890     19,495,890     14,000,560     14,000,560
  Federal funds sold...............................      32,869,273     32,869,273      4,503,960      4,503,960
  Investment securities............................     141,556,679    141,925,300    100,582,882    100,725,200
  Loans, net.......................................     356,878,504    355,097,000    367,966,909    358,472,000
  Accrued interest receivable......................       3,531,338      3,531,338      3,319,112      3,319,112
  Cash surrender value of life insurance
    policies.......................................       1,404,644      1,404,644      1,336,500      1,336,500

Liabilities:
  Deposits.........................................     527,590,871    529,507,500    467,871,045    468,658,000
  Accrued interest payable.........................         424,069        424,069        461,390        461,390

Commitments to extend credit.......................  $           --          6,210             --          4,040

(10) STOCKHOLDERS' EQUITY

    DIVIDENDS

    Upon declaration by the Board of Directors, all stockholders of record will be entitled to receive dividends. Office of Thrift Supervision (OTS) regulations permit the Bank to pay dividends on its common stock from net earnings or retained earnings. The regulations do not permit the Bank to pay dividends if the effect thereof would be to cause the capital of the Bank to be reduced below the level required by OTS regulations.

    STOCK OPTIONS

    During 1997, the Board of Directors and stockholders approved the adoption of the Placer Savings Bank 1997 Stock Option Plan for which 284,800 shares of no par value common stock are reserved for

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(10) STOCKHOLDERS' EQUITY (CONTINUED)
issuance to employees and directors under incentive and nonqualified agreements. The plan requires that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. Options granted generally vest ratably over a five year period. The options expire on dates determined by the Board of Directors, but not later than ten years from the date of grant.

                                                                                YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------------------
                                                                          1998                            1997
                                                             ------------------------------  ------------------------------
                                                                              WEIGHTED-                       WEIGHTED-
                                                              NUMBER OF   AVERAGE EXERCISE    NUMBER OF   AVERAGE EXERCISE
                                                               SHARES           PRICE          SHARES           PRICE
                                                             -----------  -----------------  -----------  -----------------
Options outstanding at beginning of year...................      99,816            7.50              --              --
Options granted............................................          --              --          99,816            7.50
Options canceled...........................................         831            7.50              --              --
Options outstanding at end of year.........................      98,985            7.50          99,816            7.50
Options exercisable........................................      19,797            7.50              --              --

    SFAS No. 123 establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No. 25). Entities may continue to apply the accounting provisions of APB No. 25 in determining net income; however, they must apply the disclosure requirements of SFAS No. 123 for all grants issued after 1994. The Bank elected to continue to apply the provisions of APB No. 25 in accounting for the employee stock plans described above. Accordingly, no compensation cost has been recognized.

    Had compensation cost for this employee stock plan been determined based on the new fair value method under SFAS No. 123, the Bank's net income and net earnings per share would have been reduced to the pro forma amounts for the year ended December 31, 1998, as indicated below:

Net income:
  As reported...............................................  $3,790,000
  Pro forma.................................................   3,720,000
Net earnings per common share:
  As reported...............................................  $     1.06
  Pro forma.................................................        1.05

    The fair value of each option grant is estimated on the date of grant. In determining the fair value, the Bank used a modified Black-Scholes option-pricing model. For the 1997 fixed stock option plan, the following weighted-average assumptions are used: expected dividend yield of 1.07%; expected volatility of 91.05%; risk-free interest rate of 5.78%; and expected life of 10 years. The weighted-average grant-date fair value of options granted in 1997 is $3.40. Since no options were vested in 1997, there was no compensation expense calculated.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(10) STOCKHOLDERS' EQUITY (CONTINUED)
    REGULATORY CAPITAL

    The Bank is subject to certain regulatory capital requirements administered by the Federal banking agencies. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets, core capital to adjusted tangible assets and tangible capital to tangible assets. Each of these components is defined in the regulations. Management believes that the Bank meets all its capital adequacy requirements as of December 31, 1998.

                                                                             1998                        1997
                                                                  --------------------------  --------------------------
                                                                     AMOUNT         RATIO        AMOUNT         RATIO
                                                                  -------------  -----------  -------------  -----------
TOTAL RISK-BASED CAPITAL RATIO
Placer Savings Bank.............................................  $  37,351,000       10.9%   $  32,976,000       10.6%
Minimum requirement for "Well-Capitalized" institution..........  $  34,279,000       10.0%   $  31,052,000       10.0%
Minimum regulatory requirement..................................  $  27,424,000        8.0%   $  24,842,000        8.0%

TIER I RISK-BASED CAPITAL RATIO
Placer Savings Bank.............................................  $  33,691,000        9.8%   $  29,969,000        9.7%
Minimum requirement for "Well-Capitalized" institution..........  $  20,568,000        6.0%   $  18,631,000        6.0%

CORE CAPITAL RATIO
Placer Savings Bank.............................................  $  33,691,000        5.9%   $  29,969,000        6.0%
Minimum requirement for "Well-Capitalized" institution..........  $  28,467,000        5.0%   $  25,047,000        5.0%
Minimum regulatory requirement..................................  $  17,080,000        3.0%   $  15,028,000        3.0%

TANGIBLE CAPITAL RATIO
Placer Savings Bank.............................................  $  33,691,000        5.9%   $  29,969,000        6.0%
Minimum regulatory requirement..................................  $   8,540,220        1.5%   $   7,514,000        1.5%

(11) EMPLOYEE BENEFIT PLANS

    RETIREMENT PLAN

    On October 19, 1995, the Board of Directors authorized the termination of the Bank's noncontributory defined benefit plan (the Plan) which covered all employees at least 21 years of age who completed two years of service in which they worked 1,000 hours or more. The termination was effective December 31, 1995 and the participants became fully vested on that date. Effective December 20, 1993, the Bank froze benefits under the Plan.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(11) EMPLOYEE BENEFIT PLANS (CONTINUED)
    In 1996, the Bank completed the settlement of the Plan's vested accumulated benefit obligation by lump sum payments to each covered employee. The Bank recorded a pretax settlement loss of $511,446 and a pretax curtailment gain of $511,446 for the year ended December 31, 1996.

    The Bank's contribution to the Plan totaled $239,330 for the year ended December 31, 1996.

    SAVINGS PLAN

    Effective January 1, 1995, the Bank established a qualified savings plan as authorized under Section 401(k) of the Internal Revenue Code. The Savings Plan is available to employees 21 years of age that have completed 12 months of service. The Bank provides discretionary matching contributions to the Savings Plan. The Bank's matching contributions were approximately $156,000 and $113,000 and $67,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Bank maintains a defined contribution employee stock ownership plan
(ESOP) and trust for all employees who have completed one year of service, as defined in the ESOP, primarily for the purchase of the Bank's stock. Dividends are classified as a reduction to retained earnings. Benefits vest ratably over a five year period after two years of credited service. The Bank's contributions for the years ended December 31, 1998, 1997, and 1996 were $201,000, $203,000 and $165,000, respectively. Employer contributions are discretionary in amount and are determined by the Board of Directors.

    SELF-INSURANCE PLAN

    Effective January 1, 1997, the Bank established the Placer Savings Bank Health Plan, a self-insured program for hospitalization and medical coverage covering substantially all Bank employees and their eligible dependents. The Bank contracted with a commercial insurance carrier to limit its annual losses to $25,000 per plan participant and $1,000,000 for the plan in total. Based upon estimates determined by the third-party plan administrator, provisions for claims are accrued annually to cover the aggregate liability for claims actually made and potential claims. Accordingly, costs for plan administration, claims made and potential claims totaling $100,000 were accrued for the year ended December 31, 1998.

    SALARY CONTINUATION PLAN

    During 1997, the Board of Directors approved a salary continuation plan for four key executives. Under this plan, the Bank is obliged to provide the executives, or designated beneficiaries, with annual benefits for fifteen years after retirement or death. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plan until the executives' expected retirement dates. The expense recognized under this plan for the year ended December 31, 1998 totaled $124,000.

    Under this plan, the Bank invested in single premium life insurance policies with cash surrender values totaling $1,405,000 at December 31, 1998. Income earned on these policies totaled $126,000 in 1998.

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

12. OTHER EXPENSES

    Other expenses consisted of the following:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Telephone, courier and postage..........................................  $  1,232,001     1,090,099     1,122,655
Data processing.........................................................       928,883       607,632       971,948
Regulatory assessments..................................................       398,782       336,801     1,031,662
Stationery and supplies.................................................       687,777       677,648       684,082
Advertising.............................................................       577,169       397,499       456,890
Professional fees.......................................................       497,865       366,491       446,126
Loan expenses...........................................................       980,594       614,141       402,669
Other...................................................................     1,337,905     1,787,983     1,576,788
                                                                          ------------  ------------  ------------
                                                                          $  6,640,976     5,878,294     6,692,820
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

13. SALE OF PROPERTIES

    During 1998, the Bank's wholly owned subsidiary sold real estate with net gains totaling $385,181. Additionally, the Bank sold a branch facility including furniture, fixtures and equipment for a net gain of $24,430.

    On May 30, 1997, the Bank sold one of its branches to another depository institution. The institution assumed $14.3 million in deposits and purchased a building and certain related assets. The Bank remitted to the purchaser cash totaling $13.6 million, equal to the difference between the assets purchased and deposits assumed, and recognized a net gain of $542,838.

14. ONE TIME SAVINGS ASSOCIATION INSURANCE FUND (SAIF) ASSESSMENT

    The Deposit Insurance Funds Act of 1996 (Funds Act) was enacted on September 30, 1996 and required the Federal Deposit Insurance Corporation (FDIC) to impose a one-time special assessment on SAIF assessable deposits to recapitalize the SAIF at its target Designated Reserve Ratio of 1.25% of insured deposits effective October 1, 1996. The Bank's assessment totaled $2,796,954, based on a rate of $.657 per $100 of SAIF assessable deposits held by the Bank as of March 31, 1995.

    With the SAIF recapitalized at the targeted ratio by the special assessment, the Funds Act also required the FDIC to set future assessment rates to maintain this ratio which resulted in lower SAIF rates effective January 1, 1997.

(15) PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as (a) a hedge of the exposure to changes in the fair value of a recognized asset

                       PLACER SAVINGS BANK AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

(15) PROSPECTIVE ACCOUNTING PRONOUNCEMENTS (CONTINUED) or liability or an unrecognized firm commitment (a fair value hedge) or (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge). SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not expect that adoption of SFAS No. 133 will have a material impact on the Bank's consolidated financial statements.

(16) SUBSEQUENT EVENT

    On March 19, 1999, the Board of Directors of the Bank entered into a definitive agreement to sell the Bank to Belvedere Capital Partners, LLC. Under the terms of the agreement, Placer Capital Co., a newly formed bank holding company, will purchase 100% of the Bank's stock for approximately $80,000,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of California Financial Bancorp and Subsidiaries:

    We have audited the accompanying consolidated balance sheet of California Financial Bancorp (formerly Belvedere Bancorp) and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
February 23, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Stockholders of Belvedere Bancorp:

    We have audited the accompanying consolidated balance sheet of BELVEDERE BANCORP AND SUBSIDIARY (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (September 11, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belvedere Bancorp and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the period from inception (September 11, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
February 25, 1998

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         June 30,       December 31,
                                                                        -----------   -----------------
                                                                           1999         1998     1997
                                                                        -----------   --------  -------
                                                                        (UNAUDITED)
                                                ASSETS

Cash, due from banks, and money market mutual fund (Notes 3 and 5)....   $ 18,391     $ 17,191  $ 6,667
Federal funds sold and securities purchased under agreements to
  resell..............................................................     27,505       63,689    5,425
                                                                        -----------   --------  -------
    Total cash and cash equivalents...................................     45,896       80,880   12,092

Interest-bearing deposits with other banks............................      4,567        4,468    1,999
Investment securities available for sale, at fair value (Note 4)......     23,753       21,678      803
Investment securities held to maturity, at amortized cost (Note 4)....      9,827        8,511    3,000
Investment in Federal Reserve Bank stock, at cost.....................      1,128          452       93
Loans receivable, net of allowance for credit losses of $2,069 at June
  30, 1999 (unaudited), $1,986 at December 31, 1998 and $1,013 at
  December 31, 1997 (Notes 6 and 10)..................................    114,295       97,289   21,105
Other real estate owned, net (Note 7).................................        269          372      564
Premises and equipment, net (Note 8)..................................      1,599        1,696      573
Accrued interest receivable...........................................      1,079        1,004      242
Income taxes receivable, net..........................................         16          121
Cash surrender value of life insurance (Note 13)......................      2,277        2,224
Intangible assets (Note 2):
  Core deposit intangible.............................................      3,784        4,080
  Goodwill............................................................     13,413       13,691    1,139
Other assets..........................................................      1,028        1,128      818
                                                                        -----------   --------  -------
TOTAL.................................................................   $222,931     $237,594  $42,428
                                                                        -----------   --------  -------
                                                                        -----------   --------  -------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Interest-bearing deposits (Note 9)..................................   $104,773     $ 99,433  $26,140
  Noninterest-bearing deposits (Note 9)...............................     77,889       93,130    9,519
                                                                        -----------   --------  -------
    Total deposits....................................................    182,662      192,563   35,659

  Deferred income tax liabilities, net (Note 12)......................        955        1,142
  Accrued interest and other liabilities (Note 13)....................      1,372        5,053      168
                                                                        -----------   --------  -------
    Total liabilities.................................................    184,989      198,758   35,827

MINORITY INTEREST IN SUBSIDIARIES.....................................      3,917        4,094    2,200

COMMITMENTS AND CONTINGENCIES (Notes 11 and 17)

STOCKHOLDER'S EQUITY:
  Common stock--no par value; 10,000,000 shares authorized; 3,758,100,
    3,758,100 and 461,000 shares issued and outstanding at June 30,
    1999 (unaudited) and December 31, 1998 and 1997, respectively
    (Notes 14, 15 and 18).............................................     37,581       37,581    4,610
  Accumulated other comprehensive (loss) income.......................        (97)          19
  Accumulated deficit.................................................     (3,459)      (2,858)    (209)
                                                                        -----------   --------  -------
    Total stockholder's equity........................................     34,025       34,742    4,401
                                                                        -----------   --------  -------
TOTAL.................................................................   $222,931     $237,594  $42,428
                                                                        -----------   --------  -------
                                                                        -----------   --------  -------

                See notes to consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      SIX MONTHS                       PERIOD FROM
                                                    ENDED JUNE 30,   YEAR ENDED         INCEPTION
                                                    --------------  DECEMBER 31,   (SEPTEMBER 11, 1997)
                                                     1999    1998       1998       TO DECEMBER 31, 1997
                                                    ------  ------  ------------   --------------------
                                                     (UNAUDITED)
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees................  $5,166  $1,140    $ 2,523             $  311
  Interest-bearing deposits with other banks......     120      75        145                 13
  Federal funds sold and securities purchased
    under agreements to resell....................     913     171        573                 42
  Investment securities available for sale........     574      26         68                  4
  Investment securities held to maturity..........     199      83        209                 24
  Investment in Federal Reserve Bank stock........      23       5         14                  1
  Other...........................................      88     155        288                 34
                                                    ------  ------  ------------          ------
                                                     7,083   1,655      3,820                429
                                                    ------  ------  ------------          ------
INTEREST EXPENSE:
  Savings and money market........................     619     146        356                 44
  Time certificates of deposit under $100.........     474     252        472                 53
  Time certificates of deposit of $100 and over...     676     203        441                 50
  Other borrowings................................               2         41
                                                    ------  ------  ------------          ------
                                                     1,769     603      1,310                147
                                                    ------  ------  ------------          ------
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT
  LOSSES..........................................   5,314   1,052      2,510                282

PROVISION FOR CREDIT LOSSES (Note 6)..............     151      36        340
                                                    ------  ------  ------------          ------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES..........................................   5,163   1,016      2,170                282
                                                    ------  ------  ------------          ------
NONINTEREST INCOME:
  Service charges and fees........................     352      42         98                  7
  Referral fees...................................     104
  Gain on sale of SBA loans.......................     211
  Net other real estate owned income (expenses)...      (4)     19        203                 (7)
  Recovery from the Department of Transportation
    (Note 17).....................................             369        369
  Other income....................................     203      29         66                 56
                                                    ------  ------  ------------          ------
                                                       866     459        736                 56
                                                    ------  ------  ------------          ------
NONINTEREST EXPENSES:
  Salaries and employee benefits (Note 13)........   2,845     701      2,018                197
  Professional fees...............................     765     446      1,184                199
  Preopening costs................................                        605
  Occupancy and premises and equipment (Notes 8
    and 11).......................................     822     171        489                 39
  Data and item processing........................     565      66        246                  8
  Year 2000.......................................     129                227
  Business development and promotions.............     167      25        136                  7
  Communications..................................     325      57        131                 14
  Amortization of intangible assets...............     574      38        125                 10
  Other operating expenses........................     576     179        482                 61
                                                    ------  ------  ------------          ------
                                                     6,768   1,683      5,643                535
                                                    ------  ------  ------------          ------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
  MINORITY INTERESTS..............................    (739)   (208)    (2,737)              (197)

PROVISION FOR INCOME TAXES (Note 12)..............       4       1         15                  2
                                                    ------  ------  ------------          ------
LOSS BEFORE MINORITY INTERESTS....................    (743)   (209)    (2,752)              (199)

MINORITY INTEREST IN (LOSS) INCOME OF
  SUBSIDIARIES....................................    (142)    209       (103)                10
                                                    ------  ------  ------------          ------
NET LOSS..........................................  $ (601) $ (418)   $(2,649)            $ (209)
                                                    ------  ------  ------------          ------
                                                    ------  ------  ------------          ------
BASIC AND DILUTED LOSS PER SHARE (Note 15)........  $(0.16) $(0.91)   $ (3.52)            $(3.52)
                                                    ------  ------  ------------          ------
                                                    ------  ------  ------------          ------

                See notes to consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        COMMON STOCK                      ACCUMULATED OTHER       OTHER
                                                   ----------------------   ACCUMULATED     COMPREHENSIVE     COMPREHENSIVE
                                                    SHARES      AMOUNT        DEFICIT          INCOME             LOSS
                                                   ---------  -----------  -------------  -----------------  ---------------
BALANCE, SEPTEMBER 11, 1997
  Comprehensive loss:
    Net loss.....................................                            $    (209)                         $    (209)
                                                                                                                  -------
  Comprehensive loss.............................                                                               $    (209)
                                                                                                                  -------
    Initial capitalization.......................        500   $       5
    Sale of common stock, net....................    460,500       4,605
                                                   ---------  -----------  -------------
BALANCE, DECEMBER 31, 1997.......................    461,000       4,610          (209)
  Comprehensive income (loss), net of tax:
    Net loss.....................................                               (2,649)                         $  (2,649)
    Net change in unrealized gain on investment
      securities available for sale, net of
      minority interest of $17...................                                             $      19                19
                                                                                                                  -------
  Comprehensive loss.............................                                                               $  (2,630)
                                                                                                                  -------
    Sale of common stock.........................  3,297,100      32,971
                                                   ---------  -----------  -------------          -----
BALANCE, DECEMBER 31, 1998.......................  3,758,100   $  37,581     $  (2,858)       $      19
  Comprehensive loss, net of tax:
    Net loss (Unaudited).........................                                 (601)                              (601)
      Net change in unrealized gain (loss) on
        investment securities available for sale,
        net of minority interest of $17
        (Unaudited)..............................                                                  (116)             (116)
                                                                                                                  -------
    Comprehensive loss (Unaudited)...............                                                                    (717)
                                                                                                                  -------
                                                                                                                  -------
                                                   ---------  -----------  -------------          -----
BALANCE, JUNE 30, 1999 (Unaudited)...............  3,758,100   $  37,581     $  (3,459)       $     (97)
                                                   ---------  -----------  -------------          -----
                                                   ---------  -----------  -------------          -----


                                                     TOTAL
                                                   ---------
BALANCE, SEPTEMBER 11, 1997
  Comprehensive loss:
    Net loss.....................................  $    (209)

  Comprehensive loss.............................

    Initial capitalization.......................          5
    Sale of common stock, net....................      4,605
                                                   ---------
BALANCE, DECEMBER 31, 1997.......................      4,401
  Comprehensive income (loss), net of tax:
    Net loss.....................................     (2,649)
    Net change in unrealized gain on investment
      securities available for sale, net of
      minority interest of $17...................         19

  Comprehensive loss.............................

    Sale of common stock.........................     32,971
                                                   ---------
BALANCE, DECEMBER 31, 1998.......................  $  34,742
  Comprehensive loss, net of tax:
    Net loss (Unaudited).........................       (601)
      Net change in unrealized gain (loss) on
        investment securities available for sale,
        net of minority interest of $17
        (Unaudited)..............................       (116)

    Comprehensive loss (Unaudited)...............

                                                   ---------
BALANCE, JUNE 30, 1999 (Unaudited)...............  $  34,025
                                                   ---------
                                                   ---------

                See notes to consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,         YEAR ENDED     PERIOD FROM INCEPTION
                                                                --------------------  DECEMBER 31,   (SEPTEMBER 11, 1997) TO
                                                                  1999       1998         1998          DECEMBER 31, 1997
                                                                ---------  ---------  -------------  -----------------------
                                                                    (UNAUDITED)
NET LOSS......................................................  $    (601) $    (418)   $  (2,649)          $    (209)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Provision for loan losses...................................        151         36          340
  Minority interest in subsidiaries...........................       (142)       209         (103)                 10
  Depreciation and amortization...............................        288         71          218                  24
  Accretion of discount on investment securities, net.........        153         (3)          (3)
  Amortization of intangible assets...........................        574         38          125                  10
  Gain on sale of other real estate owned.....................                   (19)        (203)                 (4)
  Gain on sale of Small Business Administration Loans.........       (211)
  Amortization of loan fees/unearned discounts/deferred
    gains.....................................................        (67)        (3)        (307)                (17)
  Miscellaneous losses........................................                                  3
  Changes in operating assets and liabilities:
    Cash surrender value of life insurance....................        (52)
    Accrued interest receivable...............................        (75)       (26)                              74
    Income taxes receivable, net..............................        104                      16
    Deferred income tax liabilities, net......................       (108)                     (2)
    Other assets..............................................        100     (1,010)        (522)                (33)
    Accrued interest and other liabilities....................     (3,682)       231        2,576                 (15)
    Income taxes payable, net.................................                    11
                                                                ---------  ---------  -------------           -------
      Net cash used in operating activities...................     (3,568)      (883)        (511)               (160)
                                                                ---------  ---------  -------------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in interest-bearing deposits with other
    banks.....................................................        (99)    (1,199)        (200)             (1,000)
  Net (increase) decrease in loans............................    (20,224)    (1,638)      (4,738)                 46
  Proceeds from sale of Small Business Administration loans...      3,345
  Refund from purchaser on deposit withheld on loan servicing
    rights sold...............................................                                 24
  Net cash acquired in acquisition............................                             32,955              11,691
  Proceeds from sale of other real estate owned...............        103        315          697                  41
  Purchases of investment securities held to maturity.........     (6,156)    (3,995)      (3,996)                 (9)
  Purchases of investment securities available for sale.......     (6,028)
  Proceeds from maturities of investment securities held to
    maturity..................................................      4,728      2,000          200
  Proceeds from maturities of investment securities available
    for sale..................................................      3,500        100
  Principal collected on investment securities held to
    maturity..................................................         81                   4,001
  Principal collected on investment securities available for
    sale......................................................        100                     200
  Purchases of Federal Reserve Bank stock.....................       (705)       (98)        (269)
  Proceeds from sale of Federal Reserve Bank stock............         30
  Purchases of premises and equipment.........................       (190)      (150)        (738)               (149)
                                                                ---------  ---------  -------------           -------
      Net cash (used in) provided by investing activities.....    (21,515)    (4,665)      28,136              10,620
                                                                ---------  ---------  -------------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits.........................     (9,901)     6,893        6,203              (2,978)
  Increase in other borrowings................................                   642
  Capital contribution from minority shareholders.............                              1,989
  Issuance of common stock....................................                             32,971               4,610
                                                                ---------  ---------  -------------           -------
      Net cash (used) provided by financing activities........     (9,901)     7,535       41,163               1,632
                                                                ---------  ---------  -------------           -------

                See notes to consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

                                 (IN THOUSANDS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,         YEAR ENDED     PERIOD FROM INCEPTION
                                                                --------------------  DECEMBER 31,   (SEPTEMBER 11, 1997) TO
                                                                  1999       1998         1998          DECEMBER 31, 1997
                                                                ---------  ---------  -------------  -----------------------
                                                                    (UNAUDITED)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............    (34,984)     1,987       68,788              12,092

BEGINNING CASH AND CASH EQUIVALENTS...........................     80,880     12,092       12,092
                                                                ---------  ---------  -------------           -------
ENDING CASH AND CASH EQUIVALENTS..............................  $  45,896  $  14,079    $  80,880           $  12,092
                                                                ---------  ---------  -------------           -------
                                                                ---------  ---------  -------------           -------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  Acquisition of other real estate owned through
    foreclosure...............................................  $       0  $     131    $     302
                                                                ---------  ---------  -------------           -------
                                                                ---------  ---------  -------------           -------
  Loans reacquired through settlement of deposit withheld on
    loan servicing rights sold................................  $       0  $     524    $     524
                                                                ---------  ---------  -------------           -------
                                                                ---------  ---------  -------------           -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...............................................  $   1,743  $     598    $   1,228           $     116
                                                                ---------  ---------  -------------           -------
                                                                ---------  ---------  -------------           -------
  Income taxes paid...........................................  $       5  $       1    $       1
                                                                ---------  ---------  -------------           -------
                                                                ---------  ---------  -------------           -------

SUPPLEMENTAL DISCLOSURE FOR ACQUISITION OF SUBSIDIARIES:

                                                                                   1998               1997
                                                                         ------------------------  -----------
                                                                           DOWNEY     THE BANK OF
                                                                          NATIONAL      ORANGE      SECURITY
                                                                            BANK        COUNTY     FIRST BANK
                                                                         -----------  -----------  -----------
ASSETS ACQUIRED:
  Cash.................................................................   $  25,229    $  34,726    $  15,191
  Interest-bearing deposits in other banks.............................         293        1,976          999
  Investment securities................................................       6,497       20,275        3,887
  Investment in Federal Reserve Bank stock.............................          90
  Loans................................................................      29,253       41,970       21,134
  Other real estate owned..............................................                                   601
  Premises and equipment...............................................         297          306          458
  Accrued interest receivable..........................................         271          491          235
  Cash surrender value of life insurance...............................                    2,224
  Other assets.........................................................         124        1,053          857
  Goodwill.............................................................       6,646        5,858        1,148
  Core deposit intangible..............................................       1,097        2,992
                                                                         -----------  -----------  -----------
                                                                             69,797      111,871       44,510
                                                                         -----------  -----------  -----------

LIABILITIES ASSUMED:
  Deposits.............................................................      57,348       93,353       38,637
  Accrued interest and other liabilities...............................         861        3,270          183
  Minority interest....................................................                                 2,190
                                                                         -----------  -----------  -----------
                                                                             58,209       96,623       41,010
                                                                         -----------  -----------  -----------
Cash paid for subsidiary...............................................   $  11,588    $  15,248    $   3,500
                                                                         -----------  -----------  -----------
                                                                         -----------  -----------  -----------

                See notes to consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    California Financial Bancorp, a California corporation (the "Bancorp") was incorporated on September 11, 1997 and is a registered bank holding company subject to the Bank Holding Company Act of 1956, as amended. Effective April 16, 1998, the Bancorp changed its name from Belvedere Bancorp to California Financial Bancorp.

    During 1997, the Bancorp entered into a stock subscription agreement with California Community Financial Institutions Fund Limited Partnership (the "Fund"), a California limited partnership, to sell 460,500 shares of its no par common stock to the Fund for $4,605,000 and for the Bancorp to subsequently invest $3,500,000 in Security First Bank ("SFB") in exchange for 8,750,000 shares (at 40 cents per share) of SFB's common stock.

    During 1998, the Bancorp entered into several stock subscription agreements with the Fund to sell a total of 3,297,100 shares of its no par common stock to the Fund for $32,971,000 and for the Bancorp to subsequently invest $3,718,000 in National Business Bank ("NBB") in exchange for 371,776 shares of NBB's common stock; $11,428,000 in Downey Bancorp ("DB"), which is net of a cash dividend to be paid to the Bancorp by DB of $160,000, in exchange for 594,259 shares of DB's common stock; and $14,873,000 in The Bank of Orange County ("BOC"), which is net of cash dividends to be paid to the Bancorp by BOC of $375,000, in exchange for 346,274 shares of BOC's common stock.

    The Bancorp's subsidiaries provide a full range of banking services to individual and corporate customers throughout Southern California and are subject to competition from other financial institutions. The operating results of the banks are significantly affected by changes in market interest rates and by fluctuations in real estate values in the bank's primary service areas. The Bancorp's subsidiaries and the Bancorp are also regulated by certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

    BASIS OF PRESENTATION--The consolidated financial statements are prepared in accordance with generally accepted accounting principles and general practices within the banking industry. The following is a summary of significant principles used in the preparation of the accompanying consolidated financial statements. In preparing the consolidated financial statements, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the disclosure of income and expenses for the periods presented in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    In the opinion of management, all adjustments comprised of normal and recurring accruals necessary for fair presentation of the interim unaudited consolidated financial statements have been included and all intercompany transactions and accounts have been eliminated in consolidation. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Bancorp and its wholly owned and majority-owned subsidiaries (collectively referred herein as the "Company") and the results of their operations since their respective acquisition dates as follows:

       Security First Bank, 51.88% owned since November 14, 1997
       National Business Bank, 64.91% owned since November 3, 1998 Downey Bancorp, 100% owned since November 25, 1998
       The Bank of Orange County, 100% owned since December 31, 1998

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Significant majority-owned subsidiaries are consolidated on a line-by-line basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS--For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreements to resell, and money market mutual funds.

    INVESTMENT SECURITIES--Investment securities available for sale are reported at estimated fair value, with unrealized gains and losses, net of the related tax effect, excluded from operations and reported as a separate component of accumulated other comprehensive income (loss) in stockholder's equity. Investment securities held to maturity are carried at amortized cost. Amortization of premiums and accretion of discounts on debt securities are recorded as yield adjustments on such securities using a method similar to the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

    LOANS RECEIVABLE--Loans receivable, which management has the intent and ability to hold for the foreseeable future or until maturity, are stated at their outstanding principal, reduced by an allowance for credit losses, net deferred loan fees or costs on originated loans, and unamortized premiums or discounts on dealer loans. Discount or premiums on dealer loans are amortized to income using a method similar to the interest method over the remaining period to contractual maturity adjusted for anticipated prepayments. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days or more past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against income. Interest income is subsequently recognized only to the extent cash payments are received or the loan has been placed back on accrual status when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

    Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using a method similar to the effective interest method.

    In determining whether a loan is impaired or not, the Company applies its normal loan review procedures. A loan is impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans for which an insignificant shortfall in amount of payments is anticipated, but the Company expects to collect all amounts due, are not considered impaired.

    The Company measures impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the fair value of the collateral if the loan is collateral dependent, less costs to sell. Consumer loans and other homogeneous smaller balance loans are reviewed on a collective basis for impairment.

    ALLOWANCE FOR CREDIT LOSSES--The allowance for credit losses is established through a provision for credit losses. Loan balances are charged against the allowance for credit losses when management believes that the collection of the carrying amount is unlikely. The allowance is maintained at a level

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) that management believes will be adequate to absorb inherent losses on existing loans based on an evaluation of the collectibility of the loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, the Federal Reserve Bank, the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation and Department of Financial Institutions, as an integral part of their examination processes, periodically review the individual banks' allowance for credit losses. The agencies may require the banks to recognize additions to the allowance based on their judgments on information available at the time of their examinations.

    TROUBLED DEBT RESTRUCTURED--A loan is considered "troubled debt restructured" when the Company provides the borrower certain concessions that it would not normally consider. The concessions are provided with the objective of maximizing the recovery of the Company's investment. Troubled debt restructures include situations in which the Company accepts a note (secured or unsecured) from a third party in payment of its receivable from the borrower, other assets in payment of the loan, an equity interest in the borrower or its assets in lieu of its receivable, or a modification of the terms of the debt including, but not limited to: (i) a reduction in the stated interest rate below market rates, (ii) an extension of maturity at an interest rate or other terms below market, (iii) a reduction in the face amount of the debt, and/or (iv) a reduction in the accrued interest.

    SALE OF LOANS--From time to time, the Company sells the guaranteed portion of Small Business Administration loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Company continues to service the loans and the buyer receives its pro rata share of principal collected together with interest. Loans held for sale are valued at the lower of cost or market value. At December 31, 1998, the Company's management does not have any intent to sell loans, and therefore, no loans are held for sale. Gains and losses on sales of loans are calculated on a predetermined formula in compliance with Statement of Financial Accounting Standards ("SFAS") No. 125 based on the difference between the selling price and the book value of the loans sold. Any inherent risk of loss on loans is transferred to the buyer at the date of sale on the portion of the loan sold. However, the Company maintains the risk on the portion of the loan retained.

    The Company issues various representations and warranties associated with the sale of loans. These representations and warranties may require the Company to repurchase loans for a period of 90 days after the date of sale as defined per the applicable agreement. The Company experienced no losses during the years ended December 31, 1998 and 1997 regarding these representations and warranties.

    OTHER REAL ESTATE OWNED--Other real estate owned represents real estate acquired through foreclosure and is recorded at fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for credit losses. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying value or fair value less costs to sell. Any subsequent operating expenses or income reduction in estimated values, and gains or losses on disposition of such properties are

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's initial investment in the property sold.

    PREMISES AND EQUIPMENT--Premises and equipment are recorded at cost less accumulated depreciation and amortization, which are charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Rates of depreciation and amortization are based on the following estimated useful lives: furniture and equipment, three to six years; leasehold improvements, the shorter of the useful life or the term of the lease. Expenditures for maintenance and repairs are expensed as incurred, while major improvements that extend the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, the accounts are relieved of the cost and related accumulated depreciation and amortization, and any resultant gain or loss is recognized.

    SALES OF LOAN SERVICING RIGHTS--Gains or losses from sales of servicing rights are recognized when the Company has received an adequate down payment and title and all risks and rewards have irrevocably been passed to the buyer.

    During 1994, a subsidiary of Security First Bank, PIB Mortgage, sold its remaining mortgage servicing rights to a third party in a bulk sale. Under the terms of the sale agreement, fifteen percent of the purchase price, or approximately $1,300,000, was withheld by the purchaser, payment of which was due on October 1, 1996. The withholding was subject to certain charges by the purchaser, in the event that a serviced loan is found to have been improperly underwritten and is subsequently identified as impaired. If such a loan underwriting defect is discovered, SFB could be required to repurchase the loan or to reimburse the purchaser for any losses incurred through a charge against the withholding. During 1998, SFB repurchased four loans totaling approximately $478,000, net of charge-offs. As a result of the repurchase, SFB is no longer obligated to repurchase additional loans under the terms of the agreement with the third party. At December 31, 1998, the remaining withholding amount refunded to SFB upon repurchase of the loans amounted to $24,000.

    INTANGIBLE ASSETS--The excess of purchase price over fair value of net assets acquired and the fair value of net assets acquired in excess of purchase price, also known as goodwill, are amortized using the straight-line method over 25 years for DB and BOC and 15 years for SFB. Core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisition and is amortized over 7 years using the straight-line method. The Company periodically evaluates whether events and circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the intangible assets. At December 31, 1998, the Company's management believes that no material impairment of goodwill or core deposit intangible had occurred.

    PREOPENING COSTS--It is the Company's policy to expense all preopening costs incurred except for those costs associated with raising capital, which are capitalized. For the year ended December 31, 1998, total preopening costs associated with National Business Bank charged against income amounted to $605,000.

    INCOME TAXES--The Company records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years and projections of future income.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--The Company accounts for its stock option plans under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. These standards include the recognition of compensation expense over the vesting period of the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also permits entities to continue to apply the provision of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and provide pro forma net earnings (loss) and pro forma net earning (loss) per share disclosures as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123 in the footnotes to its audited consolidated financial statements (see Note 14 to the Consolidated Financial Statements).

    EARNINGS (LOSS) PER SHARE--The Company accounts for earnings (loss) per share under the provisions of SFAS No. 128, EARNINGS PER SHARE. This statement simplifies the standards for computing earnings (loss) per share and requires presentation of two new amounts: basic and diluted earnings (loss) per share.

    Basic earnings (loss) per share excludes the effect of all potentially dilutive securities and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from issuance of common stock that then shared in earnings (see Note 15 to the Consolidated Financial Statements).

    In accordance with SFAS No. 128, including potential common shares (in this case the vested portion of the stock options granted) in the denominator of a diluted per share computation will always result in an anti-dilutive per share amount when an entity has a loss from continuing operations. Thus, the diluted loss per share is the same as the basic loss per share amount of $(3.52) and $(3.52) for 1998 and 1997, respectively.

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income as they have been recorded directly in equity under the provisions of other FASB statements. The Company presents the comprehensive income disclosure as a part of the statements of changes in stockholder's equity, by identifying each element of other comprehensive income, including net income. All comparative consolidated financial statements presented reflect the application of the provisions of SFAS No. 130.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RELATED PARTY TRANSACTIONS--The Company has entered into certain related party transactions with its affiliates in the normal course of business. These transactions are conducted at market terms.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of cash flows. Management of the Company does not believe the statement will have a material impact on the Company's results of operations or financial position when adopted.

    In October 1998, SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, was issued and is effective for the fiscal quarter beginning after December 15, 1998. SFAS No. 134 requires that after securitization of mortgage loans held for sale, the resulting mortgage backed securities and other retained interests should be classified in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, based on the Company's ability and intent to sell or hold those investments. Management of the Company does not believe the statement will have a material impact on the Company's results of operations or financial position when adopted.

    RECLASSIFICATIONS--Certain amounts have been reclassified in the prior period to conform with the consolidated financial statement presentation for the current year.

2. BUSINESS ACQUISITIONS

    On November 14, 1997, the Bancorp completed its acquisition of 51.88% of Security First Bank's common stock for an aggregate purchase price of $3,500,000. The transaction was accounted for under the purchase method with the results of operations of the business acquired included in the accompanying consolidated financial statements from the date of acquisition. The amount paid in excess of the fair value of the net tangible assets was recorded as goodwill and is being amortized over 15 years. At December 31, 1998, goodwill, after amortization, amounted to $1,062,000 and is included in goodwill on the accompanying consolidated balance sheet.

    Effective November 3, 1998, the Bancorp purchased 64.91% of National Business Bank's common stock for an aggregate purchase price of $3,718,000. The transaction was accounted for under the purchase method with the results of operations of the business acquired included in the accompanying consolidated financial statements from the effective date of acquisition. The amount paid in excess of the fair value of the net tangible assets was recorded as goodwill and is being amortized over 25 years. At December 31, 1998, goodwill amounted to $164,000, net of amortization, and is included in goodwill on the accompanying consolidated balance sheet.

    Effective November 25, 1998, the Bancorp completed its acquisition of all of the outstanding shares of Downey Bancorp's common stock for an aggregate purchase price of $11,428,000, net of a cash dividend of $160,000 to be paid to the Bancorp. The transaction was accounted for under the purchase method with the results of operations of the business acquired included in the accompanying consolidated financial statements from the effective date of acquisition. The amount paid in excess of the fair value of the net tangible assets was recorded as goodwill and is being amortized over 25 years. At December 31, 1998, goodwill amounted to $6,607,000, net of amortization, and is included in goodwill on the accompanying consolidated financial statements. The value of the long-term deposit relationships acquired was recorded as a core deposit intangible and is being amortized over 7 years. At December 31, 1998, the core deposit intangible amounted to $1,088,000, net of amortization, and is included in the core deposit intangible on the accompanying consolidated financial statements.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

2. BUSINESS ACQUISITIONS (CONTINUED)

    Effective December 31, 1998, the Bancorp completed its acquisition of all of the outstanding shares of The Bank of Orange County's common stock for an aggregate purchase price of $14,873,000, net of a cash dividend of $375,000 to be paid to the Bancorp. The transaction was accounted for under the purchase method with the results of operations not presented in the consolidated statements of operations as the acquisition date was as of the close of business on December 31, 1998. The amount paid in excess of the fair value of the net tangible assets was recorded as goodwill and is being amortized over 25 years. At December 31, 1998, goodwill amounted to $5,858,000 and is included in goodwill in the accompanying consolidated financial statements. The value of the long-term deposit relationships acquired was recorded as a core deposit intangible and is being amortized over 7 years. At December 31, 1998, the core deposit intangible amounted to $2,992,000 and is included in the core deposit intangible on the accompanying consolidated financial statements.

    Unaudited pro forma results of operations of the Company for the twelve months ended December 31, 1998 and period from inception (September 11, 1997) to December 31, 1997, presented in thousands except per share data, are presented below. Such pro forma presentation has been prepared assuming that the acquisitions had occurred as of January 1, 1998 and date of inception of September 11, 1997.

                                                                             1998       1997
                                                                           ---------  ---------
Revenues.................................................................  $  15,176  $   3,516
Net (loss) income........................................................     (2,686)       (23)
(Loss) earnings per share................................................      (0.71)     (0.01)

    The pro forma results include (1) the historical accounts of the Company and of the acquired businesses; and (2) pro forma adjustments, as may be required, including the amortization of the excess purchase price over the fair value of the net assets acquired, and the applicable income tax effects of these adjustments. The pro forma results of operations are not necessarily indicative of actual results that may have occurred had the operations of the acquired companies been combined at the beginning of the year and in prior years.

3. CASH, DUE FROM BANKS, AND MONEY MARKET MUTUAL FUND

    Cash, due from banks, and money market mutual fund at December 31 1998 and 1997 are comprised of the following, in thousands:

                                                                             1998       1997
                                                                           ---------  ---------
Cash and due from banks..................................................  $  11,191  $   1,667
Money market mutual fund.................................................      6,000      5,000
                                                                           ---------  ---------
                                                                           $  17,191  $   6,667
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company is required to maintain reserve balances in cash with the Federal Reserve Bank. The average reserve balance for 1998 was approximately $1,495,000 and for the period from inception (September 11, 1997) through December 31, 1997 was approximately $30,000.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

4. INVESTMENT SECURITIES

    The following table summarizes the Company's investment securities as of December 31, 1998, in thousands:

                                                                      AMORTIZED    UNREALIZED     UNREALIZED      FAIR
                                                                        COST          GAINS         LOSSES        VALUE
                                                                     -----------  -------------  -------------  ---------
Investment securities available for sale:
  U.S. and state government and its agencies.......................   $  20,375     $      35      $      --    $  20,410
  Corporate bonds..................................................         780             1                         781
  Municipal obligations............................................         487                                       487
                                                                     -----------          ---            ---    ---------
    Total available for sale.......................................      21,642            36                      21,678
                                                                     -----------          ---            ---    ---------
Investment securities held to maturity:
  U.S. government and its agencies.................................       4,241            10                       4,251
  Corporate bonds..................................................       2,640                                     2,640
  Municipal obligations............................................       1,630                                     1,630
                                                                     -----------          ---            ---    ---------
    Total held to maturity.........................................       8,511            10                       8,521
                                                                     -----------          ---            ---    ---------
    Total..........................................................   $  30,153     $      46      $      --    $  30,199
                                                                     -----------          ---            ---    ---------
                                                                     -----------          ---            ---    ---------

    The following table summarizes the Company's investment securities as of December 31, 1997, in thousands:

                                                                       COST/         GROSS          GROSS       ESTIMATED
                                                                     AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                                       COST          GAINS         LOSSES         VALUE
                                                                    -----------  -------------  -------------  -----------
Investment securities available for sale:
U.S. and state government and its agencies........................   $     301                    $       2     $     299
  Municipal obligations...........................................         482     $      22                          504
                                                                    -----------          ---            ---    -----------
    Total available for sale......................................         783            22              2           803
                                                                    -----------          ---            ---    -----------
Investment securities held to maturity--
  U.S. government and its agencies................................       3,000                                      3,000
                                                                    -----------          ---            ---    -----------
    Total held to maturity........................................       3,000                                      3,000
                                                                    -----------          ---            ---    -----------
    Total.........................................................   $   3,783     $      22      $       2     $   3,803
                                                                    -----------          ---            ---    -----------
                                                                    -----------          ---            ---    -----------

    At December 31, 1998, investment securities available for sale with a total carrying value of approximately $1,530,000 were pledged by The Bank of Orange County to secure the Treasury, Tax and Loan Account. Furthermore, investment securities available for sale with a carrying value of approximately $522,000 were pledged by Security First Bank to secure trust powers associated with the sale of SFB's trust department to Imperial Trust Company in 1994, with the State Treasurer's Office.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

4. INVESTMENT SECURITIES (CONTINUED)
    The contractual maturities of investment securities as of December 31, 1998, are shown below, in thousands. Expected maturities may differ from contractual maturities.

                                                                          AVAILABLE FOR SALE       HELD TO MATURITY
                                                                        ----------------------  ----------------------
                                                                         AMORTIZED     FAIR      AMORTIZED     FAIR
                                                                           COST        VALUE       COST        VALUE
                                                                        -----------  ---------  -----------  ---------
Due in one year or less...............................................   $   8,159   $   8,159   $   1,298   $   1,298
Due after one year through five years.................................      13,483      13,519       6,316       6,326
Due after five years through ten years................................                                 375         375
Due after ten years...................................................                                 522         522
                                                                        -----------  ---------  -----------  ---------
                                                                         $  21,642   $  21,678   $   8,511   $   8,521
                                                                        -----------  ---------  -----------  ---------
                                                                        -----------  ---------  -----------  ---------

5. SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

    Security First Bank enters into purchases of securities under agreements to resell substantially identical securities. At December 31, 1998, securities purchased under agreements to resell amounted to $5,000,000. During 1998, the maximum month-end amount outstanding was $5,000,000 and the average balance outstanding was $4,567,000. The average interest rate during 1998 and average rate at December 31, 1998, were 5.83% and 5.82%, respectively.

    The amounts advanced under these agreements were collateralized by short-term whole loans and are reflected as an asset in the consolidated balance sheet. During the period, the securities were maintained at a third party custodian's account designated by Security First Bank under a written custodial agreement that explicitly recognizes the SFB's interest in the securities. At December 31, 1998, these agreements will mature within 90 days and no material amount of agreements to resell securities was outstanding with any individual dealer.

6. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

    Loans receivable at December 31, 1998 and 1997 are summarized as follows, in thousands:

                                                                            1998       1997
                                                                          ---------  ---------
Real estate loans.......................................................  $  47,502  $   6,131
Commercial loans........................................................     34,503      9,243
Consumer loans..........................................................     14,027      5,852
Small Business Administration loans.....................................      3,433        930
Other loans.............................................................         26         17
                                                                          ---------  ---------
                                                                             99,491     22,173
Deferred loan fees......................................................       (216)       (55)
Allowance for credit losses.............................................     (1,986)    (1,013)
                                                                          ---------  ---------
Loans, net..............................................................  $  97,289  $  21,105
                                                                          ---------  ---------
                                                                          ---------  ---------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

6. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)
    Activities in the allowance for credit losses for the years ended December 31, 1998 and 1997 are summarized as follows, in thousands:

                                                                               1998       1997
                                                                             ---------  ---------
Balance, beginning of year.................................................  $   1,013
Balance at acquisition date................................................      1,168  $   1,013
Provision for credit losses................................................        340
Charge-offs................................................................       (682)
Recoveries.................................................................        147
                                                                             ---------  ---------
Balance, end of year.......................................................  $   1,986  $   1,013
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Company grants commercial, real estate and consumer loans to customers throughout the Southern California area. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate market in Southern California. Should the real estate market experience an overall decline in property values and should other events occur, including, but not limited to, adverse economic conditions (which may or may not affect real property values), the ability of borrowers to make timely scheduled principal and interest payments on the Company's loans may be adversely affected, and in turn may result in increased delinquencies and foreclosures. In the event of foreclosures under such conditions, the value of the property acquired may be less than the appraised value when the loan was originated and may, in some instances, result in insufficient proceeds upon disposition to recover the Company's investment in the foreclosed property.

    At December 31, 1998 and 1997, the Company was servicing approximately $3,529,000 and $2,351,000, respectively, of Small Business Administration loans on behalf of third party investors.

    Nonaccrual loans amounted to approximately $1,654,000 and $415,000 at December 31, 1998 and 1997, respectively. If nonaccrual loans had been current throughout their terms, interest income would have increased by approximately $162,000 and $193,000 for the years ended December 31, 1998 and 1997, respectively. Loans with principal more than 90 days past due and still accruing amounted to approximately $14,000 at December 31, 1997. At December 31, 1998 and 1997, the Company had restructured loans of approximately $203,000 and $663,000, respectively, all of which were in compliance with the modified terms, and the balances were current.

    At December 31, 1998 and 1997, loans that were considered impaired totaled $825,000 and $415,000, respectively, which had a related allowance for credit losses aggregating $109,000 and $85,000, respectively. Substantially all of the impaired loans were collateral-dependent and were measured using the fair value of the collateral. For the years ended December 31, 1998 and 1997, the Company recognized interest income on these impaired loans of $177,000 and $3,000, respectively. The average outstanding principal balance of impaired loans for the years ended December 31, 1998 and 1997 was $812,000 and $415,000, respectively.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

7. OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") consists of properties located primarily in Southern California. The balance of OREO is comprised of the following at December 31, 1998 and 1997, in thousands:

                                                                                  1998       1997
                                                                                ---------  ---------
Other real estate owned, at cost..............................................  $     372  $     902
Allowance to reduce to fair value after selling costs.........................                  (338)
                                                                                ---------  ---------
Other real estate owned, net..................................................  $     372  $     564
                                                                                ---------  ---------
                                                                                ---------  ---------

    Included in the balance of OREO is a loan that was made to facilitate the sale of an OREO. The carrying value of the loan was $205,000 and $268,000 at December 31, 1998 and 1997, respectively. The loan was classified as an OREO by regulators due to a contingent liability on performance bonds of $249,000. The reported balance is reduced by principal and interest payments received on the loan.

    A summary in the activity in the valuation allowance for the years ended December 31, 1998 and 1997 is as follows, in thousands:

                                                                                  1998       1997
                                                                                ---------  ---------
Balance, beginning of year....................................................  $     388
Balance at acquisition date...................................................             $     338
Charge-offs...................................................................       (338)
                                                                                ---------  ---------
Balance, end of year..........................................................  $      --  $     338
                                                                                ---------  ---------
                                                                                ---------  ---------

8. PREMISES AND EQUIPMENT

    The major classes of premises and equipment at December 31, 1998 and 1997 are as follows, in thousands:

                                                                                1998       1997
                                                                              ---------  ---------
Leasehold improvements......................................................  $   1,176  $     189
Furniture and equipment.....................................................      2,577        487
                                                                              ---------  ---------
                                                                                  3,753        676
Accumulated depreciation and amortization...................................     (2,057)      (103)
                                                                              ---------  ---------
Premises and equipment, net.................................................  $   1,696  $     573
                                                                              ---------  ---------
                                                                              ---------  ---------

    The depreciation and amortization costs included in occupancy expense were $218,000 and $24,000 for the years ended December 31, 1998 and 1997, respectively.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

9. DEPOSITS

    At December 31, 1998 and 1997, deposits are summarized with balance by category as follows, in thousands:

                                                                            1998       1997
                                                                         ----------  ---------
Demand deposit accounts................................................  $   93,130  $   9,519
Money market accounts..................................................      44,412     10,018
Savings accounts.......................................................       8,729        657
Time certificates of deposit under $100,000............................      19,010      9,141
Time certificates of deposit of $100,000 and over......................      27,282      6,324
                                                                         ----------  ---------
  Total................................................................  $  192,563  $  35,659
                                                                         ----------  ---------
                                                                         ----------  ---------

    Time certificates of deposit accounts are scheduled to mature as follows, in thousands:

                                                                              YEAR ENDING
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Within one year.........................................................  $  35,772  $  15,454
Within two years........................................................      9,730         11
Within three years......................................................        201
Within four years.......................................................        539
Within five years.......................................................
Thereafter..............................................................         50
                                                                          ---------  ---------
  Total.................................................................  $  46,292  $  15,465
                                                                          ---------  ---------
                                                                          ---------  ---------

10. RELATED PARTIES

    As part of its normal banking activities, the Company has extended credit to various of its directors and officers. In the opinion of management, all such transactions are on terms similar to those of transactions with nonaffiliated parties. Following is a summary of such loans for the years ended December 31, 1998 and 1997, in thousands:

                                                                                 1998       1997
                                                                               ---------  ---------
Balance, beginning of year...................................................  $     279
Balance at acquisition date..................................................        836  $     284
Loans granted or renewed.....................................................        406
Repayments...................................................................       (491)        (5)
                                                                               ---------  ---------
Balance, end of year.........................................................  $   1,030  $     279
                                                                               ---------  ---------
                                                                               ---------  ---------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

11. LEASE OBLIGATIONS

    The Company leases administrative and office space under various non-cancelable operating leases. Rental expense was $150,000 and $3,000 in 1998 and 1997, respectively, and is included in occupancy expense. As of December 31, 1998, future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year are as follows, in thousands:

YEAR ENDING
DECEMBER 31,
-------------------------------------------------------------------------------------
  1999...............................................................................  $     664
  2000...............................................................................        705
  2001...............................................................................        515
  2002...............................................................................        293
  2003...............................................................................        174
  Thereafter.........................................................................        349
                                                                                       ---------
                                                                                       $   2,700
                                                                                       ---------
                                                                                       ---------

12. INCOME TAXES

    Income tax expense for the years ended December 31, 1998 and 1997 consists of the following, in thousands:

                                                                     1998       1997
                                                                   --------   ---------
Current provision (benefit):
  Federal........................................................  $    15
  State..........................................................        2     $     2
                                                                       ---          --
                                                                        17           2
                                                                       ---          --
Deferred provision (benefit):
  Federal........................................................       (2)
  State..........................................................
                                                                       ---          --
                                                                        (2)
                                                                       ---          --
    Total........................................................  $    15     $     2
                                                                       ---          --
                                                                       ---          --

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

12. INCOME TAXES (CONTINUED)
    The components of the deferred income tax assets and liabilities at December 31 are summarized as follows, in thousands:

                                                                               1998       1997
                                                                             ---------  ---------
Deferred income tax assets:
  Provision for loan losses................................................  $     290  $     274
  Depreciation.............................................................         (4)       (40)
  Deferred rent............................................................         46
  Accrued legal............................................................          3
  Accrued expenses.........................................................        483         10
  OREO writedown...........................................................         61        135
  Accrual to cash..........................................................        (81)
  Tax credits..............................................................        113
  Investment premium.......................................................         69
  Other....................................................................         (6)        32
  Net operating loss carryforward..........................................      2,076      2,569
                                                                             ---------  ---------
                                                                                 3,050      2,980
Valuation allowance........................................................      2,345      2,980
                                                                             ---------  ---------
Deferred income tax assets.................................................  $     705  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------
Deferred income tax liabilities:
  Core deposit intangible..................................................  $   1,683  $      --
  Loan premium.............................................................          3
  Investment premium.......................................................        161
                                                                             ---------  ---------
Deferred income tax liabilities............................................  $   1,847  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------
Deferred income tax liabilities, net.......................................  $   1,142  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    A reconciliation of the statutory federal income tax provision at the expected statutory rate compared to the actual income tax provision is as follows, in thousands:

                                                        YEAR ENDED DECEMBER 31,
                                                    -------------------------------
                                                         1998             1997
                                                    --------------    -------------
Expected tax benefit..............................  $ (931) (34.00)%  $ (67) (34.00)%
State income taxes, net of federal income tax
  benefit.........................................       1    0.00%     (12)  (6.00)%
Other, non-taxable income.........................    (125)  (4.55)%
Goodwill in subsidiaries..........................      16    0.59%
Other, net........................................      11    0.40%            0.00%
Valuation allowance...............................   1,043   38.11%      81   40.00%
                                                    ------  ------    -----  ------
                                                    $   15    0.55%   $   2    0.00%
                                                    ------  ------    -----  ------
                                                    ------  ------    -----  ------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLAN

    Security First Bank has a Profit Sharing Plan and a Cafeteria Plan under Sections 401(k) and 125 of the Internal Revenue Code, respectively. All full-time employees with greater than six months of service are eligible for participation. Vesting in the Profit Sharing Plan is based on years of service, with 100 percent vesting at the end of five full years of service. No matching contributions were made by Security First Bank during 1998 and 1997.

    The Bank of Orange County has a defined contribution retirement plan that meets the requirements of Section 401(k) of the Internal Revenue Code and covers substantially all employees. The Bank of Orange County's contributions represent a discretionary amount determined each year by BOC and a matching contribution based on participation contributions. Plan assets consist principally of marketable securities and mutual funds.

    The Bank of Orange County entered into salary continuation agreements with certain of its executive officers. The agreements provide monthly cash payments to officers or their beneficiaries in the event of death, beginning in the month after their respective retirement dates or death, and extending for a specified period of years thereafter. The Bank of Orange County has funded its obligation related to the officers' salary continuation agreements through the purchase of single premium life insurance policies. At December 31, 1998, the cash surrender value of life insurance amounted to $2,224,000. The present value of liability under the agreements amounted to approximately $1,260,000 at December 31, 1998, which is included in other liabilities in the accompanying consolidated balance sheet.

14. STOCK OPTION PLANS

    On July 26, 1996, the Board of Directors of Security First Bank adopted the 1996 Director's Stock Option Plan (the "Directors' Plan") and the 1996 Employee Stock Option Plan (the "Employee Plan") (collectively referred to as the "Plans"). The Plans provide for the grant of options to non-employee directors and officers and certain key employees to purchase an aggregate of 1,074,080 and 2,148,160 shares, respectively, of the Security First Bank's common stock with an exercise price of not less than 100 percent of their fair market value of Security's common stock at date of grant. Options will generally expire either five or ten years from date of grant, depending upon what type of option is granted.

    The following is a summary of stock option transactions:

                                                             YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                          1998                     1997
                                                 -----------------------  -----------------------
                                                              WEIGHTED                 WEIGHTED
                                                               AVERAGE                  AVERAGE
                                                   SHARES       PRICE       SHARES       PRICE
                                                 ----------  -----------  ----------  -----------
Outstanding at beginning of year...............   1,315,860   $    0.40
Granted........................................     215,000        0.40    1,315,860   $    0.40
Canceled.......................................    (268,580)       0.40
Exercised......................................
                                                 ----------               ----------
Outstanding at end of year.....................   1,262,280        0.40    1,315,860        0.40
                                                 ----------               ----------
                                                 ----------               ----------
Exercisable at end of year.....................     467,141        0.40      263,172        0.40
                                                 ----------               ----------
                                                 ----------               ----------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

14. STOCK OPTION PLANS (CONTINUED)
    The estimated fair value of options granted during 1998 and 1997 was $0.11 and $0.40, respectively, per share.

    The Company applies APB No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1997 would have been reduced to the pro forma amounts indicated below, in thousands:

                                                                                1998       1997
                                                                              ---------  ---------
Net loss:
  As reported...............................................................  $   2,649  $     209
  Pro forma.................................................................  $   2,675  $     238
Basic and diluted loss per share:
  As reported...............................................................  $    3.52  $    3.52
  Pro forma.................................................................  $    3.56  $    4.01

    Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock volatility and expected time to exercise, which greatly affect the calculated values. The fair value of options granted under the Plans was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield for 1998 and 1997; a volatility of 15% for 1998 and no volatility for 1997; a risk-free interest rate of 6.50% for 1998 and 6.64% for 1997; and an average expected life of five (5) years for 1998 and 1997.

15. BASIC AND DILUTED LOSS PER SHARE

    Basic and diluted loss per share was computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.

                                                                                      DECEMBER 31, 1998
                                                                          -----------------------------------------
                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                             INCOME         SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                          -------------  -------------  -----------
Basic and dilutive loss per share--
  Loss available to common stockholders.................................  $  (2,649,000)     751,920     $   (3.52)

                                                                                      DECEMBER 31, 1997
                                                                          -----------------------------------------
                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                             INCOME         SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                          -------------  -------------  -----------
Basic an dilutive loss per share--
  Loss available to common stockholders.................................  $    (209,000)      59,449     $   (3.52)

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    In addition, the fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include other real estate owned and premises and equipment.

    The following methods and assumptions were used to estimate the fair values of financial instruments:

       INVESTMENT SECURITIES--For U.S. government and U.S. government agency securities, fair values are based on market prices. For other investment securities, fair values equal quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

       LOANS--The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

       DEPOSITS--The fair value of demand deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of these unrecorded financial instruments is not material to the Company's financial position or fair value disclosures at December 31, 1998.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

16. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                                              1998                   1997
                                                                     ----------------------  --------------------
                                                                      CARRYING               CARRYING     FAIR
                                                                       AMOUNT    FAIR VALUE   AMOUNT      VALUE
                                                                     ----------  ----------  ---------  ---------
Financial assets:
  Cash, due from bank, and money market mutual fund................  $   17,191  $   17,191  $   6,667  $   6,667
  Federal funds sold and securities purchased under agreement to
    resell.........................................................      63,689      63,689      5,425      5,425
  Interest-bearing deposits with other banks.......................       4,468       4,468      1,999      1,999
  Investment securities available for sale.........................      21,678      21,678        803        803
  Investment securities held to maturity...........................       8,511       8,521      3,000      3,000
  Investment in Federal Reserve Bank stock.........................         452         452         93         93
  Loans receivable, net............................................      97,289      97,952     21,105     22,097
  Accrued interest receivable......................................       1,004       1,004        242        242
  Cash surrender value of life insurance...........................       2,224       2,224
Financial liabilities:
  Deposits.........................................................  $  192,563  $  192,580  $  35,659  $  35,676
  Accrued interest payable.........................................         221         221         31         31
Off-balance-sheet liabilities:
  Commitments to extend credit.....................................                  20,748                 3,776
  Standby letters of credit........................................                     668                    50

    The Company's balance sheet includes the following financial instruments: cash, due from banks, and money market mutual fund, federal funds sold and securities purchased under agreement to resell, interest-bearing deposits with other banks, investment in Federal Reserve Bank stock, cash surrender value of life insurance, accrued interest receivable, and accrued interest payable. The Company considers the carrying amounts of these instruments in the consolidated financial statements to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization for current items, and the yields on long-term notes reflect estimated current market yields.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

17. COMMITMENTS AND CONTINGENCIES

    The Company is a defendant in various litigation arising in the normal course of business. In the opinion of management, after consultation with legal counsel, the ultimate outcome of such litigation or any other contingencies would not have a material effect on the Company's consolidated financial position or results of operations.

Security First Bank was a defendant in an eminent domain proceeding filed by the State of California, Department of Transportation (the "State"). The State sought to acquire real property leased by Security First Bank that was used as its headquarters office facility. In 1998, SFB received $369,000, net of legal, accounting, and consulting fees associated with this case, of compensation for its property interest in the building, which is included in recovery from the Department of Transportation.

In order to meet the financing needs of its customers in the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

The Company's exposure to credit loss in the event of non-performance by other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.

The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

The Company's commitment to extend credit and standby letters of credit are as follows, in thousands:

                                                                             1998       1997
                                                                           ---------  ---------
Commitment to extend credit..............................................  $  20,748  $   3,776
Standby letters of credit................................................        668         50

The Company had $7,500,000 and $1,000,000 unsecured federal funds credit lines with several banks at December 31, 1998 and 1997, respectively. The lines are intended to support short-term liquidity. There were no borrowings outstanding against these lines as of December 31, 1998 and 1997.

18. REGULATORY MATTERS AND CAPITAL/OPERATING PLANS

    The Company, as a registered bank holding company, is subject to regulation by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended.

The Company's banking subsidiaries, as Federal Reserve Bank members, are also subject to the regulation of the FRB as well as regulation by the Federal Deposit Insurance Corporation ("FDIC"), the Department of Financial Institutions ("DFI"), and the Office of the Comptroller of Currency

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

18. REGULATORY MATTERS AND CAPITAL/OPERATING PLANS (CONTINUED)
("OCC"). Additionally, the Company is subject to various regulatory capital requirements administered by these banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Company and its subsidiaries have met all capital adequacy requirements to which they are subject.

As of December 31, 1998 and 1997, the most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and its subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the institution's category.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

18. REGULATORY MATTERS AND CAPITAL/OPERATING PLANS (CONTINUED)
The consolidated and Company's banking subsidiaries actual capital amounts (in thousands) and ratios are presented, as of December 31, 1998 and 1997, in the following table:

AS OF DECEMBER 31, 1998:

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                  -----------------
                                          AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                          -----
Total Capital vs. Risk Weighted Assets:
  Consolidated..........................  $20,331    14.98% $10,858                 greater than/equal to 8.0%
  Security First Bank...................    5,433    16.95%   2,564                 greater than/equal to 8.0%
  National Business Bank................    4,741   172.00%     221                 greater than/equal to 8.0%
  Downey National Bank..................    4,384    11.60%   3,023                 greater than/equal to 8.0%
  Bank of Orange County.................    8,024    13.03%   4,926                 greater than/equal to 8.0%
Tier I Capital vs. Risk Weighted Assets:
  Consolidated..........................   18,631    13.73%   5,428                 greater than/equal to 4.0%
  Security First Bank...................    5,027    15.69%   1,282                 greater than/equal to 4.0%
  National Business Bank................    4,724   171.00%     111                 greater than/equal to 4.0%
  Downey National Bank..................    4,119    10.90%   1,512                 greater than/equal to 4.0%
  Bank of Orange County.................    7,254    11.78%   2,463                 greater than/equal to 4.0%
Tier I Capital vs. Average Assets:
  Consolidated..........................   18,631     9.45%   7,886                 greater than/equal to 4.0%
  Security First Bank...................    5,027     9.57%   2,101                 greater than/equal to 4.0%
  National Business Bank................    4,724    60.00%     315                 greater than/equal to 4.0%
  Downey National Bank..................    4,119     8.10%   2,034                 greater than/equal to 4.0%
  Bank of Orange County.................    7,254     6.96%   4,169                 greater than/equal to 4.0%


                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                             ------------------
                                                AMOUNT                     RATIO
                                                -------                    ------
Total Capital vs. Risk Weighted Assets:
  Consolidated..........................        $13,572            greater than/equal to 10.0%
  Security First Bank...................          3,205            greater than/equal to 10.0%
  National Business Bank................            276            greater than/equal to 10.0%
  Downey National Bank..................          3,779            greater than/equal to 10.0%
  Bank of Orange County.................          6,158            greater than/equal to 10.0%
Tier I Capital vs. Risk Weighted Assets:
  Consolidated..........................          8,142             greater than/equal to 6.0%
  Security First Bank...................          1,922             greater than/equal to 6.0%
  National Business Bank................            166             greater than/equal to 6.0%
  Downey National Bank..................          2,267             greater than/equal to 6.0%
  Bank of Orange County.................          3,695             greater than/equal to 6.0%
Tier I Capital vs. Average Assets:
  Consolidated..........................          9,858             greater than/equal to 5.0%
  Security First Bank...................          2,626             greater than/equal to 5.0%
  National Business Bank................            394             greater than/equal to 5.0%
  Downey National Bank..................          2,543             greater than/equal to 5.0%
  Bank of Orange County.................          5,211             greater than/equal to 5.0%

AS OF DECEMBER 31, 1997:

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                  -----------------
                                          AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                          -----
Total Capital vs. Risk Weighted Assets:
  Consolidated..........................  $ 3,606    13.44% $ 2,146                 greater than/equal to 8.0%
  Security First Bank...................    4,910    19.00%   2,067                 greater than/equal to 8.0%
Tier I Capital vs. Risk Weighted Assets:
  Consolidated..........................    3,262    12.16%   1,073                 greater than/equal to 4.0%
  Security First Bank...................    4,890    19.00%   1,029                 greater than/equal to 4.0%
Tier I Capital vs. Average Assets:
  Consolidated..........................    3,262     7.09%   1,840                 greater than/equal to 4.0%
  Security First Bank...................    4,890    12.00%   1,630                 greater than/equal to 4.0%


                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                             ------------------
                                                AMOUNT                     RATIO
                                                -------                    ------
Total Capital vs. Risk Weighted Assets:
  Consolidated..........................        $ 2,683            greater than/equal to 10.0%
  Security First Bank...................          2,584            greater than/equal to 10.0%
Tier I Capital vs. Risk Weighted Assets:
  Consolidated..........................          1,610             greater than/equal to 6.0%
  Security First Bank...................          1,544             greater than/equal to 6.0%
Tier I Capital vs. Average Assets:
  Consolidated..........................          2,300             greater than/equal to 5.0%
  Security First Bank...................          2,038             greater than/equal to 5.0%

Security First Bank received Capital Impairment Orders from the DFI dated February 17, 1995, April 11, 1995, December 1, 1995 and February 8, 1996. The Impairments have been cured, with the approval of the DFI, by a readjustment of Security's accounts in a quasi-reorganization, effected as of

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

18. REGULATORY MATTERS AND CAPITAL/OPERATING PLANS (CONTINUED)
January 1, 1997. In the quasi-reorganization, the Bank's accumulated deficit was eliminated by a corresponding reduction of Security's contributed capital.

19. SUBSEQUENT EVENTS

    Effective February 17, 1999, The Bank of Orange County entered into a Buy-Sell Agreement with Brentwood Bank of California ("Brentwood"), whereby BOC would acquire a portfolio of construction loans and the rights to the unamortized deferred loan fees, and certain furniture and fixtures from Brentwood for a total purchase price of $3,376,000. The construction loans are sold by Brentwood to BOC without recourse and with servicing released to BOC. The purchase price for the sale of the construction loans and the rights to the deferred loan fees was determined based on the outstanding principal balances of the construction loans at February 16, 1999 of $3,384,000 plus $14,000 of interest accrued on the related loans less deferred loan fees of $39,000. The purchase price of the furniture and fixtures was $17,000. The transaction closed on February 17, 1999.

On February 19, 1999, the Board of Directors of California Financial Bancorp adopted the 1999 Stock Option Plan. The Stock Option Plan (the "Plan") authorizes both incentive and non-statutory stock options to be granted in an aggregate amount up to 751,615 shares of the Bancorp's common stock. Options may be granted to directors, executive officers or other employees of the Company. The option price must, at least, equal fair market value on the date the option is granted. The Plan is administered by the Compensation Committee of the Board of Directors.

At the effective date of February 19, 1999, the Board of Directors of the Bancorp granted 212,000 of non-statutory options to certain directors and officers of the Company, at an exercise price of $10 per share with a term of ten years.

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

20. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

    California Financial Bancorp's condensed balance sheets as of December 31, 1998 and 1997 are as follows, in thousands:

                                                                             1998       1997
                                                                           ---------  ---------
ASSETS
  Cash and cash equivalents..............................................  $   3,107  $     111
  Interest-bearing deposits with other banks.............................                   900
  Premises and equipment, net............................................        236          6
  Investment in subsidiaries.............................................     33,140      3,501
  Other assets...........................................................        781          2
                                                                           ---------  ---------
    TOTAL................................................................  $  37,264  $   4,520
                                                                           ---------  ---------
                                                                           ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES--
  Accrued expenses and other liabilities.................................  $   2,541  $     119
                                                                           ---------  ---------
    Total liabilities....................................................      2,541        119
                                                                           ---------  ---------
STOCKHOLDERS' EQUITY:
  Common stock--no par value; 10,000,000 shares authorized; 3,758,100 and
    461,000 shares issued and outstanding in 1998 and 1997,
    respectively.........................................................     37,581      4,610
  Accumulated deficit....................................................     (2,858)      (209)
                                                                           ---------  ---------
    Total stockholders' equity...........................................     34,723      4,401
                                                                           ---------  ---------
    TOTAL................................................................  $  37,264  $   4,520
                                                                           ---------  ---------
                                                                           ---------  ---------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

20. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (CONTINUED)
California Financial Bancorp's condensed statements of operations for the year ended December 31, 1998 and for the period from inception (September 11, 1997) through December 31, 1997, are as follows, in thousands:

                                                                               1998       1997
                                                                             ---------  ---------
Interest income............................................................  $      28  $       7
                                                                             ---------  ---------
                                                                                    28          7
                                                                             ---------  ---------
Expenses:
  Interest expense.........................................................         41
  Salaries and employee benefits...........................................        877         49
  Professional fees........................................................        925        148
  General and administrative...............................................        218         18
  Occupancy and premises and equipment.....................................        105
  Other operating expenses.................................................         82         12
                                                                             ---------  ---------
                                                                                 2,248        227
                                                                             ---------  ---------
Loss before provision for income taxes.....................................     (2,220)      (220)
Provision for income taxes.................................................          1
                                                                             ---------  ---------
Loss before equity in undistributed (loss) income of subsidiaries..........     (2,221)      (220)
Equity in undistributed net (loss) income of subsidiaries..................       (428)        11
                                                                             ---------  ---------
Net loss...................................................................  $  (2,649) $    (209)
                                                                             ---------  ---------
                                                                             ---------  ---------

                 CALIFORNIA FINANCIAL BANCORP AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

20. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (CONTINUED)

California Financial Bancorp's condensed statements of cash flows for the year ended December 31, 1998 and for the period from inception (September 11, 1997) through December 31, 1997, are as follows, in thousands:

                                                                             1998       1997
                                                                           ---------  ---------
Net loss.................................................................  $  (2,649) $    (209)
Cash flows from operating activities:
  Equity in net loss (income) of subsidiaries............................        428        (10)
  Depreciation and amortization..........................................        130         10
  Net change in other assets, accrued expenses and other liabilities.....      1,642        116
                                                                           ---------  ---------
    Net cash used in operating activities................................       (449)       (93)
                                                                           ---------  ---------
Cash flows from investing activities:
  Acquisition of subsidiaries............................................    (30,144)    (3,500)
  Net increase in interest-bearing deposits with other banks.............        900       (900)
  Purchases of premises and equipment....................................       (282)        (6)
                                                                           ---------  ---------
    Net cash used in investing activities................................    (29,526)    (4,406)
                                                                           ---------  ---------
Cash flows from financing activities--
  Issuance of common stock...............................................     32,971      4,610
                                                                           ---------  ---------
    Net cash provided by financing activities............................     32,971      4,610
                                                                           ---------  ---------
Increase in cash and cash equivalents....................................      2,996        111
Beginning cash and cash equivalents......................................        111
                                                                           ---------  ---------
Ending cash and cash equivalents.........................................  $   3,107  $     111
                                                                           ---------  ---------
                                                                           ---------  ---------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of National Business Bank:

    We have audited the accompanying balance sheet of National Business Bank (the "Bank") as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from November 3, 1998 (commencement of operations) to December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Business Bank as of December 31, 1998, and the results of its operations and its cash flows for the period from November 3, 1998 (commencement of operations) to December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 23, 1999
Los Angeles, California

                             NATIONAL BUSINESS BANK

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        JUNE 30,     DECEMBER
                                                                          1999       31, 1998
                                                                       -----------  -----------
                                                                       (UNAUDITED)
                                            ASSETS

Cash and cash equivalents:
  Cash and due from banks............................................  $      249   $      428
  Federal funds sold.................................................       6,025        7,050
                                                                       -----------  -----------
    Total cash and cash equivalents..................................       6,274        7,478

Interest bearing deposits with other banks...........................         199
Investment securities held to maturity, at amortized cost............         952
Investment in Federal Reserve Bank stock, at cost....................         142          172
Loans receivable, net of allowance for credit losses of $41 and $17
  (Note 2)...........................................................       5,254          741
Premises and equipment, net (Note 3).................................         354          399
Accrued interest receivable..........................................          45            4
Prepaid expenses and other assets....................................          68          114
                                                                       -----------  -----------
TOTAL................................................................  $   13,288   $    8,908
                                                                       -----------  -----------
                                                                       -----------  -----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Interest-bearing deposits (Notes 4 and 5)..........................  $    7,322   $    3,268
  Noninterest-bearing deposits (Note 4)..............................       1,811          761
                                                                       -----------  -----------
    Total deposits...................................................       9,133        4,029

  Payable to majority stockholder and affiliates (Note 5)............           1           97
  Income taxes payable, net..........................................           2
  Accrued interest and other liabilities.............................          73           58
                                                                       -----------  -----------
    Total liabilities................................................       9,209        4,184
                                                                       -----------  -----------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (Notes 7 and 10):
  Common stock, $5 par value; 10,000,000 shares authorized; 572,775 shares issued and outstanding at June 30, 1999 (unaudited) and
    December 31, 1998................................................       2,864        2,864
  Additional paid-in capital.........................................       2,803        2,803
  Accumulated deficit................................................      (1,588 )       (943 )
                                                                       -----------  -----------
    Total stockholders' equity.......................................       4,079        4,724
                                                                       -----------  -----------
TOTAL................................................................  $   13,288   $    8,908
                                                                       -----------  -----------
                                                                       -----------  -----------

                       See notes to financial statements.

                             NATIONAL BUSINESS BANK

                            STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                PERIOD FROM
                                                                                             NOVEMBER 3, 1998
                                                                               SIX MONTHS    (COMMENCEMENT OF
                                                                               ENDED JUNE     OPERATIONS) TO
                                                                                30, 1999     DECEMBER 31, 1998
                                                                              -------------  -----------------
                                                                               (UNAUDITED)
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees..........................................    $     182        $      12
  Interest-bearing deposits with other banks................................            3
  Investment in Federal Reserve Bank stock..................................            4                2
  Federal funds sold........................................................          127               46
  Investment securities held to maturity....................................           14
                                                                                   ------           ------
    Total interest and dividend income......................................          330               60
                                                                                   ------           ------
INTEREST EXPENSE:
  Savings, NOW and money market accounts....................................           29                2
  Time certificates of deposit under $100...................................           18                3
  Time certificates of deposit of $100 and over.............................           54               12
                                                                                   ------           ------
    Total interest expense..................................................          101               17
                                                                                   ------           ------
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES......................          229               43
PROVISION FOR CREDIT LOSSES (Note 2)........................................           24               17
                                                                                   ------           ------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.......................          205               26
                                                                                   ------           ------
NONINTEREST INCOME:
  Service charges and fees..................................................            2
  Other income..............................................................            1
                                                                                   ------           ------
    Total noninterest income................................................            3
                                                                                   ------           ------
NONINTEREST EXPENSES (Note 5):
  Preopening costs..........................................................                           605
  Salaries and employee benefits............................................          357              127
  Other professional services...............................................           95                2
  Year 2000.................................................................           32               65
  Promotion and advertising.................................................           42               32
  Occupancy (Note 9)........................................................           64               26
  Furniture, fixtures and equipment (Note 3)................................           69               23
  Data and item processing..................................................           46               21
  Director and shareholder expense..........................................            3                2
  Communications............................................................           33                8
  Insurance and surety bond.................................................           23               18
  Office supplies...........................................................           28               11
  Deposit customer services.................................................            9                4
  Travel and entertainment..................................................            9                4
  Audit and accounting......................................................           22               11
  Conferences and seminars..................................................            2                4
  Dues and subscriptions....................................................            5                3
  Other.....................................................................           14                2
                                                                                   ------           ------
    Total noninterest expenses..............................................          853              968
                                                                                   ------           ------
LOSS BEFORE PROVISION FOR INCOME TAXES......................................         (645)            (942)
PROVISION FOR INCOME TAXES (Note 6).........................................                             1
                                                                                   ------           ------
NET LOSS....................................................................    $    (645)       $    (943)
                                                                                   ------           ------
                                                                                   ------           ------
BASIC LOSS PER COMMON SHARE (Note 7)........................................    $   (1.13)       $   (1.65)
                                                                                   ------           ------
                                                                                   ------           ------

                       See notes to financial statements.

                             NATIONAL BUSINESS BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               COMMON STOCK    ADDITIONAL
                                                              ---------------   PAID-IN     ACCUMULATED   COMPREHENSIVE
                                                              SHARES   AMOUNT   CAPITAL       DEFICIT         LOSS        TOTAL
                                                              -------  ------  ----------   -----------   -------------   ------
BALANCE, NOVEMBER 3, 1998
  (Commencement of operations)
  Issuance of common stock, net.............................  572,775  $2,864    $2,803                                   $5,667
  Comprehensive loss, net of tax--
    Net loss................................................       --     --         --       $  (943)        $(943)        (943)
                                                              -------  ------  ----------   -----------
                                                                                                              -----
                                                                                                              -----       ------
BALANCE, DECEMBER 31, 1998..................................  572,775  $2,864    $2,803       $  (943)                    $4,724
  Comprehensive loss, net of tax:
    Net loss (Unaudited)....................................                                     (645)        $(645)        (645)
                                                                                            -----------       -----       ------
                                                                                                              -----

BALANCE, JUNE 30, 1999 (Unaudited)..........................  572,775  $2,864    $2,803       $(1,588)                    $4,079
                                                              -------  ------  ----------   -----------                   ------
                                                              -------  ------  ----------   -----------                   ------

                     See notes to the financial statements.

                             NATIONAL BUSINESS BANK

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                                 NOVEMBER 3,
                                                                                    1998
                                                                                (COMMENCEMENT
                                                                  SIX MONTHS   OF OPERATIONS)
                                                                  ENDED JUNE   TO DECEMBER 31,
                                                                   30, 1999         1998
                                                                  -----------  ---------------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................   $    (645)     $    (943)
  Depreciation and amortization.................................          61             18
  Provision for credit losses...................................          24             17
  Increase in accrued interest receivable.......................         (41)            (4)
  Decrease (increase) in prepaid expenses and other assets......          45           (114)
  (Decrease) increase in payable to majority stockholder and
    affiliates..................................................         (96)            97
  Increase in accrued interest and other liabilities............          14             58
  Increase income taxes payable, net............................           2
  Accretion of discount on investment securities, net...........           3
  Amortization of loan fees/unearned discount/deferred gains....          (1)
                                                                  -----------       -------
      Net cash used in operating activities.....................        (634)          (871)
                                                                  -----------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in interest bearing deposits with other banks....        (199)
  Net increase in loans.........................................      (4,536)          (758)
  Purchase of investment securities held to maturity............      (1,985)
  Proceeds from maturities of investment securities held to
    maturity....................................................       1,031
  Redemption (Purchase) of Federal Reserve Bank stock...........          30           (172)
  Purchases of premises and equipment...........................         (15)          (417)
                                                                  -----------       -------
      Net cash used in investing activities.....................      (5,674)        (1,347)
                                                                  -----------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits......................................       5,104          4,029
  Issuance of common stock, net.................................                      5,667
                                                                  -----------       -------
      Net cash provided by financing activities.................       5,104          9,696
                                                                  -----------       -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............      (1,204)         7,478

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................       7,478             --
                                                                  -----------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................   $   6,274      $   7,478
                                                                  -----------       -------
                                                                  -----------       -------
SUPPLEMENTARY CASH FLOW DISCLOSURES:
  Cash paid during the period for interest on deposit
    accounts....................................................          95      $      11
                                                                  -----------       -------
                                                                  -----------       -------

                       See notes to financial statements.

                             NATIONAL BUSINESS BANK

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include the accounts of National Business Bank (the "Bank"), a de-novo bank, incorporated on December 30, 1996. From the date of incorporation to the date of commencement of operations on November 3, 1998, preopening costs consisted of organizational and stock subscription efforts. The total costs of the organizational activities and stock subscription efforts were $605,000 and $61,000, respectively. The organizational costs of $605,000 were recorded as period expenses and the $61,000 of costs associated with the stock subscription efforts were charged directly to the additional paid-in capital.

    On November 3, 1998, the Bank received regulatory approval to commence banking operations. The escrowed subscriber funds were received and a total of 572,775 shares of common stock were issued, which included 371,776 shares issued to California Financial Bancorp ("CFB"). As a result of this offering, CFB became the majority stockholder of the Bank with an ownership interest of approximately 64.91%.

    The Bank provides a full range of banking services to individual and corporate customers throughout Southern California and is subject to competition from other financial institutions. The operating results of the Bank are significantly affected by changes in market interest rates and by fluctuations in real estate values in the Bank's primary service areas. The Bank is also regulated by certain federal agencies and is subject to periodic examinations by those regulatory authorities.

    BASIS OF PRESENTATION--The financial statements are prepared in accordance with generally accepted accounting principles and general practices within the banking industry. The following is a summary of significant principles used in the preparation of the accompanying financial statements. In preparing the financial statements, management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the disclosure of income and expenses for the periods presented in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    In the opinion of management, all adjustments comprised of normal and recurring accruals necessary for fair presentation of the interim unaudited financial statements have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

    CASH AND CASH EQUIVALENTS--For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. Additionally, the Bank is subject to maintaining reserve balances in cash with the Federal Reserve Bank. However, during the period from November 3, 1998 (commencement of operations) through December 31, 1998, the Bank was not required to maintain such reserve balances.

    FEDERAL RESERVE BANK STOCK--The Bank's investment in Federal Reserve Bank ("FRB") stock represents an equity interest in the Federal Reserve Bank of San Francisco.

    LOANS RECEIVABLE--Loans receivable, which management has the intent and ability to hold for the foreseeable future or until maturity, are stated at their outstanding principal balance, reduced by an allowance for credit losses and net deferred loan fees or costs on originated loans. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become

                             NATIONAL BUSINESS BANK

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
90 days or more past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against income. Interest income is subsequently recognized only to the extent cash payments are received or the loan has been placed back on accrual status when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

    Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using a method similar to the level yield method.

    In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures. A loan is impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans for which an insignificant shortfall in amount of payments is anticipated, but the Bank expects to collect all amounts due, are not considered impaired.

    The Bank measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the fair value of the collateral if the loan is collateral dependent, less costs to sell. Consumer loans and other homogeneous smaller balance loans are reviewed on a collective basis for impairment.

    ALLOWANCE FOR CREDIT LOSSES--The allowance for credit losses is established through a provision for credit losses. Loans are charged against the allowance for credit losses when management believes that the collection of the carrying amount is unlikely. The allowance is maintained at a level that management believes will be adequate to absorb inherent losses on existing loans based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, the FRB and the Office of the Comptroller of the Currency (the "OCC"), as an integral part of their examination processes, periodically review the Bank's allowance for credit losses. The agencies may require the Bank to recognize additions to the allowance based on their judgements on information available at the time of their examinations.

    TROUBLED DEBT RESTRUCTURED--A loan is considered "troubled debt restructured" when the Bank provides the borrower certain concessions that it would not normally consider. The concessions are provided with the objective of maximizing the recovery of the Bank's investment. Troubled debt restructures include situations in which the Bank accepts a note (secured or unsecured) from a third party in payment of its receivable from the borrower, other assets in payment of the loan, an equity interest in the borrower in lieu of its receivable, or a modification of the terms of the debt, including, but not limited to: (i) a reduction in the stated interest rate below market rates, (ii) an extension of maturity at an interest rate or other terms below market, (iii) a reduction in the face amount of the debt, and/or (iv) a reduction in the accrued interest.

    PREMISES AND EQUIPMENT--Premises and equipment are recorded at cost less accumulated depreciation and amortization, which are charged to expense on a straight-line basis over the estimated

                             NATIONAL BUSINESS BANK

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Rates of depreciation and amortization are based on the following estimated useful lives: furniture and equipment, three to six years; leasehold improvements, the shorter of the useful life or the term of the lease. Expenditures for maintenance and repairs are expensed as incurred, while major improvements that extend the estimated useful life of an asset are capitalized. Upon the sale or other retirement of assets, the accounts are relieved of the cost and related accumulated depreciation and amortization, and any resultant gain or loss is recognized.

    INCOME TAXES--The Bank records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Recognition of deferred tax assets is based on management's believe that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

    PREOPENING COSTS--It is the Bank's policy to expense all preopening costs incurred except for those costs associated with raising capital, which are charged directly to additional paid-in capital.

    LOSS PER SHARE--Basic loss per share excludes the effect of all potentially dilutive securities and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period (see Note 7).

    RELATED-PARTY TRANSACTIONS--The Bank has entered into certain related-party transactions with its majority shareholder and affiliates in the normal course of business. These transactions are conducted at market terms (see Note 5).

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of cash flows. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted. The Bank has not engaged in any hedging transactions and does not foresee doing so in the near future.

    In October 1998, SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," was issued and is effective for the fiscal quarter beginning after December 15, 1998. SFAS No. 134 requires that after securitization of mortgage loans held for sale, the resulting mortgage backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the Bank's ability and intent to sell or hold those

                             NATIONAL BUSINESS BANK

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

2. LOANS RECEIVABLE

    At December 31, 1998, loans are summarized as follows, in thousands:

Commercial...........................................................  $     641
Consumer.............................................................        117
                                                                       ---------
                                                                             758
Allowance for credit losses..........................................        (17)
                                                                       ---------
Loans receivable, net................................................  $     741
                                                                       ---------
                                                                       ---------

    Activity in the allowance for credit losses for the period from November 3, 1998 (commencement of operations) to December 31, 1998, is comprised of a provision established for potential credit losses of $17,000.

3. PREMISES AND EQUIPMENT

    The amount of depreciation and amortization included in noninterest expenses was $18,000 for the period from November 3, 1998 (commencement of operations) to December 31, 1998. The major classes of premises and equipment at December 31, 1998, are summarized as follows, in thousands:

Leasehold improvements...............................................  $     122
Furniture and equipment..............................................        295
                                                                       ---------
                                                                             417
Accumulated depreciation and amortization............................        (18)
                                                                       ---------
Premises and equipment, net..........................................  $     399
                                                                       ---------
                                                                       ---------

4. DEPOSITS

    At December 31, 1998, deposits are summarized by category as follows, in thousands:

Demand deposit accounts.............................................  $     761
NOW accounts........................................................         61
Money market accounts...............................................        529
Savings account.....................................................        325
Time certificates of deposit under $100                                     551
Time certificates of deposit of $100 and over.......................      1,802
                                                                      ---------
  Total.............................................................  $   4,029
                                                                      ---------
                                                                      ---------

    Time certificates of deposit accounts outstanding at December 31, 1998, are scheduled to mature within one year.

                             NATIONAL BUSINESS BANK

5. RELATED PARTIES

    At December 31, 1998, deposits from directors, officers, and stockholders amounted to $1,593,000.

    The Bank engaged in related activities with its majority stockholder and certain affiliates. The activities included items such as: shared note department, payroll, insurance, memberships in banking related organizations, and project and contract management. The costs are allocated in various manners. The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Bank had operated without such affiliations. At December 31, 1998, the Bank was obligated to pay $97,000 to its majority stockholder and its affiliates for the above-related activities. For the period from November 3, 1998 (commencement of operations) to December 31, 1998, total costs incurred and included in noninterest expense amounted to approximately $57,000.

6. INCOME TAXES

    The Bank's provision for federal and state income taxes as of December 31, 1998, is summarized as follows, in thousands:

Current provision:
  Federal.............................................................  $      --
  State...............................................................          1
                                                                              ---
                                                                        $       1
                                                                              ---
                                                                              ---

    A reconciliation of the federal income tax at the expected statutory rate compared to the actual income tax provision as of December 31, 1998, is summarized as follows, dollars in thousands:

Expected tax benefit......................................  $    (321)    (34.00)%
State income taxes, net of federal income tax benefit.....        (86)     (9.12)%
Valuation allowance.......................................        404      42.88 %
Other, net................................................          4       0.35 %
                                                            ---------  -----------
                                                            $       1       0.11 %
                                                            ---------  -----------
                                                            ---------  -----------

    The following table summarizes the elements of the deferred tax assets for the period from November 3, 1998 (commencement of operations) to December 31, 1998, in thousands:

Provision for credit losses..........................................  $       8
Depreciation.........................................................          8
Accrued expenses.....................................................        288
Net operating loss carryforward......................................        100
                                                                       ---------
                                                                             404
Valuation allowance..................................................       (404)
                                                                       ---------
                                                                       $      --
                                                                       ---------
                                                                       ---------

                             NATIONAL BUSINESS BANK

6. INCOME TAXES (CONTINUED)
    At December 31, 1998, the Bank had federal and state net operating loss carryforwards of approximately $253,000 and $127,000, respectively, which will expire in the years 2018 and 2003, respectively.

7. BASIC LOSS PER COMMON SHARE

    Basic loss per share was computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.

                                                                  WEIGHTED AVERAGE
                                                        LOSS           SHARES        PER SHARE
                                                    (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                                    ------------  ----------------  -----------
Basic loss per share..............................  $   (943,000)       572,775      $   (1.65)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience, and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    In addition, the fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments.

    The following methods and assumptions were used to estimate the fair value of financial instruments:

       CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD--The carrying amount of cash and due from banks and federal funds sold is considered to be a reasonable estimate of fair value due to their short-term nature.

       FEDERAL RESERVE BANK STOCK--The carrying value of the Federal Reserve Bank stock approximates fair value as the stock may be sold back to the Federal Reserve Bank at carrying value.

       LOANS--The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

       DEPOSITS--The fair value of demand and NOW deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at period end. The fair value of fixed maturity time certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

                             NATIONAL BUSINESS BANK

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of these unrecorded financial instruments is not material to the Bank's financial position or fair value disclosures at December 31, 1998.

       ACCRUED INTEREST RECEIVABLE AND PAYABLE--The carrying value of accrued interest receivable and payable is considered to be a reasonable estimate of fair value due to their short-term nature.

    The estimated fair values of the Bank's financial instruments at December 31, 1998 are as follows, in thousands:

                                                                                                 CARRYING      FAIR
                                                                                                  AMOUNT       VALUE
                                                                                                -----------  ---------
Assets:
  Cash and due from banks.....................................................................   $     428   $     428
  Federal funds sold..........................................................................       7,050       7,050
  Investment in Federal Reserve Bank stock....................................................         172         172
  Loans receivable, net.......................................................................         741         741
  Accrued interest receivable.................................................................           4           4
Liabilities:
  Deposits....................................................................................   $   4,029   $   4,029
  Accrued interest payable....................................................................           6           6
Off-balance-sheet liabilities--
  Commitments to extend credit................................................................               $     225

9. COMMITMENTS AND CONTINGENCIES

    The Bank leases administrative and office space under a noncancelable operating lease. Rental expense was $21,000 in 1998. Future minimum lease payments required under the operating lease in excess of one year as of December 31, 1998, is summarized as follows, in thousands:

PERIOD ENDING DECEMBER 31,
--------------------------------------------------------------------------------------
1999..................................................................................  $     123
2000..................................................................................        123
2001..................................................................................        123
2002..................................................................................         92
                                                                                        ---------
  Total...............................................................................  $     461
                                                                                        ---------
                                                                                        ---------

    In order to meet the financing needs of its customers in the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial

                             NATIONAL BUSINESS BANK

9. COMMITMENTS AND CONTINGENCIES (CONTINUED) statements. At December 31, 1998, the Bank was committed to fund certain loans totaling approximately $225,000.

    The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments generally have fixed expiration dates. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

10. REGULATORY MATTERS

    The Bank, as a member of the FRB, is subject to the regulations of the FRB as well as regulations by the OCC. Additionally, the Bank is subject to various regulatory capital requirements administered by these banking agencies. Failure to meet minimum capital requirement can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measure of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The Bank as a start-up operation has not yet received a prompt corrective action rating from its regulators, however, as of December 31, 1998, management believes that the Bank met all capital adequacy requirements to which it is subject.

    As of December 31, 1998, the Bank's actual capital amounts and ratios are presented in the following table, dollars in thousands:

                                                                                                     WELL
                                             ACTUAL            CAPITAL ADEQUACY REQUIREMENT         CAPITALIZED
                                             CAPITAL                                                REQUIREMENT
                                          -------------   ---------------------------------------   ------
                                          AMOUNT  RATIO   AMOUNT                            RATIO   AMOUNT
                                          ------  -----   ------                            -----   ------
Total capital to risk-weighted assets...  $4,741   172%   $  221      greater than/equal to    8%   $  276
Tier I capital to risk-weighted
  assets................................   4,724   171%      111      greater than/equal to    4%      166
Tier I capital to average assets........   4,724    60%      315      greater than/equal to    4%      394


                                                                    RATIO
                                                                    -----
Total capital to risk-weighted assets...      greater than/equal to   10%
Tier I capital to risk-weighted
  assets................................      greater than/equal to    6%
Tier I capital to average assets........      greater than/equal to    5%

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Security First Bank and Subsidiary:

    We have audited the accompanying consolidated balance sheet of Security First Bank and subsidiary (the "Bank") as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security First Bank and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
February 23, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Stockholders of Security First Bank:

We have audited the accompanying consolidated balance sheets of SECURITY FIRST BANK (formerly known as Pacific Inland Bank) AND SUBSIDIARY (the Bank) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security First Bank and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
February 5, 1998

                       SECURITY FIRST BANK AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  DECEMBER 31,
                                                                  JUNE 30,    --------------------
                                                                    1999        1998       1997
                                                                 -----------  ---------  ---------
                                                                 (UNAUDITED)
                                              ASSETS

Cash, due from banks and money market mutual fund (Note 2).....  $    4,314   $   5,928  $   1,665
Federal funds sold and securities purchased under agreements to
  resell (Note 4)..............................................       5,910      13,539     10,425
                                                                 -----------  ---------  ---------
    Total cash and cash equivalents............................      10,224      19,467     12,090

Interest-bearing deposits with other banks.....................       1,798       2,298      1,999
Investment securities available for sale, at fair value (Note
  3)...........................................................       5,441         622        803
Investment securities held to maturity, at amortized cost (Note
  3)...........................................................       2,495       2,996      3,000
Investment in Federal Reserve Bank stock, at cost..............         191         191         93
Loans receivable, net of allowance for credit losses of $769
  (unaudited) at June 30, 1999, $801 at December 31, 1998 and
  $1,013 at December 31, 1997 (Notes 5 and 9)..................      29,219      25,470     21,105
Deferred income tax assets, net................................          25
Other real estate owned, net (Note 6)..........................         269         372        564
Premises and equipment, net (Note 7)...........................         398         463        568
Accrued interest receivable....................................         269         229        243
Receivable from majority stockholder and affiliates, net (Note
  9)...........................................................           2           4
Other assets...................................................         358         536        872
                                                                 -----------  ---------  ---------
TOTAL..........................................................  $   50,689   $  52,648  $  41,337
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Interest-bearing deposits (Note 8)...........................  $   26,985   $  27,680  $  27,115
  Noninterest-bearing deposits (Note 8)........................      18,310      19,744      9,553
                                                                 -----------  ---------  ---------
    Total deposits.............................................      45,295      47,424     36,668

  Payable to majority stockholder and affiliates...............          14
  Income taxes payable.........................................          11          16          2
  Accrued interest and other liabilities.......................         204         146         93
                                                                 -----------  ---------  ---------
    Total liabilities..........................................      45,524      47,586     36,763
                                                                 -----------  ---------  ---------

COMMITMENTS AND CONTINGENCIES (Notes 10 and 16)

STOCKHOLDERS' EQUITY (Notes 12, 13, 14 and 17):
  Common stock--no par value; 50,000,000 authorized; 17,326,724 shares issued and outstanding in 1999 (unaudited),
    16,865,800 shares issued and outstanding in 1998 and
    1997.......................................................       6,350       6,350      6,350
  Accumulated deficit, restated as of January 1, 1997..........      (1,149 )    (1,323)    (1,796)
  Accumulated other comprehensive (loss) income................         (36 )        35         20
                                                                 -----------  ---------  ---------
    Total stockholders' equity.................................       5,165       5,062      4,574
                                                                 -----------  ---------  ---------
TOTAL..........................................................  $   50,689   $  52,648  $  41,337
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

                See notes to consolidated financial statements.

                       SECURITY FIRST BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          SIX MONTHS ENDED              YEARS ENDED
                                                                              JUNE 30,                 DECEMBER 31,
                                                                        --------------------  -------------------------------
                                                                          1999       1998       1998       1997       1996
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees....................................  $   1,283  $   1,140  $   2,280  $   2,019  $   1,643
  Federal funds sold and securities purchased under agreements to
    resell............................................................        194        171        455        283        357
  Money market mutual fund............................................                              279         90
  Interest-bearing deposits with other banks..........................         57         75        145         23          2
  Investment securities available for sale............................        112         26         49         84         96
  Investment securities held to maturity..............................         33         83        198         62
  Investment in Federal Reserve Bank stock............................          6          5         11         19         17
  Other...............................................................         67        138
                                                                        ---------  ---------  ---------  ---------  ---------
    Total interest and fee income.....................................      1,752      1,638      3,417      2,580      2,115
                                                                        ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE:
  Savings and money market............................................        154        147        329        209         82
  Time certificates of deposit under $100.............................        102        251        436        481        934
  Time certificates of deposit of $100 and over.......................        187        203        390        471        304
                                                                        ---------  ---------  ---------  ---------  ---------
    Total interest expense............................................        443        601      1,155      1,161      1,320
                                                                        ---------  ---------  ---------  ---------  ---------
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES................      1,309      1,037      2,262      1,419        795

PROVISION FOR CREDIT LOSSES (Note 5)..................................         48         36        323        380         45
                                                                        ---------  ---------  ---------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.................      1,261      1,001      1,939      1,039        750
                                                                        ---------  ---------  ---------  ---------  ---------
NONINTEREST INCOME:
  Service charges and fees............................................         55         42         82         73        104
  Recovery from the Department of Transportation (Note 16)............                   369        369
  Other income........................................................         76         29         65         60         40
                                                                        ---------  ---------  ---------  ---------  ---------
    Total noninterest income..........................................        131        440        516        133        144
                                                                        ---------  ---------  ---------  ---------  ---------
NONINTEREST EXPENSES (Note 9):
  Salaries and employee benefits......................................        561        481        914      1,192      1,283
  Professional fees...................................................        130        119        237        385      1,051
  Occupancy and premises and equipment (Notes 7 and 10)...............        150        139        307        247        397
  Data and item processing............................................         89         66        142        131        116
  Year 2000...........................................................         43                   103
  Business development and promotions.................................         39         20         58         74         25
  Communications......................................................         51         45         88         93         78
  Other real estate owned (income) expense, net.......................          4        (19)      (203)       411        154
  Other loan costs....................................................         20         21         33         46         25
  Insurance...........................................................         26         35         62        127        134
  Stationery and supplies.............................................         18         15         74         61         14
  Travel..............................................................         17         19         36         44         46
  ATM.................................................................         13         13         26         19         15
  Stockholders' costs.................................................          8          7         21         10
  Bank assessments....................................................         15          6         20         64         99
  Operating losses....................................................          1          1         23          2        103
  Miscellaneous.......................................................         31         39         24         60         34
                                                                        ---------  ---------  ---------  ---------  ---------
    Total noninterest expenses........................................      1,216      1,007      1,965      2,966      3,574
                                                                        ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.......................        176        434        490     (1,794)    (2,680)

PROVISION FOR INCOME TAXES (Note 11)..................................          2                    17          2          2
                                                                        ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS).....................................................  $     174  $     434  $     473  $  (1,796) $  (2,682)
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 14).................  $    0.01  $    0.03  $    0.03  $   (0.19) $   (2.83)
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                       SECURITY FIRST BANK AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  COMMON STOCK       ADDITIONAL                 ACCUMULATED OTHER       OTHER
                                             ----------------------    PAID-IN    ACCUMULATED     COMPREHENSIVE     COMPREHENSIVE
                                              SHARES      AMOUNT       CAPITAL      DEFICIT          INCOME             LOSS
                                             ---------  -----------  -----------  ------------  -----------------  ---------------
BALANCE, JANUARY 1, 1996...................    930,000   $   9,300    $   1,850    $   (8,957)      $      34
  Comprehensive income (loss), net of tax:
    Net loss...............................                                            (2,682)                        $  (2,682)
    Net change in unrealized loss on
      investment securities available for
      sale.................................                                                               (24)              (24)
                                                                                                                        -------
    Comprehensive loss.....................                                                                           $  (2,706)
                                                                                                                        -------
                                                                                                                        -------
  Sale of common stock, net................  6,918,300       2,443
  Capital contribution, net................                               1,030
                                             ---------  -----------  -----------  ------------            ---
BALANCE, DECEMBER 31, 1996.................  7,848,300      11,743        2,880       (11,639)             10
  Effects of quasi-reorganization..........                 (8,749)      (2,880)       11,639             (10)
                                             ---------  -----------  -----------  ------------            ---
BALANCE, JANUARY 1, 1997...................  7,848,300       2,994           --            --              --
  Comprehensive income (loss), net of tax:
    Net loss...............................                                            (1,796)                        $  (1,796)
    Net change in unrealized gain on
      investment securities available for
      sale.................................                                                                20                20
                                                                                                                        -------
    Comprehensive income...................                                                                           $  (1,776)
                                                                                                                        -------
                                                                                                                        -------
  Sale of common stock, net................  9,017,500       3,356
                                             ---------  -----------  -----------  ------------            ---
BALANCE, DECEMBER 31, 1997.................  16,865,800      6,350           --        (1,796)             20
  Comprehensive income, net of tax:
    Net income.............................                                               473                         $     473
    Net change in unrealized gain on
      investment securities available for
      sale.................................                                                                15                15
                                                                                                                        -------
    Comprehensive income...................                                                                           $     488
                                                                                                                        -------
                                                                                                                        -------
                                             ---------  -----------  -----------  ------------            ---
BALANCE, DECEMBER 31, 1998.................  16,865,800  $   6,350    $      --    $   (1,323)      $      35
  Comprehensive income, net of tax:
    Net income (Unaudited).................                                               174                         $     174
      Net change in unrealized gain (loss)
        on investment securities available
        for sale (Unaudited)...............                                                               (71)              (71)
                                                                                                                        -------
  Comprehensive income (Unaudited).........                                                                           $     103
                                                                                                                        -------
                                                                                                                        -------
  Capital Appreciation Rights Issued.......    460,924
                                             ---------  -----------               ------------            ---
BALANCE, JUNE 30, 1999 (Unaudited).........  17,326,724  $   6,350                 $   (1,149)      $     (36)
                                             ---------  -----------               ------------            ---
                                             ---------  -----------               ------------            ---


                                               TOTAL
                                             ---------
BALANCE, JANUARY 1, 1996...................  $   2,227
  Comprehensive income (loss), net of tax:
    Net loss...............................     (2,682)
    Net change in unrealized loss on
      investment securities available for
      sale.................................        (24)

    Comprehensive loss.....................

  Sale of common stock, net................      2,443
  Capital contribution, net................      1,030
                                             ---------
BALANCE, DECEMBER 31, 1996.................      2,994
  Effects of quasi-reorganization..........         --
                                             ---------
BALANCE, JANUARY 1, 1997...................      2,994
  Comprehensive income (loss), net of tax:
    Net loss...............................     (1,796)
    Net change in unrealized gain on
      investment securities available for
      sale.................................         20

    Comprehensive income...................

  Sale of common stock, net................      3,356
                                             ---------
BALANCE, DECEMBER 31, 1997.................      4,574
  Comprehensive income, net of tax:
    Net income.............................        473
    Net change in unrealized gain on
      investment securities available for
      sale.................................         15

    Comprehensive income...................

                                             ---------
BALANCE, DECEMBER 31, 1998.................  $   5,062
  Comprehensive income, net of tax:
    Net income (Unaudited).................        174
      Net change in unrealized gain (loss)
        on investment securities available
        for sale (Unaudited)...............        (71)

  Comprehensive income (Unaudited).........

  Capital Appreciation Rights Issued.......
                                             ---------
BALANCE, JUNE 30, 1999 (Unaudited).........  $   5,165
                                             ---------
                                             ---------

                See notes to consolidated financial statements.

                       SECURITY FIRST BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                        SIX MONTHS ENDED              YEARS ENDED
                                                                            JUNE 30,                 DECEMBER 31,
                                                                      --------------------  -------------------------------
                                                                        1999       1998       1998       1997       1996
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                          (UNAUDITED)
NET INCOME (LOSS)...................................................  $     174  $     434  $     473  $  (1,796) $  (2,682)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Depreciation and amortization.....................................         69         62        143        103        151
  Provision for credit losses.......................................         48         36        323        380         45
  Accretion of discount on investment securities, net...............                    (3)        (4)
  Provision for losses on other real estate owned...................                                         338        168
  Amortization of loan fees/unearned discounts/deferred gains.......         (2)        (3)      (303)       (36)       (61)
  (Gain) loss on sale other real estate owned, net..................                   (19)      (203)        26         28
  Loss on sale of premises and equipment............................                                                     32
  Miscellaneous losses..............................................                                3
  Net changes in other assets and liabilities:
    Receivable from majority stockholder and affiliates.............          2         (7)        (4)
    Payable to majority stockholder and affiliates..................         14         24
    Accrued interest receivable.....................................        (40)       (24)        14       (116)        54
    Other assets....................................................        179       (456)      (222)       714       (792)
    Accrued interest and other liabilities..........................         57         56         53       (610)      (474)
    Income taxes payable............................................         (6)        11         14
                                                                      ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) operating activities...........        495        111        287       (997)    (3,531)
                                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in loans..................................     (3,794)    (1,638)    (4,156)    (4,382)     1,505
  Purchase of investment securities held to maturity................     (2,495)    (3,995)    (3,996)    (3,000)
  Purchase of investment securities available for sale..............     (5,015)                                       (319)
  Refund from purchaser on deposit withheld on loan servicing rights
    sold............................................................                               24
  Principal collected on investment securities held to maturity.....                            4,000        559      7,805
  Principal collected on investment securities available for sale...        100                   200
  Proceeds from maturities of investment securities held to
    maturity........................................................      2,996      2,000
  Proceeds from maturities of investment securities available for
    sale............................................................                   100
  Net decrease (increase) in interest-bearing deposits with other
    banks...........................................................        500       (699)      (299)    (1,999)       304
  (Purchases of) proceeds from sale of Federal Reserve Bank stock,
    net.............................................................                   (98)       (98)       217        (31)
  Proceeds from sale of other real estate owned.....................        103        315        697        329      4,770
  Purchases of premises and equipment...............................         (4)       (12)       (38)      (713)       (86)
                                                                      ---------  ---------  ---------  ---------  ---------
      Net cash (used in) provided by investing activities...........     (7,609)    (4,027)    (3,666)    (8,989)    13,948
                                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits...............................     (2,129)     5,905     10,756     13,705    (12,151)
  Capital contribution from Pacific Inland Bancorp..................                                                  1,030
  Issuance of common stock..........................................                                       3,356      2,443
                                                                      ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) financing activities...........     (2,129)     5,905     10,756     17,061     (8,678)
                                                                      ---------  ---------  ---------  ---------  ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS................     (9,243)     1,989      7,377      7,075      1,739

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........................     19,467     12,090     12,090      5,015      3,276
                                                                      ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..............................  $  10,224  $  14,079  $  19,467  $  12,090  $   5,015
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid during the period for:
    Interest on deposit accounts and other borrowings...............  $     427  $     601  $   1,134  $   1,128  $   1,320
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
    Income taxes paid...............................................  $       2  $       0  $       1  $      --  $      --
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
NON-CASH TRANSACTIONS:
  Loans reacquired through settlement of deposit withheld on loan
    servicing rights sold...........................................  $          $     534  $     524  $      --  $      --
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Loans originated for sale of other real estate owned..............                        $      --  $      40  $   1,641
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Acquisition of other real estate owned through foreclosure........  $          $     131  $     302  $     202  $   1,006
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                       SECURITY FIRST BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements include the accounts of Security First Bank (formerly Pacific Inland Bank) and its wholly owned subsidiary, PIB Mortgage Company ("PIB Mortgage"), a mortgage-banking company (hereinafter collectively referred to as the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank provides a full range of banking services to individual and corporate customers throughout Southern California and is subject to competition from other financial institutions. The operating results of the Bank are significantly affected by changes in market interest rates and by fluctuations in real estate values in the Bank's primary service areas. The Bank is also regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

PIB Mortgage was incorporated in June 1989 and commenced operations in September 1989 for the purpose of engaging in mortgage-banking activities in California. In June 1994, PIB Mortgage ceased mortgage-banking activities and sold all related mortgage-servicing rights. PIB Mortgage has been inactive since June 1994.

Prior to December 31, 1996, the Bank was a wholly owned subsidiary of Pacific Inland Bancorp (the "Bancorp"), a California corporation. As a result of the Bank's capital offering that closed on December 31, 1996, the Bancorp's interest in the Bank decreased from 100% to 11.5% as of December 31, 1996. Subsequently, the Bancorp distributed all of its holdings in the Bank to its stockholders, who became the direct stockholders of the Bank. On November 14, 1997, the Bank received a capital infusion from its new holding company, California Financial Bancorp (formerly known as Belvedere Bancorp), of $3,300,000, net of offering costs, in exchange for the issuance of 8,750,000 shares of its common stock. As a result of this offering, California Financial Bancorp ("CFB") became the majority stockholder and newly registered holding company of the Bank with an ownership interest of approximately 51.88%.

BASIS OF PRESENTATION--The consolidated financial statements are prepared in accordance with generally accepted accounting principles and general practices within the banking industry. The following is a summary of significant principles used in the preparation of the accompanying consolidated financial statements. In preparing the consolidated financial statements, management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the disclosure of income and expenses for the periods presented in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

In the opinion of management, all adjustments comprised of normal and recurring accruals necessary for fair presentation of the interim consolidated financial statements have been included and all intercompany transactions and accounts have been eliminated in consolidation. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

CASH AND CASH EQUIVALENTS--For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreements to resell, and a money market mutual fund.

INVESTMENT SECURITIES--Investment securities available for sale are reported at estimated fair value, with unrealized gains and losses, net of the related tax effect, excluded from operations and reported as a separate component of other comprehensive income in stockholders' equity. Investment securities held

                       SECURITY FIRST BANK AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to maturity are carried at amortized cost. Amortization of premiums and accretion of discounts on debt securities are recorded as yield adjustments on such securities using a method similar to the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

LOANS RECEIVABLE--Loans receivable, which management has the intent and ability to hold for the foreseeable future or until maturity, are stated at their outstanding principal balance, reduced by an allowance for credit losses, net deferred loan fees or costs on originated loans, and unamortized premiums or discounts on dealer loans. Discount or premiums on dealer loans are amortized to income using a method similar to the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days or more past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against income. Interest income is subsequently recognized only to the extent cash payments are received or the loan has been placed back on accrual status when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using a method similar to the effective interest method.

In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures. A loan is impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans for which an insignificant shortfall in amount of payments is anticipated, but the Bank expects to collect all amounts due, are not considered impaired.

The Bank measures impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the fair value of the collateral if the loan is collateral dependent, less costs to sell. Consumer loans and other homogeneous smaller balance loans are reviewed on a collective basis for impairment.

ALLOWANCE FOR CREDIT LOSSES--The allowance for credit losses is established through a provision for credit losses. Loans are charged against the allowance for credit losses when management believes that the collection of the carrying amount is unlikely. The allowance is maintained at a level that management believes will be adequate to absorb inherent losses on existing loans based on the evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

The allowance is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, the Federal Reserve Bank and California Department of Financial Institutions, as an integral part of their examination processes, periodically review the Bank's allowance for credit losses. The agencies may require the Bank to recognize

                       SECURITY FIRST BANK AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) additions to the allowance based on their judgments on information available at the time of their examinations.

TROUBLED DEBT RESTRUCTURED--A loan is considered "troubled debt restructured" when the Bank provides the borrower certain concessions that it would not normally consider. The concessions are provided with the objective of maximizing the recovery of the Bank's investment. Troubled debt restructures include situations in which the Bank accepts a note (secured or unsecured) from a third party in payment of its receivable from the borrower, other assets in payment of the loan, an equity interest in the borrower in lieu of its receivable, or a modification of the terms of the debt including, but not limited to: (i) a reduction in the stated interest rate, (ii) an extension of the maturity date at a stated interest rate lower than the current market for new debt with similar risks or other terms below market, (iii) a reduction in the face amount of the debt, and/or (iv) a reduction in the accrued interest.

SALE OF LOANS--From time to time, the Bank sells the guaranteed portion of Small Business Administration loans to provide funds for additional lending and to generate servicing income. Under such agreements, the Bank continues to service the loans and the buyer receives the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value. At December 31, 1998, the Bank's management does not have any intent to sell loans, and therefore, no loans are held for sale. Any inherent risk of loss on loans is transferred to the buyer at the date of sale on the portion of the loan sold. However, the Bank maintains the risk on the portion retained.

The Bank issues various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans for a period of 90 days after the date of sale under certain agreements. The Bank experienced no losses associated with the loans sold during the years ended December 31, 1998, 1997 and 1996 regarding these representations and warranties.

OTHER REAL ESTATE OWNED--Other real estate owned represents real estate acquired through foreclosure and is recorded at fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for credit losses. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying value or fair value less costs to sell. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's initial investment in the property sold.

PREMISES AND EQUIPMENT--Premises and equipment are recorded at cost less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter.

Rates of depreciation and amortization are based on the following estimated useful lives: furniture and equipment, three to six years; leasehold improvements, the shorter of the useful life or the term of the lease. Expenditures for maintenance and repairs are expensed as incurred, while major improvements that extend the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, the accounts are relieved of the cost and related accumulated depreciation and amortization, and any resultant gain or loss is recognized.

                       SECURITY FIRST BANK AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SALES OF LOAN SERVICING RIGHTS--Gains or losses from sales of servicing rights are recognized when the Bank has received an adequate down payment and title and all risks and rewards have irrevocably been passed to the buyer.

During 1994, PIB Mortgage sold its remaining mortgage servicing rights to a third party in a bulk sale. Under the terms of the sale agreement, fifteen percent of the purchase price, or approximately $1,300,000, was withheld by the purchaser, payment of which was due on October 1, 1996. The withholding was subject to certain charges by the purchaser, in the event that a serviced loan is found to have been improperly underwritten and is subsequently identified as impaired. If such a loan underwriting defect is discovered, the Bank could be required to repurchase the loan or to reimburse the purchaser for any losses incurred through a charge against the withholding. During 1998, the Bank repurchased four loans totaling approximately $478,000, net of charge-offs. As a result of the repurchase, the Bank is no longer obligated to repurchase additional loans under the terms of the agreement with the third party. At December 31, 1998, the remaining withholding amount refunded to the Bank upon repurchase of the loans during 1998 amounted to $24,000.

INCOME TAXES--The Bank records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

ACCOUNTING FOR STOCK-BASED COMPENSATION--The Bank accounts for its stock option plans under Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. These standards include the recognition of compensation expense over the vesting period of the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also permits entities to continue to apply the provision of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and provide pro forma net earnings (loss) and pro forma net earnings (loss) per share disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123 in the footnotes to its audited consolidated financial statements (see Note 12 to the consolidated financial statements).

EARNINGS (LOSS) PER SHARE--Basic earnings (loss) per share exclude the effect of all potentially dilutive securities and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from issuance of common stock that then shared in earnings (see Note 14 to the consolidated financial statements).

                       SECURITY FIRST BANK AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Potential common shares (in this case the vested portion of the stock options granted and conversion of outstanding debentures--see Note 13) are not included in the denominator of the diluted per share computation when the entity has a loss from continuing operations. Thus, the diluted loss per share is the same as the basic loss per share amount of $(0.19) and $(2.83) for 1997 and 1996, respectively.

COMPREHENSIVE INCOME (LOSS)--Effective January 1, 1998, the Bank adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income (loss) in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income, including net income (loss). "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income (loss) but are excluded from net income (loss) as they have been recorded directly in equity under the provisions of other statements issued by the Financial Accounting Standards Board. The Bank presents the comprehensive income (loss) disclosure as a part of the consolidated statements of changes in stockholders' equity by identifying each element of other comprehensive income
(loss), including net income (loss). All comparative consolidated financial statements presented reflect the application of the provisions of SFAS No. 130.

SEGMENT REPORTING--Effective January 1, 1998, the Bank adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement establishes standards for reporting information about operating segments in annual financial statements and disclosures about products and services, geographic areas and major customers related to the reportable operating segments. The Bank operates a single line of business (commercial banking) and manages its operation under an unified management and reporting structure, and therefore, no separate segment disclosures are provided.

RELATED PARTY TRANSACTIONS--The Bank has entered into certain related party transactions with its majority stockholder and affiliates in the normal course of business. These transactions are conducted at market terms.

RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of cash flows. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted. The Bank has not engaged in any hedging transactions and does not foresee doing so in the near future.

In October 1998, SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, was issued and is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No.134 requires that after securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, based on the Bank's ability and intent to sell or hold those

                       SECURITY FIRST BANK AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

RECLASSIFICATIONS--Certain amounts have been reclassified in the prior periods to conform with the consolidated financial statement presentation for the current period.

2. CASH, DUE FROM BANKS AND MONEY MARKET MUTUAL FUND

    At December 31, 1998 and 1997, cash, due from banks and money market mutual fund are composed of the following:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Cash and due from banks....................................................  $     928  $   1,665
Money market mutual fund...................................................      5,000
                                                                             ---------  ---------
                                                                             $   5,928  $   1,665
                                                                             ---------  ---------
                                                                             ---------  ---------

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The average reserve balance was approximately $254,000 and $30,000 for 1998 and 1997, respectively.

3. INVESTMENT SECURITIES

    The following table summarizes the Bank's investment securities as of December 31, 1998:

                                                 AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST       GROSS GAINS   GROSS LOSSES   FAIR VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Classified as available for sale:
  U.S. and its agencies.......................   $     100     $      35      $      --     $     135
  Municipal obligations.......................         487                                        487
                                                -----------          ---            ---    -----------
  Total available for sale....................         587            35                          622
                                                -----------          ---            ---    -----------
Classified as held to maturity--
  U.S. and its agencies.......................       2,996            10                        3,006
                                                -----------          ---            ---    -----------
  Total held to maturity......................       2,996            10                        3,006
                                                -----------          ---            ---    -----------
    Total.....................................   $   3,583     $      45      $      --     $   3,628
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------

                       SECURITY FIRST BANK AND SUBSIDIARY

3. INVESTMENT SECURITIES (CONTINUED)
The following table summarizes the Bank's investment securities as of December 31, 1997:

                                                 AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST       GROSS GAINS   GROSS LOSSES   FAIR VALUE
                                                -----------  -------------  -------------  -----------
                                                                    (IN THOUSANDS)
Classified as available for sale:
  U.S. and its agencies.......................   $     301                    $       2     $     299
  Municipal obligations.......................         482     $      22                          504
                                                -----------          ---            ---    -----------
    Total available for sale..................         783            22              2           803
                                                -----------          ---            ---    -----------
Classified as held to maturity--
  U.S. and its agencies.......................       3,000                                      3,000
                                                -----------          ---            ---    -----------
    Total held to maturity....................       3,000                                      3,000
                                                -----------          ---            ---    -----------
    Total.....................................   $   3,783     $      22      $       2     $   3,803
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------

At December 31, 1998, investment securities available for sale with a carrying value of approximately $522,000 were pledged with the State Treasurer's Office to secure trust powers associated with the sale of the Bank's trust department to Imperial Trust Company in 1994.

The contractual maturities of investment securities as of December 31, 1998, are shown below. Expected maturities may differ from contractual maturities:

                                                         AVAILABLE FOR SALE       HELD TO MATURITY
                                                       ----------------------  ----------------------
                                                        AMORTIZED     FAIR      AMORTIZED     FAIR
                                                          COST        VALUE       COST        VALUE
                                                       -----------  ---------  -----------  ---------
                                                                       (IN THOUSANDS)
Due in one year or less..............................   $     100   $     100
Due after one year through five years................         487         522   $   2,996   $   3,006
                                                            -----   ---------  -----------  ---------
                                                        $     587   $     622   $   2,996   $   3,006
                                                            -----   ---------  -----------  ---------
                                                            -----   ---------  -----------  ---------

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank purchases securities under agreements to resell substantially identical securities. At December 31, 1998, securities purchased under agreements to resell amounted to $5,000,000. During 1998, the maximum month-end amount outstanding was $5,000,000 and the average balance outstanding was $4,567,000. The average interest rate during 1998 and average rate at December 31, 1998, were 5.83% and 5.82%, respectively.

The amounts advanced under these agreements were collateralized by short-term whole loans and are reflected as an asset in the consolidated balance sheets. During 1998, the securities were maintained at a third party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. At December 31, 1998, these agreements will mature within 90 days and no material amount of agreements to resell securities was outstanding with any individual dealer.

                       SECURITY FIRST BANK AND SUBSIDIARY

5. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

    Loans receivable at December 1998 and 1997 are summarized as follows:

                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Real estate loans.......................................................  $  10,936  $   6,131
Commercial loans........................................................     10,059      9,243
Consumer loans..........................................................      4,742      5,852
Small Business Administration loans.....................................        555        930
Other loans.............................................................         25         17
                                                                          ---------  ---------
                                                                             26,317     22,173
Deferred loan fees......................................................        (46)       (55)
Allowance for credit losses.............................................       (801)    (1,013)
                                                                          ---------  ---------
Loans, net..............................................................  $  25,470  $  21,105
                                                                          ---------  ---------
                                                                          ---------  ---------

Activities in the allowance for credit losses for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:

                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Balance, beginning of year.......................................  $   1,013  $   1,272  $   1,758
Provision for credit losses......................................        323        380         45
Charge-offs......................................................       (682)      (669)      (544)
Recoveries.......................................................        147         30         13
                                                                   ---------  ---------  ---------
Balance, end of year.............................................  $     801  $   1,013  $   1,272
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

The Bank grants commercial, real estate and consumer loans to customers throughout the Southern California area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate market in Southern California. Should the real estate market experience an overall decline in property values and should other events occur, including, but not limited to, adverse economic conditions (which may or may not affect real property values), the ability of borrowers to make timely scheduled principal and interest payments on the Bank's loans may be adversely affected, and in turn may result in increased delinquencies and foreclosures. In the event of foreclosures under such conditions, the value of the property acquired may be less than the appraised value when the loan was originated and may, in some instances, result in insufficient proceeds upon disposition to recover the Bank's investment in the foreclosed property.

At December 31, 1998 and 1997, the Bank was servicing approximately $1,623,000 and $2,351,000, respectively, of Small Business Administration loans on behalf of third party investors.

Nonaccrual loans amounted to approximately $1,654,000 and $415,000 at December 31, 1998 and 1997, respectively. If nonaccrual loans had been current throughout their terms, interest income would have increased by approximately $162,000 and $193,000 for the years ended December 31, 1998 and 1997, respectively. Loans with principal more than 90 days past due and still accruing amounted to approximately $14,000 at December 31, 1997. At December 31, 1998 and 1997, the Bank had restructured loans of approximately $203,000 and $663,000, respectively, all of which were in compliance with the modified terms and the balances were current.

                       SECURITY FIRST BANK AND SUBSIDIARY

5. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)
At December 31, 1998 and 1997, loans that were considered impaired totaled $540,000 and $415,000, respectively, which had a related allowance for credit losses aggregating $81,000 and $85,000, respectively. Substantially all of the impaired loans were collateral dependent and were measured using the fair value of the collateral. For the years ended December 31, 1998 and 1997, the Bank recognized interest income on these impaired loans of $123,000 and $11,000, respectively. The average outstanding principal balance of impaired loans for the years ended December 31, 1998 and 1997 was $543,000 and $451,000, respectively.

6. OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") consists of properties located primarily in Southern California. The balance of OREO is composed of the following at December 31, 1998 and 1997:

                                                                                  1998       1997
                                                                                ---------  ---------
                                                                                   (IN THOUSANDS)
Other real estate owned, at cost..............................................  $     372  $     902
Allowance to reduce to fair value after selling costs.........................                  (338)
                                                                                ---------  ---------
Other real estate owned, net..................................................  $     372  $     564
                                                                                ---------  ---------
                                                                                ---------  ---------

Included in the balance of OREO is a loan that was made in 1997 to facilitate the sale of an OREO property. The carrying value of the loan was $205,000 and $268,000 at December 31, 1998 and 1997, respectively. The loan was classified as an OREO property due to a contingent liability on performance bonds of $249,000. The reported balance is reduced by principal and interest payments received on the loan.

A summary of the activity in the valuation allowance for the years ended December 31, 1998 and 1997 is as follows:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Balance, beginning of year.................................................  $     338  $   1,022
Effects of quasi-reorganization............................................                (1,022)
Provision charged to operating expenses....................................                   338
Charge-offs................................................................       (338)
                                                                             ---------  ---------
Balance, end of year.......................................................  $      --  $     338
                                                                             ---------  ---------
                                                                             ---------  ---------

7. PREMISES AND EQUIPMENT

    The major classes of premises and equipment at December 31, 1998 and 1997 are as follows:

                                                                                 1998       1997
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Leasehold improvements.......................................................  $     191  $     189
Furniture and equipment......................................................        483        482
                                                                               ---------  ---------
                                                                                     674        671
Accumulated depreciation and amortization....................................       (211)      (103)
                                                                               ---------  ---------
Premises and equipment, net..................................................  $     463  $     568
                                                                               ---------  ---------
                                                                               ---------  ---------

                       SECURITY FIRST BANK AND SUBSIDIARY

7. PREMISES AND EQUIPMENT (CONTINUED)
The depreciation and amortization costs included in occupancy expense were $143,000, $103,000 and $151,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

8. DEPOSITS

    At December 31, 1998 and 1997, deposits are summarized with balance by category as follows:

                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Demand deposit accounts.................................................  $  19,744  $   9,553
Savings accounts........................................................        744        652
Money market accounts...................................................     13,973     10,098
Time certificates of deposit under $100,000.............................      4,440      9,141
Time certificates of deposit of $100,000 and over.......................      8,523      7,224
                                                                          ---------  ---------
  Total.................................................................  $  47,424  $  36,668
                                                                          ---------  ---------
                                                                          ---------  ---------

Time certificates of deposit accounts are scheduled to mature as follows:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Within one year.........................................................  $  12,938  $  16,354
Within two years........................................................         25         11
                                                                          ---------  ---------
  Total.................................................................  $  12,963  $  16,365
                                                                          ---------  ---------
                                                                          ---------  ---------

9. RELATED PARTIES

    As part of its normal banking activities, the Bank has extended credit to various of its directors and officers. In the opinion of management, all such transactions are on terms similar to those of transactions with nonaffiliated parties. The following is a summary of such loans for the years ended December 31, 1998 and 1997:

                                                                                1998       1997
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Balance, beginning of year..................................................  $     279  $     291
Loans granted or renewed....................................................        406        120
Repayments..................................................................       (489)      (132)
                                                                              ---------  ---------
Balance, end of year........................................................  $     196  $     279
                                                                              ---------  ---------
                                                                              ---------  ---------

The Bank participated in loans with one of its affiliates during 1998, for which the servicing of these loans was performed by the Bank's affiliate. The Bank's share of the outstanding principal balance on the participation loans at December 31, 1998 amounted to $757,000. In 1998, the Bank also engaged in certain activities with its holding company and majority stockholder, CFB, and other affiliates. These activities included services provided to its holding company and affiliates such as shared accounting, payroll and note department services, which resulted in a reduction of the Bank's salaries and related expenses of $44,000 for the year ended December 31, 1998 due to reallocation of those costs to the

                       SECURITY FIRST BANK AND SUBSIDIARY

9. RELATED PARTIES (CONTINUED)

respective affiliates. At December 31, 1998, a balance of $28,000 is due from the Bank's holding company and its affiliates for services extended by the Bank. In addition, the Bank held $1,853,000 in noninterest-bearing deposits and $368,000 in interest-bearing deposits belonging to the Bank's holding company and other affiliates at December 31, 1998.

From time to time, the Bank benefits from agreements entered into by its holding company. The Board of Directors approves all agreements prior to final acceptance by the holding company. At December 31, 1998, the Bank was obligated to pay $24,000 to CFB for various operating expenses related to the agreements mentioned above, which CFB previously paid on the Bank's behalf. For the year ended December 31, 1998, total related costs incurred and included in noninterest expense amounted to $61,000. The accompanying consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Bank had operated without such affiliates.

10. LEASE OBLIGATIONS

    The Bank leases administrative and office space under certain non-cancelable operating leases. Rental expense was $66,000, $78,000 and $210,000 in 1998, 1997 and 1996, respectively, and is included in occupancy and premises and equipment expense. As of December 31, 1998, future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year are as follows:

YEAR ENDING
DECEMBER 31,                                                                     (IN THOUSANDS)
------------------------------------------------------------------------------
1999..........................................................................      $      69
2000..........................................................................             76
2001..........................................................................             83
                                                                                        -----
                                                                                    $     228
                                                                                        -----
                                                                                        -----

11. INCOME TAXES

    Income tax expense for the years ended December 31, 1998 and 1997 consists of the following:

                                                                              1998         1997         1996
                                                                              -----        -----        -----
                                                                                      (IN THOUSANDS)
Current provision:
  Federal................................................................   $      16
  State..................................................................           1    $       2    $       2
                                                                                  ---          ---          ---
    Total................................................................   $      17    $       2    $       2
                                                                                  ---          ---          ---
                                                                                  ---          ---          ---

                       SECURITY FIRST BANK AND SUBSIDIARY

11. INCOME TAXES (CONTINUED)
The components of the deferred income tax assets at December 31, 1998 and 1997 are summarized as follows:

                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred income tax assets:
  Provision for credit losses............................................  $     171  $     274
  Depreciation...........................................................        (40)       (40)
  Accrued expenses.......................................................         40         10
  OREO writedown.........................................................        135        135
  Other..................................................................         56         32
  Net operating loss carryforward........................................      1,282      1,285
                                                                           ---------  ---------
                                                                               1,644      1,696
Valuation allowance......................................................     (1,644)    (1,696)
                                                                           ---------  ---------
Deferred income tax assets...............................................  $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------

A reconciliation of the statutory federal income tax provision at the expected statutory rate compared to the actual income tax provision is as follows (dollars in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                   1998             1997             1996
                                               -------------   --------------   --------------
Expected tax expense (benefit)...............  $167     34.0%  $(610)   (34.0)% $(914)   (34.0)%
State income taxes, net of federal income tax
  benefit....................................    35      7.1%   (106)    (6.0)%   200      7.0%
Recovery from the Department of
  Transportation.............................  (152)   (31.0)%
Assessment of federal taxes for prior
  years......................................    16      3.4%
Other, net...................................     3      0.4%     12      1.0%     43      2.0%
Valuation allowance..........................   (52)   (10.4)%   706     39.0%    669     25.0%
                                               ----  -------   -----  -------   -----  -------
                                               $ 17      3.5%  $   2      0.0%  $   2      0.0%
                                               ----  -------   -----  -------   -----  -------
                                               ----  -------   -----  -------   -----  -------

At December 31, 1998, the Bank had federal and state net operating losses carryforwards of approximately $3,424,000 and $1,090,000, respectively, which will expire in the years 2012 and 2002, respectively. Due to the ownership change which occurred on November 14, 1997 (see Note 1), the annual limitation on these losses that can be utilized to offset future taxable income is approximately $228,000.

12. EMPLOYEE BENEFIT PLAN

    Effective January 1, 1990, the Bank adopted a Profit Sharing Plan and a Cafeteria Plan under Sections 401(k) and 125 of the Internal Revenue Code, respectively. All full-time employees with greater than six months of service are eligible for participation. Vesting in the Profit Sharing Plan is based on years of service, with 100% vesting at the end of five full years of service. No matching contributions were made by the Bank during 1998, 1997 and 1996.

                       SECURITY FIRST BANK AND SUBSIDIARY

12. EMPLOYEE BENEFIT PLAN (CONTINUED)
On July 26, 1996, the Board of Directors of the Bank adopted the 1996 Directors' Stock Option Plan (the "Directors' Plan") and the 1996 Employee Stock Option Plan (the "Employee Plan") (collectively referred to as the "Plans"). The Plans provide for the grant of options to non-employee directors and officers and certain key employees to purchase an aggregate of 1,074,080 and 2,148,160 shares, respectively, of the Bank's common stock, with an exercise price of not less than 100 percent of the fair market value of the Bank's common stock at date of grant. Options will generally expire either five or ten years from the date of grant.

The following is a summary of stock option transactions:

                                                             YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                          1998                     1997
                                                 -----------------------  -----------------------
                                                              WEIGHTED                 WEIGHTED
                                                               AVERAGE                  AVERAGE
                                                   SHARES       PRICE       SHARES       PRICE
                                                 ----------  -----------  ----------  -----------
Outstanding at beginning of year...............   1,315,860   $    0.40
Granted........................................     215,000        0.40    1,315,860   $    0.40
Canceled.......................................    (268,580)       0.40
Exercised......................................
                                                 ----------               ----------
Outstanding at end of year.....................   1,262,280        0.40    1,315,860        0.40
                                                 ----------               ----------
                                                 ----------               ----------
Exercisable at end of year.....................     467,141        0.40      263,172        0.40
                                                 ----------               ----------
                                                 ----------               ----------

The estimated fair value of options granted during 1998 and 1997 was $0.11 and $0.40, respectively, per share.

The Bank applies APB No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under the Plans, the Bank's net income (loss) and income
(loss) per share for the years ended December 31, 1998 and 1997 would have been reduced (increased) to the pro forma amounts indicated below:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Net income (loss):
  As reported..............................................................  $     473  $  (1,796)
  Pro forma................................................................  $     447  $  (1,825)
Basic and diluted earnings (loss) per share:
  As reported..............................................................  $    0.03  $   (0.19)
  Pro forma................................................................  $    0.03  $   (0.20)

Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Bank's stock option awards. These models also require subjective assumptions, including future stock volatility and expected time to exercise, which greatly affect the calculated values. The fair value of options granted under the Plans was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield; a

                       SECURITY FIRST BANK AND SUBSIDIARY

12. EMPLOYEE BENEFIT PLAN (CONTINUED)
volatility of 15% for 1998 and no volatility for 1997; a risk-free interest rate of 6.50% for 1998 and 6.64% for 1997; and an average expected life of five years.

13. COMMON STOCK AND ACCUMULATED DEFICIT

    Under a plan approved by the stockholders and the regulators, the Bank effected a quasi-reorganization as of January 1, 1997. Under the plan, the accumulated deficit of $11,639,000 was eliminated against additional paid-in capital and all valuation allowances were reduced to zero as part of the quasi-reorganization.

During 1996, Pacific Inland Bancorp raised $1,030,000 of net capital through the issuance of convertible debentures issued by Pacific Inland Bancorp. These debentures mature in five years from the issuance date, have an interest rate of 12%, and can be redeemed by cash payment upon regulatory approval or converted into the Bank's common stock. As of December 31, 1998, no debentures have been converted to Bank common stock.

14. BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per share were computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year.

                                                                                      DECEMBER 31, 1998
                                                                           ----------------------------------------
                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                              INCOME        SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
BASIC AND DILUTED EARNINGS PER SHARE--
  Income available to common stockholders................................   $  473,000     16,865,800    $    0.03

                                                                                      DECEMBER 31, 1997
                                                                          -----------------------------------------
                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                             INCOME         SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                          -------------  -------------  -----------
BASIC AND DILUTED LOSS PER SHARE--
  Loss available to common stockholders.................................  $  (1,796,000)    9,241,779    $   (0.19)

                                                                                      DECEMBER 31, 1996
                                                                          -----------------------------------------
                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                             INCOME         SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                          -------------  -------------  -----------
BASIC AND DILUTED LOSS PER SHARE--
  Loss available to common stockholders.................................  $  (2,682,000)     948,954     $   (2.83)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding

                       SECURITY FIRST BANK AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments.

The following methods and assumptions were used to estimate the fair values of financial instruments:

       INVESTMENT SECURITIES--For U.S. government and U.S. government agency securities, fair values are based on market prices. For other investment securities, fair values equal quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

       LOANS--The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

       DEPOSITS--The fair value of demand deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates.

The Bank's balance sheet includes the following financial instruments: cash, due from banks, money market mutual fund, federal funds sold and securities purchased under agreements to resell, interest-bearing deposits with other banks, investment in Federal Reserve Bank stock, accrued interest receivable and accrued interest payable. The Bank considers the carrying amounts of these instruments in the consolidated financial statements to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization for current items, and the yields on long-term notes reflect estimated current market yields.

                       SECURITY FIRST BANK AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The estimated fair values of the Bank's financial instruments at December 31, 1998 are as follows:

                                                                                1998                  1997
                                                                        --------------------  --------------------
                                                                        CARRYING     FAIR     CARRYING     FAIR
                                                                         AMOUNT      VALUE     AMOUNT      VALUE
                                                                        ---------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Financial assets:
  Cash, due from banks and money market mutual fund...................  $   5,928  $   5,928  $   1,665  $   1,665
  Federal funds sold and securities purchased under agreements to
    resell............................................................     13,539     13,539     10,425     10,425
  Interest-bearing deposits with other banks..........................      2,298      2,298      1,999      1,999
  Investment securities available for sale............................        622        622        803        803
  Investment securities held to maturity..............................      2,996      3,006      3,000      3,000
  Investment in Federal Reserve Bank stock............................        191        191         93         93
  Loans receivable....................................................     26,271     26,133     22,118     22,097
  Accrued interest receivable.........................................        229        229        243        243

Financial liabilities:................................................
  Deposits............................................................  $  47,424  $  47,441  $  36,668  $  36,685
  Accrued interest payable............................................         52         52         31         31

Off-balance-sheet liabilities:
  Commitments to extend credit........................................             $   4,114             $   3,776
  Standby letters of credit...........................................                                          50

16. COMMITMENTS AND CONTINGENCIES

    The Bank is a defendant in various litigation matters arising in the normal course of business. In the opinion of management, after consultation with legal counsel, the ultimate outcome of such litigation or any other contingencies would not have a material effect on the Bank's financial position or results of operations.

The Bank was a defendant in an eminent domain proceeding filed by the State of California's Department of Transportation (the "State"). The State sought to acquire real property leased by the Bank that was used as its headquarters office facility. In 1998, the Bank received $369,000, net of legal, accounting, and consulting fees associated with this case, as compensation for its property interest in the building, which is included as a recovery from the Department of Transportation in the accompanying consolidated statements of operations.

In order to meet the financing needs of its customers in the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

The Bank's exposure to credit loss in the event of non-performance by other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.

                       SECURITY FIRST BANK AND SUBSIDIARY

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. The Bank's commitment to extend credit and standby letters of credit are as follows:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Commitment to extend credit................................................  $   4,114  $   3,776
Standby letters of credit..................................................                    50

The Bank had a $1,000,000 unsecured credit line with another bank at December 31, 1998 and 1997. The line is intended to support short-term liquidity. There were no borrowings outstanding against this line as of December 31, 1998 and 1997.

17. REGULATORY MATTERS

    The Bank as a member of the Federal Reserve System is subject to regulation by the Federal Reserve Bank ("FRB") and the California Department of Financial Institutions ("DFI") formerly known as the California State Banking Department ("SBD"). Additionally, the Bank is subject to various regulatory capital requirements administered by these banking agencies. Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Bank are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank has met all capital adequacy requirements to which it is subject.

As of December 31, 1998 and 1997, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank's category.

                       SECURITY FIRST BANK AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

The Bank's actual capital amounts and ratios are presented, as of December 31, 1998 and 1997, in the following table:

AS OF DECEMBER 31, 1998 (DOLLARS IN THOUSANDS):

                                                                         CAPITAL
                                             ACTUAL               ADEQUACY REQUIREMENT
                                             CAPITAL
                                          -------------             ----------------
                                          AMOUNT  RATIO   AMOUNT              RATIO
                                          ------  -----   ------             ------
Total Capital to Risk--
  Weighted Assets.......................  $5,433   17%    $2,564      greater than/equal to 8.0%
Tier I Capital to Risk--
  Weighted Assets.......................   5,027   16%     1,282      greater than/equal to 4.0%
Tier I Capital to Average Assets........   5,027   10%     2,101      greater than/equal to 4.0%


                                                    WELL CAPITALIZED
                                                       REQUIREMENT
                                                   ------------------
                                          AMOUNT              RATIO
                                          ------             -------
Total Capital to Risk--
  Weighted Assets.......................  $3,205     greater than/equal to 10.0%
Tier I Capital to Risk--
  Weighted Assets.......................   1,922      greater than/equal to 6.0%
Tier I Capital to Average Assets........   2,626      greater than/equal to 5.0%

AS OF DECEMBER 31, 1997 (DOLLARS IN THOUSANDS):

                                                                         CAPITAL
                                             ACTUAL               ADEQUACY REQUIREMENT
                                             CAPITAL
                                          -------------             ----------------
                                          AMOUNT  RATIO   AMOUNT              RATIO
                                          ------  -----   ------             ------
Total Capital to Risk--
  Weighted Assets.......................  $4,910   19%    $2,067      greater than/equal to 8.0%
Tier I Capital to Risk--
  Weighted Assets.......................   4,890   19%     1,029      greater than/equal to 4.0%
Tier I Capital to Average Assets........   4,890   12%     1,630      greater than/equal to 4.0%


                                                    WELL CAPITALIZED
                                                       REQUIREMENT
                                                   ------------------
                                          AMOUNT              RATIO
                                          ------             -------
Total Capital to Risk--
  Weighted Assets.......................  $2,584     greater than/equal to 10.0%
Tier I Capital to Risk--
  Weighted Assets.......................   1,544      greater than/equal to 6.0%
Tier I Capital to Average Assets........   2,038      greater than/equal to 5.0%

The Bank received Capital Impairment Orders from the DFI dated February 17, 1995, April 11, 1995, December 1, 1995 and February 8, 1996. The impairments were cured, with the approval of the DFI, by a readjustment of the Bank's accounts in a quasi-reorganization, effected as of January 1, 1997. In the quasi-reorganization, the Bank's accumulated deficit was eliminated by a corresponding reduction of the Bank's contributed capital (see Note 13).

As a result of examinations of the Bank by the FRB and the DFI during 1992 and 1993, Security First Bank consented to enter into Cease and Desist Orders with the FRB, the last of which was dated April 26,1994 (the "FRB Orders"). Similarly, the Bank consented to Final Orders with the DFI, the last of which was dated March 9, 1994 (the "State Orders"). Under the terms of the Orders, the Bank agreed to take various actions and place restrictions on certain aspects of its activities.

As of December 31, 1996, the Bank had achieved substantial compliance with the requirements of the Orders. As of August 4 and November 19, 1997, the State and FRB Orders were removed, respectively, based upon the Bank's undertaking to raise additional capital. The Bank satisfied its undertaking to raise additional capital by the infusion of $2,443,000 on December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The Bank of Orange County:

    We have audited the balance sheet of The Bank of Orange County (the "Bank") as of December 31, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California
February 23, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
The Bank of Orange County
Fountain Valley, California

We have audited the balance sheet of The Bank of Orange County (the "Bank") as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of the Bank of Orange County as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

McGladrey & Pullen LLP
Pasadena, California
February 6, 1998

                           THE BANK OF ORANGE COUNTY

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                1998       1997
                                                                                             ----------  ---------
                                                      ASSETS

Cash and due from banks....................................................................  $    7,226  $   6,423
Federal funds sold.........................................................................      27,500      8,000
                                                                                             ----------  ---------
    Total cash and cash equivalents........................................................      34,726     14,423

Interest-bearing deposits in other financial institutions..................................       1,976      1,976
Investment securities available for sale (Note 2)..........................................      20,275     17,288
Loans receivable, net of allowance of $903 and $737 as of December 31, 1998 and 1997,
  respectively (Notes 3 and 6).............................................................      42,137     37,212
Cash surrender value of life insurance (Note 12)...........................................       2,224        962
Premises and equipment, net (Note 4).......................................................         306        386
Income taxes receivable....................................................................         137
Deferred income tax assets, net (Note 8)...................................................         538        364
Accrued interest receivable................................................................         490        452
Prepaid expenses and other assets..........................................................         213        306
                                                                                             ----------  ---------
TOTAL......................................................................................  $  103,022  $  73,369
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Noninterest-bearing deposits (Notes 5, 6 and 16).........................................  $   61,182  $  35,236
  Interest-bearing deposits (Notes 5 and 6)................................................      32,171     29,902
                                                                                             ----------  ---------
    Total deposits.........................................................................      93,353     65,138

  Accrued interest payable.................................................................         108         77
  Salary continuation plan liability (Note 12).............................................       1,260        175
  Other liabilities........................................................................         572        451
                                                                                             ----------  ---------
    Total liabilities......................................................................      95,293     65,841

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY:
  Common stock - no par value; 1,200,000 shares authorized; 346,372 and 337,663 shares issued and outstanding as of December 31, 1998 and 1997, respectively (Notes 10, 11, 13
    and 16)................................................................................       6,758      6,614
  Contributed capital......................................................................         643        488
  Accumulated other comprehensive income...................................................         144         37
  Retained earnings since December 1, 1996 ($5,592 deficit eliminated on November 30,
    1996)..................................................................................         184        389
                                                                                             ----------  ---------
    Total stockholders' equity.............................................................       7,729      7,528
                                                                                             ----------  ---------
TOTAL......................................................................................  $  103,022  $  73,369
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                       See notes to financial statements.

                           THE BANK OF ORANGE COUNTY

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   1998       1997
                                                                                                 ---------  ---------
INTEREST AND DIVIDEND INCOME:
  Loans, including fees........................................................................  $   3,888  $   3,429
  Investment securities available for sale.....................................................      1,203      1,024
  Federal funds sold...........................................................................        717        431
  Interest-bearing deposits in other financial institutions....................................        114         94
                                                                                                 ---------  ---------
                                                                                                     5,922      4,978
                                                                                                 ---------  ---------
INTEREST EXPENSES:
  NOW and money market accounts................................................................        436        314
  Savings accounts.............................................................................        164        151
  Time certificates of deposit under $100......................................................        287        176
  Time certificates of deposit $100 and over...................................................        231        166
  Other borrowings.............................................................................                    18
                                                                                                 ---------  ---------
                                                                                                     1,118        825
                                                                                                 ---------  ---------

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES.........................................      4,804      4,153

PROVISION FOR CREDIT LOSSES (NOTE 3)...........................................................        120        135
                                                                                                 ---------  ---------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES..........................................      4,684      4,018
                                                                                                 ---------  ---------

NONINTEREST INCOME:
  Service charges and fees.....................................................................        409        435
  Loan referral fees received from an unrelated bank...........................................        142         28
  Increase in cash surrender value of life insurance...........................................        121         56
  Other real estate owned income, net..........................................................                    15
  Gain on sale of SBA loans....................................................................         51         48
  Other operating income.......................................................................         90         45
                                                                                                 ---------  ---------
                                                                                                       813        627
                                                                                                 ---------  ---------
NONINTEREST EXPENSES:
  Salaries and employee benefits (Notes 9 and 16)..............................................      3,045      1,839
  Data and item processing.....................................................................        862        732
  Professional fees (Note 16)..................................................................        654        336
  Occupancy (Notes 4 and 7)....................................................................        339        261
  Equipment (Note 7)...........................................................................        234        159
  Other operating expenses (Notes 6 and 15)....................................................        705        723
                                                                                                 ---------  ---------
                                                                                                     5,839      4,050
                                                                                                 ---------  ---------

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE..............................................       (342)       595

INCOME TAX (BENEFIT) EXPENSE (NOTE 8)..........................................................       (137)       223
                                                                                                 ---------  ---------
NET (LOSS) INCOME..............................................................................  $    (205) $     372
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
BASIC (LOSS) EARNINGS PER SHARE (NOTE 11)......................................................  $   (0.59) $    1.16
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
DILUTED (LOSS) EARNINGS PER SHARE (NOTE 11)....................................................  $   (0.59) $    1.05
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                       See notes to financial statements.

                           THE BANK OF ORANGE COUNTY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  RETAINED
                                           COMMON STOCK                        EARNINGS SINCE   ACCUMULATED OTHER
                                      ----------------------    CONTRIBUTED      DECEMBER 1,      COMPREHENSIVE      COMPREHENSIVE
                                       SHARES      AMOUNT         CAPITAL           1996             INCOME          INCOME (LOSS)
                                      ---------  -----------  ---------------  ---------------  -----------------  -----------------
BALANCE,
  JANUARY 1, 1997...................    313,917   $   6,258                       $      17         $      91
  Comprehensive income--
    Net income......................                                                    372                            $     372
  Other comprehensive loss, net of
    tax--Unrealized loss on
    investment securities available
    for sale, net of tax benefit of
    $22.............................                                                                      (54)               (54)
                                                                                                                           -----
  Comprehensive income..............                                                                                   $     318
                                                                                                                           -----
                                                                                                                           -----
  Stock options exercised...........     23,800         368
  Redemption of fractional shares
    from former stockholders of
    Orange Bancorp..................        (54)         (4)
  Costs associated with
    quasi-reorganization............                     (8)
  Tax benefit from
  quasi-reorganization..............                                   488
                                      ---------  -----------         -----            -----             -----
BALANCE,
  DECEMBER 31, 1997.................    337,663       6,614            488              389                37
  Comprehensive loss--
    Net loss........................                                                   (205)                           $    (205)
  Other comprehensive income, net of
    tax--Unrealized gain on
    investment securities available
    for sale, net of tax expense of
    $71.............................                                                                      107                107
                                                                                                                           -----
  Comprehensive loss................                                                                                   $     (98)
                                                                                                                           -----
                                                                                                                           -----
  Stock options exercised...........      8,720         146
  Redemption of fractional shares
    from former stockholders of
    Orange Bancorp..................        (11)         (2)
  Tax benefit from stock options
    exercised.......................                                   155
                                      ---------  -----------         -----            -----             -----
BALANCE,
  DECEMBER 31, 1998.................    346,372   $   6,758      $     643        $     184         $     144
                                      ---------  -----------         -----            -----             -----
                                      ---------  -----------         -----            -----             -----


                                        TOTAL
                                      ---------
BALANCE,
  JANUARY 1, 1997...................  $   6,366
  Comprehensive income--
    Net income......................        372
  Other comprehensive loss, net of
    tax--Unrealized loss on
    investment securities available
    for sale, net of tax benefit of
    $22.............................        (54)

  Comprehensive income..............

  Stock options exercised...........        368
  Redemption of fractional shares
    from former stockholders of
    Orange Bancorp..................         (4)
  Costs associated with
    quasi-reorganization............         (8)
  Tax benefit from
  quasi-reorganization..............        488
                                      ---------
BALANCE,
  DECEMBER 31, 1997.................      7,528
  Comprehensive loss--
    Net loss........................       (205)
  Other comprehensive income, net of
    tax--Unrealized gain on
    investment securities available
    for sale, net of tax expense of
    $71.............................        107

  Comprehensive loss................

  Stock options exercised...........        146
  Redemption of fractional shares
    from former stockholders of
    Orange Bancorp..................         (2)
  Tax benefit from stock options
    exercised.......................        155
                                      ---------
BALANCE,
  DECEMBER 31, 1998.................  $   7,729
                                      ---------
                                      ---------

                       See notes to financial statements.

                           THE BANK OF ORANGE COUNTY

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                                                  1998       1997
                                                                                                ---------  ---------
NET (LOSS) INCOME.............................................................................  $    (205) $     372
Cash flows from operating activities:
  Provision for credit losses.................................................................        120        135
  Gain on sale of SBA loans...................................................................        (51)       (48)
  Accretion of discounts on investment securities, net........................................        (13)       (40)
  Depreciation and amortization...............................................................        186        130
  Loss from sale of premises and equipment....................................................                     2
  Gain on sale of other real estate owned.....................................................                   (17)
Changes in operating assets and liabilities:
  Income taxes receivable.....................................................................       (137)
  Deferred income taxes, net..................................................................       (245)       133
  Accrued interest receivable.................................................................        (38)       (79)
  Prepaid expenses and other assets...........................................................         93       (103)
  Accrued interest payable....................................................................         31         15
  Salary continuation plan liability..........................................................      1,085         91
  Other liabilities...........................................................................        121        (10)
                                                                                                ---------  ---------
      Net cash provided by operating activities...............................................        947        581
                                                                                                ---------  ---------
Cash flows from investing activities:
  Proceeds from sale of SBA loans.............................................................        623      1,441
  Loans originated for sale...................................................................       (572)    (1,393)
  Net increase in loans.......................................................................     (5,045)    (8,167)
  Purchases of investment securities available for sale.......................................    (10,000)    (7,044)
  Proceeds from maturity of investment securities available for sale..........................      7,000      5,000
  Proceeds from principal collected on investment securities available for sale...............        204         99
  Net increase in interest-bearing deposits in other financial institutions...................                  (399)
  Increase in cash surrender value of life insurance..........................................     (1,262)       (31)
  Purchases of premises and equipment.........................................................       (106)      (243)
  Proceeds from sale of premises and equipment................................................                    10
  Proceeds from sale of other real estate owned...............................................                   496
                                                                                                ---------  ---------
      Net cash used in investing activities...................................................     (9,158)   (10,231)
                                                                                                ---------  ---------
Cash flows from financing activities:
  Net increase in deposits....................................................................     28,215     11,755
  Proceeds from exercise of stock options.....................................................        146        368
  Tax benefit from exercise of stock options..................................................        155
  Redemption of fractional shares.............................................................         (2)        (4)
  Payment of debentures to directors of Orange Bancorp........................................                  (424)
                                                                                                ---------  ---------
      Net cash provided by financing activities...............................................     28,514     11,695
                                                                                                ---------  ---------
  Increase in cash and cash equivalents.......................................................  $  20,303  $   2,045
  Cash and cash equivalents, beginning of year................................................     14,423     12,378
                                                                                                ---------  ---------
  Cash and cash equivalents, end of year......................................................  $  34,726  $  14,423
                                                                                                ---------  ---------
                                                                                                ---------  ---------
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES -
  Tax benefit from quasi-reorganization.......................................................             $     488
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...............................................................................  $   1,087  $     810
  Income taxes paid...........................................................................  $     130  $     238

                       See notes to financial statements.

                           THE BANK OF ORANGE COUNTY

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    The Bank of Orange County (the "Bank") has three offices located in Fountain Valley, Mission Viejo, and Orange, California. The Bank provides a full range of banking services to individual and corporate customers throughout Southern California and is subject to competition from other financial institutions. The Bank predominantly serves professional and small- and medium-sized businesses. The Bank makes loans to borrowers in a number of different industries, the largest of which are the residential and commercial real estate development and medical services industries. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

    The operating results of the Bank are significantly affected by changes in market interest rates and by fluctuations in real estate values. The Bank is also regulated by certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

    CASH AND CASH EQUIVALENTS--For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

    The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The average reserve balance was approximately $946,000 and $817,000 during 1998 and 1997, respectively.

    INVESTMENT SECURITIES--Investment securities available for sale are reported at estimated fair value, with unrealized gains and losses, net of the related tax effect, excluded from operations and reported as a separate component of accumulated other comprehensive income in stockholders' equity. Amortization of premiums and accretion of discounts on debt securities are recorded as yield adjustments on such securities, using a method similar to the effective interest method. The specific identification method is used for the purpose of determining cost in computing realized gains and losses on investment securities sold.

    LOANS RECEIVABLE--Loans receivable, which management has the intent and ability to hold for the foreseeable future or until maturity, are stated at their outstanding principal balance, reduced by an allowance for credit losses, net deferred loan fees or costs on originated loans. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days or more past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against income. Interest income is subsequently recognized only to the extent cash payments are received or the loan has been placed back on accrual status when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

    Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using a method similar to the effective interest method.

    In determining whether a loan is impaired or not, the Bank applies its normal loan review procedures. A loan is impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans for which

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) an insignificant shortfall in amount of payments is anticipated, and the Bank expects to collect all amounts due, are not considered impaired.

    The Bank measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the fair value of the collateral if the loan is collateral dependent, less costs to sell.

    ALLOWANCE FOR CREDIT LOSSES--The allowance for credit losses is established through a provision for credit losses. Loans are charged against the allowance for credit losses when management believes that the collection of the carrying amount is unlikely. The allowance is maintained at a level that management believes will be adequate to absorb inherent losses on existing loans based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, the California Department of Financial Institutions ("DFI") and Federal Deposit Insurance Corporation ("FDIC"), as an integral part of their examination processes, periodically review the Bank's allowance for credit losses. The agencies may require the Bank to make additions to the allowance based on their judgments on information available to them at the time of their examinations.

    TROUBLED DEBT RESTRUCTURED--A loan is considered "troubled debt restructured" when the Bank provides the borrower certain concessions that it would not normally consider. The concessions are provided with the objective of maximizing the recovery of the Bank's investment. Troubled debt restructures include situations in which the Bank accepts a note (secured or unsecured) from a third party in payment of its receivable from the borrower, other assets in payment of the loan, an equity interest in the borrower in lieu of its receivable, or a modification of the terms of the debt including, but not limited to: (i) a reduction in the stated interest rate; (ii) an extension of the maturity date at a stated interest rate lower than the current market for new debt with the similar risks or other terms below market; (iii) a reduction in the face amount of the debt; and/or (iv) a reduction in the accrued interest.

    SALE OF LOANS--From time to time, the Bank sells the guaranteed portion of Small Business Administration ("SBA") loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Bank continues to service the loans, and the buyer receives its pro rata share of principal collected together with interest. The cost allocated to the servicing rights retained has been recognized as a separate asset and is amortized in proportion to and over the period of estimated net servicing income. Servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair value is estimated using discounted cash flows based on current market rates of interest. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Bank stratifies its capitalized servicing rights based on the interest rate and balances of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceeds their fair value.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The gains and losses on sales of loans are calculated on a predetermined formula in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," based on the difference between the selling price and the book value of the loans sold.

    The Bank issues various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans for a period of 90 days after the date of sale, as defined per the applicable agreements. The Bank experienced no losses during the years ended December 31, 1998 and 1997, regarding these representations and warranties.

    Loans held for sale are valued at the lower of cost or fair value. At December 31, 1998, the Bank's management does not have any intent to sell loans, and therefore, no loans are held for sale.

    OTHER REAL ESTATE OWNED--Other real estate owned represents real estate acquired through foreclosure and is recorded at fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for credit losses. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying value or fair value less costs to sell. Any subsequent operating expenses or income reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's initial investment in the property sold.

    PREMISES AND EQUIPMENT--Premises and equipment are recorded at cost less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets, or in the case of leasehold improvements, over the terms of the leases, whichever is shorter. Rates of depreciation and amortization are based on the following estimated useful lives: furniture and equipment, three to six years; and leasehold improvements, the shorter of the useful life or the term of the lease. Expenditures for maintenance and repairs are expensed as incurred, while major improvements, which extend the estimated useful life of an asset, are capitalized. Upon the sale or retirement of assets, the accounts are relieved of the cost and related accumulated depreciation and amortization, and any resultant gain or loss is recognized.

    INCOME TAXES--The Bank records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Recognition of deferred income tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur. At December 31, 1998 and 1997, no valuation allowance was established against the deferred income tax assets because management believes it is more likely than not that the deferred income tax assets will be realized.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LIFE INSURANCE POLICIES--The Bank maintains various insurance policies on the lives of certain key officers and directors. The increase in cash surrender value of such policies is recognized as earnings on cash surrender value of life insurance in the accompanying statements of operations when earned.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--SFAS No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. These standards include the recognition of compensation expense over the vesting period of the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also permits entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net earnings (loss) and pro forma net earning
(loss) per share disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123 in the footnotes to its audited financial statements (see Note 10).

    EARNINGS (LOSS) PER SHARE--Basic earnings (loss) per share exclude the effect of all potentially dilutive securities and is computed by dividing income
(loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from the issuance of common stock that then shared in earnings (see Note 11).

    Potential common shares (in this case the vested portion of the stock options granted) are not included in the denominator of the diluted per share computation when the entity has a loss from continuing operations. Thus, the diluted loss per share is the same as the basic loss per share amount of $(0.59) for 1998 (see Note 11).

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income." Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income, including net income (loss). "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income (loss) as they have been recorded directly in equity under the provisions of other statements issued by the Financial Accounting Standards Board. The Bank presents the comprehensive income disclosure as a part of the statements of changes in stockholders' equity, by identifying each element of other comprehensive income, including net income
(loss). All comparative financial statements presented reflect the application of the provisions of SFAS No. 130.

    RELATED-PARTY TRANSACTIONS--The Bank has entered into certain related-party transactions with its directors, officers, and stockholders in the normal course of business. These transactions are conducted at market terms.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of cash flows. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

    In October 1998, SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," was issued and is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 requires that after securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the Bank's ability and intent to sell or hold those investments. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

    RECLASSIFICATIONS--Certain amounts have been reclassified in the prior year to conform to the financial statement presentation for the current year.

2. INVESTMENT SECURITIES AVAILABLE FOR SALE

    The following table summarizes the Bank's investment securities available for sale as of December 31, 1998:

                                                                           GROSS          GROSS
                                                           AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                             COST          GAINS         LOSSES      FAIR VALUE
                                                          -----------  -------------  -------------  -----------
                                                                              (IN THOUSANDS)
DECEMBER 31, 1998:
  U.S. Treasury securities..............................   $  20,035     $     240                    $  20,275
                                                          -----------        -----                   -----------
                                                          -----------        -----                   -----------

DECEMBER 31, 1997:
  U.S. Treasury securities..............................   $  17,022     $      66      $       5     $  17,083
  Mortgage-backed securities............................         204             1                          205
                                                          -----------        -----            ---    -----------
    Total...............................................   $  17,226     $      67      $       5     $  17,288
                                                          -----------        -----            ---    -----------
                                                          -----------        -----            ---    -----------

    The contractual maturities of investment securities as of December 31, 1998 are shown below. Expected maturities may differ from contractual maturities.

                                                                                    AMORTIZED     FAIR
                                                                                      COST        VALUE
                                                                                   -----------  ---------
                                                                                       (IN THOUSANDS)
Due in one year or less..........................................................   $   8,010   $   8,059
Due after one year through five years............................................      12,025      12,216
                                                                                   -----------  ---------
                                                                                    $  20,035   $  20,275
                                                                                   -----------  ---------
                                                                                   -----------  ---------

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

2. INVESTMENT SECURITIES AVAILABLE FOR SALE (CONTINUED)
    At December 31, 1998 and 1997, investment securities available for sale with a total carrying value of approximately $1,530,000 and $1,725,000, respectively, were pledged by the Bank to secure the Treasury, Tax, and Loan Account.

3. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

    Loans receivable at December 31, 1998 and 1997 are summarized as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Commercial loans..................................................................  $  21,650  $  19,416
Real estate loans.................................................................     13,251      9,673
Installment loans.................................................................      7,478      8,560
Equity lines of credit............................................................        579        350
Real estate construction loans....................................................        158         27
                                                                                    ---------  ---------
                                                                                       43,116     38,026

Deferred loan fees................................................................        (76)       (77)
Allowance for credit losses.......................................................       (903)      (737)
                                                                                    ---------  ---------
Loans receivable, net.............................................................  $  42,137  $  37,212
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    At December 31, 1998 and 1997, the Bank was servicing approximately $1,905,000 and $1,609,000 of SBA loans on behalf of third-party investors, respectively.

    Activities in the allowance for credit losses for the years ended December 31, 1998 and 1997 are summarized as follows:

                                                                                          1998       1997
                                                                                        ---------  ---------
                                                                                           (IN THOUSANDS)
Balance, beginning of year............................................................  $     737  $     781
Provision for credit losses...........................................................        120        135
Charge-offs...........................................................................       (169)      (223)
Recoveries............................................................................        215         44
                                                                                        ---------  ---------
Balance, end of year..................................................................  $     903  $     737
                                                                                        ---------  ---------
                                                                                        ---------  ---------

    The Bank grants commercial, real estate, and consumer loans to customers throughout Southern California. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate market in Southern California. Should the real estate market experience an overall decline in property values and should other events occur, including, but not limited to, adverse economic conditions (which may or may not affect real property values), the ability of borrowers to make timely scheduled principal and interest payments on the Bank's loans may be adversely affected and, in turn, may result in increased delinquencies and foreclosures. In the event of foreclosures under such conditions, the value of the property acquired may be less than the appraised value when the loan was originated and may, in some instances, result in insufficient proceeds upon disposition to recover the Bank's investment in the foreclosed property.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

3. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES (CONTINUED)
    Nonaccrual loans amounted to approximately $120,000 at December 31, 1997. If nonaccrual loans had been current throughout their terms, interest income would have increased by an immaterial amount for the year ended December 31, 1997. There were no nonaccrual loans outstanding at December 31, 1998.

    At December 31, 1998, the Bank had one impaired loan outstanding amounting to $22,000, which had a related allowance for credit losses of $5,000. The impaired loan was collateral-dependent and was measured using the fair value of the collateral. For the year ended December 31, 1998, the Bank recognized interest income on this impaired loan of $3,000. The average outstanding principal balance of impaired loans for the year ended December 31, 1998 was $26,000. There were no impaired loans as of December 31, 1997.

4. PREMISES AND EQUIPMENT

    The major classes of premises and equipment at December 31, 1998 and 1997 are as follows:

                                                                                       1998       1997
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Leasehold improvements.............................................................  $     406  $     406
Furniture and equipment............................................................      1,124      1,081
Automobiles........................................................................         17         17
                                                                                     ---------  ---------
                                                                                         1,547      1,504
Accumulated depreciation and amortization..........................................     (1,241)    (1,118)
                                                                                     ---------  ---------
Premises and equipment, net........................................................  $     306  $     386
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The depreciation and amortization costs included in occupancy expense in the accompanying statements of operations were $186,000 and $130,000 for the years ended December 31, 1998 and 1997, respectively.

5. DEPOSITS

    At December 31, 1998 and 1997, deposits are summarized with balance by category as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Demand deposit accounts...........................................................  $  61,182  $  35,236
NOW and money market accounts.....................................................     17,155     17,272
Savings accounts..................................................................      3,956      4,244
Time certificates of deposit under $100,000.......................................      6,347      4,405
Time certificates of deposit of $100,000 and over.................................      4,713      3,981
                                                                                    ---------  ---------
Total.............................................................................  $  93,353  $  65,138
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

5. DEPOSITS (CONTINUED)
    At December 31, 1998 and 1997, time certificates of deposit accounts are scheduled to mature as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Within one year...................................................................  $  10,113  $   7,854
Within two years..................................................................        885        532
Within three years................................................................
Within four years.................................................................         12
Within five years.................................................................
Thereafter........................................................................         50
                                                                                    ---------  ---------
Total.............................................................................  $  11,060  $   8,386
                                                                                    ---------  ---------
                                                                                    ---------  ---------

6. RELATED PARTIES

    As part of its normal banking activities, the Bank has extended credit to various of its directors and officers. In the opinion of management, all such transactions are on terms similar to those of transactions with nonaffiliated parties. Following is a summary of such loans for the years ended December 31, 1998 and 1997:

                                                                                           1998         1997
                                                                                           -----        -----
                                                                                             (IN THOUSANDS)
Balance, beginning of year............................................................   $      15    $      17
Loans granted or renewed..............................................................                        2
Repayments............................................................................          (6)          (4)
                                                                                               ---          ---
Balance, end of year..................................................................   $       9    $      15
                                                                                               ---          ---
                                                                                               ---          ---

    Deposits from directors, officers, and principal stockholders of the Bank and their related business interests totaled approximately $4,160,000 and $2,750,000 at December 31, 1998 and 1997, respectively.

    As a result of the 1996 merger of the Bank and its former holding company, Orange Bancorp (the "Bancorp"), whereby the Bancorp merged with and into the Bank with the Bank remaining as the surviving entity, the Bank assumed debentures with an interest rate of 8% per annum and a call provision of 133% of face value of the debentures plus any accrued interest unpaid. The debentures, which were due to former directors of the Bancorp, were redeemed in full by the Bank at 133% of the face value during 1997, and the resulting premium of $140,000 was charged to operations in 1997.

7. LEASE OBLIGATIONS

    The Bank leases administrative and office spaces and certain office equipment under noncancelable operating leases. Rental expense was $266,000 and $256,000 for the years ended December 31, 1998 and 1997. Sublease rental income, for which the related lease was terminated in 1997, was $82,000 for the year ended December 31, 1997.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

7. LEASE OBLIGATIONS (CONTINUED)
    As of December 31, 1998, future minimum rental payments required under the operating leases that have a remaining lease term in excess of one year are summarized below:

 YEAR ENDING
DECEMBER 31,
------------------------------------------------------------------------------------------------
  1999..........................................................................................  $     243
  2000..........................................................................................        275
  2001..........................................................................................        125
  2002..........................................................................................         45
                                                                                                  ---------
                                                                                                  $     688
                                                                                                  ---------
                                                                                                  ---------

8. INCOME TAXES

    Income tax (benefit) expense for the years ended December 31, 1998 and 1997 consists of the following:

                                                                                           1998       1997
                                                                                         ---------  ---------
                                                                                            (IN THOUSANDS)
Current provision:
  Federal..............................................................................  $      89  $      34
  State................................................................................         19         56
                                                                                         ---------  ---------
                                                                                               108         90
                                                                                         ---------  ---------

Deferred (benefit) provision:
  Federal..............................................................................       (205)       127
  State................................................................................        (40)         6
                                                                                         ---------  ---------
                                                                                              (245)       133
                                                                                         ---------  ---------
Total..................................................................................  $    (137) $     223
                                                                                         ---------  ---------
                                                                                         ---------  ---------

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

8. INCOME TAXES (CONTINUED)
    The components of the deferred income tax assets and liability at December 31, 1998 and 1997 are summarized as follows:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Deferred income tax assets:
  Provision for credit losses........................................................  $     148  $      88
  Accrued expenses...................................................................        154        188
  Deferred rent......................................................................         46         34
  Depreciation.......................................................................         32         36
  Accrued legal expenses.............................................................          7          7
  Tax credits........................................................................         35
  Net operation loss carryforwards...................................................        226
  Other..............................................................................        (14)        36
                                                                                       ---------  ---------
Deferred income tax assets...........................................................        634        389
Deferred income tax liability -
  Unrealized gain on investment securities available for sale........................        (96)       (25)
                                                                                       ---------  ---------
  Deferred income tax assets, net....................................................  $     538  $     364
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    A reconciliation of the statutory federal income tax (credit) provision at the expected statutory rate compared to the actual income tax (credit) provision for the years ended December 31, 1998 and 1997 is presented as follows:

                                                                                       1998
                                                                               --------------------          1997
                                                                                                     --------------------
                                                                                         (DOLLARS IN THOUSANDS)
Expected tax (benefit) expense at statutory rate.............................  $    (120)       (35)% $     208        35%
State income taxes, net of federal income tax benefit........................        (17)        (5)%        42         7%
Change in valuation allowance................................................                             (662)      (111)%
Quasi-reorganization.........................................................                              488         82%
Net operating loss reduction.................................................                               86         14%
Expiration of tax credits....................................................                               60         10%
Other........................................................................                                1          1%
                                                                               ---------        ---  ---------  ---------
                                                                               $    (137)       (40)% $     223       38%
                                                                               ---------        ---  ---------  ---------
                                                                               ---------        ---  ---------  ---------

9. EMPLOYEE BENEFIT PLAN

    The Bank has a defined contribution retirement plan (the "401(k) Plan"), which meets the requirements of Section 401(k) of the Internal Revenue Code and covers substantially all employees who elect to participate. The Bank's contributions represent a discretionary amount determined each year by the Bank and a matching contribution based on participant contributions which generally is $0.50 to each $1.00 and not to exceed 6% of the participant's contribution. The 401(k) Plan's assets consist principally of marketable securities and mutual funds. The Bank contributed $34,000 and $29,000 to the 401(k) Plan during each of the years ended December 31, 1998 and 1997, respectively.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

10. STOCK OPTION PLAN

    The Bank adopted the 1994 Stock Option Plan (the "Plan"), which provides for granting of stock options to key directors, officers, and employees to purchase shares of the common stock of the Bank with an exercise price not less than the fair market value of the common stock at the grant date. Options granted under the Plan may be either incentive stock options or nonqualified stock options. The Plan is administered by the Board of Directors of the Bank. Options vest at 20% upon grant and 20% per year thereafter, and expire five years from the grant date. In the event of a business combination whereby the Bank becomes a subsidiary of another corporation, which shall be deemed to have occurred if the corporation owns directly or indirectly over 80% of the aggregate voting power of all outstanding common stock of the Bank, all outstanding options granted pursuant to the Plan shall completely vest and become immediately exercisable. At December 31, 1998 and 1997, the Bank has a total of 122,000 common shares authorized for grants of stock options covered under the Plan.

    The following is a summary of stock option transactions for the years ended December 31, 1998 and 1997:

                                                                                  1998                    1997
                                                                         ----------------------  ----------------------
                                                                                     WEIGHTED-               WEIGHTED-
                                                                                      AVERAGE                 AVERAGE
                                                                          SHARES       PRICE      SHARES      SHARES
                                                                         ---------  -----------  ---------  -----------
Outstanding at beginning of year.......................................     89,200   $   16.74      44,000   $   13.88
Granted................................................................      4,000       32.50      69,000       18.13
Exercised..............................................................     (8,720)      16.80     (23,800)      15.49
                                                                         ---------               ---------
Outstanding at end of year.............................................     84,480       17.48      89,200       16.74
                                                                         ---------               ---------
Exercisable at end of year.............................................     84,480       17.48      16,400       15.12
                                                                         ---------               ---------
                                                                         ---------               ---------

    The Bank applies APB No. 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. Had a compensation cost for the Plan been determined, based on the fair value at the grant dates for awards under the Plan, consistent with the method of SFAS No. 123, the Bank's net (loss) income and (loss) earnings per share for the years ended December 31, 1998 and 1997, would have changed to the pro forma amounts indicated below (in thousands, except share data):

                                                                                         1998       1997
                                                                                       ---------  ---------
Net (loss) income:
  As reported........................................................................  $    (205) $     372
  Pro forma..........................................................................  $    (700) $     239
Basic (loss) earnings per share:
  As reported........................................................................  $   (0.59) $    1.16
  Pro forma..........................................................................  $   (2.03) $    0.75

Diluted (loss) earnings per share:
  As reported........................................................................  $   (0.59) $    1.05
  Pro forma..........................................................................  $   (2.03) $    0.68

    Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

10. STOCK OPTION PLAN (CONTINUED)
Bank's stock option awards. These models also require subjective assumptions, including future stock volatility and expected time to exercise, which greatly affect the calculated values. The fair value of options granted under the Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield; a volatility of 15% for 1998 and 14% for 1997; a risk-free interest rate of 6.00% for 1998 and 5.71% for 1997; and an average expected life of five years. The fair values of options granted in 1998 and 1997 were $9.71 and $4.91, respectively. The significant increase in the fair value of options granted from prior year to current year was attributed to the increase in the weighted-average stock market price in 1998.

    The 1998 pro forma compensation cost was calculated based on the fair value at the grant date of the stock options under the Plan, as discussed above, and consideration of all stock options being fully vested at year-end, as a result of the acquisition of the Bank by California Financial Bancorp (see Note 16).

11. BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per share were computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year.

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1998
                                                                           ----------------------------------------
                                                                                           WEIGHTED-
                                                                                            AVERAGE
                                                                               LOSS         SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
Basic loss per share -
  Loss available to common stockholders..................................   $ (205,000)      345,121     $   (0.59)
Effect of dilutive securities -
  Incremental shares from assumed exercise of outstanding options........
Diluted loss per share -
  Loss available to common stockholders..................................   $ (205,000)      345,121     $   (0.59)

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1997
                                                                           ----------------------------------------
                                                                                           WEIGHTED-
                                                                                            AVERAGE
                                                                              INCOME        SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
Basic earnings per share -
  Income available to common stockholders................................   $  372,000       319,520     $    1.16

Effect of dilutive securities -
  Incremental shares from assumed exercise of outstanding options........                     33,515     $   (0.11)
Diluted earnings per share -
  Income available to common stockholders................................   $  372,000       353,035     $    1.05

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

12. COMMITMENTS AND CONTINGENCIES

    The Bank is a defendant in various litigations arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation or any other contingencies would not have a material effect on the Bank's financial position or results of operations.

    In order to meet the financing needs of its customers in the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

    The Bank's exposure to credit loss in the event of non-performance by other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.

    The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1998 and 1997, the Bank's commitment to extend credit, standby letters of credit, and commercial letters of credit are as follows:

                                                                                   1998       1997
                                                                                 ---------  ---------
                                                                                    (IN THOUSANDS)
Commitment to extend credit....................................................  $  11,705  $   9,489
Standby letters of credit......................................................  $     283  $     330
Commercial letters of credit...................................................             $      54

    The Bank had $6,500,000 of unsecured federal fund credit lines with several banks at December 31, 1998 and 1997. The lines are intended to support short-term liquidity. There were no borrowings outstanding against these lines as of December 31, 1998 and 1997.

    The Bank has entered into salary continuation agreements with certain of its executive officers. The agreements provide monthly cash payments to the officers or their beneficiaries in the event of death, beginning in the month after their respective retirement dates or death, and extending for a specified period of years thereafter. In the event the Bank is sold, the executive officer shall be entitled to be paid in cash in a lump sum on the date of the consummation of the sale based on the present value of the aggregate amount of the annual benefit for a period of 15 years in 180 monthly installments. The present value of the amount shall be determined using the long-term monthly applicable federal rate at the time of the consummation of the sale.

    The Bank's present value of liability under the executive salary continuation agreements amounted to $1,260,000 and $175,000 at December 31, 1998 and 1997, respectively. The significant increase in the liability from 1997 to 1998 was attributed to the anticipated sale of the Bank to California Financial Bancorp at the close of business on December 31, 1998 (see Note 16).

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Bank has funded its obligation related to the executive salary continuation agreements through the purchase of single premium life insurance policies. At December 31, 1998 and 1997, the single premium life insurance policies have a total cash surrender value of $2,224,000 and $962,000, respectively.

13. REGULATORY MATTERS

    The Bank is subject to the regulation by the FDIC and the DFI, formerly known as the California State Banking Department. Additionally, the Bank is subject to various regulatory capital requirements administered by these banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Bank are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank has met all capital adequacy requirements to which it is subject.

    As of December 31, 1998 and 1997, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

13. REGULATORY MATTERS (CONTINUED)
    The actual capital amounts (in thousands) and ratios are presented, as of December 31, 1998 and 1997, in the following table:

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                  -----------------
AS OF DECEMBER 31, 1998:                  AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                          -----
Total Capital to Risk-Weighted Assets...  $ 8,282     14.9% $ 4,447                  greater than/equal to8.0%
Tier I Capital to Risk-Weighted
  Assets................................    7,585     13.6%   2,231                  greater than/equal to4.0%
Tier I Capital to Average Assets........    7,585      8.8%   3,448                  greater than/equal to4.0%


                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                             ------------------
AS OF DECEMBER 31, 1998:                        AMOUNT                     RATIO
                                                -------                    ------
Total Capital to Risk-Weighted Assets...        $ 5,558             greater than/equal to10.0%
Tier I Capital to Risk-Weighted
  Assets................................          3,346             greater than/equal to 6.0%
Tier I Capital to Average Assets........          4,310             greater than/equal to 5.0%

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                  -----------------
AS OF DECEMBER 31, 1997:                  AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                          -----
Total Capital to Risk-Weighted Assets...  $ 8,078     17.2% $ 3,752                  greater than/equal to8.0%
Tier I Capital to Risk-Weighted
  Assets................................    7,492     16.0%   1,876                  greater than/equal to4.0%
Tier I Capital to Average Assets........    7,492     10.3%   2,918                  greater than/equal to4.0%


                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                             ------------------
AS OF DECEMBER 31, 1997:                        AMOUNT                     RATIO
                                                -------                    ------
Total Capital to Risk-Weighted Assets...        $ 4,690             greater than/equal to10.0%
Tier I Capital to Risk-Weighted
  Assets................................          2,814             greater than/equal to 6.0%
Tier I Capital to Average Assets........          3,647             greater than/equal to 5.0%

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience, and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    In addition, the fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include other real estate owned and premises and equipment.

    The following methods and assumptions were used to estimate the fair values of financial instruments:

        INVESTMENT SECURITIES--For U.S. Treasury securities, fair values are based on market prices. For other investment securities, fair values equal quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        LOANS--The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed-rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
        DEPOSITS--The fair value of demand deposits, savings deposits, and NOW and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed-maturity time certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on these deposits.

        COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND COMMERCIAL LETTERS OF CREDIT-- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates.

    The estimated fair values of the Bank's financial instruments at December 31, 1998 are as follows:

                                                                                    CARRYING     FAIR
                                                                                     AMOUNT      VALUE
                                                                                    ---------  ---------
Financial assets:
  Cash and due from banks.........................................................  $   7,226  $   7,226
  Federal funds sold..............................................................     27,500     27,500
  Interest-bearing deposits in other financial institutions.......................      1,976      1,976
  Investment securities available for sale........................................     20,275     20,275
  Loans receivable, net of deferred loan fees.....................................     43,040     42,873
  Accrued interest receivable.....................................................        490        490

Financial liabilities:
  Deposits........................................................................  $  93,353  $  93,371
  Accrued interest payable........................................................        108        108

Off-balance-sheet liabilities:
  Commitments to extend credit....................................................             $  11,705
  Standby letters of credit.......................................................                   283

    The Bank's balance sheet includes the following financial instruments: cash and due from banks; federal funds sold; interest-bearing deposits in other financial institutions; accrued interest receivable and accrued interest payable. At December 31, 1998, the Bank considers the carrying amounts of these instruments in the financial statements to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization for current items and the yields on long-term notes reflect estimated current market yields.

    At December 31, 1997, the Bank has determined that carrying value approximates fair value for all financial instruments, including letters of credit and loan commitments.

                           THE BANK OF ORANGE COUNTY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

15. OTHER OPERATING EXPENSES

    For the years ended December 31, 1998 and 1997, other operating expenses consist of the following items:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Courier services and postage.........................................................  $     179  $     143
Business development and promotional expenses........................................        149        117
Stationery and supplies..............................................................         62         82
Communications.......................................................................         52         42
Insurance and surety bond............................................................         47         50
Federal and state assessments........................................................         23         24
Debenture bond redemption (Note 6)...................................................                   140
Other................................................................................        193        125
                                                                                       ---------  ---------
Total................................................................................  $     705  $     723
                                                                                       ---------  ---------
                                                                                       ---------  ---------

16. SUBSEQUENT EVENTS

    Effective on the close of business on December 31, 1998, California Financial Bancorp ("CFB") acquired all of the outstanding shares of The Bank of Orange County's common stock for an aggregate purchase price of $14,873,000. The transaction was accounted for under the purchase method. A deposit account amounting to $13,002,000 at December 31, 1998 was held at the Bank for CFB, which represents a portion of the purchase price. Furthermore, as a result of the acquisition, the Bank incurred additional legal costs and employee compensation costs associated with the executive salary continuation agreements. Additionally, the Bank's 1994 Stock Option Plan was terminated upon acquisition by CFB.

    Effective February 17, 1999, the Bank entered into a Buy-Sell Agreement with Brentwood Bank of California ("Brentwood"), whereby the Bank would acquire a portfolio of construction loans, and the rights to the unamortized deferred loan fees, and certain furniture and fixtures from Brentwood for a total purchase price of $3,376,000. The construction loans are sold by Brentwood to the Bank without recourse and with servicing released to the Bank. The purchase price for the sale of the construction loans and the rights to the deferred loan fees was determined based on the outstanding principal balances of the construction loans at February 16, 1999 of $3,384,000 plus $14,000 of interest accrued on the related loans less deferred loan fees of $39,000. The purchase price of the furniture and fixtures was $17,000. The transaction closed on February 17, 1999.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Downey Bancorp and Subsidiary:

    We have audited the accompanying consolidated balance sheet of Downey Bancorp and Subsidiary (the "Company") as of November 25, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from January 1, 1998 to November 25, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Downey Bancorp and Subsidiary as of November 25, 1998, and the results of their operations and their cash flows for the period from January 1, 1998 to November 25, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California
February 23, 1999

                      INDEPENDENT AUDITOR'S REPORT ON THE
                              FINANCIAL STATEMENTS

To the Board of Directors
Downey Bancorp
Downey, California

We have audited the accompanying consolidated balance sheets of Downey Bancorp and subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Downey Bancorp and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles.

McGladrey & Pullen LLP
Pasadena, California
January 30, 1998

                         DOWNEY BANCORP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    NOVEMBER 25, 1998 AND DECEMBER 31, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                1998       1997
                                                                                              ---------  ---------
                                                      ASSETS
Cash and due from banks.....................................................................  $   4,929  $   2,610
Federal funds sold..........................................................................     23,300      6,500
                                                                                              ---------  ---------
    Total cash and cash equivalents.........................................................     28,229      9,110
Interest-bearing deposits with other banks..................................................        293        190
Investment securities available for sale, at fair value (Note 2)............................        795        599
Investment securities held to maturity, at amortized cost (Note 2)..........................      5,566      7,713
Investment in Federal Reserve Bank stock, at cost...........................................         90         90
Loans receivable, net of allowance for loan losses of $265 in 1998 and 1997 (Notes 3 and
  6)........................................................................................     29,246     29,334
Other real estate owned.....................................................................                    91
Premises and equipment, net (Note 4)........................................................        297        354
Income taxes receivable, net................................................................        143
Deferred income tax asset, net (Note 8).....................................................                     2
Accrued interest receivable.................................................................        271        340
Prepaid expenses and other assets...........................................................        124        132
                                                                                              ---------  ---------
                                                                                              $  65,054  $  47,955
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Interest-bearing deposits (Notes 5 and 6).................................................  $  37,212  $  29,565
  Noninterest-bearing deposits (Notes 5, 6 and 13)..........................................     20,137     11,138
                                                                                              ---------  ---------
    Total deposits..........................................................................     57,349     40,703

  Income taxes payable, net.................................................................                   136
  Deferred income tax liability, net (Note 8)...............................................          7
  Accrued interest and other liabilities....................................................        342        106
                                                                                              ---------  ---------
    Total liabilities.......................................................................     57,698     40,945
                                                                                              ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY:
  Common stock--no par value; 5,000,000 shares authorized; 594,259 and 547,969 shares issued
    and outstanding in 1998 and 1997, respectively (Notes 9, 10, 12 and 13).................      6,010      5,369
  Surplus...................................................................................         14         20
  Accumulated other comprehensive income (loss).............................................          6         (3)
  Retained earnings.........................................................................      1,326      1,624
                                                                                              ---------  ---------
    Total stockholders' equity..............................................................      7,356      7,010
                                                                                              ---------  ---------
TOTAL.......................................................................................  $  65,054  $  47,955
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                See notes to consolidated financial statements.

                         DOWNEY BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 25, 1998
                        AND YEAR ENDED DECEMBER 31, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   1998       1997
                                                                                                 ---------  ---------
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees.............................................................  $   2,577  $   2,941
  Interest-bearing deposits with other banks...................................................         15         11
  Federal funds sold...........................................................................        530        368
  Investment securities available for sale.....................................................         39         35
  Investment securities held to maturity.......................................................        411        562
  Investment in Federal Reserve Bank stock.....................................................          5          5
                                                                                                 ---------  ---------
                                                                                                     3,577      3,922
                                                                                                 ---------  ---------
INTEREST EXPENSE:
  Savings and money market.....................................................................        287        327
  Time certificates of deposit under $100......................................................        325        376
  Time certificates of deposit of $100 and over................................................        461        385
                                                                                                 ---------  ---------
                                                                                                     1,073      1,088
                                                                                                 ---------  ---------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES...........................................      2,504      2,834

PROVISION FOR LOAN LOSSES (Note 3).............................................................                     8
                                                                                                 ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES............................................      2,504      2,826

NONINTEREST INCOME:
  Service charges and fees.....................................................................        169        201
  Other real estate owned income, net..........................................................        118
  Gain on sale of premises and equipment.......................................................         13
  Other income.................................................................................          1          8
                                                                                                 ---------  ---------
                                                                                                       301        209
                                                                                                 ---------  ---------
NONINTEREST EXPENSES:
  Salaries and employee benefits...............................................................      1,192        865
  Professional fees............................................................................        438        205
  Occupancy and premises and equipment (Notes 4 and 7).........................................        314        314
  Data and item processing.....................................................................         59        101
  Business development and promotions..........................................................         64         77
  Office supplies and communications...........................................................         88         78
  Insurance....................................................................................         50         45
  Other operating expenses.....................................................................         61         61
                                                                                                 ---------  ---------
                                                                                                     2,266      1,746
                                                                                                 ---------  ---------
INCOME BEFORE PROVISION FOR INCOME TAXES.......................................................        539      1,289

PROVISION FOR INCOME TAXES (Note 8)............................................................        225        521
                                                                                                 ---------  ---------
NET INCOME.....................................................................................  $     314  $     768
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
BASIC EARNINGS PER SHARE (Note 10).............................................................  $    0.55  $    1.41
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
DILUTED EARNINGS PER SHARE (Note 10)...........................................................  $    0.54  $    1.40
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                See notes to consolidated financial statements.

                         DOWNEY BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 25, 1998
                        AND YEAR ENDED DECEMBER 31, 1997
            (IN THOUSANDS, EXCEPT SHARE DATA AND NET OF TAX AMOUNTS)

                                    COMMON STOCK                                ACCUMULATED OTHER       OTHER
                                --------------------                RETAINED      COMPREHENSIVE     COMPREHENSIVE
                                 SHARES     AMOUNT      SURPLUS     EARNINGS      INCOME (LOSS)        INCOME         TOTAL
                                ---------  ---------  -----------  -----------  -----------------  ---------------  ---------
BALANCE, JANUARY 1, 1997          473,046  $   4,757   $      21    $   1,268       $      (2)                      $   6,044
  Comprehensive income:
    Net income................                                            768                         $     768           768
    Net change in unrealized
      loss on investment
      securities available for
      sale, net of tax of
      $400....................                                                             (1)               (1)           (1)
                                                                                                         ------
    Comprehensive income......                                                                        $     767
                                                                                                         ------
                                                                                                         ------
    8% stock dividend.........     41,288        412                     (412)
    Retirement of common
      stock...................    (10,504)      (106)         (1)                                                        (107)
    Stock options exercised...     44,139        306                                                                      306
                                ---------  ---------       -----   -----------          -----                       ---------
BALANCE, DECEMBER 31, 1997....    547,969      5,369          20        1,624              (3)                          7,010
Comprehensive income:
    Net income................                                            314                         $     314           314
    Net change in unrealized
      gain on investment
      securities available for
      sale, net of tax of
      $7,000..................                                                              9                 9             9
                                                                                                         ------
    Comprehensive income......                                                                        $     323
                                                                                                         ------
                                                                                                         ------
    9% stock dividend.........     48,978        612                     (612)
    Retirement of common
      stock...................     (2,688)       (27)         (6)                                                         (33)
    Tax benefit from stock
      options exercised.......                    56                                                                       56
                                ---------  ---------       -----   -----------          -----                       ---------
BALANCE, NOVEMBER 25, 1998....    594,259  $   6,010   $      14    $   1,326       $       6                       $   7,356
                                ---------  ---------       -----   -----------          -----                       ---------
                                ---------  ---------       -----   -----------          -----                       ---------

                See notes to consolidated financial statements.

                         DOWNEY BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 25, 1998
                        AND YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Net income.....................................................................................  $     314  $     768
Cash flows from operating activities:
  Provision for loan losses....................................................................                     8
  Depreciation and amortization................................................................         63         62
  Accretion of discounts on investment securities, net.........................................         (8)
  Gain on sale of other real estate owned......................................................       (118)
  Gain on sale of premises and equipment.......................................................        (13)
  Amortization of deferred net loan fees.......................................................        (45)       (13)
  Changes in operating assets and liabilities:
    Accrued interest receivable................................................................         69         25
    Income taxes receivable, net...............................................................       (143)
    Income taxes payable, net..................................................................       (136)
    Deferred income taxes......................................................................          2          4
    Prepaid expenses and other assets..........................................................          8        (34)
    Accrued interest and other liabilities.....................................................        236        136
                                                                                                 ---------  ---------
        Net cash provided by operating activities..............................................        229        956
                                                                                                 ---------  ---------
Cash flows from investing activities:
  Net increase in interest-bearing deposits with other banks...................................       (103)
  Net decrease in loans........................................................................        133        450
  Purchases of premises and equipment..........................................................        (13)      (163)
  Proceeds from sale of premises and equipment.................................................         20
  Proceeds from sale of other real estate owned................................................        209
  Purchases of investment securities held to maturity..........................................       (894)    (1,307)
  Purchases of investment securities available for sale........................................       (780)
  Proceeds from maturities of investment securities held to maturity...........................      2,909      2,000
  Proceeds from maturities of investment securities available for sale.........................        600        200
  Principal collected on investment securities held to maturity................................        140         82
                                                                                                 ---------  ---------
        Net cash provided by investing activities..............................................      2,221      1,262
                                                                                                 ---------  ---------
Cash flows from financing activities:
  Net increase (decrease) in deposits..........................................................     16,646       (936)
  Stock options exercised......................................................................                   306
  Tax benefit from stock options exercised.....................................................         56
  Retirement of common stocks..................................................................        (33)      (107)
                                                                                                 ---------  ---------
        Net cash provided by (used in) financing activities....................................     16,669       (737)
                                                                                                 ---------  ---------
Increase in cash and cash equivalents..........................................................     19,119      1,481
Cash and cash equivalents, beginning of period.................................................      9,110      7,629
                                                                                                 ---------  ---------
Cash and cash equivalents, end of period.......................................................  $  28,229  $   9,110
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Supplemental disclosure of noncash investing activities -
  Acquisition of other real estate owned through foreclosure...................................  $      --  $      91
Supplemental disclosure of cash flow information:
  Interest paid................................................................................  $   1,174  $   1,069
  Income taxes paid............................................................................  $     448  $     376

                See notes to consolidated financial statements.

                         DOWNEY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Downey Bancorp is a bank holding company located in Downey, California, providing bank and bank-related services to its commercial and consumer customers through its wholly owned subsidiary, Downey National Bank (the "Bank"), also located in the city of Downey. The Bank grants commercial, residential and consumer loans to customers, substantially all of whom have either a primary or secondary residence or conduct business in the areas in and surrounding Downey, California. The Bank's business is concentrated in Downey and the surrounding communities, and the loan portfolio includes a significant credit exposure to the real estate industry (commercial and residential) of this area. The operating results of the Bank are significantly affected by changes in market interest rates and by fluctuations in real estate values. The Bank is also regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

    BASIS OF PRESENTATION--The consolidated financial statements are prepared in accordance with generally accepted accounting principles and general practices within the banking industry. The following is a summary of significant principles used in the preparation of the accompanying consolidated financial statements. In preparing the consolidated financial statements, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the disclosure of income and expenses for the periods presented in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Downey Bancorp and its wholly owned subsidiary, Downey National Bank (collectively referred herein as the "Company"), and the results of their operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS--For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

    The Company is required to maintain reserve balances in cash with the Federal Reserve Bank. The average reserve balance was approximately $291,000 and $295,000 for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997, respectively.

    INVESTMENT SECURITIES--Investment securities available for sale are reported at estimated fair value, with unrealized gains and losses, net of the related tax effect, excluded from operations and reported as a separate component of other comprehensive income in stockholders' equity. Investment securities held to maturity, which are debt securities that the Company has the positive intent to hold to maturity and the ability to so do, are carried at amortized cost. Amortization of premiums and accretion of discounts on debt securities are recorded as yield adjustments on such securities using a method similar to the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

    LOANS RECEIVABLE--Loans receivable are stated at their outstanding principal balance, reduced by an allowance for credit losses, net deferred loan fees or costs on originated loans. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days or more past due. When interest accrual is discontinued, all unpaid accrued interest is reversed

                         DOWNEY BANCORP AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) against income. Interest income is subsequently recognized only to the extent cash payments are received or the loan has been placed back on accrual status when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

    Nonrefundable fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using a method similar to the effective interest method.

    In determining whether a loan is impaired or not, the Company applies its normal loan review procedures. A loan is impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans for which an insignificant shortfall in amount of payments is anticipated, but the Company expects to collect all amounts due, are not considered impaired.

    The Company measures impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less costs to sell.

    ALLOWANCE FOR LOAN LOSSES--The allowance for loan losses is established through a provision for loan losses. Loans are charged against the allowance for loan losses when management believes that the collection of the carrying amount is unlikely. The allowance is maintained at a level that management believes will be adequate to absorb inherent losses on existing loans based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    The allowance is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, the Federal Reserve Bank, the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation, as an integral part of their examination processes, periodically review the Company's allowance for loan losses. The agencies may require the Company to recognize additions to the allowance based on their judgments on information available at the time of their examinations.

    TROUBLED DEBT RESTRUCTURED--A loan is considered "troubled debt restructured" when the Company provides the borrower certain concessions that it would not normally consider. The concessions are provided with the objective of maximizing the recovery of the Company's investment. Troubled debt restructures include situations in which the Company accepts a note (secured or unsecured) from a third party in payment of its receivable from the borrower, other assets in payment of the loan, an equity interest in the borrower in lieu of its receivable, or a modification of the terms of the debt including, but not limited to: (i) a reduction in the stated interest rate, (ii) an extension of the maturity date at a stated interest rate lower than the current market for new debt with the similar risks or other terms below market, (iii) a reduction in the face amount of the debt, and/or (iv) a reduction in the accrued interest.

    OTHER REAL ESTATE OWNED--Other real estate owned represents real estate acquired through foreclosure and is recorded at fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for credit

                         DOWNEY BANCORP AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) losses. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying value or fair value less costs to sell. Any subsequent operating expenses or income reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's initial investment in the property sold.

    PREMISES AND EQUIPMENT--Premises and equipment are recorded at cost less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Rates of depreciation and amortization are based on the following estimated useful lives: furniture and equipment, three to six years and leasehold improvements, the shorter of the useful life or the term of the lease. Expenditures for maintenance and repairs are expensed as incurred, while major improvements that extend the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, the accounts are relieved of the cost and related accumulated depreciation and amortization, and any resultant gain or loss is recognized.

    INCOME TAXES--The Company records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Recognition of deferred income tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--The Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes financial accounting and reporting standards for stock-based employee compensation plans. These standards include the recognition of compensation expense over the vesting period of the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also permits entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and provide pro forma net earnings (loss) and pro forma net earning (loss) per share disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123 in the footnotes to its audited consolidated financial statements (see Note 9 to the consolidated financial statements).

    EARNINGS PER SHARE--Basic earnings per share exclude the effect of all potentially dilutive securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted from issuance of common stock that then shared in earnings (see Note 10 to the consolidated financial statements).

                         DOWNEY BANCORP AND SUBSIDIARY

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted SFAS
No. 130, REPORTING COMPREHENSIVE INCOME. Under the provisions of SFAS No. 130, an entity that provides a full set of financial statements is required to report comprehensive income in the presentation of its financial statements. The term "comprehensive income" describes the total of all components of comprehensive income, including net income. "Other comprehensive income" refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income as they have been recorded directly in equity under the provisions of other statements issued by the Financial Accounting Standards Board. The Company presents the comprehensive income disclosure as a part of the consolidated statements of changes in stockholders' equity by identifying each element of other comprehensive income, including net income. All comparative consolidated financial statements presented reflect the application of the provisions of SFAS No. 130.

    RELATED PARTY TRANSACTIONS--The Company has entered into certain related party transactions with its directors, officers and stockholders in the normal course of business. These transactions are conducted at market terms.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of cash flows. Management of the Company does not believe the statement will have a material impact on the Company's results of operations or financial position when adopted.

    RECLASSIFICATIONS--Certain amounts have been reclassified in the prior period to conform with the consolidated financial statement presentation for the current period.

2. INVESTMENT SECURITIES

    The following table summarizes the Company's investment securities as of November 25, 1998:

                                                                           GROSS          GROSS
                                                           AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                             COST          GAINS         LOSSES      FAIR VALUE
                                                          -----------  -------------  -------------  -----------
                                                                              (IN THOUSANDS)
Investment securities available for sale -
  Corporate debt securities.............................   $     780     $      15                    $     795
                                                          -----------        -----          -----    -----------
Investment securities held to maturity:
  U.S. and state government and its agencies............       1,229            32      $      14         1,247
  Corporate debt securities.............................       2,794            48              2         2,840
  Municipal obligations.................................       1,543            86                        1,629
                                                          -----------        -----          -----    -----------
Total investment securities held to maturity............       5,566           166             16         5,716
                                                          -----------        -----          -----    -----------
Total...................................................   $   6,346     $     181      $      16     $   6,511
                                                          -----------        -----          -----    -----------
                                                          -----------        -----          -----    -----------

                         DOWNEY BANCORP AND SUBSIDIARY

2. INVESTMENT SECURITIES (CONTINUED)
    The following table summarizes the Company's investment securities as of December 31, 1997:

                                                           AMORTIZED    UNREALIZED     UNREALIZED
                                                             COST          GAINS         LOSSES      FAIR VALUE
                                                          -----------  -------------  -------------  -----------
                                                                              (IN THOUSANDS)
Investment securities available for sale:
  U.S. and state government and its agencies............   $     200     $       1                    $     201
  Corporate debt securities.............................         400                    $       2           398
                                                          -----------        -----          -----    -----------
Total investment securities available for sale..........         600             1              2           599
                                                          -----------        -----          -----    -----------
Investment securities held to maturity:
  U.S. and state government and its agencies............       1,199                            2         1,197
  Corporate debt securities.............................       4,001            35              1         4,035
  Mortgage-backed securities............................         668            11              8           671
  Municipal obligations.................................       1,845            85                        1,930
                                                          -----------        -----          -----    -----------
  Total investment securities held to maturity..........       7,713           131             11         7,833
                                                          -----------        -----          -----    -----------
Total...................................................   $   8,313     $     132      $      13     $   8,432
                                                          -----------        -----          -----    -----------
                                                          -----------        -----          -----    -----------

    The contractual maturities of investment securities as of November 25, 1998, are shown below. Expected maturities may differ from contractual maturities.

                                                                   AVAILABLE FOR SALE       HELD TO MATURITY
                                                                 ----------------------  ----------------------
                                                                  AMORTIZED     FAIR      AMORTIZED     FAIR
                                                                    COST        VALUE       COST        VALUE
                                                                 -----------  ---------  -----------  ---------
                                                                                 (IN THOUSANDS)
Due in one year or less........................................                           $   1,090   $   1,097
Due after one year through five years..........................   $     780   $     795       2,694       2,761
Due after five years through ten years.........................                               1,099       1,167
Due after ten years............................................                                 683         691
                                                                      -----   ---------  -----------  ---------
                                                                  $     780   $     795   $   5,566   $   5,716
                                                                      -----   ---------  -----------  ---------
                                                                      -----   ---------  -----------  ---------

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

    Loans receivable at November 25, 1998 and December 31, 1997, are summarized as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Real estate loans.................................................................  $  23,117  $  24,913
Commercial loans..................................................................      5,183      3,487
Consumer loans....................................................................      1,298      1,299
                                                                                    ---------  ---------
                                                                                       29,598     29,699

Deferred loan fees................................................................        (87)      (100)
Allowance for loan losses.........................................................       (265)      (265)
                                                                                    ---------  ---------
Loans, net........................................................................  $  29,246  $  29,334
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                         DOWNEY BANCORP AND SUBSIDIARY

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
    Activities in the allowance for loan losses for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997, are summarized as follows:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Balance, beginning of period.........................................................  $     265  $     251
Provision for loan losses............................................................                     8
Recoveries...........................................................................                     6
                                                                                       ---------  ---------
Balance, end of period...............................................................  $     265  $     265
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The Company grants commercial, real estate and consumer loans to customers throughout Southern California, primarily in Downey, California. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate market in Southern California. Should the real estate market experience an overall decline in property values and should other events occur, including, but not limited to, adverse economic conditions (which may or may not affect real property values), the ability of borrowers to make timely scheduled principal and interest payments on the Company's loans may be adversely affected, and in turn may result in increased delinquencies and foreclosures. In the event of foreclosures under such conditions, the value of the property acquired may be less than the appraised value when the loan was originated and may, in some instances, result in insufficient proceeds upon disposition to recover the Company's investment in the foreclosed property.

    The Company had no nonaccrual loans, no loans with principal more than 90 days past due and still accruing, and no restructured loans at November 25, 1998 and December 31, 1997.

    At November 25, 1998, loans that were considered impaired totaled $264,000, which had a related allowance for loan losses aggregating to $23,000. Substantially all of the impaired loans were collateral dependent and were measured using the fair value of the collateral. Interest income on impaired loans of $25,000 was recognized for cash payments received in the period from January 1, 1998 to November 25, 1998. The average outstanding principal balance of impaired loans for the period from January 1, 1998 to November 25, 1998 was $266,000. The Company had no impaired loans for the year ended December 31, 1997.

4. PREMISES AND EQUIPMENT

    The major classes of premises and equipment at November 25, 1998 and December 31, 1997 are as follows:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Leasehold improvements...............................................................  $     456  $     456
Furniture and equipment..............................................................        370        403
                                                                                       ---------  ---------
                                                                                             826        859
Less accumulated depreciation and amortization.......................................        529        505
                                                                                       ---------  ---------
Premises and equipment, net..........................................................  $     297  $     354
                                                                                       ---------  ---------
                                                                                       ---------  ---------

                         DOWNEY BANCORP AND SUBSIDIARY

4. PREMISES AND EQUIPMENT (CONTINUED)
    The depreciation and amortization costs included in occupancy expense were $63,000 for the period from January 1, 1998 to November 25, 1998 and $59,000 for the year ended December 31, 1997.

5. DEPOSITS

    At November 25, 1998 and December 31, 1997, deposits are summarized with balance by category as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Demand deposit accounts...........................................................  $  20,137  $  11,138
Savings accounts..................................................................      3,566      3,965
NOW and money market accounts.....................................................     13,854     11,270
Time certificates of deposit under $100,000.......................................      7,628      6,765
Time certificates of deposit of $100,000 and over.................................     12,164      7,565
                                                                                    ---------  ---------
Total.............................................................................  $  57,349  $  40,703
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    At November 25, 1998 and December 31, 1997, time certificates of deposit accounts are scheduled to mature as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Within one year...................................................................  $  19,353  $  13,989
Within two years..................................................................
Within three years................................................................        439        334
Within four years.................................................................                     7
                                                                                    ---------  ---------
Total.............................................................................  $  19,792  $  14,330
                                                                                    ---------  ---------
                                                                                    ---------  ---------

6. RELATED PARTIES

    As part of its normal banking activities, the Company has extended credit to various of its directors and officers. In the opinion of management, all such transactions are on terms similar to those of transactions with nonaffiliated parties. Following is a summary of such loans for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Balance, beginning of period......................................................  $   1,520  $   2,605
Loans granted or renewed..........................................................        180        427
Repayments........................................................................        236      1,512
                                                                                    ---------  ---------
Balance, end of period............................................................  $   1,464  $   1,520
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Deposits held by directors, officers and stockholders amounted to $1,977,000 and $359,000 at November 25, 1998 and December 31, 1997, respectively.

                         DOWNEY BANCORP AND SUBSIDIARY

7. LEASE OBLIGATIONS

    The Company leases administrative and office space under a noncancelable operating lease. Rental expense was $158,000 for the period from January 1, 1998 to November 25, 1998 and $170,000 for the year ended December 31, 1997, and is included in occupancy and premises and equipment in the accompanying consolidated statements of income. During 1997, the Bank had subleased a portion of the office space; however, at December 31, 1997, the sublease was no longer in existence. The total rental income from the sublease was $12,000 for the year ended December 31, 1997.

    As of November 30, 1998, future minimum rental payments required under the operating lease that has a remaining lease term in excess of one year are summarized below in twelve-month periods:

YEAR ENDING
DECEMBER 31,                                                                              (IN THOUSANDS)
----------------------------------------------------------------------------------------  ---------------
 1999...................................................................................     $     174
  2000..................................................................................           174
  2001..................................................................................           174
  2002..................................................................................           174
  2003..................................................................................           174
  Thereafter............................................................................           349
                                                                                                ------
                                                                                             $   1,219
                                                                                                ------
                                                                                                ------

8. INCOME TAXES

    Income tax expense for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997, consists of the following:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Current provision:
  Federal............................................................................  $     162  $     384
  State..............................................................................         61        141
                                                                                       ---------  ---------
                                                                                             223        525
                                                                                       ---------  ---------

Deferred provision (benefit):
  Federal............................................................................          4         (3)
  State..............................................................................         (2)        (1)
                                                                                       ---------  ---------
                                                                                               2         (4)
                                                                                       ---------  ---------
Total................................................................................  $     225  $     521
                                                                                       ---------  ---------
                                                                                       ---------  ---------

                         DOWNEY BANCORP AND SUBSIDIARY

8. INCOME TAXES (CONTINUED)
    The components of the deferred income tax assets and liabilities at November 25, 1998 and December 31, 1997 are summarized as follows:

                                                                                           1998       1997
                                                                                         ---------  ---------
                                                                                            (IN THOUSANDS)
Deferred income tax assets:
  Provision for loan losses............................................................  $      79  $      88
  Depreciation.........................................................................        (20)
  State taxes..........................................................................         50         47
  Other................................................................................                    15
                                                                                         ---------  ---------
  Deferred income tax assets...........................................................        109        150
                                                                                         ---------  ---------
Deferred income tax liabilities:
  Accrual to cash adjustment...........................................................       (107)      (148)
  Unrealized gain on investment securities available for sale..........................         (9)
                                                                                         ---------  ---------
  Deferred income tax liabilities......................................................       (116)      (148)
                                                                                         ---------  ---------
  Deferred income tax (liability) asset, net...........................................  $      (7) $       2
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    A reconciliation of the statutory federal income tax provision at the expected statutory rate compared to the actual income tax provision for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997 is presented as follows:

                                                                          1998                  1997
                                                                  --------------------  --------------------
                                                                                (IN THOUSANDS)
Expected tax benefit............................................  $     183     34.00%  $     451      35.00%
State income taxes, net of federal income tax benefit...........         39      7.24%         92       7.12%
Other, net......................................................          3      0.50%        (22)     (1.70)%
                                                                  ---------  ---------  ---------  ---------
                                                                  $     225     41.74%  $     521      40.42%
                                                                  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------

9. STOCK OPTION PLANS

    At November 25, 1998, the Company had stock options under two plans for certain officers and directors of the Company to purchase shares of the Company's common stock. The two plans are the 1996 Stock Option Plan and 1986 Stock Option Plan (collectively referred herein as the "Plans"). The Company's 1986 Stock Option Plan expired during 1996. Under the 1986 Stock Option Plan, 5,953 and 5,462 of options remained unexercised and outstanding at November 25, 1998 and December 31, 1997, respectively. The increase in stock options under the 1986 Stock Option Plan from 1997 to 1998 was attributed to the 9% stock dividend declared and paid in 1998. Under the Plans, options are granted at an exercise price of not less than fair market value of the common stock at the date of grant. The options become exercisable in equal increments over a five-year period. In the event of a business combination where the Company is acquired, all options granted become fully vested.

    Options under the Plans can be granted as incentive stock options or nonqualified stock options. The Plans expire ten years from the date of adoption. At November 25, 1998 and December 31, 1997, the Company has a total of 155,000 common shares authorized for grants of stock options covered under the Plans.

                         DOWNEY BANCORP AND SUBSIDIARY

9. STOCK OPTION PLANS (CONTINUED)
    The following is a summary of stock option transactions for the Plans during the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997:

                                                                         1998                    1997
                                                                ----------------------  ----------------------
                                                                            WEIGHTED                WEIGHTED
                                                                             AVERAGE                 AVERAGE
                                                                 SHARES       PRICE      SHARES       PRICE
                                                                ---------  -----------  ---------  -----------
Outstanding at beginning of period............................     49,094   $   10.00      54,597   $   10.00
Granted.......................................................                             35,000       10.00
8% stock dividend.............................................                              3,636       10.00
9% stock dividend.............................................      4,417       12.50
Exercised.....................................................                            (44,139)       6.92
                                                                ---------               ---------
Outstanding at period end.....................................     53,511       10.21      49,094       10.00
                                                                ---------               ---------
Exercisable at period end.....................................     53,511       10.21       5,878        8.04
                                                                ---------               ---------
                                                                ---------               ---------

    The Company applies APB No. 25 and related interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share for the period from January 1, 1998 to November 25, 1998 and for the year ended December 31, 1997, would have been reduced to the pro forma amounts indicated below (in thousands, except share data):

                                                                                          1998       1997
                                                                                        ---------  ---------
                                                                                           (IN THOUSANDS)
Net income (loss):
  As reported.........................................................................  $     314  $     768
  Pro forma...........................................................................  $     126  $    (720)

Basic earnings (loss) per share:
  As reported.........................................................................  $    0.55  $    1.41
  Pro forma...........................................................................  $    0.22  $    1.32

Diluted earnings (loss) per share:
  As reported.........................................................................  $    0.54  $    1.40
  Pro forma...........................................................................  $    0.22  $    1.32

    The 1997 pro forma compensation cost for the Company's stock option plans was calculated based on the fair value at the grant date of the stock options under the Plans, consistent with the method of SFAS No. 123. The 1998 pro forma compensation cost was calculated based on the fair value at the grant date of the stock options under the Plans and in consideration of all stock options being fully vested as a result of the acquisition of the Company by California Financial Bancorp (see Note 13 to the consolidated financial statements).

                         DOWNEY BANCORP AND SUBSIDIARY

10. BASIC AND DILUTED EARNINGS PER SHARE

    Basic and diluted earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year.

                                                                  FOR THE PERIOD FROM JANUARY 1, 1998 TO
                                                                            NOVEMBER 25, 1998
                                                                 ----------------------------------------
                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                    INCOME        SHARES       PER SHARE
                                                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                 ------------  -------------  -----------
Basic earnings per share -
  Income available to common stockholders......................   $  314,000       574,847     $    0.55
Effect of dilutive securities -
  Incremental shares from assumed exercise of outstanding
    options....................................................                     10,703     $    0.01
Diluted earnings per share -
  Income available to common stockholders......................   $  314,000       585,550     $    0.54

                                                                          FOR THE YEAR ENDED TO
                                                                            DECEMBER 31, 1997
                                                                 ----------------------------------------
                                                                                 WEIGHTED
                                                                    INCOME     AVERAGE SHARE   PER SHARE
                                                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                 ------------  -------------  -----------
Basic earnings per share -
  Income available to common stockholders......................   $  768,000       544,258     $    1.41
Effect of dilutive securities -
  Incremental shares from assumed exercise of outstanding
    options....................................................                      3,135     $    0.01
Diluted earnings per share -
  Income available to common stockholders......................   $  768,000       547,393     $    1.40

11. COMMITMENTS AND CONTINGENCIES

    The Company is a defendant in various litigation arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation or any other contingencies would not have a material effect on the Company's consolidated financial position or results of operations.

    In order to meet the financing needs of its customers in the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

    The Company's exposure to credit loss in the event of nonperformance by other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.

    The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total

                         DOWNEY BANCORP AND SUBSIDIARY

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. The Company's commitment to extend credit and standby letters of credit at November 25, 1998 and December 31, 1997 are as follows:

                                                                                         1998       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Commitment to extend credit..........................................................  $   3,821  $   1,720
Standby letters of credit............................................................        385        366

12. REGULATORY MATTERS

    The Company, as a Federal Reserve Bank ("FRB") member, is subject to the regulations of the FRB as well as regulations of the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency ("OCC"). Additionally, the Company is subject to various regulatory capital requirements administered by these banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Company must meet specific capital guidelines that involve quantitative measure of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of November 25, 1998 and December 31, 1997, that the Company has met all capital adequacy requirements to which it is subject.

    As of November 25, 1998 and December 31, 1997, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank's category.

                         DOWNEY BANCORP AND SUBSIDIARY

12. REGULATORY MATTERS (CONTINUED)
    The actual capital amounts (in thousands) and ratios are presented, as of November 25, 1998 and December 31, 1997, in the following table:

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                 --------------------
AS OF NOVEMBER 25, 1998:                  AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                         -------
Total Capital to Risk
  Weighted Assets
  Consolidated..........................  $ 7,615    19.07% $ 3,194                  greater than/equal to8.00%
Downey National Bank....................    7,455    18.67%   3,194                  greater than/equal to8.00%

Tier I Capital to Risk
  Weighted Assets
  Consolidated..........................    7,350    18.41%   1,597                  greater than/equal to4.00%
  Downey National Bank..................    7,190    18.01%   1,597                  greater than/equal to4.00%

Tier I Capital to Average
  Assets
  Consolidated..........................    7,350    14.25%   2,063                  greater than/equal to4.00%
  Downey National Bank..................    7,190    13.94%   2,063                  greater than/equal to4.00%

                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                            --------------------
AS OF NOVEMBER 25, 1998:                        AMOUNT                     RATIO
                                                -------                   -------
Total Capital to Risk
  Weighted Assets
  Consolidated..........................                                                  N/A
Downey National Bank....................        $ 3,993            greater than/equal to10.00%
Tier I Capital to Risk
  Weighted Assets
  Consolidated..........................                                                  N/A
  Downey National Bank..................          2,395             greater than/equal to6.00%
Tier I Capital to Average
  Assets
  Consolidated..........................                                                  N/A
  Downey National Bank..................          2,579             greater than/equal to5.00%

                                                                             CAPITAL ADEQUACY
                                           ACTUAL CAPITAL                      REQUIREMENT
                                          ----------------                 --------------------
AS OF DECEMBER 31, 1997:                  AMOUNT    RATIO   AMOUNT                           RATIO
                                          -------  -------  -------                         -------
Total Capital to Risk
  Weighted Assets
  Consolidated..........................  $ 7,279    21.50% $ 2,708                  greater than/equal to8.00%
Downey National Bank....................    6,964    20.57%   2,708                  greater than/equal to8.00%

Tier I Capital to Risk
  Weighted Assets
  Consolidated..........................    7,014    20.72%   1,354                  greater than/equal to4.00%
  Downey National Bank..................    6,699    19.79%   1,354                  greater than/equal to4.00%

Tier I Capital to Average
  Assets
  Consolidated..........................    7,014    14.22%   1,973                  greater than/equal to4.00%
  Downey National Bank..................    6,699    13.58%   1,973                  greater than/equal to4.00%

                                                              WELL CAPITALIZED
                                                                 REQUIREMENT
                                                            --------------------
AS OF DECEMBER 31, 1997:                        AMOUNT                     RATIO
                                                -------                   -------
Total Capital to Risk
  Weighted Assets
  Consolidated..........................                                                  N/A
Downey National Bank....................        $ 3,385            greater than/equal to10.00%
Tier I Capital to Risk
  Weighted Assets
  Consolidated..........................                                                  N/A
  Downey National Bank..................          2,031             greater than/equal to6.00%
Tier I Capital to Average
  Assets
  Consolidated..........................                                                  N/A
  Downey National Bank..................          2,466             greater than/equal to5.00%

13. SUBSEQUENT EVENTS

    Effective on the close of business on November 25, 1998, California Financial Bancorp ("CFB") acquired all of the outstanding shares of Downey Bancorp's common stock for an aggregate purchase price of $11,428,000. The transaction was accounted for under the purchase method. A deposit account amounting to $8,709,000 at November 25, 1998 was held at the Company by CFB, which represents a portion of the purchase price. Furthermore, as a result of the acquisition, the Company incurred additional legal and employee compensation costs. Additionally, the Company's stock option plans were terminated upon acquisition by CFB.

                         DOWNEY BANCORP AND SUBSIDIARY

14. FINANCIAL INFORMATION REGARDING DOWNEY BANCORP ONLY

    At November 25, 1998, the Bancorp had no significant assets or liabilities other than its investment in the Bank. As of November 25, 1998 and December 31, 1997, the Downey Bancorp's (the "Bancorp") investment in the Bank was recorded at $4,196,000 and $6,694,000, respectively. At November 25, 1998, the Bancorp had a demand deposit account and a time certificate of deposit account at the Bank of $158,000 and $160,000, respectively. At December 31, 1997, the Bancorp's demand deposit account and time certificate of deposit account at the Bank were $11,000 and $300,000, respectively. The Bancorp had total expenses of $207,000 for the period from January 1, 1998 to November 25, 1998, which consist mostly of professional fees relating to the acquisition of the Company by CFB. For the year ended December 31, 1997, the Bancorp had total expenses of $13,000.

                               TABLE OF CONTENTS

Exhibit I    Plan of Reorganization and Merger Agreement by and between California Community and California Financial

Exhibit II   Plan of Reorganization and Merger Agreement by and among California Community,
             Orange, and Security First

Exhibit III  Plan of Reorganization and Merger Agreement by and among California Community,
             CalWest, and Business Bank

Exhibit IV   August 26, 1999 Opinion of Carpenter & Company, Financial Advisor to Security
             First

Exhibit V    September 14, 1999 Opinion of The Findley Group, Financial Advisor to Business
             Bank

Exhibit VI   Sections 1300-1312 of the California General Corporation Law

Exhibit VII  Section 214a(b) of the National Bank Act

                                   EXHIBIT I

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT

    This Plan of Reorganization and Merger Agreement (the "Merger Agreement") is entered into as of September 10, 1999 by and between California Community Bancshares, Inc. ("CCB") and California Financial Bancorp ("CFB").

                           RECITALS AND UNDERTAKINGS

A.         CCB is a Delaware corporation with its principal office in San Francisco
           California. As of the date hereof, CCB has 75,000,000 shares of $0.01 par value common stock authorized, and none of such shares are outstanding. As of the date hereof CCB has 25,000,000 shares of preferred stock authorized, none of which are issued and outstanding.

B.         CFB is a California corporation with its principal office in Fountain Valley,
           California. As of the date hereof, CFB has 10,000,000 shares of no par value common stock authorized, and 3,758,100 of such shares are outstanding. As of the date hereof CFB has 10,000,000 shares of no par value preferred stock authorized none of which are outstanding. As of the date hereof, options to purchase 1,262,280 shares of CFB Common Stock are outstanding.

C.         In contemplation of a corporate reorganization (the "Corporate Reorganization") of certain subsidiaries of the California Community Financial Institutions Fund
           Limited Partnership, CCB has entered into this Agreement pursuant to which CFB will be merged with and into CCB (the "Merger").

D.         As a condition to the Merger, Security First Bank ("SFB"), a majority owned subsidiary of CFB, shall be merged with and into The Bank of Orange County, a wholly-owned subsidiary of CFB (the "SFB Merger") pursuant to the Plan of
           Reorganization and Merger Agreement made and entered into as of September 10, 1999
           (the "SFB Agreement"); and National Business Bank "(NBB"), a majority-owned subsidiary of CFB, shall be merged with and into Downey National Bank, a wholly-owned subsidiary of CFB (the "NBB Merger") pursuant to the Plan of
           Reorganization and Merger Agreement made and entered into as of September 14, 1999
           (the "NBB Agreement") (the SFB Merger and the NBB Merger are collectively referred to herein as the "CFB Mergers");

E.         In consideration of the Merger and the CFB Mergers, CCB has agreed to issue shares of its authorized, but unissued common stock, which shares shall be registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a
           Registration Statement to be filed with the Securities and Exchange Commission (the
           "Registration Statement");

F.         The Boards of Directors of CCB and CFB have determined that it would be in the best interests of their respective corporations and shareholders, for CFB to be merged with and into CCB, upon the terms and subject to the conditions set forth in this
           Agreement and in accordance with the California General Corporation Law (the
           "CGCL"), the Delaware General Corporation Law (the "DGCL") and other applicable laws;

G.         The Boards of Directors of CCB and CFB has each approved this Agreement and the transactions contemplated hereby;

H.         Upon consummation of the Merger, CCB will be the surviving corporation.

                                     EX-I-1

                                   AGREEMENT

SECTION 1.  GENERAL

    1.1. THE MERGER. On the Effective Date (as defined hereinbelow), CFB shall be merged with and into CCB, which shall be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation's name shall continue to be California Community Bancshares, Inc.

    1.2. EFFECTIVE DATE. The merger described herein shall become effective, and actions to consummate such merger shall commence, at the close of business on the day upon which an executed counterpart of this Merger Agreement shall have been filed with the Secretary of State of the State of Delaware in accordance with Sections 251 and 252 of the Delaware General Corporation Law and with the Secretary of State of the State of California in accordance with
Section 1108 of the California General Corporation Law (the "Effective Date").

    1.3.  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION. On the Effective Date, the Certificate of Incorporation of CCB, as in effect immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation of the Surviving Corporation until amended; the Bylaws of CCB, as in effect immediately prior to the Effective Date, shall be and remain the Bylaws of the Surviving Corporation until amended.

    1.4. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. On the Effective Date, the directors and officers of CCB immediately prior to the Effective Date shall become the directors and officers of the Surviving Corporation. The directors of the Surviving Corporation shall serve until the next annual meeting of shareholders of the Surviving Corporation or until such time as their successors are elected and qualified.

    1.5.  EFFECT OF THE MERGER.

        (a) ASSETS AND RIGHTS. On the Effective Date and thereafter, all rights, privileges, franchises and property of CCB and CFB and all debts and liabilities due or to become due to CCB and CFB including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by CCB or CFB.

        (b) LIABILITIES. On the Effective Date and thereafter, all debts, liabilities and obligations due or to become due from, and all claims and demands for any cause existing against, CCB and CFB shall be and become the debts, liabilities or obligations of, or the claims or demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

        (c) CREDITORS' RIGHTS AND LIENS. On the Effective Date and thereafter, all rights of creditors of CCB and CFB and all liens upon the property of CCB and CFB shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

        (d) PENDING ACTIONS. On the Effective Date and thereafter, any action or proceeding pending by or against CCB or CFB shall not be deemed to have abated or been discontinued, but may be pursued to judgment with full right to appeal or review. Any such action or proceeding may be pursued as if the merger described herein had not occurred, or with the Surviving Corporation substituted in place of CCB or CFB as the case may be.

    1.6. FURTHER ASSURANCES. CCB and CFB each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds and other

                                     EX-I-2
instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Section 1, or otherwise to carry out the intent and purposes of this Merger Agreement.

SECTION 2.  STOCK OF THE SURVIVING CORPORATION

    2.1. STOCK OF CFB. (a) On the Effective Date, each share of common stock of CFB issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger described herein, be deemed to be exchanged for and converted into 1.9909 share(s) of fully paid and nonassessable common stock of CCB (the "Exchange Ratio"). At and after the Effective Date, no transfer of CFB Common Stock outstanding prior to the Effective Date shall be made on the stock transfer books of the Surviving Corporation and the certificates which immediately prior to the Effective Date represented issued and outstanding shares of CFB Common Stock shall be deemed by the Surviving Corporation to represent shares of CCB Common Stock.

    (b) At the Effective Time, the obligations under the CFB Stock Option Plan shall be assumed by CCB. At the Effective Time, options to purchase shares of CFB Common Stock issued pursuant to the CFB Stock Option Plan that are outstanding shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of CCB Common Stock the option holder would have received pursuant to the Merger if he or she had exercised all his or her options immediately prior thereto. Except as noted above each CFB stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable on the Effective Time.

    (c) Notwithstanding the above, CCB and CFB agree that options to purchase CFB common stock granted to directors of Downey National Bank will be accelerated prior to the Effective time to allow the exercise of 25% of the options granted to each Downey National Bank Director.

    2.2. STOCK OF CCB. On the Effective Date, each share of common stock of CCB issued and outstanding immediately prior to the Effective Date shall, continue to remain an outstanding share of common stock of the Surviving Corporation.

    2.3. EXCHANGE OF STOCK BY CFB SHAREHOLDER. (a) On the Effective Date or as soon as practical thereafter, in order to effectuate the exchange and conversion specified in Section 2.1, the shareholder of CFB of record immediately prior to the Effective Date shall be allocated and entitled to receive for each share of common stock of CFB then held by it a certificate for 1.9909 share(s) of common stock of CCB.

    (b) FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of CCB Common Stock shall be issued to holders of shares of CFB Common Stock. In lieu thereof, at the Effective Time each such holder entitled to a fraction of a share of CCB Common Stock shall receive, at the time of surrender of the CFB Certificates, an amount in cash equal to $12.69 per share, multiplied by the fraction of a share of CCB Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

SECTION 3.  APPROVALS

    3.1. SHAREHOLDER APPROVAL. This Merger Agreement shall be submitted to the sole shareholder of CCB and CFB for ratification and confirmation in accordance with applicable provisions of law.

                                     EX-I-3

    3.2. REGULATORY APPROVALS. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the merger described herein to be consummated, including without limitation the consents and approvals referred to in Sections 4.1(b), 4.1(c) and 4.1(d).

SECTION 4.  CONDITIONS PRECEDENT, TERMINATION AND PAYMENT OF EXPENSES

    4.1. CONDITIONS PRECEDENT TO THE MERGER. Consummation of the Merger is conditioned upon the following:

        (a) Ratification and confirmation of this Merger Agreement by the shareholders of CCB and CFB in accordance with applicable provisions of law;

        (b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the Merger to be consummated, including without limitation: approval from the Commissioner of Financial Institutions of the State of California pursuant to Section 700 et seq. of the California Financial Code, approval from the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956, approval, if required, from the California Commissioner of Corporations under the California Corporate Securities Law of 1968 with respect to the securities of the CCB issuable upon consummation of the Merger, and declaration as effective by the Securities and Exchange Commission of the Registration Statement under the 1933 Act with respect to the securities of CCB issuable upon consummation of the Merger;

        (c) There shall have been received (unless waived by each of the parties hereto) an opinion in form and substance satisfactory to each of the parties hereto and their counsel, with respect to the tax consequences to the parties and their shareholder of the merger described herein;

        (d) Procuring all consents or approvals, governmental or otherwise, which in the opinion of counsel for CCB and CFB are or may be necessary to permit or to enable the Surviving Corporation to conduct, upon and after the Merger, all or any part of the businesses and other activities that CCB engages in immediately prior to the Merger, in the same manner and to the same extent that CFB engaged in such businesses and other activities immediately prior to the Merger; and

        (e) Performance by each of the parties hereto of all obligations under this Merger Agreement which are to be performed prior to the consummation of the Merger.

    4.2. TERMINATION OF THE MERGER. Notwithstanding that this may have already been approved by the sole shareholder of CCB and CFB, this Agreement may be terminated prior to the Effective Time:

        (1) By mutual written consent of the Board of Directors of CFB and CCB;

        (2) In the event that any condition specified in Section 4.1 cannot be fulfilled, or prior to the Effective Date the Board of Directors of either of the parties hereto reaches any of the following determinations:

           (a) Any action, suit, proceeding or claim relating to the Merger, whether initiated or threatened, makes consummation of the Merger inadvisable; or

           (b) Consummation of the Merger is inadvisable for any other reason;

        (3) By either party if the Merger has not been consummated by January 31, 1999.

    4.3 EFFECT OF TERMINATION. Upon termination, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination

                                     EX-I-4
thereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or shareholders.

    4.4 EXPENSES OF THE MERGER. All of the expenses of the Merger, including without limitation filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne by the Surviving Corporation; provided, however, that if the Merger is abandoned for any reason, then all of such expenses shall be paid by CFB.

SECTION 5.  MISCELLANEOUS

    5.1 The Agreement is and will be maintained on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is One Maritime Plaza, Suite 825, San Francisco, California 94111.

    5.2 The Agreement between the parties to the Merger has been approved, adopted, certified, executed and acknowledged by each of CCB and CFB pursuant to
Section 252 of the DGCL, and executed by the parties in accordance with the requirements of Chapter 12 of the CGCL.

    5.3 The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CFB, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceedings to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and directs the Secretary of State of the State of Delaware to mail copies of such process to the following address: One Maritime Plaza, Suite 825, San Francisco, California 94111.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                CALIFORNIA COMMUNITY BANCSHARES, INC.

                                By:             /s/ RONALD W. BACHLI
                                     -----------------------------------------
                                            Ronald W. Bachli, PRESIDENT

                                By:             /s/ J. THOMAS BYROM
                                     -----------------------------------------
                                        J. Thomas Byrom, ASSISTANT SECRETARY

                                CALIFORNIA FINANCIAL BANCORP

                                By:             /s/ HARVEY FERGUSON
                                     -----------------------------------------
                                             Harvey Ferguson, PRESIDENT

                                By:             /s/ KIMBERLY JARDIN
                                     -----------------------------------------
                                             Kimberly Jardin, SECRETARY

                                     EX-I-5

                          CALIFORNIA FINANCIAL BANCORP

                           CERTIFICATE OF APPROVAL OF

                              AGREEMENT OF MERGER

    The undersigned hereby certify as follows:

        (1) They are the President and Secretary, respectively, of California Financial Bancorp, a California corporation ("CFB).

        (2) The Agreement of Merger in the form attached was duly approved by the Board of Directors of CFB.

        (3) The Agreement of Merger has been duly approved by shareholders holding 100% of the outstanding shares. The corporation has only one class
    of shares and the number outstanding is             .

------------------------------
Harvey Ferguson, PRESIDENT

------------------------------
Kimberly Jardin, SECRETARY

    The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

    Executed at Fountain Valley, California, on             , 1999.

------------------------------
Harvey Ferguson, PRESIDENT

------------------------------
Kimberly Jardin, SECRETARY

                                     EX-I-6

                     CALIFORNIA COMMUNITY BANCSHARES, INC.

                           CERTIFICATE OF APPROVAL OF

                              AGREEMENT OF MERGER

    The undersigned hereby certify as follows:

        (1) They are the President and Secretary, respectively, of California Community Bancshares, Inc., a Delaware corporation ("CCB")

        (2) The Agreement of Merger in the form attached was duly approved by the Board of Directors of CCB.

        (3) The Agreement of Merger has been duly approved by shareholders holding 100% of the outstanding shares. The corporation has only one class
    of shares and the number outstanding is             .

------------------------------
Ronald W. Bachli., PRESIDENT

------------------------------
Anita L. Storrs, SECRETARY

    The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

    Executed at San Francisco, California, on             , 1999.

------------------------------
Ronald W. Bachli., PRESIDENT

------------------------------
Anita L. Storrs, SECRETARY

                                     EX-I-7

                                   EXHIBIT II

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                     CALIFORNIA COMMUNITY BANCSHARES, INC.

                           THE BANK OF ORANGE COUNTY

                                      AND

                              SECURITY FIRST BANK

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
     ARTICLE 1.  TRANSACTIONS.............................................................................  II-3
           1.1.  Stock Conversion.........................................................................  II-3
           1.2.  Fractional Shares........................................................................  II-3
           1.3.  Reductions of Capital....................................................................  II-3
           1.4.  The Merger...............................................................................  II-3
           1.5.  SFB Stock Options and Other Stock Rights.................................................  II-3
           1.6.  Surrender of Shares of SFB Common Stock..................................................  II-4
           1.7.  No Further Transfers of Shares of SFB Common Stock.......................................  II-5
           1.8.  Certain Effects of the Merger............................................................  II-5
           1.9.  Closing Date and Transactions Contemplated by this Agreement.............................  II-5
          1.10.  Regulatory Approvals.....................................................................  II-5
          1.11.  Further Action...........................................................................  II-6

     ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF SFB....................................................  II-6
           2.1.  Organization, Corporate Power, Etc.......................................................  II-6
           2.2.  Authorizations and Approvals; Binding Obligation.........................................  II-6
           2.3.  Capitalization...........................................................................  II-7
           2.4.  Financial Statements.....................................................................  II-7
           2.5.  Joint Proxy Statement/Prospectus; Regulatory Applications................................  II-8
           2.6.  Books and Records........................................................................  II-8
           2.7.  Title to Assets..........................................................................  II-8
           2.8.  Legal Proceedings and Agreements with Banking Authorities................................  II-8
           2.9.  Compliance with Laws and Regulations.....................................................  II-8
          2.10.  Performance of Obligations...............................................................  II-9
          2.11.  Employees................................................................................  II-9
          2.12.  Absence of Certain Changes...............................................................  II-9
          2.13.  Undisclosed Liabilities..................................................................  II-9
          2.14.  Accuracy and Current Status of Information Furnished.....................................  II-10
          2.15.  Facts Affecting Regulatory Approvals or Consents.........................................  II-10
          2.16.  Vote Requirement.........................................................................  II-10
          2.17.  Effective Date of Representations, Warranties, Covenants and Agreements..................  II-10

     ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF CCB....................................................  II-10
           3.1.  Organization, Corporate Power, Etc.......................................................  II-10
           3.2.  Authorizations and Approvals; Binding Obligation.........................................  II-10
           3.3.  Litigation...............................................................................  II-10
           3.4.  Joint Proxy Statement/Prospectus and Applications........................................  II-11
           3.5.  Facts Affecting Regulatory Approvals or Consents.........................................  II-11
           3.6.  Accuracy; Completeness of Information....................................................  II-11

     ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BOC....................................................  II-12
           4.1.  Organization, Corporate Power, Etc.......................................................  II-12
           4.2.  Authorizations and Approvals; Binding Obligation.........................................  II-12
           4.3.  Litigation...............................................................................  II-12
           4.4.  Joint Proxy Statement/Prospectus and Applications........................................  II-13
           4.5.  Financial Statements.....................................................................  II-13
           4.6.  Facts Affecting Regulatory Approvals or Consents.........................................  II-13
           4.7.  Accuracy; Completeness of Information....................................................  II-13

                                                                                                              PAGE
                                                                                                            ---------
     ARTICLE 5.  COVENANTS................................................................................  II-13
           5.1.  Access...................................................................................  II-13
           5.2.  Negative Covenants of SFB Prior to Closing...............................................  II-14
           5.3.  Affirmative Covenants of SFB Prior to Closing............................................  II-14
           5.4.  Conduct of CCB and BOC Prior to Closing..................................................  II-15
           5.5.  Affirmative Covenants of CCB and BOC Prior to Closing....................................  II-16
           5.6.  Mutual Covenants of SFB, BOC and CCB.....................................................  II-17

     ARTICLE 6.  CONDITIONS PRECEDENT TO CONTEMPLATED TRANSACTIONS........................................  II-17
           6.1.  General Conditions.......................................................................  II-17
           6.2.  Conditions to Obligations of CCB and BOC.................................................  II-18
           6.3.  Conditions to Obligations of SFB.........................................................  II-19

     ARTICLE 7.  TERMINATION..............................................................................  II-19
           7.1.  Termination of this Agreement............................................................  II-19

     ARTICLE 8.  GENERAL PROVISIONS.......................................................................  II-20
           8.1.  Indemnification..........................................................................  II-20
           8.2.  Notices..................................................................................  II-21
           8.3.  Complete Agreement; Modifications........................................................  II-22
           8.4.  Further Actions..........................................................................  II-22
           8.5.  Assignment...............................................................................  II-22
           8.6.  Successors and Assigns...................................................................  II-22
           8.7.  Severability.............................................................................  II-22
           8.8.  Extension Not a Waiver...................................................................  II-23
           8.9.  Time of Essence..........................................................................  II-23
          8.10.  No Third Party Beneficiaries.............................................................  II-23
8.11...........  Attorneys' Fees..........................................................................  II-23
          8.12.  Headings.................................................................................  II-23
          8.13.  References...............................................................................  II-23
          8.14.  Counterparts.............................................................................  II-23
          8.15.  Applicable Law...........................................................................  II-23
          8.16.  Effect of Disclosure.....................................................................  II-23
          8.17.  Publicity................................................................................  II-23
          8.18.  Knowledge of the Parties.................................................................  II-23
          8.19.  Survival of Representations and Warranties...............................................  II-23

                                   APPENDICES

APPENDIX A  Agreement of Merger by and between CCB, BOC and SFB

APPENDIX B  Form of Opinion of Lillick & Charles LLP

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                     CALIFORNIA COMMUNITY BANCSHARES, INC.

                           THE BANK OF ORANGE COUNTY

                                      AND

                              SECURITY FIRST BANK

    This Plan of Reorganization and Merger Agreement (the "Agreement") is made and entered into as of September 10, 1999 by and among California Community Bancshares, Inc. ("CCB"), The Bank of Orange County ("BOC"), and Security First Bank ("SFB").

                                    RECITALS

A.         In contemplation of a corporate reorganization (the "Corporate Reorganization") of certain subsidiaries of the California Community Financial Institutions Fund
           Limited Partnership, CCB has entered into a Plan of Reorganization and Merger
           Agreement (the "Holding Company Agreement") as of September 10, 1999 pursuant to which California Financial Bancorp ("CFB") will be merged with and into CCB, with
           CCB as the surviving entity (the "Holding Company Merger");

B.         As a condition to the Holding Company Merger, SFB shall be merged with and into BOC pursuant to this Agreement ("the Merger"); and National Business Bank ("NBB"), a
           majority-owned subsidiary of CFB, shall be merged with and into Downey National
           Bank ("DNB"), a wholly-owned subsidiary of CFB, (the "NBB Merger") pursuant to the
           Plan of Reorganization and Merger Agreement made and entered into as of September
             , 1999 (the "NBB Agreement") (the Merger and the NBB Merger are collectively referred to herein as the "Bank Mergers");

C.         In consideration of the Holding Company Merger and the Bank Mergers, CCB has agreed to issue shares of its authorized, but unissued common stock pursuant to a
           Registration Statement to be filed with the Securities and Exchange Commission (the
           "Registration Statement");

D.         The Boards of Directors of CCB, BOC, and SFB have determined that it would be in the best interests of their respective corporations and shareholders, for SFB to be merged with and into BOC, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California General Corporation Law (the
           "Corporation Law"), the Financial Code of the State of California (the "Financial
           Code") and other applicable laws;

E.         The Boards of Directors of CCB, BOC, and SFB has each approved this Agreement and the transactions contemplated hereby;

F.         The Boards of Directors of CCB, BOC, and SFB have resolved to recommend approval of the merger of SFB and BOC to their respective shareholders, if required by law;

G.         Upon consummation of the Merger, BOC will be the surviving entity (the "Surviving
           Entity") and upon consummation of the Holding Company Merger BOC shall be the wholly-owned subsidiary of CCB;

H.         In consideration of the Merger, CCB shall issue 0.0938 share of its common stock
           (the "CCB Common Stock") for each share of SFB Common Stock held at the Effective
           Time (the "Exchange Rate") and options to purchase shares of SFB Common Stock issued pursuant to SFB's stock option plans that are outstanding;

                                    EX-II-2

I.         In connection with the Merger, each of BOC and SFB shall immediately prior to the
           Effective time have obtained the approval of all appropriate regulators to effectuate, and upon consummation of the Merger shall effectuate, a reduction of capital through a distribution of cash to CCB in amounts approved by such regulatory authorities.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE 1. TRANSACTIONS

    1.1. STOCK CONVERSION. In consideration of the Merger, immediately upon the Effective Time of the Merger (all as defined in Section 1.4 hereof), each share of SFB Common Stock outstanding at the Effective Time (except for shares of SFB Common Stock which come within the definition of "dissenting shares" as defined in Section 1300 of the Corporation Law ("Dissenting Shares")) shall by virtue of the Merger and upon surrender of the certificates representing such shares, without any action on the part of the holder thereof, be converted into the right to receive 0.0938 shares of CCB Common Stock.

    1.2. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of CCB Common Stock shall be issued to holders of shares of SFB Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of CCB Common Stock shall receive, at the time of surrender of the SFB Certificates, an amount in cash equal to $0.6229 of CCB Common Stock at the Effective Time, multiplied by the fraction of a share of CCB Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

    1.3. REDUCTIONS OF CAPITAL. Immediately prior to the Effective Time, BOC and SFB shall have obtained the approval of all appropriate regulators to effectuate, and upon consummation of the Merger shall effectuate, a reduction of capital through a distribution of cash to CCB in amounts approved by such regulatory authorities (the "Capital Reductions");

    1.4. THE MERGER. SFB shall be merged with and into BOC, with BOC being the Surviving Entity, by a statutory merger in accordance with the Corporation Law and the Financial Code, on the terms and subject to the conditions set forth herein and pursuant to an Agreement of Merger in the form attached hereto as Appendix A (the "Agreement of Merger"). The Merger shall be effective at the time (the "Effective Time") at which the Agreement of Merger (together with any other documents required by law to effectuate the Merger) certified by California Department of Financial Institutions (the "DFI") shall have been filed with the Secretary of State of the State of California (the "Secretary of State") at which time SFB shall cease to exist and BOC shall be the Surviving Entity.

    1.5.  SFB STOCK OPTIONS AND OTHER STOCK RIGHTS.

        1.5.1. Schedule 1.5(a) sets forth all outstanding options to purchase shares of SFB Common Stock ("SFB Stock Option(s)") under the SFB Employee Stock Option Plan and the SFB Director Stock Option Plan (the "SFB Stock Option Plans"; Schedule 1.5(b) sets forth all of the Pacific Inland Bancorp debentures convertible into SFB Common Stock outstanding as of the date of this Agreement.

        1.5.2. SFB STOCK OPTIONS. At the Effective Time, the obligations under the SFB Stock Option Plans shall terminate.

        1.5.3. CONVERTIBLE DEBENTURES. At the Effective Time, SFB's obligations under the Convertible Debentures shall be assumed by CCB. At the Effective Time, SFB Common Stock issuable pursuant to Convertible Debentures that are outstanding shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted

                                    EX-II-3
    conversion price (which shall equal the conversion price per share for shares issuable under the Debentures immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of CCB Common Stock the debenture holder would have received pursuant to the Merger if he or she had exercised all his or her debentures immediately prior thereto.

        1.5.4. CAPITAL APPRECIATION RIGHTS. At the Effective Time of the Merger, all rights pursuant to SFB's outstanding Capital Appreciation Rights shall remain outstanding through December 31, 1999. At the Effective Time, SFB Common Stock becomes issuable pursuant to the Capital Appreciation Rights that are outstanding shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted conversion price (which shall equal the conversion price per share for shares issuable under the Capital Appreciation Rights immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of CCB Common Stock the Capital Appreciation Rights holder would have received pursuant to the Merger if he or she had exercised all his or her Capital Appreciation Rights immediately prior thereto.

    1.6.  SURRENDER OF SHARES OF SFB COMMON STOCK.

        1.6.1. Prior to the Effective Time, CCB shall appoint a bank or trust company (having capital of at least $50 million) mutually acceptable to SFB and CCB, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the CCB Common Stock, and at and after the Effective Time, CCB shall issue and deliver to the Exchange Agent certificates representing the shares of CCB Common Stock, as shall be required to be delivered to holders of shares of SFB Common Stock as shall be required to be delivered to holders of shares of SFB Common Stock pursuant to Section 1.1 of this Agreement. As soon as practicable after the Effective Time, each holder of shares of SFB Common Stock converted pursuant to Section 1.1. upon surrender to the Exchange Agent of one or more SFB Certificates for cancellation, will be entitled to receive a certificate representing the number of shares of CCB Common Stock determined in accordance with Section 1.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 1.2.

        1.6.2. No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of CCB Common Stock after the Effective Time will be paid to persons entitled to receive such certificates for shares of CCB Common Stock until such persons surrender their SFB Certificates. Upon surrender of such SFB Certificate, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of CCB Common Stock as to which the record date and payment date occurred on or after the Effective Time and on or before the date of surrender.

        1.6.3. If any certificate for shares of CCB Common Stock is to be issued in a name other than that in which the SFB Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of CCB Common Stock in a name other than the registered holder of the SFB Certificate surrendered, or such persons shall establish to the satisfaction of CCB and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

        1.6.4. All dividends or distributions, and any cash to be paid in lieu of fractional shares pursuant to Section 1.2, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered SFB Certificates representing shares of SFB Common Stock and unclaimed at the end of one year from the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to CCB, and after such time any holder of a SFB Certificate who has not surrendered such SFB Certificate to the Exchange Agent shall,

                                    EX-II-4
    subject to applicable law, look as a general creditor only to CCB for payment or delivery of such dividends or distributions or cash, as the case may be.

    1.7. NO FURTHER TRANSFERS OF SHARES OF SFB COMMON STOCK. At the Effective Time the stock transfer books of SFB shall be closed and no transfer of shares of SFB Common Stock theretofore outstanding shall thereafter be made.

    1.8. CERTAIN EFFECTS OF THE MERGER. The Articles of Incorporation and Bylaws of BOC as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Entity following the Merger. The members of the Board of Directors of the Surviving Entity immediately after the Effective Time shall be the persons listed as such in the Agreement of Merger. At the Effective Time, the separate existence of SFB shall cease, and SFB shall be merged into BOC which, as the Surviving Entity, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public or of a private nature, of each of SFB and BOC, shall be subject to all restrictions, disabilities and duties of each of SFB and BOC, and shall continue its corporate existence as a California corporation.

    1.9.  CLOSING DATE AND TRANSACTIONS CONTEMPLATED BY THIS
AGREEMENT. Consummation of the transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of CCB, One Maritime Plaza, Suite 825, San Francisco, California on the fifteenth Business Day after the last to occur of (i) the receipt of all Regulatory Approvals and the expiration of all applicable waiting periods; and (ii) satisfaction of the conditions precedent set forth in Sections 6.1, 6.2 and 6.3 or written waiver of such conditions by CCB, BOC, or SFB, as applicable (the "Closing Date").

    1.10. REGULATORY APPROVALS. The Closing shall be subject to receipt and continued effectiveness, without the imposition of (A) any condition or commitment which would, in the reasonable opinion of CCB and BOC, be unduly burdensome on the business and operations of CCB or the Surviving Entity as conducted and as anticipated by CCB and BOC to be conducted subsequent to the Closing Date or (B) any condition or requirement which, in the reasonable opinion of CCB so materially and adversely affects the anticipated economic and business benefits to CCB of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable (in which case CCB shall promptly notify SFB) (each a "Prohibited Condition"), of (i) the approval required to be received by BOC from the Board of Governors of the Federal Reserve System (the "FRB") pursuant to Section 18(c) of the Federal Deposit Insurance Act ("the Bank Merger Act") or to be received by CCB from the FRB pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), if required; (ii) the approval required to be received by CCB from the California Commissioner of Financial Institutions (the "Commissioner") under
Section 700 et seq. of the Financial Code to acquire control of SFB and by BOC pursuant to Sections 4880 to 4891 of the Financial Code to merge with SFB; and
(iii) any other approval, order or notice of non-objection required to be obtained by CCB, BOC, or SFB from any Governmental Authority, (referred to individually as a "Regulatory Approval" and collectively as the "Regulatory Approvals") in connection with any of the transactions contemplated by this Agreement. For purposes of this Agreement, no condition, requirement or disapproval imposed by the FRB, the Commissioner or any other United States federal or state bank regulatory agency shall be deemed a Prohibited Condition if such condition does not materially differ from conditions regularly imposed by the FRB, the Commissioner or such other United States federal or state bank regulatory agency in orders approving transactions of the type contemplated by this Agreement and compliance with such condition, requirement or disapproval would not (X) require the taking of any action inconsistent with the manner in which SFB and BOC have conducted their respective businesses previously or as contemplated by this Agreement; (Y) have a material adverse effect on the financial condition, results of operations or prospects of CCB or BOC; or (Z) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

                                    EX-II-5

    1.11. FURTHER ACTION. In case at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of and transactions contemplated by this Agreement, the appropriate party or parties shall take such action as promptly as practicable. If at any time the Surviving Entity, SFB, or CCB shall consider or be advised that any further assignments or assurances are necessary or appropriate according to the terms hereof to vest in the Surviving Entity the title of any property or rights of SFB, the acting officers and directors of SFB shall execute and make all such assignments, assurances, agreements and other documents and do all things necessary or advisable to vest title in such property or rights in the Surviving Entity, and otherwise to carry out the purposes of this Agreement.

                         ARTICLE 2. REPRESENTATIONS AND
                               WARRANTIES OF SFB

    SFB represents and warrants to CCB and BOC as follows:

    2.1. ORGANIZATION, CORPORATE POWER, ETC. SFB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. SFB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and approval by the holders of a majority of the issued and outstanding shares of SFB Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the business of SFB, nor the location of any of its properties requires that SFB be licensed or qualified to do business in any jurisdiction other than the State of California.

    2.2.  AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION.

        2.2.1. The execution and delivery by SFB of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SFB, subject only to the approval of this Agreement, the Agreement of Merger and the Merger by the holders of a majority of the issued and outstanding shares of SFB Common Stock. This Agreement has been duly executed and delivered by SFB, subject to receipt of the Regulatory Approvals and constitutes the legal, valid and binding obligation of SFB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of SFB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The term "Applicable Law" as used herein and throughout this Agreement shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of SFB to SFB or to its respective properties, assets, officers, directors, employees or agents (in connection with such officers', directors,' employees' or agents' activities on behalf of it), and, in the case of the CCB or BOC, or its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it). Except for the approval of the holders of a majority of the issued and outstanding shares of SFB Common Stock and the Regulatory Approvals, no other approvals or consents from any person are necessary for SFB to enter into and perform this Agreement or the Agreement of Merger and to merge with BOC.

                                    EX-II-6

        2.2.2. Except as set forth in Schedule 2.2.2, neither the execution and delivery by SFB of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated herein or therein, or compliance by SFB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which SFB is a party, or by which SFB or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of SFB taken as a whole, or on the ability of SFB to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"); or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SFB.

        2.2.3. No consent or approval of, notice to or filing with any Governmental Authority having jurisdiction over any aspect of the business or assets of SFB, and except as set forth in Schedule 2.2.3, no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by SFB of this Agreement or by SFB of the Agreement of Merger or the consummation by SFB of the transactions contemplated hereunder or thereunder, except approval of the Merger by the holders of a majority of the issued and outstanding shares of SFB Common Stock and the Regulatory Approvals. The term "Governmental Authority" as used herein and throughout this Agreement shall mean any foreign, domestic, federal, territorial, state or local governmental authority, court, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing having jurisdiction over the business or any of the assets or properties of any of the parties hereto.

    2.3. CAPITALIZATION. The authorized capitalization of SFB consists of 50 million shares of SFB Common Stock, of which 17,326,800 shares are issued and outstanding and 5 million shares of SFB Preferred Stock, of which no shares are outstanding. All of the outstanding shares of SFB Common Stock are validly issued, fully paid and nonassessable. Except 3,685,037 shares issuable pursuant to the Convertible Debentures, 0 shares issuable pursuant to the Capital Appreciation Rights, 2,500,000 shares issued pursuant to that certain Stock Subscription and Purchase Agreement between CCB and SFB; and 172,000 shares of SFB Common Stock granted pursuant to the SFB Stock Plans, there are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of SFB Common Stock, or any other securities convertible into SFB Common Stock. Schedule 1.5(a) sets forth the name of each holder of an option granted under the SFB Stock Option Plan, the number of shares of SFB Common Stock covered by each such holder's option, the exercise price per share and the expiration date of each such holder's option; Schedule 1.5(b) sets forth all of the Pacific Inland Bancorp debentures convertible into SFB common stock outstanding as of the date of the Agreement.

    2.4. FINANCIAL STATEMENTS. SFB has furnished to CCB and BOC its unaudited consolidated balance sheet as of June 30, 1999 and the related statements of operations, cash flows and changes in shareholders' equity for the period then ended ("SFB's 1999 Unaudited Financial Statements"). SFB has also furnished to CCB and BOC its audited consolidated balance sheets as of December 31, 1998, 1997 and the related statements of operations, cash flows and changes in shareholders' equity for the years then ended and the related notes thereto, and the accompanying audit reports of Deloitte & Touche LLP (collectively, "SFB's Audited Financial Statements"). SFB's Audited Financial Statements and SFB's 1999 Unaudited Financial Statements were prepared, and all interim financial statements to be delivered to CCB and BOC pursuant to this Agreement will be prepared, in accordance with GAAP and RAP, except as disclosed in the notes thereto and will present fairly the financial position of SFB

                                    EX-II-7
as of the dates thereof and the results of operations, cash flows and changes in shareholders'equity for the periods then ended. None of SFB's Audited Financial Statements and none of the interim financial statements to be delivered to CCB and BOC pursuant to this Agreement contain or will, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    2.5. JOINT PROXY STATEMENT/PROSPECTUS; REGULATORY APPLICATIONS. The prospectus of CCB and the Joint Proxy Statement of CCB, SFB and NBB soliciting shareholder approval of the Holding Company Merger, the Merger and the NBB Merger (together the "Joint Proxy Statement/Prospectus") and the Registration Statement and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement (including, but not limited to, all applications for Regulatory Approvals to be filed by SFB) with respect to all information set forth therein relating to SFB, the Merger and in respect to this Agreement and the Agreement of Merger, at the respective times such documents are filed or become effective, and with respect to the Joint Proxy Statement/Prospectus, at the time of mailing to SFB shareholders and at the time of the SFB shareholders' meeting, will, assuming receipt of all information regarding CCB and BOC reasonably requested by SFB (i) comply in all material respects with the provisions of Applicable Law; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

    2.6. BOOKS AND RECORDS. The minute books and records of SFB provided to CCB and BOC contain (i) true, accurate and complete records of all meetings and actions taken by the Boards of Directors, Board committees and shareholders of SFB and (ii) true and complete copies of their respective Articles of Incorporation and Bylaws and all amendments thereto. The books and records of SFB accurately reflect in all material aspects their respective businesses and affairs.

    2.7. TITLE TO ASSETS. SFB has good and marketable title to all material properties and assets owned or purported to be owned by SFB, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature, except for (i) liens for current taxes not yet due and payable; (ii) liens incurred in the ordinary course of business and which do not materially impair the respective businesses of SFB, or materially detract from the usefulness of the properties subject thereto; or (iii) such liens as are disclosed in SFB's or SFB's Financial Statements as of December 31, 1998, or in Schedule 2.7.

    2.8. LEGAL PROCEEDINGS AND AGREEMENTS WITH BANKING AUTHORITIES. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to SFB's knowledge, threatened against SFB before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. SFB is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

    2.9. COMPLIANCE WITH LAWS AND REGULATIONS. SFB has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, community reinvestment, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by SFB are in compliance with such laws, regulations and orders, except for such violations or noncompliance as will not have a Material Adverse Effect.

                                    EX-II-8

    2.10. PERFORMANCE OF OBLIGATIONS. Except as set forth in Schedule 2.10(a), SFB has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which SFB is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect. No party with whom SFB has an agreement which is material to the financial condition, results of operations or prospects of SFB is in default thereunder, except as set forth in Schedule 2.10(b).

    2.11. EMPLOYEES. Except as set forth in Schedule 2.11(a), there are no written understandings or, to the best knowledge of SFB, any other understandings, for the employment of any officer, contingent worker or employee of SFB which are not terminable by SFB, as the case may be, without liability and without notice for any reason or no reason. Except as set forth in Schedule
2.11 (b), there are no controversies pending or threatened between SFB and any of their respective directors, officers, contingent workers or employees. Except as disclosed in SFB's Audited Financial Statements as of December 31, 1998 and in Schedule 2.11(c), all material sums due for director, officer, contingent worker and employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations for such persons are fully funded. SFB is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Schedule 2.11(d), no director, officer, contingent worker or employee of SFB is entitled to receive any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    2.12. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 2.12, since December 31, 1998, the business of SFB has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been any:

        2.12.1. Change in, or development in the business of SFB which is likely to have a Material Adverse Effect;

        2.12.2. Damage, destruction or loss to property (whether or not covered by insurance), individually or in the aggregate, that could have a Material Adverse Effect;

        2.12.3. Material contract, agreement, license or understanding which SFB has entered into or to which SFB is a party which has been terminated or amended other than in the ordinary course of business;

        2.12.4. Labor trouble, dispute or problem of any character involving employees or contingent workers of SFB which could have a Material Adverse Effect;

        2.12.5.  Change in accounting policies or practices;

        2.12.6. Material revaluation by SFB of any of its assets except as required by GAAP;

        2.12.7. Waiver or release of any right or claim of SFB except in the usual and ordinary course of business; or

        2.12.8. Declaration, setting aside or payment of any dividend or distribution with respect to SFB Common Stock or the issuance of any shares of, or options to purchase, SFB Common Stock or any other securities of SFB.

    2.13. UNDISCLOSED LIABILITIES. SFB has no liabilities or obligations, either accrued or contingent, which are material to SFB, and which have not been either (i) reflected or disclosed in SFB's Audited Financial Statements as of December 31, 1998 or (ii) disclosed in Schedule 2.13(a). SFB knows of no basis for the assertion against SFB of any liability, obligation or claim (including, without limitation,

                                    EX-II-9
that of any Governmental Authority) that might result in or cause a Material Adverse Effect which is not fairly reflected in its Audited Financial Statements or otherwise disclosed in Schedule 2.13(b).

    2.14. ACCURACY AND CURRENT STATUS OF INFORMATION FURNISHED. The representations and warranties made by SFB hereby or in the Schedules attached hereto contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading. SFB hereby covenants that it shall, not later than the 15th day of each calendar month between the date hereof and the Closing Date, amend or supplement the Schedules prepared and delivered pursuant to this Article 2 to ensure that the information set forth in such Schedules accurately reflects the then-current status of SFB. SFB shall further amend or supplement the Schedules as of the Closing Date if necessary to reflect any additional changes in the status of SFB. No amendment or supplement of the Schedules required by the preceding two sentences shall affect the conditions to the obligations of SFB to consummate the transactions contemplated by this Agreement, and any and all changes or additions contained in any such amendment or supplement shall be considered in determining whether such conditions have been satisfied.

    2.15. FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to SFB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    2.16. VOTE REQUIREMENT. The affirmative vote of the holders of a majority of the issued and outstanding shares of SFB Common Stock entitled to vote on the record date for the meeting of shareholders of SFB at which the Merger will be considered is the only vote of any class or series of SFB capital stock necessary to approve the Agreement, the Agreement of Merger, and the transactions contemplated herein and therein.

    2.17. EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of SFB set forth in this Agreement shall be deemed to be made on and as of the date of this Agreement and as of the Closing Date, except for those representations and warranties which expressly are made as of a specified date, which representations and warranties shall be deemed made on and as of such date.

               ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF CCB

    CCB represents and warrants to BOC and SFB as follows:

    3.1. ORGANIZATION, CORPORATE POWER, ETC. CCB is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. CCB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and approval by the holders of a majority of the issued and outstanding shares of CCB Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the business of CCB, nor the location of any of its properties requires that CCB be licensed or qualified to do business in any jurisdiction other than the States of California or Delaware.

    3.2.  AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION.

        3.2.1. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of CCB. This Agreement has been duly executed and delivered by CCB and, subject to receipt of the Regulatory Approvals, constitutes the legal, valid and binding obligation of CCB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the

                                    EX-II-10
    availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and of approval of CCB's shareholders and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of CCB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Except for the Regulatory Approvals and approval of the shareholders of CCB, no other approvals or consents from any person are necessary for CCB to enter into and perform this Agreement or for CCB to enter into and perform the Agreement of Merger.

        3.2.2. Neither the execution and delivery by CCB of this Agreement or the execution and delivery by CCB of the Agreement of Merger nor, subject to the receipt of the Regulatory Approvals, the consummation of the transactions contemplated herein or therein, or compliance by CCB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation and Bylaws of CCB; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CCB is a party, or by which CCB or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the ability of CCB to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CCB.

    3.3. LITIGATION. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to CCB's knowledge, threatened against CCB before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. CCB is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

    3.4.  JOINT PROXY STATEMENT/PROSPECTUS AND APPLICATIONS.

        3.4.1. The information furnished by CCB with respect to the Joint Proxy Statement/ Prospectus and the Registration Statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        3.4.2. When the applications for Regulatory Approvals, including all amendments and supplements thereto, to be filed by CCB are accepted for filing, they will, assuming receipt of all information regarding BOC and SFB reasonably requested by CCB from BOC and SFB, comply with all Applicable Laws.

    3.5. FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to CCB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    3.6. ACCURACY; COMPLETENESS OF INFORMATION. The representations, warranties and other statements of CCB contained in this Agreement are true and correct in all material respects and CCB has not failed to state any material fact necessary to make such representations, warranties and other statements not misleading in light of the circumstances in which they are made.

                                    EX-II-11

               ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BOC

    BOC represents and warrants to CCB and SFB as follows:

    4.1. ORGANIZATION, CORPORATE POWER, ETC. BOC is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. BOC has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and approval by the holders of a majority of the issued and outstanding shares of BOC Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the business of BOC, nor the location of any of its properties requires that BOC be licensed or qualified to do business in any jurisdiction other than the State of California.

    4.2.  AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION.

        4.2.1. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of BOC. This Agreement has been duly executed and delivered by BOC and, subject to receipt of the Regulatory Approvals, constitutes the legal, valid and binding obligation of BOC, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and approval of BOC's shareholder and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of BOC, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Except for the Regulatory Approvals and approval of the shareholder of BOC, no other approvals or consents from any person are necessary for BOC to enter into and perform this Agreement or for BOC to enter into and perform the Agreement of Merger.

        4.2.2. Neither the execution and delivery by BOC of this Agreement or the execution and delivery by BOC of the Agreement of Merger nor, subject to the receipt of the Regulatory Approvals, the consummation of the transactions contemplated herein or therein, or compliance by BOC with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation and Bylaws of BOC; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which BOC is a party, or by which BOC or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the ability of BOC to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BOC.

    4.3. LITIGATION. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to BOC's knowledge, threatened against BOC before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. BOC is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

                                    EX-II-12

    4.4.  JOINT PROXY STATEMENT/PROSPECTUS AND APPLICATIONS.

        4.4.1. The information furnished by BOC with respect to the Joint Proxy Statement/ Prospectus and the Registration Statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        4.4.2. When the applications for Regulatory Approvals, including all amendments and supplements thereto, to be filed by BOC are accepted for filing, they will, assuming receipt of all information regarding CCB and SFB reasonably requested by BOC from CCB and SFB, comply with all Applicable Laws.

    4.5. FINANCIAL STATEMENTS. BOC has furnished to CCB and SFB its unaudited consolidated balance sheet as of June 30, 1999 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the period and the related notes thereto ("BOC's 1999 Unaudited Financial Statements"). BOC has also furnished to CCB and SFB its audited consolidated balance sheets as of December 31, 1998, 1997 and 1996, and the related statements of operations, cash flows and changes in shareholders' equity for the years then ended and the related notes thereto, and the accompanying audit reports of Deloitte & Touche LLP (collectively, "BOC's Audited Financial Statements"). BOC's Audited Financial Statements and BOC's 1999 Unaudited Financial Statements were prepared, and all interim financial statements to be delivered to CCB and SFB pursuant to this Agreement will be prepared, in accordance with GAAP and RAP, except as disclosed in the notes thereto and presented therein and will present fairly the financial position of BOC as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. None of BOC's Audited Financial Statements and none of the interim financial statements to be delivered to CCB and SFB pursuant to this Agreement contain or will, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    4.6. FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to BOC which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    4.7. ACCURACY; COMPLETENESS OF INFORMATION. The representations, warranties and other statements of BOC contained in this Agreement are true and correct in all material respects and BOC has not failed to state any material fact necessary to make such representations, warranties and other statements not misleading in light of the circumstances in which they are made.

                             ARTICLE 5.  COVENANTS

    5.1.  ACCESS.

        5.1.1. Each party shall have the right, on reasonable notice and during ordinary business hours, to examine through its agents, auditors and attorneys all of the books, records and properties of each other party including but not limited to all loan, investment, accounting, property and legal records and files. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the party being examined.

        5.1.2. Each party shall retain in confidence and shall require its employees, consultants, professional representatives and agents to retain in confidence, all information gained thereby, and shall not reveal it to anyone except as may be necessary for the accomplishment of the purposes of such examination and the consummation of the transactions provided for hereby.

                                    EX-II-13

    5.2. NEGATIVE COVENANTS OF SFB PRIOR TO CLOSING. Between the date hereof and the Effective Time:

        5.2.1. SFB agrees not to conduct its business other than in the normal and customary manner and in accordance with safe and sound banking practices and not to carry on its business except in substantially the same manner as heretofore conducted or introduce any new method of management or operation with respect to its business and properties, except in a manner consistent with prior practice and in the ordinary course of business.

        5.2.2.  SFB shall take no action which would or is reasonably likely to
    (i) adversely affect the ability of CCB, BOC, or SFB to obtain any necessary Regulatory Approvals; (ii) adversely affect the ability of SFB to obtain any consents referred to in Section 2.2; (iii) adversely affect the ability of SFB, BOC or CCB to perform their respective covenants and agreements under this Agreement or the Agreement of Merger, or (iv) result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

    5.3. AFFIRMATIVE COVENANTS OF SFB PRIOR TO CLOSING. Between the date hereof and the Effective Time, SFB, as the case may be, shall do the following:

        5.3.1. Use its commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

        5.3.2. Use and devote its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees, contingent workers and others having business relationships with it;

        5.3.3. Advise CCB and BOC promptly in writing of any material adverse change known to it including, but not limited to, any matter which could have a Material Adverse Effect, or of any matter which would make the representations and warranties set forth in Article 2 hereof not true and correct in any material respect at the Closing or in the event it determines that the Merger will not be consummated because of its inability to meet any of the conditions set forth in Article 6 hereof;

        5.3.4. Keep in full force and effect all of its existing permits and licenses;

        5.3.5. Perform its material contractual obligations and not become in material default on any of such obligations;

        5.3.6. Duly observe and conform to all legal requirements applicable to its business;

        5.3.7. Duly and timely file all reports and returns required to be filed with any Governmental Authority, unless any extensions have been duly granted by such authority;

        5.3.8. Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

        5.3.9. SFB agrees that through the Effective Time, as of their respective dates, (i) all SFB Filings will be true and complete in all material respects; and (ii) each SFB Filing will comply in all material respects with all of the Applicable Laws enforced or promulgated by the Governmental Authority with which it will be filed, and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such SFB Filings that is intended to present the financial position of SFB will fairly present the financial position of SFB during the periods involved, and will be prepared in accordance with GAAP or RAP, except as stated therein;

                                    EX-II-14

        5.3.10. SUBMISSION TO SFB SHAREHOLDERS; PREPARATION OF CCB REGISTRATION STATEMENT AND/ JOINT PROXY STATEMENT/PROSPECTUS:

           (1) If required, not later than 120 days after execution of this Agreement, unless extended with the consent of CCB and BOC, SFB shall take all such actions as may be required to convene a meeting of its shareholders to consider and vote upon the transactions contemplated hereby and all requisite matters incident thereto for the approval of its shareholders. SFB shall recommend by the unanimous approval of its directors that its shareholders vote in favor of approval of the transactions contemplated hereby and will use its best efforts to obtain from its shareholders approval of this Agreement and the Agreement of Merger in accordance with the requirements of the Corporation Law and all other Applicable Laws. This Section 5.3.10(1) shall not be construed to require the Board of Directors of SFB to take any action that such Board determines in good faith and upon written advice of counsel, should not be taken in order for such Board to comply with its fiduciary duties. In obtaining such approval of shareholders, SFB and its officers and directors shall comply with applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), and the Securities Act of 1933 (the "Securities Act") and all other Applicable Laws. SFB shall take such measures as CCB and BOC may reasonably request to obtain an adequate shareholder response for the approval of this Agreement and the Agreement of Merger.

           (2) SFB shall prepare as soon as practicable after the date hereof information for use in connection with the Joint Proxy Statement/Prospectus and such meeting and shall as soon as practicable thereafter cause such proxy materials to be filed with, and if necessary, approved by the DFI. SFB shall cause such proxy statement to be mailed to the shareholders of SFB. The Joint Proxy Statement/Prospectus shall be included in a Registration Statement registering shares of CCB Common Stock to be issued as consideration for the Merger (the "Registration Statement"). CCB shall have responsibility for the preparation of the Joint Proxy Statement/ Prospectus and the Registration Statement. SFB shall have responsibility for furnishing to CCB for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, information concerning the SFB which, in the opinion of counsel for SFB, is necessary or appropriate in order to comply with the requirements of the Corporation Law, the Exchange Act, the Securities Act, and all other Applicable Laws and which is not reasonably objectionable to the CCB's counsel. CCB shall not submit the Joint Proxy Statement/ Prospectus to the DFI and the Registration Statement to the SEC, or mail the final Joint Proxy Statement/Prospectus, without giving SFB and BOC and their counsel at least five (5) Business Days to comment on such proxy materials and CCB shall incorporate therein all reasonable comments of BOC and SFB and their counsel.

           (3) If the Merger is approved by vote of the holders of a majority of the issued and outstanding shares of SFB Common Stock, then within ten
       (10) days thereafter SFB shall send to each holder of Dissenting Shares the notice required to be given to record holders of Dissenting Shares pursuant to Section 1301 of the Corporation Law.

           (4) SFB shall obtain (and deliver a copy thereof to CCB and BOC prior to distribution of the Joint Proxy Statement/Prospectus), a written opinion from Carpenter & Company dated the date of distribution of the Joint Proxy Statement/Prospectus (the "Fairness Opinion"), to the effect that the consideration and other terms of the Merger and this Agreement are fair, from a financial point of view, to SFB and its shareholders.

    5.4. CONDUCT OF CCB AND BOC PRIOR TO CLOSING. Between the date hereof and the Effective Time, each of CCB and BOC each shall do the following:

        5.4.1. Use its commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

                                    EX-II-15

        5.4.2. Use and devote its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization;

        5.4.3. Keep in full force and effect all of its existing permits and licenses;

        5.4.4. Duly observe and conform to all legal requirements applicable to its business;

        5.4.5. Duly and timely file all reports and returns required to be filed with any Governmental Authority, unless any extensions have been duly granted by such authority;

        5.4.6. Not take any action which would or is reasonably likely to (i) adversely affect the ability of BOC, CCB or SFB to obtain any necessary Regulatory Approvals, (ii) adversely affect the ability of BOC, CCB or SFB to obtain any consents referred to in Section 2.2; (iii) adversely affect the ability of BOC, CCB or SFB to perform their respective covenants and agreements under this Agreement or the Agreement of Merger, or (iv) result in any of the conditions to the Merger set forth in Article 6 not being satisfied; and

        5.4.7. Promptly notify SFB in the event it determines that the Merger will not be consummated because of its inability to meet any of the conditions set forth in Article 6 hereof.

    5.5. AFFIRMATIVE COVENANTS OF CCB AND BOC PRIOR TO CLOSING. Between the date hereof and the Effective Time, CCB and BOC shall each do the following:

        5.5.1. BOC shall prepare and promptly file an Application with the FRB pursuant to the Bank Merger Act and an Application with the California Department of Financial Institutions for approval of the Merger and the establishment of branches of BOC at each location of an office of SFB;

        5.5.2. BOC shall file the Agreement of Merger and all supporting documents to the Secretary of State of the State of California and the DFI;

        5.5.3. APPROVAL BY CCB'S SHAREHOLDERS. If required, not later than 120 days after execution of this Agreement, CCB shall take all such actions as may be required to convene a meeting of its shareholders to consider and vote upon the transactions contemplated hereby and all requisite matters incident thereto for the approval of its shareholders. Subject to Section 5 of the Securities Act, section 14 of the Exchange Act and the fiduciary duties of the Board of Directors under applicable law, the Board of Directors of CCB shall at all times prior to and during such meeting of CCB's shareholders recommend that the transactions contemplated hereby be adopted and approved by CCB's shareholders and shall, subject to such matters, use its commercially reasonable efforts to cause such adoption and approval.

        5.5.4. RESERVATION, ISSUANCE AND REGISTRATION OF CCB COMMON STOCK. CCB shall reserve and make available for issuance in connection with the Bank Mergers and the Holding Company Merger and in accordance with the terms of this Agreement, and the Holding Company Agreement, the DNB Agreement, and the NBB Agreement (i) CCB Common Stock to be issued in connection with the Bank Mergers and the Holding Company Merger, including, but not limited to, the maximum number of shares of CCB Common Stock to which holders of convertible debentures or the option holders of the parties to the Bank Mergers and the Holding Company Merger may be entitled to hereunder at or after the Effective Time. All CCB Common Stock will, when issued and delivered pursuant to and in accordance with the terms of this Agreement and the Holding Company Agreement, and the NBB Agreement, be duly authorized, legally and validly issued, fully paid and nonassessable. As promptly as practicable after the date hereof, CCB shall file and cause to be declared effective pursuant to the Securities Act one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the Securities Act and in compliance with all applicable state securities laws and regulations.

                                    EX-II-16

    5.6.  MUTUAL COVENANTS OF SFB, BOC AND CCB.

        5.6.1. CORPORATE ACTION. Each party promptly shall take or cause to be taken all necessary action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger.

        5.6.2. REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by Applicable Law with respect to the transactions contemplated by this Agreement, including, without limitation, any and all applications required to be filed with the FRB, the Commissioner and such other Governmental Authorities as the CCB, BOC or SFB may reasonably believe necessary. Each party shall cooperate with the other in the preparation of the applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete said applications. Each party shall afford the other a reasonable opportunity to review all such applications and all amendments and supplements thereto before filing. SFB, CCB and BOC each covenants and agrees that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        5.6.3. NECESSARY CONSENTS. In addition to the Regulatory Approvals, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including without limitation the written consent of any lessors of real or personal property which property cannot be assigned without the written consent of such lessors.

        5.6.4. FURTHER ASSURANCES. CCB, BOC and SFB each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof. This Section 5.6.4 shall survive the Closing.

         ARTICLE 6.  CONDITIONS PRECEDENT TO CONTEMPLATED TRANSACTIONS

    6.1. GENERAL CONDITIONS. The obligations of each of the parties hereto to consummate the transactions contemplated herein are further subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

        6.1.1. SHAREHOLDER APPROVAL. The transactions contemplated hereby shall have received all requisite approvals of the shareholders of CCB, BOC and SFB.

        6.1.2. NO PROCEEDINGS. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Authority shall have been instituted and, at what would otherwise have been the Effective Time, remain pending by or before a court or any Governmental Authority to restrain or prohibit the transactions contemplated hereby.

        6.1.3. REGULATORY APPROVALS. To the extent required by Applicable Law, all approvals or consents of any Governmental Authority, including without limitation those of the FRB and the Commissioner, shall have been obtained or made for the transactions contemplated hereby without imposition of any Prohibited Condition. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied, including the expiration of applicable waiting periods.

                                    EX-II-17

        6.1.4.  JOINT PROXY STATEMENT/PROSPECTUS.  Copies of the
    Prospectus/Joint Proxy Statement/ Prospectus shall have been mailed to every shareholder of record of SFB.

        6.1.5. REGISTRATION STATEMENT. The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of CCB threatened by the SEC to suspend the effectiveness of the Registration Statement, and CCB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from the registration or qualification requirements as may be necessary.

    6.2. CONDITIONS TO OBLIGATIONS OF CCB AND BOC. The obligations of CCB and BOC to effect the transactions contemplated hereby shall be subject to the following conditions, any of which, other than Section 6.2.5, may be waived in writing.

        6.2.1.  REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF
    COVENANTS. Each of the representations and warranties of SFB set forth herein shall be true and correct as of the Effective Time in all material respects, as if made on such date; and SFB shall have performed in all material respects all of the covenants to be performed by it on or prior to the Effective Time.

        6.2.2. OPINION OF COUNSEL FOR SFB. CCB and BOC shall have received from Lillick & Charles LLP, counsel to SFB, an opinion dated the Effective Time in substantially the form attached hereto as Appendix B.

        6.2.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement by SFB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of SFB, and SFB shall have full power and right to merge pursuant to the Agreement of Merger.

        6.2.4. DISSENTING SHARES LIMITED TO 10%. Total Dissenting Shares shall not be greater than ten percent of total outstanding SFB common stock.

        6.2.5. THIRD PARTY CONSENTS. SFB shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

        6.2.6. ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any change in the financial condition, results of operation or prospects of SFB since December 31, 1998, which individually is or in the aggregate are materially adverse to SFB, except changes resulting from a change in law, a change in governmental regulatory practices, a change in GAAP, or a change in another matter affecting the banking industry generally; or (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of SFB.

        6.2.7. OFFICERS' CERTIFICATE. There shall have been delivered to CCB and BOC on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of SFB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.2.1, 6.2.3, 6.2.4, 6.2.5, 6.2.6, 6.2.9, and 6.2.10 of this Agreement.

        6.2.8. FAIRNESS OPINION. A copy of the Fairness Opinion shall have been delivered to the CCB prior to the distribution of the SFB Proxy Statement. The Fairness Opinion shall not have been withdrawn prior to the Effective Time.

        6.2.9. CAPITAL REDUCTION. BOC and SFB shall have received approval of their respective shareholders and of all required Governmental authorities to effect the Capital Reductions.

                                    EX-II-18

        6.2.10. TERMINATION OF SFB STOCK OPTION PLANS. SFB shall have taken all necessary corporate action to terminate the SFB Stock Option Plans.

    6.3. CONDITIONS TO OBLIGATIONS OF SFB. The obligations of SFB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which, other than Section 6.3.2, may be waived in writing by
SFB:

        6.3.1.  REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF
    COVENANTS. Each of the representations and warranties of BOC and CCB set forth herein shall be true and correct as of the Effective Time in all material respects, as if made on such date; and BOC and CCB shall have performed in all material respects all of the covenants to be performed by them on or prior to the Effective Time.

        6.3.2. OPINION OF COUNSEL FOR CCB AND BOC. SFB shall have received from Lillick & Charles LLP, counsel to BOC and CCB, an opinion dated the Effective Time in substantially the form attached hereto as Appendix B.

        6.3.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement by BOC and by CCB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by BOC and CCB and BOC and SFB shall have full power and right to merge pursuant to the Agreement of Merger.

        6.3.4. OFFICERS' CERTIFICATE. There shall have been delivered to SFB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CCB and of BOC certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.3.1 and
    6.3.3 of this Agreement.

        6.3.5. FAIRNESS OPINION. Prior to solicitation of shareholder approval, SFB shall have received the Fairness Opinion and the Fairness Opinion shall not have been withdrawn prior to the Effective Time.

                             ARTICLE 7. TERMINATION

        7.1.  TERMINATION OF THIS AGREEMENT.

           7.1.1. Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by the holders of a majority of the issued and outstanding shares of SFB, or if required CCB, Common Stock, this Agreement may be terminated prior to the Effective Time:

               (1) By mutual written consent of the Board of Directors of SFB, BOC, and CCB;

               (2) By (i) CCB immediately upon the expiration of 30 days from the date that CCB has given notice to SFB of a material breach or default by SFB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (ii) SFB immediately upon the expiration of 30 days from the date that SFB has given notice to CCB of a material breach or default by CCB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; provided, however, that no such termination shall be effective if, within such 30-day period, the breaching or defaulting party shall have corrected and cured the grounds for the termination as set forth in said notice of termination;

               (3) By CCB, BOC or SFB if any Governmental Authority denies or refuses to grant the Regulatory Approvals required to be obtained in order to consummate the transactions covered and contemplated by this Agreement without the imposition of a Prohibited Condition;

                                    EX-II-19

           7.1.2. Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by holders of a majority of the issued and outstanding shares of SFB Common Stock, this Agreement shall be terminated prior to the Effective Time if any conditions specified in
       Article 6 have not been satisfied or waived in writing by the party authorized to waive such conditions by January 31, 2000, (the "Expiration Date") unless mutually extended by the parties hereto; provided, however, that in the event that any conditions set forth in Section 6.1.3 have not been satisfied or waived on or before the Expiration Date, BOC, CCB or SFB, acting alone, shall have the right to extend the Expiration Date for an additional 30-day period by giving written notice to the other party on or before January 31, 2000.

           7.1.3. EFFECT OF TERMINATION AND SURVIVAL. No termination of this Agreement under this Article 7 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.2, 8.1; 8.2 or 8.19 hereof or from any liability or damage to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

                         ARTICLE 8. GENERAL PROVISIONS

        8.1.  INDEMNIFICATION.

           8.1.1. SFB agrees to defend, indemnify and hold harmless BOC and CCB, their respective officers and directors, their respective attorneys and accountants and each person who controls BOC and CCB within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement/Prospectus, and the Registration Statement, or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that SFB shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Joint Proxy Statement/Prospectus, and if required the Registration Statement, or amendments or supplements thereto, in reliance upon and in conformity with information with respect to BOC or CCB furnished to SFB by or on behalf of BOC or CCB specifically for use therein. Notwithstanding the foregoing, this Section 8.1.1 shall be of no further force or effect if the Merger contemplated by this Agreement is consummated.

           8.1.2. CCB and BOC each agrees to defend, indemnify and hold harmless SFB and its respective officers and directors, its attorneys, accountants and each person who controls SFB within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement/Prospectus, and the Registration Statement, or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that CCB and BOC shall not be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission

                                    EX-II-20
       or alleged omission made in the Joint Proxy Statement/Prospectus, and if required the Registration Statement, or amendments or supplements thereto, in reliance upon and in conformity with information with respect to SFB or furnished to CCB and BOC by or on behalf of SFB specifically for use therein. Notwithstanding the foregoing, this Section 8.1.2 shall be of no further force or effect if the Merger contemplated by this Agreement is consummated.

           8.1.3. Promptly after receipt by any party to be indemnified pursuant to Sections 8.1.1 or 8.1.2 (the "Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party's asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.

        8.2. NOTICES. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy, provided that the telecopy cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice; (ii) if mailed in accordance with the provisions of this Section, two business days after the date placed in the United States mail; (iii) if mailed other than in accordance with the provisions of this Section or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice; or (iv) if given by telecopy, when sent. Notices shall be given at the following addresses, unless changed by notice pursuant to this Section 8.2:

    If to SFB:

    141 West Bastanchury Road
    Fullerton, California 92835
    Attn: Robert Campbell, President & CEO
    FAX: (714) 446-8840

    With a copy to:

    Lillick & Charles LLP
    Two Embarcadero, Suite 2600
    San Francisco, California 94111
    Attn: R. Brent Faye, Esq.
    FAX: (415) 984-8300

    If to BOC:

    The Bank of Orange County
    170 South Main Street, #100
    Orange, California 92868

                                    EX-II-21

    Attn: Harvey Ferguson, President & CEO
    FAX: (714) 593-9698

    With a copy to:

    Lillick and Charles LLP
    Two Embarcadero, Suite 2600
    San Francisco, California 94111
    Attn: R. Brent Faye
    FAX: (415) 984-8300

    If to CCB

    California Community Bancshares, Inc.
    One Maritime Plaza, Suite 825
    Attn: Ronald W. Bachli, President & CEO
    FAX: (415) 434-9918

    With a copy to:

    Lillick & Charles LLP
    Two Embarcadero, Suite 2600
    San Francisco, California 94111
    Attn: R. Brent Faye, Esq.
    FAX: (415) 984-8300

        8.3 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement and written agreements, if any, entered into concurrently herewith by and between the parties hereto (i) constitute the parties' entire agreement, including all terms, conditions, definitions, warranties, representations and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between the parties as to the subject matter hereof, and
    (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound. With regard to such amendments, alterations or modifications, telecopied signatures shall be effective as original signatures. Any amendment, alteration or modification requiring the signature of more than one party may be signed in counterparts.

        8.4 FURTHER ACTIONS. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

        8.5 ASSIGNMENT. Neither party may assign its rights under this Agreement without the prior written consent of the other party hereto.

        8.6. SUCCESSORS AND ASSIGNS. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

        8.7. SEVERABILITY. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement, including such invalid, void or otherwise unenforceable portion).

                                    EX-II-22

        8.8. EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to either party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

        8.9. TIME OF ESSENCE. Time is of the essence of each and every term, condition, obligation and provision hereof.

        8.10. NO THIRD PARTY BENEFICIARIES. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

        8.11. ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        8.12 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular provision hereof.

        8.13. REFERENCES. A reference to a particular Section of this Agreement shall be deemed to include references to all subordinate sections, if any.

        8.14. COUNTERPARTS. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

        8.15. APPLICABLE LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

        8.16. EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any Schedule delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other Schedule required to be delivered pursuant to any other provision of this Agreement.

        8.17. PUBLICITY. The parties hereto agree that they will coordinate on any publicity concerning this Agreement and the transactions contemplated hereby. Except as may be required by law, no party shall issue any press release, publicity statement or other public notice relating in any way to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

        8.18. KNOWLEDGE OF THE PARTIES. Except in Exhibits C and D, or as otherwise specified in this Agreement, whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party, such statement shall be made to the best knowledge of such party, after reasonable inquiry of the following officers of such party: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and, with respect to SFB only, Chief Credit Officer.

        8.19 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise expressly stated herein, the representations and warranties made by the parties to this Agreement, and the respective

                                    EX-II-23
    obligations to be performed under its terms at or before the Closing Date, shall expire with, and be terminated and extinguished by the Closing, and no action for breach of such representations and warranties shall thereafter be brought by any party hereto.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CCB: CALIFORNIA COMMUNITY                      SFB: SECURITY FIRST BANK, INC.,
BANCSHARES, INC.,                              A California Corporation
A Delaware Corporation

By: /s/ RONALD W. BACHLI                       By: /s/ ROBERT CAMPBELL
   ------------------------------------------  ------------------------------------------
   Ronald W. Bachli                               Robert Campbell
   CHIEF EXECUTIVE OFFICER AND PRESIDENT          CHIEF EXECUTIVE OFFICER AND PRESIDENT

By: /s/ J. THOMAS BYROM                        By: /s/ DONALD FONTAINE
   ------------------------------------------  ------------------------------------------
   J. Thomas Byrom                                Donald Fontaine
   SECRETARY                                      SECRETARY

                        BOC: The Bank of Orange County,

A California Corporation
                            By: /s/ HARVEY FERGUSON
-------------------------------------------------------------------
                               Harvey Ferguson, PRESIDENT

By: /s/ KIMBERLY JARDIN
-------------------------------------------------------------------
                               Kimberly Jardin, SECRETARY

                                    EX-II-24

                                   APPENDIX A
                              AGREEMENT OF MERGER
                                       OF
                     CALIFORNIA COMMUNITY BANCSHARES, INC.
                            (A DELAWARE CORPORATION)
                           THE BANK OF ORANGE COUNTY
                           (A CALIFORNIA CORPORATION)
                                      AND
                              SECURITY FIRST BANK
                           (A CALIFORNIA CORPORATION)

    THIS AGREEMENT OF MERGER is made and entered into as of this       day of
September, 1999, by and among, CALIFORNIA COMMUNITY BANCSHARES, INC., a Delaware corporation ("CCB"), THE BANK OF ORANGE COUNTY, a California corporation ("BANK"), and SECURITY FIRST BANK, a California Corporation ("SFB").

                                  WITNESSETH:

    WHEREAS, the respective Boards of Directors and Shareholders of CCB, BANK and SFB have approved as desirable and in the best interests of each corporation that SFB be merged with and into BANK by a statutory merger upon the terms and conditions hereinafter set forth, and that shares of CCB Common Stock will be issued to shareholders of SFB.

    NOW, THEREFORE IT IS AGREED AS FOLLOWS:

    FIRST: SFB shall be merged with and into BANK by a statutory merger (the "Merger") in accordance with the General Corporation Law of California and on the terms and conditions hereinafter expressed. At the Effective Date of the Merger (as hereinafter defined), the separate existence of SFB shall cease and BANK shall be the surviving entity (the "Surviving Entity") and shall be the wholly-owned subsidiary of CCB.

    SECOND: The Merger shall be effective (the "Effective Date of the Merger") as of the day and time in which this Agreement of Merger and appropriate certificates of its approval and adoption shall have been filed with the Secretary of State of the State of California in accordance with the General Corporation Law of the State of California and a copy of this Agreement of Merger certified by the California Secretary of State has been filed with the California Commissioner of Financial Institutions pursuant to Section 4887 of the California Financial Code.

    THIRD: The manner of converting the shares of the capital stock of BANK and SFB upon the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be as follows:

    (a) At the Effective Time, the shares of BANK Common Stock outstanding immediately prior to the Effective Time shall remain outstanding

    (b) At the Effective Time, each of the shares of SFB Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of SFB Common Stock which come within the definition of "dissenting shares" as defined in Section 1300 of the California General Corporations Law ("Dissenting Shares")) shall, by virtue of the Merger and upon surrender of the certificate representing such shares, without any action on the part of the holder
       thereof, be converted into the right to receive       shares of CCB
       Common Stock.

    (c) FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of CCB Common Stock shall be issued to holders of shares of SFB Common Stock. In lieu thereof, at the Effective Time each such holder entitled to a fraction of a share of CCB Common Stock shall receive, at the time of surrender of the SFB Certificates, an amount in
       cash equal to $      per share, multiplied by the fraction of a share of
       CCB Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

    FOURTH: The Articles of Incorporation and Bylaws of BANK in effect immediately prior to the Effective Date of the Merger shall continue to be the Articles of Incorporation of the Surviving Entity following the Merger.

    FIFTH: The directors of the Surviving Entity immediately after the Effective Date of the Merger shall be the following persons, each of whom shall serve until his death, resignation, removal, or until his successors shall be elected in accordance with the law and the Articles of Incorporation and Bylaws of the Surviving Entity:

    SIXTH: The sole shareholder of BANK has approved this Agreement of Merger in accordance with the General Corporation Law of the State of California. The shareholders of SFB have approved this Agreement in accordance with the Financial Code of the State of California and other applicable laws.

    SEVENTH: Prior to the filing of this Agreement of Merger with the Secretary of State of the State of California, this Agreement of Merger may be terminated by the agreement of the Boards of Directors of BANK and SFB notwithstanding approval of this Agreement of Merger by the shareholders of BANK and SFB.

    IN WITNESS WHEREOF, CCB, BANK and SFB, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement of Merger to be executed by the President and by the Secretary or Assistant Secretary of each party hereto.

THE BANK OF ORANGE COUNTY                             CALIFORNIA COMMUNITY BANCSHARES, INC.

By:                                                   By:
           ----------------------------------------              ----------------------------------------
           Harvey Ferguson, PRESIDENT                            Ronald W. Bachli, PRESIDENT

By:                                                   By:
           ----------------------------------------              ----------------------------------------
           Kimberly Jardin, SECRETARY                            Anita L. Storrs, SECRETARY

SECURITY FIRST BANK

By:
           ----------------------------------------
           Robert Campbell, PRESIDENT

By:
           ----------------------------------------
           Donald Fontaine, SECRETARY

                           THE BANK OF ORANGE COUNTY
                           CERTIFICATE OF APPROVAL OF
                              AGREEMENT OF MERGER

The undersigned hereby certify as follows:

(1) They are the President and Secretary, respectively, of The Bank of Orange County, a California corporation ("BANK").

(2) The Agreement of Merger in the form attached was duly approved by the Board of Directors of BANK.

(3) The Agreement of Merger has been duly approved by shareholders holding 100% of the outstanding shares. The corporation has only one class of shares and
    the number outstanding is                     .

-------------------------------------------
Harvey Ferguson, PRESIDENT

-------------------------------------------
Kimberly Jardin, SECRETARY

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at San Francisco, California, on             , 1999.

-------------------------------------------
Harvey Ferguson

-------------------------------------------
Kimberly Jardin

                     CALIFORNIA COMMUNITY BANCSHARES, INC.
                           CERTIFICATE OF APPROVAL OF
                              AGREEMENT OF MERGER

The undersigned hereby certify as follows:

(1) They are the President and Secretary, respectively, of California Community Bancshares, Inc., a Delaware corporation ("CCB")

(2) The Agreement of Merger in the form attached was duly approved by the Board of Directors of CCB.

(3) The Agreement of Merger has been duly approved by shareholders holding 100% of the outstanding shares. The corporation has only one class of shares and
    the number outstanding is             .

-------------------------------------------
Ronald W. Bachli, PRESIDENT

-------------------------------------------
Anita L. Storrs, SECRETARY

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at San Francisco, California, on             , 1999.

-------------------------------------------
Ronald W. Bachli, PRESIDENT

-------------------------------------------
Anita L. Storrs, SECRETARY

                              SECURITY FIRST BANK
                           CERTIFICATE OF APPROVAL OF
                              AGREEMENT OF MERGER

The undersigned hereby certify as follows:

    (1) They are the President and Secretary, respectively, of Security First Bank, a California Corporation ("SFB").

    (2) The Agreement of Merger in the form attached was duly approved by the Board of Directors and shareholders of SFB.

    (3) The shareholder approval was by a meeting of the shareholders held on due notice, by the holders of outstanding shares of SFB having an aggregate number of votes which exceeded the number of votes required for approval of the Agreement of Merger.

    (4) SFB has outstanding one class of Common Stock, and the number of shares
       thereof outstanding is             , all of which were entitled to vote
       on the Agreement of Merger. The percentage vote of such class required to approve such Agreement of Merger is 50%.

-------------------------------------------
Robert Campbell, PRESIDENT

-------------------------------------------
Donald Fontaine, SECRETARY

    We declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at            California, on             , 1999.

-------------------------------------------
Robert Campbell

-------------------------------------------
Donald Fontaine

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT
                                  BY AND AMONG
                     CALIFORNIA COMMUNITY BANCSHARES, INC.
                              DOWNEY NATIONAL BANK
                                      AND
                             NATIONAL BUSINESS BANK

    This Plan of Reorganization and Merger Agreement (the "Agreement") is made and entered into as of September 14, 1999 by and among California Community Bancshares, Inc. ("CCB"), Downey National Bank ("DNB"), and National Business Bank ("NBB").

                                    RECITALS

    A. In contemplation of a corporate reorganization (the "Corporate Reorganization") of certain subsidiaries of the California Community Financial Institutions Fund Limited Partnership, CCB has entered into a Plan of Reorganization and Merger Agreement (the "Holding Company Agreement") as of September 10, 1999 pursuant to which California Financial Bancorp ("CFB"), will be merged with and into CCB, with CCB as the surviving entity (the "Holding Company Merger");

    B. As a condition to the Holding Company Merger, NBB shall be merged with and into DNB pursuant to this Agreement (the "Merger") and Security First Bank ("SFB"), a majority-owned subsidiary of CFB, shall be merged with and into the Bank of Orange County ("BOC"), a wholly-owned subsidiary of CFB, (the "SFB Merger") pursuant to the Plan of Reorganization and Merger
       Agreement made and entered into as of August   , 1999 (the "SFB
       Agreement") (the Merger and the SFB Merger are collectively referred to herein as the "Bank Mergers");

    C. In consideration of the Holding Company Merger and the Bank Mergers, CCB has agreed to issue shares of its authorized, but unissued common stock pursuant to a Registration Statement to be filed with the Securities and Exchange Commission (the "Registration Statement");

    D. The Boards of Directors of CCB, CFB, DNB, and NBB have determined that it would be in the best interests of their respective corporations and shareholders, for NBB to be merged with and into DNB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable laws;

    E. The Boards of Directors of CCB, DNB, and NBB has each approved this Agreement and the transactions contemplated hereby;

    F. The Boards of Directors of CCB, DNB NBB have resolved to recommend approval of the merger of NBB and DNB to their respective shareholders if required by law;

    G. Upon consummation of the Merger, (1) DNB will be the surviving entity (the "Surviving Entity"); (2) DNB shall relocate its head office to the present head office of NBB in Torrance, California.; and (3) upon consummation of the Holding Company Merger DNB shall be the wholly-owned subsidiary of CCB;

    H. As a condition to the execution of this Agreement, the following Directors of NBB have entered into Shareholder's Agreements and executed proxies contemporaneously with the

                                    EX-III-1
       execution of this Agreement: Joseph Heitzler, Michael Herman, Karol Glover, Jeffery Barker, James Radcliff, Thomas Lieb, Don Lee, Peter Hocson, Richard Gomez, and Harvey Ferguson (the "NBB Directors");

    I. In consideration of the Merger, CCB shall issue 1.5053 shares of its common stock (the "CCB Common Stock") for each shares of NBB held at the Effective Time (the "Exchange Rate");

    J. In connection with the Merger, each of DNB and NBB shall immediately prior to the Effective time have obtained the approval of all appropriate regulators to effectuate, and upon consummation of the Merger shall effectuate, a reduction of capital through a distribution of cash to CCB in amounts approved by such regulatory authorities;

    K. As a condition to the Merger, prior to the Effective Time DNB shall have converted from a national banking association to a California State licensed, member bank.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE 1.  TRANSACTIONS

    1.1 STOCK CONVERSION. In consideration of the Merger, immediately upon the Effective Time of the Merger (as defined in Section 1.5 hereof), each shares of NBB Common Stock outstanding at the Effective Time (except for shares of NBB Common Stock which come within the definition of "dissenting shares" as defined in Section 214a of the National Bank Act ("Dissenting Shares")) shall by virtue of the Merger and upon surrender of the certificates representing such shares, without any action on the part of the holder thereof, be converted into the right to receive 1.5053 shares of CCB Common Stock.

    1.2 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of CCB Common Stock shall be issued to holders of shares of NBB Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of CCB Common Stock shall receive, at the time of surrender of the NBB Certificates, an amount in cash equal to $10.00 per share, multiplied by the fraction of a share of CCB Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

    1.3 CAPITAL REDUCTIONS. Immediately prior to the Effective Time, DNB and NBB shall have obtained the approval of all appropriate regulators to effectuate, and upon consummation of the Merger shall effectuate, a reduction of capital through a distribution of cash to CCB in amounts approved by such regulatory authorities (the "Capital Reductions");

    1.4 THE CONVERSION. As a condition to the Merger, prior to the Effective Time the Board of Directors and shareholder of DNB shall have adopted a Plan of Conversion, such Plan of Conversion shall have been approved by the California Department of Financial Institutions (the "DFI") and, if required by the Federal Reserve Bank of California, and DNB shall have converted from a national banking association into a California State licensed, member bank (the "Conversion"). For purposes of this Agreement, the term "DNB" shall refer to Downey National Bank and to the California State, member bank into which Downey National Bank is converted.

    1.5 THE MERGER. NBB shall be merged with and into DNB, with DNB being the Surviving Entity, by a statutory merger in accordance with the provisions of the California Corporations Code (the "Corporations Code") and the California Financial Code (the "Financial Code"), on the terms and subject to the conditions set forth herein and pursuant to an Agreement of Merger in the form attached hereto as Appendix A (the "Agreement of Merger"). The Merger shall be effective at the time (the "Effective Time") at which the Agreement of Merger (together with any other documents required

                                    EX-III-2
by law to effectuate the Merger) certified by the Secretary of State of the State of California (the "Secretary of State") shall have been filed with the DFI, at which time NBB shall cease to exist and DNB shall be the Surviving Entity.

    1.6 SURRENDER OF SHARES OF NBB COMMON STOCK. Prior to the Effective Time, CCB shall appoint a bank or trust company mutually acceptable to NBB and CCB, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the CCB Common Stock, and at and after the Effective Time, CCB shall issue and deliver to the Exchange Agent certificates representing the shares of CCB Common Stock, as shall be required to be delivered to holders of shares of NBB Common Stock pursuant to Section 1.1 of this Agreement. As soon as practicable after the Effective Time, each holder of shares of NBB Common Stock converted pursuant to Section 1.1. Upon surrender to the Exchange Agent of one or more NBB Certificates for cancellation, will be entitled to receive a certificate representing the number of shares of CCB Common Stock determined in accordance with Section 1.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 1.2.

        1.6.1 No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of CCB Common Stock after the Effective Time will be paid to persons entitled to receive such certificates for shares of CCB Common Stock until such persons surrender their NBB Certificates. Upon surrender of such NBB Certificate, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of CCB Common Stock as to which the record date and payment date occurred on or after the Effective Time and on or before the date of surrender.

        1.6.2 If any certificate for shares of CCB Common Stock is to be issued in a name other than that in which the NBB Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of CCB Common Stock in a name other than the registered holder of the NBB Certificate surrendered, or such persons shall establish to the satisfaction of CCB and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

        1.6.3 All dividends or distributions, and any cash to be paid in lieu of fractional shares pursuant to Section 1.2, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered NBB Certificates representing shares of NBB Common Stock and unclaimed at the end of one year from the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to CCB, and after such time any holder of a NBB Certificate who has not surrendered such NBB Certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to CCB for payment or delivery of such dividends or distributions or cash, as the case may be.

        1.6.4 The stock transfer books of NBB shall be closed and no transfer of shares of NBB Common Stock theretofore outstanding shall thereafter be made.

    1.7 CERTAIN EFFECTS OF THE MERGER. The Articles of Incorporation and Bylaws of DNB as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Entity following the Merger. The members of the Board of Directors of the Surviving Entity immediately after the Effective Time shall be the persons listed as such in the Agreement of Merger. At the Effective Time, the separate existence of NBB shall cease, and NBB shall be merged into DNB which, as the Surviving Entity, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public or of a private nature, of each of NBB and DNB, shall be subject to all restrictions, disabilities and duties of each of NBB and DNB, and shall continue its corporate existence as a California corporation. At the Effective Time the Torrance office of NBB shall be come the head office of DNB.

                                    EX-III-3

    1.8  CLOSING DATE AND TRANSACTIONS CONTEMPLATED BY THIS
AGREEMENT. Consummation of the transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of the CCB, One Maritime Plaza, Suite 825, San Francisco California, on the fifteenth Business Day after the last to occur of (i) the receipt of all Regulatory Approvals and the expiration of all applicable waiting periods; and (ii) satisfaction of the conditions precedent set forth in Sections 6.1, 6.2 and 6.3 or written waiver of such conditions by CCB, DNB, or NBB, as applicable (the "Closing Date").

    1.9 REGULATORY APPROVALS. The Closing shall be subject to receipt and continued effectiveness, without the imposition of (A) any condition or commitment which would, in the reasonable opinion of CCB and DNB, be unduly burdensome on the business and operations of CCB or the Surviving Entity as conducted and as anticipated by CCB and DNB to be conducted subsequent to the Closing Date or (B) any condition or requirement which, in the reasonable opinion of CCB so materially and adversely affects the anticipated economic and business benefits to CCB of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable (in which case CCB shall promptly notify NBB) (each a "Prohibited Condition"), of (i) the approval required to be received by DNB from the Board of Governors of the Federal Reserve System (the "FRB") pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "the Bank Merger Act") or to be received by CCB from the FRB pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"); (ii) the approval required to be received from the California Commissioner of Financial Institutions (the "Commissioner") by CCB under Section 700 et seq. of the Financial Code to acquire control of NBB and by DNB pursuant to Sections 4940-4952 of the Financial Code to convert to a state licensed bank and Section 4880 to 4891 of the Financial Code to merge with NBB; (iii) all approvals from the Comptroller of the Currency (the "OCC)" and/or the Commissioner, as required, necessary for DNB and NBB to effectuate the Capital Reductions; (iv) any approval required to be received by NBB from the OCC; and
(v) any other approval, order or notice of non-objection required to be obtained by CCB, DNB, or NBB from any Governmental Authority, (referred to individually as a "Regulatory Approval" and collectively as the "Regulatory Approvals") in connection with any of the transactions contemplated by this Agreement. For purposes of this Agreement, no condition, requirement or disapproval imposed by the FRB, the Commissioner, the OCC or any other United States federal or state bank regulatory agency shall be deemed a Prohibited Condition if such condition does not materially differ from conditions regularly imposed by the FRB, the Commissioner, the OCC or such other United States federal or state bank regulatory agency in orders approving transactions of the type contemplated by this Agreement and compliance with such condition, requirement or disapproval would not (X) require the taking of any action inconsistent with the manner in which NBB has conducted their respective businesses previously or as contemplated by this Agreement; (Y) have a material adverse effect on the financial condition, results of operations or prospects of CCB or DNB; or (Z) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

    1.10 FURTHER ACTION. In case at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of and transactions contemplated by this Agreement, the appropriate party or parties shall take such action as promptly as practicable. If at any time the Surviving Entity, NBB, or the CCB shall consider or be advised that any further assignments or assurances are necessary or appropriate according to the terms hereof to vest in the Surviving Entity the title of any property or rights of NBB, the acting officers and directors of NBB shall execute and make all such assignments, assurances, agreements and other documents and do all things necessary or advisable to vest title in such property or rights in the Surviving Entity, and otherwise to carry out the purposes of this Agreement.

    1.11 SHAREHOLDER'S AGREEMENTS AND PROXIES. Concurrently with the execution of this Agreement, as a condition precedent to CCB and DNB entering into this Agreement, the NBB Directors shall each

                                    EX-III-4
enter into a separate Shareholder's Agreement and Proxy substantially in the form attached hereto as Appendix B, pursuant to which each of the NBB Directors shall agree to, among other things, vote or cause to be voted all shares of NBB Common Stock with respect to which each such NBB Director has voting power on the date hereof or hereafter to approve the Merger and the transactions contemplated hereby and all requisite matters related thereto, and shall appoint Joseph Heitzler, his or her nominee or successor as their proxy for such vote.

    1.12  NBB BOARD COMPOSITION AND APPOINTMENT OF CHIEF EXECUTIVE
OFFICER. Contemporaneously with the execution of this Agreement, the Board of Directors of NBB shall (a) appoint Ronald W. Bachli, J. Thomas Byrom, and Richard W. Decker, Jr. to the Board of Directors of NBB to fill currently existing vacancies on the NBB Board of Directors or vacancies which shall be created to accommodate this condition; and (b) appoint Harvey Ferguson as Vice Chairman of the Board of Directors and Chief Executive Officer of NBB.

    1.13. DNB BOARD--DIRECTORS' RESIGNATIONS. Immediately prior to closing, and as a condition thereto, all directors of DNB other than J. Thomas Byrom, Chris Daglas, and Harvey Ferguson shall tender in writing their resignations as Directors of DNB effective as of the Effective Time.

    1.14. GRANT OF CFB OPTIONS TO NBB DIRECTORS. Upon execution of this Agreement, each NBB director holding such office on the date of execution of this Agreement, shall be granted options to purchase 1,000 shares of CFB common stock pursuant to the CFB Stock Option Plan (the "CFB Options"). The CFB options shall be granted at not less than the fair market value of CFB common stock on the date of grant, shall be fully vested, and shall be for a term of three (3) years from the date of grant

               ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF NBB

    NBB represents and warrants to the CCB and DNB as follows:

    2.1 ORGANIZATION, CORPORATE POWER, ETC. NBB is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. NBB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and approval by the holders of sixty-six and two-thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the business of NBB, nor the location of any of its properties requires that NBB be licensed or qualified to do business in any jurisdiction other than the State of California.

    2.2 AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION. The execution and delivery by NBB of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NBB, subject only to the approval of this Agreement, the Agreement of Merger and the Merger by the holders of sixty-six and two-thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock. This Agreement has been duly executed and delivered by NBB, subject to receipt of the Regulatory Approvals, constitutes the legal, valid and binding obligation of NBB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of NBB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The term "Applicable Law" as used herein and throughout this Agreement shall mean any domestic or foreign,

                                    EX-III-5
federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of CCB and DNB, to each of CCB and DNB or to their respective properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it), and, in the case of NBB, to NBB or its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it). Except for the approval of the holders of sixty-six and two-thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock and the Regulatory Approvals, no other approvals or consents from any person are necessary for NBB to enter into and perform this Agreement or the Agreement of Merger and to merge with DNB.

        2.2.1 Except as set forth in Schedule 2.2.2, neither the execution and delivery by NBB of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated herein or therein, or compliance by NBB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Association or Bylaws; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which NBB is a party, or by which NBB or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of NBB taken as a whole, or on the ability of NBB to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"); or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NBB.

        2.2.2 No consent or approval of, notice to or filing with any Governmental Authority having jurisdiction over any aspect of the business or assets of NBB, and except as set forth in Schedule 2.2.3, no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by NBB of this Agreement or by NBB of the Agreement of Merger or the consummation by NBB of the transactions contemplated hereunder or thereunder, except approval of the Merger by the holders of sixty-six and two thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock and the Regulatory Approvals. The term "Governmental Authority" as used herein and throughout this Agreement shall mean any foreign, domestic, federal, territorial, state or local governmental authority, court, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing having jurisdiction over the business or any of the assets or properties of any of the parties hereto.

    2.3 CAPITALIZATION. The authorized capitalization of NBB consists of 10,000,000 shares of $5.00 par value common stock ("NBB Common Stock,") of which 572,775 shares are issued and outstanding. NBB has no class of authorized capital stock other than the NBB Common Stock. All of the outstanding shares of NBB Common Stock are validly issued, fully paid and, except as provided by
Section 55 of the National Bank Act, nonassessable. There are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of NBB Common Stock, or any other securities convertible into NBB Common Stock..

    2.4 FINANCIAL STATEMENTS. NBB has furnished to CCB and DNB its unaudited consolidated balance sheet as of June 30, 1999 and the related statements of operations, cash flows and changes in shareholders' equity for the period then ended ("NBB's 1999 Unaudited Financial Statements"). NBB has also furnished to CCB and DNB its audited consolidated balance sheet as of December 31, 1998 and the related statements of operations, cash flows and changes in shareholders' equity for the year then ended and the related notes thereto, and the accompanying audit reports of Deloitte & Touche

                                    EX-III-6

LLP (collectively, "NBB's Audited Financial Statements"). NBB's Audited Financial Statements were prepared and, except for footnotes and year end adjustments, NBB's 1999 Unaudited Financial Statements were prepared, and all interim financial statements to be delivered to CCB and DNB pursuant to this Agreement will be prepared, in accordance with generally accepted accounting principles ("GAAP") or regulatory accounting principles ("RAP"), except as disclosed in the notes thereto and presented and will present fairly the financial position of NBB as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. None of NBB's Audited Financial Statements and none of the interim financial statements to be delivered to CCB and DNB pursuant to this Agreement contain or will, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    2.5 PROXY STATEMENT/PROSPECTUS; REGULATORY APPLICATIONS. The prospectus of CCB, the Proxy Statement of NBB, and the Information Statement of SFB soliciting shareholder approval of the Holding Company Merger, the Merger and the SFB Merger (together the "Joint Proxy Statement/ Prospectus") and the Registration Statement and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement (including, but not limited to, all applications for Regulatory Approvals to be filed by NBB) with respect to all information set forth therein relating to NBB, the Merger and in respect to this Agreement and the Agreement of Merger, at the respective times such documents are filed or become effective, and with respect to the Joint Proxy Statement/Prospectus, at the time of mailing to NBB shareholders and at the time of the NBB shareholders' meeting, will, assuming receipt of all information regarding CCB and DNB reasonably requested by NBB (i) comply in all material respects with the provisions of Applicable Law; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

    2.6 BOOKS AND RECORDS. The minute books and records of NBB provided to CCB and DNB contain (i) true, accurate and complete records of all meetings and actions taken by the Boards of Directors, Board committees and shareholders of NBB and (ii) true and complete copies of its Articles of Association and Bylaws and all amendments thereto. The books and records of NBB accurately reflect in all material aspects its businesses and affairs.

    2.7 TITLE TO ASSETS. NBB has good and marketable title to all material properties and assets, other than real property, owned or purported to be owned by NBB, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature, except for (i) liens for current taxes not yet due and payable; (ii) liens incurred in the ordinary course of business and which do not materially impair the respective businesses of NBB, or materially detract from the usefulness of the properties subject thereto; or (iii) such liens as are disclosed in NBB's Audited Financial Statements as of December 31, 1998 or in
Schedule 2.7

    2.8 LEGAL PROCEEDINGS AND AGREEMENTS WITH BANKING AUTHORITIES. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to NBB's knowledge, threatened against NBB before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. NBB is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

                                    EX-III-7

    2.9 COMPLIANCE WITH LAWS AND REGULATIONS. NBB has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, community reinvestment, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by NBB are in compliance with such laws, regulations and orders, except for such violations or noncompliance as will not have a Material Adverse Effect.

    2.10 PERFORMANCE OF OBLIGATIONS. Except as set forth in Schedule 2.10(a), NBB has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which NBB is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect. No party with whom NBB has an agreement which is material to the financial condition, results of operations or prospects of NBB is in default thereunder, except as set forth in Schedule 2.10(b).

    2.11 EMPLOYEES. Except as set forth in Schedule 2.11, there are no written understandings or, to the best knowledge of NBB, any other understandings, for the employment of any officer, contingent worker or employee of NBB which are not terminable by NBB, as the case may be, without liability and without notice for any reason or no reason. Except as set forth in Schedule 2.11 (b), there are no controversies pending or threatened between NBB and any of their respective directors, officers, contingent workers or employees. Except as disclosed in NBB's Audited Financial Statements as of December 31, 1998 and in Schedule 2.11(c), all material sums due for director, officer, contingent worker and employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations for such persons are fully funded. NBB is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Schedule 2.11(d), no director, officer, contingent worker or employee of NBB is entitled to receive any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    2.12 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 2.12, since December 31, 1998, the business of NBB has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been any:

        2.12.1 Change in, or development in the business of NBB which is likely to have a Material Adverse Effect;

        2.12.2 Damage, destruction or loss to property (whether or not covered by insurance), individually or in the aggregate, that could have a Material Adverse Effect;

        2.12.3 Material contract, agreement, license or Understanding which NBB has entered into or to which NBB is a party which has been terminated or amended other than in the ordinary course of business;

        2.12.4 Labor trouble, dispute or problem of any character involving employees or contingent workers of NBB which could have a Material Adverse Effect;

        2.12.5  Change in accounting policies or practices;

        2.12.6 Material revaluation by NBB of any of its assets except as required by GAAP;

        2.12.7 Waiver or release of any right or claim of NBB except in the usual and ordinary course of business; or

                                    EX-III-8

        2.12.8 Declaration, setting aside or payment of any dividend or distribution with respect to NBB Common Stock or the issuance of any shares of, or options to purchase, NBB Common Stock or any other securities of NBB.

    2.13 UNDISCLOSED LIABILITIES. NBB has no liabilities or obligations, either accrued or contingent, which are material to NBB, and which have not been either reflected or disclosed in (i) NBB's Audited Financial Statements as of December 31, 1998, (ii) NBB's 1999 Unaudited Financial Statements, or (iii)
Schedule 2.13(a). NBB knows of no basis for the assertion against NBB of any liability, obligation or claim (including, without limitation, that of any Governmental Authority) that might result in or cause a Material Adverse Effect which is not fairly reflected in their respective Audited Financial Statements or otherwise disclosed in Schedule 2.13(b).

    2.14 ACCURACY AND CURRENT STATUS OF INFORMATION FURNISHED. The representations and warranties made by NBB hereby or in the Schedules attached hereto contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading. NBB hereby covenants that it shall, not later than the 15th day of each calendar month between the date hereof and the Closing Date, amend or supplement the Schedules prepared and delivered pursuant to this Article 2 to ensure that the information set forth in such Schedules accurately reflects the then-current status of NBB. NBB shall further amend or supplement the Schedules as of the Closing Date if necessary to reflect any additional changes in the status of NBB. No amendment or supplement of the Schedules required by the preceding two sentences shall affect the conditions to the obligations of NBB to consummate the transactions contemplated by this Agreement, and any and all changes or additions contained in any such amendment or supplement shall be considered in determining whether such conditions have been satisfied.

    2.15 FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to NBB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    2.16 VOTE REQUIREMENT. The affirmative vote of the holders of sixty-six and two-thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock entitled to vote on the record date for the meeting of shareholders of NBB at which the Merger will be considered is the only vote of any class or series of NBB capital stock necessary to approve the Agreement, the Agreement of Merger, and the transactions contemplated herein and therein.

    2.17 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of NBB set forth in this Agreement shall be deemed to be made on and as of the date of this Agreement and as of the Closing Date, except for those representations and warranties which expressly are made as of a specified date, which representations and warranties shall be deemed made on and as of such date.

               ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF CCB

    CCB represents and warrants to DNB and NBB as follows:

    3.1 ORGANIZATION, CORPORATE POWER, ETC. CCB is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. CCB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and, if required, approval by the sole shareholder holder of the issued and outstanding shares of CCB Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the

                                    EX-III-9
business of CCB, nor the location of any of its properties requires that CCB be licensed or qualified to do business in any jurisdiction other than the States of California and Delaware.

    3.2  AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION.

        3.2.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of CCB. This Agreement has been duly executed and delivered by CCB and, subject to receipt of the Regulatory Approvals, and, if required the approval of CCB's sole shareholder, constitutes the legal, valid and binding obligation of CCB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and of approval of CCB's shareholder, if required, and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of CCB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Except for the Regulatory Approvals and approval of the shareholder of CCB, no other approvals or consents from any person are necessary for to enter into and perform this Agreement or for CCB to enter into and perform the Agreement of Merger.

        3.2.2 Neither the execution and delivery by CCB of this Agreement or the execution and delivery by CCB of the Agreement of Merger nor, subject to the receipt of the Regulatory Approvals, the consummation of the transactions contemplated herein or therein, or compliance by CCB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation and Bylaws of CCB; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CCB is a party, or by which CCB or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the ability of CCB to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CCB.

    3.3 CAPITALIZATION. The authorized capitalization of CCB consists of 75,000,000 shares of $0.01 par value common stock ("CCB Common Stock,") and 25,000,000 shares of preferred stock. No shares CCB Commons Stock or preferred stock are issued and outstanding. As of the date of this Agreement there are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of CCB Common Stock, or any other securities convertible into CCB Common Stock.

    3.4 JOINT PROXY STATEMENT/PROSPECTUS AND REGULATORY APPLICATIONS. The Joint Proxy Statement/ Prospectus and the Registration Statement and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement (including, but not limited to, all applications for Regulatory Approvals to be filed by CCB) with respect to all information set forth therein relating to CCB, the Merger and in respect to this Agreement and the Agreement of Merger, at the respective times such documents are filed or become effective, and with respect to the Joint Proxy Statement/Prospectus, at the time of mailing to NBB shareholders and at the time of the NBB shareholders' meeting, will, assuming receipt of all information regarding NBB and DNB reasonably requested by CCB (i) comply in all material respects with the provisions of Applicable Law; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit any material fact necessary in

                                   EX-III-10
order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

    3.5 FINANCIAL STATEMENTS. CCB will furnish to NBB and DNB its unaudited consolidated balance sheet as of August 31, 1999 and the related statements of operations, cash flows and changes in shareholders' equity for the period then ended ("CCB's 1999 Unaudited Financial Statements"). CCB will also furnish to CCB and DNB its pro forma audited consolidated balance sheet as of December 31, 1998 and the related statements of operations, cash flows and changes in shareholders' equity for the year then ended and the related notes thereto, and the accompanying audit reports of KPMG LLP (collectively, "CCB's Audited Financial Statements"). CCB's Audited Financial Statements will be prepared and, except for footnotes and year end adjustments, CCB's 1999 Unaudited Financial Statements and all interim financial statements to be delivered to NBB and DNB pursuant to this Agreement will be prepared, in accordance with GAAP or RAP, except as disclosed in the notes thereto and presented and will present fairly the financial position of CCB as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. None of CCB's Audited Financial Statements and none of the interim financial statements to be delivered to NBB and DNB pursuant to this will, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    3.6 FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to CCB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    3.7 ACCURACY; COMPLETENESS OF INFORMATION. The representations, warranties and other statements of CCB contained in this Agreement are true and correct in all material respects and CCB has not failed to state any material fact necessary to make such representations, warranties and other statements not misleading in light of the circumstances in which they are made.

    3.8 BOOKS AND RECORDS. The books and records of CCB provided to NBB and DNB contain (i) true, accurate and complete records of all meetings and actions taken by the Boards of Directors, Board committees and shareholders of CCB and
(ii) true and complete copies of its Articles of Incorporation and Bylaws and all amendments thereto. The books and records of CCB accurately reflect in all material aspects its businesses and affairs.

    3.9 LEGAL PROCEEDINGS AND AGREEMENTS WITH BANKING AUTHORITIES. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to CCB's knowledge, threatened against CCB before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. CCB is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

    3.10 COMPLIANCE WITH LAWS AND REGULATIONS. CCB has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, community reinvestment, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by CCB are in compliance with such laws, regulations and orders, except for such violations or noncompliance as will not have a Material Adverse Effect.

    3.11 PERFORMANCE OF OBLIGATIONS. CCB has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which CCB is a party

                                   EX-III-11
or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect. No party with whom CCB has an agreement which is material to the financial condition, results of operations or prospects of CCB is in default thereunder.

    3.12 UNDISCLOSED LIABILITIES. CCB has no liabilities or obligations, either accrued or contingent, which are material to CCB, and which have not been either reflected or disclosed in (i) CCB's Audited Financial Statements as of December 31, 1998, (ii) CCB's 1999 Unaudited Financial Statements, or (iii)
Schedule 3.12. CCB knows of no basis for the assertion against CCB of any liability, obligation or claim (including, without limitation, that of any Governmental Authority) that might result in or cause a Material Adverse Effect which is not fairly reflected in their respective Audited Financial Statements or otherwise disclosed in Schedule 3.12.

    3.13 ACCURACY AND CURRENT STATUS OF INFORMATION FURNISHED. The representations and warranties made by CCB hereby or in the Schedules attached hereto contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading.

    3.14 FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to CBB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    3.15 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of CCB set forth in this Agreement shall be deemed to be made on and as of the date of this Agreement and as of the Closing Date, except for those representations and warranties which expressly are made as of a specified date, which representations and warranties shall be deemed made on and as of such date.

               ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF DNB

    DNB represents and warrants to CCB and NBB as follows:

    4.1 ORGANIZATION, CORPORATE POWER, ETC. DNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. DNB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals and approval by the sole holder of the issued and outstanding shares of DNB Common Stock, to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of the business of DNB, nor the location of any of its properties requires that DNB be licensed or qualified to do business in any jurisdiction other than the State of California.

    4.2  AUTHORIZATIONS AND APPROVALS; BINDING OBLIGATION.

        4.2.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of DNB. This Agreement has been duly executed and delivered by DNB and, subject to receipt of the approval of DNB's shareholder and of the Regulatory Approvals, constitutes the legal, valid and binding obligation of DNB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Agreement of Merger will, upon receipt of all necessary Regulatory Approvals and of approval of DNB's shareholder and upon due certification, execution, acknowledgment and filing thereof in accordance with Applicable Law, be the valid and binding obligation of DNB, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting

                                   EX-III-12
    the rights of creditors generally and the availability of equitable remedies). Except for the Regulatory Approvals and approval of the shareholder of DNB, no other approvals or consents from any person are necessary for DNB to enter into and perform this Agreement or for DNB to enter into and perform the Agreement of Merger.

        4.2.2 Neither the execution and delivery by DNB of this Agreement or the execution and delivery by DNB of the Agreement of Merger nor, subject to the receipt of the Regulatory Approvals, the consummation of the transactions contemplated herein or therein, or compliance by DNB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Association and Bylaws of DNB; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which DNB is a party, or by which DNB or any of its respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the ability of DNB to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DNB.

    4.3 JOINT PROXY STATEMENT/PROSPECTUS AND REGULATORY APPLICATIONS. The Joint Proxy Statement/ Prospectus and the Registration Statement and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement (including, but not limited to, all applications for Regulatory Approvals to be filed by DNB) with respect to all information set forth therein relating to DNB, the Merger and in respect to this Agreement and the Agreement of Merger, at the respective times such documents are filed or become effective, and with respect to the Joint Proxy Statement/Prospectus, at the time of mailing to NBB shareholders and at the time of the NBB shareholders' meeting, will, (i) comply in all material respects with the provisions of Applicable Law; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

    4.4 FINANCIAL STATEMENTS. DNB has furnished to CCB and NBB its unaudited consolidated balance sheet as of June 30, 1999 and the related statements of operations, cash flows and changes in shareholders' equity for the period then ended ("DNB's 1999 Unaudited Financial Statements"). DNB has also furnished to CCB and NBB its audited consolidated balance sheet as of December 31, 1998 and the related statements of operations, cash flows and changes in shareholders' equity for the year then ended and the related notes thereto, and the accompanying audit reports of Deloitte & Touche LLP (collectively, "DNB's Audited Financial Statements"). DNB's Audited Financial Statements were prepared and, except for footnotes and year end adjustments, DNB's 1999 Unaudited Financial Statements were prepared, and all interim financial statements to be delivered to CCB and NBB pursuant to this Agreement will be prepared, in accordance with GAAP or RAP, except as disclosed in the notes thereto and presented and will present fairly the financial position of DNB as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. None of DNB's Audited Financial Statements and none of the interim financial statements to be delivered to CCB and NBB pursuant to this Agreement contain or will, when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    4.5 FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to DNB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

                                   EX-III-13

    4.6 ACCURACY; COMPLETENESS OF INFORMATION. The representations, warranties and other statements of DNB contained in this Agreement are true and correct in all material respects and DNB has not failed to state any material fact necessary to make such representations, warranties and other statements not misleading in light of the circumstances in which they are made.

    4.7 BOOKS AND RECORDS. The books and records of DNB provided to NBB and CCB contain (i) true, accurate and complete records of all meetings and actions taken by the Boards of Directors, Board committees and shareholders of CCB and
(ii) true and complete copies of its Articles of Association and Bylaws and all amendments thereto. The books and records of DNB accurately reflect in all material aspects its businesses and affairs.

    4.8 LEGAL PROCEEDINGS AND AGREEMENTS WITH BANKING AUTHORITIES. There are no actions, suits, arbitrations or administrative or other proceedings or investigations pending, or to DNB's knowledge, threatened against DNB before any court, governmental body, commission, board or administrative officer, bureau or agency, whether foreign, federal, state or local, seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby, the Merger, or the legality of such transactions or the Merger. DNB is not subject to any order, writ, injunction or decree of any person which would have the effect set forth above.

    4.9 COMPLIANCE WITH LAWS AND REGULATIONS. DNB has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, community reinvestment, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by DNB are in compliance with such laws, regulations and orders, except for such violations or noncompliance as will not have a Material Adverse Effect.

    4.10 PERFORMANCE OF OBLIGATIONS. DNB has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which DNB is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect. No party with whom DNB has an agreement which is material to the financial condition, results of operations or prospects of DNB is in default thereunder.

    4.11 UNDISCLOSED LIABILITIES. DNB has no liabilities or obligations, either accrued or contingent, which are material to DNB, and which have not been either reflected or disclosed in (i) DNB's Audited Financial Statements as of December 31, 1998, (ii) DNB's 1999 Unaudited Financial Statements, or (iii)
Schedule 4.11. CCB knows of no basis for the assertion against CCB of any liability, obligation or claim (including, without limitation, that of any Governmental Authority) that might result in or cause a Material Adverse Effect which is not fairly reflected in their respective Audited Financial Statements or otherwise disclosed in Schedule 4.11.

    4.12 ACCURACY AND CURRENT STATUS OF INFORMATION FURNISHED. The representations and warranties made by DNB hereby or in the Schedules attached hereto contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading.

    4.13 FACTS AFFECTING REGULATORY APPROVALS OR CONSENTS. There is no fact, event or condition applicable to DNB which will, or reasonably could be expected to, adversely affect the likelihood of securing the Regulatory Approvals.

    4.14 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of DNB set forth in this Agreement shall be deemed to be made on and as of the date of this Agreement and as of the Closing Date, except for those

                                   EX-III-14
representations and warranties which expressly are made as of a specified date, which representations and warranties shall be deemed made on and as of such date.

                             ARTICLE 5.  COVENANTS

    5.1  ACCESS.

        5.1.1 Each party shall have the right, on reasonable notice and during ordinary business hours, to examine through its agents, auditors and attorneys all of the books, records and properties of each other party including but not limited to all loan, investment, accounting, property and legal records and files. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the party being examined.

        5.1.2 Each party shall retain in confidence and shall require its employees, consultants, professional representatives and agents to retain in confidence, all information gained thereby, and shall not reveal it to anyone except as may be necessary for the accomplishment of the purposes of such examination and the consummation of the transactions provided for hereby.

        5.1.3 Until the Closing Date, a representative of CCB shall be invited to attend, in person, each meeting of the Board of Directors of NBB of and NBB's Directors Loan Committee; provided, however, that such representatives shall be excused during (i) any discussion regarding the Merger or the transactions contemplated by this Agreement, (ii) any discussion regarding trade secrets or proprietary rights, or (iii) the conduct or discussion of any business requiring the advice of counsel when the presence of such representatives would have the effect of waiving the attorney-client privilege.

    5.2 NEGATIVE COVENANTS OF NBB PRIOR TO CLOSING. Between the date hereof and the Effective Time:

        5.2.1 NBB agrees not to conduct its business other than in the normal and customary manner and in accordance with safe and sound banking practices and not to carry on its business except in substantially the same manner as heretofore conducted or introduce any new method of management or operation with respect to its business and properties, except in a manner consistent with prior practice and in the ordinary course of business. Notwithstanding the provisions of this Section 5.2.1, CCB consents to the appointment of Kenneth Hurley as President and COO of the NBB.

        5.2.2  NBB shall take no action which would or is reasonably likely to
    (i) adversely affect the ability of CCB, DNB, or NBB to obtain any necessary Regulatory Approvals (ii) adversely affect the ability of NBB to obtain any consents referred to in Section 2.2; (iii) adversely affect the ability of NBB, DNB or CCB to perform their respective covenants and agreements under this Agreement or the Agreement of Merger, or (iv) result in any of the conditions to the Merger set forth in Article 6 not being satisfied

    5.3 AFFIRMATIVE COVENANTS OF NBB PRIOR TO CLOSING. Between the date hereof and the Effective Time, NBB, as the case may be, shall do the following:

        5.3.1 Use its commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

        5.3.2 Use and devote its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees, contingent workers and others having business relationships with it;

                                   EX-III-15

        5.3.3 Advise CCB and DNB promptly in writing of any material adverse change known to it including, but not limited to, any matter which could have a Material Adverse Effect, or of any matter which would make the representations and warranties set forth in Article 2 hereof not true and correct in any material respect at the Closing or in the event it determines that the Merger will not be consummated because of its inability to meet any of the conditions set forth in Article 6 hereof;

        5.3.4 Keep in full force and effect all of its existing permits and licenses;

        5.3.5 Perform its material contractual obligations and not become in material default on any of such obligations;

        5.3.6 Duly observe and conform to all legal requirements applicable to its business;

        5.3.7 Duly and timely file all reports and Returns required to be filed with any Governmental Authority, unless any extensions have been duly granted by such authority;

        5.3.8 Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

        5.3.9 NBB agrees that through the Effective Time, as of their respective dates, (i) all NBB Filings will be true and complete in all material respects; and (ii) each NBB Filing will comply in all material respects with all of the Applicable Laws enforced or promulgated by the Governmental Authority with which it will be filed, and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such NBB Filings that is intended to present the financial position of NBB will fairly present the financial position of NBB during the periods involved, and will be prepared in accordance with GAAP or RAP, except as stated therein;

        5.3.10  NBB SHAREHOLDER RECOMMENDATION; SUPERIOR PROPOSALS.

           (1) The Board of Directors of NBB has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of NBB and its shareholders, and (ii) to recommend that the shareholders of NBB approve the proposed merger of NBB with and into DNB.

           (2) Not later than 15 days after the Registration Statement is declared effective by the SEC, unless extended with the consent of CCB and DNB, NBB shall take all such actions as may be required to convene a meeting of its shareholders to consider and vote upon the transactions contemplated hereby and all requisite matters incident thereto for the approval of its shareholders. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, NBB and its directors, officers, employees, representatives, and agents shall not, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than CCB and/or DNB and their agents and representatives), or (ii) participate in any discussion or negotiations with, or disclose any non-public information concerning NBB to, or afford any access to the properties, books or records of NBB to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than CCB and/or DNB and their agents and representatives), in connection with any proposed purchase, acquisition or merger offer or proposal (collectively, "Merger Proposal") with respect to NBB. NBB will (i) notify CCB as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with a potential Merger Proposal and (ii) as promptly as practicable notify CCB of the significant terms and conditions of any such Merger Proposal. In addition, subject to the other provisions of this Section 5.3.10, from and after the

                                   EX-III-16
       date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, NBB will not, and will instruct its respective directors, officers, employees, representatives and agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Merger Proposal made by any person, entity or group (other than CCB); provided, however, that nothing herein shall prohibit NBB's Board of Directors from taking and disclosing to NBB's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

           (3) Notwithstanding the provisions of paragraph (2) above, prior to the Effective Time, NBB may, to the extent the Board of Directors of NBB determines, in good faith, after consultation with its legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph 5.3.10(4), below, furnish information to any person, entity or group after such person, entity of group has delivered to NBB in writing, an unsolicited bona fide Merger Proposal which the Board of Directors of NBB in its good faith reasonable judgment determines would result in a transaction more favorable than the Proposed Merger to the stockholders of NBB (a "NBB Superior Proposal"). In addition, notwithstanding the provisions of paragraph (2) above, in connection with a possible Merger Proposal, NBB may refer any third party to this Section 5.3.10 or make a copy of this Section 5.3.10 available to a third party. In the event NBB receives an NBB Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of NBB from recommending such NBB Superior Proposal to its stockholders or from entering into an "NBB Qualifying Agreement" defined below, with such party, if the Board determines, in good faith, after consultation with its legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of NBB may withdraw, modify or refrain from making its recommendation set forth in Section 5.3.10, and, to the extent it does so. NBB may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.3.11; provided, however, that NBB shall not recommend to its stockholders an NBB Superior Proposal for a period of not less than 48 hours after CCB's receipt of a copy of such NBB Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit NBB's obligation to hold and convene the NBB Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of NBB shall have been withdrawn, modified or not yet made), although NBB may concurrently submit an NBB Superior Proposal to NBB stockholders for approval. The term "NBB Qualifying Agreement" means a merger, purchase, reorganization or similar agreement for an NBB Superior Proposal that (A) terminates automatically upon receipt, if any, of NBB stockholder approval of and adoption of this Agreement and the approval of the Merger (the "NBB Stockholder Approval"), (B) provides that there shall be no liability or obligation of NBB upon or following termination thereof as a result of the receipt by NBB of NBB Stockholder Approval, (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the NBB Superior Proposal (or any affiliate of such party) except upon consummation of the NBB Superior Proposal, and (D) does not require NBB not to perform or comply with or take any act inconsistent with any provision of this Agreement except (for this clause (D)) to the extent NBB is specifically permitted under this Agreement to act or omit to act in connection with an NBB Superior Proposal.

           (4) Notwithstanding anything to the contrary herein, NBB will not provide any non-public information to a third party unless: (x) NBB provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection for confidential

                                   EX-III-17
       information in a form reasonably satisfactory to CCB; and (y) such non-public information is the same information previously delivered to CCB.

        5.3.11 SUBMISSION TO NBB SHAREHOLDERS; PREPARATION OF CCB REGISTRATION STATEMENT AND/ JOINT PROXY STATEMENT/PROSPECTUS.

           (1) NBB shall prepare as soon as practicable after the date hereof information for use in connection with the Joint Proxy Statement/Prospectus and such meeting and shall as soon as practicable thereafter cause such proxy materials to be filed with, and if necessary, approved by, the OCC. NBB shall cause such Joint Proxy Statement/Prospectus to be mailed by registered or certified mail to the shareholders of NBB and shall publish the notice required by Section 214a(a) of the National Bank Act. The Joint Proxy Statement/Prospectus shall be included in a Registration Statement registering shares of CCB Common Stock to be issued as consideration for the Merger (the "Registration Statement"). CCB shall have responsibility for the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. NBB shall have responsibility for furnishing to CCB for inclusion in the Joint Proxy Statement/ Prospectus and the Registration Statement, information concerning the NBB which, in the opinion of counsel for NBB, is necessary or appropriate in order to comply with the requirements of the Corporation Law, the Exchange Act, the Securities Act, and all other Applicable Laws and which is not reasonably objectionable to the CCB's counsel. CCB shall not submit the Joint Proxy Statement/Prospectus and the Registration Statement to the SEC, or mail the final Joint Proxy Statement/Prospectus, without giving NBB and DNB and their counsel at least five (5) Business Days to comment on such proxy materials and CCB shall incorporate therein all reasonable comments of DNB and NBB and their counsel.

           (2) If the Merger is approved by vote of the holders of sixty-six and two-thirds per cent (66 2/3%) of the issued and outstanding shares of NBB Common Stock, then within ten (10) days thereafter NBB shall send to each holder of Dissenting Shares the notice required to be given to record holders of Dissenting Shares pursuant to Section 214a(b) of the National Bank Act.

           (3) NBB shall obtain (and deliver a copy thereof to CCB and DNB) prior to distribution of the Joint Proxy Statement/Prospectus, a written opinion from the Findley Group dated the date of distribution of the Joint Proxy Statement/Prospectus (the "Fairness Opinion"), to the effect that the consideration and other terms of the Merger and this Agreement are fair, from a financial point of view, to NBB and its shareholders.

        5.3.12 NBB shall prepare and promptly file any and all Applications required of it by this Agreement and applicable law to be filed with the OCC and any other applicable Government Authority for approval of the Merger and the Capital Reductions.

    5.4 CONDUCT OF CCB AND DNB PRIOR TO CLOSING. Between the date hereof and the Effective Time, each of CCB and DNB shall do the following:

        5.4.1 Use its commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

        5.4.2 Use and devote its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and, with respect to DNB, to maintain and preserve its relationships and goodwill with account holders, borrowers, employees, contingent workers and others having business relationships with it;

        5.4.3 Keep in full force and effect all of its existing permits and licenses;

        5.4.4 Duly observe and conform to all legal requirements applicable to its business;

                                   EX-III-18

        5.4.5 Perform its material contractual obligations and not become in material default on any of such obligations;

        5.4.6 Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

        5.4.7 Duly and timely file all reports and Returns required to be filed with any Governmental Authority, unless any extensions have been duly granted by such authority;

        5.4.8 Not take any action which would or is reasonably likely to (i) adversely affect the ability of DNB, CCB, or NBB to obtain any necessary Regulatory Approvals, (ii) adversely affect the ability of DNB, CCB or NBB to obtain any consents referred to in Sections 3.2 or 4.2, (iii) adversely affect the ability of DNB, CCB or NBB to perform their respective covenants and agreements under this Agreement or the Agreement of Merger, or (iv) result in any of the conditions to the Merger set forth in Article 6 not being satisfied; and

        5.4.9 Advise NBB promptly in writing of any material adverse change known to it including, but not limited to, any matter which could have a Material Adverse Effect, or of any matter which would make the representations and warranties set forth in Articles 3 or 4, as the case may be, hereof not true and correct in any material respect at the Closing or in the event it determines that the Merger will not be consummated because of its inability to meet any of the conditions set forth in Article 6 hereof;

        5.4.10 CCB and DNB each agrees that through the Effective Time, as of their respective dates, (i) all CCB or DNB Filings, as the case may be, will be true and complete in all material respects; and (ii) each CCB or DNB Filings, as the case may be, will comply in all material respects with all of the Applicable Laws enforced or promulgated by the Governmental Authority with which it will be filed, and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such CCB or DNB Filings, as the case may be, that is intended to present the financial position of NBB will fairly present the financial position of CCB or DNB Filings, as the case may be, during the periods involved, and will be prepared in accordance with GAAP or RAP, except as stated therein.

    5.5 AFFIRMATIVE COVENANTS OF CCB AND DNB PRIOR TO CLOSING. Between the date hereof and the Effective Time, CCB and DNB shall each do the following:

        5.5.1 CCB and DNB shall prepare and promptly file any and all Applications required of them by this Agreement and applicable law to be filed with the FRB, the DFI and any other applicable Government Authority for approval of the Merger, the Conversion, and the Capital Reductions;

        5.5.2 DNB shall promptly file the Agreement of Merger and all supporting documents with the Secretary of State of the State of California and the DFI;

        5.5.3 APPROVAL BY CCB AND DNB'S SHAREHOLDER. If required, not later than 120 days after execution of this Agreement, shall take all such actions as may be required to obtain the written consent of their respective sole shareholders.

        5.5.4 RESERVATION, ISSUANCE AND REGISTRATION OF CCB COMMON STOCK. CCB shall reserve and make available for issuance in connection with the Bank Mergers and the Holding Company Merger and in accordance with the terms of this Agreement, and the Holding Company Agreement, and the SFB Agreement (i) CCB Common Stock to be issued in connection with the Bank Mergers and the Holding Company Merger, including, but not limited to, the maximum number of shares of CCB Common Stock to which holders of convertible debentures or the option

                                   EX-III-19
    holders of the parties to the Bank Mergers and the Holding Company Merger may be entitled to hereunder at or after the Effective Time. All CCB Common Stock will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, the Holding Company Agreement, and the SFB Agreement, be duly authorized, legally and validly issued, fully paid and nonassessable. As promptly as practicable after the date hereof, CCB shall file and cause to be declared effective pursuant to the Securities Act one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the Securities Act and in compliance with all applicable state securities laws and regulations.

    5.6  MUTUAL COVENANTS OF NBB, DNB AND CCB

        5.6.1. CORPORATE ACTION. Each party promptly shall take or cause to be taken all necessary action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger.

        5.6.2. REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals, notices, and consents as may be required of any of them, respectively, by Applicable Law with respect to the transactions contemplated by this Agreement, including, without limitation, any and all applications or notices required to be filed with the FRB, the Commissioner, the OCC and such other Governmental Authorities as the CCB, DNB or NBB may reasonably believe necessary. Each party shall cooperate with the other in the preparation of the applications or notices and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete said applications. Each party shall afford the other a reasonable opportunity to review all such applications or notices and all amendments and supplements thereto before filing. NBB, CCB and DNB each covenants and agrees that any and all information furnished by it to the other for inclusion in such applications or notices will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        5.6.3. NECESSARY CONSENTS. In addition to the Regulatory Approvals, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including without limitation the written consent of any lessors of real or personal property which property cannot be assigned without the written consent of such lessors.

        5.6.4. FURTHER ASSURANCES. CCB, DNB and NBB each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof. This Section 5.6.4 shall survive the Closing.

         ARTICLE 6.  CONDITIONS PRECEDENT TO CONTEMPLATED TRANSACTIONS

    6.1 GENERAL CONDITIONS. The obligations of each of the parties hereto to consummate the transactions contemplated herein are further subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, any of which, other than Section 6.1.1 and 6.1.3, may be waived in writing:

        6.1.1. SHAREHOLDER APPROVAL. The transactions contemplated hereby shall have received all requisite approvals of the shareholders of CCB, DNB and NBB.

        6.1.2. NO PROCEEDINGS. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Authority shall have been instituted and, at what would otherwise

                                   EX-III-20
    have been the Effective Time, remain pending by or before a court or any Governmental Authority to restrain or prohibit the transactions contemplated hereby.

        6.1.3. REGULATORY APPROVALS. To the extent required by Applicable Law, all approvals or consents of any Governmental Authority, including without limitation those of the FRB and the Commissioner, shall have been obtained or made for the transactions contemplated hereby without imposition of any Prohibited Condition. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied, including the expiration of applicable waiting periods.

        6.1.4.  JOINT PROXY STATEMENT/PROSPECTUS.  Copies of the
    Prospectus/Joint Proxy Statement/ Prospectus shall have been mailed to every shareholder of record of NBB on a record date not less than ten days prior to the date of NBB's shareholders' meeting called to act upon the Merger.

        6.1.5. REGISTRATION STATEMENT. The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of CCB threatened by the SEC to suspend the effectiveness of the Registration Statement, and CCB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from the registration or qualification requirements as may be necessary.

    6.2 CONDITIONS TO OBLIGATIONS OF CCB AND DNB. The obligations of CCB and DNB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which, may be waived in writing by CCB and DNB:

        6.2.1.  REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF
    COVENANTS. Each of the representations and warranties of NBB set forth herein shall be true and correct as of the Effective Time in all material respects, as if made on such date; and NBB shall have performed in all material respects all of the covenants to be performed by it on or prior to the Effective Time.

        6.2.2. OPINION OF COUNSEL FOR NBB. CCB shall have received from Buchalter, Nemer, Fields & Younger, a Professional Corporation, counsel to NBB, an opinion dated the Effective Time in substantially the form attached hereto as Appendix C.

        6.2.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement by NBB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of NBB, and NBB shall have full power and right to merge pursuant to the Agreement of Merger.

        6.2.4. DISSENTING SHARES LIMITED TO 10%. Total Dissenting Shares shall not be greater than ten percent of total outstanding NBB common stock.

        6.2.5. THIRD PARTY CONSENTS. NBB shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

        6.2.6. ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any change in the financial condition, results of operation or prospects of NBB since December 31, 1998, which individually is or in the aggregate are materially adverse to NBB, except changes resulting from a change in law, a change in governmental regulatory practices, a change in GAAP, or a change in another matter affecting the banking industry generally; or (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of NBB.

                                   EX-III-21

        6.2.7. SHAREHOLDER'S AGREEMENTS. Each of the NBB Director shall have entered into a Shareholder's Agreement and Proxy substantially in the form attached hereto as Appendix B, and each of the persons executing such agreement shall have performed in all material respects the obligations to be performed by him or her thereunder.

        6.2.8. OFFICERS' CERTIFICATE. There shall have been delivered to CCB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of NBB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.1.1, 6.1.2, 6.1.3, 6.2.1, 6.2.3, 6.2.4, 6.2.5, 6.2.6, 6.2.7, 6.2.9 and 6.2.10 of this
    Agreement:

        6.2.9. FAIRNESS OPINION. A copy of the Fairness Opinion shall have been delivered to the NBB prior to the distribution of the NBB Proxy Statement. The Fairness Opinion shall not have been withdrawn prior to the Effective Time.

        6.2.10. CAPITAL REDUCTION. DNB and NBB shall have received approvals of all required Governmental Authorities to effect the Capital Reductions.

        6.2.11. CONVERSION. The conversion of DNB to a California State licensed, member bank shall have been completed.

        6.2.12.  The Board of Directors of NBB shall have (a) appointed Ronald
    W. Bachli, J. Thomas Byrom, and Richard W. Decker, Jr. to the Board of Directors of NBB to fill currently existing vacancies on the NBB Board of Directors or vacancies which shall be created to accommodate this condition; and (b) appointed Harvey Ferguson as Vice Chairman of the Board of Directors and Chief Executive Officer of NBB.

        6.2.13. The obligation of CCB to effect the transactions contemplated hereby shall be subject to the condition that all directors of DNB other than J. Thomas Byrom, Chris Daglas, and Harvey Ferguson shall tender in writing their resignations as Directors of DNB effective as of the Effective Time.

    6.3 CONDITIONS TO OBLIGATIONS OF NBB. The obligations of NBB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which may be waived in writing by NNB;

        6.3.1.  REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF
    COVENANTS. Each of the representations and warranties of DNB and CCB set forth herein shall be true and correct as of the Effective Time in all material respects, as if made on such date; and DNB and CCB shall have performed in all material respects all of the covenants to be performed by them on or prior to the Effective Time.

        6.3.2. OPINION OF COUNSEL FOR CCB AND DNB. NBB shall have received from Lillick & Charles LLP, counsel to DNB and CCB, an opinion dated the Effective Time in substantially the form attached hereto as Appendix D.

        6.3.3. AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement by DNB and by CCB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by DNB and CCB shall have full power and right to merge pursuant to the Agreement of Merger.

        6.3.4. THIRD PARTY CONSENTS. CCB and DNB shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

        6.3.5. ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any change in the financial condition, results of operation or prospects of CCB or

                                   EX-III-22

    DNB since December 31, 1998, which individually is or in the aggregate are materially adverse to CCB or DNB, as the case may be, except changes resulting from a change in law, a change in governmental regulatory practices, a change in GAAP, or a change in another matter affecting the banking industry generally; or (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of CCB or DNB, as the case may be.

        6.3.6. OFFICERS' CERTIFICATE. There shall have been delivered to NBB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CCB and of DNB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.1.1, 6.1.2, 6.1.3, 6.1.5, 6.3.1, 6.3.3, 6.3.4 and 6.3.5 of this Agreement.

        6.3.7. FAIRNESS OPINION. Prior to solicitation of shareholder approval, NBB shall have received the Fairness Opinion and the Fairness Opinion shall not have been withdrawn prior to the Effective Time.

        6.3.6  CFB OPTIONS.  The CFB Options shall have been granted.

                            ARTICLE 7.  TERMINATION

    7.1  TERMINATION OF THIS AGREEMENT.

        7.1.1 Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by the holders of a sixty-six and two thirds per cent (66 2/3%) of the issued and outstanding shares of NBB, this Agreement may be terminated prior to the Effective Time:

           (1) By mutual written consent of the Board of Directors of NBB, DNB, and CCB;

           (2) By (i) CCB or DNB immediately upon the expiration of 30 days from the date that CCB or DNB, as the case may be, has given notice to NBB of a material breach or default by NBB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (ii) NBB immediately upon the expiration of 30 days from the date that NBB has given notice to CCB or DNB of a material breach or default by CCB or DNB, as the case may be, in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; provided, however, that no such termination shall be effective if, within such 30-day period, the breaching or defaulting party shall have corrected and cured the grounds for the termination as set forth in said notice of termination;

           (3) By CCB, DNB or NBB if any Governmental Authority denies or refuses to grant the Regulatory Approvals required to be obtained in order to consummate the transactions covered and contemplated by this Agreement without the imposition of a Prohibited Condition; and

    (4) By CCB, DNB or NBB if the Merger does not receive the requisite approval of holders of a majority of the issued and outstanding shares of NBB Common Stock; and

    (5) By CCB if the Board of Directors of NBB approves a transaction (or executes a letter of intent or other document) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of five percent or more of the outstanding shares of CVB Common Stock, other than as contemplated herein.

    7.1.2 Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by holders of a majority of the issued and outstanding shares of NBB Common Stock, this Agreement shall be terminated prior to the Effective Time if any conditions specified in Article 6 have not been satisfied or waived in writing by the party authorized to waive such conditions by January 31, 2000(the "Expiration Date") unless mutually extended by the parties hereto; provided, however, that in

                                   EX-III-23
the event that any conditions set forth in Sections 6.1.3 have not been satisfied or waived on or before the Expiration Date, DNB, CCB or NBB, acting alone, shall have the right to extend the Expiration Date for an additional 30-day period by giving written notice to the other party on or before January 31, 2000.

    7.2 EFFECT OF TERMINATION AND SURVIVAL. No termination of this Agreement under this Article 7 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.2, 7.2.1; 8.1; 8.10; 8.11; 8.15; 817; and 8.19 hereof or from any liability or damage to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

    7.2.1 REIMBURSEMENT OF NBB'S EXPENSES. In the event the Merger is not consummated, CCB shall reimburse NBB for all reasonable out-of-pocket expenses incurred by NBB in connection with the transactions contemplated by this Agreement, including, but not limited to, the legal and other costs of due diligence and negotiating this Agreement and the cost of the Fairness opinion.

                         ARTICLE 8. GENERAL PROVISIONS

8.1 INDEMNIFICATION.

    8.1.1 NBB agrees to defend, indemnify and hold harmless DNB and CCB, their respective officers and directors, their respective attorneys and accountants and each person who controls DNB and CCB within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement/Prospectus, and the Registration Statement, or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that NBB shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Joint Proxy Statement/Prospectus, and if required the Registration Statement, or amendments or supplements thereto, in reliance upon and in conformity with information with respect to DNB or CCB furnished to NBB by or on behalf of DNB or CCB specifically for use therein. Notwithstanding the foregoing, this Section 8.1.1 shall be of no further force or effect if the Merger contemplated by this Agreement is consummated.

    8.1.2 CCB and DNB each agrees to defend, indemnify and hold harmless NBB and its respective officers and directors, its attorneys, accountants and each person who controls NBB within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement/Prospectus, and the Registration Statement, or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that CCB and DNB shall not be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Joint Proxy Statement/Prospectus, and if required the Registration Statement, or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the NBB or furnished to CCB and DNB by or on behalf of NBB specifically for use therein. Notwithstanding the foregoing, this Section 8.1.2 shall be of no further force or effect if the Merger contemplated by this Agreement is consummated.

                                   EX-III-24

    8.1.3 Promptly after receipt by any party to be indemnified pursuant to Sections .8.1.1 or 8.1.2 (the "Indemnified Party") of notice of (i) any claim or
(ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party's asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.

    8.2 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail or by Federal Express, postage prepaid, return receipt requested, or sent by facsimile or telecopy, provided that the facsimile or telecopy cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice; (ii) if mailed in accordance with the provisions of this Section, two business days after the date placed in the United States mail or delivered to Federal Express; (iii) if mailed other than in accordance with the provisions of this Section or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice; or (iv) if given by facsimile or telecopy, when sent. Notices shall be given at the following addresses, unless changed by notice pursuant to this
Section 8.2:

If to NBB:
National Business Bank
23550 Hawthorne Boulevard
P.O. Box 13187
Torrance, California 90505
Attn: Joseph Heitzler, Chairman
(310) 791-9944
Fax: (310) 792-9475

With a copy to:
Buchalter, Nemer, Fields & Younger, a
Professional Corporation
601 Figueroa Street, 24(th) Floor
Los Angeles, CA 90017
Attn: William Jarblum, Esq.
(213) 891-0700
Fax: (213) 896-0400

If to DNB:
Downey National Bank
8345 East Firestone Boulevard
Downey, California 90241
Attn: Richard Holmes, President and CEO
(562) 862-2311
Fax: (562) 861-1162

With a copy to:
Lillick and Charles LLP
Two Embarcadero, Suite 2600

                                   EX-III-25

San Francisco, California 94111
Attention: R. Brent Faye
(415) 984-8365
Fax: (415) 984-8300

If to CCB
California Community Bancshares, Inc.
One Maritime Plaza, Suite 825
Attention: Ronald W. Bachli.
(415) 434-1236
Fax: (415) 434-9918

With a copy to:
Lillick and Charles LLP
Two Embarcadero, Suite 2600
San Francisco, California 94111
Attention: R. Brent Faye
(415) 984-8365
Fax: (415) 984-8300

    8.3 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement, all appendices hereto, and written agreements, if any, entered into concurrently herewith by and between the parties hereto (i) constitute the parties' entire agreement, including all terms, conditions, definitions, warranties, representations and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between the parties as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound. With regard to such amendments, alterations or modifications, telecopied signatures shall be effective as original signatures. Any amendment, alteration or modification requiring the signature of more than one party may be signed in counterparts.

    8.4 FURTHER ACTIONS. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

    8.5 ASSIGNMENT. Neither party may assign its rights under this Agreement without the prior written consent of the other party hereto.

    8.6 SUCCESSORS AND ASSIGNS. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

    8.7 SEVERABILITY. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement, including such invalid, void or otherwise unenforceable portion).

    8.8 EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to either party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

                                   EX-III-26

    8.9 TIME OF ESSENCE. Time is of the essence of each and every term, condition, obligation and provision hereof.

    8.10 NO THIRD PARTY BENEFICIARIES. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

    8.11 ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

    8.12 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular provision hereof.

    8.13 REFERENCES. A reference to a particular Section of this Agreement shall be deemed to include references to all subordinate sections, if any.

    8.14 COUNTERPARTS. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

    8.15 APPLICABLE LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

    8.16 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any Schedule delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other Schedule required to be delivered pursuant to any other provision of this Agreement.

    8.17 PUBLICITY. The parties hereto agree that they will coordinate on any publicity concerning this Agreement and the transactions contemplated hereby. Except as may be required by law, no party shall issue any press release, publicity statement or other public notice relating in any way to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

    8.18 KNOWLEDGE OF THE PARTIES. Except in Exhibits C and D, or as otherwise specified in this Agreement, whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party, such statement shall be made to the best knowledge of such party, after reasonable inquiry of the following officers of such party: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and, with respect to NBB only, Chief Credit Officer.

    8.19 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise expressly stated herein, the representations and warranties made by the parties to this Agreement, and the respective obligations to be performed under its terms at or before the Closing Date, shall expire with, and be terminated and extinguished by the Closing, and no action for breach of such representations and warranties shall thereafter be brought by any party hereto.

                                   EX-III-27

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CCB: CALIFORNIA COMMUNITY                           NBB: NATIONAL BUSINESS BANK
BANCSHARES, INC.                                    A National Banking Association
A Delaware Corporation

By:        /s/ RONALD W. BACHLI                     By:        /s/ JOSEPH HEITZLER
           --------------------------------------              --------------------------------------
           Ronald W. Bachli                                    Joseph Heitzler
           CHIEF EXECUTIVE OFFICER AND PRESIDENT               CHAIRMAN OF THE BOARD OF DIRECTORS

By:        /s/ J. THOMAS BYROM                      By:        /s/ KAROL GLOVER
           --------------------------------------              --------------------------------------
           J. Thomas Byrom                                     Karol Glover
           ASSISTANT SECRETARY                                 SECRETARY

                              DNB:  DOWNEY NATIONAL BANK.
                                    A National Banking Association,

                                    By:        /s/ RICHARD HOLMES
                                               ----------------------------------------
                                               Richard Holmes, PRESIDENT

                                    By:        /s/ J. THOMAS BYROM
                                               ----------------------------------------
                                               J. Thomas Byrom, ASSISTANT SECRETARY

                                   EX-III-28

                                   APPENDIX A
                              AGREEMENT OF MERGER
                                       OF
                                  CALWEST BANK
                           (A CALIFORNIA CORPORATION)
                                      AND
                             NATIONAL BUSINESS BANK
                        (A NATIONAL BANKING ASSOCIATION)

    THIS AGREEMENT OF MERGER is made and entered into as of this       day of
            , 1999, by and among, CALIFORNIA COMMUNITY BANCSHARES. INC., a Delaware corporation ("CCB"), CALWEST BANK, a California corporation ("BANK"), and NATIONAL BUSINES BANK, a National Banking Association ("NBB").

                                  WITNESSETH:

    WHEREAS, the respective Boards of Directors and Shareholders of CCB, BANK and NBB have approved as desirable and in the best interests of each corporation that NBB be merged with and into BANK by a statutory merger upon the terms and conditions hereinafter set forth, and that shares of CCB Common Stock will be issued to shareholders of NBB.

    NOW, THEREFORE IT IS AGREED AS FOLLOWS:

    FIRST: NBB shall be merged with and into BANK by a statutory merger (the "Merger") in accordance with the General Corporation Law of California and on the terms and conditions hereinafter expressed. At the Effective Date of the Merger (as hereinafter defined), the separate existence of NBB shall cease and BANK shall be the surviving entity (the "Surviving Entity") and shall be the wholly-owned subsidiary of CCB.

    SECOND: The Merger shall be effective (the "Effective Date of the Merger") as of the day and time in which this Agreement of Merger and appropriate certificates of its approval and adoption shall have been filed with the Secretary of State of the State of California in accordance with the General Corporation Law of the State of California and a copy of this Agreement of Merger certified by the California Secretary of State has been filed with the California Commissioner of Financial Institutions pursuant to Section 4887 of the California Financial Code.

    THIRD: The manner of converting the shares of the capital stock of BANK and NBB upon the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be as follows:

    (a) At the Effective Time, the shares of BANK Common Stock outstanding immediately prior to the Effective Time shall remain outstanding

    (b) At the Effective Time, each of the shares of NBB Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of NBB Common Stock which come within the definition of "dissenting shares" as defined in Section 214a of the National Bank Act ("Dissenting Shares"))shall, by virtue of the Merger and upon surrender of the certificate representing such shares, without any action on the part of the holder thereof, be converted into the right to receive 1.5053 shares of CCB Common Stock.

    (c) FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of CCB Common Stock shall be issued to holders of shares of NBB Common Stock. In lieu thereof, at the Effective Time each such holder entitled to a fraction of a share of CCB Common Stock shall receive, at the time of surrender of the NBB Certificates, an amount in cash equal to $10.00 per share, multiplied by the fraction of a share of CCB Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

    FOURTH: The Articles of Incorporation and Bylaws of BANK in effect immediately prior to the Effective Date of the Merger shall continue to be the Articles of Incorporation of the Surviving Entity following the Merger.

    FIFTH: The directors of the Surviving Entity immediately after the Effective Date of the Merger shall be the following persons, each of whom shall serve until his death, resignation, removal, or until his successors shall be elected in accordance with the law and the Articles of Incorporation and Bylaws of the Surviving Entity:

    SIXTH: The sole shareholder of BANK has approved this Agreement of Merger in accordance with the General Corporation Law of the State of California. The shareholders of NBB have approved this Agreement in accordance with the National Bank Act.

    SEVENTH: Prior to the filing of this Agreement of Merger with the Secretary of State of the State of California, this Agreement of Merger may be terminated by the agreement of the Boards of Directors of CCB, BANK and NBB notwithstanding approval of this Agreement of Merger by the shareholders of BANK and NBB.

    IN WITNESS WHEREOF, CCB, BANK and NBB, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement of Merger to be executed by the President and by the Secretary or Assistant Secretary of each party hereto.

CAL WEST BANK                                         CALIFORNIA COMMUNITY BANCSHARES, INC.

By:                                                   By:
           ----------------------------------------              ----------------------------------------
           , PRESIDENT                                           Ronald W. Bachli, PRESIDENT

By:                                                   By:
           ----------------------------------------              ----------------------------------------
           , SECRETARY                                           Anita L. Storrs, SECRETARY

NATIONAL BUSINESS BANK

By:
           ----------------------------------------
           Joesph Heitzler, CHAIRMAN OF THE BOARD

By:
           ----------------------------------------
           , SECRETARY

                                   EXHIBIT IV
                        [CARPENTER & COMPANY LETTERHEAD]

August 26, 1999

Board of Directors
Security First Bank
141 West Bastanchury Road
Fullerton, CA 92835

Members of the Board:

    With respect to the Definitive Agreement ("the Agreement") signed and entered into on August 26, 1999 between Security First Bank (the "Company") California Community Bancshares ("California Community") and The Bank of Orange County ("Orange"), pursuant to which the Company will merge with Orange (the "Merger"), with Orange to be the surviving party, and the current shareholders of the Company to receive California Community common stock, in a transaction in which the exchange ratio is 1 California Community share for each 10.6610 Company shares of common stock, you have asked our opinion as to the fairness from a financial point of view to the shareholders of the Company of the consideration to be paid in the Merger ("the Merger Consideration").

    In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company, California Community, and Orange, including the consolidated financial statements for recent years and for interim periods to June 30, 1999, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company, Orange, and California Community from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, Orange, and California Community, including financial forecasts and related assumptions of the Company and of California Community; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

    In connection with our review, we have not independently verified any of the foregoing information with respect to the Company, Orange or California Community. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's, Orange's, or California Community's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, Orange, or

                                    EX-IV-1

California Community, nor have we been furnished with any such appraisals. We are not expressing any opinion as to the actual value of California Community's common stock when issued to the Company shareholders pursuant to the Merger, or the prices at which California Community common stock will trade subsequent to the Merger. Further, our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. We have also acted as consultant to California Community in preparing regulatory and securities filings and in general consulting advice in connection with the Merger, and will be compensated for those services

    This opinion is furnished pursuant to our engagement letter dated July 8, 1999, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

    Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

SEAPOWER CARPENTER CAPITAL, INC.,
DBA CARPENTER & COMPANY

                                    EX-IV-2

                                   EXHIBIT V

                                                              September 14, 1999

Members of the Board of Directors
National Business Bank
23550 Hawthorne Boulevard
Torrance, California 90505

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of National Business Bank, Torrance, California ("Company") of the terms of the proposed merger of Company with Downey National Bank, Downey, California ("Downey") and Company shareholders receiving shares of common stock of California Community Bankshares, Inc. ("CCB") a newly formed holding company whose principal shareholder owns or controls Company and Downey, as defined in the Plan of Reorganization and Merger Agreement entered into as of August 30, 1999, (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of Company or the holders of Company Common Stock, be exchanged for and converted into the right to receive 1.5053 shares of CCB Common Stock.

As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Company and CCB, including financial statements for recent years of financial institutions that will become part of CCB, including Downey, The Bank of Orange County, Fountain Valley, California ("TBOC"), Security First Bank, Fullerton, California ("SFB"), Placer Sierra Bank, Auburn, California, ("Placer") (collectively referred to as the "Affiliated Banks");
(iii) certain other publicly available financial and other information concerning Company, CCB and the Affiliated Banks and the trading markets for securities of Company; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Company or a committee thereof in connection with the Merger. We have held discussions with senior management of Company concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior management of Company earnings projections for Company, provided by Company, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of Company the earnings projections for CCB that was provided for CCB. Certain financial projections for the combined companies and for Company as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the

                                     EX-V-1
management of Company as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of Company management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowance for loan losses for Company, CCB and the Affiliated Banks are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Company, CCB or the Affiliated Banks, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of Company Common Stock of the terms of the proposed merger of Company with and into Downey, with Company shareholders receiving 1.5053 shares of CCB Common Stock and does not address Company's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Company, CCB and the Affiliated Banks, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Company, CCB and the Affiliated Banks; (ii) the assets and liabilities of Company, CCB and the Affiliated Banks, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of Company with and into Downey, with Company shareholders receiving CCB Common Stock as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of Company Common Stock.

This opinion may not be used or referred to by Company or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of Company in relation to approval of the Merger. This opinion is not intended to be a recommendation to any shareholder of Company as to how such shareholder should vote with respect to the Merger.

                                          Respectfully submitted,
                                          THE FINDLEY GROUP
                                          Gary Steven Findley
                                          Director

                                     EX-V-2

                                   EXHIBIT VI

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this

                                    EX-VI-1
section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

                                    EX-VI-2

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all

                                    EX-VI-3
other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS ON DISSENTING SHARES.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity

                                    EX-VI-4
of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    EX-VI-5

                                  EXHIBIT VII

214A.  PROCEDURE FOR CONVERSION, MERGER, OR CONSOLIDATION; VOTE OF STOCKHOLDERS.

A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a) ....

(b) Rights of dissenting stockholders.

A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversation, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                    EX-VII-1

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of California Community provide for indemnification of agents including directors, officers, and employees to the fullest extent permitted by Delaware law. California Community's Certificate of Incorporation further provides for a limitation of director liability for monetary damages to the extent allowed by Delaware law. Delaware law generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California Community's Bylaws provide that California Community will, to the extent permitted by law, indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS

  2.1 Agreement Plan of Reorganization and Merger Agreement by and between the California Community and California Financial dated as of September 10,
       1999, attached as Exhibit I to the proxy statement/prospectus contained in
       Part I of this Registration Statement.

  2.2 Agreement Plan of Reorganization and Merger Agreement by and between the California Community, Orange, and Security First dated as of September 10
       , 1999, attached as Exhibit II to the proxy statement/prospectus contained in Part I of this Registration Statement.

  2.3 Agreement Plan of Reorganization and Merger Agreement by and between the California Community, CalWest, and Business Bank dated as of September 14
       , 1999, attached as Exhibit III to the proxy statement/prospectus contained in Part I of this Registration Statement.

  2.4  Stock Exchange Agreement by and between the California Fund and California
       Community.*

  3.1  Certificate of Incorporation of Registrant.

  3.2  Bylaws of Registrant.*

  5.1  Opinion re: legality.

  8.1 Opinion re: tax matters as to the merger of California Financial with Registrant by Lillick & Charles LLP.*

  8.2 Opinion re: tax matters as to the merger of Security First with a subsidiary of Registrant by Lillick & Charles LLP.*

  8.3 Opinion re: tax matters as to the merger of Business Bank with a subsidiary of Registrant by Lillick & Charles LLP.*

 10.1  California Community Bancshares 1999 Stock Option Plan.*

 11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the proxy statement/prospectus included in
       Part I of this Registration Statement.

 21.   Subsidiaries of Registrant are California Community Bancshares
       (California), a California corporation, and Placer Sierra Bank, a
       California corporation.

 23.1 Consent of Counsel is included with the opinion re: legality as Exhibit 5 to this Registration Statement.

 23.2  Consent of KMPG LLP as accountants for Placer Sierra.

 23.3  Consent of Perry-Smith & Co., LLP as accountants for Placer Sierra Bank
       (formerly Placer Savings Bank).

 23.4  Consent of Deloitte & Touche LLP as accountants for California Financial
       Bancorp and Subsidiaries.

 23.5  Consent of Arthur Andersen LLP as accountants for California Financial
       Bancorp (formerly Belvedere Bancorp) and Subsidiary.

 23.6 Consent of Deloitte & Touche LLP as accountants for Security First Bank and Subsidiary.

 23.7  Consent of Arthur Andersen LLP as accountants for Security First Bank and
       Subsidiary.

 23.8  Consent of Deloitte & Touche LLP as accountants for National Business
       Bank.

 23.9  Consent of Deloitte & Touche LLP as accountants for The Bank of Orange
       County.

 23.10 Consent of McGladrey & Pullen LLP as accountants for The Bank of Orange
       County.

 23.11 Consent of Deloitte & Touche LLP as accountants for Downey Bancorp.

 23.12 Consent of McGladrey & Pullen LLP as accountants for Downey Bancorp.

 23.13 Consent of Carpenter & Company as financial advisor to Security First
       Bank.

 23.14 Consent of the Findley Group as financial advisor to National Business
       Bank.

 24.   Power of Attorney

 99.1 Opinion of Carpenter & Company dated August 26, 1999 as financial advisor to Security First is attached as Exhibit IV to the proxy statement/prospectus contained in Part I of this Registration Statement.

 99.2 Opinion of the Findley Group dated September 14, 1999 as financial advisor to National Business Bank.

 99.3  National Business Bank Proxy Card.*

------------------------

    *   To be filed by amendment.

    b)  Financial Statement Schedules

        None.

    c)  OPINIONS

        See Exhibits 8.1, 8.2, 8.3, 99.1 and 99.2 to this Registration Statement

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, California, on September 20, 1999.

                                CALIFORNIA COMMUNITY BANCSHARES, INC.

                                By:             /s/ RONALD W. BACHLI
                                     -----------------------------------------
                                           Ronald W. Bachli, PRESIDENT &
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     /s/ RONALD W. BACHLI
------------------------------  Director, Principal         September 20, 1999
       Ronald W. Bachli           Executive Officer

     /s/ J. THOMAS BYROM
------------------------------  Director                    September 20, 1999
       J. Thomas Byrom

    /s/ RICHARD W. DECKER
------------------------------  Director                    September 20, 1999
    Richard W. Decker, Jr.

    /s/ ROBERT J. KUSHNER
------------------------------  Director                    September 20, 1999
      Robert J. Kushner

     /s/ JAMES M. MCGANN
------------------------------  Principal Financial         September 20, 1999
       James M. McGann            Officer

                                 EXHIBIT INDEX

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
  2.1  Agreement Plan of Reorganization and Merger Agreement by and between the
       California Community and California Financial dated as of September 10,
       1999, attached as Exhibit I to the proxy statement/prospectus contained in
       Part I of this Registration Statement.

  2.2 Agreement Plan of Reorganization and Merger Agreement by and between the California Community, Orange, and Security First dated as of September 10,
       1999, attached as Exhibit II to the proxy statement/prospectus contained in Part I of this Registration Statement.

  2.3 Agreement Plan of Reorganization and Merger Agreement by and between the California Community, CalWest, and Business Bank dated as of September 14,
       1999, attached as Exhibit III to the proxy statement/prospectus contained in Part I of this Registration Statement.

  2.4  Stock Exchange Agreement by and between the California Fund and California
       Community.*

  3.1  Certificate of Incorporation of Registrant.

  3.2  Bylaws of Registrant.*

  5.1  Opinion re: legality.

  8.1 Opinion re: tax matters as to the merger of California Financial with Registrant by Lillick & Charles LLP.*

  8.2 Opinion re: tax matters as to the merger of Security First with a subsidiary of Registrant by Lillick & Charles LLP.*

  8.3 Opinion re: tax matters as to the merger of Business Bank with a subsidiary of Registrant by Lillick & Charles LLP.*

 10.1  California Community Bancshares 1999 Stock Option Plan.*

 11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the proxy statement/prospectus included in
       Part I of this Registration Statement.

 21.   Subsidiaries of Registrant are California Community Bancshares
       (California), a California corporation, and Placer Sierra Bank, a
       California corporation.

 23.1 Consent of Counsel is included with the opinion re: legality as Exhibit 5 to this Registration Statement.

 23.2  Consent of KMPG LLP as accountants for Placer Sierra.

 23.3  Consent of Perry-Smith & Co., LLP as accountants for Placer Sierra Bank.

 23.4  Consent of Deloitte & Touche LLP as accountants for California Financial
       Bancorp and Subsidiaries.

 23.5  Consent of Arthur Andersen LLP as accountants for California Financial
       Bancorp (formerly Belvedere Bancorp and Subsidiary).

 23.6 Consent of Deloitte & Touche LLP as accountants for Security First Bank and Subsidiary.

 23.7  Consent of Arthur Andersen LLP as accountants for Security First Bank and
       Subsidiary.

 23.8  Consent of Deloitte & Touche LLP as accountants for National Business
       Bank.

 23.9  Consent of Deloitte & Touche LLP as accountants for The Bank of Orange
       County.

 23.10 Consent of McGladrey & Pullen LLP as accountants for The Bank of Orange
       County.

 23.11 Consent of Deloitte & Touche LLP as accountants for Downey Bancorp.

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
 23.12 Consent of McGladrey & Pullen LLP as accountants for Downey Bancorp.

 23.13 Consent of Carpenter & Company as financial advisor to Security First
       Bank.

 23.14 Consent of the Findley Group as financial advisor to National Business
       Bank.

 24.   Power of Attorney

 99.1 Opinion of Carpenter & Company dated August 26, 1999 as financial advisor to Security First is attached as Exhibit IV to the proxy statement/prospectus contained in Part I of this Registration Statement.

 99.2 Opinion of the Findley Group dated September 14, 1999 as financial advisor to National Business Bank.

 99.3  National Business Bank proxy card*

------------------------

*   To be filed by amendment.